As filed with the Securities and Exchange Commission on October 16, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

51 West 52nd Street

New York, New York 10019

(212) 975-4321

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laura Franco

Executive Vice President, General Counsel

CBS Corporation

51 West 52nd Street

New York, New York 10019

(212) 975-4321

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth A. Lefkowitz Charles A. Samuelson Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 (212) 837-6000	Christa A. D’Alimonte Executive Vice President, General Counsel and Secretary Viacom Inc. 1515 Broadway New York, New York 10036 (212) 258-6000	Creighton O’M. Condon Daniel Litowitz Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000

Robert B. Schumer Ariel J. Deckelbaum Michael Vogel Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Faiza J. Saeed Damien R. Zoubek O. Keith Hallam Cravath, Swaine & Moore LLP Worldwide Plaza, 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed joint consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(6)
Class A common stock, par value $0.001 per share	29,472,927 shares(1)	N/A	$1,251,579,880.20(4)	$162,455.07
Class B common stock, par value $0.001 per share	221,435,633 shares(2)	N/A	$8,564,034,698.96(5)	$1,111,611.70

(1)

Represents the maximum number of shares of Class A common stock, par value $0.001 per share (“CBS Class A common stock”), of CBS Corporation (“CBS”) estimated to be issuable by CBS upon the consummation of the merger described herein, calculated as the product of (i) 49,430,485 shares of Class A common stock, par value $0.001 per share (“Viacom Class A common stock”), of Viacom Inc. (“Viacom”) outstanding as of October 11, 2019, multiplied by (ii) 0.59625, the exchange ratio for the merger (the number of shares of CBS Class A common stock issuable for each share of Viacom Class A common stock).

(2)

Represents the maximum number of shares of Class B common stock, par value $0.001 per share (“CBS Class B common stock”), of CBS estimated to be issuable, or subject to options or other equity-based awards that are to be assumed, by CBS upon the consummation of the merger described herein, calculated as the product of (i) 371,380,516 shares of Class B common stock, par value $0.001 per share (“Viacom Class B common stock”), of Viacom outstanding or subject to options or other equity-based awards of Viacom as of October 11, 2019, multiplied by (ii) 0.59625, the exchange ratio for the merger (the number of shares of CBS Class B common stock issuable for each share of Viacom Class B common stock).

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rule 457(c) and 457(f)(1) of the Securities Act.

(4)

The proposed maximum aggregate offering price of CBS Class A common stock to be registered is based on the product of (i) the average of the high and low sale prices of Viacom Class A common stock as reported on NASDAQ Global Select Market (“NASDAQ”) on October 11, 2019, ($25.32) multiplied by (ii) the maximum number of shares of Viacom Class A common stock expected to be exchanged in connection with the merger described herein (49,430,485).

(5)

The proposed maximum aggregate offering price of CBS Class B common stock to be registered is based on the product of (i) the average of the high and low sale prices of Viacom Class B common stock as reported on NASDAQ on October 11, 2019, ($23.06) multiplied by (ii) the maximum number of shares of Viacom Class B common stock expected to be exchanged in connection with the merger described herein (371,380,516).

(6)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the securities to be issued in connection with the merger has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint consent solicitation statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS

DATED OCTOBER 16, 2019, SUBJECT TO COMPLETION

To Our Stockholders:

On behalf of the boards of directors of CBS Corporation (“CBS”) and Viacom Inc. (“Viacom”), we are pleased to enclose the joint consent solicitation statement/prospectus relating to the proposed combination of CBS and Viacom.

ViacomCBS Inc. (“ViacomCBS”), as the combined company will be named, will be a leading global, multiplatform, premium content powerhouse, with the assets, capabilities and scale to be one of the most important content producers and providers in the world and an indispensable player in the global media ecosystem. Through our premium content scale, broadcast and cable leadership positions in markets across the U.S., Europe, Latin America and Asia, global production capabilities, major Hollywood film studio, portfolio of streaming products, and industry-leading advertising and marketing solutions, ViacomCBS will be positioned to serve consumers, the creative community, commercial partners and employees, while creating long-term value for shareholders.

The strength and scale of ViacomCBS’ assets will enable us to pursue a growth strategy driven by one agenda—to maximize the value of the content we create, whether for our own platforms or for others:

1.

Global producer and provider of content: ViacomCBS will be home to more than 140,000 premium TV episodes and 3,600 film titles, with global production capabilities and approximately $13 billion in annual content investment. This means we can both support our own platforms, as well as feed escalating demand for third-party premium content;

2.

Enhanced affiliate/advertising partnerships: ViacomCBS’ broad reach and intellectual property portfolio will put us in a strong position to partner with distributors and advertisers, and utilize our expertise in advanced advertising and marketing solutions; and

3.

Portfolio of streaming products: Our content scale will support our streaming strategy, where we have compelling advertising and subscription-based offerings, including CBS All Access®, Showtime®OTT, Pluto TVTM, and other more targeted offerings, including Noggin® and BET+™.

We believe that these distinct strengths—supported by our culture built around content—will make ViacomCBS one of just a handful of companies positioned to shape the future of the media industry.

ViacomCBS will also be positioned to deliver significant value for shareholders. ViacomCBS will have an attractive growth outlook and increased financial scale with substantial free cash flow, which will enable significant and sustained investment in programming and innovation, as well as support ViacomCBS’ commitment to maintaining a modest dividend payment. The transaction is expected to be earnings-per-share accretive and to deliver beneficial cost and revenue synergies within 12-24 months following closing. ViacomCBS will benefit from a strong balance sheet, an attractive debt profile and a management team focused on shareholder return.

Upon successful completion of the merger, holders of Viacom Class A common stock will receive 0.59625 shares of ViacomCBS Class A common stock, and holders of Viacom Class B common stock will receive 0.59625 shares of ViacomCBS Class B common stock, for each share of Viacom Class A common stock or Viacom Class B common stock they own, respectively. Holders of CBS Class A common stock and CBS Class B common stock will continue to own their existing shares.

CBS Class A common stock and CBS Class B common stock are traded on the NYSE under the ticker symbols “CBS.A” and “CBS,” respectively. Viacom Class A common stock and Viacom Class B common stock are traded on NASDAQ under the symbols “VIA” and “VIAB,” respectively. As a result of the merger, CBS common stock will be delisted from the NYSE and Viacom common stock will be delisted from NASDAQ. Following the completion of the merger, ViacomCBS Class A common stock and ViacomCBS Class B common stock will be listed on NASDAQ under ticker symbols “VIACA” and “VIAC,” respectively.

The adoption of the merger agreement and the consummation of the transactions contemplated thereby require approval by holders of a majority of the outstanding shares of each of CBS Class A common stock and Viacom Class A common stock. We are therefore sending the accompanying joint consent solicitation statement/prospectus to the holders of CBS Class A common stock and Viacom Class A common stock to request that they consider and approve proposals for (i) the adoption of the merger agreement and the approval of the merger and (ii) on a non-binding, advisory basis, certain compensation that will or may be payable to certain of CBS’ and Viacom’s respective named executive officers in connection with the merger. We also request that holders of CBS Class A common stock consider and approve proposals for (i) the stock issuance to holders of Viacom common stock pursuant to the merger agreement, (ii) the adoption of the amended and restated certificate of incorporation of ViacomCBS, and (iii) the adoption of the amended and restated bylaws of ViacomCBS.

Following the unanimous determination by a special committee of each of our boards of directors that its company’s entry into the merger agreement and consummation of the transactions contemplated thereby are advisable and in the best interests of such company and its stockholders, each of our boards has recommended that the respective holders of our Class A common stock vote “FOR” the adoption of the merger agreement and each of the other proposals to be considered by holders of CBS Class A common stock and Viacom Class A common stock, as applicable, by executing and returning the written consent furnished with the joint consent solicitation statement/prospectus. National Amusements, Inc., which, as of the date of the accompanying joint consent solicitation statement/prospectus, holds approximately 78.9% and 79.8% of the Class A voting shares of CBS and Viacom, respectively, has agreed to deliver consents sufficient to assure approval of the transaction.

Neither CBS nor Viacom will be holding a stockholders’ meeting to consider the CBS proposals or the Viacom proposals, as applicable.

The obligations of CBS and Viacom to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the agreement and plan of merger and merger agreement amendment, which are included as Annex B and Annex C, respectively, to the accompanying joint consent solicitation statement/prospectus. We encourage you to read the entire joint consent solicitation statement/prospectus carefully, in particular the “Risk Factors” section beginning on page 49 for a discussion of the risks relevant to the merger.

This combination of CBS and Viacom will create a company well-positioned for both today and tomorrow, and we are incredibly excited at the opportunities ahead for ViacomCBS.

[ ] Joseph R. Ianniello President and Acting Chief Executive Officer CBS Corporation	[ ] Robert M. Bakish President and Chief Executive Officer Viacom Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying joint consent solicitation statement/prospectus is dated [●], 2019, and is first being mailed to the stockholders of CBS and Viacom on or about [●], 2019.

CBS CORPORATION

51 West 52nd Street

New York, NY 10019

NOTICE OF SOLICITATION OF WRITTEN CONSENT OF CBS STOCKHOLDERS

Dear CBS Stockholders:

Pursuant to an Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 16, 2019 (as it may be further amended or supplemented from time to time, the “merger agreement”), by and between CBS Corporation (“CBS”) and Viacom Inc. (“Viacom”), Viacom will merge with and into CBS (the “merger”), with CBS continuing as the surviving company, on the terms and subject to the satisfaction or waiver of the conditions described in the merger agreement.

The accompanying joint consent solicitation statement/prospectus is being delivered to you on behalf of the CBS board of directors to request that holders of CBS Class A common stock as of the close of business on the record date of [●], 2019 (the “CBS record date”) execute and return written consents to approve proposals for (1) the adoption of the merger agreement and the approval of the merger (the “CBS merger agreement proposal”), (2) the issuance of CBS common stock to holders of Viacom common stock pursuant to the merger agreement (the “CBS stock issuance proposal”), (3) the adoption of the amended and restated certificate of incorporation of the combined company (the “A&R Charter” and the “CBS A&R Charter proposal,” respectively), (4) the adoption of the amended and restated bylaws of the combined company (the “A&R Bylaws” and the “CBS A&R Bylaws proposal,” respectively), and (5) on a non-binding, advisory basis, certain compensation that will or may be payable to certain of CBS’ named executive officers in connection with the merger (the “CBS advisory compensation proposal” and, collectively with the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal, the “CBS proposals”). The closing of the merger is conditioned on, among other things, approval of the CBS merger agreement proposal and the CBS stock issuance proposal, in each case, by holders of a majority of the issued and outstanding shares of CBS Class A common stock. Approval of each of the CBS proposals requires the consent of the holders of a majority of the issued and outstanding shares of CBS Class A common stock. Holders of CBS Class B common stock are not entitled to vote and are receiving the accompanying joint consent solicitation statement/prospectus for informational purposes only.

The accompanying joint consent solicitation statement/prospectus describes the merger, the CBS proposals and the actions to be taken in connection with the merger and the CBS proposals and provides additional information about the parties involved, the merger agreement and the agreements entered into in connection with the merger. Please give this information your careful attention. In particular, see the section entitled “Risk Factors” beginning on page 49 of the accompanying joint consent solicitation statement/prospectus. The agreement and plan of merger and the merger agreement amendment are included as Annex B and Annex C, respectively, to the accompanying joint consent solicitation statement/prospectus.

A special committee of the CBS board of directors and the CBS board of directors considered the terms of the merger agreement. Following the unanimous approval by a special committee of independent members of the CBS board of directors of the merger agreement and the transactions contemplated thereby, and such special committee’s determination that the merger is advisable and in the best interests of CBS and its stockholders and its recommendation to the CBS board of directors with respect thereto, the members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee) unanimously determined that the entry into the merger agreement and the transactions contemplated thereby are advisable and in the best interests of CBS and its stockholders, adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby, and recommended that CBS stockholders entitled to vote adopt the CBS merger agreement proposal and the CBS stock issuance proposal.

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” each of the CBS proposals.

Please complete, date and sign the written consent furnished with the accompanying joint consent solicitation statement/prospectus and return it promptly to CBS by one of the means described in the section entitled “CBS Solicitation of Written Consents.”

If you have any questions concerning the merger, the merger agreement or the other transactions contemplated thereby, the CBS proposals, the CBS consent solicitation or the accompanying joint consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact MacKenzie Partners, Inc., our information agent, at Viacom-CBS@mackenziepartners.com or toll-free at (888) 410-7851.

By order of the CBS board of directors,

JONATHAN H. ANSCHELL

Executive Vice President, Deputy General Counsel and Secretary

New York, New York

[●], 2019

VIACOM INC.

1515 Broadway

New York, NY 10036

NOTICE OF SOLICITATION OF WRITTEN CONSENT OF VIACOM STOCKHOLDERS

Dear Viacom Stockholders:

Pursuant to an Agreement and Plan of Merger, dated as of August 13, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 16, 2019 (as it may be further amended or supplemented from time to time, the “merger agreement”), by and between CBS Corporation (“CBS”) and Viacom Inc. (“Viacom”), Viacom will merge with and into CBS (the “merger”), with CBS continuing as the surviving company, on the terms and subject to the satisfaction or waiver of the conditions described in the merger agreement.

The accompanying joint consent solicitation statement/prospectus is being delivered to you on behalf of the Viacom board of directors to request that holders of Viacom Class A common stock as of the close of business on the record date of [●], 2019 (the “Viacom record date”) execute and return written consents to approve proposals for (1) the adoption of the merger agreement and the approval of the merger (the “Viacom merger agreement proposal”) and (2) on a non-binding, advisory basis, certain compensation that will or may be payable to certain of Viacom’s named executive officers in connection with the merger (the “Viacom advisory compensation proposal” and, together with the Viacom merger agreement proposal, the “Viacom proposals”). The closing of the merger is conditioned on, among other things, approval of the Viacom merger agreement proposal by holders of a majority of the issued and outstanding shares of Viacom Class A common stock. Approval of each of the Viacom proposals requires the consent of the holders of a majority of the issued and outstanding shares of Viacom Class A common stock. Holders of Viacom Class B common stock are not entitled to vote and are receiving the accompanying joint consent solicitation statement/prospectus for informational purposes only.

The accompanying joint consent solicitation statement/prospectus describes the merger, the Viacom proposals and the actions to be taken in connection with the merger and the Viacom proposals and provides additional information about the parties involved, the merger agreement and the agreements entered into in connection with the merger. Please give this information your careful attention. In particular, see the section entitled “Risk Factors” beginning on page 49 of the accompanying joint consent solicitation statement/prospectus. The agreement and plan of merger and the merger agreement amendment are included as Annex B and Annex C, respectively, to the accompanying joint consent solicitation statement/prospectus.

A special committee of the Viacom board of directors and the Viacom board of directors considered the terms of the merger agreement. Following the unanimous determination by a special committee of independent members of the Viacom board of directors that the entry into the merger agreement and the consummation of the transactions contemplated thereby are advisable and in the best interests of Viacom and its stockholders and the unanimous recommendation by such special committee that the Viacom board of directors approve and declare advisable the merger agreement and the consummation of the transactions contemplated thereby, the members of the Viacom board of directors who were present (each of whom is unaffiliated with NAI) unanimously determined that entering into the merger agreement and consummating the transactions contemplated thereby are in the best interests of Viacom and its stockholders, approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger.

The Viacom board of directors recommends that Viacom stockholders entitled to vote deliver a written consent “FOR” each of the Viacom proposals.

Please complete, date and sign the written consent furnished with the accompanying joint consent solicitation statement/prospectus and return it promptly to Viacom by one of the means described in the section entitled “Viacom Solicitation of Written Consents.”

If you have any questions concerning the merger, the merger agreement or the other transactions contemplated thereby, the Viacom merger agreement proposal, the Viacom consent solicitation or the accompanying joint consent solicitation statement/prospectus, or if you have any questions about how to deliver your written consent, please contact MacKenzie Partners, Inc., our information agent, at Viacom-CBS@mackenziepartners.com or toll-free at (888) 410-7851.

By order of the Viacom board of directors,

CHRISTA A. D’ALIMONTE

Executive Vice President, General Counsel and Secretary

New York, New York

[●], 2019

i

v

ADDITIONAL INFORMATION

This joint consent solicitation statement/prospectus incorporates by reference important business and financial information about CBS and Viacom from documents that are not included in or delivered with this joint consent solicitation statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference into this joint consent solicitation statement/prospectus by requesting them in writing, by email or by telephone from CBS or Viacom at their respective addresses and telephone numbers listed below or by accessing such documents on the websites listed below. Any other information provided on the websites listed below is not a part of this joint consent solicitation statement/prospectus and therefore is not incorporated by reference into this joint consent solicitation statement/prospectus.

For CBS stockholders: Investor Relations CBS Corporation 51 West 52nd Street New York, NY 10019 Toll-Free: (877) 227-0787 investorrelations@cbs.com www.cbscorporation.com	For Viacom stockholders: Investor Relations Viacom Inc. 1515 Broadway New York, NY 10036 Toll-Free: (800) 516-4399 investor.relations@viacom.com www.viacom.com

In addition, if you have questions about the merger, the solicitation of CBS written consents or the solicitation of Viacom written consents, or if you need to obtain copies of this joint consent solicitation statement/prospectus or other documents incorporated by reference into this joint consent solicitation statement/prospectus, you may contact the information agent of CBS and Viacom, whose contact information is as follows:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Toll-Free: (888) 410-7851

Viacom-CBS@mackenziepartners.com

You will not be charged for any of the documents you request.

To ensure timely delivery, any request should be made no later than [●], 2019.

For a more detailed description of the information incorporated by reference into this joint consent solicitation statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

ABOUT THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS

This joint consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) by CBS (File No. 333-[●]), constitutes a prospectus of CBS under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the ViacomCBS common stock to be issued to Viacom stockholders pursuant to the merger agreement. This joint consent solicitation statement/prospectus also constitutes a consent solicitation statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), of CBS with respect to the CBS proposals, and a consent solicitation statement under Section 14(a) of the Exchange Act of Viacom with respect to the Viacom proposals.

Neither CBS nor Viacom has authorized anyone to give any information or make any representation about the merger or any of the other contemplated transactions, CBS or Viacom that is different from, or in addition to, that contained in this joint consent solicitation statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither CBS nor Viacom takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this joint consent solicitation statement/prospectus. This joint consent solicitation statement/prospectus is dated [●], 2019. The information contained in this joint consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint consent solicitation statement/prospectus to CBS or Viacom stockholders nor the issuance by CBS of common stock pursuant to the merger agreement will create any implication to the contrary.

This joint consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a consent, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation.

The information concerning CBS contained in or incorporated by reference into this joint consent solicitation statement/prospectus has been provided by CBS, and the information concerning Viacom contained in this joint consent solicitation statement/prospectus has been provided by Viacom.

Unless otherwise indicated or as the context otherwise requires, all defined terms used but not defined herein shall have the respective meanings set forth in Annex A to this joint consent solicitation statement/prospectus.

QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger, the other contemplated transactions, the solicitation of CBS written consents and the solicitation of Viacom written consents. You are urged to read this joint consent solicitation statement/prospectus carefully and in its entirety, because the information in this section may not provide all of the information that might be important to you. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:	On August 13, 2019, CBS and Viacom entered into an agreement and plan of merger pursuant to which CBS and Viacom agreed to combine their respective businesses.

The agreement and plan of merger and the merger agreement amendment entered into on October 16, 2019 are included as Annex B and Annex C, respectively, to this joint consent solicitation statement/prospectus. The merger agreement contains the terms and conditions of the proposed merger between CBS and Viacom. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Viacom will merge with and into CBS, with CBS continuing as the surviving company. At the effective time of the merger, the name of the combined company will be changed to “ViacomCBS Inc.”

Q:	WHO IS SOLICITING MY WRITTEN CONSENT?

A:	The CBS board of directors is soliciting written consents from holders of CBS Class A common stock as of the close of business on [●], 2019 (which we refer to as the “CBS record date”).

The Viacom board of directors is soliciting written consents from holders of Viacom Class A common stock as of the close of business on [●], 2019 (which we refer to as the “Viacom record date”).

If you hold shares of CBS Class B common stock as of the CBS record date or Viacom Class B common stock as of the Viacom record date, you are receiving these consent solicitation materials for informational purposes only.

Q:	WHAT ARE HOLDERS OF CBS CLASS A COMMON STOCK BEING ASKED TO APPROVE?

A:

Holders of CBS Class A common stock are being asked to (1) adopt the merger agreement and approve the merger, (2) approve the stock issuance, (3) adopt the A&R Charter, (4) adopt the A&R Bylaws, and (5) approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the CBS named executive officers set forth in the CBS 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger.”

Q:	WHAT ARE HOLDERS OF VIACOM CLASS A COMMON STOCK BEING ASKED TO APPROVE?

A:

Holders of Viacom Class A common stock are being asked to (1) adopt the merger agreement and approve the merger and (2) approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the Viacom named executive officers set forth in the Viacom 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger.”

Q:	WHO IS ENTITLED TO GIVE A WRITTEN CONSENT?

A:

The CBS board of directors has set [●], 2019 as the record date for determining the holders of CBS Class A common stock entitled to execute and deliver written consents with respect to the CBS proposals. Holders of CBS Class A common stock at the close of business on the CBS record date will be entitled to give or withhold consent with respect to the CBS proposals using the written consent furnished with this joint consent solicitation statement/prospectus.

The Viacom board of directors has set [●], 2019 as the record date for determining the holders of Viacom Class A common stock entitled to execute and deliver written consents with respect to the Viacom proposals. Holders of Viacom Class A common stock at the close of business on the Viacom record date will be entitled to give or withhold consent with respect to the Viacom proposals using the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	HOW MANY VOTES DOES EACH STOCKHOLDER HAVE?

A:

Each holder of CBS Class A common stock is entitled to one vote for each share of CBS Class A common stock held of record as of the close of business on the CBS record date. As of the close of business on the CBS record date, there were [●] outstanding shares of CBS Class A common stock. Holders of CBS Class B common stock are not entitled to vote on the CBS proposals.

Each holder of Viacom Class A common stock is entitled to one vote for each share of Viacom Class A common stock held of record as of the close of business on the Viacom record date. As of the close of business on the Viacom record date, there were [●] outstanding shares of Viacom Class A common stock. Holders of Viacom Class B common stock are not entitled to vote on the Viacom proposals.

Q:	WHAT WILL STOCKHOLDERS RECEIVE IN THE MERGER?

A:

As a result of the merger, at the effective time, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock.

No fractional shares of ViacomCBS common stock will be issued in the merger, and Viacom stockholders will receive cash in lieu of any fractional shares of ViacomCBS common stock, as described in the section entitled “The Merger Agreement—Exchange of Viacom Common Stock; No Fractional Shares.”

The merger will not result in an exchange of outstanding shares of CBS common stock. However, immediately after the effective time, the name of CBS will be changed to “ViacomCBS Inc.” At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

As a result of the merger, the separate corporate existence of Viacom will cease, the Viacom common stock will be delisted from NASDAQ, and the ViacomCBS common stock will be the common stock of the combined company. We expect ViacomCBS Class A common stock and ViacomCBS Class B common stock to be listed on NASDAQ after the effective time and, as a result, the CBS common stock will be delisted from the NYSE. We expect that the ViacomCBS Class A common stock and ViacomCBS Class B common stock will be listed on NASDAQ under new ticker symbols “VIACA” and “VIAC,” respectively.

NAI and its affiliates will receive the same amount of ViacomCBS common stock per share of Viacom common stock in the merger as all other Viacom stockholders.

Q:	WHAT WILL HOLDERS OF CBS EQUITY AWARDS RECEIVE IN THE MERGER?

A:

At the effective time, each CBS equity award that is outstanding immediately prior to the effective time, including those granted to an executive officer, will continue to remain outstanding as a stock-based award of ViacomCBS except that the number of underlying shares subject to a ViacomCBS PSU award will be determined based on actual performance, if the applicable performance period has been completed prior to the effective time, or target performance, if the applicable performance period has not yet been completed prior to the effective time. Additionally, awards held by non-employee directors who will not serve on the ViacomCBS board of directors will vest in full immediately prior to the effective time. See the section entitled “The Merger—Treatment of Equity Awards.”

Q:	WHAT WILL HOLDERS OF VIACOM EQUITY AWARDS RECEIVE IN THE MERGER?

A:

At the effective time, each Viacom equity award that is outstanding immediately prior to the effective time will be converted automatically into an award with respect to ViacomCBS common stock, generally on the same terms and conditions, but after providing that (1) the number of shares subject to, and, if applicable, the exercise price of, an award will be adjusted in order to preserve the value of the award following the merger, (2) Viacom PSU awards will convert into ViacomCBS RSU awards with performance conditions measured based on the attainment of actual performance, for any portion of such award for which the applicable performance period has been completed prior to the effective time, and otherwise target performance, and (3) awards held by non-employee directors who will not serve on the ViacomCBS board of directors will vest in full immediately prior to the effective time. See the section entitled “The Merger—Treatment of Equity Awards.”

Q:	WHAT IS THE VALUE OF THE MERGER CONSIDERATION?

A:

The exact value of the merger consideration payable to Viacom stockholders will depend on the price per share of CBS common stock at the effective time, which may be greater than, less than or the same as the price per share of CBS common stock at the time of entry into the merger agreement or the date of this joint consent solicitation statement/prospectus.

Based on the closing price of a share of CBS common stock on the NYSE on August 12, 2019, the last trading day prior to the date of the public announcement of the merger, the implied value of the exchange ratio to Viacom stockholders was approximately $29.14 per share of Viacom Class A common stock and $28.64 per share of Viacom Class B common stock. As of October 15, 2019, the last trading day prior to the date of this joint consent solicitation statement/prospectus, the implied value of the exchange ratio to Viacom stockholders is approximately $24.90 per share of Viacom Class A common stock and $22.70 per share of Viacom Class B common stock; however, as noted above, the prices at the effective time may be greater than, the same as or less than such price quotations.

Q:	WHAT WILL BE THE RESPECTIVE OWNERSHIP PERCENTAGES OF FORMER VIACOM STOCKHOLDERS AND CBS STOCKHOLDERS IN VIACOMCBS?

A:

Based on the estimated number of shares of CBS common stock and Viacom common stock that are expected to be outstanding immediately prior to the closing, it is anticipated that Viacom stockholders will hold approximately 56% of the shares of ViacomCBS Class A common stock outstanding and approximately 37% of the shares of ViacomCBS Class B common stock outstanding, for a total of approximately 39% of the shares of ViacomCBS common stock outstanding, in each case, immediately following the closing (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options). CBS stockholders as of immediately prior to the merger will hold the remainder of the shares of ViacomCBS common stock immediately following the closing.

Based on the estimated number of shares of CBS common stock and Viacom common stock that are expected to be outstanding immediately prior to the closing, it is anticipated that the NAI Parties will hold, directly or indirectly, approximately 79.4% of the shares of ViacomCBS Class A common stock outstanding and approximately 3.7% of the shares of ViacomCBS Class B common stock outstanding, for a total of approximately 10.1% of the shares of ViacomCBS common stock outstanding, in each case, immediately following the closing (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options). In connection with the merger, the NAI Parties entered into the Governance Agreement and the Amendment to Settlement Agreement, which provide for certain rights and obligations of the NAI Parties with respect to the composition and independence of the ViacomCBS board of directors and certain matters regarding extraordinary transactions involving ViacomCBS. See the sections entitled “Governance Agreement” and “Amendment to Settlement Agreement” below.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

CBS and Viacom currently expect that the merger will be completed by the end of calendar year 2019. Neither CBS nor Viacom can predict, however, the actual date on which the merger will be completed, or whether it will be completed, because the closing is subject to factors beyond each company’s control, including whether or when certain requirements will be complied with or required approvals will be received. See the sections entitled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals.”

Q:	WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE MERGER?

A:

In addition to the approval by CBS stockholders entitled to vote of the CBS merger agreement proposal and the CBS stock issuance proposal and the approval by Viacom stockholders entitled to vote of the Viacom merger agreement proposal, the completion of the merger and the other contemplated transactions is subject to the satisfaction and waiver of a number of other conditions, including the receipt of required governmental approvals and consents. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q:	WHAT EFFECT WILL THE MERGER HAVE ON VIACOM AND CBS?

A:

Upon the closing, the separate corporate existence of Viacom will cease, shares of Viacom common stock will no longer be outstanding, and each share of Viacom common stock will be converted into the merger consideration as described in the section entitled “The Merger Agreement—Merger Consideration.” If you are a Viacom stockholder, you will no longer be a stockholder of Viacom immediately following the merger, but you will have an interest in the businesses and assets of both CBS and Viacom through your ownership of ViacomCBS common stock.

Immediately after the effective time, ViacomCBS common stock will be the common stock of the combined company, and we expect ViacomCBS Class A common stock and ViacomCBS Class B common stock to be listed on NASDAQ after the effective time, under new ticker symbols “VIACA” and “VIAC,” respectively. At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

Q:	WHAT ARE THE RECOMMENDATIONS OF THE CBS SPECIAL COMMITTEE AND THE CBS BOARD OF DIRECTORS?

A:

At a meeting held on August 13, 2019, the CBS special committee unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) approved the merger agreement and the contemplated transactions, including the merger, and (3) recommended that the CBS board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger and the stock issuance.

At a meeting of the CBS board of directors held on August 13, 2019, following the meeting of the CBS special committee, the members of the CBS board of directors who were present at such meeting unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws and (3) recommended that the CBS stockholders entitled to vote adopt the merger agreement and approve the stock issuance. The members of the CBS board of directors who were present at the meeting held on August 13, 2019 were Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Martha L. Minow, Susan Schuman and Frederick O. Terrell, each of whom is a member of the CBS special committee and is unaffiliated with NAI, and who collectively constitute more than two-thirds of the members of the CBS board of directors unaffiliated with NAI. The three members of the CBS board of directors who are not members of the CBS special committee, Shari E. Redstone, Robert N. Klieger and Strauss Zelnick, delivered waivers of notice prior to the meeting and were not present at the meeting. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The CBS board of directors recommends that CBS stockholders entitled to vote approve the CBS proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	WHAT ARE THE RECOMMENDATIONS OF THE VIACOM SPECIAL COMMITTEE AND THE VIACOM BOARD OF DIRECTORS?

A:

At a meeting held on August 13, 2019, the Viacom special committee unanimously (1) determined that it is in the best interests of Viacom and its stockholders, and declared it advisable that Viacom enter into the merger agreement and consummate the contemplated transactions, including the merger, (2) recommended that the Viacom board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement.

At a meeting of the Viacom board of directors held on August 13, 2019, following the meeting of the Viacom special committee, the members of the Viacom board of directors who were present at such meeting (each of whom is unaffiliated with NAI) unanimously (1) determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, (2) approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement. The members of the Viacom board of directors who were present at the meeting were Robert M. Bakish, Thomas J. May, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Nicole Seligman and Cristiana Falcone Sorrell. Two members of the Viacom board of directors, Shari E. Redstone and Deborah Norville, recused themselves from the meeting and were not in attendance. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The Viacom board of directors recommends that Viacom stockholders entitled to vote approve the Viacom proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	WHAT CBS STOCKHOLDER APPROVAL IS REQUIRED TO APPROVE THE MERGER?

A:

The approval by the holders of a majority of the outstanding shares of CBS Class A common stock of (1) the adoption of the merger agreement and the approval of the merger and (2) the stock issuance is required for the merger to be completed. As of the CBS record date, there were [●] shares of CBS Class A common stock outstanding and entitled to consent with respect to such proposals.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, execute and deliver (or cause to be executed and delivered) a written consent with respect to a majority of the issued and outstanding shares of CBS Class A common stock adopting the merger agreement and approving the merger, approving the stock issuance, adopting the A&R Charter and adopting the A&R Bylaws (which we refer to as the “NAI CBS written consent”) unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” has occurred and not been rescinded.

As of the CBS record date, the NAI Parties beneficially owned and were entitled to consent with respect to [●] shares of CBS Class A common stock, representing approximately [●]% of the shares of CBS Class A common stock outstanding on that date. Because the NAI Parties are the beneficial holders of a majority of the CBS Class A common stock outstanding as of the CBS record date, the delivery of the NAI CBS written consent will constitute receipt by CBS of the CBS stockholder approval with respect to the adoption of the merger agreement, the approval of the merger, the approval of the stock issuance, the adoption of the A&R Charter and the adoption of the A&R Bylaws regardless of the delivery or withholding of consent by any other CBS stockholder. Therefore, CBS expects to receive a number of consents sufficient to adopt the merger agreement and approve the merger and to approve the stock issuance.

The delivery, change or revocation of a written consent by any other CBS stockholder with respect to the CBS proposals after the delivery of the NAI CBS written consent will not have any effect.

Q:	WHAT VIACOM STOCKHOLDER APPROVAL IS REQUIRED TO APPROVE THE MERGER?

A:

The approval by the holders of a majority of the outstanding shares of Viacom Class A common stock of the adoption of the merger agreement and the approval of the merger is required for the merger to be completed. As of the Viacom record date, there were [●] shares of Viacom Class A common stock outstanding and entitled to consent with respect to such proposal.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, execute and deliver (or cause to be executed and delivered) a written consent with respect to a majority of the issued and outstanding shares of Viacom Class A common stock adopting the merger agreement and approving the merger (which we refer to as the “NAI Viacom written consent”) unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” has occurred and not been rescinded.

As of the Viacom record date, the NAI Parties beneficially owned and were entitled to consent with respect to [●] shares of Viacom Class A common stock, representing approximately [●]% of the shares of Viacom Class A common stock outstanding on that date. Because the NAI Parties are the beneficial holders of a majority of the Viacom Class A common stock outstanding as of the Viacom record date, the delivery of the NAI Viacom written consent will constitute receipt by Viacom of the Viacom stockholder approval with respect to the adoption of the merger agreement and approval of the merger, regardless of the delivery or withholding of consent by any other Viacom stockholder. Therefore, Viacom expects to receive a number of consents sufficient to adopt the merger agreement and approve the merger.

The delivery, change or revocation of a written consent by any other Viacom stockholder with respect to the Viacom proposals after the delivery of the NAI Viacom written consent will not have any effect.

Q:	ARE THERE ANY RISKS RELATING TO THE MERGER, VIACOM’S BUSINESS OR VIACOMCBS THAT CBS STOCKHOLDERS SHOULD CONSIDER IN DECIDING WHETHER TO APPROVE THE CBS PROPOSALS?

A:

Yes. Before making any decision on whether to give or withhold consent, CBS stockholders are urged to read the information contained in the section entitled “Risk Factors” carefully and in its entirety. CBS stockholders should also read and carefully consider the risk factors of CBS and Viacom that are incorporated by reference into this joint consent solicitation statement/prospectus.

Q:	ARE THERE ANY RISKS RELATING TO THE MERGER, CBS’ BUSINESS OR VIACOMCBS THAT VIACOM STOCKHOLDERS SHOULD CONSIDER IN DECIDING WHETHER TO APPROVE THE VIACOM PROPOSALS?

A:

Yes. Before making any decision on whether to give or withhold consent, Viacom stockholders are urged to read the information contained in the section entitled “Risk Factors” carefully and in its entirety. Viacom stockholders should also read and carefully consider the risk factors of CBS and Viacom that are incorporated by reference into this joint consent solicitation statement/prospectus.

Q:	DO ANY OF THE CBS EXECUTIVE OFFICERS OR DIRECTORS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM THOSE OF CBS STOCKHOLDERS?

A:

Yes. The CBS executive officers and directors have interests in the merger that are different from, or in addition to, the interests of CBS stockholders generally. See the section entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger.” The members of the CBS board of directors who recommended that CBS stockholders entitled to vote approve the CBS proposals and the CBS special committee were aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the merger agreement and the contemplated transactions, and in making the CBS board of directors’ recommendation that CBS stockholders entitled to vote adopt the merger agreement and approve the merger and the stock issuance.

Q:	DO ANY OF THE VIACOM EXECUTIVE OFFICERS OR DIRECTORS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM THOSE OF VIACOM STOCKHOLDERS?

A:

Yes. The Viacom executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Viacom stockholders generally. See the section entitled “The Merger—Interests of Viacom’s Executive Officers and Directors in the Merger.” The members of the Viacom board of directors who recommended that Viacom stockholders entitled to vote approve the Viacom proposals and the Viacom special committee were aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the merger agreement and the contemplated transactions, and in making the Viacom board of directors’ recommendation that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger.

Q:	WHO WILL BE THE MANAGEMENT OF VIACOMCBS?

A:

The A&R Bylaws will provide that, among other things, for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, the executive officers of ViacomCBS will include (1) Mr. Bakish, the current President and Chief Executive Officer of Viacom, who will serve as President and Chief Executive Officer of ViacomCBS, (2) Ms. Spade, the current Executive Vice President, Chief Financial Officer of CBS, who will serve as Executive Vice President, Chief Financial Officer of ViacomCBS, and (3) Ms. D’Alimonte, the current Executive Vice President, General Counsel and Secretary of Viacom, who will serve as Executive Vice President, General Counsel and Secretary of ViacomCBS. In addition, pursuant to the A&R Bylaws, for a period of 15 months following the closing with respect to Mr. Ianniello and for a period of two years following the closing with respect to Ms. Franco, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, Mr. Ianniello, the current President and Acting Chief Executive Officer of CBS, will serve as Chairman and Chief Executive Officer of the CBS business of ViacomCBS and Ms. Franco, the current Executive Vice President, General Counsel of CBS, will serve as Executive Vice President and General Counsel of the CBS business of ViacomCBS. For further details on the management of ViacomCBS and governance, see the section entitled “The Merger Agreement—Governance Following Completion of the Merger.”

Q:	WHAT ARE THE EFFECTS OF THE AMENDMENT TO SETTLEMENT AGREEMENT?

A:

Concurrently with the execution of the merger agreement, CBS, the NAI Parties and certain other parties listed therein entered into the Amendment to Settlement Agreement. The Amendment to Settlement Agreement, which will become effective at the effective time, provides for the deletion of certain provisions in the Settlement Agreement relating to the composition of the CBS board of directors, CBS’ independence and extraordinary transactions involving CBS, which matters will be governed by the Governance Agreement from and after the effective time with respect to ViacomCBS. In the event that the merger agreement is terminated prior to the effective time for any reason, the Amendment to Settlement Agreement will be deemed null and void. The Amendment to Settlement Agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Amendment to Settlement Agreement.”

Q:

GIVEN THAT THE DELIVERY OF THE NAI WRITTEN CONSENTS WILL CONSTITUTE THE CBS STOCKHOLDER APPROVAL AND THE VIACOM STOCKHOLDER APPROVAL, RESPECTIVELY, WHY ARE THE PARTIES SEEKING CONSENTS FROM ALL HOLDERS OF CLASS A COMMON STOCK OF CBS AND VIACOM, RESPECTIVELY?

A:

Under applicable SEC guidance, a company may seek a commitment from principal security holders of a target to vote in favor of a business combination transaction and register the securities to be offered and sold in the transaction if, among other things, votes will also be solicited from target stockholders who have not entered into such commitments.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties, the principal security holders of each of CBS and Viacom, pursuant to which the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, execute and deliver written consents with respect to a majority of the issued and outstanding shares of CBS Class A common stock and a majority of the issued and outstanding shares of Viacom Class A common stock. Because the NAI Parties have agreed to deliver written consents in favor of the merger, CBS and Viacom are seeking written consents from all CBS stockholders and all Viacom stockholders, respectively, who are entitled to vote on such matters, in accordance with the applicable SEC guidance referred to above. Nevertheless, the delivery of the NAI CBS written consent will constitute receipt by CBS of the CBS stockholder approval, regardless of the delivery or withholding of consent by any other CBS stockholder, and the delivery of the NAI Viacom written consent will constitute receipt by Viacom of the Viacom stockholder approval, regardless of the delivery or withholding of consent by any other Viacom stockholder.

The delivery, change or revocation of a written consent by any other CBS stockholder with respect to the CBS proposals, or by any other Viacom stockholder with respect to the Viacom proposals, after the delivery of the NAI written consents will not have any effect.

Q:	WHY AM I BEING ASKED TO CONSIDER AND DELIVER A WRITTEN CONSENT ON A PROPOSAL TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, CERTAIN MERGER-RELATED COMPENSATION?

A:

Under SEC rules, each of CBS and Viacom is required to seek a non-binding, advisory vote with respect to certain compensation that will or may be payable to the CBS and Viacom named executive officers set forth in the CBS 402(t) table and the Viacom 402(t) table set forth under the sections entitled “The Merger—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger” and “The Merger—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger,” respectively. As these votes are only advisory in nature, they will not be binding upon CBS, Viacom or ViacomCBS. Accordingly, such compensation will or may be paid to such named executive officers in accordance with the terms of their respective compensation agreements and arrangements even if the proposals are not approved by CBS stockholders entitled to vote or Viacom stockholders entitled to vote.

Q:	WHAT DO I NEED TO DO NOW?

A:

If you are a holder of CBS Class A common stock at the close of business on the CBS record date, or a holder of Viacom Class A common stock at the close of business on the Viacom record date, and after carefully reading and considering the information contained in this joint consent solicitation statement/prospectus, you have decided that you wish to vote your shares, you may execute and return your written consent to CBS or Viacom, as applicable, in accordance with the instructions provided in this joint consent solicitation statement/prospectus.

Q:	HOW DO I RETURN MY WRITTEN CONSENT?

A:

If you are a holder of CBS Class A common stock at the close of business on the CBS record date, or a holder of Viacom Class A common stock at the close of business on the Viacom record date, and after carefully reading and considering the information contained in this joint consent solicitation statement/prospectus, you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it before the earlier of the delivery of the NAI written consents and the applicable consent deadline to CBS or Viacom, as applicable, at the addresses below. You may also submit your written consent online by visiting proxyvote.com and following the instructions described therein.

For holders of CBS Class A common stock: CBS Corporation c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	For holders of Viacom Class A common stock: Viacom Inc. c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

If you are a beneficial owner and hold your shares in “street name” through a bank or broker, you will receive separate instructions from such bank or broker describing how to submit your written consent. Please check with your bank or broker and follow the consent instructions provided by your bank or broker with these materials. Consent instructions for shares of Viacom Class A common stock held in the Viacom 401(k) plan or shares of CBS Class A common stock held in the CBS 401(k) plan may be submitted through the same methods described above for tabulation by the relevant plan’s trustee (who delivers or withholds consents or abstains on behalf of plan participants) of timely submitted consents.

Neither CBS nor Viacom will be holding a stockholders’ meeting to consider the CBS proposals or the Viacom proposals, as applicable, and therefore you will be unable to vote in person by attending a stockholders’ meeting.

Q:	SHOULD I DO ANYTHING AT THIS TIME WITH MY SHARES OF VIACOM COMMON STOCK HELD IN BOOK-ENTRY FORM TO RECEIVE THE MERGER CONSIDERATION?

A:

No. If you are a registered holder of Viacom common stock on the records of its transfer agent, or if you are a beneficial holder of Viacom common stock—that is, in street name through a bank or broker—you will not be required to take any action. All Viacom common stock, registered or in street name, is in book-entry form. As promptly as practicable after the effective time, ViacomCBS will cause the exchange agent to effect the exchange of your registered shares for the merger consideration. Similarly, if you are a beneficial holder of Viacom common stock, your bank or broker will effect the exchange of the shares of Viacom common stock you own beneficially for the merger consideration. In either case, there is nothing for you to do. No fractional shares of ViacomCBS common stock will be issued in the merger, and Viacom stockholders will receive cash in lieu of any fractional shares of ViacomCBS common stock, as described in the section entitled “The Merger Agreement—Exchange of Viacom Common Stock; No Fractional Shares.”

Q:	WHAT HAPPENS IF I DO NOT RETURN MY WRITTEN CONSENT?

A:

If you are a holder of CBS Class A common stock at the close of business on the CBS record date and you do not return your written consent, that will have the same effect as a vote against the CBS proposals. However, because the NAI Parties are required to deliver written consents approving the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal pursuant to the Support Agreement, and the NAI Parties are the beneficial holders of a majority of the CBS Class A common stock outstanding as of the CBS record date, a failure of any other holder of CBS Class A common stock to deliver a written consent or any such holder of CBS Class A common stock withholding consent will not have any effect on the approval of such proposals.

If you are a holder of Viacom Class A common stock at the close of business on the Viacom record date and you do not return your written consent, that will have the same effect as a vote against the Viacom proposals. However, because the NAI Parties are required to deliver written consents approving the Viacom merger agreement proposal pursuant to the Support Agreement, and the NAI Parties are the beneficial holders of a majority of the Viacom Class A common stock outstanding as of the Viacom record date, a failure of any other holder of Viacom Class A common stock to deliver a written consent or any such holder of Viacom Class A common stock withholding consent will not have any effect on the approval of the Viacom merger agreement proposal.

Q:	IF MY SHARES OF CBS CLASS A COMMON STOCK OR VIACOM CLASS A COMMON STOCK ARE HELD IN STREET NAME, WILL MY BANK OR BROKER CONSENT FOR ME?

A:

No. If your shares of CBS Class A common stock or Viacom Class A common stock are held in street name, you must instruct your bank or broker whether you consent to or withhold consent from any particular proposal. You should follow the instructions provided by your bank or broker.

Q:

WHAT IF I AM A RECORD HOLDER OF CBS CLASS A COMMON STOCK OR VIACOM CLASS A COMMON STOCK AND I RETURN A SIGNED WRITTEN CONSENT WITHOUT INDICATING A DECISION WITH RESPECT TO THE CBS PROPOSALS OR THE VIACOM PROPOSALS?

A:

If you are a holder of CBS Class A common stock at the close of business on the CBS record date, or a holder of Viacom Class A common stock at the close of business on the Viacom record date, and you return a signed written consent without indicating a decision with respect to the CBS proposals or the Viacom proposals, as applicable, that will have the same effect as a vote for the CBS proposals or the Viacom proposals, as applicable.

Q:	WHAT IS THE DEADLINE FOR SUBMISSION OF WRITTEN CONSENTS?

A:	CBS has set [●], 2019 as the CBS consent deadline. CBS reserves the right to extend the CBS consent deadline beyond [●], 2019. Any such extension may be made without notice to CBS stockholders.

Viacom has set [●], 2019 as the Viacom consent deadline. Viacom reserves the right to extend the Viacom consent deadline beyond [●], 2019. Any such extension may be made without notice to Viacom stockholders.

However, under the Support Agreement, the NAI Parties have agreed to deliver the NAI written consents promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. The delivery of the NAI CBS written consent will constitute receipt by CBS of the CBS stockholder approval and the delivery of the NAI Viacom written consent will constitute receipt by Viacom of the Viacom stockholder approval. Therefore, any failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, in each case, by any other CBS stockholder or Viacom stockholder entitled to vote with respect to the CBS proposals or the Viacom proposals, respectively, after the delivery of the NAI written consents, will not have any effect.

Q:	CAN I CHANGE OR REVOKE MY WRITTEN CONSENT?

A:

Yes. If you are a holder of CBS Class A common stock at the close of business on the CBS record date, you may change or revoke your consent to the CBS proposals at any time before the earlier of the delivery of the NAI CBS written consent and the CBS consent deadline. Consents from holders of shares of CBS Class A common stock held in the CBS 401(k) plan may be revoked in the same manner.

If you are a holder of Viacom Class A common stock at the close of business on the Viacom record date, you may change or revoke your consent to the Viacom proposals at any time before the earlier of the delivery of the NAI Viacom written consent and the Viacom consent deadline. Consents from holders of shares of Viacom Class A common stock held in the Viacom 401(k) plan may be revoked in the same manner.

Under the Support Agreement, the NAI Parties have agreed to deliver the NAI written consents promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. The delivery of the NAI CBS written consent will constitute receipt by CBS of the CBS stockholder approval and the delivery of the NAI Viacom written consent will constitute receipt by Viacom of the Viacom stockholder approval. Therefore, the delivery, change or revocation of a written consent, in each case, by any other CBS stockholder or Viacom stockholder entitled to vote with respect to the CBS proposals or the Viacom proposals, respectively, after the delivery of the NAI written consents, will not have any effect.

Q:	WHAT IF I HOLD SHARES IN BOTH CBS AND VIACOM?

A:

If you are both a stockholder of CBS and a stockholder of Viacom, you will receive two separate packages of consent solicitation materials. A written consent with respect to the CBS proposals will not count as a written consent with respect to the Viacom proposals, and a written consent with respect to the Viacom proposals will not count as a written consent with respect to the CBS proposals. Therefore, if you are a holder of Class A common stock of CBS and Viacom, as the case may be, please separately return a written consent for each of your shares of CBS Class A common stock and your shares of Viacom Class A common stock.

Q:	WHERE CAN I FIND THE RESULTS OF THE SOLICITATION OF CBS WRITTEN CONSENTS AND THE SOLICITATION OF VIACOM WRITTEN CONSENTS?

A:

In addition to any other notifications that may be required by applicable law, each of Viacom and CBS intends to file the final results of its respective solicitation of written consents with the SEC on a Current Report on Form 8-K.

Q:	ARE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:

No. CBS stockholders and Viacom stockholders are not entitled to appraisal rights in connection with the merger or the other contemplated transactions. See the section entitled “The Merger—No Appraisal or Dissenters’ Rights.”

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A:

It is a condition to each party’s obligation to complete the merger that each of CBS and Viacom receive an opinion of its respective outside counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, it is expected that U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) of shares of Viacom common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of ViacomCBS common stock in exchange for Viacom common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of ViacomCBS common stock).

Viacom stockholders should consult their own tax advisors as to the particular consequences of the merger to them, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Q:	WILL I STILL BE PAID DIVIDENDS PRIOR TO THE MERGER?

A:

CBS may declare and pay one regular quarterly cash dividend per quarter in an amount per share of up to $0.18 per quarter with a record date consistent with the prior record dates for each quarterly period. Viacom may declare and pay one regular quarterly cash dividend per quarter in an amount per share of up to $0.20 per quarter and with a record date consistent with the prior record dates for each quarterly period.

CBS and Viacom are required by the merger agreement to coordinate their record and payment dates for their regular quarterly dividends to ensure that if CBS stockholders or Viacom stockholders, as the case may be, receive a regular quarterly dividend with respect to the calendar quarter in which the closing occurs, then the Viacom stockholders or CBS stockholders, respectively, also receive a regular quarterly dividend with respect to such calendar quarter, in each case prior to the closing date. For more information regarding the payment of dividends, see the section entitled “The Merger Agreement—Covenants of the Parties.”

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, Viacom stockholders will retain their shares of Viacom common stock and will not receive any consideration for their shares of Viacom common stock. Instead, CBS and Viacom will remain separate public companies and their shares of common stock will continue to be listed and traded separately on the NYSE and NASDAQ, respectively.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

A:

If you have questions about the merger, the solicitation of CBS written consents or the solicitation of Viacom written consents, or if you need to obtain copies of this joint consent solicitation statement/prospectus or other documents incorporated by reference into this joint consent solicitation statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request. Each of CBS and Viacom is soliciting consents on its own behalf. CBS and Viacom have engaged MacKenzie Partners, Inc. (which we refer to as “MacKenzie”) as an information agent, whose contact information is as follows:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Toll-Free: (888) 410-7851

Viacom-CBS@mackenziepartners.com

To ensure timely delivery, any request should be made no later than [●], 2019.

If a bank or broker holds your shares, you should also contact your bank or broker for additional information.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT CBS AND VIACOM?

A:	You can find more information about CBS and Viacom from the sources described under the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected material information included in this joint consent solicitation statement/prospectus. You should read this joint consent solicitation statement/prospectus and its Annexes and the other documents referred to in this joint consent solicitation statement/prospectus in their entirety, because the information in this section may not provide all of the information that might be important to you. Additional information about CBS and Viacom is also contained in the Annexes to, and the documents incorporated by reference into, this joint consent solicitation statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Companies (page 60)

CBS

CBS was organized under the laws of the State of Delaware in 1986. CBS is a mass media company with operations in a number of segments. CBS’ Entertainment segment is composed of the CBS® Television Network; CBS Television Studios®; CBS Global Distribution Group™ (composed of CBS Studios International™ and CBS Television Distribution™); Network 10™; CBS Interactive®; CBS Sports Network®, CBS’ cable network focused on college athletics and other sports; CBS Films®; and CBS’ direct-to-consumer digital streaming services, CBS All Access®, CBSN®, CBS Sports HQ®, ET Live® and 10 All Access®. CBS’ Cable Networks segment is composed of Showtime Networks, which operates premium subscription program services, Showtime® (including its direct-to-consumer digital streaming subscription offering), The Movie Channel® and Flix®, as well as basic cable program services, Pop™ and Smithsonian Channel™ (including its direct-to-consumer digital streaming subscription offering). CBS’ Publishing segment is composed of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner®, Gallery Books® and Atria Books®. CBS’ Local Media segment is composed of CBS Television Stations, CBS’ 29 owned broadcast television stations; and CBS Local Digital Media™, which operates local websites including content from CBS’ television stations.

CBS’ principal executive offices are located at 51 West 52nd Street, New York, NY 10019 and its phone number is (212) 975-4321. CBS’ website address is www.cbscorporation.com. Information contained on CBS’ website does not constitute part of this joint consent solicitation statement/prospectus. CBS Class A common stock and CBS Class B common stock are currently listed and traded on the NYSE under the symbols “CBS.A” and “CBS,” respectively. Additional information about CBS is included in documents incorporated by reference into this joint consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Viacom

Viacom was organized as a Delaware corporation in 2005 in connection with Viacom’s separation from CBS, which was effective January 1, 2006. Viacom creates entertainment experiences that drive conversation and culture around the world. Through television, film, digital media, live events, merchandise and solutions, Viacom’s brands connect with diverse, young and young at heart audiences in more than 180 countries. Viacom operates through two reportable segments: Media Networks and Filmed Entertainment. The Media Networks segment provides entertainment content, services and related branded products for consumers in targeted demographics attractive to advertisers, content distributors and retailers through Viacom’s global media brands including flagship brands Nickelodeon®, MTV®, BET®, Comedy Central® and Paramount Network®, as well as Pluto TV™, Viacom’s free streaming television platform. The Filmed Entertainment segment develops, produces, finances, acquires and distributes films, television programming and other entertainment content through its

Paramount Pictures®, Paramount Players ®, Paramount Animation® and Paramount Television® divisions, in various markets and media worldwide, for itself and for third parties. The Filmed Entertainment segment partners on various projects with key Viacom brands, including Nickelodeon Movies™, MTV Films® and BET Films™.

Viacom’s principal executive offices are located at 1515 Broadway, New York, NY 10036 and its telephone number is (212) 258-6000. Viacom’s website address is www.viacom.com. Information contained on Viacom’s website does not constitute part of this joint consent solicitation statement/prospectus. Viacom Class A common stock and Viacom Class B common stock are listed and traded on NASDAQ under the symbols “VIA” and “VIAB,” respectively. Additional information about Viacom is included in documents incorporated by reference into this joint consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

NAI

NAI, which is not a party to the merger agreement, is a world leader in the motion picture exhibition industry operating more than 950 movie screens in the U.S., U.K. and Latin America. NAI delivers a superior entertainment experience in theatres around the world under its Showcase, Cinema de Lux, Multiplex, SuperLux and UCI brands. Based in Norwood, Massachusetts, NAI is a closely held company operating under the leadership of the Redstone family. NAI is the controlling stockholder of both Viacom and CBS.

NAI’s principal executive offices are located at 846 University Avenue, Norwood, MA 02062 and its telephone number is (781) 461-1600. NAI’s website address is www.nationalamusements.com. Information contained on NAI’s website does not constitute part of this joint consent solicitation statement/prospectus.

The Merger and the Merger Agreement (pages 76 and 183)

On August 13, 2019, CBS and Viacom entered into an agreement and plan of merger pursuant to which CBS and Viacom agreed to combine their respective businesses. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Viacom will merge with and into CBS, with CBS continuing as the surviving company. At the effective time, the name of the combined company will be changed to “ViacomCBS Inc.”

On October 16, 2019, CBS and Viacom entered into an amendment to the agreement and plan of merger pursuant to which CBS and Viacom agreed that the ViacomCBS common stock will be listed on NASDAQ following the effective time.

The merger agreement and the contemplated transactions were approved by the unanimous vote of the members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee), acting upon the unanimous recommendation of the CBS special committee, and by the unanimous vote of the members of the Viacom board of directors who were present at a meeting thereof (each of whom is unaffiliated with NAI), acting upon the unanimous recommendation of the Viacom special committee.

The terms and conditions of the merger are contained in the agreement and plan of merger and the merger agreement amendment, which are included as Annex B and Annex C, respectively, to this joint consent solicitation statement/prospectus. You should read the agreement and plan of merger and the merger agreement amendment carefully as they are the legal documents that govern the merger.

Merger Consideration (page 184)

At the effective time, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock.

No fractional shares of ViacomCBS common stock will be issued in the merger, and Viacom stockholders will receive cash in lieu of any such fractional shares as described in the section entitled “The Merger Agreement—Exchange of Viacom Common Stock; No Fractional Shares.”

The NAI Parties and their affiliates will receive the same amount of ViacomCBS common stock per share of Viacom common stock in the merger as all other Viacom stockholders.

NAI Support Agreement (page 202)

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” below has occurred and not been rescinded, execute and deliver (or cause to be executed and delivered) (1) a written consent with respect to a majority of the issued and outstanding shares of CBS Class A common stock adopting the merger agreement and approving the merger, approving the stock issuance, adopting the A&R Charter and adopting the A&R Bylaws and (2) a written consent with respect to a majority of the issued and outstanding shares of Viacom Class A common stock adopting the merger agreement and approving the merger.

As of the CBS record date and the Viacom record date, the NAI Parties beneficially owned approximately [●]% of the shares of CBS Class A common stock outstanding and [●]% of the shares of Viacom Class A common stock outstanding, respectively. The delivery of the NAI CBS written consent and NAI Viacom written consent will constitute receipt by CBS and Viacom of the CBS stockholder approval and the Viacom stockholder approval, respectively.

CBS Solicitation of Written Consents (page 62)

The merger agreement provides that CBS will seek the CBS stockholder approval pursuant to this joint consent solicitation statement/prospectus, and CBS will not call or convene any meeting of its stockholders in connection with seeking the CBS stockholder approval. Holders of CBS Class A common stock are being asked to (1) adopt the merger agreement and approve the merger, (2) approve the stock issuance, (3) adopt the A&R Charter and (4) adopt the A&R Bylaws, as well as (5) approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the CBS named executive officers set forth in the CBS 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger,” by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Only holders of CBS Class A common stock of record at the close of business on [●], 2019, the CBS record date, will be entitled to execute and deliver a written consent. Under the CBS charter and the DGCL, each holder of CBS Class A common stock is entitled to one vote for each share of CBS Class A common stock held as of the CBS record date. Approval of each of the CBS proposals requires the execution and delivery to CBS of one or more written consents approving the CBS proposals by the holders of a majority of the outstanding shares of CBS Class A common stock.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into a support agreement (which we refer to as the “Support Agreement”) with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties have agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, deliver written consents with respect to a majority of the issued and outstanding shares of CBS Class A common stock approving the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal. In addition, the NAI Parties have indicated that they intend to deliver a written consent “FOR” the CBS advisory compensation proposal (which we refer to as the “NAI CBS compensation proposal written consent”) concurrently with the delivery of the NAI CBS written consent. As of August 13, 2019, the NAI Parties beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding. Under the terms of the Support Agreement, the NAI Parties are generally prohibited from transferring ownership of CBS Class A common stock prior to the earlier of the closing and the termination of the merger agreement in accordance with its terms if, after such transfer of ownership, the NAI Parties in the aggregate would beneficially own less than a majority of the issued and outstanding shares of CBS Class A common stock, and CBS is restricted from issuing new voting shares until the record date for its stockholder approval. Because the CBS proposals require the approval of a majority of the outstanding shares of CBS Class A common stock and the NAI Parties will be the beneficial holders of a majority of the outstanding shares of CBS Class A common stock as of the CBS record date, the delivery of the NAI CBS written consent and the NAI CBS compensation proposal written consent will constitute receipt by CBS of the stockholder approvals required for the CBS proposals.

As of the CBS record date, there were [●] shares of CBS Class A common stock outstanding and entitled to consent with respect to the CBS proposals, of which executive officers and directors of CBS and their affiliates owned and were entitled to consent with respect to [●] shares of CBS Class A common stock (excluding shares owned by the NAI Parties), representing approximately [●]% of the shares of CBS Class A common stock outstanding on that date.

You may consent to the CBS proposals with respect to your shares of CBS Class A common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to CBS before the earlier of the delivery of the NAI CBS written consent and the CBS consent deadline. Your consent to the CBS proposals may be changed or revoked at any time before the earlier of the delivery of the NAI CBS written consent and the CBS consent deadline. Under the Support Agreement, the NAI Parties have agreed to deliver the NAI CBS written consent promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. Because the delivery of the NAI CBS written consent will constitute receipt by CBS of the CBS stockholder approval, the delivery, change or revocation of a written consent by any other CBS stockholder entitled to vote with respect to the CBS proposals after the delivery of the NAI CBS written consent will not have any effect. If you wish to change or revoke a previously given consent in accordance with the above, you may do so by mailing a notice of revocation or a new written consent with a later date to CBS Corporation, c/o Broadridge, P.O. Box 9111, Farmingdale, NY 11735-9543 or by submitting a new written consent with a later date online by visiting proxyvote.com and following the instructions described therein.

Viacom Solicitation of Written Consents (page 71)

The merger agreement provides that Viacom will seek the Viacom stockholder approval pursuant to this joint consent solicitation statement/prospectus, and Viacom will not call or convene any meeting of its stockholders in connection with seeking the Viacom stockholder approval. Holders of Viacom Class A common stock are being asked to (1) adopt the merger agreement and approve the merger, as well as (2) approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the Viacom named executive officers set forth in the Viacom 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger” by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Only holders of Viacom Class A common stock of record at the close of business on [●], 2019, the Viacom record date, will be entitled to execute and deliver a written consent. Under the Viacom charter and the DGCL, each holder of Viacom Class A common stock is entitled to one vote for each share of Viacom Class A common stock held as of the Viacom record date. Approval of each of the Viacom proposals requires the execution and delivery to Viacom of one or more written consents approving the Viacom proposals by the holders of a majority of the outstanding shares of Viacom Class A common stock.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties have agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, deliver written consents with respect to a majority of the issued and outstanding shares of Viacom Class A common stock approving the Viacom merger agreement proposal. In addition, the NAI Parties have indicated that they intend to deliver a written consent “FOR” the Viacom advisory compensation proposal (which we refer to as the “NAI Viacom compensation proposal written consent”) concurrently with the delivery of the NAI Viacom written consent. As of August 13, 2019, the NAI Parties beneficially owned approximately 79.8% of the shares of Viacom Class A common stock outstanding. Under the terms of the Support Agreement, the NAI Parties are generally prohibited from transferring ownership of Viacom Class A common stock prior to the earlier of the closing and the termination of the merger agreement in accordance with its terms if, after such transfer of ownership, the NAI Parties in the aggregate would beneficially own less than a majority of the issued and outstanding shares of Viacom Class A common stock, and Viacom is restricted from issuing new voting shares until the record date for its stockholder approval. Because the Viacom proposals require the approval of a majority of the outstanding shares of Viacom Class A common stock and the NAI Parties will be the beneficial holders of a majority of the outstanding shares of Viacom Class A common stock as of the Viacom record date, the delivery of the NAI Viacom written consent and the NAI Viacom compensation proposal written consent will constitute receipt by Viacom of the stockholder approvals required for the Viacom proposals.

As of the Viacom record date, there were [●] shares of Viacom Class A common stock outstanding and entitled to consent with respect to the Viacom proposals, of which executive officers and directors of Viacom and their affiliates owned and were entitled to consent with respect to [●] shares of Viacom Class A common stock (excluding shares owned by the NAI Parties), representing approximately [●]% of the shares of Viacom Class A common stock outstanding on that date.

You may consent to the Viacom proposals with respect to your shares of Viacom Class A common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to Viacom before the earlier of the delivery of the NAI Viacom written consent and the Viacom consent deadline. Your consent to the Viacom proposals may be changed or revoked at any time before the earlier of the delivery of the NAI Viacom written consent and the Viacom consent deadline. Under the Support

Agreement, the NAI Parties have agreed to deliver the NAI Viacom written consent promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. Because the delivery of the NAI Viacom written consent will constitute receipt by Viacom of the Viacom stockholder approval, the delivery, change or revocation of a written consent by any other Viacom stockholder entitled to vote with respect to the Viacom proposals after the delivery of the NAI Viacom written consent will not have any effect. If you wish to change or revoke a previously given consent in accordance with the above, you may do so by mailing a notice of revocation or a new written consent with a later date to Viacom Inc., c/o Broadridge, P.O. Box 9111, Farmingdale, NY 11735-9543 or by submitting a new written consent with a later date online by visiting proxyvote.com and following the instructions described therein.

Governance Agreement (page 178)

Concurrently with the execution of the merger agreement, CBS, Viacom, the NAI Parties and certain other persons affiliated or associated with NAI entered into the Governance Agreement, which contains certain provisions that will become effective at the effective time. Pursuant to the terms of the Governance Agreement, unless the ViacomCBS board of directors determines otherwise with the Requisite Approval, ViacomCBS and the NAI Parties are required to take such actions as are necessary to ensure that (1) the post-merger directors (as defined in the section entitled “Summary—Governance Following Completion of the Merger”) constitute the only members of the ViacomCBS board of directors until the second anniversary of the closing and (2) in the event of any vacancy on the ViacomCBS board of directors prior to the second anniversary of the closing due to a director’s removal, death, retirement or resignation, or a vacancy existing by virtue of there being fewer than 13 members of the ViacomCBS board of directors at the effective time, (i) if such vacancy results from the departure of an NAI Affiliated Director, such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of the chief executive officer of ViacomCBS, such vacancy will be filled by the new chief executive officer upon appointment by the ViacomCBS board of directors and (iii) any other vacancy will be filled by an Unaffiliated Independent Director approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices. The NAI Parties have also agreed, until the second anniversary of the closing, to give good faith consideration to any business combination transaction or other strategic alternative involving ViacomCBS that the Unaffiliated Independent Directors determine may be in the best interests of ViacomCBS and its stockholders.

The Governance Agreement also provides, among other things, that the NAI Parties will not take actions that would result in (1) the ViacomCBS board of directors being comprised of less than a majority of directors who are Unaffiliated Independent Directors, (2) either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of Unaffiliated Independent Directors or (3) ViacomCBS availing itself of any “controlled company” exemption under the NASDAQ or NYSE listing standards, as applicable.

The Governance Agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Governance Agreement.”

Amendment to Settlement Agreement (page 205)

Concurrently with the execution of the merger agreement, CBS, the NAI Parties and certain other parties listed therein entered into the Amendment to Settlement Agreement. The Amendment to Settlement Agreement, which will become effective from and after the effective time, provides for the deletion of certain provisions in the Settlement Agreement relating to the composition of the CBS board of directors, CBS’ independence and extraordinary transactions involving CBS, which matters will be governed by the Governance Agreement from and after the effective time. In the event that the merger agreement is terminated prior to the effective time for any reason, the Amendment to Settlement Agreement shall be deemed null and void. The Amendment to Settlement Agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Amendment to Settlement Agreement.”

Recommendations of the CBS Special Committee and the CBS Board of Directors; Reasons for CBS to Enter into the Merger Agreement (page 110)

At a meeting held on August 13, 2019, the CBS special committee unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) approved the merger agreement and the contemplated transactions, including the merger, and (3) recommended that the CBS board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger and the stock issuance.

At a meeting of the CBS board of directors held on August 13, 2019, following the meeting of the CBS special committee, the members of the CBS board of directors who were present at such meeting unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws and (3) recommended that the CBS stockholders entitled to vote adopt the merger agreement and approve the stock issuance. The members of the CBS board of directors who were present at the meeting were Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Martha L. Minow, Susan Schuman and Frederick O. Terrell, each of whom is a member of the CBS special committee and is unaffiliated with NAI, and who collectively constitute more than two-thirds of the members of the CBS board of directors unaffiliated with NAI. The three members of the CBS board of directors who are not members of the CBS special committee, Shari E. Redstone, Robert N. Klieger and Strauss Zelnick, delivered waivers of notice prior to the meeting and were not present at the meeting. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The CBS board of directors recommends that CBS stockholders entitled to vote approve the CBS proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

For factors considered by the CBS special committee and the CBS board of directors in approving the merger agreement, see the section entitled “The Merger—Recommendations of the CBS Special Committee and the CBS Board of Directors; Reasons for CBS to Enter into the Merger Agreement.”

Recommendations of the Viacom Special Committee and the Viacom Board of Directors; Reasons for Viacom to Enter into the Merger Agreement (page 133)

At a meeting held on August 13, 2019, the Viacom special committee unanimously (1) determined that it is in the best interests of Viacom and its stockholders, and declared it advisable that Viacom enter into the merger agreement and consummate the contemplated transactions, including the merger, (2) recommended that the Viacom board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement.

At a meeting of the Viacom board of directors held on August 13, 2019, following the meeting of the Viacom special committee, the members of the Viacom board of directors who were present at such meeting

(each of whom is unaffiliated with NAI) unanimously (1) determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, (2) approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement. The members of the Viacom board of directors who were present at the meeting were Robert M. Bakish, Thomas J. May, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Nicole Seligman and Cristiana Falcone Sorrell. Two members of the Viacom board of directors, Shari E. Redstone and Deborah Norville, recused themselves from the meeting and were not in attendance. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The Viacom board of directors recommends that Viacom stockholders entitled to vote approve the Viacom proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

For factors considered by the Viacom special committee and the Viacom board of directors in approving the merger agreement, see the section entitled “The Merger—Recommendations of the Viacom Board of Directors; Reasons for Viacom to Enter into the Merger Agreement.”

Accounting Treatment (page 181)

NAI is the controlling stockholder of each of CBS and Viacom and therefore the merger is being accounted for as a transaction between entities under common control.

On August 13, 2019, NAI beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding and approximately 79.8% of the shares of Viacom Class A common stock outstanding. Holders of CBS Class A common stock and Viacom Class A common stock are entitled to one vote per share with respect to all matters on which stockholders are entitled to vote. Holders of Class B common stock of each company do not have voting rights. Through the aforementioned voting interest, NAI is in a position to control the outcome of corporate actions of CBS and Viacom that require, or may be accomplished by, stockholder approval and therefore have the ability to control the direction of the business and affairs of CBS and Viacom. Additionally, as the controlling stockholder, NAI controls the outcome of the adoption of the merger agreement and the related approvals. Pursuant to the Support Agreement, the NAI Parties have agreed to execute and deliver (or cause to be executed and delivered) the NAI written consents promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. The delivery of the NAI written consents will constitute receipt of stockholder approval for each of CBS and Viacom with respect to the adoption of the merger agreement and related approvals. See also the sections entitled “Governance Agreement,” “Support Agreement,” “Amendment to Settlement Agreement” and “Risk Factors—Risks Relating to ViacomCBS After the Closing—NAI, through its voting control of ViacomCBS, will be in a position to control actions that require stockholder approval.”

Upon the closing, the net assets of Viacom will be combined with those of CBS at their historical carrying amounts and the companies will be presented on a combined basis for all historical periods that the companies were under common control. Shares of ViacomCBS common stock issued to Viacom stockholders in exchange for the outstanding shares of Viacom common stock will be recorded at par value and historical weighted average basic and diluted shares of Viacom will be adjusted by the exchange ratio. Intercompany transactions between Viacom and CBS will be eliminated from all historical periods. Additionally, the historical fiscal year end of CBS is December 31, while the historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. Accordingly, the historical results of Viacom will be recalendarized to conform to CBS’ presentation.

Opinions of the CBS Special Committee’s Financial Advisors (page 120)

The CBS special committee retained Centerview and Lazard as its financial advisors in connection with the merger. In connection with this engagement, the CBS special committee requested that Centerview and Lazard evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than any shares of (1) CBS common stock held by NAI, NAI Entertainment or any other affiliate of CBS or Viacom and (2) CBS common stock held by CBS or any of its subsidiaries as treasury shares (which we collectively refer to in this section and in the summaries of Centerview’s and Lazard’s opinions under the section entitled “The Merger—Opinions of the CBS Special Committee’s Financial Advisors” as “Excluded Shares”) of the exchange ratio provided for pursuant to the merger agreement. On August 13, 2019, each of Centerview and Lazard rendered to the CBS special committee its oral opinion, which was subsequently confirmed by delivery of their respective written opinions dated August 13, 2019 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview and Lazard in preparing their respective opinions, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares).

The full text of the written opinion of each of Centerview and Lazard, each dated August 13, 2019, and each of which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing the applicable opinion, are included as Annex I and Annex J, respectively, and are incorporated herein by reference. Each of Centerview’s and Lazard’s financial advisory services and opinions were provided for the information and assistance of the CBS special committee (in the CBS special committee members’ capacities as such and not in any other capacities) in connection with and for purposes of its consideration of the merger and the opinions of Centerview and Lazard addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares) of the exchange ratio provided for pursuant to the merger agreement. The opinions of Centerview and Lazard did not address any other term or aspect of the merger agreement or the merger and do not constitute a recommendation to any CBS stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

The full text of the written opinions of each of Centerview and Lazard should be read carefully in their entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing the applicable opinion.

Opinions of the Viacom Special Committee’s Financial Advisors (page 143)

Opinion of LionTree (page 143)

LionTree Advisors LLC (which we refer to as “LionTree”) was retained by the Viacom special committee to act as a financial advisor in connection with the merger. On August 13, 2019, LionTree rendered its oral opinion to the Viacom special committee (which was subsequently confirmed in writing) that, as of such date, the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, was fair, from a financial point of view, to such holders (other than CBS, NAI and their respective affiliates, which we refer to as the “excluded parties”), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was provided to the Viacom special committee and only addressed the fairness, from a financial point of view, of the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, to such holders (other than the excluded parties) (without giving effect to any impact of the merger on any particular stockholder of Viacom other than in its capacity as a holder of Viacom common stock). The summary of LionTree’s opinion in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex K to this joint consent solicitation statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint consent solicitation statement/prospectus constitute a recommendation to any holder of Viacom common stock as to how such stockholder should vote or act on any matter relating to the merger or any other matter.

Opinion of Morgan Stanley (page 147)

Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) was retained by the Viacom special committee to act as a financial advisor in connection with the merger. On August 13, 2019, Morgan Stanley rendered its oral opinion to the Viacom special committee (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders (other than the excluded parties).

The full text of the written opinion, dated August 13, 2019, of Morgan Stanley, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex L to this document. The summary of Morgan Stanley’s opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Morgan Stanley provided its opinion to the Viacom special committee (in its capacity as such) for the benefit and use of the Viacom special committee in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Morgan Stanley’s opinion does not in any manner address the prices at which the CBS common stock or the Viacom common stock will trade following the consummation of the merger or at any time, as applicable. Morgan Stanley’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Interests of Executive Officers and Directors in the Merger

Interests of CBS’ Executive Officers and Directors in the Merger (page 158)

The executive officers and directors of CBS have interests in the merger that are different from, or in addition to, the interests of CBS stockholders generally. The CBS special committee and the members of the CBS board of directors who recommended that CBS stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the CBS board of directors’ recommendation that CBS stockholders entitled to vote adopt the merger agreement and approve the merger. Additional interests of the executive officers and directors of CBS in the merger include:

•	the payment of certain severance and other benefits to the executive officers of CBS upon a qualifying termination of employment in connection with the merger;

•

the designation of (1) Joseph R. Ianniello, as the Chairman and Chief Executive Officer of the CBS business of ViacomCBS, (2) Christina Spade, as the Executive Vice President, Chief Financial Officer of ViacomCBS, and (3) Laura Franco, as the Executive Vice President, General Counsel of the CBS business of ViacomCBS, in each case, pursuant to the terms of a new employment agreement with CBS (see the section entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger”), and certain protections afforded to such persons pursuant to the A&R Charter, the A&R Bylaws and the Governance Agreement (see the section entitled “The Merger—Governance Following Completion of the Merger”);

•	that, at the closing, the ViacomCBS board of directors will consist of 13 directors, including six CBS designees;

•	the continued provision of indemnification for current and former executive officers and directors of CBS in accordance with the merger agreement;

•	that Ms. Redstone serves as the non-executive Vice Chair of each of the CBS board of directors and the Viacom board of directors;

•

that Ms. Redstone owns 20% of the voting and non-voting interests of NAI through a trust she controls and therefore she has a minority indirect beneficial interest in the CBS and Viacom shares owned by the NAI Parties, and that Ms. Redstone is a future trustee of, and has certain beneficial interests in, the SMR Trust, which owns 80% of the voting and non-voting interests in NAI;

•	that Mr. Klieger is a partner at Hueston Hennigan LLP, and that Hueston Hennigan LLP has provided legal advice to CBS, NAI, Mr. Redstone and Ms. Redstone from time to time; and

•

that Ms. Beinecke is a partner at Hughes Hubbard & Reed LLP, and that Hughes Hubbard & Reed LLP has provided legal advice to CBS and certain members of CBS management from time to time (including advising Mr. Ianniello and Mses. Spade and Franco in negotiations with CBS with respect to the new employment agreements entered into in connection with the merger and the other contemplated transactions and matters relating thereto).

CBS stockholders should take these and other potential interests into account in deciding whether to deliver a written consent “FOR” the CBS proposals. See the sections entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger” and “The Merger Agreement—Covenants of the Parties” for a more detailed description of these interests.

Interests of Viacom’s Executive Officers and Directors in the Merger (page 166)

The executive officers and directors of Viacom have interests in the merger that are different from, or in addition to, the interests of Viacom stockholders generally. The Viacom special committee and the members of the Viacom board of directors who recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the Viacom board of directors’ recommendation that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger. Additional interests of the executive officers and directors of Viacom in the merger include:

•

the treatment of Viacom stock options, Viacom RSU awards, Viacom PSU awards and notional units held in the Viacom Director DC Plan and the Viacom Employee DC Plans that are held by non-employee directors and/or executive officers, as applicable, in accordance with the merger agreement;

•	the payment of certain severance and other benefits to the executive officers of Viacom upon a qualifying termination of employment in connection with the merger;

•

the designation of (1) Robert M. Bakish, the President and Chief Executive Officer of Viacom, as the President and Chief Executive Officer of ViacomCBS, (2) Christa A. D’Alimonte, the Executive Vice President, General Counsel and Secretary of Viacom, as Executive Vice President, General Counsel and Secretary of ViacomCBS, (3) Doretha (DeDe) Lea, the Executive Vice President, Global Government Affairs of Viacom, as Executive Vice President, Global Public Policy and Government Relations of ViacomCBS, and (4) Julia Phelps, the Executive Vice President, Communications, Culture and Marketing of Viacom, as Executive Vice President, Chief Communications and Corporate Marketing Officer of ViacomCBS, in each case, pursuant to the terms of an employment agreement with Viacom that will be assumed by ViacomCBS and will become effective upon the closing (see the section entitled “The Merger—Interests of Viacom’s Executive Officers and Directors in the Merger”), and certain protections afforded to Mr. Bakish and Ms. D’Alimonte pursuant to the A&R Charter, the A&R Bylaws and the Governance Agreement (see the section entitled “The Merger—Governance Following Completion of the Merger”);

•	the letter agreements with each of Mr. Bakish, Ms. D’Alimonte and Ms. Phelps providing for a supplemental grant of Viacom equity awards contingent upon the closing;

•	a transaction bonus and non-compete agreement with Wade C. Davis, the Executive Vice President and Chief Financial Officer of Viacom and payments thereunder;

•	that, at the closing, the ViacomCBS board of directors will consist of 13 directors, including four Viacom designees, as well as Mr. Bakish;

•	the continued provision of indemnification and insurance coverage for current and former executive officers and directors of Viacom in accordance with the merger agreement;

•	that Ms. Redstone serves as the non-executive Vice Chair of each of the CBS board of directors and the Viacom board of directors; and

•

that Ms. Redstone owns 20% of the voting and non-voting interests of NAI through a trust she controls and therefore she has a minority indirect beneficial interest in the CBS and Viacom shares owned by the NAI Parties, and that Ms. Redstone is a future trustee of, and has certain beneficial interests in, the SMR Trust, which owns 80% of the voting and non-voting interests in NAI.

Viacom stockholders should take these and other potential interests into account in deciding whether to deliver a written consent “FOR” the Viacom proposals. See the sections entitled “The Merger—Interests of Viacom’s Executive Officers and Directors in the Merger” and “The Merger Agreement—Covenants of the Parties” for a more detailed description of these interests.

Governance Following Completion of the Merger (page 176)

Combined Company Name and Ticker Symbols

Following the effective time, the name of the combined company will be “ViacomCBS Inc.” and the Class A common stock and Class B common stock of the combined company will trade on NASDAQ under new ticker symbols “VIACA” and “VIAC,” respectively.

ViacomCBS Board of Directors

Under the merger agreement, CBS and Viacom have agreed to take all actions necessary to cause the ViacomCBS board of directors as of the effective time to consist of a total of 13 directors, comprised of:

•	six Initial CBS Directors, as follows: Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Susan Schuman and Frederick O. Terrell;

•	four Initial Viacom Directors, as follows: Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr. and Nicole Seligman;

•	two directors designated by NAI, one of whom will be Shari E. Redstone, who will serve as the non-executive Chair of the ViacomCBS board of directors, and one of whom will be Robert N. Klieger; and

•	the Chief Executive Officer of ViacomCBS as of the effective time, who will be Mr. Bakish.

If any of the foregoing Initial CBS Directors or Initial Viacom Directors, as of immediately prior to the effective time, (1) is not a director of CBS (in the case of an Initial CBS Director) or of Viacom (in the case of an Initial Viacom Director) who is unaffiliated with NAI, (2) fails to qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC or (3) declines to or is otherwise incapable of serving on the ViacomCBS board of directors for any reason, the CBS special committee (in the case of an Initial CBS Director) or the Viacom special committee (in the case of an Initial Viacom Director) will be entitled to select an alternative member of the ViacomCBS board of directors who is (i) both “independent” under NASDAQ and SEC rules and unaffiliated with NAI and, as of immediately prior to the effective time, serving on the CBS board of directors or the Viacom board of directors, as applicable, (ii) reasonably acceptable to the special committee of the other party and (iii) acceptable to NAI, and such director will become, upon appointment, an Initial CBS Director or an Initial Viacom Director, as applicable.

Following the effective time and generally during the first two years following the closing, the Governance Agreement will limit the ability of the NAI Parties to effect changes to the composition of the ViacomCBS board of directors. See the section entitled “The Merger—Governance Following Completion of the Merger—Governance Agreement.”

Committees

Pursuant to the merger agreement, the standing committees of the ViacomCBS board of directors will consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Under the merger agreement, each of CBS and Viacom have agreed to take all actions necessary such that, as of the effective time, (1) Ms. Byrne, an Initial CBS Director, will serve as the chair of the Audit Committee, (2) Mr. Goldner, an Initial CBS Director, will serve as the chair of the Compensation Committee and (3) Ms. Seligman, an Initial Viacom Director, will serve as the chair of the Nominating and Governance Committee, in each case, until his or her respective successor is fully elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of ViacomCBS and applicable law.

Management of ViacomCBS

The A&R Bylaws will provide that, among other things, for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, the executive officers of ViacomCBS will include (1) Mr. Bakish, the current President and Chief Executive Officer of Viacom, who will serve as President and Chief Executive Officer of ViacomCBS, (2) Ms. Spade, the current Executive Vice President, Chief Financial Officer of CBS, who will serve as Executive Vice President, Chief Financial Officer of ViacomCBS, and (3) Ms. D’Alimonte, the current Executive Vice President, General Counsel and Secretary of Viacom, who will serve as Executive Vice President, General Counsel and Secretary of ViacomCBS. In addition, pursuant to the A&R Bylaws, for a period of 15 months following the closing with respect to Mr. Ianniello and for a period of two years following the closing with respect to Ms. Franco, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, Mr. Ianniello, the current President and Acting Chief Executive

Officer of CBS, will serve as Chairman and Chief Executive Officer of the CBS business of ViacomCBS and Ms. Franco, the current Executive Vice President, General Counsel of CBS, will serve as Executive Vice President and General Counsel of the CBS business of ViacomCBS.

Constituent Documents

As of the effective time, the CBS charter and the CBS bylaws will be amended and restated to read in their entirety as set forth on Annex G and Annex H to this joint consent solicitation statement/prospectus, respectively. Pursuant to the A&R Charter, the number of authorized shares of ViacomCBS Class A common stock will be decreased from 375 million to 55 million shares.

The A&R Charter and the A&R Bylaws will provide that, among other things, for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, (1) the number of directors constituting the entire ViacomCBS board of directors will be fixed at 13 members and (2) any vacancy on the ViacomCBS board of directors resulting from the departure of any Initial CBS Director or any Initial Viacom Director will be filled by a nominee approved by the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices. In addition, in order for the director filling such vacancy to constitute an Initial CBS Director or an Initial Viacom Director, a majority of the Initial CBS Directors then in office (or if there are no such Initial CBS Directors then in office, then at least 75% of the Unaffiliated Independent Directors) or a majority of the Initial Viacom Directors then in office (or if there are no such Initial Viacom Directors then in office, then at least 75% of the Unaffiliated Independent Directors), as applicable, must vote in favor of such person becoming an Initial CBS Director or an Initial Viacom Director, respectively. In the event of any vacancy on the ViacomCBS board of directors resulting from the departure of any NAI Affiliated Director, such vacancy may be filled by the ViacomCBS stockholders in accordance with the A&R Bylaws and A&R Charter.

As of the Effective Time, the A&R Bylaws will also provide that the approval of the ViacomCBS board of directors acting by the Requisite Approval will be required for the following:

•

the election, hiring or appointment of (1) any employee who serves in the capacity of (or who would, if appointed, serve in the capacity of) chief operating officer of ViacomCBS or any other position with substantially similar responsibilities, until the second anniversary of the closing, (2) any employee who served as chief executive officer, chief financial officer, chief operating officer or general counsel at CBS or Viacom at any time prior to the effective time (but excluding the Existing Specified Executives (as defined in the section entitled “CBS Proposal 4—Approval to Adopt Amendments to the Bylaws”), until the second anniversary of the closing, and (3) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

the termination or removal of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business), until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

any modification to any of the duties, authority or reporting relationships of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing; and

•	any modification to the compensation arrangements of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing.

In addition, consistent with the current Viacom charter and Viacom bylaws, the A&R Charter and the A&R Bylaws will prohibit ViacomCBS from entering into any agreement regarding, voting any shares or providing any consent in favor of, or consummating, any Paramount Transaction, without (1) the prior written consent of the holders of a majority of outstanding ViacomCBS Class A common stock and (2) the prior consent of at least 67% of the members of the ViacomCBS board of directors. “Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind ViacomCBS and its subsidiaries taken as a whole to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for: (1) any sale, issuance, transfer, redemption, lien, encumbrance or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (a) any shares of capital stock or ownership interest of Paramount or of any direct or indirect subsidiary of ViacomCBS involved with or supporting, in either case, in a material respect, ViacomCBS’ filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (b) any options, warrants, convertible securities or other rights to purchase, acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in each case, to a party that is not ViacomCBS or any of ViacomCBS’ subsidiaries; or (2) any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (a) any Paramount Entity or (b) the Paramount Entities taken as a whole, in each case, to a party that is not ViacomCBS or any of ViacomCBS’ subsidiaries.

Regulatory Approvals (page 179)

Under the merger agreement, it is a condition to each party’s obligation to effect the merger that certain U.S. federal or state regulatory requirements must be complied with or approvals must be obtained and certain non-U.S. regulatory clearances must be obtained. CBS and Viacom have determined that the merger is exempt from the premerger notification requirements of the HSR Act. As such, the merger is not subject to any filing requirements with U.S. federal competition authorities. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the U.S. Department of Justice or the U.S. Federal Trade Commission from investigating or seeking to enjoin the closing on the ground that it violates the United States antitrust laws.

CBS and Viacom can provide no assurance that regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed, and, if such an action or challenge is made, there can be no assurance as to its result. Private parties may also seek to take legal action under regulatory laws under some circumstances. Any such action or challenge to the merger could result in an administrative or court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on ViacomCBS after the closing. In addition, even if all required regulatory and other governmental consents are obtained and the closing conditions are satisfied, no assurance can be given that any conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The required regulatory and other governmental approvals are discussed under the section entitled “The Merger—Regulatory Approvals.”

No Solicitation (page 190)

Under the terms of the merger agreement, each of CBS and Viacom have agreed, until the earlier of the termination of the merger agreement and the effective time, not to, and to cause its subsidiaries not to, and to instruct (and use its reasonable best efforts to cause) its and its subsidiaries’ respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined under the section entitled “The Merger Agreement—Covenants of the Parties—No Solicitation”);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging or facilitating an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

Notwithstanding these restrictions, if at any time prior to obtaining the applicable stockholder approval, CBS or Viacom receives an unsolicited acquisition proposal, and its board of directors or special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined under the section entitled “The Merger Agreement—Covenants of the Parties—No Solicitation”), then such party may furnish information with respect to itself to, and participate in discussions or negotiations with, the person making such acquisition proposal.

CBS and Viacom have also each agreed to promptly notify the other party in the event that it receives an acquisition proposal and, subject to applicable law, to disclose to the other party the material terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal and to keep the other party reasonably informed of any material developments with respect thereto.

Restrictions on Recommendation Withdrawal (page 191)

The merger agreement provides that, subject to the exceptions described below, none of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee will (1) make an adverse recommendation change (as defined under the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”) or (2) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

Notwithstanding the foregoing, prior to obtaining the relevant stockholder approval, each of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee, as applicable, may make an adverse recommendation change or effect a superior proposal termination (as defined under the section entitled “The Merger Agreement—Termination”) if, upon receiving an acquisition proposal, such board or special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal; provided, however, that no such action may be taken unless (1) the acting party has given the other party at least five business days’ prior written notice (which notice attaches all material information and documentation), (2) the acting party has negotiated in good faith with the other party during such notice period, to the extent the other party wishes to negotiate, to enable the other party to propose a binding offer to revise the terms of the merger agreement, (3) following the end of such notice period, the board of directors or special committee of the acting party has considered in good faith any such binding offer from the other party and has determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer are given effect and (4) in the event of any material change to the material terms of such superior proposal, the acting party has delivered to the other party an additional notice and provided an additional notice period of at least three business days.

In addition, prior to obtaining the relevant stockholder approval, each of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee, as applicable, may make an adverse recommendation change in response to an intervening event (as defined under the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”) if such board or special committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such intervening event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to corresponding notice and match period requirements.

Conditions to Completion of the Merger (page 195)

The respective obligations of CBS and Viacom to effect the merger are subject to the satisfaction, or (to the extent permitted by law) waiver by CBS and Viacom (as applicable), at or prior to effective time of the following conditions:

•

Viacom Stockholder Approval. Viacom having obtained the affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A common stock in favor of the adoption of the merger agreement.

•

CBS Stockholder Approval. CBS having obtained the affirmative vote of the holders of a majority of the outstanding shares of CBS Class A common stock in favor of the adoption of the merger agreement and the approval of the stock issuance.

•

Absence of Legal Restraint. No law having been adopted or promulgated, or being in effect, and no temporary, preliminary or permanent order issued by one or more specified governmental entities of competent jurisdiction being in effect, in each case, having the effect of making the merger illegal or otherwise prohibiting closing.

•	Regulatory Approvals. The approvals or consents of specified governmental entities having been received and being in full force and effect.

•

NASDAQ Listing. All issued and outstanding shares of CBS common stock as of immediately prior to the effective time and all shares of ViacomCBS common stock to be issued in the merger having been approved for listing on NASDAQ, subject to official notice of issuance.

•

Effectiveness of Registration Statement. The registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part having been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC.

The obligation of CBS to effect the merger is subject to the satisfaction, or waiver by CBS, at or prior to the effective time of the following additional conditions:

•

Representations and Warranties. The representations and warranties of Viacom in the merger agreement being true and correct, in each case, both when made and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject in most cases to “materiality” and “material adverse effect” qualifications.

•

Covenants. Viacom having performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time.

•

Officer’s Certificate. CBS having received a certificate of an executive officer of Viacom, dated as of the closing date, certifying that the conditions described under the two bullet points above (under “—Representations and Warranties” and “—Covenants”) have been satisfied.

•

Resignations. Viacom having delivered to CBS the resignation (or other evidence of removal) of certain officers and directors from each office held by such person at Viacom and each of its subsidiaries, in each case, effective as of the effective time in form and substance reasonably acceptable to CBS.

•

Tax Opinion. CBS having received a written opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP (or, under certain circumstances, one of certain other law firms), dated as of the closing date and in form and substance reasonably satisfactory to CBS, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify for its intended tax treatment, including that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of Viacom to effect the merger is subject to the satisfaction, or waiver by Viacom, at or prior to the effective time of the following additional conditions:

•

Representations and Warranties. The representations and warranties of CBS in the merger agreement being true and correct, in each case, both when made and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), subject in most cases to “materiality” and “material adverse effect” qualifications.

•

Covenants. CBS having performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time.

•

Officer’s Certificate. Viacom having received a certificate of an executive officer of CBS, dated as of the closing date, certifying that the conditions described under the two bullet points above (under “—Representations and Warranties” and “—Covenants”) have been satisfied.

•

Resignations. CBS having delivered to Viacom the resignation (or other evidence of removal) of certain officers and directors from each office held by such person at CBS and each of its subsidiaries, in each case, effective as of the effective time in form and substance reasonably acceptable to Viacom.

•

Tax Opinion. Viacom having received a written opinion from Cravath, Swaine & Moore LLP (or, under certain circumstances, one of certain other law firms), dated as of the closing date and in form and substance reasonably satisfactory to Viacom, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify for its intended tax treatment, including that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Closing (page 195)

Unless the merger agreement is terminated, as described in the section entitled “The Merger Agreement—Termination,” the closing will occur on the second business day after the satisfaction or waiver (to the extent permitted by law) of the closing conditions described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or, to the extent permitted by law, waiver of such conditions), or at such other date as agreed to in writing by the parties to the merger agreement.

Termination of the Merger Agreement (page 197)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (except as provided below, whether before or after receipt of the CBS stockholder approval with respect to the

CBS merger agreement proposal and the CBS stock issuance proposal or the Viacom stockholder approval with respect to the Viacom merger agreement proposal) by mutual written consent of CBS and Viacom or as follows:

•	By either CBS or Viacom:

•

if the effective time has not occurred on or before May 13, 2020 (provided that this right to terminate the merger agreement will not be available to any party whose material breach of any obligation under the merger agreement has been the primary cause of the failure of the effective time to occur on or before such date); or

•

if any legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the merger or otherwise prohibiting the closing shall have become final and non-appealable (provided that this right to terminate the merger agreement will not be available to any party whose material breach of any obligation under the merger agreement has been the primary cause of the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted);

•	By CBS:

•

prior to receipt of the Viacom stockholder approval, if the Viacom board of directors or the Viacom special committee has made an adverse recommendation change, as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”;

•

prior to receipt of the CBS stockholder approval, if (1) the CBS board of directors or the CBS special committee authorizes CBS, subject to complying with the merger agreement provisions described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination,” to enter into a definitive agreement providing for a superior proposal, (2) concurrently with the termination of the merger agreement, CBS, subject to complying with such merger agreement provisions, enters into a definitive agreement providing for a superior proposal and (3) prior to or concurrently with such termination, CBS pays to Viacom the CBS termination fee described in the section entitled “The Merger Agreement—Termination Fees; Expenses”; or

•

if Viacom has breached or failed to perform any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Viacom shall have become untrue, in either case such that the applicable closing condition would not be satisfied, and (1) such breach is not reasonably capable of being cured prior to May 13, 2020 or (2) if such breach is reasonably capable of being cured prior to May 13, 2020, such breach has not been cured prior to the earlier of (i) 30 days following written notice of such breach from CBS to Viacom and (ii) May 13, 2020 (provided that this right to terminate the merger agreement will not be available to CBS if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of CBS has become untrue, in either case so as to result in the failure of the applicable closing condition); or

•	By Viacom:

•

prior to receipt of the CBS stockholder approval, if the CBS board of directors or the CBS special committee has made an adverse recommendation change, as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”;

•

prior to receipt of the Viacom stockholder approval, if (1) the Viacom board of directors or the Viacom special committee authorizes Viacom, subject to complying with the merger agreement provisions described in the section entitled “The Merger Agreement—Covenants of the Parties—

Adverse Recommendation Change; Superior Proposal Termination,” to enter into a definitive agreement providing for a superior proposal, (2) concurrently with the termination of the merger agreement, Viacom, subject to complying with such merger agreement provisions, enters into a definitive agreement providing for a superior proposal and (3) prior to or concurrently with such termination, Viacom pays to CBS the Viacom termination fee described in the section entitled “The Merger Agreement—Termination Fees; Expenses”; or

•

if CBS has breached or failed to perform any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of CBS shall have become untrue, in either case such that the applicable closing condition would not be satisfied, and (1) such breach is not reasonably capable of being cured prior to May 13, 2020 or (2) if such breach is reasonably capable of being cured prior to May 13, 2020, such breach has not been cured prior to the earlier of (i) 30 days following written notice of such breach from Viacom to CBS and (ii) May 13, 2020 (provided that this right to terminate the merger agreement will not be available to Viacom if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Viacom has become untrue, in either case so as to result in the failure of the applicable closing condition).

Termination Fees; Expenses (page 199)

All fees and expenses incurred in connection with the merger will be the obligation of the party incurring such fees and expenses, except CBS and Viacom will each bear and pay one-half of the expenses incurred in connection with (1) the filing, printing and mailing of this joint consent solicitation statement/prospectus and (2) filing fees related to the merger and the merger agreement under applicable antitrust or competition laws.

In addition, if the merger agreement is terminated under certain circumstances, CBS will be required to pay Viacom a termination fee of $560,000,000. This termination fee will be payable:

•

(1) if Viacom terminates the merger agreement because the CBS board of directors or the CBS special committee makes an adverse recommendation change or (2) if CBS terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal, in each case, as described in the section entitled “The Merger Agreement—Termination”; or

•	if all of the following events occur:

•

(1) CBS or Viacom terminates the merger agreement because of a failure of the merger to occur by May 13, 2020 or (2) Viacom terminates the merger agreement because of a breach of a covenant by CBS, in each case, as described in the section entitled “The Merger Agreement—Termination”;

•	after the date of the merger agreement, an acquisition proposal with respect to CBS is publicly disclosed or announced or becomes publicly known:

•	prior to May 13, 2020 (in the case of a termination resulting from the failure of the merger to occur by May 13, 2020); or

•	prior to the termination of the merger agreement (in the case of a termination resulting from a breach of CBS’ covenants); and

•

(1) within 12 months following the termination of the merger agreement, CBS or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated (whether during or after such 12-month period) or (2) within 12 months following the termination of the merger agreement, any person commences a tender offer or exchange offer in respect of an acquisition proposal for CBS that is thereafter consummated (whether during or after such 12-month period).

If the merger agreement is terminated under certain circumstances, Viacom will be required to pay CBS a termination fee of $373,000,000. This termination fee will be payable:

•

(1) if CBS terminates the merger agreement because the Viacom board of directors or the Viacom special committee makes an adverse recommendation change or (2) if Viacom terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal, in each case, as described in the section entitled “The Merger Agreement—Termination”; or

•	if all of the following events occur:

•

(1) CBS or Viacom terminates the merger agreement because of a failure of the merger to occur by May 13, 2020 or (2) CBS terminates the merger agreement because of a breach of a covenant by Viacom, in each case, as described in the section entitled “The Merger Agreement—Termination”;

•	after the date of the merger agreement, an acquisition proposal with respect to Viacom is publicly disclosed or announced or becomes publicly known:

•	prior to May 13, 2020 (in the case of a termination resulting from the failure of the merger to occur by May 13, 2020); or

•	prior to the termination of the merger agreement (in the case of a termination resulting from a breach of Viacom’s covenants); and

•

(1) within 12 months following the termination of the merger agreement, Viacom or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated (whether during or after such 12-month period) or (2) within 12 months following the termination of the merger agreement, any person commences a tender offer or exchange offer in respect of an acquisition proposal for Viacom that is thereafter consummated (whether during or after such 12-month period).

See the sections entitled “The Merger Agreement—Effect of Termination” and “The Merger Agreement—Termination Fees; Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger (page 252)

The obligations of CBS and Viacom to complete the merger are conditioned upon the receipt by each of CBS and Viacom of an opinion of its respective outside counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the merger qualifies as a “reorganization,” U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) of shares of Viacom common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of ViacomCBS common stock in exchange for Viacom common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of ViacomCBS common stock).

The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences.” The discussion of the material U.S. federal income tax consequences contained in this joint consent solicitation statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state, or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

All Viacom stockholders should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

No Appraisal or Dissenters’ Rights (page 251)

Viacom stockholders and CBS stockholders are not entitled to appraisal rights under Delaware law in connection with the merger. See the section entitled “The Merger–No Appraisal or Dissenters’ Rights.”

Comparison of Stockholder Rights and Corporate Governance Matters (page 226)

Upon the closing, Viacom stockholders will become stockholders of ViacomCBS, and their rights will be governed by Delaware law and the governing corporate documents of ViacomCBS as amended and restated in connection with the closing, as set forth in the A&R Charter and A&R Bylaws which are included as Annex G and Annex H to this joint consent solicitation statement/prospectus, respectively. The differences between the governing corporate documents of CBS and Viacom that are currently in effect and the governing documents of ViacomCBS that will be in effect immediately following the closing are described in detail in the section entitled “Comparison of Stockholder Rights.”

Litigation Relating to the Merger (page 182)

On September 27, 2019, Bucks County Employees Retirement Fund (which we refer to as the “Bucks County Fund”), a purported holder of CBS Class B common stock, served CBS with a demand for inspection of books and records pursuant to 8 Del. C. § 220 (which we refer to as the “Demand”). While CBS has not conceded the Bucks County Fund’s entitlement to any documents, on October 10, 2019, CBS offered to produce certain categories of documents properly within the scope of a books and records demand under § 220. The Bucks County Fund rejected CBS’ offer and filed litigation in the Court of Chancery of the State of Delaware on October 15, 2019, seeking to compel production of all documents requested in the Demand.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CBS

The following selected historical consolidated financial data is derived from CBS’ consolidated financial statements as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and consolidated financial statements as of and for the six months ended June 30, 2019 and 2018. In the opinion of CBS’ management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for the interim periods.

The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of CBS and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained in CBS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, along with the unaudited consolidated financial statements of CBS contained in CBS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 that CBS previously filed with the SEC and that are incorporated by reference into this joint consent solicitation statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See the section entitled “Where You Can Find More Information.”

	For the Six Months Ended June 30,		For the Year Ended December 31,(2)
(in millions, except per share amounts)	2019(1)	2018	2018(3)(4)	2017(5)(6)(7)	2016(5)(6)	2015(5)(8)	2014(5)(9)
Statement of Operations data:
Revenues	$7,976	$7,227	$14,514	$13,692	$13,166	$12,671	$12,519
Operating income	$1,923	$1,431	$2,768	$2,861	$2,902	$2,684	$2,631
Net earnings from continuing operations	$2,023	$911	$1,960	$1,309	$1,552	$1,554	$1,151
Net earnings (loss) from discontinued operations, net of tax	$—	$—	$—	$(952)	$(291)	$(141)	$1,808
Net earnings	$2,023	$911	$1,960	$357	$1,261	$1,413	$2,959

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$5.41	$2.40	$5.20	$3.26	$3.50	$3.21	$2.09
Net earnings (loss) from discontinued operations	$—	$—	$—	$(2.37)	$(.66)	$(.29)	$3.29
Net earnings	$5.41	$2.40	$5.20	$.89	$2.84	$2.92	$5.38

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$5.38	$2.38	$5.14	$3.22	$3.46	$3.18	$2.05
Net earnings (loss) from discontinued operations	—	$—	$—	$(2.34)	$(.65)	$(.29)	$3.22
Net earnings	$5.38	$2.38	$5.14	$.88	$2.81	$2.89	$5.27
Dividends per common share	$.36	$.36	$.72	$.72	$.66	$.60	$.54

	For the Six Months Ended June 30,		For the Year Ended December 31,(2)
(in millions, except per share amounts)	2019(1)	2018	2018(3)(4)	2017(5)(6)(7)	2016(5)(6)	2015(5)(8)	2014(5)(9)

Balance Sheet data (at period end):
Total assets:
Continuing operations	$23,822	$20,372	$21,847	$20,830	$19,642	$18,695	$18,372
Discontinued operations	13	13	12	13	4,596	5,070	5,563
Total assets	$23,835	$20,385	$21,859	$20,843	$24,238	$23,765	$23,935

Total debt:
Continuing operations	$9,370	$9,850	$10,152	$10,162	$9,375	$8,448	$7,112
Discontinued operations	—	—	—	—	1,345	—	—
Total debt	$9,370	$9,850	$10,152	$10,162	$10,720	$8,448	$7,112
Total Stockholders’ Equity	$4,753	$2,167	$2,804	$1,978	$3,689	$5,563	$6,970

(1)

During the six months ended June 30, 2019, CBS recorded a gain of $549 million ($386 million, net of tax), or $1.03 per diluted share, on the sale of its CBS Television City property and sound stage operation (which we refer to as “CBS Television City”) and a deferred tax benefit of $768 million, or $2.04 per diluted share, resulting from the transfer of intangible assets between subsidiaries of CBS in connection with a reorganization of CBS’ international operations.

(2)

On November 16, 2017, CBS completed the disposition of CBS Radio Inc. (which we refer to as “CBS Radio”) through a tax-free split-off. CBS Radio has been presented as a discontinued operation in CBS’ consolidated financial statements for all periods presented. Also included in discontinued operations is CBS Outdoor Americas Inc., which was disposed of in 2014, and Outdoor Europe, which was sold in 2013.

(3)	During 2018, CBS recorded expenses of $128 million primarily for professional fees related to legal proceedings and other corporate matters.
(4)	During 2018, CBS reversed a valuation allowance of $140 million relating to capital loss carryforwards that were utilized in connection with the sale of CBS Television City.
(5)

For 2017, net loss from discontinued operations, net of tax, includes a loss on the split-off of CBS Radio of $105 million, or $.26 per diluted share, and a market value adjustment of $980 million, or $2.41 per diluted share, recorded prior to the split-off to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom Communications Corp. Included in net loss from discontinued operations, net of tax, are noncash impairment charges of $444 million ($427 million, net of tax), or $.95 per diluted share, in 2016, and $484 million ($297 million, net of tax), or $.61 per diluted share, in 2015, in each case to reduce the carrying value of CBS Radio’s intangible assets. For 2014, net earnings from discontinued operations, net of tax, included a gain on the disposal of Outdoor Americas Inc. of $1.56 billion, or $2.78 per diluted share.

(6)

In 2017, CBS recorded a pension settlement charge of $352 million ($237 million, net of tax), or $.58 per diluted share, and in 2016, CBS recorded a pension settlement charge of $211 million ($130 million, net of tax), or $.29 per diluted share.

(7)	In 2017, CBS recorded a provisional charge of $129 million, or $.32 per diluted share, resulting from the enactment of federal tax legislation in December 2017.
(8)	In 2015, CBS recorded gains from the sales of internet businesses in China of $139 million ($131 million, net of tax), or $.27 per diluted share.
(9)

In 2014, in connection with the early redemption of $1.07 billion of its debt, CBS recorded a pretax loss on early extinguishment of debt of $352 million ($219 million, net of tax), or $.39 per diluted share.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIACOM

The following selected historical consolidated financial data is derived from Viacom’s consolidated financial statements as of, and for each of, the years ended September 30, 2018, 2017, 2016, 2015 and 2014 and condensed consolidated financial statements as of and for the nine months ended June 30, 2019 and 2018. In the opinion of Viacom’s management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for the interim periods.

The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Viacom and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, along with the unaudited condensed consolidated financial statements of Viacom contained in Viacom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 that Viacom previously filed with the SEC and that are incorporated by reference into this joint consent solicitation statement/prospectus. The unaudited consolidated financial statements of Viacom have been prepared on the same basis as the audited financial statements of Viacom, except for the October 1, 2018 adoption of ASC Topic 606—Revenue from Contracts, ASU 2016-16—Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory, ASU 2016-01—Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities and ASU 2017-07—Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information.”

	As of and for the Nine Months Ended June 30,		As of and for the Year Ended September 30,
(in millions, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Statement of Earnings Data
Revenues	$9,405	$9,458	$12,943	$13,263	$12,488	$13,268	$13,783
Operating income(1)	$1,932	$1,926	$2,570	$2,489	$2,526	$3,112	$4,082
Net earnings from continuing operations (Viacom and noncontrolling interests)	$1,243	$1,329	$1,728	$1,919	$1,471	$2,002	$2,464
Net earnings from continuing operations attributable to Viacom	$1,219	$1,302	$1,688	$1,871	$1,436	$1,922	$2,392
Net earnings from continuing operations per share attributable to Viacom:
Basic	$3.02	$3.23	$4.19	$4.68	$3.62	$4.78	$5.54
Diluted	$3.02	$3.23	$4.19	$4.67	$3.61	$4.73	$5.43
Weighted average number of common shares outstanding:
Basic	$403.3	$402.6	$402.7	$399.9	$396.5	$402.2	$432.1
Diluted	$403.7	$402.9	$403.0	$400.6	$398.0	$406.0	$440.2
Dividends declared per share of Class A and Class B common stock	$0.60	$0.60	$0.80	$0.80	$1.40	$1.46	$1.26

	As of and for the Nine Months Ended June 30,		As of and for the Year Ended September 30,
(in millions, except per share amounts)	2019	2018	2018	2017	2016	2015	2014

Balance Sheet Data
Total assets	$23,648	$23,161	$23,783	$23,698	$22,508	$22,143	$22,985
Total debt	$8,958	$10,088	$10,082	$11,119	$11,913	$12,285	$12,699
Total Viacom stockholders’ equity	$8,440	$7,006	$7,407	$6,035	$4,277	$3,538	$3,719
Total equity	$8,483	$7,071	$7,465	$6,119	$4,330	$3,599	$3,747

(1)

On October 1, 2018, Viacom retrospectively adopted ASU 2017-07—Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (which we refer to as “ASU 2017-07”). The historical audited consolidated financial statements that Viacom previously filed with the SEC, as well as this selected historical financial data, have not been adjusted for the effect of the adoption because it was immaterial. The adoption of ASU 2017-07 would have resulted in reclassification of $2 million, $3 million, $2 million, $29 million and ($2) million from Selling, general and administrative to Other items, net in the Consolidated Statements of Earnings for the years ended September 30, 2018, 2017, 2016, 2015, and 2014, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data gives effect to the merger. The unaudited pro forma condensed combined statements of operations data is presented as if the merger had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet data at June 30, 2019 is presented as if the merger had occurred on June 30, 2019. The selected unaudited pro forma condensed combined financial data is derived from, and should be read in conjunction with, the section entitled “ViacomCBS Inc. Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes elsewhere in this joint consent solicitation statement/prospectus. The selected unaudited pro forma condensed combined financial data has been derived from CBS’ and Viacom’s respective historical consolidated financial statements. The historical fiscal year end of CBS is December 31. The historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. Accordingly, in order to present the pro forma results of ViacomCBS on a December 31 fiscal year-end basis, the historical results of Viacom were recalendarized to conform to CBS’ presentation.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. In addition, the data does not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company. Actual results may differ materially from the assumptions within the accompanying selected unaudited pro forma condensed combined financial data.

ViacomCBS Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

(in millions, except per share amounts)

	Six Months Ended June 30, 2019	Year Ended December 31,
		2018	2017	2016
Revenues	$14,243	$27,356	$26,556	$25,685
Operating income	$3,253	$5,224	$5,364	$5,298
Net earnings from continuing operations attributable to ViacomCBS	$2,924	$3,431	$3,319	$2,935
Net earnings from continuing operations per common share attributable to ViacomCBS:
Basic	$4.76	$5.56	$5.19	$4.31
Diluted	$4.74	$5.52	$5.13	$4.28
Weighted average number of common shares outstanding:
Basic	614	617	640	681
Diluted	617	621	647	685

ViacomCBS Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

(in millions)

At June 30, 2019
Cash and cash equivalents	$938
Total assets	$48,373
Long-term debt, including finance leases (current and non-current)	$18,328
Total ViacomCBS stockholders’ equity	$12,922
Total Stockholders’ equity	$12,965

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following table sets forth selected historical per share data of CBS and Viacom and unaudited pro forma per share financial data after giving effect to the merger. The CBS historical data has been derived from and should be read together with: (1) CBS’ unaudited consolidated financial statements and related notes contained in CBS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019; and (2) CBS’ audited consolidated financial statements and accompanying notes contained in CBS’ Annual Report on Form 10-K for the year ended December 31, 2018, which are each incorporated by reference into this joint consent solicitation statement/prospectus. The Viacom historical data has been derived from, and should be read together with, (1) Viacom’s unaudited consolidated financial statements and accompanying notes contained in Viacom’s Quarterly Reports on Form 10-Q for the following periods: (i) the quarter ended June 30, 2019; (ii) the quarter ended December 31, 2018; and (iii) the quarter ended December 31, 2017, and (2) Viacom’s audited consolidated financial statements and accompanying notes contained in Viacom’s Annual Report on Form 10-K for the year ended September 30, 2018, which are each incorporated by reference into this joint consent solicitation statement/prospectus. The unaudited pro forma per share financial data has been derived from, and should be read in conjunction with, the section entitled “ViacomCBS Inc. Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes included in this joint consent solicitation statement/prospectus. The unaudited pro forma per share financial data is presented as if the merger had been completed on January 1, 2016, for basic and diluted net earnings per share data, and June 30, 2019 for book value per share data. The historical fiscal year end of CBS is December 31. The historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. Accordingly, in order to present the Viacom historical per share data and the pro forma per share data of ViacomCBS on a December 31 fiscal year-end basis, the historical results of Viacom were recalendarized to conform to CBS’ presentation.

The unaudited pro forma per share financial data is provided for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. In addition, the data does not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma per share financial data.

	Six Months Ended or At June 30, 2019	Year Ended December 31,
		2018	2017	2016
Historical CBS Per Share Data
Net earnings from continuing operations per common share:
Basic	$5.41	$5.20	$3.26	$3.50
Diluted	$5.38	$5.14	$3.22	$3.46
Book value per share of common stock	$12.67
Cash dividends declared	$0.36	$0.72	$0.72	$0.66

	Six Months Ended or At June 30, 2019	Year Ended December 31,
		2018	2017	2016
Historical Viacom Per Share Data
Net earnings from continuing operations per share attributable to Viacom:
Basic	$2.24	$3.65	$5.01	$3.48
Diluted	$2.23	$3.65	$5.00	$3.47
Book value per share of common stock	$20.94
Cash dividends declared	$0.40	$0.80	$0.80	$1.20

	Six Months Ended or At June 30, 2019	Year Ended December 31,
		2018	2017	2016
Unaudited Pro forma ViacomCBS Per Share Data
Net earnings from continuing operations per share attributable to ViacomCBS:
Basic	$4.76	$5.56	$5.19	$4.31
Diluted	$4.74	$5.52	$5.13	$4.28
Book value per share of common stock	$20.98
Cash dividends declared(1)	N/A	N/A	N/A	N/A

	Six Months Ended or At June 30, 2019	Year Ended December 31,
		2018	2017	2016
Viacom Equivalent Pro Forma Per Share Data(2)
Net earnings from continuing operations per share attributable to Viacom:
Basic	$2.84	$3.32	$3.09	$2.57
Diluted	$2.83	$3.29	$3.06	$2.55
Book value per share of common stock	$12.51
Cash dividends declared(1)	N/A	N/A	N/A	N/A

(1)

Pro forma ViacomCBS and Viacom Equivalent Pro Forma dividends per share data are not provided due to the fact that the dividend policy for ViacomCBS will be determined by the ViacomCBS board of directors following the closing.

(2)	The Viacom equivalent pro forma data was calculated by multiplying the ViacomCBS unaudited pro forma data by the exchange ratio of 0.59625.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

The table below sets forth, for the calendar quarters indicated, the intra-day high and low sales prices per share, as well as the dividend paid per share, of CBS Class A common stock, which trades on the NYSE under the symbol “CBS.A,” and Viacom Class A common stock, which trades on NASDAQ under the symbol “VIA.”

	CBS Class A			Viacom Class A
Calendar Period	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2017
First quarter	$70.68	$62.25	$0.18	$48.80	$38.60	$0.20
Second quarter	$71.07	$61.01	$0.18	$49.00	$36.25	$0.20
Third quarter	$68.86	$57.45	$0.18	$42.55	$36.35	$0.20
Fourth quarter	$61.70	$53.00	$0.18	$37.75	$28.20	$0.20
2018
First quarter	$61.25	$49.33	$0.18	$40.64	$32.30	$0.20
Second quarter	$58.78	$47.98	$0.18	$40.20	$31.05	$0.20
Third quarter	$59.76	$51.35	$0.18	$37.55	$32.00	$0.20
Fourth quarter	$59.01	$41.48	$0.18	$38.00	$27.01	$0.20
2019
First quarter	$52.29	$43.60	$0.18	$35.41	$27.60	$0.20
Second quarter	$52.86	$46.63	$0.18	$37.54	$32.39	$0.20
Third quarter	$53.68	$42.31	$0.18	$36.68	$25.88	$0.20
Fourth quarter (through October 15, 2019)	$43.90	$40.71	—	$26.86	$24.54	—

The table below sets forth, for the calendar quarters indicated, the intra-day high and low sales prices per share, as well as the dividend paid per share, of CBS Class B common stock, which trades on the NYSE under the symbol “CBS,” and Viacom Class B common stock, which trades on NASDAQ under the symbol “VIAB.”

	CBS Class B			Viacom Class B
Calendar Period	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2017
First quarter	$69.60	$61.95	$0.18	$46.72	$35.50	$0.20
Second quarter	$70.10	$59.72	$0.18	$46.70	$33.30	$0.20
Third quarter	$68.75	$56.91	$0.18	$36.77	$26.65	$0.20
Fourth quarter	$60.77	$52.75	$0.18	$32.56	$22.13	$0.20
2018
First quarter	$61.59	$49.24	$0.18	$35.55	$27.76	$0.20
Second quarter	$58.50	$47.54	$0.18	$32.15	$26.56	$0.20
Third quarter	$59.59	$50.91	$0.18	$34.44	$27.24	$0.20
Fourth quarter	$59.56	$41.38	$0.18	$33.92	$23.31	$0.20
2019
First quarter	$51.94	$43.34	$0.18	$30.89	$24.85	$0.20
Second quarter	$52.89	$46.43	$0.18	$31.18	$27.52	$0.20
Third quarter	$53.71	$40.08	$0.18	$31.96	$23.93	$0.20
Fourth quarter (through October 15, 2019)	$41.08	$37.10	—	$24.48	$22.14	—

The CBS board of directors has the power to determine the amount and frequency of the payment of dividends to CBS stockholders. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing CBS’ indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the CBS board of directors considers important. While CBS anticipates that if the merger is not completed it would continue to pay dividends, there are no assurances that this will be the case. Under the merger agreement, until the effective time, CBS may continue to pay regular, quarterly cash dividends in an amount per share of up to $0.18 per quarter.

The Viacom board of directors has the power to determine the amount and frequency of the payment of dividends to Viacom stockholders. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Viacom’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Viacom board of directors considers important. While Viacom anticipates that if the merger is not completed it would continue to pay dividends, there are no assurances that this will be the case. Under the merger agreement, until the effective time, Viacom may continue to pay regular, quarterly cash dividends in an amount per share of up to $0.20 per quarter.

The following tables present the closing prices of CBS common stock and Viacom common stock on August 12, 2019, the last trading day prior to the date of the public announcement of the signing of the merger agreement, and October 15, 2019, the last trading day prior to the date of this joint consent solicitation statement/prospectus. The tables also show the implied per share value of the merger consideration for each share of Viacom common stock on the relevant date.

With respect to CBS Class A common stock and Viacom Class A common stock:

Date	CBS.A Closing Price	VIA Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
August 12, 2019	$48.88	$32.56	0.59625	$29.14
October 15, 2019	$41.76	$25.29	0.59625	$24.90

With respect to CBS Class B common stock and Viacom Class B common stock:

Date	CBS Closing Price	VIAB Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
August 12, 2019	$48.04	$28.53	0.59625	$28.64
October 15, 2019	$38.07	$22.76	0.59625	$22.70

The above tables show only historical comparisons. Because CBS’ share price will fluctuate between now and the closing, and because the exchange ratio is fixed and will not be adjusted to reflect changes in CBS’ or Viacom’s respective share prices, the value of the ViacomCBS common stock received by Viacom stockholders in the merger may differ from the implied value based on the share price on the date of the merger agreement or on October 15, 2019. We urge you to obtain current share price quotations for CBS common stock and Viacom common stock and to review carefully the other information contained in this joint consent solicitation statement/prospectus or incorporated by reference into this joint consent solicitation statement/prospectus in considering whether to approve the CBS proposals and the Viacom proposals, as applicable. No assurance can be given concerning the market prices of CBS common stock and Viacom common stock before or after the effective time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint consent solicitation statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act, and Section 21E of the Exchange Act. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “target,” similar expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such transaction in a timely matter or at all. Important risk factors that may cause such a difference include, but are not limited to (1) the proposed merger may not be completed on anticipated terms and timing, (2) a condition to the closing may not be satisfied, including obtaining regulatory approvals, (3) the anticipated tax treatment of the merger may not be obtained, (4) the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined business after the closing, (5) potential litigation relating to the proposed merger that could be instituted against CBS, Viacom or their respective directors, (6) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (7) any negative effects of the announcement, pendency or the consummation of the merger on the market price of CBS’ or Viacom’s common stock and on CBS’ or Viacom’s operating results, (8) risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the proposed merger, (9) the risks and costs associated with the integration of, and the ability of CBS and Viacom to integrate, the businesses successfully and to achieve anticipated synergies, (10) the risk that disruptions from the proposed merger will harm CBS’ or Viacom’s business, including current plans and operations, (11) the ability of CBS or Viacom to retain and hire key personnel and uncertainties arising from leadership changes, (12) legislative, regulatory and economic developments, (13) the other risks described in CBS’ and Viacom’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and (14) management’s response to any of the aforementioned factors.

These risks, as well as other risks associated with the proposed merger, are more fully discussed in the section of this joint consent solicitation statement/prospectus entitled “Risk Factors.” While the lists of factors presented here and in the section entitled “Risk Factors” are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on CBS’ or Viacom’s consolidated financial condition, results of operations, credit rating or liquidity. Neither CBS nor Viacom assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

RISK FACTORS

Risk Factors Relating to the Merger

Because the market price of CBS common stock will fluctuate, Viacom stockholders cannot be sure of the value of ViacomCBS common stock they will receive in the merger. In addition, because the exchange ratio is fixed, the number of shares of ViacomCBS common stock to be received by Viacom stockholders in the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of CBS common stock or Viacom common stock.

As a result of the merger, each share of Viacom Class A common stock and each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Viacom as treasury shares or by CBS) will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and 0.59625 shares of ViacomCBS Class B common stock, respectively. The exchange ratio is fixed and will not be adjusted prior to the closing to account for changes in the trading prices of CBS common stock or Viacom common stock or, except as otherwise set forth in the merger agreement, other factors. The exact value of the consideration to Viacom stockholders will therefore depend on the price per share of CBS common stock at the closing, which may be greater than, less than or the same as the price per share of CBS common stock at the time of entry into the merger agreement or the date of this joint consent solicitation statement/prospectus.

As of October 15, 2019, the last trading day prior to the date of this joint consent solicitation statement/prospectus, the implied value of the exchange ratio to Viacom stockholders is approximately $24.90 per share of Viacom Class A common stock and $22.70 per share of Viacom Class B common stock. The market price of CBS common stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the business, operations and prospects of CBS or Viacom and regulatory considerations, many of which are factors beyond CBS’ and Viacom’s control. You should obtain current market price quotations for CBS common stock; however, as noted above, the prices at the effective time may be greater than, the same as or less than such price quotations.

CBS and Viacom will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, commercial partners, clients and customers may have an adverse effect on CBS or Viacom. These uncertainties may impair CBS’ or Viacom’s ability to retain and motivate key personnel and could cause customers and others that deal with CBS or Viacom, as applicable, to defer or decline entering into contracts with CBS or Viacom, as applicable, or making other decisions concerning CBS or Viacom, as applicable, or seek to change existing business relationships with CBS or Viacom, as applicable. Certain of CBS’ and/or Viacom’s contracts contain change of control restrictions that may give rise to a right of termination or cancellation in connection with the merger. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the merger, CBS’ and Viacom’s businesses could be harmed. Furthermore, the merger agreement contains restrictions on the ability of CBS and Viacom to take certain actions outside the ordinary course of business prior to the closing, which may delay or prevent CBS and Viacom from undertaking certain actions or business opportunities that may arise prior to the closing. See the section entitled “The Merger Agreement—Covenants of the Parties—Conduct of Business Pending the Closing Date” for a description of the restrictive covenants applicable to CBS and Viacom.

The merger agreement limits CBS’ and Viacom’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for CBS or Viacom to enter into alternative transactions. The merger agreement contains certain provisions that restrict CBS’ and Viacom’s ability to, among other things, solicit, initiate or knowingly facilitate or encourage the submission of inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled “The Merger Agreement—Covenants of the Parties—No Solicitation”) from a third party. The merger agreement also provides that each of the CBS board of directors, the CBS special committee, the Viacom board of directors and the Viacom special committee may not make an adverse recommendation change (as defined in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”) except under the circumstances described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination.”

In addition, CBS or Viacom may be required to pay a termination fee of $560,000,000 or $373,000,000, respectively, to the other party if the merger is not consummated under specified circumstances. See the section entitled “The Merger Agreement—Termination Fees; Expenses” for a description of the circumstances under which such a termination fee is payable. In addition, upon the receipt of the CBS stockholder approval or the Viacom stockholder approval, the right of such party to terminate the merger agreement in response to a superior proposal will be eliminated. While CBS and Viacom believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of CBS or Viacom from considering or proposing such acquisition, even if such party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration, in the case of Viacom, or if such party were prepared to enter into an agreement that may be more favorable to CBS and/or its stockholders, in the case of CBS. Furthermore, the requirement to pay a termination fee under certain circumstances may result in a third party proposing to pay a lower per-share price to acquire CBS or Viacom, as applicable, than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by either CBS or Viacom in certain circumstances.

The merger is subject to a number of closing conditions and, if these conditions are not satisfied, the merger agreement may be terminated in accordance with its terms and the merger may not be completed. In addition, the parties have the right to terminate the merger agreement under other specified circumstances, in which case the merger would not be completed.

The merger is subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the merger will not be completed. These conditions include, among others: (1) receipt of the Viacom stockholder approval adopting the merger agreement and approving the merger (see the section entitled “Viacom Proposal 1—Adoption of the Merger Agreement”); (2) receipt of the CBS stockholder approval adopting the merger agreement and approving the merger (see the section entitled “CBS Proposal 1—Adoption of the Merger Agreement”) and the stock issuance (see the section entitled “CBS Proposal 2—Approval of the Stock Issuance”); (3) the absence of certain legal restraints prohibiting closing; (4) the receipt of certain governmental approvals and consents; (5) the approval for listing on NASDAQ of all shares of CBS common stock that are issued and outstanding as of immediately prior to the effective time and of all shares of ViacomCBS common stock to be issued in the merger, subject to official notice of issuance; and (6) the effectiveness of the registration statement of which this joint consent solicitation statement/prospectus forms a part. In addition, each of CBS’ and Viacom’s obligation to complete the merger is subject to, among other things, the accuracy of the other party’s representations and warranties in the merger agreement (subject in most cases to “materiality” and “material adverse effect” qualifications), and the other party’s compliance with its covenants and agreements in the merger agreement in all material respects. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” for further information regarding closing conditions to the merger.

These conditions to the closing may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by May 13, 2020, CBS or Viacom may choose not to proceed with the merger. Moreover, the parties can mutually decide to terminate the merger agreement at any time prior to the closing. In addition, each of CBS and Viacom may elect to terminate the merger agreement in certain other circumstances, as described in the section entitled “The Merger Agreement—Termination.” If the merger agreement is terminated, CBS and Viacom may incur substantial fees in connection with termination of the merger agreement and neither of them will realize the anticipated benefits of the merger. For a description of the circumstances under which a termination fee is payable, see the section entitled “The Merger Agreement—Termination Fees; Expenses.”

Failure to complete the merger could negatively impact the business, financial results and stock prices of CBS and/or Viacom.

If the merger is not completed, the ongoing businesses of CBS and Viacom may be adversely affected and CBS and Viacom will be subject to several risks and consequences, including the following:

•	CBS may be required, under certain circumstances, to pay Viacom a termination fee of $560,000,000;

•	Viacom may be required, under certain circumstances, to pay CBS a termination fee of $373,000,000;

•

CBS and/or Viacom will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as significant fees and expenses relating to financial advisory, legal, accounting, consulting and other advisory fees and expenses, employee-benefit and related expenses, regulatory filings and filing and printing fees; and

•

matters relating to the merger may require substantial commitments of time and resources by CBS management and Viacom management and the expenditure of significant funds in the form of fees and expenses, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to CBS and Viacom as separate companies, as the case may be.

In addition, if the merger is not completed, CBS and/or Viacom may experience negative reactions from the financial markets and from their respective employees, commercial partners, clients and customers. CBS and Viacom could also be subject to litigation, including litigation related to failure to complete the merger or to enforce their respective obligations under the merger agreement. If the merger is not consummated, there can be no assurance that the risks described above will not materially affect the business, financial results and stock prices of CBS and/or Viacom.

For a description of the circumstances under which a termination fee is payable, see the section entitled “The Merger Agreement—Termination Fees; Expenses.”

Litigation relating to the contemplated transactions may be filed against the CBS board of directors, the CBS special committee, the Viacom board of directors and/or the Viacom special committee that could prevent or delay the closing and/or result in the payment of damages following the closing.

In connection with the contemplated transactions, it is possible that CBS stockholders and/or Viacom stockholders may file putative class action lawsuits against the CBS board of directors, the CBS special committee, the Viacom board of directors and/or the Viacom special committee. Among other remedies, these stockholders could seek damages and/or to enjoin the merger. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the closing and/or result in substantial costs to CBS and/or Viacom. Any such actions may create uncertainty relating to the merger and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect ViacomCBS’ business, financial condition, results of operations and cash flows.

CBS or Viacom may waive one or more of the closing conditions without re-soliciting stockholder approval.

Each of CBS and Viacom has the right to waive certain of the conditions to its obligation to complete the merger. Any such waiver may not require re-solicitation of stockholders, in which case stockholders will not have the chance to change their votes as a result of any such waiver and CBS and Viacom will have the ability to complete the merger without seeking further stockholder approval. Any determination whether to waive any condition to the merger, whether stockholder approval would be re-solicited as a result of any such waiver or whether this joint consent solicitation statement/prospectus would be amended as a result of any waiver will be made by CBS or Viacom, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on ViacomCBS.

CBS and Viacom executive officers and directors have interests in the merger that are different from, or in addition to, the interests of CBS or Viacom stockholders generally.

In considering the recommendation of the CBS board of directors that the holders of CBS Class A common stock deliver a written consent “FOR” the CBS proposals, CBS stockholders should be aware that the executive officers and directors of CBS have interests in the merger that are different from, or in addition to, the interests of CBS stockholders generally. See the section entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger” for a more detailed description of these interests. The CBS special committee and members of the CBS board of directors who recommended that CBS stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the CBS board of directors’ recommendation that CBS stockholders entitled to vote adopt the merger agreement and approve the merger. Holders of CBS Class A common stock should take these or other potential interests into account in deciding whether to deliver a written consent “FOR” the CBS proposals.

In considering the recommendation of the Viacom board of directors that the holders of Viacom Class A common stock deliver a written consent “FOR” the Viacom proposals, Viacom stockholders should be aware that the executive officers and directors of Viacom have interests in the merger that are different from, or in addition to, the interests of Viacom stockholders generally. See the section entitled “The Merger—Interests of Viacom’s Executive Officers and Directors in the Merger” for a more detailed description of these interests. The Viacom special committee and the members of the Viacom board of directors who recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the Viacom board of directors’ recommendation that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger. Holders of Viacom Class A common stock should take these or other potential interests into account in deciding whether to deliver a written consent “FOR” the Viacom proposals.

The opinions of the CBS special committee’s and the Viacom special committee’s respective financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the merger agreement and the closing.

Neither the CBS special committee nor the Viacom special committee has obtained updated opinions from their respective financial advisors as of the date of this joint consent solicitation statement/prospectus, nor do either of them expect to receive updated, revised or reaffirmed opinions prior to the closing. Changes in the operations and prospects of CBS or Viacom, general market and economic conditions and other factors that may be beyond the control of CBS or Viacom, and on which such financial advisors’ opinions were based, may significantly alter the value of CBS or Viacom or the share prices of CBS common stock or Viacom common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because such financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The CBS board of directors’ recommendation that CBS stockholders entitled to vote approve the CBS proposals and the Viacom board of directors’ recommendation that Viacom stockholders entitled to vote approve the Viacom proposals, however, are made as of the date of this joint consent solicitation statement/prospectus. For a description of the opinions that the CBS special committee and Viacom special committee received from their respective financial advisors, see the sections entitled “The Merger—Opinions of the CBS Special Committee’s Financial Advisors” and “The Merger—Opinions of the Viacom Special Committee’s Financial Advisors.”

The shares of ViacomCBS common stock to be received by Viacom stockholders upon the closing will have different rights from shares of Viacom common stock.

Upon the closing, Viacom stockholders will no longer be stockholders of Viacom. Instead, former Viacom stockholders will become CBS stockholders and their rights as CBS stockholders will be governed by the laws of the state of Delaware and the terms of the A&R Charter and A&R Bylaws. The A&R Charter and A&R Bylaws are in some respects materially different than the terms of the Viacom charter and the Viacom bylaws, which currently govern the rights of Viacom stockholders. See the section entitled “Comparison of Stockholder Rights” for a discussion of the different rights associated with shares of ViacomCBS common stock and shares of Viacom common stock.

The shares of ViacomCBS common stock to be held by CBS stockholders upon the closing will have different rights from shares of CBS common stock prior to the closing.

Upon the closing, the rights of CBS stockholders will be governed by the laws of the state of Delaware and the terms of the A&R Charter and A&R Bylaws. The A&R Charter and A&R Bylaws are in some respects materially different than the terms of the CBS charter and the CBS bylaws, which currently govern the rights of CBS stockholders. See the section entitled “Comparison of Stockholder Rights” for a discussion of the different rights associated with shares of ViacomCBS common stock and shares of CBS common stock.

Risks Relating to ViacomCBS After the Closing

Although CBS and Viacom expect that the merger will result in synergies and other benefits, those synergies and benefits may not be realized or may not be realized within the expected time frame.

The ability of CBS and Viacom to realize the anticipated benefits of the merger will depend, to a large extent, on ViacomCBS’ ability to integrate CBS’ and Viacom’s businesses in a manner that facilitates growth opportunities and achieves the projected standalone cost savings and revenue growth trends identified by each company without adversely affecting current revenues and investments in future growth. Even if ViacomCBS is able to integrate the two companies successfully, the anticipated benefits of the merger, including the expected synergies, may not be realized fully or at all or may take longer to realize than expected.

CBS’ business and Viacom’s business may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected. Operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, suppliers or vendors, may be greater than expected following the merger. Revenues following the merger may be lower than expected.

The combination of two independent businesses is complex, costly and time-consuming and may divert significant management attention and resources to combining CBS’ and Viacom’s business practices and operations. This process may disrupt CBS’ and Viacom’s businesses. The failure to meet the challenges involved in combining the two businesses and to realize the anticipated benefits of the merger could cause an interruption of, or a loss of momentum in, the activities of ViacomCBS and could adversely affect the results of operations of ViacomCBS. The overall combination of CBS’ and Viacom’s businesses may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management attention to integration matters;

•

difficulties in integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems;

•	challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in integrating employees and attracting and retaining key personnel, including talent;

•

challenges in retaining existing, and obtaining new customers, viewers, suppliers, distributors, licensors, lessors, employees, business associates and others, including material content providers, studios, authors, producers, directors, actors and other talents, guilds and advertisers;

•	difficulties in achieving anticipated cost savings, synergies, accretion targets, business opportunities, financing plans and growth prospects from the combination;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in continuing to develop valuable and widely-accepted content and technologies;

•	contingent liabilities that are larger than expected; and

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger.

Many of these factors are outside of the control of CBS and Viacom and/or will be outside the control of ViacomCBS, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of ViacomCBS. In addition, even if the operations of the businesses of CBS and Viacom are integrated successfully, the full benefits of the merger may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of CBS and Viacom. All of these factors could cause dilution to the earnings per share of ViacomCBS, decrease or delay the projected accretive effect of the merger, and negatively impact the price of the ViacomCBS common stock following the merger. As a result, it cannot be assured that the combination of CBS and Viacom will result in the realization of the full benefits expected from the merger within the anticipated time frames or at all.

The financial analyses, estimates and forecasts considered by CBS and Viacom and the financial advisors of their respective special committees may not be realized.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio to CBS stockholders and the merger consideration to be received by Viacom stockholders, as applicable, each of the respective financial advisors to the CBS special committee and the Viacom special committee relied on, among other things, internal financial analyses, estimates and forecasts relating to CBS and Viacom prepared by or at the direction of the managements of CBS and Viacom, as applicable. See the sections entitled “The Merger—Certain CBS Unaudited Prospective Financial Information” and “The Merger—Certain Viacom Unaudited Prospective Financial Information.” The unaudited prospective financial information of each of CBS, Viacom and ViacomCBS was not prepared with a view toward public disclosure, and the unaudited prospective financial information and the estimated synergies were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The estimates and assumptions underlying the unaudited prospective financial information and estimated synergies involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future tax rates and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of CBS and/or Viacom and will be beyond the control of ViacomCBS. In addition, the unaudited prospective financial information and estimated synergies will be affected by CBS’, Viacom’s or ViacomCBS’, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results or synergies will be realized, and actual results or synergies likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information and the estimated synergies, whether or not the merger is completed, which could have an adverse effect on ViacomCBS’ business, financial condition and result of operations.

CBS and Viacom have incurred, and will incur, substantial direct and indirect costs as a result of the merger.

CBS and Viacom have incurred, and will incur, substantial expenses in connection with and as a result of completing the merger, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, employee-benefit and related expenses, regulatory filings and filing and printing fees. In addition, over a period of time following the closing, ViacomCBS also expects to incur substantial expenses in connection with integrating and coordinating the businesses, operations, policies and procedures of CBS and Viacom. A portion of the transaction costs related to the merger will be incurred regardless of whether the merger is completed. While CBS and Viacom have assumed that a certain level of transaction expenses will be incurred, factors beyond CBS’ and Viacom’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses will exceed the costs historically borne by CBS and Viacom. These costs could adversely affect the financial condition and results of operations of CBS and Viacom prior to the merger and of ViacomCBS following the merger.

ViacomCBS’ actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint consent solicitation statement/prospectus.

The pro forma financial information contained in this joint consent solicitation statement/prospectus is presented for illustrative purposes only and does not necessarily reflect the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated. The pro forma financial information has been derived from the historical consolidated financial statements of CBS and Viacom, and certain adjustments and assumptions have been made regarding ViacomCBS after giving effect to the merger. The pro forma financial information does not give effect to, among other things, revenue synergies, operating efficiencies, cost savings, future adjustments related to integration or unplanned restructuring activities, or future acquisitions or disposals not yet known or probable.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate. Such assumptions can be adversely affected by known or unknown facts, risks and uncertainties, many of which are beyond CBS’ or Viacom’s control. Other factors may also affect ViacomCBS’ financial condition or results of operations following the closing. In addition, following the merger, certain adjustments to the accounting policies applied by Viacom or CBS to their respective financial information may be made in order to conform the treatment of such financial information to the accounting policies of ViacomCBS if deemed preferable. In certain cases, the information necessary to determine the appropriate adjustments may not be available until after the closing, and therefore, when conformed, the financial information of ViacomCBS may vary materially from the pro forma financial information contained in this joint consent solicitation statement/prospectus, including, for example, adjustments with respect to revenue and expense recognition. Any material variance from the pro forma financial information may cause significant variations in the market price of the ViacomCBS common stock following the merger. In view of these uncertainties, the inclusion of pro forma financial information in this joint consent solicitation statement/prospectus is for illustrative purposes and does not purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The pro forma financial information represents historical results as if CBS and Viacom had operated as a combined company and does not include future benefits from the merger, such as those resulting from estimated synergies, and related costs, such as those costs expected to achieve certain benefits. See the sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Data” and “ViacomCBS Inc. Unaudited Pro Forma Condensed Combined Financial Statements.”

The market price for ViacomCBS common stock following the closing may be affected by factors different from those that historically have affected or currently affect CBS common stock and Viacom common stock.

Upon the closing, Viacom stockholders will receive shares of ViacomCBS common stock. ViacomCBS’ business and financial position will differ from the business and financial position of CBS and Viacom before the closing and, accordingly, the results of operations of ViacomCBS will be affected by some factors that are different from those currently affecting the results of operations of CBS and those currently affecting the results of operations of Viacom, as separate companies. Accordingly, the market price and performance of ViacomCBS common stock is likely to be different from the performance of CBS common stock and Viacom common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, ViacomCBS common stock, regardless of ViacomCBS’ actual operating performance. For a discussion of the businesses of CBS and Viacom and some important factors to consider in connection with those businesses, see the documents incorporated by reference into this joint consent solicitation statement/prospectus and referred to under the section entitled “Where You Can Find More Information.”

The merger may not be accretive and may cause dilution to the earnings per share of ViacomCBS, which may negatively affect the market price of the ViacomCBS common stock.

In the merger, based on the estimated number of shares of CBS common stock and Viacom common stock that are expected to be outstanding immediately prior to the closing, it is anticipated that CBS will issue approximately 243 million shares of ViacomCBS common stock. The issuance of these new shares could have the effect of depressing the market price of the ViacomCBS common stock. In addition, CBS or Viacom (or ViacomCBS after the merger) could encounter other transaction-related costs, such as the failure to realize all of the benefits anticipated in the merger, which could cause dilution to ViacomCBS’ earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of the ViacomCBS common stock.

Declaration and amounts of dividends, if any, distributed to ViacomCBS stockholders will be uncertain and are not guaranteed.

Whether any dividends are declared and paid to ViacomCBS stockholders following the merger, and the amounts of any dividends that are declared or paid, are uncertain and are not guaranteed. If dividends are declared, they may not be of the same amount as paid by CBS or Viacom to their respective stockholders prior to the closing. The ViacomCBS board of directors will have the discretion to determine the ViacomCBS dividend policy and decisions regarding whether, when and in what amounts to pay any future distributions will remain at all times entirely at the discretion of the ViacomCBS board of directors, which could change its dividend practices at any time and for any reason.

Consummation of the merger will increase ViacomCBS’ exposure to the risks of operating internationally.

CBS is a mass media company with businesses that operate and have customers worldwide. Although many of CBS’ businesses increasingly involve consumers outside of the U.S., the combination with Viacom will increase the importance of international operations to ViacomCBS’ future operations, growth and prospects. The risks of operating internationally that ViacomCBS faces may therefore be increased upon the closing.

NAI, through its voting control of ViacomCBS, will be in a position to control actions that require stockholder approval.

NAI, through its direct and indirect ownership of ViacomCBS Class A common stock, will have voting control of ViacomCBS. Immediately following the closing, NAI is expected to directly or indirectly own approximately 79.4% of the shares of ViacomCBS Class A common stock outstanding, and approximately 10.1% of the shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock outstanding on a combined basis (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options). Mr. Sumner M. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Mr. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, serves as Chairman Emeritus of the CBS board of directors and the Viacom board of directors but will not serve as an officer or director of ViacomCBS following the closing, and Ms. Shari E. Redstone, who is Mr. Redstone’s daughter and the president and a director of NAI, will serve as non-executive Chair of the ViacomCBS board of directors. NAI is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (which we refer to as the “SMR Trust”), which owns 80% of the voting interest of NAI, and such voting interest of NAI held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the NAI voting interest held by the SMR Trust will pass to seven trustees, who will include the non-executive Chair of the ViacomCBS board of directors, Ms. Shari E. Redstone. No member of ViacomCBS’ management is a trustee of the SMR Trust.

Subject to the terms of the Governance Agreement, NAI will be in a position to control the outcome of corporate actions that require, or may be accomplished by, stockholder approval, including amending the A&R Bylaws, the election or removal of directors and transactions involving a change of control. For example, the A&R Bylaws will provide that:

•

the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of ViacomCBS then entitled to vote generally in an election of directors, voting together as a single class, is required for the ViacomCBS stockholders to amend, alter, change, repeal or adopt any bylaws of ViacomCBS;

•

any or all of the directors of ViacomCBS may be removed from office at any time prior to the expiration of his or her term of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of ViacomCBS common stock then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of the ViacomCBS stockholders called expressly for that purpose; provided that during the two-year period following the closing date, the removal of the Chief Executive Officer of ViacomCBS requires the approval of the ViacomCBS board of directors by the Requisite Approval; provided further, that during the two-year period following the closing date, the NAI Parties are not permitted to remove any other persons who are members of the ViacomCBS board of directors at the effective time in accordance with the merger agreement or who otherwise become members of the ViacomCBS board of directors (other than any of the NAI Affiliated Directors) without the Requisite Approval; and

•

in accordance with the DGCL, the ViacomCBS stockholders may act by written consent without a meeting if such stockholders hold the number of shares representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted.

Accordingly, other ViacomCBS stockholders who may have different interests are unable to affect the outcome of any such corporate actions for so long as NAI retains voting control. See the section entitled “Governance Agreement.”

The A&R Charter and the A&R Bylaws will include provisions that will restrict ViacomCBS’ ability to enter into certain transactions involving Paramount without the consent of the NAI Parties.

Consistent with the current Viacom charter and Viacom bylaws, the A&R Charter and the A&R Bylaws will prohibit ViacomCBS from entering into any agreement regarding, voting any shares or providing any consent in favor of, or consummating, any Paramount Transaction, without (1) the prior written consent of the holders of a majority of the ViacomCBS Class A common stock and (2) the prior consent of at least 67% of the members of the ViacomCBS board of directors.

The NAI Parties will be the beneficial holders of a majority of the ViacomCBS Class A common stock as of immediately following the closing. Accordingly, ViacomCBS will be unable to effect any Paramount Transaction without the consent of the NAI Parties for so long as the NAI Parties retain their ownership of a majority of the ViacomCBS Class A common stock.

Sales of NAI’s shares of ViacomCBS common stock, some of which are pledged to lenders, could adversely affect the stock price.

Immediately following the closing, based on the estimated number of shares of CBS common stock and Viacom common stock that are expected to be outstanding immediately prior to the closing, NAI is expected to directly or indirectly own approximately 79.4% of the shares of ViacomCBS Class A common stock outstanding, and approximately 10.1% of the shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock outstanding on a combined basis (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options). Based on information received from NAI, NAI is expected to pledge to its lenders shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock owned directly or indirectly by NAI.

Immediately following the closing, the aggregate number of shares of ViacomCBS common stock expected to be pledged by NAI to its lenders will represent approximately 4.0% of the total outstanding shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock, on a combined basis (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options). Immediately following the closing, the amount of ViacomCBS Class A common stock, which NAI is expected to directly or indirectly own and which is not expected to be pledged by NAI to its lenders is expected to represent approximately 64.0% of the total outstanding shares of ViacomCBS Class A common stock (and based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options).

If there is a default on NAI’s debt obligations and the lenders foreclose on the pledged shares, the lenders may not effect a transfer, sale or disposition of any pledged shares of ViacomCBS Class A common stock, unless such shares have first been converted into ViacomCBS Class B common stock. A sale of the pledged shares could adversely affect the ViacomCBS common stock share price.

Additionally, if the lenders foreclose on the pledged shares of ViacomCBS Class A common stock, NAI will no longer directly or indirectly own those shares and such lenders would have voting rights in ViacomCBS, unless and until such time as such lenders convert such shares into ViacomCBS Class B common stock in order to sell or transfer the shares. In addition, there can be no assurance that at some future time NAI will not sell or pledge additional shares of ViacomCBS common stock, which could adversely affect the ViacomCBS common stock share price.

The A&R Bylaws will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by ViacomCBS stockholders (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware), which could discourage lawsuits against ViacomCBS and its directors, officers and employees.

Under the A&R Bylaws, unless the ViacomCBS board of directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court located within the State of Delaware) will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of ViacomCBS;

•	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of ViacomCBS to ViacomCBS or to the ViacomCBS stockholders;

•

any action or proceeding asserting a claim against ViacomCBS or any director or officer of ViacomCBS arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the A&R Charter or the A&R Bylaws (as each may be amended from time to time);

•

any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the A&R Charter or the A&R Bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof;

•	any action or proceeding asserting a claim against ViacomCBS or any director or officer of ViacomCBS governed by the internal affairs doctrine; or

•	any action or proceeding to determine the result of any vote or action by written consent of stockholders.

To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims although the ViacomCBS stockholders will not be deemed to have waived ViacomCBS’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and the Delaware courts have held that such provisions are valid as they relate to internal affairs claims, such as claims alleging breaches of fiduciary duty or violations of the DGCL, a certificate of incorporation, or bylaws, but are not valid to govern external claims, including claims under the Securities Act.

This exclusive forum provision may limit the ability of the ViacomCBS stockholders to commence litigation in a forum that they prefer, which may discourage such lawsuits against ViacomCBS and its current or former directors, officers and employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, ViacomCBS may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect its business, results of operations and financial condition.

Other Risk Factors

As a result of entering into the merger agreement, CBS’ and Viacom’s businesses are, and following the closing, ViacomCBS will be, subject to the risks described above. In addition, CBS and Viacom are, and following the closing, ViacomCBS will be, subject to the risks described in CBS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Viacom’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as updated from time to time in their subsequent filings with the SEC, including those incorporated by reference herein. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this joint consent solicitation statement/prospectus.

INFORMATION ABOUT THE COMPANIES

CBS

CBS was organized under the laws of the State of Delaware in 1986. CBS is a mass media company with operations in a number of segments. CBS’ Entertainment segment is composed of the CBS® Television Network; CBS Television Studios®; CBS Global Distribution Group™ (composed of CBS Studios International™ and CBS Television Distribution™); Network 10™; CBS Interactive®; CBS Sports Network®, CBS’ cable network focused on college athletics and other sports; CBS Films®; and CBS’ direct-to-consumer digital streaming services, CBS All Access®, CBSN®, CBS Sports HQ®, ET Live® and 10 All Access®. CBS’ Cable Networks segment is composed of Showtime Networks, which operates premium subscription program services, Showtime® (including its direct-to-consumer digital streaming subscription offering), The Movie Channel® and Flix®, as well as basic cable program services, Pop™ and Smithsonian Channel™ (including its direct-to-consumer digital streaming subscription offering). CBS’ Publishing segment is composed of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner®, Gallery Books® and Atria Books®. CBS’ Local Media segment is composed of CBS Television Stations, CBS’ 29 owned broadcast television stations; and CBS Local Digital Media™, which operates local websites including content from CBS’ television stations.

CBS’ principal executive offices are located at 51 West 52nd Street, New York, NY 10019 and its phone number is (212) 975-4321. CBS’ website address is www.cbscorporation.com. Information contained on CBS’ website does not constitute part of this joint consent solicitation statement/prospectus. CBS Class A common stock and CBS Class B common stock are currently listed and traded on the NYSE under the symbols “CBS.A” and “CBS,” respectively. Additional information about CBS is included in documents incorporated by reference into this joint consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Viacom

Viacom was organized as a Delaware corporation in 2005 in connection with Viacom’s separation from CBS, which was effective January 1, 2006. Viacom creates entertainment experiences that drive conversation and culture around the world. Through television, film, digital media, live events, merchandise and solutions, Viacom’s brands connect with diverse, young and young at heart audiences in more than 180 countries. Viacom operates through two reportable segments: Media Networks and Filmed Entertainment. The Media Networks segment provides entertainment content, services and related branded products for consumers in targeted demographics attractive to advertisers, content distributors and retailers through Viacom’s global media brands including flagship brands Nickelodeon®, MTV®, BET®, Comedy Central® and Paramount Network®, as well as Pluto TV™, Viacom’s free streaming television platform. The Filmed Entertainment segment develops, produces, finances, acquires and distributes films, television programming and other entertainment content through its Paramount Pictures®, Paramount Players ®, Paramount Animation® and Paramount Television® divisions, in various markets and media worldwide, for itself and for third parties. The Filmed Entertainment segment partners on various projects with key Viacom brands, including Nickelodeon Movies™, MTV Films® and BET Films™.

Viacom’s principal executive offices are located at 1515 Broadway, New York, NY 10036 and its telephone number is (212) 258-6000. Viacom’s website address is www.viacom.com. Information contained on Viacom’s website does not constitute part of this joint consent solicitation statement/prospectus. Viacom Class A common stock and Viacom Class B common stock are listed and traded on NASDAQ under the symbols “VIA” and “VIAB,” respectively. Additional information about Viacom is included in documents incorporated by reference into this joint consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

NAI

NAI, which is not a party to the merger agreement, is a world leader in the motion picture exhibition industry operating more than 950 movie screens in the U.S., U.K. and Latin America. NAI delivers a superior entertainment experience in theatres around the world under its Showcase, Cinema de Lux, Multiplex, SuperLux and UCI brands. Based in Norwood, Massachusetts, NAI is a closely held company operating under the leadership of the Redstone family. NAI is the controlling stockholder of both Viacom and CBS.

NAI’s principal executive offices are located at 846 University Avenue, Norwood, MA 02062 and its telephone number is (781) 461-1600. NAI’s website address is www.nationalamusements.com. Information contained on NAI’s website does not constitute part of this joint consent solicitation statement/prospectus.

CBS SOLICITATION OF WRITTEN CONSENTS

Executing Consents

If you are a holder of CBS Class A common stock, you may execute a written consent with respect to such Class A common stock to approve the CBS proposals (which is equivalent to a vote “FOR” the CBS proposals) or disapprove, or withhold consent with respect to, the CBS proposals (which is equivalent to a vote “AGAINST” the CBS proposals). If you do not return your written consent, it will have the same effect as a vote against the CBS proposals. If you are a holder of CBS Class A common stock at the close of business on the CBS record date and you return a signed written consent without indicating your decision on the CBS proposals, you will have given your consent to approve the CBS proposals.

CBS Record Date; Stockholders Entitled to Consent

Only holders of CBS Class A common stock of record at the close of business on [●], 2019, the CBS record date, will be entitled to execute and deliver a written consent. Under the CBS charter and the DGCL, each holder of CBS Class A common stock is entitled to one vote for each share of CBS Class A common stock held as of the CBS record date.

Consent Required

Approval of each of the CBS proposals requires the execution and delivery to CBS of one or more written consents by the holders of a majority of the outstanding shares of CBS Class A common stock.

NAI Consent; Support Agreement

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” has occurred and not been rescinded, execute and deliver (or cause to be executed and delivered) a written consent with respect to a majority of the issued and outstanding shares of CBS Class A common stock approving the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal. The delivery of such written consent will constitute receipt by CBS of the CBS stockholder approval with respect to the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal. In addition, the NAI Parties have indicated that they intend to deliver a written consent “FOR” the CBS advisory compensation proposal concurrently with the delivery of the NAI CBS written consent.

Share Ownership of and Voting by CBS Executive Officers and Directors

As of the CBS record date, there were [●] shares of CBS Class A common stock outstanding and entitled to consent with respect to the CBS proposals, of which executive officers and directors of CBS and their affiliates owned and were entitled to consent with respect to [●] shares of CBS Class A common stock (excluding shares owned by the NAI Parties), representing approximately [●]% of the shares of CBS Class A common stock outstanding on that date.

Solicitation of Consents; Expenses

The CBS board of directors is soliciting consents from the holders of CBS Class A common stock with respect to the CBS proposals. The expense of preparing, printing and mailing these consent solicitation materials is being borne 50% by Viacom and 50% by CBS. CBS and Viacom have engaged MacKenzie as an information agent. Each of CBS and Viacom will pay MacKenzie reasonable and customary compensation for its services in addition to reimbursing MacKenzie for its reasonable out-of-pocket expenses. MacKenzie will not solicit written consents for or on behalf of CBS.

Submission of Consents

If you hold shares of CBS Class A common stock at the close of business on the CBS record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to CBS before the earlier of the delivery of the NAI CBS written consent and [●], 2019, the CBS consent deadline. Once you have completed, dated and signed the written consent, you may deliver it to CBS by mailing it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You may also submit your written consent online by visiting proxyvote.com and following the instructions described therein.

The delivery of the NAI CBS written consent and the NAI CBS compensation proposal written consent will constitute receipt by CBS of the stockholder approvals required for the CBS proposals, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of CBS Class A common stock after the delivery of the NAI CBS written consent, will not have any effect on the approval of the CBS proposals.

Revocation of Consents

Your consent to the CBS proposals may be changed or revoked at any time before the earlier of the delivery of the NAI CBS written consent and the CBS consent deadline. However, under the Support Agreement, the NAI Parties have agreed to deliver the NAI CBS written consent promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. Because the delivery of the NAI CBS written consent and the NAI CBS compensation proposal written consent will constitute receipt by CBS of the stockholder approvals required for the CBS proposals, the delivery, change or revocation of a written consent by any other CBS stockholder entitled to vote with respect to the CBS proposals after the delivery of the NAI CBS written consent will not have any effect. If you wish to change or revoke a previously given consent in accordance with the above, you may do so by mailing a notice of revocation or a new written consent with a later date to CBS Corporation, c/o Broadridge, P.O. Box 9111, Farmingdale, NY 11735-9543 or by submitting a new written consent with a later date online by visiting proxyvote.com and following the instructions described therein.

Recommendations of the CBS Special Committee and the CBS Board of Directors

At a meeting held on August 13, 2019, the CBS special committee unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) approved the merger agreement and the contemplated transactions, including the merger, and (3) recommended that the CBS board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger and the stock issuance.

At a meeting of the CBS board of directors held on August 13, 2019, following the meeting of the CBS special committee, the members of the CBS board of directors who were present at such meeting unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws and (3) recommended that the CBS stockholders entitled to vote adopt the merger agreement and approve the stock issuance. The members of the CBS board of directors who were present at the meeting were Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Martha L. Minow, Susan Schuman and Frederick O. Terrell, each of whom is a member of the CBS special committee and is unaffiliated with NAI, and who collectively constitute more than two-thirds of the members of the CBS board of directors unaffiliated with NAI. The three members of the CBS board of directors who are not members of the CBS special committee, Shari E. Redstone, Robert N. Klieger and Strauss Zelnick, delivered waivers of notice prior to the meeting and were not present at the meeting. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The CBS board of directors recommends that CBS stockholders entitled to vote approve the CBS proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

For factors considered by the CBS special committee and the CBS board of directors in approving the merger agreement, see the section entitled “The Merger—Recommendations of the CBS Special Committee and the CBS Board of Directors; Reasons for CBS to Enter into the Merger Agreement.”

Other Information

The matters to be considered by the CBS proposals are of great importance to CBS stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference herein and, with respect to your shares of CBS Class A common stock, complete, date, sign and promptly return the consent furnished with this joint consent solicitation statement/prospectus by the CBS consent deadline.

Assistance

If you need assistance in completing your consent card or have questions regarding the CBS proposals, please contact the information agent of CBS:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Toll-Free: (888) 410-7851

Viacom-CBS@mackenziepartners.com

CBS PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

Holders of CBS Class A common stock are being asked to adopt the merger agreement, a copy of which is included as Annex B and Annex C to this joint consent solicitation statement/prospectus, and approve the merger (CBS Proposal 1, which we refer to as the “CBS merger agreement proposal”). In the event the CBS merger agreement proposal is not approved, the merger will not be completed. In the event the CBS merger agreement proposal is approved, but the merger agreement is terminated prior to the closing, the merger will not be completed.

Approval of the CBS merger agreement proposal requires the consent of the holders of a majority of the issued and outstanding shares of CBS Class A common stock. However, the delivery of the NAI CBS written consent will constitute receipt by CBS of such approval, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of CBS Class A common stock after the delivery of the NAI CBS written consent, will not have any effect on the approval of the CBS merger agreement proposal.

The CBS special committee and the CBS board of directors have considered the terms of the merger agreement. Following the CBS special committee’s unanimous approval of the merger agreement and the contemplated transactions, its determination that the merger is advisable and in the best interests of CBS and its stockholders, and its recommendation to the CBS board of directors with respect thereto, the members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee) unanimously determined that the entry into the merger agreement and the contemplated transactions are advisable and in the best interests of CBS and its stockholders adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, and recommended that CBS stockholders entitled to vote adopt the CBS merger agreement proposal.

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” the CBS merger agreement proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the CBS merger agreement proposal.

CBS PROPOSAL 2—APPROVAL OF THE STOCK ISSUANCE

Holders of CBS Class A common stock are being asked to approve the issuance of ViacomCBS common stock to the eligible Viacom stockholders in accordance with the provisions of the merger agreement (CBS Proposal 2, which we refer to as the “CBS stock issuance proposal”). In the merger, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock, as further described in the section entitled “The Merger Agreement—Merger Consideration.” In the event the CBS stock issuance proposal is not approved, the merger will not be completed. In the event the CBS stock issuance proposal is approved, but the merger agreement is terminated prior to the closing, CBS will not issue any shares of common stock as a result of the approval of the CBS stock issuance proposal.

Approval of the CBS stock issuance proposal requires the consent of the holders of a majority of the issued and outstanding shares of CBS Class A common stock. However, the delivery of the NAI CBS written consent will constitute receipt by CBS of such approval, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of CBS Class A common stock after the delivery of the NAI CBS written consent, will not have any effect on the approval of the CBS stock issuance proposal.

The members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee) unanimously approved the merger agreement and the contemplated transactions, including the stock issuance, as further described in the sections entitled “The Merger” and “The Merger Agreement.”

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” the CBS stock issuance proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the CBS stock issuance proposal.

CBS PROPOSAL 3—APPROVAL TO ADOPT AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

Holders of CBS Class A common stock are being asked to approve the adoption of amendments to the certificate of incorporation of CBS (CBS Proposal 3, which we refer to as the “CBS A&R Charter proposal”). The amended and restated certificate of incorporation is included as Annex G to this joint consent solicitation statement/prospectus. If the CBS A&R Charter proposal is approved but either the CBS merger agreement proposal or the CBS stock issuance proposal is not approved or the CBS merger agreement proposal and CBS stock issuance proposal are approved but the merger agreement is terminated prior to the closing, the CBS board of directors will abandon the amended and restated certificate of incorporation without further action by CBS stockholders.

Holders of CBS Class A common stock should read the A&R Charter in its entirety. The key amendments included in the A&R Charter are as follows:

•	the name of the combined company will be “ViacomCBS Inc.”;

•	the number of authorized shares of ViacomCBS Class A common stock will be decreased from 375 million to 55 million shares;

•

the number of directors constituting the entire ViacomCBS board of directors will be fixed at 13 members for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval;

•

without the Requisite Approval, the ViacomCBS board of directors may not amend, alter, change, repeal, adopt any new or modified provision of or other resolution inconsistent with, or recommend that the stockholders take any of the foregoing actions with respect to, certain provisions of the A&R Bylaws relating to (1) the composition of the ViacomCBS board of directors and the senior management team of ViacomCBS or the fiscal year of ViacomCBS, in each case, for a period of two years following the closing, and (2) certain actions the ViacomCBS board of directors may take in respect of the Chairman and Chief Executive Officer of the CBS business or the powers, duties and reporting relationship in respect of the Chairman and Chief Executive Officer of the CBS business, in each case, for a period of 15 months following the closing; and

•	ViacomCBS may not enter into any Paramount Transaction without the prior written consent of the holders of a majority of outstanding ViacomCBS Class A common stock.

Additionally, the A&R Charter will reflect the removal of a provision providing for a waiver by CBS of certain corporate opportunities that may be of interest to Viacom that was included in the certificate of incorporation of CBS at the time of the separation of CBS and Viacom into two separate companies in 2006, since the combination of the CBS and Viacom businesses will obviate the need for such a waiver.

Approval by the holders of CBS Class A common stock of the CBS A&R Charter proposal is not required in order to complete the merger. However, the delivery of the NAI CBS written consent will constitute receipt by CBS of the stockholder approval required for the CBS A&R Charter proposal, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of CBS Class A common stock after the delivery of the NAI CBS written consent, will not have any effect on the approval of the CBS A&R Charter proposal.

The members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee) unanimously approved the merger agreement and the contemplated transactions, including the adoption of amendments to the certificate of incorporation of CBS, as further described in the sections entitled “The Merger” and “The Merger Agreement.”

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” the CBS A&R Charter proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the CBS A&R Charter proposal.

CBS PROPOSAL 4—APPROVAL TO ADOPT AMENDMENTS TO THE BYLAWS

Holders of CBS Class A common stock are being asked to approve the adoption of amendments to the bylaws of CBS (CBS Proposal 4, which we refer to as the “CBS A&R Bylaws proposal”). The amended and restated bylaws are included as Annex H to this joint consent solicitation statement/prospectus. If the CBS A&R Bylaws proposal is approved but either the CBS merger agreement proposal or the CBS stock issuance proposal is not approved or the CBS merger agreement proposal and CBS stock issuance proposal are approved but the merger agreement is terminated prior to the closing, the CBS board of directors will abandon the amended and restated bylaws without further action by CBS stockholders.

Holders of CBS Class A common stock should read the amended and restated bylaws in their entirety. The amended and restated bylaws will provide that, among other things,

•

as of the effective time, the ViacomCBS board of directors will be composed of six Initial CBS Directors, four Initial Viacom Directors, two directors designated by NAI and the Chief Executive Officer of ViacomCBS;

•

for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, (1) the number of directors constituting the entire ViacomCBS board of directors will be fixed at 13 members and (2) any vacancy on the ViacomCBS board of directors will be filled by a nominee approved by the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices, except for any vacancy resulting from the departure of any NAI Affiliated Director, which vacancy may be filled by the ViacomCBS stockholders in accordance with the A&R Charter and the A&R Bylaws;

•

for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, (1) the standing committees of the ViacomCBS board of directors will consist of the Audit Committee chaired by an Initial CBS Director, the Compensation Committee chaired by an Initial CBS Director and the Nominating and Governance Committee chaired by an Initial Viacom Director, (2) the members of each of the foregoing committees will be designated, appointed and approved by the Requisite Approval and (3) the foregoing committees will be composed solely of an equal number of Initial CBS Directors and Initial Viacom Directors and each such committee member must meet all director independence and other standards of NASDAQ (or, if ViacomCBS is listed on the NYSE, all director independence and other standards of the NYSE) and SEC applicable to his or her service;

•

unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, (1) Mr. Bakish will serve as Chief Executive Officer, (2) Ms. Spade will serve as Executive Vice President, Chief Financial Officer, (3) Ms. D’Alimonte will serve as Executive Vice President, General Counsel and (4) Ms. Franco will serve as Executive Vice President and General Counsel of the CBS business, in each case, for a period of two years following the closing and except in the case of such officer’s voluntary departure from ViacomCBS, and (5) Mr. Ianniello will serve as Chairman and Chief Executive Officer of the CBS business during the period commencing on the closing and ending on the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing (the individuals described in (1)-(5) are collectively referred to as the “Existing Specified Executives”);

•	the approval of the ViacomCBS board of directors acting by the Requisite Approval will be required for the following:

•

the election, hiring or appointment of (1) any employee who serves in the capacity of (or who would, if appointed, serve in the capacity of) chief operating officer of ViacomCBS or any other position with substantially similar responsibilities, until the second anniversary of the closing, (2) any employee who served as chief executive officer, chief financial officer, chief operating officer or general counsel at CBS or Viacom at any time prior to the effective time (but excluding the Existing Specified Executives), until the second anniversary of the closing, and (3) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

the termination or removal of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business), until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

any modification to any of the duties, authority or reporting relationships of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

any modification to the compensation arrangements of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

without the Requisite Approval, the ViacomCBS board of directors may not amend, alter, change, repeal, adopt any new or modified provision of or other resolution inconsistent with, or recommend that the stockholders take any of the foregoing actions with respect to, certain provisions of the A&R Bylaws relating to (1) the composition of the ViacomCBS board of directors and the senior management team of ViacomCBS or the fiscal year of ViacomCBS, in each case, for a period of two years following the closing, and (2) certain actions the ViacomCBS board of directors may take in respect of the Chairman and Chief Executive Officer of the CBS business or the powers, duties and reporting relationship in respect of the Chairman and Chief Executive Officer of the CBS business, in each case, during the period commencing on the closing and ending on the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

none of the ViacomCBS board of directors (or any committee thereof), any member of the ViacomCBS board of directors or any executive officer of ViacomCBS may authorize, agree to, knowingly cause or permit to enter into, directly or indirectly, any Paramount Transaction without the prior consent of at least 67% of the members of the ViacomCBS board of directors; and

•

the fiscal year of ViacomCBS will end on December 31, unless otherwise resolved by the ViacomCBS board of directors (which requires the Requisite Approval for a period of two years following the closing).

Approval of the holders of CBS Class A common stock of the CBS A&R Bylaws proposal is not required in order to complete the merger. However, the delivery of the NAI CBS written consent will constitute receipt by CBS of the stockholder approval required for the CBS A&R Bylaws proposal, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of CBS Class A common stock after the delivery of the NAI CBS written consent, will not have any effect on the CBS A&R Bylaws proposal.

The members of the CBS board of directors who were present at a meeting thereof (the only members of the CBS board of directors present were the members of the CBS special committee) unanimously approved the merger agreement and the contemplated transactions, including the adoption of amendments to the bylaws of CBS, as further described in the sections entitled “The Merger” and “The Merger Agreement.”

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” the CBS A&R Bylaws proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the CBS A&R Bylaws proposal.

CBS PROPOSAL 5—ADVISORY (NON-BINDING) VOTE ON COMPENSATION

CBS is providing the holders of CBS Class A common stock with the opportunity to approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the CBS named executive officers set forth in the CBS 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger,” as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (CBS Proposal 5, which we refer to as the “CBS advisory compensation proposal”).

The compensation that the CBS named executive officers set forth in the CBS 402(t) table will or may be entitled to receive from CBS in connection with the merger is summarized in the CBS 402(t) table. That summary includes all compensation and benefits that will or may be paid or provided by CBS to the CBS named executive officers set forth in the CBS 402(t) table in connection with the merger, including as a result of a termination of employment in connection with the merger.

The CBS board of directors encourages you to review carefully the information regarding certain compensation that will or may be payable to the CBS named executive officers set forth in the CBS 402(t) table in connection with the merger disclosed in this joint consent solicitation statement/prospectus.

The CBS board of directors recommends that CBS stockholders entitled to vote approve the following resolution:

“RESOLVED, that the stockholders of CBS approve, on an advisory (non-binding) basis, certain compensation that will or may be payable to certain of the CBS named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the CBS 402(t) table and the related narrative disclosures.”

The consent to the CBS advisory compensation proposal is a consent separate and apart from the consent to the adoption of the merger agreement and approval of the merger. Accordingly, you may consent to the approval and adoption of the merger agreement and withhold consent to the CBS advisory compensation proposal and vice versa. Because the consent to the CBS advisory compensation proposal is advisory only, it will not be binding on either CBS or Viacom. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation payments that are contractually required to be paid by CBS to the CBS named executive officers set forth in the CBS 402(t) table will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) consent of CBS stockholders entitled to vote.

The consent of the holders of a majority of the issued and outstanding shares of CBS Class A common stock will be required to approve, on an advisory (non-binding) basis, the CBS advisory compensation proposal. However, the delivery of the NAI CBS compensation proposal written consent will constitute receipt by CBS of such approval, and a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent by any other holder of CBS Class A common stock after the delivery of the NAI CBS compensation proposal written consent, will not have any effect on the approval of the CBS advisory compensation proposal.

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” the CBS advisory compensation proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the CBS advisory compensation proposal.

VIACOM SOLICITATION OF WRITTEN CONSENTS

Executing Consents

If you are a holder of Viacom Class A common stock, you may execute a written consent with respect to such Class A common stock to approve the Viacom proposals (which is equivalent to a vote “FOR” the Viacom proposals) or disapprove, or withhold consent with respect to, the Viacom proposals (which is equivalent to a vote “AGAINST” the Viacom proposals). If you do not return your written consent, it will have the same effect as a vote against the Viacom proposals. If you are a holder of Viacom Class A common stock at the close of business on the Viacom record date and you return a signed written consent without indicating your decision on the Viacom proposals, you will have given your consent to approve the Viacom proposals.

Viacom Record Date; Stockholders Entitled to Consent

Only holders of Viacom Class A common stock of record at the close of business on [●], 2019, the Viacom record date, will be entitled to execute and deliver a written consent. Under the Viacom charter and the DGCL, each holder of Viacom Class A common stock is entitled to one vote for each share of Viacom Class A common stock held as of the Viacom record date.

Consent Required

Approval of each of the Viacom proposals requires the execution and delivery to Viacom of one or more written consents by the holders of a majority of the outstanding shares of Viacom Class A common stock.

NAI Consent; Support Agreement

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” has occurred and not been rescinded, execute and deliver (or cause to be executed and delivered) a written consent with respect to a majority of the issued and outstanding shares of Viacom Class A common stock approving the Viacom merger agreement proposal. The delivery of such written consent will constitute receipt by Viacom of the Viacom stockholder approval with respect to the Viacom merger agreement proposal. In addition, the NAI Parties have indicated that they intend to deliver a written consent “FOR” the Viacom advisory compensation proposal concurrently with the delivery of the NAI Viacom written consent.

Share Ownership of and Voting by Viacom Executive Officers and Directors

As of the Viacom record date, there were [●] shares of Viacom Class A common stock outstanding and entitled to consent with respect to the Viacom proposals, of which executive officers and directors of Viacom and their affiliates owned and were entitled to consent with respect to [●] shares of Viacom Class A common stock (excluding shares owned by the NAI Parties), representing approximately [●]% of the shares of Viacom Class A common stock outstanding on that date.

Solicitation of Consents; Expenses

The Viacom board of directors is soliciting consents from the holders of Viacom Class A common stock with respect to the Viacom proposals. The expense of preparing, printing and mailing these consent solicitation materials is being borne 50% by Viacom and 50% by CBS. CBS and Viacom have engaged MacKenzie as an information agent. Each of CBS and Viacom will pay MacKenzie reasonable and customary compensation for its services in addition to reimbursing MacKenzie for its reasonable out-of-pocket expenses. MacKenzie will not solicit written consents for or on behalf of Viacom.

Submission of Consents

If you hold shares of Viacom Class A common stock at the close of business on the Viacom record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Viacom before the earlier of the delivery of the NAI Viacom written consent and [●], 2019, the Viacom consent deadline. Once you have completed, dated and signed the written consent, you may deliver it to Viacom by mailing it to Viacom Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You may also submit your written consent online by visiting proxyvote.com and following the instructions described therein.

The delivery of the NAI Viacom written consent and the NAI Viacom compensation proposal written consent will constitute receipt by Viacom of the stockholder approvals required for the Viacom proposals, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of Viacom Class A common stock after the delivery of the NAI Viacom written consent, will not have any effect on the approval of the Viacom proposals.

Revocation of Consents

Your consent to the Viacom proposals may be changed or revoked at any time before the earlier of the delivery of the NAI Viacom written consent and the Viacom consent deadline. However, under the Support Agreement, the NAI Parties have agreed to deliver the NAI Viacom written consent promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. Because the delivery of the NAI Viacom written consent and the NAI Viacom compensation proposal written consent will constitute receipt by Viacom of the stockholder approvals required for the Viacom proposals, the delivery, change or revocation of a written consent by any other Viacom stockholder entitled to vote with respect to the Viacom proposals after the delivery of the NAI Viacom written consent will not have any effect. If you wish to change or revoke a previously given consent in accordance with the above, you may do so by mailing a notice of revocation or a new written consent with a later date to Viacom Inc., c/o Broadridge, P.O. Box 9111, Farmingdale, NY 11735-9543 or by submitting a new written consent with a later date online by visiting proxyvote.com and following the instructions described therein.

Recommendations of the Viacom Special Committee and the Viacom Board of Directors

The Viacom special committee and the Viacom board of directors considered the terms of the merger agreement. Following the unanimous determination by the Viacom special committee that the entry into the merger agreement and the consummation of the contemplated transactions are advisable and in the best interests of Viacom and its stockholders and the unanimous recommendation by the Viacom special committee that the Viacom board of directors approve and declare advisable the merger agreement and the consummation of the contemplated transactions, the members of the Viacom board of directors who were present at the meeting of the Viacom board of directors held on August 13, 2019 (each of whom is unaffiliated with NAI) unanimously determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The Viacom board of directors recommends that Viacom stockholders entitled to vote deliver a written consent “FOR” the Viacom merger agreement proposal and “FOR” the Viacom advisory compensation proposal.

For factors considered by the Viacom special committee and the Viacom board of directors in approving the merger agreement, see the section entitled “The Merger—Recommendations of the Viacom Special Committee and the Viacom Board of Directors; Reasons for Viacom to Enter into the Merger Agreement.”

Other Information

The matters to be considered by the Viacom proposals are of great importance to Viacom stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference herein and, with respect to your shares of Viacom Class A common stock, complete, date, sign and promptly return the consent furnished with this joint consent solicitation statement/prospectus by the Viacom consent deadline.

Assistance

If you need assistance in completing your consent card or have questions regarding the Viacom proposals, please contact the information agent of Viacom:

MacKenzie Partners, Inc.

1407 Broadway

New York, NY 10018

Toll-Free: (888) 410-7851

Viacom-CBS@mackenziepartners.com

VIACOM PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

Holders of Viacom Class A common stock are being asked to adopt the merger agreement, a copy of which is included as Annex B and Annex C to this joint consent solicitation statement/prospectus, and approve the merger (Viacom Proposal 1, which we refer to as the “Viacom merger agreement proposal”). In the event the Viacom merger agreement proposal is not approved, the merger will not be completed. In the event the Viacom merger agreement proposal is approved, but the merger agreement is terminated prior to the closing, the merger will not be completed.

Approval of the Viacom merger agreement proposal requires the consent of the holders of a majority of the issued and outstanding shares of Viacom Class A common stock. However, the delivery of the NAI Viacom written consent will constitute receipt by Viacom of such approval, and therefore a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent, by any other holder of Viacom Class A common stock after the delivery of the NAI Viacom written consent, will not have any effect on the approval of the Viacom merger agreement proposal.

The Viacom special committee and the Viacom board of directors considered the terms of the merger agreement. Following the unanimous determination by the Viacom special committee that the entry into the merger agreement and the consummation of the contemplated transactions are advisable and in the best interests of Viacom and its stockholders and the unanimous recommendation by the Viacom special committee that the Viacom board of directors approve and declare advisable the merger agreement and the consummation of the contemplated transactions, the members of the Viacom board of directors who were present (each of whom is unaffiliated with NAI) unanimously determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger.

The Viacom board of directors recommends that Viacom stockholders entitled to vote deliver a written consent “FOR” the Viacom merger agreement proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the Viacom merger agreement proposal.

VIACOM PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON COMPENSATION

Viacom is providing the holders of Viacom Class A common stock with the opportunity to approve, on a non-binding, advisory basis, certain compensation that will or may be payable to the Viacom named executive officers set forth in the Viacom 402(t) table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger,” as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Viacom Proposal 2, which we refer to as the “Viacom advisory compensation proposal”).

The compensation that the Viacom named executive officers set forth in the Viacom 402(t) table will or may be entitled to receive from Viacom in connection with the merger is summarized in the Viacom 402(t) table. That summary includes all compensation and benefits that will or may be paid or provided by Viacom to the Viacom named executive officers set forth in the Viacom 402(t) table in connection with the merger, including as a result of a termination of employment in connection with the merger.

The Viacom board of directors encourages you to review carefully the information regarding certain compensation that will or may be payable to the Viacom named executive officers set forth in the Viacom 402(t) table in connection with the merger disclosed in this joint consent solicitation statement/prospectus.

The Viacom board of directors recommends that Viacom stockholders entitled to vote approve the following resolution:

“RESOLVED, that the stockholders of Viacom approve, on an advisory (non-binding) basis, certain compensation that will or may be payable to certain of the Viacom named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Viacom 402(t) table and the related narrative disclosures.”

The consent to the Viacom advisory compensation proposal is a consent separate and apart from the consent to the adoption of the merger agreement and approval of the merger. Accordingly, you may consent to the approval and adoption of the merger agreement and withhold consent to the Viacom advisory compensation proposal and vice versa. Because the consent to the Viacom advisory compensation proposal is advisory only, it will not be binding on either Viacom or CBS. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation payments that are contractually required to be paid by Viacom to the Viacom named executive officers set forth in the Viacom 402(t) table will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) consent of Viacom stockholders entitled to vote.

The consent of the holders of a majority of the issued and outstanding shares of Viacom Class A common stock will be required to approve, on an advisory (non-binding) basis, the Viacom advisory compensation proposal. However, the delivery of the NAI Viacom compensation proposal written consent will constitute receipt by Viacom of such approval, and a failure to deliver a written consent, as well as the delivery, change or revocation of a written consent by any other holder of Viacom Class A common stock after the delivery of the NAI Viacom compensation proposal written consent, will not have any effect on the approval of the Viacom advisory compensation proposal.

The Viacom board of directors recommends that Viacom stockholders entitled to vote deliver a written consent “FOR” the Viacom advisory compensation proposal.

Abstentions and broker non-votes will have the same effect as delivering consents marked “WITHHOLD CONSENT” as to the Viacom advisory compensation proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this joint consent solicitation statement/prospectus as Annex B and Annex C and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger that might be important to you. You should read the merger agreement carefully and in its entirety as it is the legal document that governs the merger. This section is not intended to provide you with any factual information about CBS or Viacom. Such information can be found elsewhere in this joint consent solicitation statement/prospectus and in the public filings CBS and Viacom make with the SEC that are incorporated by reference into this joint consent solicitation statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

General

On August 13, 2019, CBS and Viacom entered into an agreement and plan of merger, as amended by the merger agreement amendment dated as of October 16, 2019, pursuant to which CBS and Viacom agreed to combine their respective businesses.

The agreement and plan of merger and the contemplated transactions were approved by the unanimous vote of the members of the CBS board of directors who were present at a meeting thereof held on August 13, 2019, following a meeting of the CBS special committee, acting upon the unanimous recommendation of the CBS special committee. The members of the CBS board of directors who were present at the meeting were Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Martha L. Minow, Susan Schuman and Frederick O. Terrell (each of whom is a member of the CBS special committee and is unaffiliated with NAI, and who collectively constitute more than two-thirds of the members of the CBS board of directors unaffiliated with NAI). The three members of the CBS board of directors who are not members of the CBS special committee, Shari E. Redstone, Robert N. Klieger and Strauss Zelnick, delivered waivers of notice prior to the meeting and were not present at the meeting.

The agreement and plan of merger and the contemplated transactions were approved by the unanimous vote of the members of the Viacom board of directors who were present at a meeting thereof (each of whom is unaffiliated with NAI) held on August 13, 2019, following a meeting of the Viacom special committee, acting upon the unanimous recommendation of the Viacom special committee. The members of the Viacom board of directors who were present at the meeting were Robert M. Bakish, Thomas J. May, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Nicole Seligman and Cristiana Falcone Sorrell. Two members of the Viacom board of directors, Shari E. Redstone and Deborah Norville, recused themselves from the meeting and were not in attendance.

On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Viacom will merge with and into CBS, with CBS continuing as the surviving company. At the effective time, the name of the combined company will be changed to “ViacomCBS Inc.”

Exchange Ratio; Consideration to Viacom Stockholders

At the effective time, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock.

No fractional shares of ViacomCBS common stock will be issued in the merger, and Viacom stockholders will receive cash in lieu of any such fractional shares as described in the section entitled “The Merger Agreement—Exchange of Viacom Common Stock; No Fractional Shares.”

The merger will not result in an exchange of outstanding shares of CBS common stock. However, immediately after the effective time, the name of CBS will be changed to “ViacomCBS Inc.” At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

The NAI Parties and their affiliates will receive the same amount of ViacomCBS common stock per share of Viacom common stock in the merger as all other Viacom stockholders.

Treatment of Equity Awards

CBS Equity Awards

At the effective time, each CBS equity award that is outstanding immediately prior to the effective time will continue to remain outstanding as a stock-based award of ViacomCBS; however, (1) the number of underlying shares subject to a CBS PSU award will be fixed based on actual performance, if the applicable performance period has been completed prior to the effective time, or target performance, if the applicable performance period has not yet been completed prior to the effective time, and (2) awards held by non-employee directors who will not serve on the ViacomCBS board of directors will vest in full immediately prior to the effective time.

Viacom Equity Awards

At the effective time, each Viacom stock option that is outstanding will be converted automatically into a ViacomCBS stock option, generally on the same terms and conditions, with respect to a number of shares of ViacomCBS Class B common stock (rounded down to the nearest whole share) equal to the number of shares of Viacom Class B common stock subject to the stock option immediately prior to the effective time multiplied by the exchange ratio, at an exercise price (rounded up to the nearest hundredths of a cent) equal to the exercise price of the stock option immediately prior to the effective time divided by the exchange ratio.

Any Viacom RSU award held by a non-employee member of the Viacom board of directors who will not serve on the ViacomCBS board of directors will vest immediately prior to the effective time. At the effective time, each other Viacom RSU award that is outstanding will be converted into a ViacomCBS RSU award, generally on the same terms and conditions, with respect to a number of shares of ViacomCBS Class B common stock (rounded to the nearest whole share) equal to the number of shares of Viacom Class B common stock subject to the Viacom RSU award immediately prior to the effective time multiplied by the exchange ratio.

At the effective time, each Viacom PSU award that is outstanding will be converted automatically into a ViacomCBS RSU award, generally on the same terms and conditions, other than the requirement to achieve any performance goals, with respect to a number of shares of ViacomCBS Class B common stock (rounded to the nearest whole share) equal to (1) the number of shares of Viacom Class B common stock subject to the Viacom PSU award immediately prior to the effective time based on actual performance for any portion of such award for which the applicable performance period has been completed prior to the effective time, and otherwise target performance, multiplied by (2) the exchange ratio.

At the effective time, any cash amounts under a benefit plan maintained by Viacom, including any Viacom Employee DC Plan or dividend equivalent arrangement, that may be settled in shares of Viacom common stock or that track the value of a share of Viacom common stock will be converted into a cash amount that may be settled in shares of ViacomCBS common stock or, following multiplication of such amounts by the exchange ratio, tracks the value of a share of ViacomCBS common stock.

Background of the Merger

The management and boards of directors of CBS and Viacom, together with representatives of NAI, the controlling stockholder of CBS and Viacom, regularly review the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business and economic environments, as well as developments in the industries in which the companies operate, and the opportunities and challenges facing participants in those industries. These reviews have included consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations and other strategic transactions, as well as the possibility of CBS and Viacom combining or remaining as separate, standalone companies.

In connection with those reviews, representatives of CBS, Viacom and NAI have held discussions from time to time regarding a possible business combination between CBS and Viacom.

In September 2016, following settlement of litigation between NAI and Viacom and certain Viacom directors that resulted in changes to the senior management and board of directors of Viacom, representatives of NAI sent a letter to each of the CBS board of directors and Viacom board of directors requesting that the two companies consider a potential business combination. NAI’s letter stated that all of the members of the CBS and Viacom boards of directors affiliated with NAI would recuse themselves from participating in any deliberations or votes related to such potential business combination, but that NAI would not accept or support any acquisition by a third party of either company or any transaction that would result in NAI surrendering its controlling position in either company or not controlling the combined company.

Following the receipt of such letter, the CBS board of directors and Viacom board of directors each formed a special committee of independent directors to review and consider the potential for such a transaction. On October 5, 2016, the special committee of independent directors of CBS engaged Lazard to serve as financial advisor to the special committee of independent directors of CBS in connection with its evaluation of such a potential combination. On November 7, 2016, the special committee of independent directors of Viacom engaged Morgan Stanley, LionTree and a third investment bank that was not ultimately involved in the transaction to serve as financial advisors to the special committee of independent directors of Viacom in connection with its evaluation of such a potential combination. Following discussions between the companies and between NAI and each of the companies, on December 12, 2016, representatives of NAI requested that the CBS and Viacom boards of directors discontinue their discussions regarding a potential combination. On December 14, 2016 the CBS board of directors dissolved the special committee.

In November 2017, the independent directors of Viacom met with Morgan Stanley to review the state of the industry and potential strategic alternatives available to Viacom, including potential business combinations and other strategic transactions, as well as the possibility of Viacom remaining a separate, standalone company. Based on such review and in light of the current media industry landscape, including the increasing focus on scale and consolidation, the independent directors of Viacom concluded that a business combination, including a potential business combination of Viacom and CBS, continued to be strategically desirable.

In late January 2018, with NAI’s knowledge and support, the management and boards of directors of each of CBS and Viacom discussed the possibility of re-engaging in discussions regarding a potential combination. On January 31, 2018, Cleary Gottlieb Steen & Hamilton LLP (which we refer to as “Cleary”), legal counsel to NAI, sent a note on behalf of NAI to Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), who would be acting as counsel to the special committee of the board of directors of Viacom, and another law firm that was not ultimately involved in this transaction but which previously acted as counsel to the special committee of the board of directors of CBS, stating that NAI was aware that each of the boards of directors of Viacom and CBS at that time were considering the formation of a special committee to consider a potential combination of the two companies and that (1) NAI believed the optimal structure would be an all-stock transaction in which the stockholders of each company would receive shares in the combined company of the same class as they held at the time; and (2) NAI would not be willing to accept or support an acquisition by a third party of either company or any transaction that would result in NAI surrendering its controlling position in either company or not controlling the combined company.

In February 2018, each of CBS and Viacom formed a special committee of independent directors to again evaluate a potential combination of CBS and Viacom. The special committee of independent directors of Viacom (which we refer to as the “Viacom special committee”), consisting of directors Thomas J. May, Judith McHale, Ronald Nelson and Nicole Seligman, and co-chaired by Mr. May and Ms. Seligman, was established on February 1, 2018 by the unanimous written consent of the Viacom board of directors. Pursuant to such written consent, the Viacom special committee was delegated the full and exclusive power and authority of the Viacom board of directors to the fullest extent permitted by law to, among other things, propose, review and evaluate and, if appropriate, negotiate the terms of a possible merger or business combination between Viacom and CBS (or any other strategic alternative actionable by Viacom that the Viacom special committee determines, in its sole discretion, to consider) and to make recommendations to the Viacom board of directors and to Viacom stockholders with respect thereto. Such written consent also provided that the Viacom board of directors would not recommend or otherwise approve any such possible transaction without a prior favorable recommendation thereof by the Viacom special committee. The Viacom special committee formally engaged Cravath as its legal counsel on February 5, 2018.

On February 6, 2018, the special committee of independent directors of CBS entered into a new engagement letter with Lazard, pursuant to which Lazard agreed to serve as financial advisor to the special committee in connection with its evaluation of a potential combination of CBS and Viacom. On March 6, 2018, the Viacom special committee entered into new engagement letters with Morgan Stanley and LionTree, pursuant to which Morgan Stanley and LionTree agreed to serve as financial advisors to the Viacom special committee in connection with its evaluation of a potential combination of CBS and Viacom. On March 15, 2018, following deliberations regarding the value of having two independent financial advisors, the special committee of independent directors of CBS engaged Centerview to serve, along with Lazard, as financial advisor to the special committee of independent directors of CBS in connection with its evaluation of a potential combination of the two companies. During February and March 2018, CBS and Viacom conducted due diligence on each other’s businesses. On March 29, 2018, representatives of CBS communicated to representatives of Viacom an offer to acquire Viacom at an exchange ratio of 0.55 of a share of CBS common stock per share of Viacom common stock. On April 4, 2018, following additional negotiations between the companies and their respective advisors, Viacom made a counterproposal that the proposed transaction be effected at an exchange ratio of 0.68 of a share of CBS common stock per share of Viacom common stock. After a series of discussions and proposals between representatives of CBS and Viacom, on April 22, 2018, the parties reached a preliminary agreement on an exchange ratio of 0.6135 of a share of CBS common stock per share of Viacom stock and the appointment of Les Moonves, then a director of CBS, Chairman of the CBS board of directors and President and Chief Executive Officer of CBS, as the combined company’s Chairman and Chief Executive Officer, subject to, among other things, the mutually satisfactory resolution of the board composition and governance of the combined company as well as other management composition. Neither NAI nor its representatives were involved in negotiations of the exchange ratio and from time to time, NAI’s representatives stated to representatives of CBS and Viacom that NAI was economically indifferent to the exchange ratio in the range being discussed given its percentage interest in the common stock of each of Viacom and CBS and the relative sizes of the two companies. As of April 22, 2018, there had been only limited progress made on management and board matters, with the parties having reached a preliminary consensus that Mr. Moonves serve as the combined company’s Chairman and Chief Executive Officer and no progress on governance matters. NAI had expressed that it would not at that time commit to conditioning a potential combination on the receipt of majority of the minority votes in light of the potential “hold up” value and related execution risks it could pose. On May 8, 2018, following deliberations, the special committee of independent directors of CBS advised the other independent directors of CBS of its determination that it was not in the best interests of CBS stockholders to merge with Viacom at such time.

On May 14, 2018, CBS delivered notice of a meeting of the CBS board of directors to consider, among other things, a pro rata dividend of 0.5687 of a share of CBS Class A common stock for each share of CBS Class A common stock and CBS Class B common stock (conditioned on a final determination by the Court of Chancery of the State of Delaware that the dividend was permissible), the result of which would have been to dilute NAI’s voting interest in CBS from approximately 79% to approximately 20%, and CBS and the members of the special committee of independent directors of CBS filed a lawsuit in the Court of Chancery of the State of Delaware alleging that NAI intended to force a merger of CBS and Viacom in alleged violation of its fiduciary duties and seeking an injunction to prevent NAI from removing CBS directors until the CBS special committee and board of directors could vote on proposed resolutions to issue such pro rata dividend. On May 14, 2018, in response to the filing of the lawsuit, NAI announced publicly that it had no intention of replacing directors on the CBS board of directors or forcing a combination of CBS and Viacom that was not supported by both companies. On May 16, 2018, the NAI Parties delivered to CBS an action by written consent to effect certain amendments to the CBS bylaws, which amendments, among other things, put in place certain procedural requirements for the CBS board of directors to declare and pay any cash or stock dividend on the capital stock of CBS. On May 17, 2018, the members of the CBS board of directors not affiliated with NAI voted unanimously to declare such pro rata dividend. On May 23, 2018, CBS and the members of the special committee of independent directors of CBS filed an amended complaint in the Court of Chancery of the State of Delaware alleging that NAI, Ms. Redstone, Mr. Redstone and Mr. Redstone’s trust had breached their fiduciary duties and seeking declarations that the May 16, 2018 bylaw amendments were ineffective and such pro rata dividend was valid and permissible and seeking to enjoin NAI from taking action to change the composition of the CBS board of directors. On May 29, 2018, the NAI Parties and Ms. Redstone filed a complaint in the Court of Chancery of the State of Delaware against CBS and the members of the CBS board of directors who had approved such pro rata dividend, seeking declarations that the May 16, 2018 bylaw amendments were valid and effective and that such pro rata dividend was invalid, ineffective and void. The Viacom special committee determined to remain constituted in order to be kept apprised by its legal advisors of any developments in such litigation, as well as to be prepared in the event discussions of a potential combination were to resume.

On September 9, 2018, CBS, the NAI Parties and certain other persons entered into the Settlement Agreement pursuant to which all claims in the pending litigation were dismissed. Pursuant to the terms of the Settlement Agreement, seven members of the CBS board of directors voluntarily resigned and were replaced by six new members unanimously approved by the CBS board of directors in connection with the execution of the Settlement Agreement. The Settlement Agreement also provided, among other things, that the NAI Parties would (1) take action to ensure that the directors seated on the CBS board of directors immediately following the execution of the Settlement Agreement would continue to constitute the members of the CBS board of directors until at least the CBS 2020 annual meeting of stockholders and that the NAI Parties would not take action by written consent to remove any of such directors until after the CBS 2020 annual meeting of stockholders except upon the recommendation of at least 75% of the members of the CBS board of directors who were unaffiliated with NAI, (2) not propose, or consent to, a combination of CBS and Viacom prior to September 9, 2020 unless two-thirds of the members of the CBS board of directors who were unaffiliated with NAI have invited such proposal or approved such transaction, (3) give good faith consideration to any business combination transaction or other strategic alternative involving CBS that the members of the CBS board of directors who were unaffiliated with NAI determined may be in the best interests of CBS and (4) not take any action that would result in the CBS board of directors being comprised of less than a majority of directors who were unaffiliated with NAI or independent under the rules of the NYSE and the SEC. The terms of the Settlement Agreement did not preclude Viacom or CBS from proposing a potential transaction between CBS and Viacom. In addition, pursuant to the Settlement Agreement, NAI, in its capacity as the majority voting stockholder of CBS, took action by written consent to amend the CBS bylaws to remove the procedural requirements previously put in place by NAI with respect to the declaration and payment of dividends by the CBS board of directors on the capital stock of CBS, and the CBS board of directors unanimously adopted resolutions to rescind the pro rata dividend declared by resolution of the CBS board of directors on May 17, 2018.

Also on September 9, 2018, pursuant to a separation agreement, Mr. Moonves resigned as a director of CBS, Chairman of the CBS board of directors and President and Chief Executive Officer of CBS. Effective upon Mr. Moonves’ departure, Joseph R. Ianniello, then Chief Operating Officer of CBS, was appointed President and Acting Chief Executive Officer of CBS, while the CBS board of directors commenced a search for a new chief executive officer in which the CBS board of directors considered several candidates for the permanent position in addition to Mr. Ianniello.

Following Mr. Ianniello’s appointment as President and acting CEO of CBS, Mr. Ianniello met with Ms. Redstone to discuss his transition. During the meeting, Mr. Ianniello expressed his view that there were benefits to a potential business combination of CBS and Viacom. Ms. Redstone conveyed that she could not engage in discussions concerning any potential business combination between CBS and Viacom outside of the terms set forth in the Settlement Agreement and that any such discussion should go through the appropriate board process.

Between September 2018 and November 2018, the CBS board of directors met four times with the senior management of all of CBS’ divisions to conduct a comprehensive review of its operations and its industries. These meetings were intended to provide the CBS board of directors (including the members of the CBS board of directors who were appointed in September 2018) with a detailed understanding of the CBS businesses and their positioning in their respective industries. These meetings included presentations about CBS Television Studios, CBS Interactive, Showtime Networks, CBS Entertainment, CBS Sports, CBS News, CBS Television Stations, advertising, affiliate and subscription fees, content licensing and distribution and Simon & Schuster. The presentations addressed, among other things, current operations and opportunities available to such businesses and challenges for the future. The meetings did not include a review of strategic alternatives.

In conjunction with these meetings, the CBS board of directors also asked Mr. Ianniello and Christina Spade, Executive Vice President, Chief Financial Officer of CBS, to prepare a long-range business plan for CBS as a standalone entity. On January 22, 2019, representatives of CBS management presented a long-range business plan for CBS as a standalone entity to the CBS board of directors, and members of the CBS board of directors and representatives of CBS management engaged in an in-depth discussion of such plan. The CBS board of directors subsequently approved the first year of the plan as the CBS budget for 2019 on January 31, 2019.

On January 31, 2019, the CBS board of directors met with representatives of CBS management and representatives of Centerview and Lazard (each of which had previously been engaged as a financial advisor to the prior special committee of independent directors of CBS in connection with the previous discussions regarding a potential business combination of CBS and Viacom) in order to hear the views of representatives of Centerview and Lazard of the evolving media industry landscape and the anticipated trends in media industry consolidation, as well as any potential insights they had based on their prior representation of CBS.

On February 21, 2019 and March 9, 2019, members of the CBS board of directors, other than Ms. Redstone and Robert N. Klieger, met with representatives of Centerview and Lazard and CBS management to conduct a thorough review of the rapidly evolving media landscape and strategic alternatives for CBS, including specific potential acquisition or merger opportunities within the media industry. Based on such review and the advice of representatives of Centerview and Lazard as well as the presentation of CBS management’s views of the industrial logic of a potential business combination of CBS and Viacom, the members of the CBS board of directors present at the meeting agreed that a potential combination between CBS and Viacom could have strategic merit. The members of the CBS board of directors present at the meeting agreed to further evaluate such a potential business combination with Viacom while continuing to monitor other potential acquisition or merger opportunities within the media industry. The CBS board of directors determined that the evaluation of a potential business combination with Viacom would not preclude the CBS board of directors from evaluating other potential acquisition or sale alternatives of CBS.

On March 22, 2019, the members of the CBS board of directors who were deemed to be independent and not affiliated with NAI (Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian M. Goldner, Linda

M. Griego, Martha L. Minow, Susan Schuman, Frederick O. Terrell and Strauss Zelnick) (whom we refer to as the “non-NAI affiliated independent CBS directors”) held a meeting at which representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul Weiss”), which had been engaged on March 9, 2019 as legal counsel to the non-NAI affiliated independent CBS directors, were present. The non-NAI affiliated independent CBS directors discussed a possible business combination transaction between CBS and Viacom. The non-NAI affiliated independent CBS directors and representatives of Paul Weiss also discussed their understanding of NAI’s likely desire to combine CBS and Viacom in view of NAI’s public acknowledgement of its support for CBS and Viacom to consider such a transaction prior to entering into the Settlement Agreement and whether the completion of such a potential business combination should be conditioned on the receipt of a vote of a majority of CBS stockholders unaffiliated with NAI (which we refer to as the “majority of the minority vote”). During the course of such discussion, the non-NAI affiliated independent CBS directors deliberated regarding the majority of the minority vote condition and discussed, among other things, the holders of shares of CBS common stock that would be eligible to vote in a majority of the minority vote, uncertainty as to how such a vote should be structured in light of CBS’ dual-class structure with non-voting stock and the heightened execution risk that would arise from a majority of the minority vote condition, including the risk that certain minority investors could exploit “hold-up” value or seek to have deal terms renegotiated. The non-NAI affiliated independent CBS directors also determined that, in the event that a special committee of CBS directors were to be formed to further consider a potential transaction with Viacom, Ms. Beinecke should be designated to interface with such committee’s legal advisors and Ms. Byrne and Mr. Terrell should be designated to interface with such committee’s financial advisors, in each case, more frequently than would be practicable for the entire committee to meet, in order to, among other things, provide guidance to the legal and financial advisors.

On March 25, 2019, following a request by the non-NAI affiliated independent CBS directors that Mr. Ianniello meet Ms. Redstone to discuss the future of CBS and the industrial logic of a potential combination of CBS and Viacom, an overview of which Mr. Ianniello had provided to the non-NAI affiliated independent CBS directors on March 9, 2019, Mr. Ianniello met with Ms. Redstone. During the meeting, Mr. Ianniello expressed his view that there were benefits to a potential transaction involving CBS and Viacom.

In March 2019, representatives of Cleary separately contacted representatives of Paul Weiss and Cravath to discuss the possible business combination between CBS and Viacom that they understood was under consideration by the two companies. During the course of such discussions, representatives of Paul Weiss indicated to representatives of Cleary that the non-NAI affiliated independent CBS directors were considering whether to condition such a potential combination on the receipt of a majority of the minority vote. Representatives of Cleary subsequently indicated to representatives of Cravath that due to the restrictions imposed by the Settlement Agreement, NAI was not permitted at that time to propose or agree to any potential business combination between CBS and Viacom and therefore was not in a position to express a view as to whether any such potential combination should be conditioned on the receipt of a majority of the minority vote. However, representatives from Cleary did advise representatives of Paul Weiss (and remind representatives of Cravath) that NAI had not been willing to commit to such a condition in the prior discussions in 2016 and 2018.

On April 4, 2019, the non-NAI affiliated independent CBS directors held a meeting at which representatives of CBS management, Centerview, Lazard and Paul Weiss were present for all or part of the meeting to discuss potential strategic alternatives involving CBS, including remaining as a standalone company and a potential transaction with Viacom. At the meeting, the representatives of Centerview and Lazard discussed potential sale transactions involving various counterparties and noted their respective views that it was unlikely that a prospective acquirer would be interested in acquiring CBS at the present time because of the fact that (1) each potential acquirer in the media or entertainment industry that would potentially be capable of acquiring CBS was either currently focused on integrating recently acquired businesses or had demonstrated (or otherwise expressed) a preference to expand offerings organically rather than through acquisitions and (2) any transaction with a prospective acquirer would likely be subject to significant regulatory scrutiny. The non-NAI affiliated independent CBS directors also considered whether CBS would be advantaged by delaying discussions with Viacom until a later point in time given the limited ability of other potential counterparties to enter into a potential transaction with CBS at the present time, and following deliberations, determined not to delay such discussions. The non-NAI affiliated independent CBS directors discussed among themselves the merits of such a business combination with Viacom, particularly in light of the current media industry landscape and the increasing focus on scale and consolidation among CBS’ key competitors, strategic optionality, the potential for enhanced content offerings on an international platform and other potential synergies. The non-NAI affiliated independent CBS directors also discussed potential acquisitions, but after reviewing potential strategic alternatives with representatives of Centerview and Lazard, determined that pursuing a transaction with Viacom would not preclude the CBS board of directors from evaluating other acquisition or sale alternatives, few of which would have the same scale as Viacom. Accordingly, the non-NAI affiliated independent CBS directors determined to further consider a potential transaction with Viacom. The non-NAI affiliated independent CBS directors then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On April 7, 2019, the non-NAI affiliated independent CBS directors held a meeting at which representatives of Paul Weiss were present to discuss the formation of a special committee to further consider a potential transaction with Viacom. At the meeting, the non-NAI affiliated independent CBS directors discussed the independence of each of the CBS directors and reviewed the potential conflicts of such directors relating to a potential transaction involving CBS, Viacom and NAI. The non-NAI affiliated independent CBS directors then resolved to recommend to the CBS board of directors that a special committee of the CBS board of directors (which we refer to as the “CBS special committee”) be formed for the purpose of considering a transaction with Viacom and recommended that the membership of the CBS special committee consist of Mses. Beinecke, Byrne, Griego, Minow and Schuman and Messrs. Countryman, Goldner and Terrell.

Also on April 7, 2019, the CBS board of directors held a telephonic meeting at which representatives of CBS management and Paul Weiss were present. At the meeting, the CBS board of directors discussed forming the CBS special committee as recommended by the non-NAI affiliated independent CBS directors. On April 9, 2019, the members of the CBS board of directors executed a unanimous written consent forming the CBS special committee for the purpose of considering a transaction with Viacom with Mses. Beinecke, Byrne, Griego, Minow and Schuman and Messrs. Countryman, Goldner and Terrell as members. Pursuant to the unanimous written consent, the CBS board of directors authorized the CBS special committee to review and participate in negotiations related to the transaction and to determine whether such a transaction was advisable and in the best interests of CBS and all of its stockholders (in their capacity as such) (including those unaffiliated with NAI). The CBS board of directors also resolved that the CBS board of directors would not approve a business combination transaction with Viacom unless the CBS special committee recommended a business combination transaction with Viacom. The CBS special committee was also empowered to determine, at any time, not to pursue the potential transaction with Viacom and to terminate CBS’ consideration thereof. The CBS special committee also formally engaged Paul Weiss, which had previously been engaged as legal counsel to the non-NAI affiliated independent CBS directors, as its independent legal counsel.

On April 10, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management and Paul Weiss in attendance. At the meeting, representatives of Paul Weiss discussed with the CBS special committee certain legal and governance considerations and protocols relating to the CBS special committee’s consideration of a potential business combination between CBS and Viacom. After reviewing the potential strategic alternatives of CBS with representatives of Centerview and Lazard, the members of the CBS special committee agreed that no other transaction would likely constitute a viable and more attractive alternative to a potential business combination with Viacom and that exploring a business combination with Viacom would be in the best interests of CBS and its stockholders. Following such discussion, the CBS special committee authorized Mr. Ianniello to initiate a discussion with Mr. Bakish to explore such a potential business combination.

On April 11, 2019, Messrs. Bakish and Ianniello discussed a potential transaction involving CBS and Viacom, and agreed that the financial advisors and legal counsels to the CBS special committee and the Viacom special committee should engage in further discussions to consider potential terms for a transaction and to conduct due diligence.

On April 15, 2019, the Viacom special committee, which had remained constituted since its formation in February 2018, held a telephonic meeting with representatives of Viacom management and Cravath in attendance for all or part of the meeting. The Viacom special committee discussed with representatives of management and Cravath the recent discussions that had taken place between Mr. Bakish and Mr. Ianniello, as well as the strategic merits of a potential combination of CBS and Viacom. The Viacom special committee remained of the view that a potential combination of CBS and Viacom continued to present a compelling opportunity in light of the changing dynamics in the media industry as compared with other potential alternatives available to Viacom, including remaining as a separate, standalone company. Representatives of Cravath reviewed with the Viacom special committee the legal and process considerations that they had followed in the prior round of discussions with CBS. The Viacom special committee and representatives of Viacom management also discussed next steps, including Viacom management’s proposed process for due diligence and for completing the Viacom management forecasts. The Viacom special committee also discussed re-engaging Morgan Stanley and LionTree as its financial advisors and, following such discussion, determined to engage each of them, subject to the negotiation of mutually acceptable terms of engagement.

On April 17, 2019, to facilitate further discussions and evaluation by each company of such a transaction, CBS and Viacom entered into a nondisclosure agreement.

On April 18, 2019, the Viacom board of directors held a telephonic meeting with representatives of Viacom management in attendance. The representatives of Viacom management reviewed with the Viacom board of directors certain Viacom management forecasts (described under “—Certain Viacom Unaudited Prospective Financial Information”), which had been prepared by updating the Viacom long range plan that had been used in connection with the prior year’s discussions with CBS.

On April 23, 2019, after an eight-month search, CBS announced the suspension of its search for a new chief executive officer. At the same time, CBS entered into a letter agreement with Mr. Ianniello, pursuant to which Mr. Ianniello’s employment as President and Acting Chief Executive Officer of CBS was extended through the end of 2019 (or, in certain cases if requested by the CBS board of directors, until the end of the first quarter of 2020). Prior to the letter agreement, Mr. Ianniello had the right to terminate his employment with good reason if he was not named permanent chief executive officer by June 30, 2019. The letter agreement extended this date to the end of the year for the purposes of continuity and stability of CBS operations for a longer period of time and to give the CBS special committee additional time to consider a potential combination with Viacom.

On April 24, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. The representatives of Viacom management provided an update on a meeting scheduled to be held between representatives of Viacom and CBS to, among other things, present each party’s financial projections and reviewed with the Viacom special committee the Viacom management forecasts that had been updated and finalized since the prior meeting of the Viacom board of directors. The participants in attendance discussed the risks related to meeting the Viacom management forecasts, including (1) that Viacom management’s ordinary practice was to produce a one-year budget and that management had only undertaken to produce a five-year forecast in connection with the prior year’s discussions with CBS and, as a result, Viacom’s ability to achieve the outcomes in the later years of the Viacom management forecasts, which were inherently more speculative, were largely unproven and (2) Viacom management’s view that such forecasts were aggressive but a realistic best case scenario. Following discussion, the Viacom special committee authorized the Viacom management forecasts described under “—Certain Viacom Unaudited Prospective Financial Information” to be shared with representatives of CBS management at the upcoming meeting scheduled for April 26, 2019.

On April 26, 2019, a management presentation meeting was held, at which representatives of CBS and Viacom and representatives of each special committee’s financial and legal advisors were present. At the meeting, representatives of CBS and Viacom discussed, among other things, each company’s long-term outlook, financial projections, areas for growth and viewership trends across different operating segments. Following this meeting, each of CBS and Viacom made available to representatives of the other party due diligence materials in an electronic data room and thereafter through the date of the merger agreement, representatives of CBS and Viacom and advisors to the respective special committees each engaged in a due diligence review of the other company.

Following the management presentations on April 26, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance, during which it received an update on the meeting that had taken place earlier that day.

On May 6, 2019, NAI executed a joinder to the nondisclosure agreement between CBS and Viacom in order to permit its review of confidential information about each of CBS and Viacom.

On May 9, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. Representatives of Viacom management (1) provided an update on their ongoing due diligence review of CBS and summarized for the Viacom special committee their findings to date, (2) provided an overview of the CBS management forecasts that had been shared with Viacom during the meeting between representatives of Viacom and CBS management on April 26, 2019, and (3) outlined their preliminary view on synergies achievable in a potential transaction with CBS. At the conclusion of such meeting, the Viacom special committee entered into executive session with representatives of Cravath present, during which representatives of Cravath described the material terms of the engagement letters negotiated with Morgan Stanley and LionTree. Following a discussion of such terms, the Viacom special committee unanimously authorized the execution of the proposed engagement letters.

On May 10, 2019, the respective senior management teams of CBS and Viacom met to discuss potential synergies that could be achieved in connection with the proposed business combination between CBS and Viacom.

Later on May 10, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance, during which it received an update on the meeting held between the respective senior management teams of CBS and Viacom that had taken place earlier that day.

On May 15, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance, during which it received an update on the discussions that its financial advisors had with the financial advisors of the CBS special committee in the days prior to discuss the status of the transaction process. In addition, representatives of Viacom management provided the Viacom special committee with an update on the due diligence process and the ongoing work with respect to estimating the synergies achievable in a potential transaction with CBS.

On May 22, 2019, the Viacom special committee held an in-person meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. At such meeting, representatives of Viacom management presented their findings from its due diligence review of CBS, including their view on the CBS management forecasts and their view on the estimated synergies achievable in a potential transaction with CBS. The participants also discussed recent press coverage regarding a potential acquisition by CBS of another company in the industry (which we refer to as “Company A”) and the impact such transaction would have on a potential transaction between CBS and Viacom. At the conclusion of such meeting, the Viacom special committee entered into executive session with representatives of Cravath present, during which the special committee discussed with representatives of Cravath, among other things, whether to condition the transaction on a majority of the minority vote, the risk that such a condition would invite arbitrage investors to exploit “hold up” value that would either create execution risk that would not be in the best interests of all stockholders, or that such activity could result in a renegotiation of an agreed upon exchange ratio to the detriment of Viacom stockholders, and that NAI had not committed to such a condition in the prior discussions in 2016 and 2018. The Viacom special committee determined that it would continue to consider whether such a condition would be beneficial or detrimental to Viacom stockholders.

On May 23, 2019, representatives of Centerview, Lazard, Morgan Stanley and LionTree met to discuss CBS’ and Viacom’s respective views on the synergies that could be achieved in connection with the proposed business combination between CBS and Viacom. Also on May 23, 2019, representatives of Morgan Stanley and Lazard discussed the rumored potential transaction between CBS and Company A.

Later on May 23, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. At such meeting, representatives of Morgan Stanley and LionTree provided an update regarding the meeting with the financial advisors of the CBS special committee held earlier that day.

On May 29, 2019, the CBS special committee held an in-person meeting at which representatives of CBS management, Centerview, Lazard and Paul Weiss were present for all or part of the meeting. At the meeting, the representatives of CBS management presented their due diligence findings, including an overview of Viacom’s business structure and revenue drivers. The representatives of CBS management also presented their views of Viacom management projections, including how such projections compared to a consensus view of Viacom’s future performance and their expectation that Viacom’s projections would need to be adjusted downward in connection with their evaluation of a potential business combination, as further described in the section entitled “—Certain CBS Prospective Financial Information”, and a preliminary analysis of a potential business combination, including potential cost synergies, revenue synergies and other opportunities presented by a potential business combination, the pro forma revenue and operating income after giving effect to the potential transaction and the anticipated impact of the potential transaction on CBS’ earnings per share and balance sheet. During their presentation, the representatives of CBS management indicated that they believed Viacom held valuable assets that would benefit CBS if a business combination were to be consummated. The CBS special committee discussed these topics, as well as other governance and management matters relating to a potential business combination with Viacom, with representatives of CBS management. Representatives of CBS management also discussed with the CBS special committee their reasons for supporting a potential transaction with Viacom on appropriate terms, including (1) the scale and financial resources of the combined company, which would encourage innovation and enhance CBS’ ability to compete in the current media industry landscape, and (2) the powerful consumer brands and sizeable library of premium television and film franchises that would be available to the combined company and related cross-platform and direct-to-consumer opportunities. Following such discussions, the CBS special committee met in executive session to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On May 31, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance, during which representatives of management provided their views on the strategic merits of, and representatives of Morgan Stanley and LionTree provided their respective preliminary financial analyses of, the proposed business combination between CBS and Viacom. The Viacom special committee took note of the fact that the discounted cash flow valuations of Viacom derived from the Viacom management forecasts were well in excess of Viacom’s current market valuation, and discussed the potential reasons for the disparity with its financial advisors. Representatives of Morgan Stanley and LionTree advised that such valuations were significantly affected by terminal years and thus significantly weighted by the outer years of the Viacom management forecasts, which representatives of Viacom management had previously indicated were aggressive but a realistic best case scenario. Following a discussion on such analyses, the Viacom special committee requested that representatives of Viacom management provide further perspective on the achievability of the Viacom management forecasts at a future meeting. In connection with such presentation, the Viacom special committee also discussed with its financial and legal advisors the discrepancy in the trading prices between the Viacom Class A common stock and the Viacom Class B common stock, and whether such discrepancy should be reflected in a negotiated exchange ratio with CBS. Following such discussion, the Viacom special committee directed its legal and financial advisors to further analyze the issue. At such meeting, the participants also discussed a number of other matters, including (1) the potential transaction between CBS and Company A and (2) negotiation strategy with respect to the exchange ratio.

On June 6, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, representatives of Centerview and Lazard presented their preliminary financial analysis of the proposed business combination between CBS and Viacom, including a discussion of the standalone and relative valuations of CBS and Viacom and the range of market-implied exchange ratios based on such valuations, the pro forma valuation of the combined company and CBS management’s current views of potential cost and revenue synergies to be realized from the potential transaction. In connection with such presentation, representatives of Centerview and Lazard and the CBS special committee discussed certain considerations relating to the relative performance of the Class A common stock of CBS and Viacom relative to the Class B common stock of CBS and Viacom, respectively.

On June 7, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting, to follow up on matters discussed at the prior meeting of the Viacom special committee. Representatives of Viacom management discussed the achievability of the Viacom management forecasts, noting that they provided an optimistic view of Viacom’s future and, while reflective of Viacom’s potential, were subject to a number of industry and execution risks and represented an aggressive but realistic best case scenario. The Viacom special committee discussed with its financial advisors ways to view the outer years, which were inherently more speculative, including preparing different cases or sensitivities to the Viacom management forecasts, relying on consensus analyst estimates (which were more conservative in the outer years), and using a mix of the Viacom management forecasts and consensus analyst estimates. Following such discussion, the Viacom special committee determined it would continue to consider the matter and come to a view as to how to view the Viacom management forecasts in advance of any exchange ratio negotiations.

On June 12, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, the CBS special committee and representatives of Paul Weiss discussed various legal and governance matters in connection with a potential transaction between CBS and Viacom, including matters related to transaction structure, the exchange ratio, the initial composition of the board of directors of the combined company (which we refer to as the “combined company board of directors”) and the senior management team of the combined company, transaction documentation and certain governance protections, including the possibility of preserving certain provisions set forth in the Settlement Agreement. The CBS special committee and representatives of Paul Weiss then discussed the considerations for determining whether to condition the completion of a potential transaction on receipt of a majority of the minority vote, including the non-voting nature of the CBS Class B common stock, the associated uncertainty as to how a majority of the minority vote would be structured in light of CBS’ capital structure and the concentration of ownership of CBS Class A common stock, the heightened execution risk that may arise as a result of merger arbitrage as well as that NAI had not committed to such a condition in the prior discussions in 2016 and 2018 and the CBS special committee’s belief that NAI would not be willing to agree to such a condition in connection with the current proposed transaction. Following a detailed discussion with representatives of Paul Weiss regarding the foregoing considerations, the CBS special committee determined not to seek to condition the completion of a potential transaction on receipt of a majority of the minority vote. The CBS special committee and representatives of CBS management also discussed the potential business strategy for the combined company, including potential areas for growth and allocation of resources across different business segments of the combined company if a potential transaction were to be consummated.

On June 13, 2019, representatives of Cravath and Paul Weiss discussed a number of legal considerations related to the potential transaction, including with respect to deal protection, seeking a voting agreement from NAI and a majority of the minority vote. Also on June 13, 2019, representatives of Cravath and Cleary separately discussed a number of legal considerations, including with respect to seeking a voting agreement from NAI.

In addition, throughout the process and with the knowledge of the relevant special committee, members of each of the Viacom special committee and the CBS special committee and the financial advisors to the special committees had conversations with representatives of NAI, and representatives of each of Cravath and Paul Weiss had conversations with representatives of Cleary and representatives of each of LionTree and Morgan Stanley had conversations with representatives of Lazard, with respect to management and governance of the combined company. During such conversations such representatives expressed NAI’s views on such management and governance matters. Although at times such conversations involved updates to NAI and its representatives on the status of the exchange ratio negotiations taking place between the special committees and their advisors, neither NAI nor its representatives participated in such negotiations. NAI did state from time to time to members of the special committee of each of CBS and Viacom that NAI believed that the exchange ratio should be fair to the stockholders of both companies. NAI’s representatives also stated from time to time to representatives of the special committees of each of CBS and Viacom that NAI was economically indifferent to the exchange ratio in the range being discussed given its percentage interest in the common stock of each of Viacom and CBS and the relative sizes of the two companies. In addition, from time to time, various members of the Viacom and CBS boards of directors who were not affiliated with NAI and were not serving on either special committee, including Charles E. Phillips, Jr. in the case of Viacom and Strauss Zelnick in the case of CBS, also had communications with members of the special committees, the financial advisors to the special committees, members of the other company’s board of directors and/or representatives of NAI to discuss issues related to management and governance of the combined company.

On June 14, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. At such meeting, representatives of Morgan Stanley and LionTree reviewed precedent transactions during the prior two decades involving targets with share classes having unequal voting rights, noting among other things that the financial advisors had not found any transactions in which high-vote stockholders retained control while also receiving a premium for their shares in comparison to low- or no-vote stockholders. The Viacom special committee discussed the implications of the trading price differential between Viacom Class A and Class B common stock with representatives of Morgan Stanley, LionTree and Cravath. Following such discussion, the Viacom special committee determined that, pending its financial advisors providing further information in response to questions raised by the Viacom special committee, it would not seek to negotiate differential consideration for holders of Viacom Class A common stock in light of, among other things, the findings of its financial advisors and the facts that (1) all of the Viacom common stock is accorded equal economic rights under the Viacom charter, (2) the contemplated transactions would result in holders of Viacom Class A common stock continuing to hold voting stock in the combined company and would maintain the differential voting rights between the two classes of stock, including maintaining the current control dynamics, with NAI (and not the other holders of Viacom Class A common stock) continuing to control the combined company and (3) a differential exchange ratio would take value from non-voting Viacom stockholders to benefit the voting Viacom stockholders, which would predominantly benefit NAI. In addition, representatives of LionTree briefed the Viacom special committee on the discussions such representatives had with representatives from Centerview earlier in the week. At the conclusion of the meeting, the Viacom special committee entered into executive session with representatives of Cravath present, during which the participants discussed how to view the Viacom management forecasts and whether to direct Morgan Stanley and LionTree to use, for purposes of analyzing and opining on the fairness of the consideration in a potential transaction with CBS, the Viacom management forecasts, consensus analyst estimates or a combination of both. Following such discussions, the Viacom special committee determined to direct its financial advisors to use both the Viacom management forecasts and the consensus analyst estimates, with greater weight given to consensus analyst estimates for the reasons discussed at the prior meeting of the Viacom special committee, including (1) that Viacom’s ability to achieve the outcomes in the later years of the Viacom management forecasts, which were inherently more speculative, were largely unproven and (2) Viacom management’s view that such forecasts were aggressive but a realistic best case scenario. The Viacom special committee also determined that the CBS management forecasts were likely to be subject to similar considerations, and in order to look at the companies on a comparable basis, directed

Morgan Stanley and LionTree to use both the CBS management forecasts and the consensus analyst estimates, with greater weight similarly being given to consensus analyst estimates.

Also on June 14, 2019, the CBS special committee held a meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss present for all or part of the meeting. At the meeting, the CBS special committee and representatives of Centerview, Lazard and Paul Weiss discussed the potential range of exchange ratios and the potential management and governance terms of a potential transaction, particularly with respect to Messrs. Bakish’s and Ianniello’s potential roles at the combined company in light of, among other things, CBS’ strong performance under Mr. Ianniello’s leadership, as well as their understanding that NAI would have a strong preference for appointing Mr. Bakish as the chief executive officer of the combined company because of, among other things, the improvements at Viacom under his leadership. Following a detailed discussion of the applicable considerations, the CBS special committee determined that it would be willing to agree that Mr. Bakish would serve as the chief executive officer of the combined company, subject to (1) the CBS special committee meeting with Mr. Bakish to discuss his vision for the combined company and confirming that they believed he would be an effective chief executive officer of the combined company, (2) Mr. Ianniello having a significant executive role at the combined company for a specified period of time following the closing and (3) reaching an agreement with Viacom on other open transaction terms. The CBS special committee and representatives of CBS management also discussed a potential transaction pursuant to which CBS would acquire Company A, and concluded that a transaction with Company A should not be considered as an alternative to a potential transaction with Viacom but rather as either a potential supplement to the potential transaction with Viacom given the relative sizes and independent strategic considerations for each of the two potential transactions, or as a standalone transaction in the event that a potential transaction with Viacom was not completed. The CBS special committee requested that Ms. Byrne communicate to Ms. Redstone the CBS special committee’s views with respect to, and timeline for evaluating, a potential transaction between CBS and Viacom, including with respect to the potential leadership of the combined company. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management, including the role of Mr. Ianniello and other key executives of CBS in the combined company.

On June 16, 2019, Ms. Byrne contacted Ms. Redstone to provide an update regarding the CBS special committee’s evaluation of a potential transaction between CBS and Viacom. During this conversation, Ms. Redstone expressed her strong preference for appointing Mr. Bakish as the chief executive officer of the combined company. In response, Ms. Byrne indicated that the CBS special committee would be willing to consider appointing Mr. Bakish as the chief executive officer so long as Mr. Ianniello would also be provided a significant executive role at the combined company for a specified period of time following the closing, based on the CBS special committee’s belief in the importance of retaining Mr. Ianniello in a key leadership position at the combined company for a specified period of time following the closing in order to help enhance the value of the combined company’s CBS assets, and subject to the other conditions discussed during the meeting of the CBS special committee held on June 14, 2019. Ms. Redstone indicated to Ms. Byrne that NAI would consider the CBS special committee’s position.

On June 19, 2019, representatives of Centerview, Lazard and Paul Weiss met with representatives of LionTree, Morgan Stanley and Cravath to discuss a potential transaction between CBS and Viacom. At the meeting, representatives of Centerview and Lazard stated that the CBS special committee would expect to negotiate the potential governance structure and management of the combined company prior to entering into a discussion regarding the exchange ratio in such a transaction. The participants discussed these topics, including the CBS special committee’s willingness to consider appointing Mr. Bakish as the chief executive officer of the combined company, subject to Mr. Ianniello having a significant management role in the combined company. In addition, representatives of Paul Weiss indicated that the CBS special committee’s view was that certain provisions set forth in the Settlement Agreement would need to be preserved following the closing of a potential transaction. During the meeting, the participants also discussed the exchange ratio. At the direction of the Viacom special committee, representatives of LionTree and Morgan Stanley indicated that the view of the

Viacom special committee was that the exchange ratio of 0.6135 of a share of CBS common stock per share of Viacom common stock was the “agreed upon” exchange ratio from prior negotiations between CBS and Viacom in 2018, and that such amount should be the floor for future negotiations regarding the exchange ratio. In response, representatives of Centerview and Lazard indicated that the CBS special committee did not view the exchange ratio as having been agreed to, as evidenced by the termination of negotiations in 2018, and that it was the view of the CBS special committee that any such tentative “agreement” in 2018 would be irrelevant to the current negotiations in light of, among other things, changes in the market since the 2018 negotiations were terminated and differences in the proposed governance terms of the currently proposed transaction as compared with the proposed governance terms in the transaction proposed in 2018, as to which the parties had only reached preliminary consensus on Mr. Moonves serving as the combined company’s Chairman and Chief Executive Officer. Representatives of Centerview and Lazard further indicated that it was the view of the CBS special committee that the exchange ratio should ultimately be “at-or-near market.” The participants did not seek to reach an agreement regarding the exchange ratio to be used in the potential transaction during this meeting and decided to first determine whether they could align on the non-financial terms of a potential transaction before negotiating the exchange ratio.

Later on June 19, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting, during which representatives of Morgan Stanley, LionTree and Cravath provided an update regarding the meeting held with Paul Weiss, Centerview and Lazard earlier that day. In addition, representatives of Morgan Stanley and LionTree followed up on questions raised at the prior meeting of the Viacom special committee in respect of precedent transactions involving target share classes with unequal voting rights. Following discussion, the Viacom special committee determined that the additional information provided by Morgan Stanley and LionTree confirmed and did not change its prior determination not to seek differential consideration for the Viacom Class A common stock for the reasons previously discussed by the Viacom special committee. After further discussion, the Viacom special committee unanimously authorized Cravath to share the draft merger agreement it had prepared with Paul Weiss. Lastly, Mr. Bakish informed the Viacom special committee that he was scheduled to meet with Mr. Ianniello on June 24, 2019 to discuss their respective strategic visions for the combined company, including with respect to how to combine the management teams of the two companies.

On June 20, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received updates from Ms. Byrne regarding her conversations with Ms. Redstone on June 16, 2019 and from representatives of Centerview, Lazard and Paul Weiss regarding the meeting held on June 19, 2019 with LionTree, Morgan Stanley and Cravath. The CBS special committee also discussed a meeting between Messrs. Bakish and Ianniello scheduled to be held on June 24, 2019 for Messrs. Bakish and Ianniello to discuss their respective views on how to combine the management teams of the two companies and achieve the strategic benefits of a merger. The CBS special committee then discussed the advantages and disadvantages of various potential leadership structures for the two companies, once combined, and acknowledged that unless it was willing to enter into a potential transaction in which Mr. Bakish would be appointed the chief executive officer of the combined company, further progress on a deal would be unlikely. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Also on June 20, 2019, representatives of Cravath and Paul Weiss further discussed the governance and management terms of a potential transaction. Later that evening, representatives of Cravath sent an initial draft of the merger agreement to representatives of Paul Weiss.

On June 24, 2019, Messrs. Bakish and Ianniello met to discuss their respective visions and strategies for the combined company, as well as their respective views on the operating units and management of the combined company. During the meeting, Mr. Ianniello acknowledged that the CBS special committee was considering whether to agree that Mr. Bakish would serve as the chief executive officer of the combined company, and

Messrs. Bakish and Ianniello discussed the scope of Mr. Ianniello’s role in the combined company. In addition, Messrs. Bakish and Ianniello discussed the timing for a potential transaction between the parties, CBS’ rumored interest in a potential transaction with Company A and the open matters that would need to be resolved by the parties’ respective special committees.

Later on June 24, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance, during which Mr. Bakish provided an update regarding his meeting with Mr. Ianniello earlier that day. In addition, representatives of Cravath provided an update regarding their discussion with representatives of Paul Weiss on June 20, 2019.

Also on June 24, 2019, representatives of Cleary separately contacted representatives of each of Paul Weiss and Cravath to request an update on the discussions between representatives of CBS and representatives of Viacom. Representatives of Paul Weiss indicated to representatives of Cleary that there were certain governance terms with respect to the potential transaction that would need to be discussed among the CBS special committee, the Viacom special committee and NAI, including with respect to the composition of the board of directors and the senior management team of the combined company.

On June 26, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received updates from Mr. Ianniello regarding his meeting with Mr. Bakish on June 24, 2019 and from representatives of Paul Weiss regarding the proposed terms of the merger agreement as set forth in the initial draft received from Cravath on June 20, 2019. The CBS special committee and representatives of CBS management, Centerview, Lazard and Paul Weiss discussed the potential governance terms of a potential transaction between CBS and Viacom, as well as potential senior management and operational teams of the combined company, including NAI’s positions with respect to senior management. Following such discussion, the CBS special committee determined to schedule a meeting between certain representatives of the CBS special committee and Mr. Bakish in order for the CBS special committee to enhance its understanding of Mr. Bakish’s vision and proposed strategy and business plan for the combined company. The CBS special committee also received an update from Ms. Byrne who informed the CBS special committee that she had been contacted by Ms. Redstone to express her views regarding the senior management team of the combined company. Representatives of CBS management, Centerview and Lazard then left the meeting and the CBS special committee met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On June 27, 2019, representatives of Centerview and Lazard provided representatives of Morgan Stanley and LionTree with an update on the CBS special committee’s process and plan for continued negotiations. Representatives of Centerview and Lazard stated that the CBS special committee wanted to schedule, in the coming weeks, an informal meeting between a subset of the members of the CBS special committee and Mr. Bakish and, following that, a meeting between the full CBS special committee and Mr. Bakish. In addition, representatives of Centerview and Lazard noted that representatives of Paul Weiss were in the process of preparing draft governance documentation that would be shared with representatives of Cravath following sign-off from the CBS special committee. Representatives of LionTree and Morgan Stanley promptly communicated such updates to the Viacom special committee.

On June 27 and June 28, 2019, Messrs. Bakish and Ianniello continued their discussion with respect to the organization of the combined company, integration of the different business segments of the two companies and the composition of the senior management team of the combined company.

Also on June 28, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received an update from Mr. Ianniello regarding his continued discussions with Mr. Bakish. The CBS special committee and representatives of Paul Weiss further discussed the governance and management terms of a potential transaction, including the initial composition of the combined company board of directors and a potential supermajority board approval requirement with respect to the removal and replacement of independent directors and certain senior executive officers of the combined company for a period of time following the closing, including NAI’s continuing consideration with respect to such matter. During this meeting, Ms. Beinecke informed the other members of the CBS special committee that she had previously discussed the foregoing matters with Ms. Redstone and that Ms. Redstone would consider the proposed supermajority board approval requirement with respect to independent directors but would not support a supermajority board approval requirement applicable to any other matters, including the replacement of executive officers. Ms. Redstone expressed a desire to have a combined board of directors act as one following a potential transaction with Viacom rather than based on prior affiliations. The CBS special committee then discussed the potential outlines of a supermajority board approval requirement with representatives of Paul Weiss, including that the appropriate percentage threshold constituting a supermajority would depend on the final size and composition of the combined company board of directors. The CBS special committee and representatives of CBS management also discussed factors to consider in connection with the negotiation of the exchange ratio. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On June 29, 2019, representatives of Lazard informed representatives of Morgan Stanley that the CBS special committee intended to share a proposal on governance and management matters in the coming days.

On July 3, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee continued its discussion of a potential transaction, particularly with respect to the composition of the senior management team of the combined company. During the meeting, Mr. Ianniello expressed his view that a potential transaction with Viacom could enhance CBS’ operations and assets and help expand CBS’ presence globally, and his expectation that Viacom may view the transaction as a way to enhance its current strategy around advertising-supported platforms. The CBS special committee also discussed Viacom’s advertising-based video on demand strategy. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On July 8, 2019, Mr. Bakish met in person with Mses. Beinecke and Byrne and Messrs. Goldner and Terrell, and the participants in the meeting discussed Mr. Bakish’s vision and strategic views for the combined company and his views with respect to the composition of the senior management team if a potential transaction between CBS and Viacom were to be consummated. The members of the CBS special committee present informed Mr. Bakish that a path to a potential transaction, from CBS’ perspective, would require that (1) first, the CBS special committee agree with Mr. Bakish on the vision for the combined company, (2) second, the respective special committees agree on governance and management matters and (3) third, the respective special committees agree on an exchange ratio, and that the CBS special committee intended to work through items (1) and (2) prior to working through item (3). In addition, the participants present discussed Mr. Bakish’s views on a potential transaction between CBS and Company A.

On July 9, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. During such meeting, Mr. Bakish provided an update regarding his meeting with certain members of the CBS special committee. The Viacom special committee discussed their preference to not negotiate governance matters prior to the exchange ratio, but ultimately determined to follow the process preferred by the CBS special committee in order to avoid unnecessary delay in the negotiations.

Also on July 9, 2019, in preparation for a meeting of the CBS special committee scheduled for July 12, 2019, Messrs. Bakish and Ianniello further discussed their respective strategic views relating to potential operating segments of the combined company, the organization of the combined company, integration of the different business segments of the two companies and the composition of the senior management team of the combined company.

Also on July 9, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance, during which Mr. Bakish provided an update regarding his meeting with Mr. Ianniello earlier that day.

On July 10, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received an update from Mr. Ianniello regarding his meeting with Mr. Bakish, and discussed strategy for the combined company, including how to enhance the value of CBS as a global multiplatform premium content company and the importance of diversification of content to prevent CBS from becoming overly dependent on any one content provider. As part of such discussions, the CBS special committee and Mr. Ianniello discussed the importance of retaining certain CBS senior executives in the event of a potential transaction. Those present also discussed a potential transaction with Company A, and the CBS special committee reaffirmed their conclusion from a previous meeting that a transaction with Company A should not be considered as an alternative to a potential transaction with Viacom but rather as a possible supplement to a potential transaction with Viacom. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Also on July 10, 2019, representatives of Lazard and Morgan Stanley discussed the timing of a potential transaction. In the course of the discussion, Lazard noted its expectation that Paul Weiss would provide a comprehensive governance proposal in the coming days. Lazard also noted that the CBS special committee had been briefed on the financial matters related to a transaction and periodically were briefed on market movements.

On July 11, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance. During such meeting, Mr. Bakish and representatives of Morgan Stanley and LionTree provided updates on the meetings and calls that had taken place since the prior meeting of the Viacom special committee.

On July 12, 2019, the CBS special committee held a meeting with Messrs. Bakish and Ianniello and representatives of Paul Weiss present for all or part of the meeting. At the meeting, Mr. Bakish described to the CBS special committee his 22-year tenure at Viacom and his current strategy for Viacom. Mr. Bakish also presented his views regarding market and industry developments, challenges faced by CBS and Viacom in the current media landscape, the industrial logic supporting a potential business combination of the two companies and his vision and proposed strategy for the combined company. The CBS special committee and Mr. Bakish also discussed the views of the CBS special committee regarding the composition of the senior management team of the combined company and regarding a potential transaction with Company A. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of CBS management.

Later on July 12, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance during which Mr. Bakish provided the Viacom special committee with a summary of the meeting he had with the CBS special committee earlier in the day.

Later on July 12, 2019, the CBS special committee conveyed its proposal to Mr. Bakish regarding the composition of the senior management team of the combined company.

During the weekend of July 12, 2019, representatives of Centerview and Lazard conveyed the proposal previously provided to Mr. Bakish to representatives of Morgan Stanley and LionTree and, in addition, noted the

CBS special committee’s desire that (1) the name of the combined company include “CBS”, (2) the current independent directors of CBS comprise at least half of the combined company’s board of directors and (3) the ultimately agreed-upon directors and officers be protected from removal for as long as three years following the closing of a potential transaction.

On July 14, 2019, the Viacom special committee held a telephonic meeting with representatives of Cravath in attendance, during which members of the Viacom special committee reviewed the discussions that had taken place during that weekend. The Viacom special committee and representatives of Cravath discussed CBS’ stated positions on governance matters and what the Viacom special committee might propose in response to such positions.

On July 15, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree provided a proposed framework for the negotiation of the exchange ratio for a potential transaction with CBS, including with regard to the arguments the Viacom special committee could make for a more favorable exchange ratio than discussed in 2018, noting the possibility that the Viacom common stock was trading higher relative to CBS common stock than it would have on an “unaffected” basis. At such meeting, the Viacom special committee also discussed negotiation strategy in respect of governance and management matters with its legal and financial advisors.

On July 15, 2019, representatives of Paul Weiss contacted representatives of Cravath and representatives of Cleary, in each case, to convey the CBS special committee’s proposal for the governance terms that would apply to a potential business combination of CBS and Viacom, including with respect to (1) the initial composition of the combined company board of directors and the senior management team of the combined company, (2) certain protections relating to the change in size or composition of the combined company board of directors and the removal or replacement of certain senior executive officers, (3) the preservation of certain protections established by the Settlement Agreement and (4) the name of the combined company.

On July 16, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Cravath detailed the proposal on governance matters made by representatives of Paul Weiss on behalf of the CBS special committee on the preceding day. The Viacom special committee discussed its views on such proposal with its legal and financial advisors. Following such discussion, the Viacom special committee directed representatives of Cravath to respond to such proposal in the manner discussed at such meeting.

Also on July 16, 2019, representatives of Paul Weiss received a counterproposal from representatives of Cravath on behalf of the Viacom special committee that included modifications to certain of the governance and management proposals that had been relayed by representatives of Paul Weiss on July 15, 2019. Over the course of July 16 and July 17, 2019, representatives of Paul Weiss and Cravath had further discussions with respect to the governance terms that would apply to a potential business combination of CBS and Viacom.

Also on July 16, 2019, representatives of Cleary separately contacted representatives of Paul Weiss and representatives of Cravath to discuss the status of the potential transaction. During the course of those discussions, Cleary conveyed NAI’s requests that, if a transaction were agreed, CBS and Viacom (1) reimburse NAI for all of its expenses incurred in connection with a potential transaction and (2) indemnify NAI for all liabilities arising out of a potential transaction, including any related stockholder litigation, in light of NAI’s commitment to support a potential transaction.

On July 17, 2019, the Viacom special committee held an in-person meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance for all or part of the meeting. At such meeting, representatives of Cravath reviewed with the Viacom special committee a number of matters that had previously been discussed with members of the Viacom special committee, including (1) the capital structure, ownership and governance of each of CBS and Viacom, (2) the Viacom special committee’s mandate as authorized by the Viacom board of directors, (3) the possibility of conditioning a potential combination with CBS on a majority of the minority vote and the associated risks previously discussed by the Viacom special committee and (4) the key terms of the draft merger agreement under negotiation. In addition, representatives of Morgan Stanley and LionTree reviewed with the Viacom special committee the market valuation of, and the recent trading prices of shares of, each of Viacom and CBS, as well as a review of illustrative exchange ratios in the context of such recent trading prices. Representatives of Viacom management also provided the Viacom special committee with an update on the legal and financial diligence that had been undertaken in respect of CBS.

Also on July 17, 2019, the Viacom board of directors (other than Ms. Redstone and Ms. Norville (the latter of whom is the anchor of Inside Edition, which is a program produced and distributed by CBS Television Distribution, a unit of CBS), who were not in attendance pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS) held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. At such meeting, members of the Viacom special committee and representatives of Viacom management updated the remaining directors on the status of a potential transaction with CBS, including in respect of the diligence, negotiations and meetings that had taken place to date. In addition, representatives of Cravath reviewed with members of the Viacom board of directors present the legal considerations discussed with the Viacom special committee earlier in the day as well as the key terms of the draft merger agreement under negotiation. Representatives of Morgan Stanley and LionTree also reviewed with the members of the Viacom board of directors present the matters it had discussed with the Viacom special committee earlier that day.

On July 18, 2019, representatives of Centerview and Paul Weiss had a telephone call with representatives of LionTree and Cravath to discuss the open governance and management issues. The representatives discussed how each side was envisioning board composition, with the CBS construct being (1) the combined company board of directors would be initially comprised of 12 members, consisting of six independent directors designated by CBS, four independent directors designated by Viacom and two directors designated by NAI, (2) any change to the composition of the board of directors of the combined company would require the approval of a majority of the independent directors unaffiliated with NAI until the two-year anniversary of the closing, (3) removal or replacement of executive officers would require the approval of a majority of the independent directors unaffiliated with NAI until the two-year anniversary of the closing, except for removal of Mr. Ianniello, which would require such approval until the 18-month anniversary of the closing, (4) certain protections established by the Settlement Agreement relating to CBS’ board composition, CBS’ independent and NAI’s good faith consideration of extraordinary transactions involving CBS would be preserved following the closing with respect to the combined company and (5) the name of the combined company would include “CBS” and the Viacom construct being (1) the combined company board of directors would be initially comprised of 15 members, consisting of six independent directors designated by CBS, five independent directors designated by Viacom, one new independent director, two directors designated by NAI and the chief executive officer of the combined company, (2) any change to the composition of the board of directors of the combined company would require the approval of a majority of the independent directors unaffiliated with NAI until the 2020 annual meeting of the combined company, (3) removal or replacement of executive officers would not be subject to any special approval requirement, except for removal of Mr. Ianniello, which would require the approval of at least a majority of the independent directors unaffiliated with NAI until the six-month anniversary of the closing and (4) the name of the combined company would include “Viacom.” The representatives also discussed how the gap might be bridged.

Also on July 18, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. The CBS special committee received an update from representatives of Paul Weiss regarding their discussions to date with Cravath and Cleary. The representatives of Paul Weiss reviewed with the CBS special committee the elements of the governance discussions from July 16 and earlier that day. The CBS special committee and representatives of Paul Weiss then discussed possible responses to deliver to NAI and the Viacom special committee. During the meeting, the CBS special committee also discussed the strategic logic of a potential transaction between CBS and Viacom, including recent market and industry developments, and members of the CBS special committee affirmed their belief that a potential transaction with Viacom would be in the best interests of CBS and its stockholders (including those unaffiliated with NAI), subject to the negotiation of satisfactory transaction terms, and the importance of resolving the governance and management terms before further engaging in the negotiations of other terms, including the exchange ratio.

Also on July 18, 2019, representatives of Cravath sent the initial draft of the merger agreement to representatives of Cleary.

Throughout the negotiations, representatives of Viacom, CBS, NAI and their respective advisors continued to discuss potential deal structures, taking into account a number of considerations, before reaching agreement on the transaction structure reflected in the merger agreement.

On July 21, 2019, representatives of Centerview informed representatives of LionTree that the CBS special committee had made progress on a revised proposal on governance and management issues, which would be shared with the Viacom special committee in the coming days.

On July 22, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. The CBS special committee discussed the importance of any recommendation of such a potential transaction to the CBS board of directors receiving the unanimous approval of the members of the CBS special committee. The CBS special committee and representatives of Paul Weiss then discussed a revised proposal regarding the governance and management of the combined company, which would provide, among other things, that (1) the combined company’s board of directors would initially consist of 12 members, comprised of six independent directors designated by CBS, four independent directors designated by Viacom and two directors designated by NAI (one of which could be the chief executive officer of the combined company), (2) the approval of at least a majority of the independent directors unaffiliated with NAI would be required for any changes to the size of the combined company’s board of directors or removal or replacement of independent directors or senior executive officers until the second anniversary of the closing (or until the 15-month anniversary of the closing, in the case of Mr. Ianniello) and (3) the name of the combined company would include both “CBS” and “Viacom.” The CBS special committee directed the representatives to convey the revised proposal to the Viacom special committee’s advisors and legal counsel. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On July 25, 2019, representatives of Centerview and Paul Weiss met with representatives of LionTree and Cravath to convey the CBS special committee’s revised proposal relating to governance and management of the combined company. The participants discussed their respective sides’ views regarding the name of the combined company, the initial composition of the senior management team of the combined company and the duration of the approval requirement with respect to both changes to the size of the combined company board of directors and removal or replacement of independent directors and certain senior executive officers.

On July 26, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, the CBS special committee received an update from representatives of Centerview and Paul Weiss regarding their meeting with the representatives of LionTree and Cravath on July 25, 2019. The members of the CBS special committee had a detailed discussion regarding the meeting and also discussed the potential terms of Mr. Ianniello’s employment at the combined company and the importance of such employment for a meaningful period of time following the closing to the ability of CBS to operate certain assets of CBS and provide a sense of continuity and stability for the CBS employees following a potential transaction between CBS and Viacom, notwithstanding NAI’s and Viacom’s previously communicated positions regarding such matters. Following discussion with representatives of CBS management, Centerview, Lazard and Paul Weiss, the CBS special committee also deliberated as to the exchange ratio and the appropriate timing for negotiation thereof, particularly in light of the CBS special committee’s previous decision to align on the non-financial terms of a potential transaction before negotiating the exchange ratio.

On July 27, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Cravath and LionTree detailed the discussions that had taken place over the preceding few days and the latest proposal from the CBS special committee on governance matters. The Viacom special committee discussed such proposal with its financial and legal advisors and formulated a potential counterproposal. Following such discussion, the Viacom special committee directed representatives of Cravath to confirm that NAI would agree to the restrictions to be imposed on NAI under the CBS special committee’s proposal and to share such counterproposal with the CBS special committee via Paul Weiss.

Also on July 27, 2019, representatives of Cravath contacted representatives of Cleary to review the counterproposal on governance and management matters that would be conveyed to Paul Weiss, as described below. Representatives of Cleary indicated that they believed NAI would agree to the items outlined, subject to review of the specific proposed contractual terms used to implement the counterproposal.

Later on July 27, 2019, representatives of Cravath contacted representatives of Paul Weiss to convey the Viacom special committee’s revised proposal, which provided, among other things, that (1) the combined company’s board of directors would initially consist of 13 members, comprised of six independent directors designated by CBS, four independent directors designated by Viacom, two directors designated by NAI and the chief executive officer of the combined company, (2) the approval of at least a majority of the independent directors unaffiliated with NAI (including the approval of at least two Initial CBS Directors and two Initial Viacom Directors) (which approval we refer to as the “Requisite Approval”) would be required for any changes to the size of the combined company board of directors or removal of independent directors or senior executive officers until the 2021 annual meeting of the combined company (or until the 15-month anniversary of the closing, in the case of Mr. Ianniello) and (3) the combined company would be named “ViacomCBS.”

On July 29, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received an update from, and discussed with, representatives of Paul Weiss regarding the Viacom special committee’s revised proposal conveyed on July 27, 2019 and how the governance and management terms will be reflected in the transaction documents and organizational documents of the combined company. The CBS special committee and representatives of CBS management also deliberated as to the exchange ratio, as well as the open operational terms in connection with a potential transaction between CBS and Viacom, including the financial policy relating to dividends and stock buybacks and the employee benefit programs of the combined company. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

On July 29, 2019, representatives of Paul Weiss contacted representatives of Cravath to provide an update on the CBS special committee’s latest views on governance and management matters, which included, among other things, that (1) the CBS special committee preferred a 12-member board of directors (as opposed to 13)

with half of the board comprised of directors designated by CBS, (2) the duration of the Requisite Approval requirement with respect to removal and replacement of independent directors and certain senior executive officers would need to be two years from the closing of a transaction (or 15 months in the case of Mr. Ianniello), (3) such senior executive officers would need to have new employment contracts in place at signing, (4) CBS should be permitted to enter into a potential transaction with Company A without the consent of Viacom prior to the closing of a potential transaction with Viacom and (5) the preferred name for the combined company would be “CBSViacom.”

Also on July 29, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Cravath detailed the proposal on governance matters made by representatives of Paul Weiss on behalf of the CBS special committee earlier that day. After discussion, the Viacom special committee determined to convene the following day to continue reviewing such proposal.

On July 30, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which the Viacom special committee continued to discuss with its legal and financial advisors the proposal on governance matters made by representatives of Paul Weiss on behalf of the CBS special committee on the day prior. Following such discussion, the Viacom special committee directed representatives of Cravath to respond to such proposal in the manner discussed at such meeting. At such meeting, representatives of Morgan Stanley and LionTree also provided an update regarding (1) the meeting held between representatives of LionTree and representatives of Centerview the prior day and (2) the financial advisors’ suggested strategy for negotiating the exchange ratio with CBS. Following discussion, the Viacom special committee directed its financial advisors to propose an exchange ratio of 0.63 to the financial advisors of the CBS special committee following the meeting of the CBS special committee scheduled for August 1, 2019.

Also on July 30, 2019, representatives of Cravath contacted representatives of Paul Weiss to convey the Viacom special committee’s revised proposal, which provided, among other things, that (1) the combined company board of directors would initially consist of 13 members, comprised of six independent directors designated by CBS, four independent directors designated by Viacom, two directors designated by NAI and the chief executive officer of the combined company, (2) the duration of the Requisite Approval requirement with respect to the removal of independent directors and certain senior executive officers would be two years from the closing of a transaction (or 15 months from the closing, in the case of Mr. Ianniello), (3) no additional Requisite Approval would be required for the appointment of any replacement independent director or officer and (4) any transaction between CBS and Company A would be subject to the prior approval of Viacom. Representatives of Cravath also indicated to representatives of Paul Weiss that it would need additional information regarding the proposed terms in the new employee contracts being entered into between CBS and its executive officers and that the name of the combined company was not a key business point for the Viacom special committee, but should have “Viacom” in it.

Also on July 31, 2019, Messrs. Bakish and Ianniello met to continue their discussion of a potential transaction, including with respect to the composition of the senior management team, allocation of authority and responsibilities as between Messrs. Bakish and Ianniello following the closing (particularly with respect to the CBS assets and operations), the financial policy of the combined company relating to dividends, stock buybacks and leverage ratio and proposed operational segments of the combined company.

Later on July 31, 2019, Mr. Bakish, Mr. Ianniello and representatives of Centerview and LionTree met to continue Messrs. Bakish’s and Ianniello’s discussion of a potential transaction, including with respect to the composition of the senior management team, allocation of authority and responsibilities as between Messrs. Bakish and Ianniello following the closing (particularly with respect to the CBS assets and operations), proposed operational segments of the combined company and CBS’ continued interest in a potential transaction with Company A.

Also on July 31, 2019, representatives of Cleary separately contacted representatives of Paul Weiss and Cravath to further discuss the governance and management terms of a potential transaction between CBS and Viacom, including with respect to the name of the combined company, the initial membership of the combined company board of directors and the duration and scope of the Requisite Approval requirement. Representatives of Cleary conveyed NAI’s proposal that the combined company be named “ViacomCBS” following the closing to representatives of each of Paul Weiss and Cravath, and indicated that they would only be willing to agree to restrictions with respect to the composition of the board of directors of the combined company if the directors who would be subject to such restrictions were agreed to and named at signing.

Also on July 31, 2019, the Viacom special committee held a telephonic meeting with Mr. Bakish and representatives of Morgan Stanley, LionTree and Cravath in attendance, during which Mr. Bakish and representatives of LionTree provided an update on the meeting held with Mr. Ianniello and representatives of Centerview earlier in the day. In addition, representatives from Cravath provided an update regarding the matters discussed with representatives of Cleary earlier in the day.

On August 1, 2019, representatives of CBS management, Centerview, Lazard, Viacom management, Morgan Stanley and LionTree held a bring-down due diligence call, during which each management team provided updates and answered questions regarding matters that had occurred since the parties had completed their preliminary due diligence.

Also on August 1, 2019, Mr. Bakish met with Ms. Spade, who was being considered for the position of chief financial officer of the combined company. They discussed, among other things, the process of integrating the two companies and the importance of creating blended teams, including within the finance unit.

Also on August 1, 2019, the CBS special committee held a meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, the CBS special committee received updates from Mr. Ianniello regarding his meeting with Mr. Bakish on July 30, 2019 and from representatives of Paul Weiss regarding their discussion with representatives of Cleary on July 31, 2019. The CBS special committee also discussed the timing of a potential transaction and, in light of the parties having reached an agreement in principle on the composition of senior management of the combined company, the engagement of compensation consultants in connection with the negotiation of the terms of employment of certain key CBS executive officers in connection with a potential transaction between CBS and Viacom.

Later on August 1, 2019, following the meeting of the CBS board of directors, the CBS special committee held a meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss present at the meeting. The CBS special committee discussed considerations affecting the potential exchange ratio for the potential transaction, including the difficulty of ascertaining the “unaffected” stock price given the long history of discussions regarding a potential transaction as well as what would constitute an exchange ratio “at or near market.” During the course of such discussion, the members of the CBS special committee agreed that an acceptable exchange ratio could not be determined independently of the non-economic terms of a potential transaction. Those present also discussed the expectations of CBS management regarding Viacom’s quarterly earnings announcement scheduled to be held on August 8, 2019.

Later on August 1, 2019, at the direction of the Viacom special committee, representatives of LionTree and Morgan Stanley conveyed to representatives of Centerview and Lazard the Viacom special committee’s proposal to effect a business combination of CBS and Viacom at an exchange ratio of 0.63 of a share of CBS common stock per share of Viacom common stock.

On August 2, 2019, the Viacom special committee held a telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard on the prior day, during which representatives of Morgan Stanley and LionTree had proposed an exchange ratio of 0.63 on behalf of the Viacom special committee. In addition, Mr. Bakish provided an update regarding the bring-down diligence call and the calls that he had with Ms. Spade and Mr. Ianniello over the preceding days.

Also on August 2, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received an update from representatives of Centerview and Lazard regarding the proposed exchange ratio. The CBS special committee and representatives of Centerview, Lazard and Paul Weiss discussed in detail the exchange ratio proposed by the Viacom special committee, the relationship between the exchange ratio and the non-financial terms of a potential transaction and the difficulty of determining the appropriate measurement period for assessing an appropriate “market” exchange ratio and of ascertaining the “unaffected” stock price given the long history of discussions regarding a potential transaction, the scope and duration of media coverage surrounding a potential combination of the two companies and the view of the CBS special committee that the exchange ratio proposed as part of the previous transaction negotiations that occurred between CBS and Viacom in 2018 was irrelevant in the context of the current negotiations. Following such discussion, the CBS special committee directed representatives of Centerview and Lazard to communicate to representatives of LionTree and Morgan Stanley that the CBS special committee was not willing to proceed with negotiations at the exchange ratio proposed by the Viacom special committee and to ask the Viacom special committee to make a new proposal. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Later on August 2, 2019, representatives of Centerview and Lazard contacted representatives of Morgan Stanley and LionTree to inform them that the CBS special committee would not be making a counterproposal to the Viacom special committee’s proposed exchange ratio of 0.63 of a share of CBS common stock per share of Viacom common stock. Representatives of Centerview and Lazard stated that, if negotiations were to move forward, the Viacom special committee would need to make another proposal that was closer to where the CBS special committee would be willing to transact.

Later on August 2, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree provided an update regarding the call that such representatives had with representatives of Centerview and Lazard earlier that day. The Viacom special committee then discussed with its financial and legal advisors whether it should make another bid and the financial parameters for such a bid. Following such discussion, the Viacom special committee directed its financial advisors to propose an exchange ratio of 0.615 of a share of CBS common stock per share of Viacom common stock to the financial advisors of the CBS special committee.

On August 3, 2019, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to deliver the Viacom special committee’s revised exchange ratio proposal of 0.615 of a share of CBS common stock per share of Viacom common stock.

On August 4, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, the CBS special committee received an update from representatives of Centerview and Lazard regarding the revised proposal from the Viacom special committee. Representatives of Centerview and Lazard also presented an updated preliminary financial analysis of the proposed business combination between CBS and Viacom, including a discussion of the standalone and relative valuations of CBS and Viacom, the pro forma valuation of the combined company and CBS management’s current views of potential cost and revenue synergies to be realized from the potential transaction. The representatives also presented the implied exchange ratios based on the 52-week closing trading range of CBS’ and Viacom’s expected stock prices, analyst price targets and discounted cash flow analysis based on different assumptions. The CBS special committee, the CBS management team and representatives of Centerview, Lazard and Paul Weiss discussed Centerview and Lazard’s presentation.

Following such presentation, Mr. Ianniello expressed his views regarding the rapidly-evolving media industry landscape and reiterated his belief in the industrial logic supporting a potential transaction with Viacom. The CBS special committee then engaged in a discussion with the representatives regarding the tactical considerations around negotiating an exchange ratio and the potential benefits and considerations of conveying a counterproposal of an exchange ratio of 0.55 of a share of CBS common stock per share of Viacom common stock. Following such discussion, the CBS special committee then authorized the representatives of Centerview and Lazard to convey the CBS special committee’s proposal to effect a business combination at an exchange ratio of 0.55 of a share of CBS common stock per share of Viacom common stock. The CBS special committee also authorized representatives of Paul Weiss to distribute a revised draft merger agreement and drafts of other transaction documents and organizational documents of the combined company to Cravath and Cleary. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Later on August 4, 2019, representatives of Centerview and Lazard contacted representatives of Morgan Stanley and LionTree to deliver the CBS special committee’s revised exchange ratio proposal of 0.55 of a share of CBS common stock per share of Viacom common stock.

Later on August 4, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree provided an update regarding the call that such representatives had with representatives of Centerview and Lazard earlier that day. After discussion, the Viacom special committee determined to convene the following day to continue reviewing the exchange ratio proposal made by representatives of Centerview and Lazard on behalf of the CBS special committee.

Later on August 4, 2019, representatives of Paul Weiss sent a revised draft merger agreement, draft organizational documents and other draft agreements to representatives of each of Cravath and Cleary. From August 4, 2019 through the date of the merger agreement, representatives of Paul Weiss, Cravath and Cleary exchanged drafts of, and engaged in various telephonic discussions regarding, the merger agreement and the other agreements and documents to be entered into in connection with the merger.

On August 5, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree detailed a proposed strategy for responding to the exchange ratio proposal made by representatives of Centerview and Lazard on behalf of CBS on the prior day. After discussion, the Viacom special committee directed its financial advisors to propose an exchange ratio of 0.6125 to the financial advisors of the CBS special committee. In addition, representatives of Cravath provided an update on the revised draft merger agreement, draft organizational documents and other draft agreements that had been provided by Paul Weiss on behalf of the CBS special committee on the prior day, copies of which had been distributed to members of the Viacom special committee prior to the meeting.

Later on August 5, 2019, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to deliver the Viacom special committee’s revised exchange ratio proposal of 0.6125 of a share of CBS common stock per share of Viacom common stock.

Later on August 5, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, the CBS special committee received an update from representatives of Centerview and Lazard regarding the proposed exchange ratio. Representatives of Centerview and Lazard reviewed with the CBS special committee a range of potential exchange ratios and the implied premium or discount to the stockholders of CBS at each such exchange ratio. As part of such discussion, the members of the CBS special committee discussed, among other things, the relative market valuations of CBS and Viacom, the appropriate measurement period to consider in determining the exchange ratio and external factors affecting the stock prices of the two companies (including upcoming earnings announcements). The CBS special committee discussed with representatives of Centerview and Lazard the relative market valuations of the two companies and, informed by such discussion, authorized the representatives of Centerview and Lazard to convey the CBS special committee’s proposal to effect a potential transaction at an exchange ratio of 0.5625 of a share of CBS common stock per share of Viacom common stock. The CBS special committee further directed its advisors to communicate to the Viacom special committee that, subject to the outcome of the negotiation of the non-financial terms of a potential transaction, the CBS special committee would only agree to enter into a potential transaction at an exchange ratio that implied a premium to CBS stockholders.

Also on August 5, 2019, the Viacom board of directors held a regularly scheduled in-person meeting with representatives of Viacom management in attendance for all or part of the meeting. Upon completion of the ordinary course agenda items, Ms. Redstone and Ms. Norville departed the meeting pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS and the remaining directors were joined by representatives of Morgan Stanley, LionTree and Cravath. At such meeting, members of the Viacom special committee and representatives of Viacom management updated the remaining directors on the status of a potential transaction with CBS, including in respect of the diligence, negotiations and meetings that had taken place to date. In addition, representatives of Cravath reviewed with the members of the Viacom board of directors present (1) the Viacom special committee’s mandate as authorized by the Viacom board of directors and (2) the key terms of the latest drafts of the transaction documentation, which included the merger agreement and the organizational documents of the combined company. Representatives of Morgan Stanley and LionTree also discussed with such members the most recent version of their respective preliminary financial analyses.

Later on August 5, 2019, the Viacom special committee held an in-person meeting with representatives of Cravath and Pearl Meyer, compensation consultants to Viacom’s compensation committee (which we refer to as “Pearl Meyer”), in attendance. During such meeting, representatives of Cravath and Pearl Meyer provided the Viacom special committee with an update on certain compensation matters under consideration with respect to Mr. Bakish, Ms. D’Alimonte and Mr. Davis in connection with a potential transaction with CBS. In addition, the Viacom special committee provided feedback to representatives of Cravath on a number of open issues in the latest drafts of the transaction documentation, including in respect of deal protection and governance matters.

Later on August 5, 2019, representatives of Centerview and Lazard contacted representatives of Morgan Stanley and LionTree to deliver the CBS special committee’s revised exchange ratio proposal of 0.5625 of a share of CBS common stock per share of Viacom common stock.

On August 6, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard on the prior day, during which representatives of Centerview and Lazard had proposed an exchange ratio of 0.5625 on behalf of the CBS special committee. In addition, representatives of Cravath provided an update on the revised transaction documentation that had been provided to Paul Weiss and Cleary earlier that day, detailing certain issues that remained open in the drafts.

Subsequently, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which the participants in attendance discussed negotiation strategy, including whether the Viacom special committee should revise its exchange ratio bid. Following such discussion, the Viacom special committee determined to adjourn the meeting and reconsider the topic on the following day.

Following that meeting, at the direction of their respective clients, representatives of LionTree and Centerview discussed the status of the exchange ratio negotiations. At the direction of the Viacom special committee, representatives of LionTree noted that the Viacom special committee would likely not be amenable to consummating a transaction at an exchange ratio that implied a significant premium to CBS stockholders relative to the “at market” exchange ratio.

On August 7, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of LionTree provided an update regarding the call held with representatives of Centerview on the prior day. In addition, the Viacom special committee discussed with its financial and legal advisors the issues raised by representatives of Paul Weiss during its call with representatives of Cravath on the prior day.

Later on August 7, 2019, at the direction of the Viacom special committee, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to discuss whether there was any possibility of reaching agreement on an exchange ratio in advance of the quarterly earnings releases scheduled for the following day. Representatives of Centerview and Lazard stated that they did not believe doing so would be feasible given the open issues between the parties, including the differences between the exchange ratio proposed by each of CBS and Viacom.

On August 8, 2019, Viacom announced its quarterly earnings for the quarter ended June 30, 2019. Later on August 8, 2019, CBS also announced its quarterly earnings for such quarter.

On August 9, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which the participants in attendance discussed negotiation strategy in respect of the exchange ratio. In addition, representatives of Cravath provided an update regarding the open issues in the transaction documentation.

Also on August 9, 2019, representatives of Morgan Stanley and LionTree discussed with representatives of Centerview and Lazard the status of the exchange ratio negotiations and recent market metrics for the two companies.

On August 10, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard on the prior day. In addition, representatives of Cravath provided an update on the issues that remained open in the negotiation of the merger agreement and other documents associated with the merger, including with respect to the role and scope of authority of Mr. Ianniello in the combined company and the scope of actions requiring a Requisite Approval.

Also on August 10, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. At the meeting, representatives of Centerview and Lazard presented a further updated preliminary financial analysis of the proposed business combination between CBS and Viacom, including a discussion of the standalone and relative valuations of CBS and Viacom and the pro forma valuation of the combined company. Representatives of Centerview and Lazard noted that the market implied exchange ratio as of market close on August 9, 2019 was 0.614, compared to the market implied exchange ratio as of market close on August 2, 2019 of 0.591, and expressed their view that the change in the market implied exchange ratio could likely be attributed to the investment community’s reaction to media reports that Viacom stockholders may receive a premium in connection with a potential transaction between CBS and Viacom or the investment community’s reaction to CBS’ and Viacom’s recent earnings announcements. Representatives of Centerview and Lazard also presented CBS management’s projections with respect to potential synergies that could be achieved in connection with a potential transaction between CBS and Viacom and noted that, based on their analyses, the transaction would likely result in significant accretion for both companies at any exchange ratio within the range currently being negotiated between CBS and Viacom. The CBS special committee discussed with representatives of CBS management, Centerview and Lazard the potential benefits of the contemplated transaction to the stockholders of

CBS, taking into account the scaling of benefits, strategic optionality, stronger industry positioning arising from an enhanced content library and international platform, resolution of transaction-related uncertainties and other synergies that could result from a potential transaction if consummated on acceptable terms. Thereafter, representatives of Paul Weiss reviewed and discussed with the CBS special committee in detail the proposed transaction terms set forth in the latest drafts of the merger agreement, organizational documents and the other agreements to be entered into in connection with the contemplated transaction. Representatives of Paul Weiss summarized the open transaction terms, including (i) the proposed terms of the employment agreements of certain key executive officers, which the CBS special committee had sought in order to ensure continuity in the management of the CBS business after the closing, and (ii) NAI’s previous request for CBS and Viacom to reimburse NAI for transaction-related expenses. For a description of the terms of the employment agreements, see the section entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger.” The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

During the course of the day on August 10, 2019, representatives of Centerview and Lazard held three calls with representatives of Morgan Stanley and LionTree regarding the exchange ratio, during which the participants held firm on the respective bids of the CBS special committee and the Viacom special committee.

On August 11, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. Representatives of Centerview and Lazard informed the CBS special committee that they were continuing to engage in informal discussions regarding the exchange ratio with representatives of LionTree and Morgan Stanley, without either side making a formal proposal, but that Centerview and Lazard had relayed to the representatives of LionTree and Morgan Stanley that the CBS special committee would only agree to enter into a potential transaction at an exchange ratio below 0.60 of a share of CBS common stock per share of Viacom common stock, subject to the outcome of the negotiation of the open transaction terms. The CBS special committee then had a detailed discussion with representatives of CBS management, Centerview and Lazard regarding the current media landscape and the stronger industrial logic supporting a potential transaction at present compared to the previous year. Taking into account recent market trends towards consolidation (and its effects on direct-to-consumer businesses), the CBS special committee and the CBS management team observed a combination of the two companies would permit both to better compete with their industry peers. During the course of such discussion, members of the CBS special committee reiterated their views that the contemplated transaction would help CBS compete against other consolidating media and entertainment companies. Representatives of Centerview and Lazard also expressed their views regarding the potential benefits of the contemplated transaction in light of the rapidly changing industry landscape, including certain strategic opportunities that may only be available to the combined company and not to CBS on a standalone basis, and taking into account the potential synergies that could be achieved in connection with a potential transaction as projected by CBS management. Following such discussion, the CBS special committee deliberated on the range of exchange ratios implied by Centerview’s and Lazard’s valuation analyses and concurred that, taking into account the potential benefits of the contemplated transaction, the contemplated transaction would be accretive to the stockholders of CBS at any exchange ratio within the range currently being negotiated between CBS and Viacom. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Later on August 11, 2019, at the direction of their respective clients, representatives of Centerview and Lazard suggested to representatives of Morgan Stanley and LionTree that the financial advisors hold a call in which both sets of financial advisors would have authority to make revised bids on the exchange ratio.

Later on August 11, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard earlier that day, during which the participants had discussed having a follow-up call in which both sets of financial advisors would have the authority to make revised bids on the exchange ratio. The Viacom special committee discussed with its financial and legal advisors what to propose as its revised bid. Following such discussion, the Viacom special committee authorized its financial advisors to propose an exchange ratio of as low as 0.61 to the financial advisors of the CBS special committee, subject to the financial advisors of the CBS special committee first making a move in Viacom’s favor. In addition, representatives of Cravath provided an update on open issues in the transaction documentation, including with respect to the scope of authority and role of Mr. Ianniello in the combined company and other employment-related matters.

Later on August 11, 2019, representatives of Centerview and Lazard and representatives of Morgan Stanley and LionTree exchanged revised exchanged ratio bids of 0.5825 and 0.61, respectively, of a share of CBS common stock per share of Viacom common stock.

Later on August 11, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard earlier that day, during which representatives of Centerview and Lazard had proposed an exchange ratio of 0.5825 on behalf of the CBS special committee. The Viacom special committee discussed with its financial and legal advisors whether and what to propose as its revised bid. Following such discussion, the Viacom special committee directed its financial advisors to propose an exchange ratio of 0.6064 to the financial advisors of the CBS special committee. The meeting of the Viacom special committee was subsequently recessed.

Later on August 11, 2019, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to deliver the Viacom special committee’s revised exchange ratio proposal of 0.6064 of a share of CBS common stock per share of Viacom common stock.

Also on August 11, 2019, the CBS special committee held two additional telephonic meetings, with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meetings. The CBS special committee received updates on the negotiations between the parties, including NAI’s agreement to withdraw its request for CBS and Viacom to reimburse NAI for transaction-related expenses, and the remaining open transaction terms set forth in the latest drafts of the merger agreement, organizational documents and the other agreements to be entered into in connection with the contemplated transaction, copies of which had been distributed to the members of the CBS special committee prior to the meeting. At these meetings, representatives of Centerview and Lazard reiterated their views expressed in previous meetings of the CBS special committee that, taking into account the various strategic alternatives and the current industry landscape, they did not believe there was any alternative transaction available to CBS at the present time as favorable as the Viacom transaction. Representatives of CBS management expressed their agreement with the foregoing and reiterated their view that the contemplated transaction, if consummated on acceptable terms, would be accretive to CBS stockholders as compared with remaining as a standalone company. Representatives of Centerview and Lazard further affirmed, consistent with prior discussions with representatives of NAI, that neither NAI nor its representatives had participated in the negotiation of the exchange ratio, and stated their expectation that NAI would likely be indifferent to the exchange ratio given its similar percentage interest in the common stock of each of Viacom and CBS and the relative sizes of the two companies. The CBS special committee also discussed employee-related terms of the transaction, including the employment agreement and other compensation arrangements that had been negotiated with Mr. Ianniello. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Also on August 11, 2019, the Viacom board of directors (other than Ms. Redstone and Ms. Norville, who were not in attendance pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS) held a special telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of

Morgan Stanley and LionTree provided an update regarding the status of the exchange ratio negotiations. In addition, representatives of Morgan Stanley and LionTree provided an overview of their respective preliminary financial analyses and informed the directors present that, while they would not be able to provide an opinion on fairness until and unless a deal was reached, both financial advisors believed that they would be able to deliver an opinion with regard to fairness at an exchange ratio in the range being discussed between CBS and Viacom. In addition, representatives of Cravath provided the directors present with an overview of the terms of the proposed transaction documentation, including in respect of structure, proposed governance, conditionality, deal protection and termination rights. Representatives of Cravath also provided an update regarding employee-related terms of the transaction, including a description of the employment agreements and other compensation arrangements that had been negotiated with each of Mr. Bakish, Ms. D’Alimonte and Mr. Davis.

Later on August 11, 2019, representatives of Centerview and Lazard suggested to representatives of Morgan Stanley and LionTree that the financial advisors hold another call in which both sides have authority to make revised bids on the exchange ratio.

Later on August 11, 2019, the Viacom special committee reconvened its telephonic meeting four more times, with representatives of Morgan Stanley, LionTree and Cravath in attendance, during each of which representatives of Morgan Stanley and LionTree provided an update regarding calls held with representatives of Centerview and Lazard since each prior portion of the meeting had been recessed. At the first reconvened session of the meeting, the Viacom special committee discussed with its financial and legal advisors what to propose as a revised bid in the event that the CBS special committee increased its exchange ratio bid as and to the extent its financial advisors expected. Following such discussion, the Viacom special committee authorized its financial advisors to propose an exchange ratio of as low as 0.604 to the financial advisors of the CBS special committee, subject to the financial advisors of the CBS special committee first making a move in Viacom’s favor. In addition, representatives of Cravath provided an update on the open issues in the transaction documentation, copies of which had been distributed to members of the Viacom special committee prior to the discussion, including with respect to the scope of authority and role of Mr. Ianniello in the combined company and other employment-related matters. The meeting of the Viacom special committee was subsequently recessed, during which time representatives of Centerview and Lazard and representatives of Morgan Stanley and LionTree held a call to exchange revised exchange ratio bids. During such call, representatives of Centerview and Lazard proposed an exchange ratio of 0.587 of a share of CBS common stock per share of Viacom common stock. In response, representatives of Morgan Stanley and LionTree declined to formally counter such bid, but stated that they would have been prepared to move to a ratio of 0.604 had representatives of Centerview and Lazard relayed a more attractive bid on behalf of CBS. Subsequently, the Viacom special committee reconvened its telephonic meeting and discussed negotiation strategy in respect of the exchange ratio with its financial and legal advisors, and subsequently authorized its financial advisors to continue to exchange bids with representatives of Centerview and Lazard, subject to an exchange ratio bid floor of 0.60. In addition, representatives of Cravath provided an update on the open issues in respect of the scope of authority and role of Mr. Ianniello in the combined company. The meeting of the Viacom special committee was subsequently recessed, during which time representatives of Centerview and Lazard and representatives of Morgan Stanley and LionTree held a call to exchange revised exchange ratio bids. During such call, representatives of Morgan Stanley and LionTree proposed an exchange ratio of 0.603 of a share of CBS common stock per share of Viacom common stock. In response, representatives of Centerview and Lazard proposed an exchange ratio of 0.5875 of a share of CBS common stock per share of Viacom common stock. The Viacom special committee later reconvened its telephonic meeting, during which the participants in attendance discussed negotiation strategy in respect of the exchange ratio. The meeting of the Viacom special committee was subsequently recessed, during which time representatives of LionTree held a call with representatives of Centerview to discuss the status of the exchange ratio negotiations and whether the parties would be able to reach agreement on the exchange ratio. The Viacom special committee then reconvened its telephonic meeting, during which the participants in attendance discussed negotiation strategy in respect of the exchange ratio. Following such discussion, the Viacom special committee directed its financial advisors to propose an exchange ratio of 0.5965 to the financial advisors of the CBS special committee.

Later on August 11, 2019, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to deliver the Viacom special committee’s revised exchange ratio proposal of 0.5965 of a share of CBS common stock per share of Viacom common stock.

On August 12, 2019, the Viacom special committee held a telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Morgan Stanley and LionTree provided an update regarding the call held with representatives of Centerview and Lazard the prior day. The participants discussed, as relevant, negotiation strategy in respect of the exchange ratio, and separately, the process for reaching a final agreement with CBS and NAI on other matters.

Later on August 12, 2019, representatives of CBS, Viacom, Paul Weiss and Cravath held a confirmatory legal due diligence call.

Later on August 12, 2019, the Viacom special committee held a second telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which representatives of Cravath provided an update regarding the open issues in the draft transaction documentation, including with respect to the role and scope of authority of Mr. Ianniello and other employment-related matters. The meeting of the Viacom special committee was subsequently recessed.

In addition, throughout the day on August 12, 2019, Ms. Seligman had conversations with Mr. Goldner, both one-on-one and with representatives of Paul Weiss, Cravath and counsel to CBS management, regarding the open issues in the draft employment agreements being negotiated by CBS with certain of its senior management members. Mr. Goldner proposed that he would work with such management members to attempt to resolve such issues. Ms. Seligman and Mr. Goldner apprised their respective special committees of the status of such conversations throughout the day.

Later on August 12, 2019, the Viacom special committee reconvened its telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance.

Later on August 12, 2019, the Viacom special committee held a third telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance, during which the participants in attendance discussed the process for reaching a final agreement with CBS and NAI. The meeting of the Viacom special committee was subsequently recessed.

Later on August 12, 2019, the CBS special committee reconvened to resume its telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance for all or part of the meeting. The CBS special committee received an update from representatives of Centerview and Lazard regarding the negotiation of the exchange ratio and the status of the transaction, and the CBS special committee authorized the representatives to offer, or accept an offer, to effect a business combination of CBS and Viacom at an exchange ratio of 0.59625 of a share of CBS common stock per share of Viacom common stock. The CBS special committee also formalized the engagement of Centerview and Lazard. The CBS special committee then met in executive session with representatives of Paul Weiss to further discuss the matters that were discussed earlier in the meeting outside the presence of financial advisors and CBS management.

Later on August 12, 2019, representatives of Centerview and Lazard contacted representatives of Morgan Stanley and LionTree to deliver the CBS special committee’s revised exchange ratio proposal of 0.59625 of a share of CBS common stock per share of Viacom common stock.

Later on August 12, 2019, the Viacom special committee reconvened its telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of LionTree provided an update regarding the call held with representatives of Centerview and Lazard since the meeting had been recessed, during which representatives of Centerview and Lazard had proposed an exchange ratio of 0.59625 on behalf of the CBS special committee. The Viacom special committee sought input from its financial advisors as to whether it would be feasible to further negotiate an improved exchange ratio and as to whether such financial advisors would be prepared to deliver an opinion as to fairness with respect to such exchange ratio. Following such discussion, the Viacom special committee directed its financial advisors to accept an exchange ratio of 0.59625, subject to confirmation that all the transaction documents were in agreed form. The meeting of the Viacom special committee was subsequently recessed.

Later on August 12, 2019, representatives of Morgan Stanley and LionTree contacted representatives of Centerview and Lazard to accept, on behalf of the Viacom special committee and subject to the finalization of the transaction documentation and the obtaining of the necessary approvals, the CBS special committee’s revised exchange ratio proposal of 0.59625 of a share of CBS common stock per share of Viacom common stock.

Later on August 12, 2019, the Viacom special committee reconvened its telephonic meeting with representatives of Morgan Stanley, LionTree and Cravath in attendance. At such meeting, representatives of Cravath provided an update regarding the open issues in the draft employment agreements that had been received from Paul Weiss.

Later on August 12, 2019, the Viacom board of directors (other than Ms. Redstone and Ms. Norville, who were not in attendance pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS), including all of the members of the Viacom special committee, held a special telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. During such meeting, representatives of Morgan Stanley and LionTree provided the directors present with an update on the status of the negotiations, including as to the fact that the CBS special committee and the Viacom special committee had agreed in principle to an exchange ratio of 0.59625, subject to finalizing the transaction documentation and obtaining the necessary approvals. In addition, representatives from Cravath provided the directors present with an overview of the remaining steps to agreeing to a transaction with CBS and NAI, including that the parties were still in the process of negotiating the terms of the employment agreements for Mr. Ianniello, Ms. Spade and Ms. Franco (in the case of NAI, principally with respect to non-financial terms including responsibilities and reporting lines). The meeting of the Viacom board of directors was subsequently recessed.

Also on August 12, 2019 and through the morning of August 13, 2019, representatives of Cleary, Cravath, Hughes Hubbard & Reed LLP (which we refer to as “Hughes Hubbard”), legal counsel to certain members of CBS management with respect to their employment agreements, and Paul Weiss held telephonic meetings to negotiate and seek to resolve the remaining open points and finalize the employment documentation.

On August 13, 2019, the CBS special committee held a telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss present, and the CBS special committee received an update from representatives of Paul Weiss regarding the open transaction terms. The CBS special committee then temporarily adjourned the meeting and agreed to reconvene later on the same day.

Also on August 13, 2019, the Viacom board of directors (other than Ms. Redstone and Ms. Norville, who were not in attendance pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS), including all of the members of the Viacom special committee, reconvened its special telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. During such reconvened meeting, representatives of Morgan Stanley and LionTree provided their respective financial analyses and confirmed that they were prepared to deliver opinions to the Viacom special committee regarding the fairness of the consideration to be received by the holders of shares of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, subject to being requested to do so by the Viacom special committee once the final terms of the proposed transaction had been agreed. In addition, representatives from Cravath provided the directors present with an update on the remaining steps to agreeing to a transaction with CBS and NAI. The meeting of the Viacom board of directors was subsequently recessed.

Later on August 13, 2019, Ms. Seligman, Mr. Goldner and representatives of Cravath, Hughes Hubbard and Paul Weiss held telephonic meetings to continue the negotiation of the remaining open points. At the conclusion of these meetings, the parties finalized the proposed terms for the potential transaction, subject to approvals by the CBS board of directors, the CBS special committee, the Viacom board of directors, the Viacom special committee and NAI.

Later on August 13, 2019, the Viacom board of directors (other than Ms. Redstone and Ms. Norville, who were not in attendance pursuant to their agreement to recuse themselves from participating in any deliberations or votes related to a potential business combination between Viacom and CBS), including all of the members of the Viacom special committee, reconvened its special telephonic meeting with representatives of Viacom management, Morgan Stanley, LionTree and Cravath in attendance. During such reconvened meeting, representatives of Cravath confirmed that the terms of the final agreed transaction documentation, copies of which had been shared with the Viacom special committee and the Viacom board of directors, remained consistent with the presentation made by representatives of Cravath to the Viacom board of directors on August 11, 2019, with those changes that had been discussed with the Viacom special committee as the negotiations had proceeded. Representatives of Morgan Stanley and LionTree delivered their respective oral opinions, each of which was subsequently confirmed by the delivery of separate written opinions dated as of August 13, 2019, that, as of August 13, 2019, and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing such opinions, that the consideration to be received by the holders of the shares of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders (other than the excluded parties). The meeting of the Viacom board of directors temporarily recessed to permit the convening of the Viacom special committee. The Viacom special committee then unanimously (1) determined that it was advisable and in the best interests of Viacom and its stockholders for Viacom to enter into the merger agreement and consummate the contemplated transactions, including the merger, (2) recommended that the Viacom board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement. Following the adjournment of the Viacom special committee and the reconvening of the Viacom board meeting, the members of the Viacom board of directors present then, taking into account the recommendation of the Viacom special committee, unanimously (A) determined that the merger agreement and the transactions contemplated thereby were in the best interests of Viacom and its stockholders, (B) approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and (C) recommended that Viacom stockholders entitled to vote adopt the merger agreement.

Later on August 13, 2019, the CBS special committee reconvened to resume its telephonic meeting with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. At the meeting, representatives of Paul Weiss reviewed and discussed with the CBS special committee the final transaction terms, and the CBS special committee considered final drafts of the merger agreement, organizational documents and the other agreements to be entered into in connection with the contemplated transactions, which remained consistent with the copies of such documents that had been distributed to the CBS special committee prior to the meeting. In so considering, the CBS special committee considered the final transaction terms in comparison to its initial proposals, as well as the positions articulated by representatives of Viacom and NAI throughout the negotiating process. Representatives of Centerview and Lazard reviewed with the CBS special committee their joint financial analyses of the exchange ratio, and rendered to the CBS special committee their respective oral opinions, each of which was subsequently confirmed by delivery of separate written opinions dated as of August 13, 2019 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing such opinions, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to the holders of outstanding shares of CBS common stock (other than shares of CBS common stock held by NAI or any other affiliate of CBS or Viacom, and other than shares of CBS common stock held by CBS or any of its subsidiaries as treasury shares). Representatives of Paul Weiss reviewed the CBS special committee’s duties and responsibilities as well as the approvals required from the CBS special committee. The CBS special committee then unanimously (1) determined that it was advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) approved the merger agreement and the contemplated transactions, including the merger, and (3) recommended that the CBS board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger and the stock issuance.

Later on August 13, 2019, following the meeting of the CBS special committee, the CBS board of directors met telephonically with representatives of CBS management, Centerview, Lazard and Paul Weiss in attendance. Ms. Redstone and Messrs. Klieger and Zelnick, who previously delivered waivers of notice, were not present at the meeting. Upon recommendation of the CBS special committee, the members of the CBS board of directors present at the meeting unanimously (1) determined that it was advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, (3) resolved to submit the merger agreement and the contemplated transactions to the stockholders of CBS entitled to vote for adoption and (4) recommended that the CBS stockholders entitled to vote adopt the merger agreement and the stock issuance.

Later on August 13, 2019, CBS and Viacom executed the merger agreement. Following execution of the merger agreement, CBS and Viacom issued a joint press release announcing entry into the merger agreement.

Recommendations of the CBS Special Committee and the CBS Board of Directors; Reasons for CBS to Enter into the Merger Agreement

On April 9, 2019, the CBS board of directors established by unanimous written consent the CBS special committee, consisting of independent directors Candace K. Beinecke, Barbara M. Byrne, Gary L. Countryman, Brian Goldner, Linda M. Griego, Martha L. Minow, Susan Schuman and Frederick O. Terrell, each of whom is unaffiliated with NAI. Pursuant to such unanimous written consent, the CBS special committee was delegated the full and exclusive power and authority of the CBS board of directors to the fullest extent permitted by law to, among other things, consider, review and evaluate and, if appropriate, negotiate the terms of a possible merger or business combination between CBS and Viacom and to make recommendations to the CBS board of directors and to CBS stockholders with respect thereto.

At a meeting held on August 13, 2019, the CBS special committee unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) approved the merger agreement and the contemplated transactions, including the merger, and (3) recommended that the CBS board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger and the stock issuance.

At a meeting of the CBS board of directors held on August 13, 2019, following the meeting of the CBS special committee, the members of the CBS board of directors who were present at such meeting unanimously (1) determined that it is advisable and in the best interests of CBS and its stockholders for CBS to enter into the merger agreement and consummate the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws, (2) adopted, approved and declared advisable the merger agreement and the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and A&R Bylaws and (3) recommended that the CBS stockholders entitled to vote adopt the merger agreement and approve the stock issuance. The members of the CBS board of directors who were present at the meeting were Mses. Beinecke, Byrne, Griego, Minow and Schuman and Messrs. Countryman, Goldner and

Terrell, each of whom is a member of the CBS special committee and is unaffiliated with NAI, and who collectively constitute more than two-thirds of the members of the CBS board of directors unaffiliated with NAI. The three members of the CBS board of directors who are not members of the CBS special committee, Messrs. Klieger and Zelnick and Ms. Redstone, delivered waivers of notice prior to the meeting and were not present at the meeting. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

The CBS board of directors recommends that CBS stockholders entitled to vote deliver a written consent “FOR” each of the CBS proposals.

In arriving at these determinations and recommendations, the CBS special committee and the CBS board of directors reviewed and discussed a significant amount of information and consulted with CBS’ management, legal advisors and financial advisors. The following are some of the significant factors that supported the CBS special committee’s recommendation and the CBS board of directors’ decision to approve the merger agreement (which are presented below in no particular order and which were neither ranked nor weighted in any manner by either the CBS special committee or the CBS board of directors):

•

the CBS special committee’s and the CBS board of directors’ belief that the overall potential long-term stockholder value creation proposition to CBS stockholders of a merger with Viacom would be greater than those of the strategic alternatives available to CBS, including remaining as a standalone company, given, among other things, the complementary nature of the CBS businesses with the Viacom businesses and the financial benefits, including synergies, to be realized from the combination of the two companies, and based in part on the fact that there were no other inquiries regarding an alternative potential strategic transaction with CBS even after widespread media reports that CBS was considering a strategic transaction;

•	the CBS special committee’s and the CBS board of directors’ belief that the merger will likely provide a number of significant strategic advantages and opportunities, including:

•

that the merger would provide ViacomCBS with a library of content with great breadth and depth across categories and would combine television and film rights for some of CBS’ and Viacom’s most popular franchises, resulting in significant potential for ViacomCBS to better leverage CBS’ and Viacom’s powerful consumer brands and intellectual property across different platforms and assets, including film, television, books, live events, recreation and consumer products;

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that ViacomCBS would benefit from increased financial scale to pursue its growth strategy and drive significant and sustained investment in programming and innovation, underpinned by a strong balance sheet, robust cash flow generation and investment-grade credit rating;

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the opportunities to expand into the demographics of Viacom’s consumer base and leverage Viacom’s global footprint to expedite international expansion, including global expansion of CBS’ direct-to-consumer offerings;

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that the greater scale, financial resources and flexibility resulting from the merger (including the fact that ViacomCBS would be one of the leading content producers in the world) would enhance ViacomCBS’ ability to compete in the rapidly evolving media and entertainment landscape by encouraging innovation, generating more growth opportunities, increasing direct access to consumers and expanding ViacomCBS’ capability to produce premium and popular content;

•

that the merger will enhance CBS’ existing distribution and advertising partnerships and also allow ViacomCBS to form important new partnerships across a diverse and global customer base, including MVPDs, broadcast and cable networks, subscription and ad-supported streaming services, mobile providers and social platforms;

•	that the merger will accelerate CBS’ direct-to-consumer strategy by bringing together complementary SVOD and AVOD assets currently held by CBS and Viacom;

•

that ViacomCBS will benefit from Viacom’s advanced advertising and content capabilities and be better positioned to pursue and expand advanced advertising technology across all of its assets beyond the AVOD strategies currently being implemented at CBS;

•	that the merger will yield $540 million in annualized run-rate cost synergies realized within 12-24 months of closing, and will be accretive to earnings per share in the first year after the closing;

•

the greater scale and expanded portfolio of services and appealing brands resulting from the merger and the other contemplated transactions (including because of ViacomCBS’ leading share of key U.S. demographics), which the CBS special committee and the CBS board of directors expect, among other things, would put ViacomCBS at a stronger bargaining position with its distributors;

•	the positive impact on strategic opportunities resulting from a larger asset and equity base to support incremental mergers and acquisitions or a potential sale of the company;

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recent developments and trends in the media and entertainment industry and related industries, including the increasing importance of scale given the number and size of recent business combination transactions in the media industry and the accelerating rate of cord-cutting;

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the CBS special committee’s and the CBS board of directors’ belief that the merger with Viacom was the best strategic transaction available to CBS given that potential acquisition opportunities available to CBS other than Viacom, while complementary, would not be large enough to resolve the concerns of the CBS board of directors and CBS management that CBS as a standalone company is operating on a sub-scale basis relative to its key competitors in the current industry landscape, and also given that potential acquirers of CBS are currently focused on integrating recently acquired businesses, such transactions are likely to be subject to significant regulatory scrutiny and/or have demonstrated a preference to expand content organically rather than through acquisitions;

•	the recommendation of CBS’ senior management in favor of the merger with Viacom;

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the fact that the terms of the merger provide for Viacom stockholders to receive 0.59625 shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock for each share of Viacom Class A common stock and Viacom Class B common stock, respectively, and for all CBS stockholders to retain their CBS common stock, and that, upon completion of the merger, CBS stockholders will own approximately 61% of the common stock of ViacomCBS (based on the outstanding shares of CBS common stock and Viacom common stock as of the date of the merger agreement), which will provide CBS stockholders with an opportunity to participate, proportionate to their ownership of ViacomCBS, in the equity value of ViacomCBS and the expected synergies resulting from the merger and the other contemplated transactions;

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the benefits that CBS was able to obtain as a result of the CBS special committee’s negotiations with the Viacom special committee and discussions with NAI and the belief of the CBS special committee and the CBS board of directors that this was the most favorable exchange ratio to which the Viacom special committee would be willing to agree and the most favorable management and corporate governance arrangements to which the Viacom special committee and NAI would be willing to agree;

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the management and corporate governance arrangements agreed to among the CBS special committee, the Viacom special committee and NAI that would provide for a strong management team drawn from both companies that would work together to integrate the two companies, to realize growth opportunities, to achieve synergistic benefits and to successfully implement strategies of ViacomCBS;

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the fact that members of the CBS board of directors would continue to serve on the ViacomCBS board of directors, and the CBS special committee’s belief that a combined board of directors that is familiar with CBS’ business would be important to achieve the anticipated synergies;

•	the provisions in the merger agreement, the Governance Agreement and the organizational documents of ViacomCBS requiring the approval of at least a majority of the Unaffiliated Independent Directors then in office (including the approval of at least two of the Initial CBS Directors then in office and at least two of the Initial Viacom Directors then in office) for changes to the size or membership of the ViacomCBS board of directors or certain specified actions relating to the senior management team of ViacomCBS, in each case, for a specified period of time following the closing, which the CBS special committee believed would reasonably assure the continuity of management and oversight of ViacomCBS following the merger;

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the CBS special committee’s and the CBS board of directors’ belief in the importance of retaining Mr. Ianniello in a key leadership position at ViacomCBS for a meaningful period of time following the closing in order to help enhance the value of ViacomCBS’ CBS assets and to provide a sense of continuity and stability for the CBS employees following the closing, and the CBS special committee’s and the CBS board of directors’ belief that the provisions in the organizational documents of ViacomCBS and Mr. Ianniello’s employment agreement would further these objectives;

•

the procedural safeguards and process implemented to enable the CBS special committee to determine the fairness of the proposed transaction for all of CBS’ stockholders (including such stockholders other than NAI), including that:

•	the CBS special committee consists of eight independent directors, each of whom is unaffiliated with NAI;

•	the CBS board of directors resolved that it would not approve a merger with Viacom unless the CBS special committee recommended it;

•	the CBS special committee was empowered to reject a transaction with Viacom if the CBS special committee determined to do so in its sole discretion;

•	the CBS special committee retained and was advised by its own independent, experienced, and qualified legal and financial advisors;

•	the CBS special committee requested and received a fairness opinion from each of Centerview and Lazard;

•

the terms and conditions of the merger agreement were determined through arm’s-length negotiation between the CBS special committee and the Viacom special committee and their respective representatives and advisors; and

•	the compensation of the members of the CBS special committee was in no way contingent on their approval of any transaction;

•	the frequency and extent of the CBS special committee’s deliberations, and its access to CBS’ management and advisors in connection with its evaluation of the proposed transaction;

•

the financial advice provided by Centerview and Lazard and the financial presentation and analysis of Centerview and Lazard, dated August 13, 2019, provided to the CBS special committee in connection with the rendering of their respective opinions, as more fully described below in the section entitled “—Opinions of the CBS Special Committee’s Financial Advisors”;

•

the opinions of Centerview and Lazard rendered to the CBS special committee on August 13, 2019, which were subsequently confirmed by delivery of separate written opinions dated as of such date, which opinions are included in this joint consent solicitation statement/prospectus as Annexes I and J, respectively, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview and Lazard in preparing their opinions, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the holders of outstanding shares of CBS common stock (other than shares of CBS common stock held by a NAI Party or any other affiliate of CBS or Viacom and other than shares of CBS common stock held by CBS or any of its subsidiaries as treasury shares), as more fully described in the section entitled “—Opinions of the CBS Special Committee’s Financial Advisors”;

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the fact that the NAI Parties, who, as of August 13, 2019, collectively owned approximately 78.9% of the total issued and outstanding shares of CBS Class A common stock and approximately 79.8% of the total issued and outstanding shares of Viacom Class A common stock, will vote in favor of the merger, pursuant to the terms and conditions of the Support Agreement, as more fully described in the section entitled “Support Agreement”;

•

the fact that certain voting obligations under the Support Agreement entered into by the NAI Parties would no longer be in effect upon an adverse recommendation change by the CBS special committee or the CBS board of directors as described in the section entitled “Support Agreement”;

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the fact that if CBS were to receive an acquisition proposal and the CBS special committee or the CBS board of directors determined that the acquisition proposal constituted a superior proposal, the CBS special committee or the CBS board of directors would be able, subject to certain conditions, to consider the superior proposal, change or withdraw its recommendation that CBS stockholders vote in favor of the merger and/or terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal, in each case, subject to certain conditions, including the payment of a termination fee described in the section entitled “—Termination Fees; Expenses”;

•

the ability under the merger agreement for the CBS special committee or the CBS board of directors, subject to certain conditions, to change or withdraw its recommendation if the CBS special committee or the CBS board of directors determines that the failure to change or withdraw its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law;

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the restrictions in the merger agreement on Viacom’s ability to respond to and negotiate certain acquisition proposals from third parties and the requirement that Viacom pay CBS a termination fee of $373,000,000 in the event the merger agreement is terminated under certain specified circumstances;

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the fact that for United States federal income tax purposes, the merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of CBS common stock generally will not recognize any gain or loss; and

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the CBS special committee’s and the CBS board of directors’ determination that the potential benefits (including potential synergies) that it anticipates CBS and CBS stockholders could achieve as a result of the merger outweigh the uncertainties, risks and potentially negative factors relevant to the merger considered by the CBS special committee and the CBS board of directors (as described below).

These beliefs and expectations are based in part on the following factors that the CBS special committee and the CBS board of directors considered (which are presented below in no particular order and which were neither ranked nor weighted in any manner by either the CBS special committee or the CBS board of directors):

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the CBS special committee’s and the CBS board of directors’ knowledge and understanding of the CBS business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

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information and discussions with CBS’ management, in consultation with CBS’ advisors, regarding Viacom’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects, and the results of CBS’ due diligence review of Viacom;

•	the historical and then-current trading prices and volumes of each of the voting and non-voting shares of CBS common stock and Viacom common stock;

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publicly available financial and stock market data of certain other publicly traded companies in the media and entertainment industry that the CBS special committee and the CBS board of directors, in consultation with CBS’ advisors, considered to be comparable to each of CBS and Viacom;

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the fact that the ViacomCBS board of directors following the completion of the merger will consist of 13 directors, six of whom will be Initial CBS Directors, four of whom will be Initial Viacom Directors, two of whom will be designated by NAI, CBS’ and Viacom’s controlling stockholder, and one of whom will be the Chief Executive Officer of ViacomCBS;

•

the fact that Mr. Bakish, President and Chief Executive Officer of Viacom, will serve as President and Chief Executive Officer of ViacomCBS, the fact that Mr. Ianniello, President and Acting Chief Executive Officer of CBS, will serve as Chairman and Chief Executive Officer of the CBS business of ViacomCBS and the fact that Ms. Redstone, non-executive Vice Chair of each of the CBS board of directors and the Viacom board of directors, will serve as non-executive Chair of the ViacomCBS board of directors;

•

the fact that the terms of the transaction provide that NAI, CBS’ current controlling stockholder, will continue to control the combined company and the combined company will be named “ViacomCBS Inc.”;

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the fixed exchange ratio in the merger agreement, which will not be reduced or increased in the event of a change in the price of CBS common stock or Viacom common stock or the performance of each of CBS and Viacom independently and relative to one another;

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the likelihood that the merger would be completed based on, among other things, the conditions to closing and the assessment of the CBS board of directors, after consulting with counsel, of the likelihood of obtaining all required regulatory approvals, and of the termination and remedy provisions under the merger agreement in the event that the merger is not completed due to the failure to obtain required regulatory approvals or otherwise; and

•

the participation by representatives of the CBS special committee in the negotiation and review, with the advice of Paul Weiss, of the final terms of the governance arrangements for ViacomCBS and the Amendment to Settlement Agreement entered into among CBS, the NAI Parties and certain other persons.

The CBS special committee and the CBS board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the merger, including the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the CBS special committee or the CBS board of directors):

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the challenges inherent in the combination of two business enterprises of the size and scope of CBS and Viacom, including the possibility that anticipated synergies and other anticipated benefits of the transaction might not be achieved in the time frame contemplated or at all, and the other numerous risks and uncertainties that could adversely affect ViacomCBS’ operating performance and financial results;

•

the risk that the merger may not be completed, and the risk that announcing the transaction or the failure to complete the transaction could lead to negative effects on the business, financial results and stock price of CBS, or to negative perceptions of CBS among investors, customers, employees and other stakeholders;

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the fact that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the merger;

•

the adverse impact that business uncertainty prior to the closing and during the post-closing integration period could have on the ability of both CBS and Viacom prior to the closing, and ViacomCBS following the closing, to attract, retain and motivate key personnel, retain customers and maintain business relationships;

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the significant costs involved in connection with completing the contemplated transactions and the risk that the contemplated transactions may divert management focus and resources from operating CBS’ business, as well as other strategic opportunities, and that combining and integrating CBS and Viacom may result in potential disruption;

•

the risk that regulatory authorities might seek to impose conditions on, or otherwise prevent or delay, the merger, or impose restrictions or requirements on the operation of the businesses of ViacomCBS after the closing, and that as a result the transaction might not be completed in a timely manner, without the imposition of restrictions or requirements, or at all;

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the risk that the unaudited prospective financial information of CBS and Viacom, and the estimated synergies, as further described in the sections entitled “—Certain CBS Unaudited Prospective Financial Information” and “—Certain Viacom Unaudited Prospective Financial Information,” may not be achieved in the amounts or at the times anticipated;

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the fact that the separate opinions of each of Centerview and Lazard to the CBS special committee as to the fairness, from a financial point of view, of the exchange ratio speak only as of the date of the fairness opinions and do not take into account events occurring, or information that has become available, after such date, including any changes in the operations and prospects of CBS and Viacom, general market and economic conditions and other factors which may be beyond the control of CBS and Viacom and on which the fairness opinions were based, any of which may be material;

•	the restrictions in the merger agreement on the conduct of CBS’ business during the period between execution of the merger agreement and consummation of the merger;

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the fact that pursuant to the terms of the merger agreement, prior to the earlier of the effective time and the termination of the merger agreement, CBS is restricted from soliciting, initiating or knowingly facilitating or encouraging the submission of an acquisition proposal;

•	the fact that the adoption of the merger agreement is not conditioned on a majority of the minority stockholder vote;

•	the fact that the CBS stockholders are not entitled to appraisal rights under the merger agreement or the DGCL;

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the interests of the NAI Parties with respect to the contemplated transactions that are in addition to, or that may be different from, the interests of the CBS stockholders unaffiliated with the NAI Parties;

•	the interests of CBS’ directors and executive officers with respect to the contemplated transactions that may be in addition to, or that may be different from, their interests as CBS stockholders;

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the fact that, under the Settlement Agreement, the NAI Parties had agreed to give good faith consideration to any business combination transaction or other strategic alternatives involving CBS that the independent directors of CBS unaffiliated with NAI determine may be in the best interests of CBS and its stockholders from and after the date of the Settlement Agreement, whereas under the Governance Agreement and the Amendment to Settlement Agreement, the NAI Parties agreed to be subject to the foregoing covenant with respect to the combined company (and not CBS as a standalone company) only until the second anniversary of the closing;

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the risk that CBS may incur significant expenses in connection with the contemplated transactions and may become obligated to reimburse certain of Viacom’s expenses and/or, under specified circumstances, pay a termination fee of $560,000,000 in the event the merger agreement is terminated (as more fully described in the section entitled “The Merger Agreement—Termination Fees; Expenses”) and the effect this could have on CBS, including the possibility that the existence of the termination fee obligation could discourage other potential parties from making a competing proposal, although the CBS board of directors believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal; and

•	the risks of the type and nature described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The CBS special committee and the CBS board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected CBS and CBS stockholders would achieve as a result of the merger.

In considering the recommendations of the CBS special committee and the CBS board of directors, CBS stockholders should be aware that directors and executive officers of CBS have interests in the transaction that may be different from, or in addition to, the interests of CBS stockholders generally. See the section entitled “The Merger—Interests of CBS’ Executive Officers and Directors in the Merger.”

This discussion of the information and factors considered by the CBS special committee and the CBS board of directors includes the principal positive and negative factors considered by the CBS special committee and the CBS board of directors, respectively, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the contemplated transactions, and the complexity of these matters, the CBS special committee and the CBS board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the CBS special committee or the CBS board of directors, as applicable, considered in reaching their determinations to approve the merger agreement, and the contemplated transactions, and to make their recommendations to the CBS board of directors and CBS stockholders, as applicable. Rather, the CBS special committee and the CBS board of directors viewed their respective decisions as being based on the totality of the information presented to them and the factors they considered. In addition, individual members of the CBS special committee or the CBS board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the CBS special committee and the CBS board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain CBS Unaudited Prospective Financial Information

CBS does not publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, in connection with its evaluation of the merger and the other contemplated transactions, CBS’ management prepared certain non-public, internal financial projections regarding CBS’ anticipated future operations as a standalone company based on assumptions that CBS’ management believed to be reasonable at the time for the fiscal years ending December 31, 2019 through December 31, 2023 (which we refer to as the “CBS management forecasts”). A summary of the CBS management forecasts is provided below. In addition, CBS’ management made certain adjustments to the Viacom management forecasts prepared and provided by Viacom’s management regarding Viacom’s anticipated future operations as a standalone company for the fiscal years ending September 30, 2019 through September 30, 2022 (as described in the section entitled “—Certain Viacom Unaudited Prospective Financial Information”) (as adjusted by CBS’ management, the “CBS management-adjusted Viacom forecasts”). A summary of the CBS management-adjusted Viacom forecasts is also provided below. None of the projections included in this “Certain CBS Unaudited Prospective Financial Information” section give effect to the merger.

CBS Management Forecasts

The following is a summary of the CBS management forecasts:

	Fiscal Year Ending December 31,
(in millions)	2019	2020	2021	2022	2023
Revenue	$15,900	$16,520	$18,227	$18,640	$19,677
Adjusted OIBDA(1)	$3,239	$3,322	$3,844	$4,095	$4,480
Unlevered Free Cash Flow(2)	$1,209	$1,096	$1,290	$1,716	$2,140

(1)

Adjusted OIBDA is a non-GAAP financial measure and is defined as operating income before depreciation and amortization expense and excluding certain items identified as affecting comparability, when applicable.

(2)

Unlevered free cash flow is a non-GAAP financial measure and is calculated as follows: Adjusted OIBDA, less cash taxes, less change in working capital, less capital expenditures and excluding certain items identified as affecting comparability, when applicable. Unlevered free cash flow was prepared by the CBS Special Committee’s financial advisors based on information provided by CBS’ management.

CBS Management-Adjusted Viacom Forecasts

In the course of due diligence, Viacom provided CBS with the Viacom management forecasts, as described below in the section entitled “—Certain Viacom Unaudited Prospective Financial Information.” CBS management reviewed the Viacom management forecasts and made certain adjustments thereto. The Viacom management forecasts were provided to the CBS special committee and its financial advisors and the CBS board of directors, both on a CBS management-adjusted and non-adjusted basis.

The following is a summary of the CBS management-adjusted Viacom forecasts:

	Fiscal Year Ending September 30,
(in millions)	2019	2020	2021	2022	2023
Revenue	$13,059	$14,048	$14,967	$15,596	$16,258
Adjusted OIBDA(1)	$2,807	$2,767	$2,771	$2,814	$2,860
Unlevered Free Cash Flow(2)	$1,641	$1,587	$1,491	$1,480	$1,489

(1)

Adjusted OIBDA is a non-GAAP financial measure and is defined as operating income before depreciation and amortization expense and excluding certain items identified as affecting comparability, when applicable.

(2)

Unlevered free cash flow is a non-GAAP financial measure and is calculated as follows: Adjusted OIBDA, less cash taxes, less change in working capital, less capital expenditures and excluding certain items identified as affecting comparability, when applicable. Unlevered free cash flow was prepared by the CBS Special Committee’s financial advisors based on information provided by CBS’ management.

(3)	Amounts for 2023 were extrapolated by the CBS special committee’s financial advisors with the guidance and approval of CBS management.

CBS has included summaries of the CBS management forecasts and the CBS management-adjusted Viacom forecasts (collectively, which we refer to as the “CBS unaudited prospective financial information”) in this joint consent solicitation statement/prospectus solely because they were among the financial information made available to the CBS special committee and its financial advisors, the CBS board of directors, the Viacom special committee and its financial advisors and/or the Viacom board of directors in connection with their respective evaluations of the merger and the other contemplated transactions. Such summaries are not being included in this joint consent solicitation statement/prospectus in order to influence any CBS stockholder or any Viacom stockholder to make an investment decision with respect to the merger or to influence any CBS stockholder or Viacom stockholder as to whether or how such stockholder should deliver a written consent or act with respect to the CBS proposals, the Viacom proposals, the merger or the other contemplated transactions or any other matter.

The CBS unaudited prospective financial information is based solely upon information available to CBS’ management at the time of its preparation. The CBS unaudited prospective financial information is based on estimates and assumptions made by CBS’ management (and, in the case of the CBS management-adjusted Viacom forecasts, based in part on inputs from and discussions with Viacom management) prior to and during May 2019 and speaks only as of that time. CBS has not updated the CBS unaudited prospective financial information included in this joint consent solicitation statement/prospectus and does not intend to do so.

The inclusion of the CBS unaudited prospective financial information in this joint consent solicitation statement/prospectus should not be regarded as an indication that CBS, Viacom, any of their respective affiliates, any of the financial advisors of their respective special committee or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results or synergies will be realized or that actual results or synergies will not be significantly higher or lower than estimated. In addition, CBS does not endorse the CBS unaudited prospective financial information included in this joint consent solicitation statement/prospectus as a reliable indication of future results.

Because the CBS unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. CBS stockholders and Viacom stockholders are urged to review the SEC filings of CBS and Viacom incorporated by reference into this joint consent solicitation statement/prospectus for a description of risk factors with respect to the business of CBS and Viacom. See the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The CBS unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, CBS has prepared the CBS unaudited prospective financial information on a different basis than the selected unaudited pro forma condensed consolidated financial data included in this joint consent solicitation statement/prospectus.

The CBS unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, CBS’ management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying CBS unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this document relates to CBS’ previously issued financial statements. It does not extend to the CBS unaudited prospective financial information and should not be read to do so.

Furthermore, the CBS unaudited prospective financial information does not necessarily reflect CBS’ current estimates or take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the CBS unaudited prospective financial information does not give effect to the merger, nor does it take into account the effect of any failure of the merger to occur, and should not be viewed as accurate in those contexts.

The inclusion of the CBS unaudited prospective financial information herein should not be deemed an admission or representation by CBS, Viacom or any of their respective affiliates that it or they view it as material information of CBS, Viacom or ViacomCBS, and in fact, none of the foregoing view the CBS unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The CBS unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding CBS or Viacom contained in this joint consent solicitation statement/prospectus and CBS’ or Viacom’s public filings with the SEC.

Although presented with numerical specificity, the CBS unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of CBS (and, in the case of the CBS management-adjusted Viacom forecasts, based in part on inputs from and discussions with Viacom management). In preparing the CBS unaudited prospective financial information, CBS made assumptions and estimates regarding, among other things, viewership, advertising, pay TV subscribers, licensing, affiliate renewals and other market factors driving expected revenues, as well as anticipated expenditure on content investment, rights costs and operating expenses. At the time such CBS unaudited prospective financial information was prepared, CBS’ management believed such assumptions and estimates were reasonable. The CBS unaudited prospective financial information constitutes forward-looking statements and no assurances can be given that the assumptions made in preparing the CBS unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the CBS unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future trends in consumer consumption of certain media services, future tax rates and future business decisions, which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of CBS and/or Viacom and will be beyond the control of ViacomCBS.

In addition, the CBS unaudited prospective financial information will be affected by CBS’, Viacom’s or ViacomCBS’, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results or synergies will be realized, and actual results or synergies likely will differ, and may differ materially, from those reflected in the CBS unaudited prospective financial information, whether or not the merger is completed.

CBS stockholders and Viacom stockholders are urged to review CBS’ and Viacom’s most recent SEC filings for a description of their respective results of operations and financial condition and capital resources during 2017, 2018 and 2019, including “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s and CBS’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint consent solicitation statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the Viacom unaudited prospective financial information, readers of this joint consent solicitation statement/prospectus are cautioned not to place undue, if any, reliance on the CBS unaudited prospective financial information included in this joint consent solicitation statement/prospectus. No representation is made by CBS, Viacom, any of their respective affiliates, any of their respective financial advisors or any other person to any CBS stockholder or any Viacom stockholder regarding the ultimate performance of CBS or ViacomCBS compared to the information included in the CBS unaudited prospective financial information. In particular, CBS has made no representation to Viacom concerning the CBS unaudited prospective financial information. None of CBS, Viacom, any of their respective affiliates or any of the financial advisors of their respective special committees can provide assurance of the validity, reasonableness, accuracy or completeness of the CBS unaudited prospective financial information included in this joint consent solicitation statement/prospectus.

CBS DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE CBS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH CBS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Opinions of the CBS Special Committee’s Financial Advisors

Opinion of Centerview Partners LLC

On August 13, 2019, Centerview rendered to the CBS special committee its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares).

The full text of Centerview’s written opinion, dated August 13, 2019, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by

Centerview in preparing its opinion, is included as Annex I and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion included as Annex I. Centerview’s financial advisory services and opinion were provided for the information and assistance of the CBS special committee (in the CBS special committee members’ capacities as directors and not in any other capacities) in connection with and for purposes of its consideration of the merger and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares) of the exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the merger and does not constitute a recommendation to any CBS stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated August 10, 2019 (which we refer to in this section of this joint consent solicitation statement/prospectus as the “draft merger agreement”);

•	Annual Reports on Form 10-K of CBS for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016;

•	Annual Reports on Form 10-K of Viacom for the fiscal years ended September 30, 2018, September 30, 2017 and September 30, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CBS and Viacom;

•	certain publicly available research analyst reports for CBS and Viacom;

•	certain other communications from CBS and Viacom to their respective stockholders;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CBS, including the CBS management forecasts furnished to Centerview by CBS for purposes of Centerview’s analysis (which are collectively referred to in this section of this joint consent solicitation statement/prospectus as the “CBS internal data”);

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Viacom prepared by the management of Viacom and furnished to Centerview by CBS for purposes of Centerview’s analysis, including the Viacom management forecasts (which is referred to in this section of this joint consent solicitation statement/prospectus as the “Viacom internal data”);

•	the CBS management-adjusted Viacom forecasts furnished to Centerview by CBS for purposes of Centerview’s analysis; and

•

certain cost savings and operating synergies projected by the management of CBS to result from the merger furnished to Centerview by CBS for purposes of Centerview’s analysis (which are referred to in this section “—Opinions of the CBS Special Committee’s Financial Advisors—Opinions of Centerview Partners LLC” of this joint consent solicitation statement/prospectus as the “Synergies”).

Centerview participated in discussions with members of the senior management and representatives of CBS and Viacom regarding their assessment of the CBS internal data (including, without limitation, the CBS management forecasts), the Viacom internal data, the CBS management-adjusted Viacom forecasts and the Synergies, as appropriate, and the strategic rationale for the merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for CBS and Viacom and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the CBS special committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the CBS special committee’s direction, that the CBS internal data (including, without limitation, the CBS management forecasts), CBS management’s adjustments reflected in the CBS management-adjusted Viacom forecasts and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CBS as to the matters covered thereby and that the Viacom internal data and the CBS management-adjusted Viacom forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Viacom as to the matters covered thereby. Centerview also relied, at the CBS special committee’s direction, on the CBS internal data (including, without limitation, the CBS management forecasts), the Viacom internal data, the CBS management-adjusted Viacom forecasts and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the CBS internal data (including, without limitation, the CBS management forecasts), Viacom internal data, the CBS management-adjusted Viacom forecasts or the Synergies or the assumptions on which they are based. In addition, at the CBS special committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CBS or Viacom, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of CBS or Viacom.

Centerview assumed, at the CBS special committee’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the CBS special committee’s direction, that (1) the merger would be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that (2) in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, would be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at the CBS special committee’s direction, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of CBS or Viacom, or the ability of CBS or Viacom to pay their respective obligations when they come due, or as to the impact of the merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, CBS’ underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to CBS or in which CBS might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares) of the exchange ratio provided for pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the merger, including, without limitation, the fairness of the merger or any other term or aspect of the merger to, or any consideration to be received in connection therewith by, or the impact of the merger on, the holders of any other class of securities or the Excluded Shares, creditors or other constituencies of CBS or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of CBS or any party, or class of such persons in connection with the merger, whether relative to the exchange ratio provided for pursuant to the merger agreement or otherwise.

Centerview’s opinion, as expressed therein, related to the relative values of CBS and Viacom. Centerview’s opinion was necessarily based on (1) financial, economic, monetary, currency, market and other conditions and circumstances as in effect on the date of Centerview’s written opinion, and (2) the information made available to Centerview as of the date of Centerview’s written opinion. Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion.

Centerview’s opinion expressed no view or opinion as to what the value of shares of CBS Class A common stock or CBS Class B common stock actually would be when issued pursuant to the merger or the prices at which the shares of CBS Class A common stock, CBS Class B common stock, Viacom Class A common stock or Viacom Class B common stock would trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Centerview assumed, with the consent of the CBS special committee, that the voting rights per share of ViacomCBS Class A common stock would remain the same immediately following the consummation of the merger as at the date of Centerview’s written opinion and that the voting rights per share of ViacomCBS Class B common stock would remain the same immediately following the consummation of the merger as at the date of Centerview’s written opinion. Centerview’s opinion expressed no view or opinion as to the relative values of shares of CBS Class A common stock and CBS Class B common stock or the relative fairness of the exchange ratio to the holders of shares of CBS Class A common stock and holders of shares of CBS Class B common stock. Centerview’s opinion does not constitute a recommendation to any CBS stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the CBS special committee (in the CBS special committee members’ capacities as directors and not in any other capacities) in connection with and for purposes of its consideration of the merger. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

General

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the CBS special committee in its evaluation of the merger. Consequently, the analyses described below should not be viewed as determinative of the views of the CBS special committee or CBS management with respect to the exchange ratio or as to whether the CBS special committee would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the CBS special committee and the Viacom special committee and was approved by the CBS special committee and the CBS board of directors. Centerview provided advice to the CBS special committee during these negotiations. Centerview did not, however recommend any specific amount of consideration to CBS management or the CBS special committee or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview has been engaged to provide financial advisory services to a special committee of the CBS board of directors in connection with a potential transaction between CBS and Viacom in 2018, and Centerview received compensation of approximately $3,750,000 from CBS for such services. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Viacom or NAI, and Centerview has not received any compensation from Viacom during such period. Centerview may provide investment banking and other services to or with respect to CBS or Viacom or their respective affiliates in the future, for which Centerview may receive compensation. Certain (1) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (2) of Centerview’s affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, CBS, Viacom, or any of their respective affiliates, or any other party that may be involved in the merger.

The CBS special committee selected Centerview as its financial advisor in connection with the merger based on Centerview’s reputation, qualification and experience in investment banking and mergers and acquisitions generally and in the media industry specifically. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the financial advisor to the CBS special committee, CBS has agreed to pay Centerview an aggregate fee of $25,000,000, $3,750,000 of which was payable upon the rendering of Centerview’s opinion, $3,750,000 of which was payable upon the earlier of October 1, 2019 and the execution of the merger agreement and $17,500,000 of which is payable contingent upon consummation of the merger. At the sole discretion of the CBS special committee, a discretionary fee may also be payable to Centerview before or upon consummation of the merger. In addition, CBS has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Lazard Frères & Co. LLC

The CBS special committee retained Lazard to act as its financial advisor and to render an opinion to the CBS special committee as to the fairness, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares), solely in their capacities as such, of the exchange ratio. On August 13, 2019, at a meeting of the CBS special committee held to evaluate the merger, Lazard rendered its oral opinion to the CBS special committee, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares).

The full text of Lazard’s written opinion, dated August 13, 2019, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is included in this registration statement as Annex J and is incorporated into this registration statement by reference. The description of Lazard’s opinion set forth in this registration statement is qualified in its entirety by reference to the full text of Lazard’s written opinion included as Annex J. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was provided for the use and benefit of the CBS special committee (in its capacity as such) in its evaluation of the merger, and addressed only the fairness of the exchange ratio, as of the date of the opinion, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares). Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard did not express any opinion as to the prices at which shares of CBS Class A common stock, CBS Class B common stock, Viacom Class A common stock or Viacom Class B common stock may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with CBS. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which CBS might engage or the merits of the underlying decision by CBS to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the draft merger agreement;

•	reviewed certain publicly available historical business and financial information relating to CBS and Viacom;

•

reviewed the CBS management forecasts, financial forecasts and other data provided to Lazard by Viacom relating to the business of Viacom, including the Viacom management forecasts, the CBS management-adjusted Viacom forecasts, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of CBS and Viacom to be realized from the merger;

•

held discussions with members of the senior managements of CBS and Viacom with respect to the businesses and prospects of CBS and Viacom, respectively, and the projected synergies and other benefits anticipated by the managements of CBS and Viacom to be realized from the merger;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of CBS and Viacom, respectively;

•	reviewed historical stock prices and trading volumes of CBS Class A common stock and CBS Class B common stock and Viacom Class A common stock and Viacom Class B common stock;

•

reviewed the potential pro forma financial impact of the merger on CBS based on the financial forecasts referred to above relating to CBS and Viacom (as adjusted by the management of CBS) and the synergies expected by CBS to result from the merger; and

•	conducted such other financial studies, analyses and investigations and reviewed such other information as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CBS or Viacom or concerning the solvency or fair value of CBS or Viacom, and Lazard was not furnished with any such valuation or appraisal. For purposes of Lazard’s analysis of (1) Viacom, at the direction of the CBS special committee, Lazard utilized financial forecasts and other data provided by Viacom as adjusted by the management of CBS and (2) the synergies and other benefits to be realized from the merger, Lazard utilized financial forecasts with respect thereto provided by CBS. With respect to the financial forecasts that Lazard utilized in its analyses, including those related to projected synergies and other benefits anticipated by CBS to be realized from the merger, Lazard assumed, with the consent of the CBS special committee, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CBS and Viacom and such synergies and other benefits. In addition, Lazard assumed, with the consent of the CBS special committee, that such financial forecasts and projected synergies and other benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any of such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the CBS special committee, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of CBS advised Lazard, and Lazard assumed with the consent of the CBS special committee, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the CBS special committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on CBS, Viacom or the merger. Lazard further assumed, with the consent of the CBS special committee, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that CBS obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger, or the impact of the merger on the holders of Excluded Shares or holders of any other class of securities.

Lazard assumed, with the consent of the CBS special committee, that the voting rights per share of CBS Class A common stock would remain the same immediately following the consummation of the merger as of the date of Lazard’s opinion and that the voting rights per share of CBS Class B common stock would remain the same immediately following the consummation of the merger as of the date of Lazard’s opinion. Lazard expressed no view or opinion as to the relative values of the shares of CBS Class A common stock and CBS Class B common stock or the relative fairness of the exchange ratio to the holders of shares of CBS Class A common stock and holders of shares of CBS Class B common stock. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

Miscellaneous

In connection with Lazard’s services as the CBS special committee’s financial advisor, CBS agreed to pay Lazard an aggregate fee of $25,000,000, $3,750,000 of which was payable upon the earlier of the rendering of Lazard’s opinion or the announcement of the merger agreement, $3,750,000 of which was payable upon the earlier of October 1, 2019 and the execution of the merger agreement and $17,500,000 of which is payable contingent upon consummation of the merger. At the sole discretion of the CBS special committee, a discretionary fee may also be payable to Lazard upon consummation of the merger. In addition, CBS has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. The financial advisory business of Lazard has in the past provided certain investment banking services to special committees of the CBS board of directors, for which it has received compensation. In the two-year period prior to the date of Lazard’s opinion, the financial advisory business of Lazard has acted as financial advisor to a special committee of the CBS board of directors in connection with a potential transaction with Viacom and received compensation of approximately $1,250,000 for such services. In the two-year period prior to the date of Lazard’s opinion, Lazard has not been engaged to provide financial advisory or other services to Viacom or NAI and Lazard has not received any compensation from Viacom or NAI during this period. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of CBS, Viacom and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of CBS, Viacom and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the CBS special committee in connection with, the provision of its opinion to the CBS special committee as to the fairness of the exchange ratio, from a financial point of view, to the holders of the outstanding shares of CBS common stock (other than Excluded Shares). Lazard did not recommend any specific exchange ratio to the CBS special committee or that any given exchange ratio or other consideration constituted the only appropriate exchange ratio or other consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the CBS special committee in its evaluation of the merger. Consequently, the analyses described below should not be viewed as determinative of the views of the CBS special committee or CBS management with respect to the exchange ratio or as to whether the CBS special committee would have been willing to determine that a different exchange ratio or other consideration was fair.

The CBS special committee selected Lazard as its financial advisor in connection with the merger based on Lazard’s reputation, qualification and experience with the media industry, special committee assignments and dual class situations and knowledge of CBS’ business and affairs and the industry in which it operates. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the CBS special committee in connection with Centerview’s and Lazard’s opinions, each dated August 13, 2019. The summary of the financial analyses of the CBS special committee’s financial advisors described below does not purport to be a complete description of the analyses performed or factors considered in and underlying their respective opinions, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview or Lazard. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at their respective opinions, the CBS special committee’s financial advisors did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by them. Rather, the CBS special committee’s financial advisors made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying the opinions of the CBS special committee’s financial advisors.

In the analyses, the CBS special committee’s financial advisors made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CBS. None of CBS, Viacom, Centerview, Lazard or any other person assumes responsibility if future results are materially different from those discussed. The estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. No company used in the analyses is identical to CBS or Viacom, and an evaluation of the results of such analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies used in the analyses and review by the CBS special committee’s financial advisors. In addition, analyses or reviews relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the full text of the accompanying summary. The tables alone do not constitute a complete description of the financial analyses of the CBS special committee’s financial advisors. Considering the data in the tables below without considering the full description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 9, 2019 and is not necessarily indicative of current market conditions.

Trading Comparables Analysis

The CBS special committee’s financial advisors reviewed and compared certain financial information for CBS and Viacom to corresponding financial information for the following publicly traded companies that the CBS special committee’s financial advisors, based on their experience and professional judgment, deemed relevant to consider in relation to CBS and Viacom. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of CBS was based on the CBS management forecasts, and financial data of Viacom was based on the CBS management-adjusted Viacom forecasts.

In the trading comparables analysis of CBS, the CBS special committee’s financial advisors reviewed enterprise values (calculated as fully-diluted market capitalization plus total debt, plus non-controlling interests, less cash and cash equivalents, less investments, and less tax attributes) (which we refer to in this section of this joint consent solicitation statement/prospectus as “EV”), as a multiple of the calendar year 2019’s estimated operating income before depreciation and amortization (which we refer to in this section of this joint consent solicitation statement/prospectus as “OIBDA”) (the calendar year 2019’s estimated OIBDA will be referred to in this section of this joint consent solicitation statement/prospectus as “CY 2019 OIBDA”), of three selected publicly traded diversified media companies (The Walt Disney Company, Comcast Corporation and Fox Corporation, which we refer to in this section of this joint consent solicitation statement/prospectus as the “CBS selected companies”). The overall low to high EV / CY 2019 OIBDA multiples observed for the CBS selected companies as of August 9, 2019 were 8.5x to 16.8x. For reference, the CBS special committee’s financial advisors also noted the EV / CY 2019 OIBDA multiples for three television broadcasters (Nexstar Media Group, Inc., Sinclair Broadcast Group, Inc. and TEGNA, Inc.), which ranged from 7.7x to 8.8x.

Selected Diversified Media Companies	CY 2019E EV / OIBDA
• The Walt Disney Company	16.8x
• Comcast Corporation	8.5x
• Fox Corporation	8.8x

Based on their analysis and other considerations that the CBS special committee’s financial advisors deemed relevant in their professional judgment, the CBS special committee’s financial advisors applied a range of EV / CY 2019 OIBDA multiples of 8.5x to 10.0x to CBS’ estimated 2019 adjusted OIBDA of $3,239 million as reflected in the CBS management forecasts, which resulted in a range of implied enterprise values for CBS of $27.5 billion to $32.4 billion and implied values per share of CBS common stock of $48.36 to $60.96 (as compared with the closing price of the CBS Class A and Class B common stock of $49.64 and $48.91 per share respectively on August 9, 2019).

In the trading comparables analysis of Viacom, the CBS special committee’s financial advisors performed a sum-of-the-parts valuation analysis of Viacom’s media networks, corporate costs and the filmed entertainment segment.

In the trading comparables analysis of Viacom’s media networks and corporate segments, the CBS special committee’s financial advisors reviewed EV as a multiple of CY 2019 OIBDA of three selected publicly traded companies in the media networks business (Discovery, Inc., AMC Networks Inc. and MSG Networks Inc., which we refer to in this section of this joint consent solicitation statement/prospectus as the “Viacom media selected companies”). The overall low to high EV / CY 2019 OIBDA multiples observed for the Viacom media selected companies as of August 9, 2019 were 6.6x to 7.9x.

Selected Media Networks Companies	CY 2019E EV / OIBDA
• Discovery, Inc.	7.9x
• AMC Networks Inc.	6.6x
• MSG Networks Inc.	6.9x

In the trading comparables analysis of Viacom’s filmed entertainment segment, the CBS special committee’s financial advisors reviewed EV as a multiple of estimated CY 2019 revenue of Lions Gate Entertainment Corp., which was 1.48x. The CBS special committee’s financial advisors selected the EV / CY 2019 revenue multiple as the appropriate financial metric for analyzing the filmed entertainment segment on the basis of their experience and professional judgment in light of the profitability of this segment.

Selected Filmed Entertainment Company	CY 2019E EV / REVENUE
• Lions Gate Entertainment Corp.	1.48x

Based on their analysis and other considerations that the CBS special committee’s financial advisors deemed relevant in their professional judgment, the CBS special committee’s financial advisors (1) applied a range of EV / CY 2019 OIBDA multiples of 6.5x to 7.5x to the estimated 2019 adjusted OIBDA of Viacom’s media networks and corporate segments of $2,536 million as reflected in the CBS management-adjusted Viacom forecasts and (2) applied a range of EV / CY 2019 revenue multiples of 1.0x to 1.5x to the estimated 2019 revenue of Viacom’s filmed entertainment segment of $3,678 million as reflected in the CBS management-adjusted Viacom forecasts. This analysis resulted in a range of implied enterprise values for Viacom of $20.2 billion to $24.5 billion and implied values per share of Viacom common stock of $28.65 to $39.26 (as compared with the closing price of Viacom Class A and Class B common stock of $34.24 and $30.01 per share respectively on August 9, 2019).

Based on the implied per share equity value reference ranges for CBS common stock and Viacom common stock described above, the CBS special committee’s financial advisors then calculated the ratio of the lowest implied per share price of Viacom common stock to the highest implied per share price of CBS common stock and the ratio of the highest implied per share price of Viacom common stock to the lowest implied per share price of CBS common stock to derive an implied exchange ratio range of 0.470x to 0.812x. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x and observed that the exchange ratio provided for pursuant to the merger agreement was within such implied exchange ratio range.

Although none of the selected companies is directly comparable to CBS or Viacom, the companies listed above were chosen by the CBS special committee’s financial advisors, among other reasons, because they are publicly traded diversified media companies or publicly traded companies in the media networks or filmed entertainment businesses that have certain operational, business and/or financial characteristics that, for purposes of the analysis of the CBS special committee’s financial advisors, may be considered similar to those of CBS or certain segments of Viacom. Because none of the selected companies is exactly the same as CBS or Viacom, the CBS special committee’s financial advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the trading comparables analysis. Accordingly, the CBS special committee’s financial advisors also made qualitative judgments, based on their experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CBS, the applicable segments of Viacom and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Discounted Cash Flow Analysis

The CBS special committee’s financial advisors performed a discounted cash flow analysis of CBS based on the CBS management forecasts and Viacom based on the CBS management-adjusted Viacom forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, capital structure, tax rates and other appropriate factors.

In performing the discounted cash flow analysis of CBS, the CBS special committee’s financial advisors calculated the estimated present value of the standalone unlevered after-tax free cash flows that CBS was forecasted to generate during the second half of the year ending December 31, 2019 through the year ending December 31, 2023 in the CBS management forecasts. For the purposes of the discounted cash flow analysis, the CBS special committee’s financial advisors calculated unlevered free cash flow as follows: Adjusted OIBDA, less cash taxes, less change in working capital, less capital expenditures and excluding certain items identified as affecting comparability, when applicable. The terminal value of CBS at the end of the forecast period was estimated based on an EV / Adjusted OIBDA exit multiple range of 8.5x to 10.0x. The range of exit multiples was estimated by the CBS special committee’s financial advisors utilizing their professional judgment and experience, taking into account, among other matters, certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CBS, including the CBS management forecasts industry conditions and trends. The cash flows and terminal values were then discounted to the present (as of June 30, 2019) using discount rates ranging from 6.25% to 7.25%. This range of discount rates was determined based on the CBS special committee’s financial advisors’ analysis of CBS’ weighted average cost of capital (derived by utilizing the Capital Asset Pricing Model, taking into account certain metrics, including CBS’ target capital structure weightings, the pre-tax cost of debt, after-tax cost of debt and marginal tax rate, as well as certain financial metrics for the United States financial markets generally). Based on these analyses, the CBS special committee’s financial advisors calculated a range of approximate implied enterprise values for CBS of $34.4 billion to $40.9 billion and implied values per share of CBS common stock of $66.24 to $82.87.

In performing the discounted cash flow analysis of Viacom, the CBS special committee’s financial advisors calculated the estimated present value of the standalone unlevered after-tax free cash flows that Viacom was forecasted to generate during the last quarter of the fiscal year ending September 30, 2019 through the fiscal year ending September 30, 2023 in the CBS management-adjusted Viacom forecasts. The terminal value of Viacom at the end of the forecast period was estimated based on a sum-of-the-parts valuation analysis of Viacom’s media networks and corporate segments and filmed entertainment segment. The terminal value of Viacom’s media networks and corporate segments was based on an EV / OIBDA exit multiple range of 6.5x to 7.5x and the terminal value of Viacom’s filmed entertainment segment was based on an EV / revenue exit multiple range of 1.0x to 1.5x. These ranges of exit multiples were estimated by the CBS special committee’s financial advisors utilizing their professional judgment and experience, taking into account, among other matters, certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Viacom provided by the management of Viacom (as adjusted by CBS), industry conditions and trends. The cash flows and terminal values were then discounted to the present (as of June 30, 2019) using discount rates ranging from 6.5% to 7.5%. This range of discount rates was determined based on the CBS special committee’s financial advisors’ analysis of Viacom’s weighted average cost of capital (derived by utilizing the Capital Asset Pricing Model, taking into account certain metrics, including Viacom’s target capital structure weightings, the pre-tax cost of debt, after-tax cost of debt and marginal tax rate, as well as certain financial metrics for the United States financial markets generally). Based on these analyses, the CBS special committee’s financial advisors calculated a range of implied enterprise values for Viacom of $22.2 billion to $27.0 billion and implied values per share of Viacom common stock of $33.61 to $45.14.

Based on the implied per share equity value reference ranges for CBS common stock and Viacom common stock described above, the CBS special committee’s financial advisors then calculated the ratio of the lowest implied per share price of Viacom common stock to the highest implied per share price of CBS common stock and the ratio of the highest implied per share price of Viacom common stock to the lowest implied per share price of CBS common stock to derive an implied exchange ratio range of 0.406x to 0.682x. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x and observed that the exchange ratio provided for pursuant to the merger agreement was within such implied exchange ratio range.

Illustrative Discounted Cash Flow “Has-Gets” Analysis from the Perspective of the CBS Stockholders

Utilizing the financial information described above, the CBS special committee’s financial advisors calculated the illustrative pro forma per share value of the combined company of $80.97, based on: (1) the $37.7 billion enterprise value of CBS implied by the mid-point of the discounted cash flow analysis (as described in the section entitled “Discounted Cash Flow Analysis” above), (2) the $25.1 billion enterprise value of Viacom implied by the mid-point of the implied exchange ratio range of 0.406x to 0.682x (as described in the section entitled “Discounted Cash Flow Analysis” above), (3) the value implied by the estimated run-rate cost synergies of $540 million, which was the midpoint of run-rate cost synergies projected by CBS management, less (4) the projected cost to achieve such synergies and the anticipated transaction costs, in each case using a discounted cash flow analysis assuming a 0% perpetuity growth rate and a discount rate of 6.9% (which is the midpoint of the 6.25% to 7.5% range analyzed), and (5) an exchange ratio of 0.59625x. The CBS special committee’s financial advisors then compared the illustrative pro forma per share value of the combined company of $80.97 to the stand-alone per share value of CBS (implied by the mid-point of the discounted cash flow analysis of CBS as described in the section entitled “Discounted Cash Flow Analysis” above) of $74.55.

Illustrative “Has-Gets” Analysis Based on Market Prices

Based on the closing trading prices of CBS and Viacom on August 9, 2019, the CBS special committee’s financial advisors calculated the illustrative pro forma per share value of the combined company of $58.89 based on: (1) the enterprise value of CBS implied by its trading price, (2) the enterprise value of Viacom implied by its trading price, (3) the value implied by the mid-point of the projected cost synergies as outlined in sections (3) and (4) of the paragraph immediately above, and (4) an exchange ratio of 0.59625x. The CBS special committee’s financial advisors then compared the illustrative pro forma per share value of the combined company of $58.89, derived from this analysis, to CBS’ blended closing trading price of CBS Class A common stock and Class B common stock of $48.95 on August 9, 2019.

CBS Class A Common Stock Considerations

The CBS special committee’s financial advisors reviewed the historical daily market exchange ratios of CBS and Viacom Class A common stock over the last 30-day, 60-day and 90-day periods as of August 9, 2019 and the year-to-date period as of August 9, 2019 and observed a range of volume weighted average exchange ratios between CBS Class A common stock and Viacom Class A common stock from 0.690x to 0.698x. The CBS special committee’s financial advisors compared this range to the exchange ratio provided for pursuant to the merger agreement of 0.59625x. The CBS special committee’s financial advisors also noted that (1) NAI would continue to have voting control of the combined company after the merger, and (2) the non-NAI Class A stockholders would continue to have the same voting rights and that the size of the Class A public float would increase after the merger.

Other Factors

The CBS special committee’s financial advisors also noted for the CBS special committee certain other additional factors, solely for informational purposes, that were not considered part of their financial analyses with respect to their respective opinions, including, among other things, the following:

52-Week Trading Range for Class B Common Stock

The CBS special committee’s financial advisors reviewed historical closing prices for shares of CBS Class B common stock and shares of Viacom Class B common stock for the 52-week period ended August 9, 2019, which ranged from $42.02 to $58.49 per share for CBS and $25.34 to $33.85 per share for Viacom. The CBS special committee’s financial advisors then calculated the ratio of such low stock price for shares of Viacom Class B common stock to such high stock price for shares of CBS Class B common stock and the ratio of such high stock price for shares of Viacom Class B common stock to such low stock price for shares of CBS Class B common stock to derive an implied exchange ratio range of 0.433x to 0.806x. The CBS special committee’s financial advisors noted that the observed range of exchange ratios between CBS Class B common stock and Viacom Class B common stock was 0.517x to 0.627x over the past 52 weeks. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x, and observed that the exchange ratio provided for pursuant to the merger agreement was within such implied exchange ratio ranges.

Analyst Price Targets

The CBS special committee’s financial advisors reviewed stock price targets for shares of CBS common stock in Wall Street research analyst reports publicly available as of August 9, 2019, which indicated the latest available low and high stock price targets for shares of CBS common stock ranging from $53.00 to $72.00 per share. The CBS special committee’s financial advisors also reviewed stock price targets for shares of Viacom common stock in Wall Street research analyst reports publicly available as of August 9, 2019, which indicated the latest available low and high stock price targets for shares of Viacom common stock ranging from $30.00 to $42.00 per share. The CBS special committee’s financial advisors then calculated the ratio of such low stock price target for shares of Viacom common stock to such high stock price target for shares of CBS common stock and the ratio of such high stock price target for shares of Viacom common stock to such low stock price target for shares of CBS common stock to derive an implied exchange ratio range of 0.417x to 0.792x. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x and observed that the exchange ratio provided for pursuant to the merger agreement was within such implied exchange ratio range.

Discounted Cash Flow Analysis Based on Viacom Management Forecasts

The CBS special committee’s financial advisors calculated the estimated present value of the standalone unlevered after-tax free cash flows that Viacom was forecasted to generate during the last quarter of the fiscal year ending September 30, 2019 through the fiscal year ending September 30, 2022 in the Viacom management forecasts, utilizing the same exit multiples and discount rates for Viacom as those described in the section entitled “Discounted Cash Flow Analysis” above. For the purposes of the discounted cash flow analysis, the CBS special committee’s financial advisors calculated unlevered free cash flow as follows: Adjusted OIBDA, less cash taxes, less change in working capital, less capital expenditures and excluding certain items identified as affecting comparability, when applicable. Based on this analysis, the CBS special committee’s financial advisors calculated a range of implied enterprise values for Viacom of $31.2 billion to $37.9 billion and implied values per share of Viacom common stock of $55.26 to $71.09. Using this range of implied values per share of Viacom common stock and the range of implied values per share of CBS common stock derived from the discounted cash flow analysis described above in the section “Discounted Cash Flow Analysis,” the CBS special committee’s financial advisors then calculated the ratio of the lowest implied per share price of Viacom common stock to the highest implied per share price of CBS common stock and the ratio of the highest implied per share price of Viacom common stock to the lowest implied per share price of CBS common stock to derive an implied exchange ratio range of 0.667x to 1.073x. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x and observed that the exchange ratio provided for pursuant to the merger agreement was below (and more favorable to the CBS stockholders than) the lower end of such implied exchange ratio range.

Discounted Cash Flow Analysis Based on Wall Street Forecasts

The CBS special committee’s financial advisors performed a discounted cash flow analysis of CBS and Viacom based on Wall Street forecasts, utilizing the same exit multiples and discount rates for Viacom and CBS as those described in the section entitled “Discounted Cash Flow Analysis” above. For the purposes of the discounted cash flow analysis, the CBS special committee’s financial advisors calculated unlevered free cash flow as follows: Adjusted OIBDA, less cash taxes, less change in working capital, less capital expenditures and excluding certain items identified as affecting comparability, when applicable. Based on this analysis, the CBS special committee’s financial advisors calculated a range of implied enterprise values for CBS of $32.4 billion to $38.3 billion and implied values per share of CBS common stock of $60.88 to $76.13 and a range of implied enterprise values for Viacom of $21.8 billion to $26.1 billion and implied values per share of Viacom common stock of $32.68 to $42.92. Using these ranges, the CBS special committee’s financial advisors then calculated the ratio of the lowest implied per share price of Viacom common stock to the highest implied per share price of CBS common stock and the ratio of the highest implied per share price of Viacom common stock to the lowest implied per share price of CBS common stock to derive an implied exchange ratio range of 0.429x to 0.705x. The CBS special committee’s financial advisors then compared these implied exchange ratios to the exchange ratio provided for pursuant to the merger agreement of 0.59625x and observed that the exchange ratio provided for pursuant to the merger agreement was within such implied exchange ratio range.

EPS Accretion / (Dilution) Analysis

The CBS special committee’s financial advisors analyzed the pro forma financial impact of the proposed merger on CBS’ projected 2021 earnings-per-share (“EPS”) based on the CBS management forecasts, CBS management-adjusted Viacom forecasts, and an exchange ratio of 0.59625x. The CBS special committee’s financial advisors noted that holders of CBS common stock could experience illustrative accretion to CBS stand-alone EPS of 10.5% in 2021 when assuming $540 million of estimated run-rate cost synergies, which was the midpoint of run-rate cost synergies projected by CBS management, or 12.6% in 2021 when assuming the $653 million in run-rate cost synergies, which was the high end of run-rate cost synergies as projected by CBS management.

Recommendations of the Viacom Special Committee and the Viacom Board of Directors; Reasons for Viacom to Enter into the Merger Agreement

On February 1, 2018, the Viacom board of directors established by unanimous written consent the Viacom special committee, consisting of independent directors Thomas J. May, Judith A. McHale, Ronald L. Nelson and Nicole Seligman, and co-chaired by Mr. May and Ms. Seligman, each of whom is unaffiliated with NAI. Pursuant to such unanimous written consent, the Viacom special committee was delegated the full and exclusive power and authority of the Viacom board of directors to the fullest extent permitted by law to, among other things, propose, review and evaluate and, if appropriate, negotiate the terms of a possible merger or business combination between Viacom and CBS (or any other strategic alternative actionable by Viacom that the Viacom special committee determined, in its sole discretion, to consider) and to make recommendations to the Viacom board of directors and to Viacom stockholders with respect thereto.

Viacom Special Committee

At a meeting held on August 13, 2019, the Viacom special committee unanimously (1) determined that it was in the best interests of Viacom and its stockholders, and declared it advisable, that Viacom enter into the merger agreement and consummate the contemplated transactions, including the merger, (2) recommended that the Viacom board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement.

In arriving at this determination and recommendation, the Viacom special committee reviewed and discussed a significant amount of information and consulted with its legal and financial advisors and with Viacom’s management. The following are some of the significant factors that supported its determination and recommendation (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Viacom special committee):

•	its knowledge and understanding of Viacom’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

•

the information obtained in its discussions with Viacom’s management, in consultation with Viacom’s advisors, regarding CBS’ business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects, and the results of Viacom’s due diligence review of CBS;

•	the current and prospective business climate in the industries in which Viacom and CBS operate, including the position of current and likely competitors of Viacom and CBS;

•

the view that in light of continued consolidation in the industry, Viacom would benefit from the scale and potential synergies of a merger and that CBS continued to be the most attractive alternative for such merger;

•	the view that each of Viacom and CBS faced risks from industry trends and dynamics and that such risks could be more effectively mitigated as a combined company;

•	the all-stock nature of the merger, which will allow Viacom stockholders to participate in the expected increased value of ViacomCBS;

•

the fact that all Viacom stockholders, including the NAI Parties and their affiliates, will receive the same merger consideration per share of Viacom Class A common stock or Viacom Class B common stock, as applicable, and that the exchange ratio resulted from arm’s-length negotiations between the Viacom special committee and the CBS special committee;

•

the fact that Robert M. Bakish and Christa A. D’Alimonte will be the President and Chief Executive Officer and Executive Vice President, General Counsel and Secretary, respectively, of ViacomCBS, and the Viacom special committee’s belief in the ability of Mr. Bakish and Ms. D’Alimonte to help lead ViacomCBS and achieve the anticipated synergies;

•

the fact that members of the Viacom board of directors would continue to serve on the ViacomCBS board of directors, and the Viacom special committee’s belief that a combined company board of directors that is familiar with Viacom’s business would be important to achieve the anticipated synergies;

•

the absence of other strategic alternatives available to Viacom that would provide comparable or superior value to Viacom stockholders, based in part on the fact that there were no other inquiries regarding a potential strategic transaction with Viacom even after widespread media reports that Viacom was considering a strategic transaction with CBS;

•

the benefits that Viacom was able to obtain as a result of the Viacom special committee’s negotiations with the CBS special committee and discussions with NAI and the belief of the Viacom special committee that this was the most favorable exchange ratio to which the CBS special committee would be willing to agree and the most favorable management and corporate governance arrangements to which the CBS special committee and NAI would be willing to agree;

•

the review by the Viacom special committee with its financial and legal advisors of, and advice received from such advisors on, the structure of the contemplated transactions and the financial and other terms of the merger agreement and the other agreements entered into in connection with the merger, including with respect to governance matters, deal protection, conditionality, termination rights and the likelihood of consummating the merger (including with respect to obtaining all required regulatory approvals);

•

the provisions of the merger agreement that permit Viacom to evaluate an unsolicited superior proposal, including Viacom’s right to terminate the merger agreement in limited circumstances to accept a superior proposal, subject to payment of a termination fee of $373,000,000 to CBS, all as more fully described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”;

•

the fact that the NAI Parties entered into the Support Agreement, as well as the fact that certain voting obligations under the Support Agreement would no longer be in effect upon an adverse recommendation change by the Viacom special committee or the Viacom board of directors as described in the section entitled “Support Agreement”;

•

the opinions of LionTree and Morgan Stanley, each dated August 13, 2019, to the Viacom special committee, which opinions are included in this joint consent solicitation statement/prospectus as Annexes K and L, respectively, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by each financial advisor as described in their respective opinions, the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, was fair, from a financial point of view, to such holders (other than the excluded parties), as more fully described below in the section entitled “—Opinions of the Viacom Special Committee’s Financial Advisors”;

•	the Viacom special committee’s belief that the merger will likely provide a number of significant strategic advantages and opportunities, including that:

•

ViacomCBS will possess a portfolio of powerful consumer brands, including CBS®, Paramount Pictures®, Showtime®, Nickelodeon®, MTV®, BET®, Comedy Central® and Paramount Network®, as well as one of the largest libraries of iconic intellectual property, spanning every key genre and addressing consumers of all ages and demographics, with more than 140,000 TV episodes and 3,600 film titles;

•

ViacomCBS will be a broadcast and cable leader in key markets around the world, reaching more than 4.3 billion cumulative TV subscribers, including in (1) the U.S., where its portfolio of broadcast, premium and cable networks will have the highest share of viewing on television among key audiences, including Kids, African Americans and Hispanic viewers, (2) the UK, Argentina and Australia, where it will operate strong broadcast networks and (3) more than 180 countries where it will operate pay-TV networks;

•

ViacomCBS will benefit from its distinct competitive position as one of the most important global content providers—for its own platforms as well as for third parties—to accelerate the growth of its direct-to-consumer strategy, enhance distribution and advertising opportunities and create a leading producer and licensor of premium content to third-party platforms globally; and

•

ViacomCBS will have an attractive growth outlook and increased financial scale with substantial free cash flow, which will enable significant and sustained investment in programming and innovation, as well as allowing ViacomCBS to pay an appropriate dividend;

•

the view that, in light of the complementary nature of the respective businesses of Viacom and CBS, the merger is expected to result in substantial synergies, and the fact that Viacom stockholders will participate in the benefits of the anticipated synergies through their ownership interests in ViacomCBS common stock; and

•

the fact that for United States federal income tax purposes, the merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of Viacom common stock generally will not recognize any gain or loss.

The Viacom special committee weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the contemplated transactions, including the following (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Viacom special committee):

•

the risk that the merger may not be completed, and the effect that failing to complete the merger may have on the business, financial results and stock price of Viacom, or on the perceptions of Viacom among investors, customers, employees and other stakeholders;

•

the challenges inherent in the combination of two independent businesses of the size and scope of Viacom and CBS, including the possibility that anticipated synergies and other anticipated benefits of the transaction might not be achieved in the time frame contemplated or at all, and the other numerous risks and uncertainties that could adversely affect the combined company’s operating performance and financial results;

•	the restrictions on the conduct of Viacom’s business prior to the closing of the merger;

•

the adverse impact that business uncertainty prior to the closing of the merger and during the post-closing integration period could have on the ability of both CBS and Viacom prior to the closing, and ViacomCBS following the closing, to attract, retain and motivate key personnel, retain customers and maintain business relationships;

•

the risk that the contemplated transactions may divert management focus and resources from operating Viacom’s business, as well as other strategic opportunities, and that combining and integrating Viacom and CBS may result in potential disruption;

•

the risk that the unaudited prospective financial information of Viacom and CBS, and the estimated synergies, as further described in the sections entitled “—Certain CBS Unaudited Prospective Financial Information” and “—Certain Viacom Unaudited Prospective Financial Information” may not be achieved in the amounts or at the times anticipated;

•

the fact that pursuant to the terms of the merger agreement, prior to the earlier of the effective time and the termination of the merger agreement, Viacom is restricted from soliciting, initiating or knowingly facilitating or encouraging the submission of an acquisition proposal;

•	the fact that the Viacom stockholders are not entitled to appraisal rights under the merger agreement or the DGCL;

•

the risk that Viacom may incur significant expenses in connection with the contemplated transactions and may become obligated to reimburse certain of CBS’ expenses and/or pay CBS $373,000,000 in connection with a termination of the merger agreement under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fees; Expenses”;

•

the interests of the NAI Parties with respect to the contemplated transactions that are in addition to, or that may be different from, the interests of the Viacom stockholders unaffiliated with the NAI Parties;

•

the interests of Viacom’s directors and executive officers with respect to the contemplated transactions that may be in addition to, or that may be different from, their interests as Viacom stockholders; and

•	the risks of the type and nature described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Viacom special committee concluded that the uncertainties, risks and potentially negative factors relevant to the contemplated transactions were outweighed by the potential benefits that it expected Viacom and Viacom stockholders would achieve as a result of the contemplated transactions.

Viacom Board of Directors

At a meeting of the Viacom board of directors held on August 13, 2019, following the meeting of the Viacom special committee, the members of the Viacom board of directors who were present at such meeting (each of whom is unaffiliated with NAI) unanimously (1) determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, (2) approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommended that Viacom stockholders entitled to vote adopt the merger agreement. The members of the Viacom board of directors who were present at the meeting were Robert M. Bakish, Thomas J. May, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Nicole Seligman and Cristiana Falcone Sorrell. Two members of the Viacom board of directors, Shari E. Redstone and Deborah Norville, recused themselves from the meeting and were not in attendance. On October 16, 2019, CBS and Viacom entered into the merger agreement amendment, following the recommendation by each company’s special committee and approval by each company’s board of directors.

In arriving at this determination and recommendation, the Viacom board of directors discussed a significant amount of information and consulted with the Viacom special committee and its legal and financial advisors and with Viacom’s management. The following are some of the significant factors that supported its determination and recommendation (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Viacom board of directors):

•	the factors considered by the Viacom special committee that are listed in the section entitled “—Viacom Special Committee” above;

•

the Viacom special committee’s analysis, conclusions and unanimous (1) determination that it is in the best interests of Viacom and its stockholders and declaration that it is advisable that Viacom enter into the merger agreement and consummate the contemplated transactions, including the merger, (2) recommendation that the Viacom board of directors approve and declare the advisability of the merger agreement and the consummation of the contemplated transactions, including the merger, and (3) recommendation that Viacom stockholders entitled to vote adopt the merger agreement;

•

the procedural safeguards implemented that the Viacom board of directors believed would ensure the fairness of the contemplated transactions, including the merger, and permit the Viacom special committee to effectively represent the interests of the Viacom stockholders unaffiliated with the NAI Parties, including that:

•	the Viacom special committee consists of four independent directors, each of whom is unaffiliated with the NAI Parties;

•	the Viacom board of directors resolved that it would not approve a merger with CBS unless the Viacom special committee recommended it;

•	the Viacom special committee was empowered to reject a transaction with CBS if the Viacom special committee determined to do so in its sole discretion;

•	the Viacom special committee was empowered to recommend or reject any other strategic alternative that it determined to consider in its sole discretion;

•	the Viacom special committee retained and was advised by its own independent, experienced, and qualified legal and financial advisors;

•	the Viacom special committee requested and received a fairness opinion from each of LionTree and Morgan Stanley;

•

the terms and conditions of the merger agreement were determined through arm’s-length negotiation between the Viacom special committee and the CBS special committee and their respective representatives and advisors; and

•	the compensation of the members of the Viacom special committee was in no way contingent on their approval of any transaction; and

•

the fact that the Viacom special committee was involved in frequent and extensive deliberations over a total active period of more than 6 months, including over 80 meetings, and was provided with full access to Viacom management and advisors in connection with its evaluation.

The Viacom board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the contemplated transactions, including those that are listed in the section entitled “—Viacom Special Committee” above.

The Viacom board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the contemplated transactions were outweighed by the potential benefits that it expected Viacom and Viacom stockholders would achieve as a result of the contemplated transactions.

In considering the recommendation of each of the Viacom special committee and the Viacom board of directors, Viacom stockholders should be aware that the Viacom executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Viacom stockholders generally. See the section entitled “The Merger—Interests of Viacom’s Executive Officers and Directors in the Merger.”

This discussion of the information and factors considered by the Viacom special committee and the Viacom board of directors includes the principal positive and negative factors considered by the Viacom special committee and the Viacom board of directors, respectively, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the contemplated transactions and the complexity of these matters, neither the Viacom special committee nor the Viacom board of directors found it useful to nor attempted to quantify, rank or otherwise assign relative weights to these factors. Rather, each of the Viacom special committee and the Viacom board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Viacom special committee or the Viacom board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Viacom special committee and the Viacom board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Viacom Unaudited Prospective Financial Information

Viacom does not publicly disclose long-term projections as to future performance, revenues, earnings or other results, due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, in connection with its evaluation of the merger and the other contemplated transactions, Viacom’s management prepared certain non-public internal financial projections regarding Viacom’s anticipated future operations as a standalone company based on assumptions that Viacom’s management believed to be reasonable at the time for the fiscal years ending September 30, 2019 through September 30, 2022 (which we refer to as the “Viacom management forecasts”), as well as a range of estimated annual run rate cost and revenue synergies expected to be realized following the consummation of the contemplated transactions (which we refer to as the “Viacom estimated synergies”). A summary of the Viacom management forecasts and the Viacom estimated synergies is provided below. In addition, Viacom’s management made certain adjustments to the CBS management forecasts prepared and provided by CBS’ management regarding CBS’ anticipated future operations as a standalone company for the fiscal years ending December 31, 2019 through December 31, 2023 (as described in the section entitled “—Certain CBS Unaudited Prospective Financial Information”) (as adjusted by Viacom’s management, the “Viacom management-adjusted CBS forecasts”). A summary of the Viacom management-adjusted CBS forecasts is also provided below. In addition to the foregoing, the Viacom special committee and its financial advisors and the Viacom board of directors utilized forecasts for each of Viacom and CBS derived from publicly available research analysts’ consensus estimates (which we refer to as the “Viacom analyst consensus estimates” and the “CBS analyst consensus estimates,” respectively, and collectively, the “analyst consensus estimates”). The views of research analysts are not informed by non-public information in respect of Viacom or CBS, are not necessarily predictive of future performance and may change from time to time. None of the projections included in this “Certain Viacom Unaudited Prospective Financial Information” section give effect to the merger.

Viacom Management Forecasts and Viacom Estimated Synergies

The following is a summary of the Viacom management forecasts:

	Fiscal Year Ending September 30,
(in millions)	2019	2020	2021	2022
Revenue	$13,099	$14,959	$17,244	$18,703
EBITDA(1)	2,847	3,157	3,554	4,088
Unlevered Free Cash Flow(2)	1,830	2,065	2,310	2,765

(1)

EBITDA is a non-GAAP financial measure and is calculated as follows: consolidated adjusted operating income, plus depreciation and amortization. Consolidated adjusted operating income is calculated as follows: operating income before certain items identified as affecting comparability, when applicable, but after equity-based compensation.

(2)

Unlevered free cash flow is a non-GAAP financial measure and is calculated as follows: EBITDA, less cash taxes, plus stock-based compensation, less change in working capital, less capital expenditures. Such unlevered free cash flows as calculated by Viacom’s management were not used by LionTree and Morgan Stanley in their financial analyses with respect to their respective opinions. LionTree’s and Morgan Stanley’s calculation of unlevered free cash flows utilized in their financial analyses with respect to their respective opinions are set forth under “—Opinions of the Viacom Special Committee’s Financial Advisors.”

The Viacom estimated synergies prepared by Viacom management and reviewed by the Viacom special committee, including cost and revenue synergies, ranged from $1,271 million to $1,702 million in operating income impact. The Viacom special committee directed its financial advisors to use the full range of Viacom estimated synergies for purposes of their analyses, and to utilize an annual run rate cost synergies estimate of $500 million, which reflects an amount of cost synergies that both Viacom management and CBS management expect to achieve, as the baseline. This estimate is below Viacom management’s expectations of cost synergies, which are included in the Viacom estimated synergies.

Viacom Management-Adjusted CBS Forecasts

In the course of due diligence, CBS provided Viacom with the CBS management forecasts, as described above in the section entitled “—Certain CBS Unaudited Prospective Financial Information.” Viacom management reviewed the CBS management forecasts and made certain adjustments thereto to reflect, among other things, moderated assumptions with respect to (1) Showtime linear subscriber growth, (2) digital video/mobile and advertising revenue growth, (3) non-political/non-sports/non-event advertising revenue growth and (4) cost transformation savings. The CBS management forecasts and the Viacom management-adjusted CBS forecasts were provided to the Viacom special committee and its financial advisors and the Viacom board of directors.

The following is a summary of the Viacom management-adjusted CBS forecasts:

	Fiscal Year Ending December 31,
(in millions)	2019	2020	2021	2022	2023
Revenue	$15,900	$16,429	$17,936	$18,313	$19,274
EBITDA(1)	3,172	3,142	3,465	3,679	3,988

(1)

EBITDA is a non-GAAP financial measure and is calculated as follows: consolidated adjusted operating income, plus depreciation and amortization. Consolidated adjusted operating income is calculated as follows: operating income before certain items identified as affecting comparability, when applicable, but after equity-based compensation.

The Viacom special committee determined that the considerations that resulted in the Viacom special committee directing its financial advisors to use a blend of the Viacom management forecasts and analyst consensus estimates for purposes of their financial analysis similarly applied to CBS’ forecasts. Accordingly, the Viacom special committee similarly directed its financial advisors to use a blend of the CBS management forecasts and analyst consensus estimates for purposes of their financial analysis in lieu of the Viacom management-adjusted CBS forecasts, as described above in the section entitled “—Background of the Merger.” However, as the Viacom management-adjusted CBS forecasts were provided to the Viacom special committee, they are included in this joint consent solicitation statement/prospectus for completeness.

Analyst Consensus Estimates

The following is a summary of the Viacom analyst consensus estimates as of August 2019:

	Fiscal Year Ending September 30,
(in millions)	2019	2020	2021	2022
Revenue	$12,820	$13,339	$13,643	$13,931
EBITDA(1)	2,908	2,973	3,000	3,037

(1)

EBITDA is a non-GAAP financial measure and is calculated as follows: consolidated adjusted operating income, plus depreciation and amortization. Consolidated adjusted operating income is calculated as follows: operating income before certain items identified as affecting comparability, when applicable, but after equity-based compensation.

The following is a summary of the CBS analyst consensus estimates as of August 2019:

	Fiscal Year Ending December 31,
(in millions)	2019	2020	2021	2022	2023
Revenue	$15,504	$16,139	$17,305	$17,747	$18,274
EBITDA(1)	3,419	3,782	3,962	4,130	4,093

(1)

EBITDA is a non-GAAP financial measure and is calculated as follows: consolidated adjusted operating income, plus depreciation and amortization. Consolidated adjusted operating income is calculated as follows: operating income before certain items identified as affecting comparability, when applicable, but after equity-based compensation.

Viacom has included summaries of the Viacom management forecasts, the Viacom estimated synergies and the Viacom management-adjusted CBS forecasts (collectively, which we refer to as the “Viacom unaudited prospective financial information”) and the analyst consensus estimates in this joint consent solicitation statement/prospectus solely because they were among the financial information made available to the Viacom special committee and its financial advisors, the Viacom board of directors, the CBS special committee and its financial advisors and/or the CBS board of directors in connection with their respective evaluations of the merger and the other contemplated transactions. Such summaries are not being included in this joint consent solicitation statement/prospectus in order to influence any Viacom stockholder or any CBS stockholder to make an investment decision with respect to the merger or to influence any Viacom stockholder or CBS stockholder as to whether or how such stockholder should deliver a written consent or act with respect to the Viacom proposals, the CBS proposals, the merger or the other contemplated transactions or any other matter.

The Viacom unaudited prospective financial information is based solely upon information available to Viacom’s management at the time of its preparation. The Viacom unaudited prospective financial information is based on estimates and assumptions made by Viacom’s management (and, in the case of the Viacom estimated synergies and the Viacom management-adjusted CBS forecasts, based in part on inputs from and discussions with CBS management) prior to and during May 2019 and speaks only as of that time. Viacom has not updated the Viacom unaudited prospective financial information or the analyst consensus estimates included in this joint consent solicitation statement/prospectus and does not intend to do so.

The inclusion of the Viacom unaudited prospective financial information (including the Viacom estimated synergies) and the analyst consensus estimates in this joint consent solicitation statement/prospectus should not be regarded as an indication that Viacom, CBS, any of their respective affiliates, any of the financial advisors of their respective special committee or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results or synergies will be realized or that actual results or synergies will not be significantly higher or lower than estimated. In addition, Viacom does not endorse the Viacom unaudited prospective financial information (including the Viacom estimated synergies) and the analyst consensus estimates included in this joint consent solicitation statement/prospectus as a reliable indication of future results.

Because the Viacom unaudited prospective financial information and analyst consensus estimates cover multiple years, such information by its nature becomes less predictive with each successive year. Viacom stockholders and CBS stockholders are urged to review the SEC filings of Viacom and CBS incorporated by reference into this joint consent solicitation statement/prospectus for a description of risk factors with respect to the business of Viacom and CBS. See the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The Viacom unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, Viacom has prepared the Viacom unaudited prospective financial information on a different basis than the selected unaudited pro forma condensed combined financial data included in this joint consent solicitation statement/prospectus.

The Viacom unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Viacom’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Viacom unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this document, relates to Viacom’s previously issued financial statements. It does not extend to the Viacom unaudited prospective financial information and should not be read to do so.

Furthermore, neither the Viacom unaudited prospective financial information nor the analyst consensus estimates necessarily reflect Viacom’s current estimates or take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the Viacom unaudited prospective financial information and the analyst consensus estimates do not give effect to the merger (except in the case of the Viacom estimated synergies), nor do they take into account the effect of any failure of the merger to occur, and should not be viewed as accurate in those contexts.

The inclusion of the Viacom unaudited prospective financial information and the analyst consensus estimates herein should not be deemed an admission or representation by Viacom, CBS or any of their respective affiliates that it or they view it as material information of Viacom, CBS or ViacomCBS, and in fact, none of the foregoing view the Viacom unaudited prospective financial information or the analyst consensus estimates as material because of the inherent risks and uncertainties associated with such long-term projections. The Viacom unaudited prospective financial information and analyst consensus estimates should be evaluated in conjunction with the historical financial statements and other information regarding Viacom contained in this joint consent solicitation statement/prospectus and Viacom’s or CBS’ public filings with the SEC.

Although presented with numerical specificity, the Viacom unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Viacom (and, in the case of the Viacom estimated synergies and the Viacom management-adjusted CBS forecasts, based in part on inputs from and discussions with CBS management). In preparing the Viacom unaudited prospective financial information, Viacom made assumptions and estimates regarding, among other things, viewership, advertising, pay TV subscribers, licensing, affiliate renewals and other market factors driving expected revenues, as well as anticipated expenditure on content investment, rights costs and operating expenses. At the time such Viacom unaudited prospective financial information was prepared, Viacom’s management believed such assumptions and estimates were reasonable. The Viacom unaudited prospective financial information and the analyst consensus estimates constitute forward-looking statements and no assurances can be given that the assumptions made in preparing the Viacom unaudited prospective financial information or the analyst consensus estimates will accurately reflect future conditions. The estimates and assumptions underlying the Viacom unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future trends in consumer consumption of certain media services, future tax rates and future business decisions, which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Viacom and/or CBS and will be beyond the control of ViacomCBS.

In addition, the Viacom unaudited prospective financial information and the analyst consensus estimates will be affected by Viacom’s, CBS’ or ViacomCBS’, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results or synergies will be realized, and actual results or synergies likely will differ, and may differ materially, from those reflected in the Viacom unaudited prospective financial information or the analyst consensus estimates, whether or not the merger is completed.

Viacom stockholders and CBS stockholders are urged to review Viacom’s and CBS’ most recent SEC filings for a description of their respective results of operations and financial condition and capital resources during 2017, 2018 and 2019, including “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s and CBS’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint consent solicitation statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the Viacom unaudited prospective financial information and the analyst consensus estimates, readers of this joint consent solicitation statement/prospectus are cautioned not to place undue, if any, reliance on the Viacom unaudited prospective financial information or the analyst consensus estimates included in this joint consent solicitation statement/prospectus. No representation is made by Viacom, CBS, any of their respective affiliates, any of their respective financial advisors or any other person to any Viacom stockholder or any CBS stockholder regarding the ultimate performance of Viacom or ViacomCBS compared to the information included in the Viacom unaudited prospective financial information or the analyst consensus estimates. In particular, Viacom has made no representation to CBS concerning the Viacom unaudited prospective financial information or the analyst consensus estimates. None of Viacom, CBS, any of their respective affiliates or any of the financial advisors of their respective special committees can provide assurance of the validity, reasonableness, accuracy or completeness of the Viacom unaudited prospective financial information or the analyst consensus estimates included in this joint consent solicitation statement/prospectus.

VIACOM DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE VIACOM UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR THE ANALYST CONSENSUS ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH VIACOM UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR ANALYST CONSENSUS ESTIMATES ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Opinions of the Viacom Special Committee’s Financial Advisors

Opinion of LionTree

The Viacom special committee retained LionTree to act as a financial advisor to the Viacom special committee in connection with the merger. On August 13, 2019, at a meeting of the Viacom special committee held to evaluate the merger, LionTree rendered its oral opinion to the Viacom special committee (which was subsequently confirmed in writing by delivery of LionTree’s written opinion dated August 13, 2019) that, as of such date, the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, was fair, from a financial point of view, to such holders (other than the excluded parties), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion.

LionTree’s opinion was provided to the Viacom special committee and only addressed the fairness, from a financial point of view, of the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, to such holders (other than the excluded parties) (without giving effect to any impact of the merger on any particular stockholder of Viacom other than in its capacity as a holder of Viacom common stock). The summary of LionTree’s opinion in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex K to this joint consent solicitation statement/prospectus and incorporated herein by reference, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by LionTree in preparing its opinion. However, neither LionTree’s opinion nor the summary of its opinion and the related analyses set forth in this joint consent solicitation statement/prospectus constitute a recommendation to any holder of Viacom common stock as to how such stockholder should vote or act on any matter relating to the merger or any other matter.

In arriving at its opinion, LionTree, among other things:

•	reviewed a draft, dated August 13, 2019, of the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to CBS and Viacom;

•	reviewed certain historical financial information and other data relating to Viacom that were provided to LionTree by the management of Viacom, and not publicly available;

•

reviewed the Viacom management forecasts, prepared by the management of Viacom, and approved for LionTree’s use by the Viacom special committee (which are summarized above in the section entitled “The Merger—Certain Viacom Unaudited Prospective Financial Information”);

•

reviewed the CBS management forecasts prepared by the management of CBS, and approved for LionTree’s use by the Viacom special committee (which are summarized above in the section entitled “The Merger—Certain Viacom Unaudited Prospective Financial Information”);

•

reviewed the Viacom analyst consensus estimates and the CBS analyst consensus estimates, in each case, approved for LionTree’s use by the Viacom special committee (which are summarized above in the section entitled “The Merger—Certain Viacom Unaudited Prospective Financial Information”);

•

reviewed the Viacom estimated synergies prepared by the management of Viacom and approved for LionTree’s use by the Viacom special committee (which are summarized above in the section entitled “The Merger—Certain Viacom Unaudited Prospective Financial Information”);

•

conducted discussions with members of the senior management of Viacom and CBS concerning the business, operations, historical financial results, and financial prospects of Viacom and CBS, the Viacom estimated synergies, and the merger;

•	reviewed current and historical market prices of the Viacom common stock and CBS common stock;

•	reviewed certain publicly available financial and stock market data with respect to certain other companies;

•	reviewed certain financial performance data of Viacom and CBS and compared that data with similar data for certain other companies;

•	reviewed certain pro forma effects relating to the merger prepared by management of Viacom and approved for LionTree’s use by the Viacom special committee; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as LionTree deemed necessary or appropriate.

In connection with LionTree’s review, with the Viacom special committee’s consent, LionTree assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by LionTree for the purpose of its opinion. In addition, with the Viacom special committee’s consent, LionTree did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Viacom or CBS, or any of their respective subsidiaries, nor was LionTree furnished with any such evaluation or appraisal. With respect to the Viacom management forecasts, the Viacom estimated synergies and the pro forma effects referred to above, LionTree assumed, with the Viacom special committee’s consent, that such forecasts, synergies and effects were reasonably prepared in good faith as to the future financial performance of Viacom. With respect to the CBS management forecasts referred to above, LionTree assumed, with the Viacom special committee’s consent, that such forecasts were reasonably prepared in good faith as to the future financial performance of CBS. With respect to the analyst consensus estimates referred to above, LionTree assumed, with the Viacom special committee’s consent, that they were a reasonable basis upon which to evaluate the future performance of Viacom and CBS. Based on discussions between LionTree and the Viacom special committee and at the Viacom special committee’s direction, LionTree used the Viacom management forecasts, the CBS management forecasts, the analyst consensus estimates, the Viacom estimated synergies and the pro forma effects referred to above for the purposes of its analyses and opinion. The Viacom special committee, following discussions with Viacom’s management, directed LionTree, for purposes of its financial analyses and opinion, to give more weight to the analyst consensus estimates referred to above than the Viacom management forecasts or CBS management forecasts referred to above (as discussed above in the section entitled “The Merger—Background of the Merger”). LionTree expressed no opinion with respect to such forecasts or estimates (including any synergies or pro forma effects). LionTree also assumed, with the Viacom special committee’s consent, that the merger will have the tax consequences contemplated by the merger agreement. LionTree’s opinion does not address any legal, regulatory, taxation, or accounting matters, as to which LionTree understands that the Viacom special committee has obtained such advice as it deemed necessary from qualified professionals, and LionTree assumed the accuracy and veracity of all assessments made by such advisors to the Viacom special committee with respect to such matters. LionTree’s opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to LionTree as of, the date of the opinion and LionTree’s opinion speaks only as of the date thereof.

In rendering its opinion, LionTree assumed, with the Viacom special committee’s consent, that except as would not be in any way meaningful to LionTree’s analyses: (a) the final executed form of the merger agreement would not differ from the draft that LionTree reviewed, (b) the representations and warranties of the parties to the merger agreement and the related merger documents were true and correct, (c) the parties to the merger agreement and the related merger documents will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the merger agreement and the related merger documents, and (d) the merger will be consummated in accordance with the terms of the merger agreement and related merger documents, without any waiver or amendment of any term or condition thereof. LionTree also assumed, with the Viacom special committee’s consent, that all governmental, regulatory or other third-party consents and approvals necessary for the consummation of the merger or otherwise contemplated by the merger agreement will be obtained without any adverse effect on Viacom or CBS, or on the expected benefits of the merger in any way meaningful to LionTree’s analyses.

LionTree’s opinion was provided for the benefit of the Viacom special committee (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the merger, and does not constitute a recommendation to any holder of Viacom common stock as to how such stockholder should vote or act with respect to the merger or any other matter.

LionTree’s opinion does not address Viacom’s underlying business decision to engage in the merger or any related transaction, the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available to Viacom, or whether the consideration to be received by the holders of Viacom common stock pursuant to the merger agreement represented the best price obtainable. In connection with LionTree’s engagement, LionTree was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Viacom or any other alternative transaction. LionTree also expressed no view as to, and LionTree’s opinion does not address, the solvency of Viacom or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. LionTree’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of the Viacom common stock (other than the excluded parties) of the merger consideration pursuant to the merger agreement. LionTree was not asked to, and it does not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in LionTree’s opinion, of the merger agreement or any related documents or the form of the merger or any related transaction (including any agreement or transaction between any excluded party and Viacom or CBS), including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Viacom, CBS, or any of their respective affiliates. LionTree was not asked to, and it does not, offer any opinion with respect to any ongoing obligations of Viacom, CBS, or any of their respective affiliates (including any obligations with respect to governance or otherwise), contained in any agreement related to the merger or under applicable law. LionTree expressed no opinion with respect to any allocation of the merger consideration (or any portion thereof) to be received by the holders of the Viacom common stock, including the allocation of the merger consideration between the holders of Viacom Class A common stock and Viacom Class B common stock and the fairness of the merger consideration to be received by the holders of Viacom Class A common stock relative to the merger consideration to be received by the holders of Viacom Class B common stock. In addition, LionTree expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the merger, any excluded parties, or any class of such persons, whether relative to the merger consideration or otherwise. LionTree’s opinion should not be construed as creating any fiduciary duty on the part of LionTree (or any of its affiliates) to any party. LionTree expressed no opinion as to what the value of the CBS common stock will be when issued pursuant to the merger or the prices at which the CBS common stock or the Viacom common stock will trade at any time.

In rendering its opinion to the Viacom special committee, LionTree performed a variety of analyses, including those described below. The summary of LionTree’s analyses is not a complete description of the analyses underlying LionTree’s opinion. The preparation of a fairness opinion involves various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Consequently, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. LionTree arrived at its opinion based on the results of all analyses undertaken by it, assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor and did not attribute any particular weight to any analysis or factor it considered. Accordingly, LionTree believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying LionTree’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, LionTree considered general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. LionTree’s analyses involved judgments and assumptions with regard to general business, economic, industry, regulatory and market conditions, financial and otherwise, and other matters, many of which are beyond the control of the parties to the merger agreement, such as the impact of competition on the business of the parties and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the parties or the proposed transactions, and an evaluation of the results of those analyses is not entirely mathematical. LionTree believes that mathematical derivations (such as determining mean and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments, and informed assumptions. The estimates contained in the forecasts and the implied reference range values indicated by LionTree’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Additionally, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the parties. Much of the information used in, and accordingly the results of, LionTree’s analyses are inherently subject to substantial uncertainty.

LionTree’s opinion was provided to the Viacom special committee in connection with its evaluation of the merger and was only one of many factors considered by the Viacom special committee in evaluating the merger. Neither LionTree’s opinion nor its analyses was determinative of the consideration selected for the merger or of the views of the Viacom special committee or Viacom’s management with respect to their decision to pursue the merger or the consideration to be received thereunder. The type and amount of consideration payable in the merger were determined through negotiation between Viacom and CBS, and the decision to enter into the merger agreement was solely that of the Viacom board of directors. LionTree did not recommend any specific type or amount of consideration to Viacom or the Viacom special committee, nor did it recommend that any specific type or amount of consideration constituted the only appropriate consideration for the merger.

The Viacom special committee selected LionTree as its financial advisor because LionTree is an internationally recognized investment banking firm that has substantial experience in transactions similar to these transactions, and because of its significant prior experience with the industries in which Viacom and CBS operate. As compensation for its services, Viacom has agreed to pay LionTree a fee of $25 million in the aggregate, $2.5 million of which was payable upon the delivery of the fairness opinion, a portion of which was paid as a $250,000 per month retainer for a period of six months commencing on April 15, 2019, and the remainder of which is contingent upon the consummation of the merger. In addition, Viacom may pay LionTree an additional fee in the sole discretion of the Viacom special committee in connection with the consummation of the merger. Viacom has also agreed to reimburse LionTree for certain expenses arising, and indemnify LionTree against certain liabilities that may arise, in performing its services. In the two years prior to the date of LionTree’s opinion, LionTree and its affiliates have provided investment banking services to Viacom and its controlled affiliates, for which LionTree and its affiliates received aggregate fees of approximately $750,000 for having acted as financial advisor to Viacom in connection with merger and acquisition transactions or similar matters, or $3.825 million in aggregate fees if including the advisory fee in connection with the sale of Viacom’s stake in Epix in May 2017. LionTree and its affiliates may also seek to provide such services to Viacom, CBS, and their respective controlled affiliates in the future and expect to receive fees for the rendering of these services. In the two years prior to the date of LionTree’s opinion, neither LionTree nor its affiliates have provided investment banking services to CBS or its controlled affiliates for which LionTree and its affiliates have received compensation. In the ordinary course of business, certain of LionTree’s employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of Viacom, CBS and NAI and, accordingly, may at any time hold a long or short position in such securities. The issuance of LionTree’s opinion was approved by an authorized committee of LionTree.

Opinion of Morgan Stanley

The Viacom special committee retained Morgan Stanley to provide it with financial advisory services and a fairness opinion in connection with a possible merger with CBS. The Viacom special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation. At a meeting of the Viacom special committee on August 13, 2019, Morgan Stanley rendered its oral opinion (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated August 13, 2019), that, as of August 13, 2019, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of Viacom Class A common stock and Viacom Class B common stock, taken in the aggregate, pursuant to the merger agreement, was fair from a financial point of view to such holders (other than the excluded parties).

The full text of the written opinion, dated August 13, 2019, of Morgan Stanley, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex L to this document. The following summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference. Morgan Stanley provided its opinion to the Viacom special committee (in its capacity as such) for the benefit and use of the Viacom special committee in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Morgan Stanley’s opinion does not in any manner address the prices at which the CBS common stock or the Viacom common stock will trade following the consummation of the merger, or at any time, as applicable. Morgan Stanley’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Viacom and CBS, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Viacom and CBS, respectively;

•	reviewed the Viacom management forecasts prepared by the management of Viacom, and approved for Morgan Stanley’s use by the Viacom special committee;

•	reviewed the CBS management forecasts prepared by the management of CBS, and approved for Morgan Stanley’s use by the Viacom special committee;

•	reviewed the analyst consensus estimates and other data relating to the business and financial prospects of Viacom and CBS, approved for Morgan Stanley’s use by the Viacom special committee;

•	reviewed the Viacom estimated synergies, prepared by the management of Viacom, and approved for Morgan Stanley’s use by the Viacom special committee;

•	discussed the past and current operations and financial condition and the prospects of Viacom, including the Viacom estimated synergies;

•	discussed the past and current operations and financial condition and the prospects of CBS, including the Viacom estimated synergies;

•	reviewed the pro forma impact of the merger on CBS’ earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Viacom common stock and CBS common stock;

•

compared the financial performance of Viacom and CBS and the prices and trading activity of the Viacom common stock and CBS common stock with that of certain other publicly-traded companies comparable with Viacom and CBS, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Viacom and CBS and their financial and legal advisors;

•	reviewed a draft of the merger agreement, dated August 13, 2019, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Viacom and CBS, and formed a substantial basis for its opinion. With respect to the Viacom management forecasts and the Viacom estimated synergies referred to above, Morgan Stanley assumed, with the consent of the Viacom special committee, that such forecasts and information were reasonably prepared in good faith as to the future financial performance of Viacom. With respect to the CBS management forecasts referred to above, Morgan Stanley assumed, with the consent of the Viacom special committee, that such forecasts were reasonably prepared in good faith as to the future financial performance of CBS. With respect to the analyst consensus estimates referred to above, Morgan Stanley assumed, with the consent of the Viacom special committee, that they were a reasonable basis upon which to evaluate the future performance of Viacom and CBS. Based on Morgan Stanley’s discussions with the Viacom special committee and at the direction of the Viacom special committee, Morgan Stanley used the Viacom management forecasts, the CBS management forecasts, the analyst consensus estimates and the Viacom estimated synergies for purposes of its analyses and its opinion. The Viacom special committee, following discussions with Viacom’s management, directed Morgan Stanley, for purposes of its financial analyses and opinions, to give more weight to the analyst consensus estimates referred to above than the Viacom management forecasts or CBS management forecasts referred to above (as discussed above in the section entitled “The Merger—Background of the Merger”). In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will have the tax consequences contemplated by the merger agreement. Morgan Stanley also assumed that the definitive merger agreement would not differ in any material respect from the last draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and it relied upon, without independent verification, the assessment of CBS and Viacom and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley has not been asked to, nor does it, offer any opinion with respect to any ongoing obligations of Viacom, CBS, or any of their respective affiliates (including any obligations with respect to governance or otherwise, contained in any agreement related to the merger or under applicable law).

Morgan Stanley expressed no opinion with respect to any allocation of the merger consideration (or any portion thereof) to be received by the holders of Viacom common stock, including the allocation of the merger consideration between the holders of Viacom Class A common stock and the holders of Viacom Class B common stock and the fairness of the merger consideration to be received by the holders of Viacom Class A common stock relative to the merger consideration to be received by the holders of Viacom Class B common stock. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Viacom’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Viacom Class A common stock or Viacom Class B common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Viacom or CBS, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after August 13, 2019 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Viacom.

In connection with the Viacom special committee’s review of the proposed merger, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s view of the actual value of Viacom or CBS. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of Viacom. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described in the section below captioned “—Summary of LionTree and Morgan Stanley Financial Analyses” solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to the holders of Viacom Class A common stock and Viacom Class B common stock, in the aggregate, and in connection with the delivery of its opinion to the Viacom special committee. These analyses do not purport to be appraisals or to reflect the prices at which Viacom or CBS common stock might actually trade. The merger consideration was determined through arm’s-length negotiations between Viacom and CBS and was approved by the board of directors of Viacom. Morgan Stanley provided advice to the Viacom special committee during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Viacom special committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Viacom special committee was one of many factors taken into consideration by the board of directors of Viacom in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described below should not be viewed as determinative of the view of the board of directors of Viacom with respect to the merger consideration or whether the board of directors of Viacom would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CBS, Viacom, NAI or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for its services, Viacom has agreed to pay Morgan Stanley a fee of $30 million in the aggregate, $2.5 million of which was payable upon the delivery of the fairness opinion, a portion of which was payable as a $250,000 per month retainer for a period of six months commencing on April 18, 2019, and the remainder of which is contingent upon the consummation of the merger. Viacom has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services. In addition, Viacom may pay Morgan Stanley an additional fee in the sole discretion of the Viacom special committee in connection with the consummation of the merger. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley has provided financial advisory and financing services for Viacom and financing services for CBS, for which it has received aggregate fees of approximately $1.25 million and $200,000, respectively. Morgan Stanley may also seek to provide financial advisory and financing services to Viacom and CBS and their respective controlled affiliates in the future and expects to receive fees for the rendering of these services. In addition, Viacom has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Summary of LionTree and Morgan Stanley Financial Analyses

The discussion set forth below in the sections entitled “—Viacom Financial Analyses” and “—CBS Financial Analyses” represents a brief summary of the material financial analyses presented by LionTree and Morgan Stanley to the Viacom special committee in connection with their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by LionTree and Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by LionTree or Morgan Stanley. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by LionTree or Morgan Stanley.

Viacom Financial Analyses

Selected Publicly Traded Companies Analysis. LionTree and Morgan Stanley reviewed publicly available financial and stock market information for Viacom, CBS and the following publicly traded companies, which LionTree and Morgan Stanley considered generally relevant as publicly traded companies with operations in the media and entertainment industry:

•	The Walt Disney Company

•	Lions Gate Entertainment Corp.

•	Fox Corporation

•	Discovery, Inc.

•	AMC Networks Inc.

LionTree and Morgan Stanley reviewed, among other information, (1) enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 12, 2019, plus debt, less cash, and adjusted for minority interest and non-core assets, as a multiple of calendar year 2019 forecasted earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA (excluding stock based compensation), and (2) closing stock prices of the selected publicly traded companies on August 12, 2019, as a multiple of calendar year 2019 forecasted earnings per share, commonly referred to as EPS. The EBITDA multiples and the EPS multiples observed for the selected publicly traded companies for calendar year 2019 ranged from 6.4x to 15.7x and 5.9x to 21.2x, respectively. LionTree and Morgan Stanley then applied selected ranges of calendar year 2019 EBITDA and EPS multiples of 6.50x to 7.75x, derived from the selected publicly traded companies, to Viacom’s calendar year 2019 estimated EBITDA and estimated EPS, based on Viacom analyst consensus estimates. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Viacom were based on the Viacom analyst consensus estimates, as directed for use by the Viacom special committee. This analysis indicated the following approximate implied per share equity value reference ranges for Viacom, rounded to the nearest $0.25:

Implied CY 2019E EBITDA Per Share Equity Value Reference Range for Viacom	Implied CY 2019E EPS Equity Value Reference Range for Viacom	Viacom Class B common stock Share Price at August 12, 2019
$29.25 – $38.50	$27.25 – $32.50	$28.53

No company used in this analysis is identical or directly comparable to Viacom. In evaluating comparable companies, LionTree and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Viacom, such as the impact of competition on the businesses of Viacom and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Viacom or the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Viacom was compared.

Discounted Equity Value Analyses. Morgan Stanley performed discounted equity value analyses, which are designed to provide insight into an estimate of the future value of a company’s equity as a function of such company’s estimated future earnings and a potential range of trading multiples.

For this analysis, Morgan Stanley calculated a future value range of implied equity values for Viacom as of September 30, 2020, and subsequently discounted such future value range to arrive at an illustrative present value range of implied equity values for Viacom as of June 30, 2019. To calculate such future value range, Morgan Stanley first used Viacom’s estimated EBITDA for the twelve months ended September 30, 2020, based on each of the Viacom analyst consensus estimates and Viacom management forecasts, and applied a range of EBITDA multiples between 6.5x and 7.75x, to arrive at a future value range of implied enterprise values for Viacom. Morgan Stanley then adjusted the future value range of implied enterprise values for Viacom by the estimated debt, cash, minority interest and non-core assets of Viacom, as of September 30, 2020, to arrive at a future value range of implied equity values for Viacom. To calculate the present value range of implied equity values for Viacom as of June 30, 2019, Morgan Stanley applied a discount rate of 8.0%, which discount rate was selected by Morgan Stanley based on Morgan Stanley’s estimate of Viacom’s cost of equity of 8.0%. Morgan Stanley selected such applications and assumptions based on its professional judgment.

This analysis indicated the following approximate implied per share equity value reference ranges for Viacom at June 30, 2019, in each case rounded to the nearest $0.25:

Source	Implied Per Share Equity Value of Viacom Common Stock	Viacom Class B common stock Share Price at August 12, 2019
Viacom Analyst Consensus Estimates	$29.50 – $37.50	$28.53
Viacom Management Forecasts	$31.50 – $40.25	$28.53

Discounted Cash Flow Analyses. LionTree and Morgan Stanley each performed discounted cash flow analyses, which are designed to provide an implied value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of such company. For such discounted cash flow analyses, LionTree and Morgan Stanley used the standalone unlevered, after-tax free cash flows that Viacom was forecasted to generate during Viacom’s fourth fiscal quarter of 2019 and fiscal years 2020 through 2022 based on the Viacom management forecasts and the Viacom analyst consensus estimates, as reflected below.

	Viacom Analyst Consensus Estimates				Viacom Management Forecasts
(in millions)	Q4 2019E	2020E	2021E	2022E	Q4 2019E	2020E	2021E	2022E
Unlevered Free Cash Flow(1)	$672	$1,733	$1,813	$1,906	$583	$1,818	$2,141	$2,616

(1)

Unlevered free cash flow is a non-GAAP financial measure and is calculated for purposes hereof as follows: EBITDA, less cash taxes, less capital expenditures, less increases in net working capital and plus decreases in net working capital. LionTree and Morgan Stanley calculated cash taxes using a 24% tax rate for the Viacom analyst consensus estimates and a 23.5% tax rate for the Viacom management forecasts.

Such unlevered free cash flow data was not prepared by Viacom management, or included in the Viacom management forecasts provided to LionTree and Morgan Stanley for purposes of their respective financial analyses, but was arithmetically derived using the Viacom analyst consensus estimates and the Viacom management forecasts, in each case approved for LionTree’s and Morgan Stanley’s use by the Viacom special committee. Nevertheless, unlevered free cash flow data is being presented in the tables relating to the Viacom management forecasts above in order to provide a more complete understanding of the data utilized by LionTree and Morgan Stanley, respectively, in conducting their respective financial analyses.

LionTree and Morgan Stanley calculated terminal values for Viacom by applying terminal EBITDA multiples ranging from 6.5x to 7.5x to Viacom’s fiscal year 2022 estimated EBITDA under the Viacom analyst consensus estimates and 7.0x to 8.0x to Viacom’s fiscal year 2022 estimated EBITDA under the Viacom management forecasts. The cash flows and terminal values were then discounted to present value as of June 30, 2019 using discount rates ranging from 6.25% to 7.25% by LionTree and 5.50% to 6.75% by Morgan Stanley, which were based on estimates of Viacom’s weighted average cost of capital by LionTree and Morgan Stanley, respectively. LionTree and Morgan Stanley then adjusted the present value of cash flows and terminal values for Viacom by the debt, cash, minority interests and non-core assets of Viacom. This analysis indicated the following approximate implied per share equity value reference ranges for Viacom, rounded to the nearest $0.25:

Source	Implied Per Share Equity Value Reference Range for Viacom (LionTree)	Implied Per Share Equity Value Reference Range for Viacom (Morgan Stanley)	Viacom Class B common stock Share Price at August 12, 2019
Viacom Analyst Consensus Estimates	$33.25 – $40.75	$34.00 – $41.75	$28.53
Viacom Management Forecasts	$52.25 – $62.25	$53.25 – $64.00	$28.53

CBS Financial Analyses

Selected Publicly Traded Companies Analysis. LionTree and Morgan Stanley reviewed publicly available financial and stock market information for Viacom, CBS and the following publicly traded companies, which LionTree and Morgan Stanley considered generally relevant as publicly traded companies with operations in the media and entertainment industry:

•	The Walt Disney Company

•	Lions Gate Entertainment Corp.

•	Fox Corporation

•	Discovery, Inc.

•	AMC Networks Inc.

LionTree and Morgan Stanley reviewed, among other information, (1) enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 12, 2019, plus debt, less cash, and adjusted for minority interest and non-core assets, as a multiple of calendar year 2019 forecasted EBITDA (excluding stock based compensation), and (2) closing stock prices of the selected publicly traded companies on August 12, 2019, as a multiple of calendar year 2019 forecasted EPS. The EBITDA multiples and the EPS multiples observed for the selected publicly traded companies for calendar year 2019 ranged from 6.4x to 15.7x and 5.9x to 21.2x, respectively. LionTree and Morgan Stanley then applied selected ranges of calendar year 2019 EBITDA multiples of 8.0x to 9.0x and EPS multiples of 9.0x to 11.0x, derived from the selected publicly traded companies, to CBS’ calendar year 2019 estimated EBITDA and estimated EPS, based on CBS analyst consensus estimates. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of CBS were based on the CBS analyst consensus estimates, as directed for use by the Viacom special committee. This analysis indicated the following approximate implied per share equity value reference ranges for CBS, rounded to the nearest $0.25:

Implied CY 2019E EBITDA Per Share Equity Value Reference Range for CBS	Implied CY 2019E EPS Equity Value Reference Range for CBS	CBS Class B common stock Share Price at August 12, 2019
$48.00 – $56.75	$50.25 – $61.25	$48.04

No company used in this analysis is identical or directly comparable to CBS. In evaluating comparable companies, LionTree and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CBS, such as the impact of competition on the businesses of CBS and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of CBS or the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which CBS was compared.

Discounted Equity Value Analyses. Morgan Stanley performed discounted equity value analyses, which are designed to provide insight into an estimate of the future value of a company’s equity as a function of such company’s estimated future earnings and a potential range of trading multiples.

For this analysis, Morgan Stanley calculated a future value range of implied equity values for CBS as of December 31, 2020, and subsequently discounted such future value range to arrive at an illustrative present value range of implied equity values for CBS as of June 30, 2019. To calculate such future value range, Morgan Stanley first used CBS’ estimated EBITDA for the twelve months ended December 31, 2020, based on each of the CBS analyst consensus estimates and CBS management forecasts, and applied a range of EBITDA multiples between 8.0x and 9.0x, to arrive at a future value range of implied enterprise values for CBS. Morgan Stanley then adjusted the future value range of implied enterprise values for CBS by the estimated debt, cash, minority interest and non-core assets of CBS, as of December 31, 2020, to arrive at a future value range of implied equity values for CBS. To calculate the present value range of implied equity values for CBS as of June 30, 2019, Morgan Stanley applied a discount rate of 7.55%, which discount rate was selected by Morgan Stanley based on Morgan Stanley’s estimate of CBS’ cost of equity of 7.55%. Morgan Stanley selected such applications and assumptions based on its professional judgment.

This analysis indicated the following approximate implied per share equity value reference ranges for CBS at June 30, 2019, in each case rounded to the nearest $0.25:

Source	Implied Per Share Equity Value of CBS Common Stock	CBS Class B common stock Share Price at August 12, 2019
CBS Analyst Consensus Estimates	$55.00 – $63.75	$48.04
CBS Management Forecasts	$43.50 – $51.50	$48.04

Discounted Cash Flow Analyses. LionTree and Morgan Stanley each performed discounted cash flow analyses, which are designed to provide an implied value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of such company. For such discounted cash flow analyses, LionTree and Morgan Stanley used the standalone unlevered, after-tax free cash flows that CBS was forecasted to generate during CBS’ last two quarters of fiscal year 2019 and fiscal years 2020 through 2023 based on the CBS management forecasts and the CBS analyst consensus estimates, as reflected below.

(in millions)	CBS Analyst Consensus Estimates					CBS Management Forecasts
	Q3 & Q4 2019E	2020E	2021E	2022E	2023E	Q3 & Q4 2019E	2020E	2021E	2022E	2023E
Unlevered Free Cash Flow(1)	$881	$1,723	$1,763	$1,995	$2,041	$354	$833	$1,073	$1,580	$1,991

(1)

Unlevered free cash flow is a non-GAAP financial measure and is calculated for purposes hereof as follows: EBITDA, less cash taxes, less capital expenditures, less increases in net working capital and plus decreases in net working capital. LionTree and Morgan Stanley calculated cash taxes using a 22.5% tax rate for the CBS analyst consensus estimates and a 20.7% tax rate for the CBS management forecasts.

Such unlevered free cash flow data was not prepared by CBS management, or included in the CBS management forecasts provided to LionTree and Morgan Stanley for purposes of their respective financial analyses, but was arithmetically derived using the CBS analyst consensus estimates and the CBS management forecasts, in each case approved for LionTree’s and Morgan Stanley’s use by the Viacom special committee. Nevertheless, unlevered free cash flow data is being presented in the tables relating to the CBS management forecasts above in order to provide a more complete understanding of the data utilized by LionTree and Morgan Stanley, respectively, in conducting their respective financial analyses.

LionTree and Morgan Stanley calculated terminal values for CBS by applying terminal EBITDA multiples ranging from 8.0x to 9.0x to CBS’ fiscal year 2023 estimated EBITDA under the CBS analyst consensus estimates and 8.5x to 9.5x to CBS’ fiscal year 2023 estimated EBITDA under the CBS management forecasts. The cash flows and terminal values were then discounted to present value as of June 30, 2019 using discount rates ranging from 6.25% to 7.25% by LionTree and 5.50% to 6.75% by Morgan Stanley, which were based on estimates of CBS’ weighted average cost of capital by LionTree and Morgan Stanley, respectively. LionTree and Morgan Stanley then adjusted the present value of cash flows and terminal values for CBS by the debt, cash, minority interests and non-core assets of CBS. This analysis indicated the following approximate implied per share equity value reference ranges for CBS, rounded to the nearest $0.25:

Source	Implied Per Share Equity Value Reference Range for CBS (LionTree)	Implied Per Share Equity Value Reference Range for CBS (Morgan Stanley)	CBS Class B common stock Share Price at August 12, 2019
CBS Analyst Consensus Estimates	$57.50 – $68.50	$59.00 – $71.25	$48.04
CBS Management Forecasts	$61.50 – $73.75	$63.25 – $76.50	$48.04

Relative Valuation Exchange Ratio Analyses

Selected Publicly Traded Companies Analysis. LionTree and Morgan Stanley compared the results for Viacom and CBS with respect to the EBITDA and EPS multiples in “—Viacom Financial Analyses—Selected Publicly Traded Companies Analysis” and “—CBS Financial Analyses—Selected Publicly Traded Companies Analysis” described above to determine a range of exchange ratios implied by the public trading multiples analyses. Specifically, LionTree and Morgan Stanley compared (i) the lowest equity value per share for Viacom to the highest equity value per share for CBS, and (ii) the highest equity value per share for Viacom to the lowest equity value per share for CBS, to derive the range of exchange ratios implied by the public trading multiples analyses. The analysis resulted in a range of implied exchange ratios of (a) 0.5158x to 0.8021x based on estimated calendar year 2019 EBITDA and (b) 0.4465x to 0.6507x based on estimated calendar year 2019 EPS, in each case under the analyst consensus estimates, as compared to the exchange ratio of 0.59625x.

Discounted Equity Value Analyses. Morgan Stanley compared the results for Viacom and CBS with respect to the discounted equity value analyses in “—Viacom Financial Analyses—Discounted Equity Value Analyses” and “—CBS Financial Analyses—Discounted Equity Value Analyses” described above to determine a range of implied exchange ratios. Specifically, Morgan Stanley compared (i) the lowest equity value per share for Viacom to the highest equity value per share for CBS, and (ii) the highest equity value per share for Viacom to the lowest equity value per share for CBS, to derive the range of exchange ratios implied by the discounted equity value analyses. The analysis resulted in a range of implied exchange ratios of (a) 0.4612x to 0.6818x when comparing the CBS analyst consensus estimates to the Viacom analyst consensus estimates, and (b) 0.6116x to 0.9305x when comparing the CBS management forecasts to the Viacom management forecasts, as compared to the exchange ratio of 0.59625x.

Discounted Cash Flow Analyses. LionTree and Morgan Stanley compared the results for Viacom and CBS with respect to the discounted cash flow analyses in “—Viacom Financial Analyses—Discounted Cash Flow Analyses” and “—CBS Financial Analyses—Discounted Cash Flow Analyses” described above to determine a range of implied exchange ratios. Specifically, LionTree and Morgan Stanley compared (i) the lowest equity value per share for Viacom to the highest equity value per share for CBS, and (ii) the highest equity value per share for Viacom to the lowest equity value per share for CBS, to derive the range of exchange ratios implied by the discounted cash flow analyses. The analysis resulted in a range of implied exchange ratios of (a) 0.4768x to 0.7088x when comparing the CBS analyst consensus estimates to the Viacom analyst consensus estimates by Morgan Stanley, (b) 0.4851x to 0.7067x when comparing the CBS analyst consensus estimates to the Viacom analyst consensus estimates by LionTree, (c) 0.6954x to 1.0112x when comparing the CBS management forecasts to the Viacom management forecasts by Morgan Stanley and (d) 0.7100x to 1.0114x when comparing the CBS management forecasts to the Viacom management forecasts by LionTree, as compared to the exchange ratio of 0.59625x.

Pro Forma DCF Accretion/Dilution Analysis. LionTree performed discounted cash flow accretion/dilution analyses by comparing the standalone implied per share equity reference range of the Viacom Class B common stock based on LionTree’s Viacom discounted cash flow analyses, as discussed above in “—Viacom Financial Analyses—Discounted Cash Flow Analyses,” to the implied per share equity reference range for a share of

Viacom Class B common stock derived from the pro forma discounted cash flow analysis of the combined company. To calculate such pro forma discounted cash flow analysis, LionTree first combined the standalone discounted cash flow values of each of Viacom, CBS and the Viacom estimated synergies to arrive at a pro forma enterprise value for the combined company. LionTree then adjusted the pro forma enterprise value for the combined company by the pro forma debt and pro forma cash of the combined company and the combined company’s pro forma equity in affiliates and minority interests to arrive at an implied equity value per share of Viacom Class B common stock. The analysis indicated approximate accretion/dilution that could potentially result from the transaction ranging from (a) 14.5% to 41.3% when comparing the CBS analyst consensus estimates to the Viacom analyst consensus estimates and (b) (9.4%) to 7.8% when comparing the CBS management forecasts to the Viacom management forecasts, in each case, assuming (i) $500 million of cost synergies for the low end of the range, as estimated by Viacom and CBS management, and $1,475 million of cost and revenue synergies for the high end of the range, as estimated by Viacom management, (ii) a 6.75% weighted average cost of capital, (iii) terminal EBITDA multiples ranging from 8.5x to 9.0x for CBS and from 7.0x to 7.5x for Viacom and (iv) a 0% perpetuity growth rate for synergies.

Other Factors

In rendering their opinions, LionTree and Morgan Stanley also noted certain additional factors that were not considered part of LionTree’s and Morgan Stanley’s material financial analyses with respect to their respective opinions but were referenced for informational purposes, including, among other things, the following:

•

a research-based sum of the parts valuations for each of Viacom and CBS applying forward multiples to 2019 calendar year EBITDA by business segment as reflected in the Viacom management forecasts and the CBS management forecasts, respectively, which indicated an implied range of exchange ratios of 0.4871x to 0.7701x, as compared to the exchange ratio of 0.59625x;

•

a review of historical enterprise values of each of Viacom and CBS, as multiples of the next twelve month (or NTM) EBITDA, during the 12 month period ended August 12, 2019, which NTM EBITDA multiples were then applied to analyst consensus estimates of NTM EBITDA for Viacom and CBS, which indicated an implied range of exchange ratios of 0.4269x to 0.8357x, as compared to the exchange ratio of 0.59625x;

•

a review of historical closing stock prices of each of Viacom and CBS, as multiples of NTM EPS, during the 12 month period ended August 12, 2019, which NTM EPS multiples were then applied to analyst consensus estimates of NTM EPS for Viacom and CBS, which indicated an implied range of exchange ratios of 0.3933x to 0.7512x, as compared to the exchange ratio of 0.59625x;

•

a review of a range of publicly available research analysts’ one year forward price targets for each of Viacom and CBS, discounted to August 12, 2019 at LionTree’s and Morgan Stanley’s estimates of Viacom’s and CBS’ cost of equity described above, which indicated an implied range of exchange ratios of 0.4206x to 0.7888x and 0.4210x to 0.7895x for LionTree and Morgan Stanley, respectively, as compared to the exchange ratio of 0.59625x;

•

a review of historical trading prices of each of the Viacom Class B common stock and CBS Class B common stock during the three-month and the twelve-month periods ended August 12, 2019, which indicated an implied range of exchange ratios of 0.5186x to 0.6792x and 0.4332x to 0.8056x, respectively, as compared to the exchange ratio of 0.59625x; and

•

a review of the potential pro forma financial effect of the merger on future share price of the combined company, both at a blended multiple and at CBS’ current multiple, in each case assuming $500 million of cost synergies, as estimated by Viacom and CBS management, which indicated that the merger could be accretive to the combined company’s future share price for calendar years 2020 through 2021 based on the Viacom analyst consensus estimates and the CBS analyst consensus estimates and for calendar years 2020 through 2021 based on the Viacom management forecasts and the CBS management forecasts at CBS’ current multiple. The actual results achieved by the combined company may vary from projected results and the variations may be material.

In rendering its opinion, LionTree also noted certain other factors, in addition to the factors described above, that were not considered part of LionTree’s material financial analyses with respect to its opinion but were referenced for informational purposes, including:

•

Discounted Equity Value Analyses. LionTree performed discounted equity value analyses, which are designed to provide insight into an estimate of the future value of a company’s equity as a function of such company’s estimated future earnings and a potential range of trading multiples. LionTree performed this analysis for each of CBS and Viacom and on a relative exchange ratio basis.

For Viacom, LionTree calculated a future value range of implied equity values for Viacom as of September 30, 2020, and subsequently discounted such future value range to arrive at an illustrative present value range of implied equity values for Viacom as of June 30, 2019. To calculate such future value range, LionTree first used Viacom’s estimated EBITDA for the twelve months ended September 30, 2020, based on each of the Viacom analyst consensus estimates and Viacom management forecasts, and applied a range of EBITDA multiples between 6.5x and 7.75x, to arrive at a future value range of implied enterprise values for Viacom. LionTree then adjusted the future value range of implied enterprise values for Viacom by the estimated debt, cash, minority interest and non-core assets of Viacom, as of September 30, 2020, to arrive at a future value range of implied equity values for Viacom. To calculate the present value range of implied equity values for Viacom as of June 30, 2019, LionTree applied a discount rate of 9.0%, which discount rate was selected by LionTree based on LionTree’s estimate of Viacom’s cost of equity of 9.0%. LionTree selected such applications and assumptions based on its professional judgment. This analysis indicated the following approximate implied per share equity value reference ranges for Viacom at June 30, 2019, in each case rounded to the nearest $0.25:

Source	Implied Per Value Share of Viacom Common Stock
Viacom Analyst Consensus Estimates	$29.00 – $37.00
Viacom Management Forecasts	$31.25 – $40.00

For CBS, LionTree calculated a future value range of implied equity values for CBS as of December 31, 2020, and subsequently discounted such future value range to arrive at an illustrative present value range of implied equity values for CBS as of June 30, 2019. To calculate such future value range, LionTree first used CBS’ estimated EBITDA for the twelve months ended December 31, 2020, based on each of the CBS analyst consensus estimates and CBS management forecasts, and applied a range of EBITDA multiples between 8.0x and 9.0x, to arrive at a future value range of implied enterprise values for CBS. LionTree then adjusted the future value range of implied enterprise values for CBS by the estimated debt, cash, minority interest and non-core assets of CBS, as of December 31, 2020, to arrive at a future value range of implied equity values for CBS. To calculate the present value range of implied equity values for CBS as of June 30, 2019, LionTree applied a discount rate of 8.50%, which discount rate was selected by LionTree based on LionTree’s estimate of CBS’ cost of equity of 8.50%. LionTree selected such applications and assumptions based on its professional judgment. This analysis indicated the following approximate implied per share equity value reference ranges for CBS at June 30, 2019, in each case rounded to the nearest $0.25:

Source	Implied Per Value Share of CBS Common Stock
CBS Analyst Consensus Estimates	$54.25 – $63.00
CBS Management Forecasts	$42.75 – $51.00

LionTree then compared the results for Viacom and CBS with respect to the discounted equity value analyses described above to determine a range of implied exchange ratios. Specifically, LionTree compared (i) the lowest equity value per share for Viacom to the highest equity value per share for CBS, and (ii) the highest equity value per share for Viacom to the lowest equity value per share for CBS, to derive the range of exchange ratios implied by the discounted equity value analyses. The analysis resulted in a range of implied exchange ratios of (a) 0.4617x to 0.6825x when comparing the CBS analyst consensus estimates to the Viacom analyst consensus estimates, and (b) 0.6122x to 0.9315x when comparing the CBS management forecasts to the Viacom management forecasts, in each case, as compared to the exchange ratio.

Interests of CBS’ Executive Officers and Directors in the Merger

The executive officers and directors of CBS have interests in the merger that are different from, or in addition to, the interests of CBS stockholders generally. The CBS special committee and the members of the CBS board of directors that recommended that CBS stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the CBS board of directors’ recommendation that CBS stockholders entitled to vote adopt the merger agreement and approve the merger. Holders of CBS Class A common stock should take these and other potential interests into account in deciding whether to deliver a written consent “FOR” the CBS proposals. The interests of each person who has served as an executive officer or non-employee director of CBS since January 1, 2018 are described in more detail below.

Treatment of CBS Equity Awards

At the effective time, each CBS equity award that is outstanding immediately prior to the effective time, including those granted to an executive officer, will continue to remain outstanding as a stock-based award of ViacomCBS (see the section entitled “The Merger Agreement—Treatment of Equity Awards”), except that the number of underlying shares subject to a ViacomCBS PSU award will be determined based on actual performance, if the applicable performance period has been completed prior to the effective time, or target performance, if the applicable performance period has not yet been completed prior to the effective time. Additionally, awards held by certain executive officers may vest as described under the sections entitled “—CBS Senior Executive Retention Plan” and “—The New Ianniello Agreement.”

Each non-employee member of the CBS board of directors holds CBS RSU awards. Each outstanding CBS RSU award held by a non-employee director of CBS who does not serve as a member of the ViacomCBS board of directors immediately following the closing will be accelerated immediately prior to the effective time.

For more information on equity holdings of CBS’ executive officers and directors, see the section entitled “CBS Solicitation of Written Consents—Share Ownership of and Voting by CBS Executive Officers and Directors.”

CBS Senior Executive Retention Plan

The CBS Senior Executive Retention Plan (which we refer to as the “CBS retention plan”) became effective concurrently with the execution of the merger agreement on August 13, 2019. All of the current CBS executive officers other than Mr. Ianniello are participants in the CBS retention plan.

Pursuant to the CBS retention plan, each participating executive officer is entitled to receive certain severance payments and benefits upon a “qualifying termination of employment,” which includes a termination of employment by CBS without cause (as defined in the participating executive officer’s employment agreement), a resignation for good reason (as defined in the participating executive officer’s employment agreement), or a non-renewal by CBS following the expiration of the term of the participating executive officer’s employment agreement under circumstances that would entitle such participating executive officer to the payment of severance benefits during the CBS retention plan term (as defined below). Upon a qualifying termination of employment during the CBS retention plan term, each participating executive officer is entitled to:

•	a cash severance payment equal to three times the sum of (1) the participating executive officer’s base salary (ignoring any reduction that would constitute good reason) and (2) the higher of (i) the participating executive officer’s average bonus for fiscal years 2016, 2017 and 2018 and (ii) the participating executive officer’s then-current target bonus (ignoring any reduction that would constitute good reason);

•	a prorated annual bonus for the year of such qualifying termination of employment, based on target bonus level;

•	continued health and welfare coverage for three years under the CBS health plans (including, if applicable, the CBS retiree health plan) at no cost to the participating executive officer;

•	12 months of executive-level outplacement services;

•

full vesting of all outstanding equity awards (to the extent vesting of an outstanding equity award is based on performance, based on target performance) with outstanding stock options remaining exercisable for three years following the termination of employment or, if greater, the period provided for in the award agreement evidencing the grant, but in no event beyond the original expiration date of the stock option; and

•	a waiver of the non-competition covenant and mitigation provisions under the participating executive officer’s employment agreement with CBS.

All payments and benefits under the CBS retention plan are subject to the participating executive officer’s execution and non-revocation of a general waiver and release of claims, and will supersede any other severance benefits that the participating executive officer may otherwise be eligible to receive to the extent the payments and benefits provided under the CBS retention plan are, in the aggregate, more valuable than the severance benefits provided under any other agreement or arrangement that a participating executive officer may otherwise be eligible to receive. In the event that any payments under the CBS retention plan would become non-deductible to ViacomCBS under Section 280G of the Code or would subject the participating executive officer to the excise tax under Section 4999 of the Code, the amounts payable under the CBS retention plan to the participating executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.

The CBS retention plan became effective on August 13, 2019, concurrently with the execution of the merger agreement, and will continue until the earliest of the second anniversary of the closing, the date that the merger agreement is terminated and the date CBS publicly states that the merger has been abandoned (which we refer to as the “CBS retention plan term”).

See the section entitled “—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger” for the estimated amount of benefits that each of CBS’ eligible named executive officers would receive under the CBS retention plan upon a qualifying termination of employment on or following the closing.

Ianniello Amendment

On August 13, 2019, concurrently with the execution of the merger agreement, CBS entered into a letter agreement with Mr. Ianniello, President and Acting Chief Executive Officer of CBS (which we refer to as the “Ianniello amendment”), which amends Mr. Ianniello’s prior employment agreement dated July 1, 2017, as amended by the letter agreements dated September 9, 2018 and April 23, 2019 (which we refer to, collectively, as the “existing Ianniello agreement”).

•

Term. The Ianniello amendment extends the term of Mr. Ianniello’s employment as CBS’ President and Acting Chief Executive Officer from December 31, 2019 to the earlier of (1) February 1, 2020 and (2) at the election of CBS, the termination of the merger agreement, but not earlier than December 31, 2019. CBS may elect to extend the term for successive 30-day periods after February 1, 2020, but in no event beyond May 13, 2020, by providing notice to Mr. Ianniello at least 30 days prior to the then-current expiration date and paying a $1,000,000 monthly extension fee to Mr. Ianniello.

•

New Ianniello Agreement. The Ianniello amendment also provides that Mr. Ianniello will execute a new employment agreement, to be effective as of the closing (which we refer to as the “new Ianniello agreement”) reflecting the terms of Mr. Ianniello’s employment with ViacomCBS as Chairman and Chief Executive Officer of the CBS business (as further discussed below). The new Ianniello agreement also eliminates his post-termination consulting obligations to CBS under the existing Ianniello agreement.

•

Equity Awards. In addition to continued compensation and benefits under the existing Ianniello agreement, as an inducement for Mr. Ianniello to enter into the Ianniello amendment and to further align his interests with those of CBS’ and ViacomCBS’ stockholders, he was awarded a one-time grant of 450,000 CBS RSU awards as of the execution of the Ianniello amendment (which we refer to as the “merger RSU award”) in lieu of any additional equity awards under the Ianniello amendment and the new Ianniello agreement. The merger RSU award will vest (1) as to one-fifth of the CBS RSU awards subject to the merger RSU award, on the three-month anniversary of the closing and (2) as to the remaining four-fifths of the CBS RSU awards subject to the merger RSU award, ratably (on a daily basis) over the succeeding 12 months thereafter, generally subject to Mr. Ianniello’s continued employment through each such vesting date.

•

Other Payments. Upon entry into the new Ianniello agreement at closing, Mr. Ianniello will be entitled to receive certain payments and benefits that would otherwise be payable under the existing Ianniello agreement upon a termination of his employment by CBS without “cause” or by Mr. Ianniello for “good reason” (each, as defined in the existing Ianniello agreement) (which we refer to as the “deemed termination payments”). Any of such payments delayed for compliance with Section 409A of the Code will be placed in a rabbi trust. Under the terms of the Ianniello amendment, if Mr. Ianniello’s employment is terminated prior to the closing for any reason (including upon expiration of the term) other than a termination of his employment by CBS for “cause” or his voluntary resignation without “good reason” prior to February 1, 2020 (or such extended date as may be elected by CBS pursuant to the election described above), Mr. Ianniello will be entitled to receive the deemed termination payments, acceleration of the merger RSU award, and without duplication of the deemed termination payments, continuation of certain medical, dental, retirement and life insurance benefits, 12 months of executive-level outplacement services, and two years of certain office support and security services in accordance with the terms of the existing Ianniello agreement. Mr. Ianniello’s severance payment will be increased under the Ianniello amendment to include a lump-sum payment of all unpaid salary and bonus amounts that he would have received under the new Ianniello agreement had he remained employed until the 15-month anniversary of the closing.

Mr. Ianniello’s receipt of the termination payments, including the deemed termination payments, is subject to Mr. Ianniello’s execution and non-revocation of a waiver and general release of claims.

The New Ianniello Agreement

As contemplated by the Ianniello amendment, provided that Mr. Ianniello remains employed by CBS through the closing, Mr. Ianniello and ViacomCBS will enter into the new Ianniello agreement, pursuant to which ViacomCBS will employ him as Chairman and Chief Executive Officer of the CBS business of ViacomCBS. The new Ianniello agreement provides for a fixed term commencing as of the closing and ending on the 15-month anniversary thereof, unless terminated earlier. Mr. Ianniello will continue to be responsible for most of the business units and divisions he was responsible for immediately prior to the closing and he will report to the President and Chief Executive Officer of ViacomCBS; provided, however, that the ViacomCBS board of directors, by the Requisite Approval, will have exclusive authority to remove Mr. Ianniello from his position or modify his duties, authority or responsibilities, subject to Mr. Ianniello’s rights upon termination as described below.

•	Cash Compensation. Mr. Ianniello’s cash compensation will remain unchanged from the cash compensation provided to him under the existing Ianniello agreement.

•	Equity Awards. Other than the merger RSU award, Mr. Ianniello will not be eligible to receive any other equity-based awards under the Ianniello amendment and the new Ianniello agreement.

•

Severance. Upon any termination of employment under the new Ianniello agreement (including upon expiration of the term), Mr. Ianniello will be entitled to receive a prorated target bonus for the year of termination, up to 36 months of health and welfare benefits and 24 months of office and administrative support and security services consistent with the existing Ianniello agreement. In addition, upon a termination by ViacomCBS without “cause” or if he resigns his employment for “good reason” (each as defined in the new Ianniello agreement), Mr. Ianniello will also be entitled to receive certain severance payments and benefits, including a lump-sum payment of all unpaid salary and bonus amounts that he would have received had he remained employed through the end of the term and acceleration of his unvested equity-based awards (with performance-based awards vesting at target).

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Restrictive Covenants. Mr. Ianniello and ViacomCBS will continue to be subject to certain restrictive covenants, including in the case of Mr. Ianniello, those restricting solicitation of employees, and protecting confidential information and ViacomCBS’ ownership of work product, during the term and in certain cases for specified periods following termination of employment. In the event of breach of any such provisions by either party, the new Ianniello agreement provides the other party equitable relief, including injunctive relief, and other legal remedies.

Mr. Ianniello’s receipt of the termination payments in each of the circumstances described above is subject to Mr.  Ianniello’s execution and non-revocation of a waiver and general release of claims.

The New Spade Agreement

On August 13, 2019, concurrently with the execution of the merger agreement, CBS entered into a new employment agreement with Ms. Spade (which we refer to as the “new Spade agreement”), which provides that Ms. Spade will serve as Executive Vice President, Chief Financial Officer of ViacomCBS. The term of the new Spade agreement commences as of the effective time and will expire on the 24-month anniversary of the closing, subject to earlier termination in accordance with the terms of the new Spade agreement.

•	Base Salary. Ms. Spade’s base salary will be $1,400,000 per year.

•

Annual Cash Bonus. Ms. Spade’s target annual cash bonus for each calendar year will be 200% of her base salary as in effect on November 1st of the calendar year, or the last day of Ms. Spade’s employment, if earlier.

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Annual Equity Awards. Beginning with the annual grant made for fiscal year 2020, Ms. Spade will be eligible to receive annual awards under the long-term incentive plan, as determined by the Compensation Committee of the ViacomCBS board of directors, with a target value equal to $3,400,000. While the new Spade agreement is not generally effective until the closing date, the new target value for Ms. Spade’s annual grant for fiscal year 2020 became effective on August 13, 2019 (subject to automatic reduction to the target value under Ms. Spade’s prior agreement if the merger does not close by December 31, 2020).

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Severance. In the event that Ms. Spade experiences a qualifying termination of employment (as defined under the section entitled “—CBS Senior Executive Retention Plan”) during or at the end of the term, pursuant to the terms of the CBS retention plan, she will receive the payments and benefits owed to her as a participant in the CBS retention plan and described under such section. Ms. Spade’s receipt of the severance payments and benefits is subject to Ms. Spade’s execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Ms. Spade and ViacomCBS will continue to be subject to certain restrictive covenants, including in the case of Ms. Spade, those restricting solicitation of employees, noncompetition, and protecting confidential information and ViacomCBS’ ownership of work product, during the term and for specified periods following termination of employment; provided, however, the 12-month post-termination non-compete shall only apply to the extent Ms. Spade is terminated for “cause” or resigns without “good reason” (each as defined in the new Spade agreement). In the event of breach of any such provisions by either party, the new Spade agreement provides the other party equitable relief, including injunctive relief, and other legal remedies.

Ms. Spade’s salary may be increased from time to time in ViacomCBS’ discretion. Ms. Spade will be eligible to participate in arrangements for health, insurance and retirement benefits available to other senior executives of ViacomCBS.

The New Franco Agreement

On August 13, 2019, concurrently with the execution of the merger agreement, CBS entered into a new employment agreement with Ms. Laura Franco (which we refer to as the “new Franco agreement”), which provides that Ms. Franco will serve as Executive Vice President, General Counsel of the CBS business of ViacomCBS. The term of the new Franco agreement commences as of the effective time and will expire on the 24-month anniversary of the closing, subject to earlier termination in accordance with the terms of the new Franco agreement.

•	Base Salary. Ms. Franco’s base salary will be $1,100,000 per year.

•

Annual Cash Bonus. Ms. Franco’s target annual cash bonus for each calendar year will be 100% of her base salary as in effect on November 1st of the calendar year, or the last day of Ms. Franco’s employment, if earlier.

•

Annual Equity Awards. Beginning with the annual grant made for fiscal year 2020, Ms. Franco will be eligible to receive annual awards under the long-term incentive plan, as determined by the Compensation Committee of the ViacomCBS board of directors, with a target value equal to $1,800,000. While the new Franco agreement is not generally effective until the closing date, the new target value for Ms. Franco’s annual grant for fiscal year 2020 became effective on August 13, 2019 (subject to automatic reduction to the target value under Ms. Franco’s prior agreement if the merger does not close by December 31, 2020).

•

Severance. Upon any termination of Ms. Franco’s employment during or at the end of the term, Ms. Franco will receive the same payments and benefits that would have been owed to her as if she had incurred a qualifying termination of employment (as defined under the section entitled “—CBS Senior Executive Retention Plan”), except that in the case of her termination for “cause” or resignation without “good reason” (in each case as defined under the new Franco agreement) prior to the 10-month anniversary of the closing, Ms. Franco’s award under the long-term incentive plan for fiscal year 2020 would be forfeited. Ms. Franco’s receipt of the severance payments and benefits is subject to Ms. Franco’s execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Ms. Franco and ViacomCBS will continue to be subject to certain restrictive covenants, including in the case of Ms. Franco those restricting solicitation of employees, noncompetition and protecting confidential information and ViacomCBS’ ownership of work product, during the term and, except for the non-compete, for specified periods following termination of employment.

Ms. Franco’s salary may be increased from time to time in ViacomCBS’ discretion. Ms. Franco will be eligible to participate in arrangements for health, insurance and retirement benefits available to other senior executives of ViacomCBS.

Benefit Arrangements with ViacomCBS

See the section entitled “The Merger Agreement—Covenants of the Parties—Employee Benefits,” for a summary of certain post-closing covenants related to the employee benefit arrangements.

Membership of the ViacomCBS Board of Directors

At the closing, the ViacomCBS board of directors will consist of 13 directors, including six CBS designees, who will be Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Susan Schuman and Frederick O. Terrell.

Indemnification and Insurance

ViacomCBS has agreed to indemnify, to the fullest extent permitted by law, any person who is, or has been at any time prior to the effective time, an officer or director of CBS or Viacom or any of their respective subsidiaries and certain other persons in connection with any proceeding based on or arising out of the fact that such indemnified person serves or served in such capacity, whether pertaining to any matter arising before or after the effective time and whether asserted or claimed prior to, at or after the effective time. See the section entitled “The Merger Agreement—Covenants of the Parties—Indemnification and Insurance” for a more detailed description of these interests.

Shari E. Redstone

Ms. Redstone, the non-executive Vice Chair of the CBS board of directors, is also the non-executive Vice Chair of the Viacom board of directors. Ms. Redstone owns 20% of the voting and non-voting interests of NAI through a trust she controls and therefore has a minority indirect beneficial interest in the CBS and Viacom shares owned by the NAI Parties, and Ms. Redstone is a future trustee of, and has certain beneficial interests in, the SMR Trust, which owns 80% of the voting and non-voting interests of NAI. As of August 13, 2019, the NAI Parties beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding, 6.0% of the shares of CBS Class B common stock outstanding, 79.8% of the shares of Viacom Class A common stock outstanding and 0.1% of the shares of Viacom Class B common stock outstanding. In addition, as of August 13, 2019, Ms. Redstone, in her individual capacity, beneficially owned less than 1% of the outstanding shares of each of CBS Class A common stock and CBS Class B common stock and beneficially owned less than 1% of the outstanding shares of each of Viacom Class A common stock and Viacom Class B common stock.

Concurrently with the execution of the merger agreement, the NAI Parties entered into the Support Agreement and the NAI Parties and certain other persons affiliated or associated with NAI, including Ms. Redstone, entered into the Governance Agreement and the Amendment to Settlement Agreement. See the section entitled “Support Agreement” for a more detailed description of the Support Agreement, the section entitled “Governance Agreement” for a more detailed description of the Governance Agreement and the section entitled “Amendment to Settlement Agreement” for a more detailed description of the Amendment to Settlement Agreement.

Ms. Redstone delivered a waiver of notice prior to, was not present at, and recused herself from the vote taken at, the meeting of the CBS board of directors held on August 13, 2019 at which the members of the CBS board of directors who were present at such meeting unanimously determined that the entry into the merger agreement and the contemplated transactions are advisable and in the best interests of CBS and its stockholders, approved and declared advisable the merger agreement and the contemplated transactions, and recommended that CBS stockholders entitled to vote adopt the CBS merger agreement proposal and the CBS stock issuance proposal.

Robert N. Klieger

Mr. Klieger, a member of the CBS board of directors, is a partner of Hueston Hennigan LLP. Hueston Hennigan LLP has provided legal advice to CBS, NAI, Mr. Redstone and Ms. Redstone from time to time. In addition, as of August 13, 2019, Mr. Klieger, in his individual capacity, beneficially owned less than 1% of the outstanding shares of each of CBS Class A common stock and CBS Class B common stock.

Concurrently with the execution of the merger agreement, Mr. Klieger entered into the Amendment to Settlement Agreement. See the section entitled “Amendment to Settlement Agreement” for a more detailed description of the Amendment to Settlement Agreement.

Mr. Klieger delivered a waiver of notice prior to, was not present at, and recused himself from the vote taken at, the meeting of the CBS board of directors held on August 13, 2019 at which the members of the CBS board of directors who were present at such meeting unanimously determined that the entry into the merger agreement and the contemplated transactions are advisable and in the best interests of CBS and its stockholders, approved and declared advisable the merger agreement and the contemplated transactions, and recommended that CBS stockholders entitled to vote adopt the CBS merger agreement proposal and the CBS stock issuance proposal.

Candace K. Beinecke

Ms. Beinecke, a member of the CBS special committee and the CBS board of directors, is a partner at Hughes Hubbard & Reed LLP. Hughes Hubbard & Reed LLP has provided legal advice to CBS and certain members of CBS management from time to time (including advising Mr. Ianniello and Mses. Spade and Franco in negotiations with CBS with respect to the new employment agreements entered into in connection with the merger and the other contemplated transactions and matters related thereto). In addition, as of August 13, 2019, Ms. Beinecke, in her individual capacity, beneficially owned less than 1% of the outstanding shares of each of CBS Class A common stock and CBS Class B common stock.

Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for certain named executive officers of CBS that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the section entitled “—Interests of CBS’ Executive Officers and Directors in the Merger.”

The amounts shown in the table and in the footnotes below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date of this joint consent solicitation statement/prospectus and before the closing. For purposes of calculating such amounts, the following assumptions were used:

•

the relevant price per share of CBS Class B common stock is $44.03, which is the average closing price per share of CBS Class B common stock as reported on the NYSE over the first five business days following the first public announcement of the merger on August 13, 2019;

•	the merger occurs on September 17, 2019, which is the assumed closing date solely for purposes of the disclosure in this section;

•	Mr. Ianniello executes the new Ianniello agreement as of the closing; and

•

each named executive officer of CBS set forth in the table below experiences a qualifying termination of employment under the CBS retention plan (or in the case of Mr. Ianniello, a termination of employment by CBS without “cause” or Mr. Ianniello’s resignation for “good reason,” in each case as defined in the new Ianniello agreement), on the assumed closing date of September 17, 2019 and immediately following the closing.

The calculations in the table below do not include amounts that CBS’ named executive officers were already entitled to receive or which have vested as of the date of this joint consent solicitation statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing. Further, the amounts presented do not reflect the impact of applicable withholding or other taxes. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the closing and “double trigger” refers to benefits that arise as a result of the closing accompanied by a qualifying termination of employment on or following the closing.

	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Named Executive Officer
Joseph R. Ianniello(4)	22,500,000	19,813,500	2,887,608	45,201,108
Christina Spade	14,594,521	1,710,081	37,637	16,342,239
Jonathan H. Anschell	6,376,712	1,624,090	128,243	8,129,045
Richard M. Jones	4,755,822	1,171,815	126,827	6,054,464
Leslie Moonves(5)	0	0	0	0
Lawrence P. Tu(5)	0	0	0	0

(1)

Cash. Consists of the cash severance and prorated target bonus payable to each of the CBS named executive officers identified below under the CBS retention plan (or, in the case of Mr. Ianniello, under the new Ianniello agreement). The cash severance and prorated target bonus are “double trigger” and become payable to such CBS named executive officers only upon a qualifying termination of employment under the CBS retention plan during the two year period following the closing (or in the case of Mr. Ianniello, upon a termination of employment without “cause” or resignation for “good reason” with respect to the cash severance and upon a termination of employment for any reason with respect to the prorated target bonus, in either case under the new Ianniello agreement) (see the sections entitled “—CBS Senior Executive Retention Plan” and “—The New Ianniello Agreement”). For Mr. Ianniello, the value in the table reflects the enhancement to his cash severance entitlements that is based on, or otherwise relates to, the merger. (See footnote 4 below regarding the deemed termination payments to Mr. Ianniello, which includes an amount equal to his target bonus for 2019. Accordingly, Mr. Ianniello will not receive a prorated target bonus for 2019 as part of his severance under the new Ianniello Agreement as such payment would be duplicative of an amount already received by him.) The estimated amount of each such payment is shown in the following table:

	Severance ($)	Prorated Bonus ($)	Total ($)
Named Executive Officer
Joseph R. Ianniello	22,500,000	—	22,500,000
Christina Spade	12,600,000	1,994,521	14,594,521
Jonathan H. Anschell	5,700,000	676,712	6,376,712
Richard M. Jones	4,275,000	480,822	4,755,822

(2)

Equity. Amounts shown reflect the estimated value that would be received by each of the CBS named executive officers identified below in respect of the accelerated vesting of unvested CBS RSU awards and unvested CBS PSU awards (with unvested CBS PSU awards vesting at target) upon a qualifying termination of employment. Such benefits are “double trigger” and become payable only upon a qualifying termination of employment under the CBS retention plan for each current CBS named executive officer (or, in the case of Mr. Ianniello, upon a termination of employment without “cause” or resignation for “good reason” under the new Ianniello agreement) (see the sections entitled “—CBS Senior Executive Retention Plan” and “—The New Ianniello Agreement”). For Mr. Ianniello, the value in the table reflects the accelerated vesting of the merger RSU award, which represents the enhancement to the accelerated vesting of his awards that is based on, or otherwise relates to, the merger. (See footnote 4 below regarding the deemed termination payments to Mr. Ianniello, which includes an amount in respect of the accelerated vesting of his outstanding equity awards, excluding the merger RSU award.) Accelerated vesting of stock options is not reflected in the table below because all of the outstanding unvested CBS stock options held by the CBS named executive officers identified below have a per share exercise price that is greater than $44.03. The estimated amount of each such benefit is shown in the following table:

	Total CBS RSU Awards ($)	Total CBS PSU Awards ($)	Total ($)
Named Executive Officer
Joseph R. Ianniello	19,813,500	—	19,813,500
Christina Spade	1,061,607	648,474	1,710,081
Jonathan H. Anschell	794,257	829,833	1,624,090
Richard M. Jones	572,082	599,733	1,171,815

(3)

Perquisites/Benefits. Amounts shown reflect the estimated value of the continued health and welfare coverage under the CBS health and welfare plans (including, if applicable, the CBS retiree health plan) payable by CBS to each of the CBS named executive officers identified below (and such CBS named executive officer’s spouse and dependents, if applicable), the value of the outplacement services for each of the named executive officers identified below, and for Mr. Ianniello, the value of certain administrative services. Such benefits are “double trigger” and become payable only upon a qualifying termination of employment under the CBS retention plan (or, for Mr. Ianniello, upon a termination of employment for any reason under the new Ianniello agreement) (see the sections entitled “—CBS Senior Executive Retention Plan” and “—The New Ianniello Agreement”). The estimated amount of each such benefit is shown in the following table:

	Health and Welfare Benefits ($)	Outplacement Services ($)	Administrative Services ($)	Total ($)
Named Executive Officer
Joseph R. Ianniello	112,608	25,000	2,750,000	2,887,608
Christina Spade	12,637	25,000	—	37,637
Jonathan H. Anschell	103,243	25,000	—	128,243
Richard M. Jones	101,827	25,000	—	126,827

(4)

The amounts shown in the table for Mr. Ianniello do not include the deemed termination payments (as defined in the section entitled “—Ianniello Amendment”), which he otherwise would have been entitled to receive under the existing Ianniello agreement, as continued under the terms of the Ianniello amendment, upon any termination of employment other than (i) for cause or (ii) due to a resignation without good reason, in each case, irrespective of a change in control transaction, and which he will receive upon entry into the new Ianniello agreement. The estimated value of the cash portion of the deemed termination payments, determined using the assumptions set forth above, consists of a cash payment of $79,000,000. The equity portion of the deemed termination payments, determined using the assumptions set forth above, consists of accelerated vesting of Mr. Ianniello’s unvested equity awards (other than the merger RSU award, and assuming performance-based equity awards vest at target), which have an aggregate value of $22,673,292.

(5)

Messrs. Moonves’ and Tu’s separation of employment occurred prior to the execution of the merger agreement. Messrs. Moonves and Tu are not receiving any compensatory payments in connection with the merger.

Interests of Viacom’s Executive Officers and Directors in the Merger

The executive officers and directors of Viacom have interests in the merger that are different from, or in addition to, the interests of Viacom stockholders generally. The Viacom special committee and the members of the Viacom board of directors that recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger were aware of, and considered, these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making the Viacom board of directors’ recommendation that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger. Holders of Viacom Class A common stock should take these and other potential interests into account in deciding whether to deliver a written consent “FOR” the Viacom proposals. The interests of each person who has served as an executive officer or non-employee director of Viacom since January 1, 2018 are described in more detail below. The merger will constitute a “change in control” solely for purposes of the compensation arrangements described below.

Treatment of Viacom Equity Awards

Viacom Stock Options

At the effective time, each outstanding Viacom stock option, whether vested or unvested, will be converted automatically into a ViacomCBS stock option, generally on the same terms and conditions, (1) with respect to a number of shares of ViacomCBS Class B common stock determined by multiplying (i) the number of shares of Viacom Class B common stock subject to such Viacom stock option by (ii) the exchange ratio, and rounding the resulting number down to the nearest number of shares and (2) with an exercise price per share of ViacomCBS Class B common stock equal to the number obtained by dividing (i) the exercise price per share of Viacom Class B common stock subject to such Viacom stock option immediately prior to the closing by (ii) the exchange ratio, and rounding the resulting number up to the nearest hundredths of a cent.

Viacom RSU Awards

At the effective time, each outstanding Viacom RSU award held by a non-employee director of Viacom who does not serve as a member of the ViacomCBS board of directors immediately following the closing will vest in full and be converted into the right to receive the merger consideration, less applicable tax withholdings. At the effective time, each other outstanding Viacom RSU award will be converted into a ViacomCBS RSU award, generally on the same terms and conditions, with respect to a number of shares of ViacomCBS Class B common stock determined by multiplying (1) the number of shares of Viacom Class B common stock subject to such Viacom RSU award by (2) the exchange ratio, and rounding the resulting number down to the nearest number of shares. Any dividend equivalents accrued with respect to a Viacom RSU award that are denominated in cash but payable in shares of Viacom Class B common stock shall instead be payable in shares of ViacomCBS Class B common stock with the number of shares of ViacomCBS Class B common stock determined in accordance with the terms of the applicable award agreement and plan.

Viacom PSU Awards

At the effective time, each outstanding Viacom PSU award will be converted automatically into a ViacomCBS RSU award, generally on the same terms and conditions (other than performance-based vesting conditions) with respect to a number of shares of ViacomCBS Class B common stock determined by multiplying (1) the number of shares of Viacom Class B common stock subject to such outstanding Viacom PSU award (with such number of shares determined based on actual performance, if the applicable performance period has been completed prior to the effective time, or target performance, if the applicable performance period has not yet been completed prior to the effective time) by (2) the exchange ratio, and rounding the resulting number down to the nearest number of shares.

Additionally, awards held by executive officers may vest as described under the sections entitled “Viacom Executive Retention Plan,” “The New Bakish Agreement,” “The New D’Alimonte Agreement,” “The New Lea Agreement,” and “The New Phelps Agreement.”

See the section entitled “—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested Viacom equity awards held by Viacom’s named executive officers.

For more information on equity holdings of Viacom’s executive officers and directors, see the section entitled “Viacom Solicitation of Written Consents—Share Ownership of and Voting by Viacom Executive Officers and Directors.”

Viacom Deferred Compensation Plans

At the effective time, any cash amount in a stock unit account under the Viacom Director DC Plan will convert into an RSU award of ViacomCBS with respect to a number of shares of ViacomCBS Class B common stock determined by dividing (1) the value of such cash amount as of the first day of the first calendar quarter following the effective time (or earlier if provided for under the terms of the Viacom Director DC Plan) by (2) the value of a share of ViacomCBS Class B common stock, determined in accordance with the terms of the Viacom Director DC Plan (substituting references to Viacom Class B common stock with ViacomCBS Class B common stock).

At the effective time, each notional unit with respect to shares of Viacom Class B common stock subject to a Viacom Employee DC Plan will be converted into a number of units with respect to ViacomCBS Class B common stock determined by multiplying (1) the number of shares of Viacom Class B common stock subject to such notional unit by (2) the exchange ratio, with such unit generally subject to the same terms and conditions as were applicable to such Viacom notional units prior to the effective time.

Viacom Executive Retention Plan

Viacom maintains the Viacom Inc. Executive Retention Plan for Section 16 Officers (which we refer to as the “Viacom Section 16 plan”), for its executive officers, which became effective concurrently with the execution of the merger agreement on August 13, 2019. Pursuant to the Viacom Section 16 plan, Viacom’s executive officers are entitled to the following benefits upon a termination of employment other than for “cause” or by the executive for “good reason” (each as defined in the executive officer’s employment agreement), in each case, within the Viacom Section 16 plan term (as defined below):

•

a cash severance payment equal to three times the sum of (1) the executive officer’s base salary (without taking into consideration any reduction that would constitute good reason) and (2) the higher of (i) the executive officer’s average bonus for fiscal years 2016, 2017 and 2018 and (ii) the executive officer’s then-current target bonus (without taking into consideration any reduction that would constitute good reason);

•	a prorated annual bonus for the year of termination of employment, based on target performance (without taking into consideration any reduction that would constitute good reason);

•

continuing coverage under ViacomCBS’ medical, dental, life insurance and accidental death and dismemberment insurance plans for three years following the date of termination or, if later, the continuation period provided for in the participant’s employment agreement, at the same level in effect on the date of termination at no cost to the participant;

•

full vesting of all outstanding equity awards (to the extent vesting of an outstanding equity award is based on performance, based on target performance) with outstanding stock options remaining exercisable for three years following the termination of employment or, if later, the original expiration date of the stock option;

•	up to 12 months of outplacement benefits; and

•	a waiver of the non-competition covenant and mitigation provisions under the participant’s employment agreement with Viacom.

All payments and benefits under the Viacom Section 16 plan are subject to the executive officer’s execution and non-revocation of a general waiver and release of claims against ViacomCBS and are in lieu of any payments to which the participant would have been entitled under his or her employment agreement or any severance plan. In the event that any payments under the Viacom Section 16 plan would become non-deductible to ViacomCBS under Section 280G of the Code or would subject the executive officer to the excise tax under Section 4999 of the Code, amounts payable under the Viacom Section 16 plan will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive officer.

The Viacom Section 16 plan will continue until the earliest of the second anniversary of the closing, the date that the merger agreement is terminated and the date Viacom publicly states that the merger has been abandoned (which we refer to as the “Viacom Section 16 plan term”).

See the section entitled “—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger” for the estimated amount of benefits that certain of Viacom’s eligible named executive officers would receive under the Viacom Section 16 plan upon a qualifying termination on or following the closing.

The New Bakish Agreement

On August 13, 2019, Viacom entered into an employment agreement with Mr. Bakish (which we refer to as the “new Bakish agreement”), which is effective as of, and will be assumed by ViacomCBS, upon the closing and provides that Mr. Bakish will serve as President and Chief Executive Officer of ViacomCBS from the closing through the fourth anniversary of the closing, subject to one-year extensions beginning on the third anniversary of the closing, on the following terms:

•	Base Salary. Mr. Bakish’s base salary will be $3,100,000 per year.

•

Annual Cash Bonus. Mr. Bakish’s target annual cash bonus under ViacomCBS’ senior executive annual bonus plan will be $12,400,000. His actual bonus will be determined in the manner set forth in such plan.

•	Annual Equity Awards. Mr. Bakish will be eligible to receive annual grants of equity compensation with an aggregate target value of $16,000,000.

•

Severance. In the event of a termination of employment by ViacomCBS without “cause” or his resignation for “good reason” (which includes ViacomCBS’ failure to extend the term of the new Bakish agreement), Mr. Bakish is entitled to (1) continue to receive his base salary and target bonus for 24 months, (2) a pro-rated bonus, (3) continued medical and dental benefits and life insurance coverage through the end of the term of the agreement, but no less than 24 months, and (4) full vesting of his equity awards, at target performance where applicable. Such compensation and benefits will not be subject to mitigation or offset. Mr. Bakish’s receipt of the severance payments and benefits is subject to Mr. Bakish’s execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Mr. Bakish will be subject to certain restrictive covenants, including those restricting solicitation of employees, interfering with business relationships, noncompetition, and protecting confidential information, through the fourth anniversary of the closing (or such later date through which the term of Mr. Bakish’s employment may be extended); provided, however, that in the event of a termination of employment (1) by ViacomCBS without “cause” or by Mr. Bakish with “good reason” (each as defined in the new Bakish agreement), the non-compete period shall end at the end of the period during which Mr. Bakish is receiving severance, (2) by ViacomCBS with “cause,” by Mr. Bakish without “good reason,” or as a result of long-term disability, the non-compete period shall end on the earlier of the fourth anniversary of the closing and 18 months after such termination of employment, and (3) the non-solicit period shall end on the fourth anniversary of the closing or, if later, 18 months after a termination of employment by ViacomCBS with “cause” or by Mr. Bakish without “good reason.”

•

Transaction Grant. Following the closing, Mr. Bakish will receive a one-time grant of restricted stock units of ViacomCBS with a grant date value of $5,000,000, vesting in equal installments on each of the first four anniversaries of the closing.

In connection with the new Bakish agreement, Viacom and Mr. Bakish also entered into a letter agreement providing for an increase to Mr. Bakish’s fiscal year 2020 equity grant of $10,000,000, conditioned on the closing occurring, to reflect the contemplated transactions, including the merger, and the increased equity grant value under the new Bakish agreement.

In the event of a qualifying termination of employment prior to the second anniversary of the closing, Mr. Bakish will receive benefits under the Viacom Section  16 plan or the new Bakish agreement, whichever is greater.

The New D’Alimonte Agreement

On August 13, 2019, Viacom entered into an employment agreement with Ms. D’Alimonte (which we refer to as the “new D’Alimonte agreement”), which is effective as of, and will be assumed by ViacomCBS upon, the closing and provides that Ms. D’Alimonte will serve as Executive Vice President, General Counsel and Secretary of ViacomCBS from the closing through the third anniversary of the closing, on the following terms:

•	Base Salary. Ms. D’Alimonte’s base salary will be $1,250,000 per year.

•

Annual Cash Bonus. Ms. D’Alimonte’s target annual cash bonus under ViacomCBS’ senior executive annual bonus plan will be 125% of her base salary. Her actual bonus will be determined in the manner set forth in such plan.

•	Annual Equity Awards. Ms. D’Alimonte will be eligible to receive annual grants of equity compensation with an aggregate target value of $2,187,500.

•

Severance. In the event of a termination of employment by ViacomCBS without “cause” or her resignation for “good reason,” Ms. D’Alimonte is entitled to (1) continue to receive her base salary for the longer of 12 months and the remainder of the term of the agreement and a bonus (or pro-rated bonus) for the remainder of the term of the agreement (not to exceed two times the sum of her base salary and target bonus), (2) continued medical and dental benefits through the end of the term of the agreement, but no less than 12 months, (3) continued life insurance coverage for the longer of the remainder of the term of the agreement and the period in which severance is paid and (4) vesting of any of Ms. D’Alimonte’s outstanding equity awards that would otherwise vest through the later of (i) the end of the term of the agreement and (ii) 18 months following termination, at target performance where applicable. Ms. D’Alimonte’s receipt of the severance payments and benefits is subject to Ms. D’Alimonte’s execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Ms. D’Alimonte will be subject to certain restrictive covenants, including those restricting solicitation of employees, interfering with business relationships, noncompetition, and protecting confidential information, from the closing through the third anniversary of the closing; provided, however, that (1) in the event of a termination of employment by ViacomCBS without “cause” or by Ms. D’Alimonte with “good reason” (each as defined in the new D’Alimonte agreement), the non-compete period shall end at the end of the period during which Ms. D’Alimonte is receiving severance (or, upon her waiver of any right to receive severance and benefits under the new D’Alimonte agreement) and the non-solicit period shall end on the third anniversary of the closing and (2) in the event ViacomCBS terminates the employment of Ms. D’Alimonte with “cause,” or Ms. D’Alimonte resigns without “good reason,” the non-compete period shall end on the earlier of the third anniversary of the closing and 18 months after such termination of employment and the non-solicit period shall end on the later of the third anniversary of the closing and 18 months after such termination of employment.

In connection with the new D’Alimonte agreement, Viacom and Ms. D’Alimonte also entered into a letter agreement providing for an increase to Ms. D’Alimonte’s fiscal year 2020 equity grant of $1,634,375, conditioned on the closing, to reflect the contemplated transactions, including the merger, and the increased equity grant value under the new D’Alimonte agreement.

In the event of a qualifying termination prior to the second anniversary of the closing, Ms. D’Alimonte will receive benefits under the Viacom Section  16 plan or the new D’Alimonte agreement, whichever is greater.

The New Lea Agreement

On October 2, 2019, Viacom entered into an employment agreement with Ms. Lea (which we refer to as the “new Lea agreement”), which is effective as of, and will be assumed by ViacomCBS upon, the closing and provides that Ms. Lea will serve as Executive Vice President, Global Public Policy and Government Relations of ViacomCBS from the closing through the third anniversary of the closing, on the following terms:

•	Base Salary. Ms. Lea’s base salary will be $911,550 per year.

•

Annual Cash Bonus. Ms. Lea’s target annual cash bonus under ViacomCBS’ senior executive annual bonus plan will be 100% of her base salary. Her actual bonus will be determined in the manner set forth in such plan.

•	Annual Equity Awards. Ms. Lea will be eligible to receive annual grants of equity compensation with an aggregate target value of $750,000.

•

Severance. In the event of a termination of employment by ViacomCBS without “cause” or her resignation for “good reason,” Ms. Lea is entitled to (1) continue to receive her base salary for the longer of 12 months and the remainder of the term of the agreement and a bonus (or pro-rated bonus) for the remainder of the term of the agreement (not to exceed two times the sum of her base salary and target bonus), (2) continued medical and dental benefits through the end of the term of the agreement, but no less than 12 months, (3) continued life insurance coverage for the longer of the remainder of the term of the agreement and the period in which severance is paid and (4) vesting of any of Ms. Lea’s outstanding stock options, restricted stock and restricted stock unit awards that would otherwise vest through the end of the term of the agreement. Ms. Lea’s receipt of the severance payments and benefits is subject to Ms. Lea’s execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Ms. Lea will be subject to certain restrictive covenants, including those restricting solicitation of employees, interfering with business relationships, noncompetition, and protecting confidential information, from the closing through the third anniversary of the closing; provided, however, that (1) in the event of a termination of employment by ViacomCBS without “cause” or by Ms. Lea with “good reason” (each as defined in the new Lea agreement), the non-compete period shall end at the end of the period during which Ms. Lea is receiving severance (or, upon her waiver of any right to receive severance and benefits under the new Lea agreement) and the non-solicit period shall end on the third anniversary of the closing and (2) in the event ViacomCBS terminates the employment of Ms. Lea with “cause,” or Ms. Lea resigns without “good reason,” the non-compete period shall end on the earlier of the third anniversary of the closing and 18 months after such termination of employment and the non-solicit period shall end on the later of the third anniversary of the closing and 18 months after such termination of employment.

In the event of a qualifying termination prior to the second anniversary of the closing, Ms. Lea will receive benefits under the Viacom Section 16 plan or the new Lea agreement, whichever is greater.

The New Phelps Agreement

On August 28, 2019, Viacom entered into an employment agreement with Ms. Phelps (which we refer to as the “new Phelps agreement”), which is effective as of, and will be assumed by ViacomCBS upon, the closing and provides that Ms. Phelps will serve as Executive Vice President, Chief Communications and Corporate Marketing Officer of ViacomCBS from the closing through the third anniversary of the closing, on the following terms:

•	Base Salary. Ms. Phelps’ base salary will be $700,000 per year.

•

Annual Cash Bonus. Ms. Phelps’ target annual cash bonus under ViacomCBS’ senior executive annual bonus plan will be 100% of her base salary. Her actual bonus will be determined in the manner set forth in such plan.

•	Annual Equity Awards. Ms. Phelps will be eligible to receive annual grants of equity compensation with an aggregate target value of $700,000.

•

Severance. In the event of a termination of employment by ViacomCBS without “cause” or her resignation for “good reason,” Ms. Phelps is entitled to (1) continue to receive her base salary for the longer of 12 months and the remainder of the term of the agreement and a bonus (or pro-rated bonus) for the remainder of the term of the agreement (not to exceed two times the sum of her base salary and target bonus), (2) continued medical and dental benefits through the end of the term of the agreement, but no less than 12 months, (3) continued life insurance coverage for the longer of the remainder of the term of the agreement and the period in which severance is paid and (4) vesting of any of Ms. Phelps’ outstanding stock options, restricted stock and restricted stock unit awards that would otherwise vest through the end of the term of the agreement. Ms. Phelps’ receipt of the severance payments and benefits is subject to Ms. Phelps’ execution and non-revocation of a waiver and general release of claims.

•

Restrictive Covenants. Ms. Phelps will be subject to certain restrictive covenants, including those restricting solicitation of employees, interfering with business relationships, noncompetition, and protecting confidential information, from the closing through the third anniversary of the closing; provided, however, that (1) in the event of a termination of employment by ViacomCBS without “cause” or by Ms. Phelps with “good reason” (each as defined in the new Phelps agreement), the non-compete period shall end at the end of the period during which Ms. Phelps is receiving severance (or, upon her waiver of any right to receive severance and benefits under the new Phelps agreement) and the non-solicit period shall end on the third anniversary of the closing and (2) in the event ViacomCBS terminates the employment of Ms. Phelps with “cause” or Ms. Phelps resigns without “good reason,” the non-compete period shall end on the earlier of the third anniversary of the closing and 18 months after such termination of employment and the non-solicit period shall end on the later of the third anniversary of the closing and 18 months after such termination of employment.

In connection with the new Phelps agreement, Viacom and Ms. Phelps also entered into a letter agreement providing for an increase to Ms. Phelps’ fiscal year 2020 equity grant of $375,000, conditioned on the closing, to reflect the contemplated transactions, including the merger, and the increased equity grant value under the new Phelps agreement.

In the event of a qualifying termination prior to the second anniversary of the closing, Ms. Phelps will receive benefits under the Viacom Section 16 plan or the new Phelps agreement, whichever is greater.

Transaction Bonus and Non-Competition Agreement

In connection with the merger, Mr. Davis is expected to depart from Viacom. In connection therewith, on August 13, 2019, Viacom entered into a transaction bonus and non-compete agreement with Mr. Davis (which we refer to as the “Davis agreement”). In recognition of the integral role Mr. Davis has played in the negotiations culminating in Viacom’s entry into the merger agreement and the integral role he is expected to play in positioning Viacom to achieve a successful closing of the merger, and in order to retain Mr. Davis’s services through the closing, the Davis agreement provides Mr. Davis the opportunity to receive a $6,000,000 transaction bonus. In addition, in recognition of Mr. Davis’s deep knowledge of Viacom’s business arising from, among other things, his role overseeing Viacom’s Pluto TV business and its Media and Technology Services and Corporate Development and Strategy departments, of the active role he has played in Viacom’s Advanced Marketing Solutions business, and of the potential for harm to Viacom if Mr. Davis were to compete with Viacom, the Davis agreement provides Mr. Davis the opportunity to receive payments totaling $4,000,000 in the aggregate in exchange for an agreement restricting his ability to compete with Viacom for two years following his termination of employment.

The transaction bonus will only be payable in the event Mr. Davis remains continuously employed with Viacom through the closing or is terminated without “cause” prior to the closing, subject to Mr. Davis executing a general waiver and release of claims against Viacom. The non-compete payments will be payable in biweekly installments over a two-year period following the later of the closing and Mr. Davis’s termination without “cause” or for “good reason,” subject to Mr. Davis’s compliance with a restriction on his ability to compete with Viacom and his execution of a general waiver and release of claims against Viacom. Payment of the non-compete payments will stop if, at any time prior to payment in full, Mr. Davis violates the non-compete restriction or dies or becomes disabled and is therefore incapable of competing with Viacom.

Benefit Arrangements with ViacomCBS

See the section entitled “The Merger Agreement—Covenants of the Parties—Employee Benefits,” for a summary of certain post-closing covenants related to employee benefit arrangements.

Membership of the ViacomCBS Board of Directors

At the closing, the ViacomCBS board of directors will consist of 13 directors, including four Viacom designees, who will be Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr. and Nicole Seligman, as well as the Chief Executive Officer of ViacomCBS, who will be Mr. Bakish.

Indemnification and Insurance

Prior to the closing, Viacom will purchase a six-year prepaid “tail policy” for its current directors’ and officers’ liability policies and current fiduciary policies covering such directors and officers and a six-year prepaid “tail policy” for its current employment practice and, at its option, media/cyber liability policies covering such directors and officers, in each case, covering the insured under such current policies for acts or omissions occurring (or alleged to occur) under such current policies prior to or at the effective time. See the section entitled “The Merger Agreement—Covenants of the Parties—Indemnification and Insurance” for a more detailed description of these interests.

Shari E. Redstone

Ms. Redstone, the non-executive Vice Chair of the Viacom board of directors, is also the non-executive Vice Chair of the CBS board of directors. Ms. Redstone owns 20% of the voting and non-voting interests of NAI through a trust she controls and therefore has a minority indirect beneficial interest in the CBS and Viacom shares owned by the NAI Parties, and Ms. Redstone is a future trustee of, and has certain beneficial interests in, the SMR Trust, which owns 80% of the voting and non-voting interests of NAI. As of August 13, 2019, the NAI Parties beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding, 6.0% of the shares of CBS Class B common stock outstanding, 79.8% of the shares of Viacom Class A common stock outstanding and 0.1% of the shares of Viacom Class B common stock outstanding. In addition, as of August 13, 2019, Ms. Redstone, in her individual capacity, beneficially owned less than 1% of the outstanding shares of each of CBS Class A common stock and CBS Class B common stock and beneficially owned less than 1% of the outstanding shares of each of Viacom Class A common stock and Viacom Class B common stock.

Concurrently with the execution of the merger agreement, the NAI Parties entered into the Support Agreement and the NAI Parties and certain other persons affiliated or associated with NAI, including Ms. Redstone, entered into the Governance Agreement and the Amendment to Settlement Agreement. See the section entitled “Support Agreement” for a more detailed description of the Support Agreement, the section entitled “Governance Agreement” for a more detailed description of the Governance Agreement and the section entitled “Amendment to Settlement Agreement” for a more detailed description of the Amendment to Settlement Agreement.

Ms. Redstone, delivered a waiver of notice prior to, was not present at, and recused herself from the vote taken at, the meeting of the Viacom board of directors held on August 13, 2019 at which the members of the Viacom board of directors who were present at such meeting (each of whom is unaffiliated with NAI) unanimously determined that entering into the merger agreement and consummating the contemplated transactions are in the best interests of Viacom and its stockholders, approved and declared advisable the merger agreement and the consummation of the contemplated transactions, including the merger, and recommended that Viacom stockholders entitled to vote adopt the merger agreement and approve the merger.

Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for certain named executive officers of Viacom that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the section entitled “—Interests of Viacom’s Executive Officers and Directors in the Merger.”

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date of this joint consent solicitation statement/prospectus and before the closing. For purposes of calculating such amounts, the following assumptions were used:

•

the relevant price per share of Viacom Class B common stock is $26.23, which is the average closing price per share of Viacom Class B common stock as reported on NASDAQ over the first five business days following the first public announcement of the merger on August 13, 2019;

•	the merger occurs on September 17, 2019, which is the assumed closing date solely for purposes of the disclosure in this section; and

•	each named executive officer of Viacom experiences a qualifying termination under the Viacom Section 16 plan, on the assumed closing date of September 17, 2019 and immediately following the closing.

The calculations in the table below do not include amounts that Viacom’s named executive officers were already entitled to receive or which have vested as of the date of this joint consent solicitation statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing. Further, the amounts presented do not reflect the impact of applicable withholding or other taxes. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the closing and “double trigger” refers to benefits that arise as a result of the closing accompanied by a qualifying termination of employment on or following the closing.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Robert M. Bakish	58,458,356	12,830,080	174,182	71,462,618
Christa A. D’Alimonte	9,944,349	1,433,601	101,921	11,479,871
Wade C. Davis	25,160,959	3,706,036	140,398	29,007,393
Doretha (DeDe) F. Lea	6,348,384	1,062,157	137,682	7,548,223

(1)

Cash. Consists of the cash severance payment and prorated bonus payable under the Viacom Section 16 plan and, for Mr. Davis, the transaction bonus and non-compete payment. The cash severance and prorated bonus payments are “double trigger” and become payable only upon a qualifying termination under the terms of the Viacom Section 16 plan on or during the two-year period following the closing (see the section entitled “—Viacom Executive Retention Plan”). The transaction bonus for Mr. Davis is “single trigger” and his non-compete payment is “double trigger,” provided that Mr. Davis must comply with a restriction on his ability to compete with Viacom to continue receiving the non-compete payment. The estimated amount of each such payment is shown in the following table.

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Transaction Bonus ($)	Non-Compete Payment ($)	Total ($)
Robert M. Bakish	46,500,000	11,958,356	—	—	58,458,356
Christa A. D’Alimonte	8,437,500	1,506,849	—	—	9,944,349
Wade C. Davis	12,750,000	2,410,959	6,000,000	4,000,000	25,160,959
Doretha (DeDe) F. Lea	5,469,300	879,084	—	—	6,348,384

(2)

Equity. Amounts shown reflect the estimated value received by certain of Viacom’s named executive officers in respect of unvested Viacom stock options, unvested Viacom RSU awards and unvested Viacom PSU awards (as more fully described under the section entitled “—Treatment of Viacom Equity Awards”). Such benefits are “double trigger” and become payable or exercisable, as applicable, only upon a qualifying termination under the terms of the Viacom Section 16 plan on or during the two-year period following the closing (see the section entitled “—Viacom Executive Retention Plan”). The estimated value of each such benefit is shown in the following table (in the case of Viacom PSU awards, this estimated value assumes that the applicable performance goals are achieved at actual performance for the portion of any Viacom PSU award for which the performance period has been completed prior to date of the qualifying termination or target performance for the portion of any Viacom PSU award for which the performance period has not been completed prior to the date of the qualifying termination).

Named Executive Officer	Viacom Stock Options ($)	Viacom RSU Awards ($)	Viacom PSU Awards ($)	Total ($)
Robert M. Bakish	33,040	900,633	11,896,407	12,830,080
Christa A. D’Alimonte		802,743	630,858	1,433,601
Wade C. Davis		2,030,359	1,675,677	3,706,036
Doretha (DeDe) F. Lea		585,427	476,730	1,062,157

(3)

Perquisites/Benefits. Amounts shown reflect the value of the continued medical, dental, life insurance and accidental death and dismemberment insurance premiums payable by Viacom to the Viacom named executive officer (and the Viacom named executive officer’s spouse and dependents, as applicable) as well as the value of outplacement services. Such benefits are “double trigger” and become payable only upon a qualifying termination under the terms of the Viacom Section 16 plan on or following the closing (see the section entitled “—Viacom Executive Retention Plan”). The estimated value of each such benefit is shown in the following table.

Named Executive Officer	Health and Welfare Benefits ($)	Outplacement Benefits ($)	Total ($)
Robert M. Bakish	163,187	10,995	174,182
Christa A. D’Alimonte	90,926	10,995	101,921
Wade C. Davis	129,403	10,995	140,398
Doretha (DeDe) F. Lea	126,687	10,995	137,682

Closing and Effective Time of the Merger

The merger agreement provides that, unless another date is agreed to by CBS and Viacom, the closing will take place on the second business day after the satisfaction or waiver of the conditions to the closing contained in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions). The date on which the closing occurs is referred to in this joint consent solicitation statement/prospectus as the “closing date.”

Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger,” including the approval of the CBS merger agreement proposal and the CBS stock issuance proposal by CBS stockholders via written consent, and the approval of the Viacom merger agreement proposal by Viacom stockholders via written consent, CBS and Viacom currently expect the merger to close by the 2019 calendar year end. However, neither CBS nor Viacom can predict the actual closing date, or if the closing will occur at all, because closing is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

On the closing date, CBS will file a merger certificate with the Secretary of State of the State of Delaware. The merger will be effective either upon the filing of the merger certificate or at such later time as may be stated in the merger certificate.

Ownership of ViacomCBS After the Merger

As of the date of this joint consent solicitation statement/prospectus, based on the exchange ratio of 0.59625 and the estimated number of shares of CBS common stock and Viacom common stock that will be outstanding immediately prior to the closing, CBS and Viacom estimate that CBS stockholders as of immediately prior to the closing will hold, in the aggregate, approximately 61% of the issued and outstanding shares of ViacomCBS common stock (based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options) immediately following the closing, and Viacom stockholders as of immediately prior to the closing will hold, in the aggregate, approximately 39% of the issued and outstanding shares of ViacomCBS common stock (based on fully diluted shares outstanding of ViacomCBS, including restricted stock units, performance-based restricted stock units and exercisable options) immediately following the closing.

Governance Following Completion of the Merger

Combined Company Name and Ticker Symbols

Following the effective time, the name of the combined company will be “ViacomCBS Inc.” and the Class A common stock and Class B common stock of the combined company will trade on NASDAQ under new ticker symbols “VIACA” and “VIAC,” respectively.

ViacomCBS Board of Directors

Under the merger agreement, CBS and Viacom have agreed to take all actions necessary to cause the ViacomCBS board of directors as of the effective time to consist of a total of 13 directors, comprised of:

•	six Initial CBS Directors, as follows: Mses. Beinecke, Byrne, Griego and Schuman and Messrs. Goldner and Terrell;

•	four Initial Viacom Directors, as follows: Mses. McHale and Seligman and Messrs. Nelson and Phillips;

•	two directors designated by NAI, one of whom will be Ms. Redstone, who will serve as the non-executive Chair of the ViacomCBS board of directors, and one of whom will be Mr. Klieger; and

•	the Chief Executive Officer of ViacomCBS as of the effective time, who will be Mr. Bakish.

If any of the foregoing Initial CBS Directors or Initial Viacom Directors, as of immediately prior to the effective time, (1) is not a director of CBS (in the case of an Initial CBS Director) or of Viacom (in the case of an Initial Viacom Director) who is unaffiliated with NAI, (2) fails to qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC or (3) declines to or is otherwise incapable of serving on the ViacomCBS board of directors for any reason, the CBS special committee (in the case of an Initial

CBS Director) or the Viacom special committee (in the case of an Initial Viacom Director) will be entitled to select an alternative member of the ViacomCBS board of directors who is (i) both “independent” under NASDAQ and SEC rules and unaffiliated with NAI and, as of immediately prior to the effective time, serving on the CBS board of directors or the Viacom board of directors, as applicable, (ii) reasonably acceptable to the special committee of the other party and (iii) acceptable to NAI, and such director will become, upon appointment, an Initial CBS Director or an Initial Viacom Director, as applicable.

Committees

Pursuant to the merger agreement, the standing committees of the ViacomCBS board of directors will consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Under the merger agreement, each of CBS and Viacom have agreed to take all actions necessary such that, as of the effective time, (1) Ms. Byrne, an Initial CBS Director, will serve as the chair of the Audit Committee, (2) Mr. Goldner, an Initial CBS Director, will serve as the chair of the Compensation Committee and (3) Ms. Seligman, an Initial Viacom Director, will serve as the chair of the Nominating and Governance Committee, in each case, until his or her respective successor is fully elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of ViacomCBS and applicable law.

Management of ViacomCBS

The A&R Bylaws will provide that, among other things, for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, the executive officers of ViacomCBS will include (1) Mr. Bakish, the current President and Chief Executive Officer of Viacom, who will serve as President and Chief Executive Officer of ViacomCBS, (2) Ms. Spade, the current Executive Vice President, Chief Financial Officer of CBS, who will serve as Executive Vice President, Chief Financial Officer of ViacomCBS, and (3) Ms. D’Alimonte, the current Executive Vice President, General Counsel and Secretary of Viacom, who will serve as Executive Vice President, General Counsel and Secretary of ViacomCBS. In addition, pursuant to the A&R Bylaws, for a period of 15 months following the closing with respect to Mr. Ianniello and for a period of two years following the closing with respect to Ms. Franco, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, Mr. Ianniello, the current President and Acting Chief Executive Officer of CBS, will serve as Chairman and Chief Executive Officer of the CBS business of ViacomCBS and Ms. Franco, the current Executive Vice President, General Counsel of CBS, will serve as Executive Vice President and General Counsel of the CBS business of ViacomCBS.

Constituent Documents

As of the effective time, the CBS charter and the CBS bylaws will be amended and restated to read in their entirety as set forth on Annex G and Annex H to this joint consent solicitation statement/prospectus, respectively. Pursuant to the A&R Charter, the number of authorized shares of ViacomCBS Class A common stock will be decreased from 375 million to 55 million shares.

The A&R Charter and the A&R Bylaws will provide that, among other things, for a period of two years following the closing, unless the ViacomCBS board of directors adopts a resolution to the contrary that is approved by the Requisite Approval, (1) the number of directors constituting the entire ViacomCBS board of directors will be fixed at 13 members and (2) any vacancy on the ViacomCBS board of directors will be filled by a nominee approved by the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices, except for any vacancy resulting from the departure of any NAI Affiliated Director, which vacancy may be filled as described below. In addition, in order for the director filling such vacancy to constitute an Initial CBS Director or an Initial Viacom Director, a majority of the Initial CBS Directors then in office (or if there are no such Initial CBS Directors then in office, then at least 75% of the Unaffiliated Independent Directors) or a majority of the Initial Viacom Directors then in office (or if there are no such Initial Viacom Directors then in office, then at least 75% of the Unaffiliated Independent Directors), as applicable, must vote in favor of such person becoming an Initial CBS Director or an Initial Viacom Director, respectively. In the event of any vacancy on the ViacomCBS board of directors resulting from the departure of any NAI Affiliated Director, such vacancy may be filled by the ViacomCBS stockholders in accordance with the A&R Bylaws and A&R Charter.

As of the Effective Time, the A&R Bylaws will also provide that the approval of the ViacomCBS board of directors acting by the Requisite Approval will be required for the following:

•

the election, hiring or appointment of (1) any employee who serves in the capacity of (or who would, if appointed, serve in the capacity of) chief operating officer of ViacomCBS or any other position with substantially similar responsibilities, until the second anniversary of the closing, (2) any employee who served as chief executive officer, chief financial officer, chief operating officer or general counsel at CBS or Viacom at any time prior to the effective time (but excluding the Existing Specified Executives), until the second anniversary of the closing, and (3) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

the termination or removal of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business), until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing;

•

any modification to any of the duties, authority or reporting relationships of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing; and

•

any modification to the compensation arrangements of (1) the Existing Specified Executives (other than the Chairman and Chief Executive Officer of the CBS business) having a material effect, until the second anniversary of the closing, and (2) the Chairman and Chief Executive Officer of the CBS business having a material effect, until the earlier of (i) Mr. Ianniello’s voluntary departure from ViacomCBS and (ii) 15 months following the closing.

In addition, consistent with the current Viacom charter and Viacom bylaws, the A&R Charter and the A&R Bylaws will prohibit ViacomCBS from entering into any agreement regarding, voting any shares or providing any consent in favor of, or consummating, any Paramount Transaction, without (1) the prior written consent of the holders of a majority of outstanding ViacomCBS Class A common stock and (2) the prior consent of at least 67% of the members of the ViacomCBS board of directors.

Governance Agreement

Pursuant to the terms of the Governance Agreement, unless the ViacomCBS board of directors determines otherwise with the Requisite Approval, ViacomCBS and the NAI Parties are required to take such actions as are necessary to ensure that (1) the persons who are members of the ViacomCBS board of directors at the effective time in accordance with the merger agreement or who otherwise become members of the ViacomCBS board of directors in accordance with the Governance Agreement (whom we refer to as the “post-merger directors”) constitute the only members of the ViacomCBS board of directors until the second anniversary of the closing and (2) in the event of any vacancy on the ViacomCBS board of directors prior to the second anniversary of the closing due to a director’s removal, death, retirement or resignation, or a vacancy existing by virtue of there being fewer than 13 members of the ViacomCBS board of directors at the effective time, (i) if such vacancy results from the departure of an NAI Affiliated Director, such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of the chief executive officer of ViacomCBS, such vacancy will be filled by the new chief executive officer upon appointment by the ViacomCBS board of directors and (iii) any other vacancy will be filled by an Unaffiliated Independent Director approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices. The NAI Parties have agreed, until the second anniversary of the closing, to give good faith consideration to any business combination transaction or other strategic alternative involving ViacomCBS that the Unaffiliated Independent Directors determine may be in the best interests of ViacomCBS and its stockholders.

The Governance Agreement also provides, among other things, that the NAI Parties will not take actions that would result in (1) the ViacomCBS board of directors being comprised of less than a majority of directors who are Unaffiliated Independent Directors, (2) either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of Unaffiliated Independent Directors or (3) ViacomCBS availing itself of any “controlled company” exemption under the NASDAQ or NYSE listing standards, as applicable.

Regulatory Approvals

Certain U.S. federal or state regulatory requirements must be complied with or approvals must be obtained and certain non-U.S. regulatory clearances must be obtained in order to consummate the merger. CBS and Viacom can provide no assurance that regulators or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed, and, if such an action or challenge is made, there can be no assurance as to its result. Private parties may also seek to take legal action under regulatory laws under some circumstances. Any such action or challenge to the merger could result in an administrative or court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on ViacomCBS after the closing. In addition, even if all required regulatory and other governmental consents are obtained and the closing conditions are satisfied, no assurance can be given that any conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

CBS and Viacom have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following August 13, 2019, the date of the merger agreement, the merger and the other contemplated transactions. Each of CBS and Viacom is required under the merger agreement to contest and defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, the merger or the other contemplated transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed. See the section entitled “The Merger Agreement—Covenants of the Parties—Efforts.” CBS and Viacom, in consultation and cooperation with each other, will jointly develop the strategy for obtaining any actions, non-actions, waivers, consents and approvals from the relevant governmental authorities and will each use reasonable best efforts to make all necessary registrations and filings and take all steps as may be necessary to obtain any such action, no-action, waiver, consent or approval from, or to avoid an action or proceeding by, the relevant governmental authority. There is no assurance that CBS and Viacom will obtain all required clearances or approvals on a timely basis.

Competition Matters

CBS and Viacom have determined that the merger is exempt from the premerger notification requirements of the HSR Act. As such, the merger is not subject to any filing requirements with U.S. federal competition authorities. The fact that a transaction is exempt from the requirements of the HSR Act does not preclude the U.S. Department of Justice or the U.S. Federal Trade Commission from investigating or seeking to enjoin the closing on the ground that it violates the United States antitrust laws.

FCC Consent

CBS and Viacom are subject to regulation by the FCC under the Communications Act. Each of CBS and Viacom holds licenses issued by the FCC necessary or useful in the provision of broadcasting and/or audio-visual media services. Viacom, in particular, holds FCC licenses authorizing the uplinking and downlinking of programming to satellite transponders, for certain intra-company communications, and for related communications purposes.

In general, before a party can transfer control of or assign a license issued by the FCC, it must obtain permission of the FCC. Under FCC standards, CBS and Viacom are subject to the “de jure” control of NAI. As a result, transfer of control or assignment of Viacom’s FCC licenses is subject to simplified “pro forma” procedures. In a series of actions on September 10 and 19, 2019, the FCC granted the applications filed by Viacom, CBS and NAI seeking consent to the pro forma transfer of control or assignment of Viacom’s licenses with the FCC.

Other Regulatory Matters

CBS and Viacom also have made or provided and expect to make or provide certain pre-closing or post-closing filings and notifications under foreign or transnational laws relating to, among others, foreign investment and the provision of broadcasting or audio-visual media services to governmental authorities.

CBS and Viacom are not aware of any U.S. federal or state or non-U.S. regulatory approvals or actions that are material for the closing other than those described in this section. It is presently contemplated that if CBS and Viacom become aware of any additional governmental approvals or actions material for the closing, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Exchange of Viacom Common Stock; No Fractional Shares

As of the effective time, shares of Viacom common stock will no longer be outstanding, and each share of Viacom common stock will be converted into the merger consideration as described above.

As promptly as practicable after the effective time, ViacomCBS will cause a nationally recognized bank or trust company designated by CBS and reasonably satisfactory to Viacom (which we refer to as the “exchange agent”) to deliver to each holder of Viacom common stock the shares of ViacomCBS common stock to which such holder is entitled under the merger agreement. Immediately after the effective time, the name of CBS will be changed to “ViacomCBS Inc.” At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

Viacom stockholders will not receive any fractional shares of ViacomCBS common stock in the merger. Each Viacom stockholder who would otherwise have been entitled to receive a fraction of a share of ViacomCBS common stock (after taking into account all shares of Viacom common stock evidenced by the book-entry shares delivered by such Viacom stockholder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of CBS Class A common stock on the NYSE on the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the effective time, rounded down to the nearest penny.

Each of CBS, Viacom, ViacomCBS and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable law.

Indebtedness Following the Merger

Pursuant to the terms of both CBS’ and Viacom’s existing indentures and debt securities, the outstanding debt securities of both CBS and Viacom will not be required to be redeemed or repaid upon the closing. ViacomCBS will assume, by supplemental indenture, all of Viacom’s rights and obligations under Viacom’s outstanding senior notes, junior subordinated debentures and indenture. In addition, ViacomCBS intends to maintain sufficient credit facilities and access to both the short and long-term debt markets to ensure adequate liquidity for ViacomCBS following the closing.

Accounting Treatment

NAI is the controlling stockholder of each of CBS and Viacom and therefore the merger is being accounted for as a transaction between entities under common control.

On August 13, 2019, NAI beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding and approximately 79.8% of the shares of Viacom Class A common stock outstanding. Holders of CBS Class A common stock and Viacom Class A common stock are entitled to one vote per share with respect to all matters on which stockholders are entitled to vote. Holders of Class B common stock of each company do not have voting rights. Through the aforementioned voting interest, NAI is in a position to control the outcome of corporate actions of CBS and Viacom that require, or may be accomplished by, stockholder approval and therefore have the ability to control the direction of the business and affairs of CBS and Viacom. Additionally, as the controlling stockholder, NAI controls the outcome of the adoption of the merger agreement and the related approvals. Pursuant to the Support Agreement, the NAI Parties have agreed to execute and deliver (or cause to be executed and delivered) the NAI written consents promptly, and in any event within one business day, after the registration statement is declared effective by the SEC. The delivery of the NAI written consents will constitute receipt of stockholder approval for each of CBS and Viacom with respect to the adoption of the merger agreement and related approvals. See also the sections entitled “Governance Agreement,” “Support Agreement,” “Amendment to Settlement Agreement” and “Risk Factors—Risks Relating to ViacomCBS After the Closing—NAI, through its voting control of ViacomCBS, will be in a position to control actions that require stockholder approval.”

Upon the closing, the net assets of Viacom will be combined with those of CBS at their historical carrying amounts and the companies will be presented on a combined basis for all historical periods that the companies were under common control. Shares of ViacomCBS common stock issued to Viacom stockholders in exchange for the outstanding shares of Viacom common stock will be recorded at par value and historical weighted average basic and diluted shares of Viacom will be adjusted by the exchange ratio. Intercompany transactions between Viacom and CBS will be eliminated from all historical periods. Additionally, the historical fiscal year end of CBS is December 31, while the historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. Accordingly, the historical results of Viacom will be recalendarized to conform to CBS’ presentation.

No Appraisal or Dissenters’ Rights

CBS stockholders and Viacom stockholders are not entitled to appraisal rights under Delaware law in connection with the merger. See the section entitled “No Appraisal or Dissenters’ Rights.”

Stock Exchange Listing

It is a condition to the closing that (1) all issued and outstanding shares of CBS common stock as of immediately prior to the effective time shall have been approved for listing on NASDAQ, and (2) the shares of ViacomCBS common stock to be issued in the merger shall have been approved for listing on NASDAQ, subject to official notice of issuance, in each case, prior to the closing. After the effective time, all ViacomCBS common stock will be listed on NASDAQ. As a result, all CBS common stock will be delisted from the NYSE and all Viacom common stock will be delisted from NASDAQ. We expect that ViacomCBS Class A common stock and ViacomCBS Class B common stock will be listed on NASDAQ under new ticker symbols “VIACA” and “VIAC,” respectively.

Delisting and Deregistration of Viacom Class A and Class B Common Stock

Following the closing, the Viacom common stock will be delisted from NASDAQ and deregistered under the Exchange Act and cease to be publicly traded.

Litigation Relating to the Merger

On September 27, 2019, the Bucks County Fund, a purported holder of CBS Class B common stock, served CBS with the Demand. While CBS has not conceded the Bucks County Fund’s entitlement to any documents, on October 10, 2019, CBS offered to produce certain categories of documents properly within the scope of a books and records demand under § 220. The Bucks County Fund rejected CBS’ offer and filed litigation in the Court of Chancery of the State of Delaware on October 15, 2019, seeking to compel production of all documents requested in the Demand.

Certain Relationships between CBS and Viacom

NAI is the controlling stockholder of both CBS and Viacom. Mr. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, serves as Chairman Emeritus for both the CBS board of directors and the Viacom board of directors. Ms. Redstone will serve as the non-executive Chair of the ViacomCBS board of directors.

In the ordinary course of business, the various businesses of CBS and Viacom are involved in transactions that result in the recognition of revenues and expenses. Transactions between CBS and Viacom are settled in cash. These transactions include the lease of production facilities, licensing of feature film and television content, and the sale of advertising spots. In addition, Viacom’s Filmed Entertainment segment earns revenues and recognizes expenses associated with its distribution of certain television products into the home entertainment market on behalf of CBS. Pursuant to an agreement between Viacom and CBS, Paramount distributes CBS’ library of television and other content on DVD and Blu-ray disc on a worldwide basis. Under the terms of the agreement, Paramount is entitled to retain a fee based on a percentage of gross receipts and is generally responsible for all out-of-pocket costs.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this joint consent solicitation statement/prospectus as Annex B and Annex C and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement that might be important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about CBS or Viacom. Such information can be found elsewhere in this joint consent solicitation statement/prospectus and in the public filings CBS and Viacom make with the SEC that are incorporated by reference into this joint consent solicitation statement/prospectus, as described in the section entitled “Where You Can Find More Information” above.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. The representations, warranties and covenants made in the merger agreement by CBS and Viacom were made solely for the purposes of the merger agreement and as of specific dates and are qualified by and subject to important limitations agreed to by CBS and Viacom in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of (1) establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and (2) allocating risk between the parties to the merger agreement, rather than for the purpose of establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, are qualified by certain matters contained in certain reports publicly filed with the SEC since January 1, 2017, and in some cases are qualified by the matters contained in disclosure letters delivered in connection with the merger agreement, which disclosure letters are not included in the copy of the merger agreement included in this joint consent solicitation statement/prospectus as Annex B and Annex C. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint consent solicitation statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint consent solicitation statement/prospectus, the documents incorporated by reference into this joint consent solicitation statement/prospectus, and reports, statements and filings that CBS and Viacom file with the SEC from time to time. See the section entitled “Where You Can Find More Information.”

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Viacom will merge with and into CBS, with CBS continuing as the surviving company. At the effective time, the name of the combined company will be changed to “ViacomCBS Inc.”

Closing

Unless the merger agreement is terminated, as described in the section entitled “—Termination,” the closing will occur on the second business day after the satisfaction or waiver (to the extent permitted by law) of the closing conditions described in the section entitled “—Conditions to Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or, to the extent permitted by law, waiver of such conditions), or at such other date as agreed to in writing by the parties to the merger agreement.

Effective Time

Subject to the terms and conditions of the merger agreement, on the closing date, CBS will file a certificate of merger relating to the merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The merger shall become effective either upon the filing of such certificate of merger or at such later effective time as may be stated in such certificate of merger.

Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of Viacom, CBS or the holder of any capital stock of Viacom or CBS:

•

each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time (including any Viacom Class A common stock held by any subsidiary of Viacom but excluding any Viacom cancelled shares (as defined below)) shall be converted automatically into 0.59625 fully paid, validly issued and non-assessable shares of ViacomCBS Class A common stock, subject to the treatment of fractional shares described in the section entitled “—Exchange of Viacom Common Stock; No Fractional Shares”; and

•

each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time (including any Viacom Class B common stock held by any subsidiary of Viacom but excluding any Viacom cancelled shares) shall be converted automatically into 0.59625 fully paid, validly issued and non-assessable shares of ViacomCBS Class B common stock, subject to the treatment of fractional shares described in the section entitled “—Exchange of Viacom Common Stock; No Fractional Shares.”

At the effective time, all shares of Viacom common stock held by Viacom as treasury shares (but, for the avoidance of doubt, excluding any Viacom common stock held by any subsidiary of Viacom) or by CBS immediately prior to the effective time (which we refer to as the “Viacom cancelled shares”) will be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

Treatment of Equity Awards

Each CBS equity award and each Viacom equity award will be treated in connection with the merger as described in the section entitled “The Merger—Treatment of Equity Awards.”

Governance Following Completion of the Merger

Under the merger agreement, CBS and Viacom have agreed to certain provisions relating to the governance of ViacomCBS, including the initial composition of the ViacomCBS board of directors, the standing committees of the ViacomCBS board of directors and the ViacomCBS senior management team. For a more detailed description of the governance matters relating to ViacomCBS, see the section entitled “The Merger—Governance Following Completion of the Merger.”

Exchange of Viacom Common Stock; No Fractional Shares

At the effective time, shares of Viacom common stock will no longer be outstanding, and each share of Viacom common stock will be converted into the merger consideration as described above.

As promptly as practicable after the effective time, ViacomCBS will cause the exchange agent to deliver to each holder of Viacom common stock the shares of ViacomCBS common stock to which such holder is entitled under the merger agreement.

Viacom stockholders will not receive any fractional shares of ViacomCBS common stock in the merger. Each Viacom stockholder who would otherwise have been entitled to receive a fraction of a share of ViacomCBS common stock (after taking into account all shares of Viacom common stock evidenced by the book-entry shares delivered by such Viacom stockholder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of CBS Class A common stock, on the NYSE on the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the date of the effective time, rounded down to the nearest penny.

Each of CBS, Viacom, ViacomCBS and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under applicable tax law.

Representations and Warranties

Each of CBS and Viacom has made representations and warranties in the merger agreement regarding, among other things:

•	organization, standing and power;

•	qualification to do business;

•	capitalization and related matters;

•	subsidiaries;

•	authorization and enforceability of the merger agreement;

•	board and stockholders approvals;

•	absence of conflicts or violations;

•	governmental approvals;

•	SEC filings and financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	legal proceedings;

•	compliance with law;

•	licenses and permits;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	anti-takeover provisions and state takeover statutes;

•	real property;

•	contracts;

•	insurance;

•	related party transactions;

•	opinions of financial advisors; and

•	absence of brokers or other advisors.

Many of the representations and warranties made by CBS and Viacom are qualified by a “materiality” or a “material adverse effect” standard. For purposes of the merger agreement, “material adverse effect” means, with respect to CBS or Viacom, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (1) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition of such party and its subsidiaries, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair the ability of such party to consummate the contemplated transactions. With respect to clause (1) above, the definition of “material adverse effect” excludes the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of:

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction;

•	changes or conditions generally affecting the industries, businesses, or segments thereof, in which such party and its subsidiaries operate;

•	any change in applicable law, regulation or GAAP (or authoritative interpretation of any of the foregoing);

•

the announcement of the merger agreement or the contemplated transactions or the terms thereof or the consummation of the contemplated transactions, including the impact of the merger agreement on the relationships of such party and its subsidiaries with customers, suppliers, distributors, partners, officers or employees;

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	earthquakes, hurricanes, floods or other natural disasters;

•

any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be a “material adverse effect” to the extent not otherwise excluded under this definition); or

•

any change, in and of itself, in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a “material adverse effect” to the extent not otherwise excluded under this definition).

However, any exception described in the first, second, third, fifth or sixth bullet point above will not apply to the extent that the applicable event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, chance, circumstance, effect, development or state of facts on other persons in the industries, businesses, or segments thereof, in which such party and its subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a “material adverse effect” with respect to such party.

In addition, the exception described in the fourth bullet point above will not apply to references to “material adverse effect” in the representations and warranties relating to the absence of conflicts or violations or, to the extent related to such representations and warranties, the closing condition relating to the accuracy of such party’s representations and warranties described in the section entitled “—Conditions to Completion of the Merger.”

Covenants of the Parties

Conduct of Business Pending the Closing Date

During the period from the date of the merger agreement to the earlier of the termination of the merger agreement and the effective time (except as otherwise specifically contemplated by the terms of the merger agreement, as may be required by law or order of a governmental entity or as otherwise set forth in the applicable disclosure letter), unless the other party otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of CBS and Viacom has agreed that:

•	its and its subsidiaries’ businesses will be conducted, in all material respects, in the ordinary course of business, in a manner consistent with past practice; and

•

it will use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ present executive officers and key employees and to preserve, in all material respects, its and its subsidiaries’ respective assets and properties in good repair and condition and its and its subsidiaries’ present relationships and goodwill with governmental entities and persons with which it and its subsidiaries have significant business relations.

Additionally, during the period from the date of the merger agreement to the earlier of the termination of the merger agreement and the effective time (except as specifically contemplated by the terms of the merger agreement, as may be required by law or order or as set forth in the applicable disclosure letter), unless the other party otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of CBS and Viacom has agreed not to, and has agreed not to permit any of its subsidiaries to:

•

make any change in any of the organizational documents of CBS or Viacom, as applicable, or (other than such changes that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the ability of CBS or Viacom, as applicable, to consummate the merger (unless such change disproportionately benefits NAI or certain of its related parties relative to any other holder of the relevant class of CBS common stock or Viacom common stock, as applicable)) the organizational or similar documents of any subsidiary of CBS or Viacom, as applicable;

•

issue, deliver, sell, pledge, grant, transfer, encumber or subject to any lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (1) grants of equity awards as permitted by the ninth bullet point of this list, (2) shares of common stock issuable upon settlement or exercise, as applicable, of outstanding equity awards in accordance with their terms, (3) shares of CBS Class B common stock or Viacom Class B common stock, as applicable, issuable upon conversion of outstanding CBS Class A common stock or Viacom Class A common stock, respectively, or (4) any such issuances of, or grants of options, warrants or rights to acquire, or issuances of any securities convertible or exchangeable into, shares of capital stock, membership interests or partnership interests or other equity interests of wholly-owned subsidiaries of CBS or Viacom, as applicable, to CBS or Viacom, respectively, or to wholly-owned subsidiaries of CBS or Viacom, respectively;

•

redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of CBS or Viacom, as applicable, or any subsidiary thereof, or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with (1) tax withholding in connection with the vesting, settlement and/or exercise of equity awards, (2) forfeitures of equity awards pursuant to their terms in effect on the date of the merger agreement or (3) redemptions, purchases or other acquisitions of shares or interests of any wholly-owned subsidiary of CBS or Viacom, as applicable, by CBS or Viacom, respectively, or any other wholly-owned subsidiary of CBS or Viacom, respectively;

•

declare, set aside or pay any dividends or other distributions in respect of the shares or interests described in the preceding bullet point, other than (1) dividends or other distributions by wholly-owned subsidiaries or (2) regular quarterly cash dividends payable by CBS or Viacom, as applicable, in respect of shares of common stock, with declaration, record and payment dates substantially consistent with those of dividends paid by CBS or Viacom, respectively, during the most recently completed prior fiscal year, in aggregate quarterly amounts not to exceed the amounts set forth in the applicable disclosure letter;

•

transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien upon (other than certain permitted liens) or otherwise dispose of any properties or assets (including capital stock of any subsidiaries but excluding intellectual property, which is governed by the next bullet point in this list), except for properties or assets with a fair market value not in excess of the amounts set forth in the applicable disclosure letter, except that this restriction does not apply to sales or other dispositions of obsolete assets or pursuant to contracts in effect and made available to the other party prior to the date of the merger agreement;

•

transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien upon (other than certain permitted liens) or otherwise dispose of any material intellectual property, except that this restriction does not apply to (1) ordinary course licenses, ordinary course assignments of copyright interests and related rights or ordinary course security interests in connection with the conduct of their businesses, letting lapse, abandonment and cancellations, and certain permitted liens, in each case, of intellectual property, (2) sales or dispositions of intellectual property, or the granting of any licenses of intellectual property, in each case, in the ordinary course of business consistent with past practice, (3) contracts that provide for the distribution of programming services or content via MVPDs (as defined in the Communications Act) or streaming services and (4) transactions among CBS or Viacom, as applicable, and its subsidiaries;

•

acquire, lease or sublease any assets or properties (including any equity interests or any real property) that have a fair market value, purchase price or aggregate rental amount in excess of the amounts set forth in the applicable disclosure letter, in each case, whether by merger, consolidation, purchase of property or assets or otherwise;

•

merge with or consolidate with any other person, or restructure, reorganize or completely or partially liquidate, except for transactions of the type contemplated by the fifth, sixth or seventh bullet point of this list, which are not restricted thereby, and for mergers among, or the restructuring, reorganization or liquidation of, any wholly-owned subsidiaries that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the closing;

•

except (1) in each case, as required by the terms of any employee benefit plan as in effect as of the date of the merger agreement or as modified after the date of the merger agreement in accordance with the merger agreement or (2) with respect to clauses (i), (ii) and (v) below, in the ordinary course of business consistent with past practice, (i) materially increase the compensation or benefits payable or to become payable to any employee at the level of Executive Vice President or above or directors, (ii) establish, adopt, enter into or materially amend any material employee benefit plan or any collective bargaining agreement, (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangements (excluding any sales, bonus or commission arrangements consistent with the terms of plans governing such awards), (iv) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any employee benefit plan (including any equity awards) or (v) grant or provide any change-in-control, retention, severance or termination compensation or benefits;

•

make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable law, in each case, occurring after the date of the merger agreement;

•

(1) make, change or revoke any material tax election, (2) adopt or change any tax accounting method or change any tax accounting period, in each case, in a material manner, (3) file any amended U.S. federal income or other material tax return, (4) settle any proceeding or audit for an amount of taxes in excess of the amount set forth in the applicable disclosure letter, (5) surrender any right to claim a refund of an amount of taxes that is in excess of the amount set forth in the applicable disclosure letter or (6) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to an amount of taxes that is in excess of the amount set forth in the applicable disclosure letter;

•

(1) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a governmental entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations not in excess of the amounts set forth in the applicable disclosure letter (excluding any amounts that may be paid under existing insurance policies) and not involving any non-de-minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations, (2) waive any right with respect to any material claim other than in the ordinary course of business and consistent with past practice or (3) settle or resolve any claim on terms that may require it to materially alter its existing business practices, in each case, other than any claim with respect to (i) taxes, which are governed by the preceding bullet point in this list and (ii) stockholder litigation or claims against CBS or Viacom, as applicable, and/or its directors or officers relating to the merger or the other contemplated transactions (which such litigation will be governed by a cooperation covenant referred to under the section entitled “—Other Covenants and Agreements” below);

•

incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice, on prevailing market terms or on terms substantially consistent with or more beneficial to CBS or Viacom, as applicable, and its subsidiaries, taken as a whole, than existing indebtedness for borrowed money;

•

(1) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, certain material contracts, or (2) enter into any agreement, contract or commitment that would be a material contract if it were in effect on the date of the merger agreement, in each case, other than in the ordinary course of business consistent with past practice and other than any employee benefit plan;

•

fail to maintain in all material respects insurance in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

•	enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the closing;

•	enter into or amend any material contract, arrangement or transaction with NAI or certain of its related parties; or

•	commit, resolve or agree to do or authorize any of the foregoing.

No Solicitation

Each of CBS and Viacom have agreed, from the date of the merger agreement to the earlier of the termination of the merger agreement and the effective time, not to, and to cause its subsidiaries not to, and to instruct (and use its reasonable best efforts to cause) its and its subsidiaries’ respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging or facilitating an acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

Additionally, except as permitted by the merger agreement and described below, each party (and such party’s subsidiaries and their respective representatives) was required, upon execution of the merger agreement, to (1) immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal and (2) request the prompt return or destruction of all confidential information previously furnished to any person in connection with a potential acquisition proposal and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

Notwithstanding the above described restrictions, the merger agreement provides that, if at any time prior to obtaining the CBS stockholder approval or the Viacom stockholder approval, as applicable, CBS or Viacom (directly or through any of their respective representatives) receives an acquisition proposal, which acquisition proposal did not result from any breach of such party’s non-solicitation obligations under the merger agreement, and its board of directors or special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), then such party and its representatives may (1) enter into a confidentiality agreement with the person making the acquisition proposal and may furnish information with respect to itself and its subsidiaries to the person who has made such acquisition proposal (provided that such party is required to promptly provide to the other party any material non-public information that is provided to any person given such access which was not previously provided to the other party) and (2) engage in or otherwise participate in discussions or negotiations with the person making such acquisition proposal.

CBS and Viacom have also each agreed (1) to promptly notify the other party in the event that it or any of its subsidiaries or any of their respective representatives receives an acquisition proposal and, subject to applicable law, to disclose to the other party the material terms and conditions of any such acquisition proposal and the identity of the person making such acquisition proposal and (2) upon the request of the other party, to keep the other party reasonably informed of any material developments with respect to any such acquisition proposal (including any material changes thereto).

For purposes of the merger agreement, an “acquisition proposal” for CBS or Viacom, as applicable, means any inquiry, proposal or offer from any person or group (other than Viacom or CBS, respectively) relating to, in a single transaction or series of related transactions, any direct or indirect (1) acquisition of 20% or more of the consolidated assets of such party and its subsidiaries (based on the fair market value thereof, as determined in good faith by its board of directors or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of such party and its subsidiaries, including in any such case through the acquisition of one or more of such party’s subsidiaries owning such assets, (2) acquisition of common stock representing 20% or more of the aggregate equity or voting power of such party, (3) tender offer or exchange offer that if consummated would result in any person or group beneficially owning common stock representing 20% or more of the aggregate equity or voting power of such party, or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party pursuant to which any person or group (or the shareholders of any such person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of such party or of the combined company in a merger involving such party or the resulting direct or indirect parent of such party or such combined company.

For the purposes of the merger agreement, a “superior proposal” for CBS or Viacom, as applicable, means any bona fide written acquisition proposal for such party that its board of directors and its special committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (1) would be more favorable to such party’s stockholders from a financial point of view than the contemplated transactions (taking into account any amendment or modification proposed by the other party during the notice and match period as described in the section entitled “—Adverse Recommendation Change; Superior Proposal Termination”) and (2) is reasonably capable of being completed in accordance with its terms, taking into account all legal, regulatory, financial (including financing terms) and other aspects of such proposal and of the merger agreement (provided that for the purposes of the definition of “superior proposal,” the references to 20% in the definition of acquisition proposal shall be deemed to be references to 50%).

Adverse Recommendation Change; Superior Proposal Termination

The merger agreement provides that, subject to the exceptions described below, none of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee will:

•

withhold or withdraw (or modify in a manner adverse to the other party), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other party), the CBS board recommendation, the CBS special committee recommendation, the Viacom board recommendation or the Viacom special committee recommendation, as applicable;

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt any acquisition proposal;

•

fail to include the CBS board recommendation, the CBS special committee recommendation, the Viacom board recommendation or the Viacom special committee recommendation, as applicable, in this joint consent solicitation statement/prospectus;

•

make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer;

•

if an acquisition proposal (other than an acquisition proposal subject to Regulation 14D) is publicly announced or disclosed, fail to reaffirm the CBS board recommendation, the CBS special committee recommendation, the Viacom board recommendation or the Viacom special committee recommendation, as applicable, on or prior to the tenth business day after the party who was not subject to such acquisition proposal requests such reaffirmation; or

•

execute or enter into (or cause or permit CBS or Viacom or any of their respective subsidiaries, as applicable, to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an acquisition proposal.

Notwithstanding the foregoing, prior to obtaining the relevant stockholder approval, but not after, each of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee, as applicable, may take any of the foregoing actions described in the first five bullet points above (which we refer to as an “adverse recommendation change”) or terminate the merger agreement as described in the section entitled “—Termination” below in order to enter into a definitive agreement providing for a superior proposal (which we refer to as a “superior proposal termination”) if, upon receiving an acquisition proposal, such board or special committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal; provided, however, that no such action may be taken unless:

•

the party intending to take such action (which we refer to as the “acting party”) has given the other party at least five business days’ prior written notice of its intention to take such action (which notice specifies the identity of the party making such superior proposal and the material terms thereof and attaches the agreement and all material related documentation providing for such superior proposal);

•

the acting party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period, to the extent the other party wishes to negotiate, to enable the other party to propose in writing a binding offer to effect revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

•

following the end of such notice period, the board of directors or special committee of the acting party has considered in good faith any such binding offer from the other party, and has determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer are to be given effect; and

•

in the event of any material change to the material terms of such superior proposal, the acting party has delivered to the other party an additional notice consistent with that described in the first bullet point of this paragraph and the notice period has recommenced for a period of at least three business days.

Further, prior to obtaining the relevant stockholder approval, but not after, each of the CBS board of directors, the CBS special committee, the Viacom board of directors or the Viacom special committee, as applicable, may make an adverse recommendation change (but may not terminate the merger agreement) in response to an intervening event (as defined below) if such board or special committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such intervening event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to corresponding notice and match period requirements.

For the purposes of the merger agreement, an “intervening event” means, with respect to CBS or Viacom, any event, change, circumstance, effect, development or state of facts that is material to such party and its subsidiaries, taken as a whole, that (1) first becomes known after the date of the merger agreement and prior to obtaining the relevant stockholder approval and (2) was not known by or reasonably foreseeable to such party’s board of directors or special committee as of the date of the merger agreement. The definition of “intervening event” excludes the following events, changes, circumstances, effects, developments and states of facts:

•	the receipt, existence or terms of an acquisition proposal or any matter relating thereto or direct or indirect consequence thereof;

•

the fact that, in and of itself, such party or any of its subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether the has been or will be an “intervening event” to the extent not otherwise excluded hereunder); and

•

any change, in and of itself, in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be an “intervening event” to the extent not otherwise excluded hereunder).

No Stockholder Meetings

The merger agreement provides that CBS and Viacom will seek the CBS stockholder approval and the Viacom stockholder approval, respectively, pursuant to this joint consent solicitation statement/prospectus, and that neither CBS nor Viacom will call or convene any meeting of their stockholders in connection with seeking such stockholder approvals. See the sections entitled “CBS Solicitation of Written Consents” and “Viacom Solicitation of Written Consents.”

Efforts

CBS and Viacom have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date of the merger agreement, the merger and the other contemplated transactions, including using reasonable best efforts in:

•

the obtaining of all necessary actions, non-actions, waivers, consents and approvals from governmental entities prior to the effective time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary in connection therewith;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•

the contesting and defending of any lawsuits or other legal proceedings challenging the merger agreement, the merger or the other contemplated transactions, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed;

•	the execution and delivery of any additional instruments necessary to consummate the contemplated transactions; and

•	refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the closing.

Employee Benefits

ViacomCBS will honor all CBS and Viacom employee benefit and compensation plans, programs, agreements and arrangements in accordance with their terms; provided that ViacomCBS will be permitted to amend or terminate any such plan, program, agreement or arrangement to the extent permitted by the terms of such plan, program, agreement or arrangement.

For a period of one year following the closing date, ViacomCBS will provide each employee of CBS and Viacom who is not covered by a collective bargaining agreement (or similar arrangement) with:

•

a base salary or base wage rate and target incentive opportunities (excluding any broad-based equity program), in each case, that are no less favorable than those provided to such employee immediately prior to the effective time;

•

severance benefits that are no less favorable than the greater of (1) the severance benefits provided to such employee as of the effective time and (2) the severance benefits provided by CBS or Viacom, as the case may be, to similarly situated employees as of the closing date; and

•

other compensation and benefits (including any broad-based equity program) that are substantially comparable in the aggregate to those provided to such employee immediately prior to the closing date (excluding any retention, change in control or other one-time awards).

To the extent not paid prior to the closing, each CBS or Viacom employee who participates in an annual cash incentive plan will receive a cash bonus in respect of the fiscal year 2019 of CBS or Viacom, as the case may be, based on (1) actual performance or (2) if the closing occurs prior to the end of such fiscal year, (i) target performance, in the case of CBS employees, and (ii) actual performance through the closing and a good faith estimate of performance for the remaining portion of such fiscal year, in the case of Viacom employees. With respect to fiscal year 2020, each CBS or Viacom employee will receive a prorated cash bonus based on the number of days elapsed between the first day of the fiscal year 2020 of CBS or Viacom, as the case may be, and the beginning of the first performance period under ViacomCBS’ cash incentive plan that covers both CBS and Viacom employees. If an individual’s employment is terminated without “cause” prior to the payment date for bonuses in respect of the applicable fiscal year 2019 or 2020, then such employee will be entitled to receive a prorated bonus in respect of such fiscal year; provided that, to the extent that a CBS or Viacom employee benefit or compensation plan, program, agreement or arrangement, as applicable, provides for more favorable treatment with respect to annual cash bonuses upon such termination, then the terms of such plan, program, agreement or arrangement will control.

The ViacomCBS employee benefit plans will recognize each CBS or Viacom employee’s service with CBS and Viacom for all purposes, other than where such recognition would result in a duplication of benefits. In addition, for each CBS or Viacom employee, ViacomCBS will (1) waive any pre-existing conditions, exclusions or waiting periods except to the extent such limitation applied to such employee prior to the effective time, and (2) for the plan year in which the effective time occurs, credit any amounts paid by such employee prior to the effective time towards satisfying any applicable deductible or out-of-pocket requirement.

Indemnification and Insurance

The merger agreement requires, from and after the effective time, ViacomCBS to, and to cause its subsidiaries to, to the fullest extent permitted by law, indemnify any person who is, or has been at any time prior to the effective time, (1) an officer or director of CBS or Viacom or any of their respective subsidiaries or (2) serving at the request of CBS or Viacom as an officer or director of or in any similar capacity with another corporation, limited liability company, joint venture or other enterprise (including employee benefit plans) or general partner of any partnership or a trustee of any trust or a member of any committee of CBS or Viacom with oversight over CBS’ or Viacom’s employee benefit plans and their participants or beneficiaries (an “indemnified person”) in connection with any proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such indemnified person is or was an officer or director of CBS or Viacom or any of their respective subsidiaries or is or was serving at the request of CBS or Viacom as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise (including employee benefit plans) or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the effective time and whether asserted or claimed prior to, at or after the effective time.

For six years from the effective time, ViacomCBS will not be permitted to amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of ViacomCBS or any of its subsidiaries’ certificates of incorporation or bylaws or similar organizational documents as in effect immediately prior to the effective time in any manner that would adversely affect the rights of any indemnified person under such organizational documents.

The merger agreement requires Viacom to purchase (1) a six-year prepaid “tail policy” from the effective time for its current directors’ and officers’ liability policies and current fiduciary policies covering such directors and officers and (2) a six-year prepaid “tail policy” from the effective time for its current employment practice and, at its option, media/cyber liability policies covering such directors and officers, in each case, covering the insureds under such current policies for acts or omissions occurring (or alleged to occur) with respect to the insureds under such current policies prior to or at the effective time.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between CBS and Viacom in the preparation of this joint consent solicitation statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	cooperation between CBS and Viacom in the defense or settlement of any stockholder litigation relating to the contemplated transactions;

•	cooperation between CBS and Viacom in connection with public announcements;

•	actions by CBS and Viacom to exempt certain dispositions of Viacom common stock or acquisitions of CBS common stock under Rule 16b-3 promulgated under the Exchange Act;

•	efforts by CBS and Viacom to deliver certificates and opinions required to be delivered in connection with certain outstanding indebtedness of each such party;

•	actions by CBS and Viacom to ensure no state anti-takeover laws become applicable to the merger agreement, the merger or other contemplated transactions, or to otherwise limit the effects thereof;

•	cooperation between CBS and Viacom in delisting the Viacom common stock from NASDAQ and terminating the registration of Viacom common stock under the Exchange Act, effective as of the effective time;

•

actions by CBS to cause the shares of ViacomCBS common stock to be issued in connection with the merger, and the shares of ViacomCBS common stock to be reserved for settlement or exercise of equity awards in respect of ViacomCBS common stock, to be listed on NASDAQ, subject to official notice of issuance, prior to the effective time, under ticker symbols to be agreed by CBS and Viacom and reasonably acceptable to NAI;

•

efforts by CBS and Viacom to cause certain persons who are in office as a director or officer of CBS or Viacom or any of their respective subsidiaries immediately prior to the effective time to resign from all such positions, effective as of the effective time; and

•	coordination between CBS and Viacom on the record and payment dates for regular quarterly dividends issued prior to the closing date.

Conditions to Completion of the Merger

The respective obligations of CBS and Viacom to effect the merger are subject to the satisfaction, or (to the extent permitted by law) waiver by CBS and Viacom (as applicable), at or prior to effective time of the following conditions:

•

Viacom Stockholder Approval. Viacom having obtained the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Viacom Class A common stock in favor of the adoption of the merger agreement.

•

CBS Stockholder Approval. CBS having obtained the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of CBS Class A common stock in favor of the adoption of the merger agreement, the approval of the merger and the effecting of the stock issuance.

•

Absence of Legal Restraint. No law having been adopted or promulgated, or being in effect, and no temporary, preliminary or permanent order issued by one or more specified governmental entities of competent jurisdiction being in effect, in each case, having the effect of making the merger illegal or otherwise prohibiting closing (each, a “legal restraint”).

•	Regulatory Approvals. The approvals or consents of specified governmental entities having been received and being in full force and effect.

•

NASDAQ Listing. All issued and outstanding shares of CBS common stock as of immediately prior to the effective time and all shares of ViacomCBS common stock to be issued in the merger having been approved for listing on NASDAQ, subject to official notice of issuance.

•

Effectiveness of Registration Statement. The registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part having been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC.

The obligation of CBS to effect the merger is subject to the satisfaction, or waiver by CBS, at or prior to the effective time of the following additional conditions:

•	Representations and Warranties.

○

Certain representations and warranties of Viacom relating to organization, standing and power, equity awards, subsidiaries, changes in capitalization, authorization and enforceability of the merger agreement, board and stockholders approvals, absence of conflicts or violations, anti-takeover provisions and state takeover statutes, related party transactions and absence of brokers or other advisors being true and correct in all material respects, in each case, both when made and at and as of the closing date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).

○

Certain representations and warranties of Viacom relating to the outstanding capitalization of Viacom being true and correct in all respects, in each case, when made and at and as of the closing date, as if made at and as of such date (except for any de minimis inaccuracies).

○

Certain representations and warranties of Viacom relating to the absence of a material adverse effect with respect to Viacom being true and correct in all respects both when made and at and as of the closing date.

○

All other representations and warranties of Viacom set forth in the merger agreement being true and correct both when made and at and as of the closing date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

•

Covenants. Viacom having performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time.

•

Officer’s Certificate. CBS having received a certificate of an executive officer of Viacom, dated as of the closing date, certifying that the conditions described under the two bullet points above (under “—Representations and Warranties” and “—Covenants”) have been satisfied.

•

Resignations. Viacom having delivered to CBS the resignation (or other evidence of removal) of certain officers and directors from each office held by such person at Viacom and each of its subsidiaries, in each case, effective as of the effective time in form and substance reasonably acceptable to CBS.

•

Tax Opinion. CBS having received a written opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP (or, under certain circumstances, one of certain other law firms), dated as of the closing date and in form and substance reasonably satisfactory to CBS, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify for its intended tax treatment, including that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of Viacom to effect the merger is subject to the satisfaction, or waiver by Viacom, at or prior to the effective time of the following additional conditions:

•	Representations and Warranties.

○

Certain representations and warranties of CBS relating to organization, standing and power, equity awards, subsidiaries, changes in capitalization, authorization and enforceability of the merger agreement, board and stockholders approvals, absence of conflicts or violations, anti-takeover provisions and state takeover statutes, related party transactions and absence of brokers or other advisors being true and correct in all material respects, in each case, both when made and at and as of the closing date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).

○

Certain representations and warranties of CBS relating to the outstanding capitalization of CBS being true and correct in all respects, in each case, both when made and at and as of the closing date, as if made at and as of such date (except for any de minimis inaccuracies).

○

Certain representations and warranties of CBS relating to the absence of a material adverse effect with respect to CBS being true and correct in all respects both when made and at and as of the closing date.

○

All other representations and warranties of CBS set forth in the merger agreement being true and correct both when made and at and as of the closing date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

•

Covenants. CBS having performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time.

•

Officer’s Certificate. Viacom having received a certificate of an executive officer of CBS, dated as of the closing date, certifying that the conditions described under the two bullet points above (under “—Representations and Warranties” and “—Covenants”) have been satisfied.

•

Resignations. CBS having delivered to Viacom the resignation (or other evidence of removal) of certain officers and directors from each office held by such person at CBS and each of its subsidiaries, in each case, effective as of the effective time in form and substance reasonably acceptable to Viacom.

•

Tax Opinion. Viacom having received a written opinion from Cravath, Swaine & Moore LLP (or, under certain circumstances, one of certain other law firms), dated as of the closing date and in form and substance reasonably satisfactory to Viacom, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the merger will qualify for its intended tax treatment, including that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time (except as provided below, whether before or after receipt of the CBS stockholder approval with respect to the CBS merger agreement proposal and the CBS stock issuance proposal or the Viacom stockholder approval with respect to the Viacom merger agreement proposal) by mutual written consent of CBS and Viacom or as follows:

•	By either CBS or Viacom:

○

if the effective time has not occurred on or before May 13, 2020 (provided that this right to terminate the merger agreement will not be available to any party whose material breach of any obligation under the merger agreement has been the primary cause of the failure of the effective time to occur on or before such date); or

○

if any legal restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the merger or otherwise prohibiting the closing shall have become final and non-appealable (provided that this right to terminate the merger agreement will not be available to any party whose material breach of any obligation under the merger agreement has been the primary cause of the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted);

•	By CBS:

○

prior to receipt of the Viacom stockholder approval, if the Viacom board of directors or the Viacom special committee has made an adverse recommendation change, as described in the section entitled “—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”;

○

prior to receipt of the CBS stockholder approval, if (1) the CBS board of directors or the CBS special committee authorizes CBS, subject to complying with the merger agreement provisions described in the section entitled “—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination,” to enter into a definitive agreement providing for a superior proposal, (2) concurrently with the termination of the merger agreement, CBS, subject to complying with such merger agreement provisions, enters into a definitive agreement providing for a superior proposal and (3) prior to or concurrently with such termination, CBS pays to Viacom the CBS termination fee described in the section entitled “—Termination Fees; Expenses”; or

○

if Viacom has breached or failed to perform any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Viacom shall have become untrue, in either case such that the applicable closing condition would not be satisfied, and (1) such breach is not reasonably capable of being cured prior to May 13, 2020 or (2) if such breach is reasonably capable of being cured prior to May 13, 2020, such breach has not been cured prior to the earlier of (i) 30 days following written notice of such breach from CBS to Viacom and (ii) May 13, 2020 (provided that this right to terminate the merger agreement will not be available to CBS if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of CBS has become untrue, in either case so as to result in the failure of the applicable closing condition); or

•	By Viacom:

○

prior to receipt of the CBS stockholder approval, if the CBS board of directors or the CBS special committee has made an adverse recommendation change, as described in the section entitled “—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination”;

○

prior to receipt of the Viacom stockholder approval, if (1) the Viacom board of directors or the Viacom special committee authorizes Viacom, subject to complying with the merger agreement provisions described in the section entitled “—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination,” to enter into a definitive agreement providing for a superior proposal, (2) concurrently with the termination of the merger agreement, Viacom, subject to complying with such merger agreement provisions, enters into a definitive agreement providing for a superior proposal and (3) prior to or concurrently with such termination, Viacom pays to CBS the Viacom termination fee described in the section entitled “—Termination Fees; Expenses”; or

○

if CBS has breached or failed to perform any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of CBS shall have become untrue, in either case such that the applicable closing condition would not be satisfied, and (1) such breach is not reasonably capable of being cured prior to May 13, 2020 or (2) if such breach is reasonably capable of being cured prior to May 13, 2020, such breach has not been cured prior to the earlier of (i) 30 days following written notice of such breach from Viacom to CBS and (ii) May 13, 2020 (provided that this right to terminate the merger agreement will not be available to Viacom if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Viacom has become untrue, in either case so as to result in the failure of the applicable closing condition).

Effect of Termination

In the event of termination of the merger agreement as described in the section entitled “—Termination,” there will be no liability or obligation on the part of either party to the other or any such other party’s subsidiaries or any of their respective representatives, except that:

•	the confidentiality agreement and the clean team agreement, in each case, between CBS and Viacom, will survive the termination;

•	certain provisions of the merger agreement will survive the termination, including the merger agreement provisions described in this section; and

•

in the event that any termination fee described in the section entitled “—Termination Fees; Expenses” becomes due and payable to a party, the payment of such fee and any applicable expenses will be the sole and exclusive remedy of such party and its subsidiaries and their respective representatives, on the one hand, against the other party and its subsidiaries and their respective representatives, on the other hand, for (1) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the merger to be consummated, (2) the termination of the merger agreement, (3) any liabilities or obligations arising under the merger agreement or (4) any claims or actions or other losses arising out of or relating to the merger agreement or any breach, termination or failure of or under the merger agreement; provided that termination of the merger agreement will not relieve any party from any liability or damages incurred or suffered by the other party to the extent such liability or damages were the result of or arise out of fraud or any intentional breach of any covenant or agreement in the merger agreement occurring prior to such termination (in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity).

Termination Fees; Expenses

All fees and expenses incurred in connection with the merger will be the obligation of the party incurring such fees and expenses, except (1) CBS and Viacom will each bear and pay one-half of the expenses incurred in connection with (i) the filing, printing and mailing of this joint consent solicitation statement/prospectus and (ii) filing fees related to the merger and the merger agreement under applicable antitrust or competition laws and (2) as provided in the merger agreement provisions described in the section entitled “—Effect of Termination” above and this section below.

If the merger agreement is terminated under certain circumstances, CBS will be required to pay Viacom a termination fee of $560,000,000 (which we refer to as the “CBS termination fee”). The CBS termination fee will be payable:

•

(1) if Viacom terminates the merger agreement because the CBS board of directors or the CBS special committee makes an adverse recommendation change or (2) if CBS terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal, in each case, as described in the section entitled “—Termination” above; or

•	if all of the following events occur:

○

(1) CBS or Viacom terminates the merger agreement because of a failure of the merger to occur by May 13, 2020 or (2) Viacom terminates the merger agreement because of a breach of a covenant by CBS, in each case, as described in the section entitled “—Termination” above;

○	after the date of the merger agreement, an acquisition proposal with respect to CBS is publicly disclosed or announced or becomes publicly known:

•	prior to May 13, 2020 (in the case of a termination resulting from the failure of the merger to occur by May 13, 2020); or

•	prior to the termination of the merger agreement (in the case of a termination resulting from a breach of CBS’ covenants); and

○

(1) within 12 months following the termination of the merger agreement, CBS or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated (whether during or after such 12-month period) or (2) within 12 months following the termination of the merger agreement, any person commences a tender offer or exchange offer in respect of an acquisition proposal for CBS that is thereafter consummated (whether during or after such 12-month period).

If the merger agreement is terminated under certain circumstances, Viacom will be required to pay CBS a termination fee of $373,000,000 (which we refer to as the “Viacom termination fee”). The Viacom termination fee will be payable:

•

(1) if CBS terminates the merger agreement because the Viacom board of directors or the Viacom special committee makes an adverse recommendation change or (2) if Viacom terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal, in each case, as described in the section entitled “—Termination” above; or

•	if all of the following events occur:

○

(1) CBS or Viacom terminates the merger agreement because of a failure of the merger to occur by May 13, 2020 or (2) CBS terminates the merger agreement because of a breach of a covenant by Viacom, in each case, as described in the section entitled “—Termination” above;

○	after the date of the merger agreement, an acquisition proposal with respect to Viacom is publicly disclosed or announced or becomes publicly known:

•	prior to May 13, 2020 (in the case of a termination resulting from the failure of the merger to occur by May 13, 2020); or

•	prior to the termination of the merger agreement (in the case of a termination resulting from a breach of Viacom’s covenants); and

○

(1) within 12 months following the termination of the merger agreement, Viacom or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is subsequently consummated (whether during or after such 12-month period) or (2) within 12 months following the termination of the merger agreement, any person commences a tender offer or exchange offer in respect of an acquisition proposal for Viacom that is thereafter consummated (whether during or after such 12-month period).

Amendment and Waiver

Amendment

The merger agreement may be amended by an instrument in writing signed by each of CBS and Viacom at any time before or after the CBS stockholder approval or the Viacom stockholder approval, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders, without the approval of such stockholders.

Waiver

Any agreement on the part of a party to the merger agreement to any waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights, nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Specific Performance and Third-Party Beneficiaries

Specific Performance

CBS and Viacom agreed in the merger agreement that irreparable damage would occur and that they would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is waived. CBS and Viacom agreed that they would be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Third-Party Beneficiaries

The merger agreement is not intended to confer, and does not confer, any rights or remedies under or by reason of the merger agreement on any person other than CBS and Viacom and their respective successors and permitted assigns, other than to the persons entitled to indemnification and insurance as described in the section entitled “—Covenants of the Parties—Indemnification and Insurance.”

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the Support Agreement, a copy of which is attached to this joint consent solicitation statement/prospectus as Annex D and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the Support Agreement that might be important to you. We encourage you to read the Support Agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, CBS and Viacom entered into the Support Agreement with the NAI Parties. Pursuant to the Support Agreement, the NAI Parties agreed to, promptly (and in any event within one business day) after the registration statement is declared effective by the SEC, unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” above has occurred and not been rescinded, execute and deliver (or cause to be executed and delivered):

•

a written consent with respect to a majority of the issued and outstanding shares of CBS Class A common stock approving the adoption of the merger agreement and approving the contemplated transactions, including the merger, the stock issuance and the adoption of the A&R Charter and the A&R Bylaws; and

•

a written consent with respect to a majority of the issued and outstanding shares of Viacom Class A common stock approving the adoption of the merger agreement and approving the contemplated transactions, including the merger.

As of August 13, 2019, the NAI Parties beneficially owned approximately 78.9% of the shares of CBS Class A common stock outstanding and 79.8% of the shares of Viacom Class A common stock outstanding. The delivery of the foregoing written consents will constitute receipt of the CBS stockholder approval with respect to the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal and the Viacom stockholder approval with respect to the Viacom merger agreement proposal, respectively.

From the date of the Support Agreement until the earliest to occur of (1) the effective time, (2) the termination of the merger agreement in accordance with its terms and (3) the time of any modification, waiver or amendment to any provision of the merger agreement that is adverse in any material respect to the NAI Parties without the NAI Parties’ prior written consent, the NAI Parties have also agreed:

•

except with respect to any transaction, proposal or action that is the subject of an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” that has not been rescinded, to vote or cause to be voted (including by written consent) a majority of the issued and outstanding shares of CBS Class A common stock and a majority of the issued and outstanding shares of Viacom Class A common stock, as applicable, against:

○	any acquisition proposal;

○

any amendment to the organizational documents of CBS or Viacom, as applicable (other than as contemplated by the merger agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the closing or the contemplated transactions or change in any manner the voting rights of CBS Class A common stock or Viacom Class A common stock, as applicable;

○

any other action, agreement or transaction involving CBS or Viacom, as applicable, that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the closing or the contemplated transactions;

•

unless an adverse recommendation change as described in the section entitled “The Merger Agreement—Covenants of the Parties—Adverse Recommendation Change; Superior Proposal Termination” has occurred and not been rescinded, not to take any action with respect to its shares of CBS Class A common stock or Viacom Class A common stock that would in any way restrict, limit or interfere with the performance of their obligations under the Support Agreement;

•	not to call, seek to call or request the call of any meeting of CBS stockholders or Viacom stockholders with respect to any matter relating to the merger or the other contemplated transactions;

•

not to take any action in contravention of, or that conflicts with, (1) the designation of the members of the ViacomCBS board of directors at the effective time as described in the section entitled “The Merger Agreement—Governance Following Completion of the Merger” or (2) the A&R Charter and A&R Bylaws becoming effective at the effective time;

•

not to sell, transfer, assign, pledge, hypothecate, mortgage, license, gift, place a lien on, place in trust, encumber, or otherwise dispose of any shares of CBS Class A common stock or Viacom Class A common stock (or any voting rights thereof) to any person, if doing so would result in the NAI Parties being unable to comply with any of their foregoing obligations; and

•	not to, and to cause their affiliates and their and their representatives not to, solicit, initiate or knowingly facilitate or encourage acquisition proposals, subject to customary exceptions.

The Support Agreement contains certain other covenants and agreements, including covenants relating to (1) cooperation among CBS, Viacom and the NAI Parties in the preparation of this joint consent solicitation statement/prospectus and (2) cooperation between CBS, Viacom and the NAI Parties in the defense or settlement of any stockholder litigation relating to the merger agreement, Support Agreement or Governance Agreement, or any of the other agreements, transactions or filings contemplated thereby.

GOVERNANCE AGREEMENT

The following describes the material provisions of the Governance Agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the Governance Agreement, a copy of which is attached to this joint consent solicitation statement/prospectus as Annex E and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the Governance Agreement that might be important to you. We encourage you to read the Governance Agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, CBS, Viacom, the NAI Parties and certain other persons affiliated or associated with NAI entered into the Governance Agreement containing certain provisions that will become effective at the effective time.

Provisions in Effect until the Second Anniversary of the Closing

Pursuant to the terms of the Governance Agreement, unless the ViacomCBS board of directors determines otherwise with the Requisite Approval, ViacomCBS and the NAI Parties are required to take such actions as are necessary to ensure that (1) the post-merger directors constitute the only members of the ViacomCBS board of directors until the second anniversary of the closing and (2) in the event of any vacancy on the ViacomCBS board of directors prior to the second anniversary of the closing due to a director’s removal, death, retirement or resignation, or a vacancy existing by virtue of there being fewer than 13 members of the ViacomCBS board of directors at the effective time, (i) if such vacancy results from the departure of an NAI Affiliated Director, such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of the chief executive officer of ViacomCBS, such vacancy will be filled by the new chief executive officer upon appointment by the ViacomCBS board of directors and (iii) any other vacancy will be filled by an Unaffiliated Independent Director approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices.

Pursuant to the Governance Agreement, the NAI Parties have also agreed, until the second anniversary of the closing, to give good faith consideration to any business combination transaction or other strategic alternative involving ViacomCBS that the Unaffiliated Independent Directors determine may be in the best interests of ViacomCBS and its stockholders.

From the effective time until the second anniversary thereof, the NAI Parties are obligated to take all lawful steps within their power and authority (including voting and directing the voting of shares of ViacomCBS voting stock under their control) in furtherance of the foregoing. The NAI Parties agree not to take any action, by written consent or otherwise, to (1) remove any of the post-merger directors (other than any of the NAI Affiliated Directors) or (2) increase the size of, or create any additional vacancies on, the ViacomCBS board of directors, in each case, to the extent such action would be inconsistent with the terms of the Governance Agreement, the merger agreement, the A&R Charter or the A&R Bylaws, except with the Requisite Approval.

Other Provisions

The Governance Agreement also provides, among other things, that the NAI Parties will not take actions that would result in (1) the ViacomCBS board of directors being comprised of less than a majority of directors who are Unaffiliated Independent Directors, (2) either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of Unaffiliated Independent Directors or (3) ViacomCBS availing itself of any “controlled company” exemption under the NASDAQ or NYSE listing standards, as applicable.

AMENDMENT TO SETTLEMENT AGREEMENT

The following describes the material provisions of the Amendment to Settlement Agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the Amendment to Settlement Agreement, a copy of which is attached to this joint consent solicitation statement/prospectus as Annex F and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the Amendment to Settlement Agreement that might be important to you. We encourage you to read the Amendment to Settlement Agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, CBS, the NAI Parties and certain other parties listed therein entered into the Amendment to Settlement Agreement. The Amendment to Settlement Agreement, which will become effective at the effective time, provides for the deletion of certain provisions from the Settlement Agreement as set forth below, which matters will be governed by the Governance Agreement from and after the effective time.

The Amendment to Settlement Agreement provides for the deletion of the provision requiring each of CBS and the NAI Parties to take such actions as are necessary to ensure that the members of the CBS board of directors as of the date of the Settlement Agreement (or, if applicable, their respective successors or replacements in accordance with the Settlement Agreement) constitute the only members of the CBS board of directors at least until the 2020 annual meeting of CBS stockholders, subject only to the following exceptions: (1) the person selected by the CBS board of directors to serve as the chief executive officer of CBS may be elected to the CBS board of directors and (2) in the event of any vacancy on the CBS board due to a director’s removal, death, retirement or resignation, (i) if such vacancy results from the departure of an NAI Affiliated Director (as defined in the Settlement Agreement), such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of the chief executive officer of CBS, such vacancy will be filled by the new chief executive officer upon appointment by the CBS board of directors and (iii) any other vacancy will be filled by a CBS Unaffiliated Independent Director approved by the CBS board of directors upon the recommendation of the Nominating and Governance Committee following customary public company practices.

The Amendment to Settlement Agreement provides for the deletion of the provision requiring the NAI Parties not to take action that would result in (1) the CBS board of directors being comprised of less than a majority of directors who are CBS Unaffiliated Independent Directors, (2) either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of CBS Unaffiliated Independent Directors or (3) CBS availing itself of the “controlled company” exemption under NYSE listing standards.

In addition, the Amendment to Settlement Agreement provides for the deletion of the provision requiring the NAI Parties to give good faith consideration to any business combination transaction or other strategic alternative involving CBS that the directors not affiliated with NAI determine may be in the best interests of CBS and its stockholders.

Other than as expressly modified pursuant to the Amendment to Settlement Agreement, the Settlement Agreement, which was filed as Exhibit 10(a) to the Current Report on Form 8-K filed by CBS with the SEC on September 10, 2018, remains in full force and effect. In the event that the merger agreement is terminated prior to the effective time for any reason, the Amendment to Settlement Agreement shall be deemed null and void.

CERTAIN BENEFICIAL OWNERS OF CBS COMMON STOCK

The table below presents, as of September 17, 2019, unless otherwise indicated, information concerning the beneficial ownership of CBS Class A common stock and CBS Class B common stock by (1) each of CBS’ directors, (2) each of CBS’ named executive officers and (3) CBS’ current executive officers and directors as a group.

The amounts and percentages of shares of CBS common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to CBS’ knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of CBS common stock shown as beneficially owned by him or her. Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of September 17, 2019, the table also includes information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by CBS to beneficially own 5% or more of CBS Class A common stock. As of September 17, 2019, there were 22,802,951 shares of CBS Class A common stock outstanding and 351,899,665 shares of CBS Class B common stock outstanding. Information set forth below for the following former named executive officers is as of the indicated dates: Mr. Moonves, as of September 9, 2018, the date of his separation from CBS; Messrs. Ambrosio and Schwartz, as of November 1, 2018, the date on which each separated from CBS; and Mr. Tu, as of March 29, 2019, representing the most recent date available.

Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percentage of Class
Anthony G. Ambrosio	Class A Common Class B Common	0 529,453	(1)(2)(3)	0 *
Jonathan H. Anschell	Class A Common Class B Common	0 36,328	(1)(2)(3)	0 *
Candace K. Beinecke	Class A Common Class B Common	1,812 3,012	(4) (4)	* *
Barbara M. Byrne	Class A Common Class B Common	0 2,848	(3)	0 *
Gary L. Countryman	Class A Common Class B Common	6,797 80,462	(4) (1)(4)	* *
Brian Goldner	Class A Common Class B Common	1,771 2,970	(4) (4)	* *
Linda M. Griego	Class A Common Class B Common	0 51,635	(3)(4)	0 *
Joseph R. Ianniello	Class A Common Class B Common	0 1,516,396	(1)(2)(3)	0 *
Richard M. Jones	Class A Common Class B Common	0 161,055	(1)(2)	0 *
Robert N. Klieger	Class A Common Class B Common	1,920 7,078	(4) (4)	* *
Martha L. Minow	Class A Common Class B Common	2,861 8,682	(4) (4)	* *
Leslie Moonves	Class A Common Class B Common	0 2,888,764	(1)(2)(3)	0 *
Shari E. Redstone	Class A Common Class B Common	17,481 121,733	(4)(5) (3)(4)(5)	* *
Susan Schuman	Class A Common Class B Common	0 1,199	(4)	0 *
Gil Schwartz	Class A Common Class B Common	0 161,159	(1)(2)	0 *

Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percentage of Class
Christina Spade	Class A Common Class B Common	0 3,379	(2)	0 *
Frederick O. Terrell	Class A Common Class B Common	1,213 1,573	(4) (4)	* *
Lawrence P. Tu	Class A Common Class B Common	0 311,469	(1)(2)	0 *
Strauss Zelnick	Class A Common Class B Common	3,226 4,424	(4) (4)	* *
Current executive officers and directors as a group (17 persons)	Class A Common Class B Common	37,081 2,061,254	(4)(5) (1)(2)(3)(4)(5)(6)	* *

National Amusements 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	17,982,599 21,143,800	(7) (7)	78.9 6.0	% %

Mario J. Gabelli et al. (8) GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class A Common	3,071,309		13.5%

*	Represents less than 1% of the outstanding shares of the class.
(1)

Includes the following shares of CBS Class B common stock (i) which the indicated named executive officer or director had the right to acquire on or within 60 days from September 17, 2019, or, in the case of Messrs. Ambrosio and Schwartz, November 1, 2018, in the case of Mr. Moonves, September 9, 2018, and in the case of Mr. Tu, March 29, 2019 through the exercise of stock options: Ambrosio, 323,376; Anschell, 28,082; Countryman, 10,186; Ianniello, 1,085,956; Jones, 56,036; Moonves, 1,681,273; Schwartz, 139,577; and Tu, 290,134; and (ii) underlying CBS RSU awards which will vest within 60 days from March 29, 2019 held by the indicated executive officer: Tu, 240.

(2)	Includes shares held through the CBS 401(k) Plan.
(3)

Includes the following number of shares of CBS Class B common stock (i) owned by family members but as to which, except in the case of Ms. Griego, the indicated person disclaims beneficial ownership: Griego, 6,000; Ianniello, 2,452; and Moonves, 4,746; (ii) held by trusts, as to which the indicated person has shared voting and investment power: Anschell, 4,800; Moonves, 146,292; and Shari E. Redstone, 1,500; (iii) held in family trusts, as to which the indicated person has sole voting and investment power: Ambrosio, 94,366; Byrne, 868; and Moonves, 278,090; and (iv) held in family trusts, as to which the indicated person’s family member has voting and investment power: Ambrosio, 36,858.

(4)

Includes (i) the following CBS Class A common stock phantom units and CBS Class B common stock phantom units credited pursuant to CBS’ deferred compensation plans for Outside Directors: Beinecke, 1,812 Class A and 1,813 Class B; Countryman, 6,797 Class A and 6,808 Class B; Goldner, 1,771 Class A and 1,771 Class B; Klieger, 1,920 Class A and 1,927 Class B; Minow, 2,861 Class A and 2,874 Class B; Shari E. Redstone, 17,481 Class A and 17,660 Class B; Terrell, 1,213 Class A and 1,212 Class B; and Zelnick, 3,226 Class A and 3,225 Class B; and (ii) the following shares of CBS Class B common stock underlying vested CBS RSU awards for which settlement has been deferred: Beinecke, 1,199; Countryman, 61,504; Goldner, 1,199; Griego, 32,043; Klieger, 5,151; Minow, 3,576; Shari E. Redstone, 48,235; Schuman, 1,199; Terrell, 361; and Zelnick, 1,199. Pursuant to the governing plans, the phantom common stock units are payable in cash and the CBS RSU awards are payable in shares of CBS Class B common stock following termination of service as a director.

(5)	Ms. Redstone is a stockholder of NAI and has a minority indirect beneficial interest in CBS shares owned by NAI (and a wholly-owned subsidiary).

(6)

Includes 1,199,844 shares of CBS Class B common stock which the current executive officers and directors as a group had the right to acquire on or within 60 days from September 17, 2019, except as noted in footnote 1 above, through the exercise of CBS stock options.

(7)

These shares are owned by NAI and a wholly-owned subsidiary of NAI. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of CBS, as Mr. Redstone is the chairman of the board and the beneficial owner of a controlling interest in NAI. NAI is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of NAI, and such voting interest of NAI held by the SMR Trust is voted solely by Mr. Redstone until his death or incapacity. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the voting interest of NAI held by the SMR Trust will pass to seven trustees, who will include CBS non-executive Vice Chair Shari E. Redstone. No member of CBS’ management is a trustee of the SMR Trust. Based on information received from NAI, NAI has pledged to its lenders shares of CBS Class B common stock owned directly or indirectly by NAI. The aggregate number of CBS shares pledged by NAI represents approximately 4.5% of the total outstanding shares of CBS Class A common stock and CBS Class B common stock, on a combined basis. None of the shares of CBS Class A common stock held by National Amusements or its subsidiary is pledged. The purpose of the pledge is to secure certain indebtedness of NAI. Mr. Redstone also directly owns 40 shares of CBS Class A common stock and 202,493 shares of CBS Class B common stock that are not shown in the table. Including such shares, Mr. Redstone beneficially owns a total of 17,982,639 shares of CBS Class A common stock, or 78.9% of the class, and 21,346,293 shares of CBS Class B common stock, or 6.1% of the class.

Mr. Redstone is neither a CBS executive officer nor a member of the CBS board of directors.
(8)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on April 24, 2019. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of April 12, 2019: Gabelli Funds beneficially owned 1,529,400 of the reported shares; GAMCO beneficially owned 1,519,259 of the reported shares; GCIA beneficially owned 11,200 of the reported shares; GGCP beneficially owned 5,000 of the reported shares; the Foundation beneficially owned 4,000 of the reported shares; and AC beneficially owned 1,650 of the reported shares. Mr. Gabelli is deemed to beneficially own 800 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (i) GAMCO does not have voting power over 73,034 of the reported shares; (ii) Gabelli Funds has sole voting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in CBS and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (iii) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

CERTAIN BENEFICIAL OWNERS OF VIACOM COMMON STOCK

The table below presents, as of September 17, 2019, information concerning the beneficial ownership of Viacom Class A common stock and Viacom Class B common stock by (1) each of Viacom’s current directors, (2) each of Viacom’s current named executive officers and (3) Viacom’s current executive officers and directors as a group. “Option Shares” reflects options to purchase shares of Viacom Class A common stock or Viacom Class B common stock that were unexercised but exercisable, either currently or within a period of 60 days from September 17, 2019, and are excluded from the column “Number of Equity Shares.”

The amounts and percentages of shares of Viacom common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to Viacom’s knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of Viacom common stock shown as beneficially owned by him or her. Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of September 17, 2019, the table also includes information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by Viacom to beneficially own 5% or more of Viacom Class A common stock.

As of September 17, 2019, there were 49,430,504 shares of Viacom Class A common stock outstanding and 353,972,833 shares of Viacom Class B common stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class		Common Stock Equivalents (9)
Robert M. Bakish	Class A common stock Class B common stock	— 170,889	(1)(2)	— 756,500	* *		— —
Christa A. D’Alimonte	Class A common stock Class B common stock	— 10,803		— 68,167	* *		— —
Wade C. Davis	Class A common stock Class B common stock	— 89,101	(2)(3)	— 326,141	* *		— 1,605	(3)
Cristiana Falcone Sorrell	Class A common stock Class B common stock	— —	(4)	— —	* *		— 26,475	(4)
Doretha (DeDe) F. Lea	Class A common stock Class B common stock	— 38,999	(2)(3)	— 121,958	* *		— 1,147	(3)
Thomas J. May	Class A common stock Class B common stock	— —	(4)	— —	* *		— 9,872	(4)
Judith A. McHale	Class A common stock Class B common stock	15 4,313		— —	* *		— —
Ronald L. Nelson	Class A common stock Class B common stock	— 25,378	(4)	— —	* *		— 4,420	(4)
Deborah Norville	Class A common stock Class B common stock	— 223	(4)	— —	* *		— 38,828	(4)
Julia Phelps	Class A common stock Class B common stock	— 1,312	(2)	— 14,443	* *		— —
Charles E. Phillips, Jr.	Class A common stock Class B common stock	— 4,098	(4)	— 5,155	* *		— 69,992	(4)
Shari E. Redstone	Class A common stock Class B common stock	— 1,500	(1)(4)(5)	— —	* *		— 118,522	(4)
Nicole Seligman	Class A common stock Class B common stock	— 500	(1)(4)	— —	* *		— 9,872	(4)
Current executive officers and directors as a group (13 persons)	Class A common stock Class B common stock	15 347,116	(2)(3)(4)	— 1,292,364	* *		— 280,733	(3)(4)
Sumner M. Redstone (6)	Class A common stock Class B common stock	39,442,332 371,300	(7) (7)	— —	79.8	% *	— —
National Amusements, Inc.	Class A common stock Class B common stock	39,442,332 371,300	(7) (7)	— —	79.8	% *	— —
Mario J. Gabelli (8) GAMCO Investors, Inc.	Class A common stock	4,415,639		—	8.9%		—

*	Represents less than 1% of the outstanding common stock of the class.

(1)

Includes for Mr. Bakish, 242 Class B shares held by his children; for Shari E. Redstone, 1,500 Class B shares held in trusts for the benefit of her children, for which she is co-Trustee; and for Nicole Seligman, 500 Class B shares held indirectly as Trustee of a trust.

(2)	Includes shares held in the Viacom 401(k) plan.
(3)

The following Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Davis: 1,605 phantom stock units

Lea: 1,147 phantom stock units

(4)

The following vested Viacom RSU awards include (i) Viacom RSU awards credited to the respective director for deferred cash compensation under the Viacom Director DC Plan and/or (ii) Viacom RSU awards resulting from annual RSU equity grants to the respective director under the RSU Plan for Outside Directors, in each case, the settlement of which the director elected to defer. These shares are excluded from the “Number of Equity Shares” column and the “Percentage of Class” column and included in the “Common Stock Equivalents” column:

Falcone Sorrell: 26,475 vested Viacom RSU awards

May: 9,872 vested Viacom RSU awards

Nelson: 4,420 vested Viacom RSU awards

Norville: 38,828 vested Viacom RSU awards

Phillips: 69,992 vested Viacom RSU awards

Shari E. Redstone: 118,522 vested Viacom RSU awards

Seligman: 9,872 vested Viacom RSU awards

(5)	Ms. Redstone is a stockholder of NAI and has an indirect minority beneficial interest in the Viacom shares owned by the NAI Parties.
(6)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.
(7)

These shares are owned by NAI and a wholly-owned subsidiary of NAI. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of Viacom, as Mr. Redstone is the chairman of the board and the beneficial owner of a controlling interest in NAI. NAI is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of NAI, and such voting interest of NAI held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s incapacity or death, voting control of the voting interest of NAI held by the SMR Trust will pass to seven trustees, who will include Viacom non-executive Vice Chair Shari E. Redstone. No member of Viacom’s management is a trustee of the SMR Trust. Based on information received from NAI, NAI has pledged to its lenders shares of Viacom Class A common stock and Viacom Class B common stock owned directly or indirectly by NAI. The aggregate number of Viacom shares pledged by NAI represents approximately 3.4% of the total outstanding shares of Viacom Class A common stock and Viacom Class B common stock, on a combined basis. The purpose of the pledge is to secure certain indebtedness of NAI. Mr. Redstone also directly owns 40 shares of Viacom Class A common stock that are not shown in the table.

Mr. Redstone is neither a Viacom executive officer (or other employee) nor a member of the Viacom board of directors.
The address for NAI and its subsidiaries is 846 University Avenue, Norwood, Massachusetts 02062.
(8)

According to Amendment No. 6 to a Schedule 13D filed on May 16, 2019 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(9)

This column represents the following economic interests not otherwise included in the table above that relate to the value of, or will be paid out upon settlement with, Viacom common stock: Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives (see footnote (3)), and vested Viacom RSU awards credited to the respective director under the Viacom Director DC Plan and under the RSU Plan for Outside Directors (see footnote (4)).

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and notes thereto give effect to the merger of Viacom with and into CBS, with CBS continuing as the surviving company, to be renamed “ViacomCBS Inc.” As a result of the merger, at the effective time, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock. The merger will not result in an exchange of outstanding shares of CBS common stock. However, since the name of CBS will be changed, at the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

The merger is being accounted for as a transaction between entities under common control as a result of NAI being the controlling stockholder of each of CBS and Viacom. Therefore, in the merger, the net assets of Viacom will be combined with those of CBS at their historical carrying amounts and the companies will be presented on a combined basis for historical periods because they were under common control for all periods presented. The unaudited pro forma condensed combined financial statements reflect this presentation.

The unaudited pro forma condensed combined financial statements are derived from CBS’ and Viacom’s respective historical consolidated financial statements for each period presented. The historical fiscal year end of CBS is December 31. The historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. Accordingly, in order to present the pro forma results of ViacomCBS on a December 31 fiscal year-end basis, the historical results of Viacom were recalendarized to conform to CBS’ presentation (see Note 2). The unaudited pro forma condensed combined statements of operations are presented as if the merger occurred on January 1, 2016, which is the beginning of the earliest year for which pro forma financial statements are required to be presented in this joint consent solicitation statement/prospectus. The unaudited pro forma condensed combined balance sheet is presented as if the merger occurred on June 30, 2019.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. Additionally, the unaudited pro forma condensed combined financial statements do not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements and the notes thereto should be read together with the following:

•

CBS’ unaudited consolidated financial statements and the notes thereto contained in CBS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and the audited consolidated financial statements and the notes thereto contained in CBS’ Annual Report on Form 10-K for the year ended December 31, 2018, which are each incorporated by reference into this joint consent solicitation statement/prospectus, and

•

Viacom’s unaudited consolidated financial statements and the notes thereto contained in Viacom’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019, December 31, 2018, December 31, 2017 and December 31, 2016 and the audited consolidated financial statements and the notes thereto contained in Viacom’s Annual Report on Form 10-K for the year ended September 30, 2018, which are each incorporated by reference into this joint consent solicitation statement/prospectus.

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2019

(In millions)

	Historical
	CBS Corporation	Viacom Inc. (2)	Pro Forma Adjustments		Intercompany Eliminations (4)	ViacomCBS Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$216	$722	$—		$—	$938
Receivables, net	3,795	3,386	—		(42)	7,139
Programming and other inventory	1,945	819	—		—	2,764
Prepaid expenses and other current assets	380	515	—		—	895

Total current assets	6,336	5,442	—		(42)	11,736

Property and equipment, net	1,177	891	—		—	2,068
Programming and other inventory	4,269	3,963	—		—	8,232
Goodwill	5,062	11,886	—		—	16,948
Intangible assets	2,660	328	—		—	2,988
Operating lease assets	922	—	947	(3)	—	1,869
Deferred income tax assets, net	785	203	—		—	988
Other assets	2,624	935	—		(15)	3,544

Total Assets	$23,835	$23,648	$947		$(57)	$48,373

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$214	$441	$—		$(3)	$652
Participants’ share and royalties payable	1,188	711	—		(11)	1,888
Accrued programming and production costs	590	730	—		(27)	1,293
Accrued expenses and other current liabilities	1,851	2,121	165	(3)	—	4,351
			(36	) (3)
			(14	) (7)
			159	(6a)
			105	(6b)

Total current liabilities	3,843	4,003	379		(41)	8,184

Long-term debt	9,359	8,638	—		—	17,997
Pension and postretirement benefit obligations	1,366	582	—		—	1,948
Deferred income tax liabilities, net	535	318	(9	) (7)	—	844
Noncurrent operating lease liabilities	858	—	988	(3)	—	1,846
Other liabilities	3,121	1,374	(170	) (3)	(16)	4,339
			30	(6b)
Redeemable noncontrolling interest	—	250	—		—	250
Stockholders’ equity:
Common stock	1	—	—	(5a)	—	1
Additional paid-in-capital	43,534	10,157	35	(6b)	—	33,185
			(20,541	) (5b)
Treasury stock	(22,858)	(20,541)	20,541	(5b)	—	(22,858)
Retained earnings (accumulated deficit)	(15,002)	19,656	(306	) (6c)	—	4,348
Accumulated other comprehensive loss	(922)	(832)	—		—	(1,754)

Total ViacomCBS stockholders’ equity	4,753	8,440	(271)		—	12,922
Noncontrolling interests	—	43	—		—	43

Total Stockholders’ Equity	4,753	8,483	(271)		—	12,965

Total Liabilities and Stockholders’ Equity	$23,835	$23,648	$947		$(57)	$48,373

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2019

(In millions, except per share amounts)

	Historical
	CBS Corporation	Viacom Inc. (2)	Pro Forma Adjustments		Intercompany Eliminations (4)	ViacomCBS Pro Forma
Revenues	$7,976	$6,315	$—		$(48)	$14,243

Costs and expenses:
Operating	5,257	3,241	—		(48)	8,450
Selling, general and administrative	1,118	1,571	—		—	2,689
Depreciation and amortization	106	109	—		—	215
Restructuring and other corporate matters	121	64	—		—	185
Gain on sale of assets	(549)	—	—		—	(549)

Total costs and expenses	6,053	4,985	—		(48)	10,990

Operating income	1,923	1,330	—		—	3,253
Interest expense, net	(206)	(237)	—		—	(443)
Gain on marketable securities	—	67	—		—	67
Other items, net	(42)	(6)	—		—	(48)

Earnings from continuing operations before income taxes and equity in loss of investee companies	1,675	1,154	—		—	2,829
Benefit (provision) for income taxes	377	(242)	—		—	135
Equity in loss of investee companies, net of tax	(29)	—	—		—	(29)

Net earnings from continuing operations	2,023	912	—		—	2,935
Net earnings attributable to noncontrolling interests	—	(11)	—		—	(11)

Net earnings from continuing operations attributable to ViacomCBS	$2,023	$901	$—		$—	$2,924

Net earnings from continuing operations per common share attributable to CBS (Historical) and ViacomCBS (Pro forma):
Basic	$5.41					$4.76
Diluted	$5.38					$4.74
Weighted average number of common shares outstanding:
Basic	374		240	(5c)		614
Diluted	376		241	(5c)		617

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018

(In millions, except per share amounts)

	Historical
	CBS Corporation	Viacom Inc. (2)	Pro Forma Adjustments		Intercompany Eliminations (4)	ViacomCBS Pro Forma
Revenues	$14,514	$12,960	$—		$(118)	$27,356

Costs and expenses:
Operating	9,111	6,999	—		(118)	15,992
Selling, general and administrative	2,217	2,999	—		—	5,216
Depreciation and amortization	223	210	—		—	433
Restructuring and other corporate matters	195	296	—		—	491

Total costs and expenses	11,746	10,504	—		(118)	22,132

Operating income	2,768	2,456	—		—	5,224
Interest expense, net	(410)	(540)	—		—	(950)
Loss on marketable securities	—	(46)	—		—	(46)
Gain on early extinguishment of debt	—	18	—		—	18
Other items, net	(69)	(52)	—		—	(121)

Earnings from continuing operations before income taxes and equity in earnings (loss) of investee companies	2,289	1,836	—		—	4,125
Provision for income taxes	(273)	(337)	—		—	(610)
Equity in earnings (loss) of investee companies, net of tax	(56)	9	—		—	(47)

Net earnings from continuing operations	1,960	1,508	—		—	3,468
Net earnings attributable to noncontrolling interests	—	(37)	—		—	(37)

Net earnings from continuing operations attributable to ViacomCBS	$1,960	$1,471	$—		$—	$3,431

Net earnings from continuing operations per common share attributable to CBS (Historical) and ViacomCBS (Pro forma):
Basic	$5.20					$5.56
Diluted	$5.14					$5.52
Weighted average number of common shares outstanding:
Basic	377		240	(5c)		617
Diluted	381		240	(5c)		621

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(In millions, except per share amounts)

	Historical
	CBS Corporation	Viacom Inc. (2)	Pro Forma Adjustments		Intercompany Eliminations (4)	ViacomCBS Pro Forma
Revenues	$13,692	$13,012	$—		$(148)	$26,556

Costs and expenses:
Operating	8,438	7,180	—		(148)	15,470
Selling, general and administrative	2,126	3,041	—		—	5,167
Depreciation and amortization	223	220	—		—	443
Restructuring and other corporate matters	63	195	—		—	258
Other operating items, net	(19)	(127)	—		—	(146)

Total costs and expenses	10,831	10,509	—		(148)	21,192

Operating income	2,861	2,503	—		—	5,364
Interest expense, net	(393)	(609)	—		—	(1,002)
Gain (loss) on early extinguishment of debt	(49)	11	—		—	(38)
Gain on sale of EPIX	—	285	—		—	285
Pension settlement charges	(352)	—	—		—	(352)
Other items, net	(88)	(20)	—		—	(108)

Earnings from continuing operations before income taxes and equity in earnings (loss) of investee companies	1,979	2,170	—		—	4,149
Provision for income taxes	(633)	(149)	—		—	(782)
Equity in earnings (loss) of investee companies, net of tax	(37)	41	—		—	4

Net earnings from continuing operations	1,309	2,062	—		—	3,371
Net earnings attributable to noncontrolling interests	—	(52)	—		—	(52)

Net earnings from continuing operations attributable to ViacomCBS	$1,309	$2,010	$—		$—	$3,319

Net earnings from continuing operations per common share attributable to CBS (Historical) and ViacomCBS (Pro forma):
Basic	$3.26					$5.19
Diluted	$3.22					$5.13
Weighted average number of common shares outstanding:
Basic	401		239	(5c)		640
Diluted	407		240	(5c)		647

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VIACOMCBS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(In millions, except per share amounts)

	Historical
	CBS Corporation	Viacom Inc. (2)	Pro Forma Adjustments		Intercompany Eliminations (4)	ViacomCBS Pro Forma
Revenues	$13,166	$12,658	$—		$(139)	$25,685

Costs and expenses:
Operating	7,956	6,910	—		(139)	14,727
Selling, general and administrative	2,054	2,882	—		—	4,936
Depreciation and amortization	225	222	—		—	447
Restructuring and other corporate matters	38	248	—		—	286
Other operating items, net	(9)	—	—		—	(9)

Total costs and expenses	10,264	10,262	—		(139)	20,387

Operating income	2,902	2,396	—		—	5,298
Interest expense, net	(379)	(617)	—		—	(996)
Pension settlement charges	(211)	—	—		—	(211)
Other items, net	(82)	(9)	—		—	(91)

Earnings from continuing operations before income taxes and equity in earnings (loss) of investee companies	2,230	1,770	—		—	4,000
Provision for income taxes	(628)	(395)	—		—	(1,023)
Equity in earnings (loss) of investee companies, net of tax	(50)	43	—		—	(7)

Net earnings from continuing operations	1,552	1,418	—		—	2,970
Net earnings attributable to noncontrolling interests	—	(35)	—		—	(35)

Net earnings from continuing operations attributable to ViacomCBS	$1,552	$1,383	$—		$—	$2,935

Net earnings from continuing operations per common share attributable to CBS (Historical) and ViacomCBS (Pro forma):
Basic	$3.50					$4.31
Diluted	$3.46					$4.28
Weighted average number of common shares outstanding:
Basic	444		237	(5c)		681
Diluted	448		237	(5c)		685

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

VIACOMCBS INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollars in millions, except per share amounts)

1) BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements give effect to the completion of the merger, which is being accounted for as a transaction between entities under common control. NAI, through its direct and indirect majority ownership of CBS Class A common stock and Viacom Class A common stock, is the controlling stockholder of each of CBS and Viacom. As of August 13, 2019, NAI directly or indirectly owned approximately 78.9% of CBS Class A common stock and approximately 79.8% of Viacom Class A common stock. Therefore, in the merger, the net assets of Viacom will be combined with those of CBS at their historical carrying amounts and the companies will be presented on a combined basis for historical periods because they were under common control for all periods presented. The unaudited pro forma condensed combined financial statements reflect this presentation.

The unaudited pro forma condensed combined financial statements are derived from CBS’ and Viacom’s respective historical consolidated financial statements for each period presented. The historical amounts for Viacom reflect the recalendarization of Viacom’s historical statements of operations to a December 31 year end, and reclassification adjustments to conform to CBS’ presentation (see Note 2). The unaudited pro forma condensed combined statements of operations are presented as if the merger occurred on January 1, 2016, which is the beginning of the earliest year for which pro forma financial statements are required to be presented in this joint consent solicitation statement/prospectus. The unaudited pro forma condensed combined balance sheet is presented as if the merger occurred on June 30, 2019.

The preparation of unaudited pro forma condensed combined financial statements requires CBS and Viacom management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. Additionally, the unaudited pro forma condensed combined financial statements do not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements.

2) PRESENTATION OF HISTORICAL VIACOM

The historical amounts for Viacom in the unaudited pro forma condensed combined financial statements are presented on a December 31 fiscal year-end basis and reflect reclassifications to conform to CBS’ presentation, as further described below.

Alignment of Fiscal Year Ends

The historical fiscal year end of CBS is December 31. The historical fiscal year end of Viacom is September 30. As set forth in the merger agreement, the fiscal year end of ViacomCBS will be December 31. In order to present the pro forma results of ViacomCBS on a December 31 fiscal year-end basis, the historical

VIACOMCBS INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

results of Viacom presented in the unaudited pro forma condensed combined statements of operations were calculated as follows:

•

For the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019, the consolidated statement of earnings for the nine months ended June 30, 2019 contained in Viacom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, less the consolidated statement of earnings for the three months ended December 31, 2018 contained in Viacom’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018;

•

For the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2018, 2017 and 2016, the consolidated statements of earnings for the years ended September 30, 2018, 2017 and 2016, respectively, plus the consolidated statements of earnings for the three months ended December 31, 2018, 2017 and 2016, respectively, and less the consolidated statements of earnings for the three months ended December 31, 2017, 2016, and 2015, respectively. The above statements of earnings were derived from Viacom’s Annual Report on Form 10-K for the year ended September 30, 2018, and its Quarterly Reports on Form 10-Q for the applicable periods. The statements of earnings information for each of these periods has been updated for the impact of the retrospective adoption of ASU 2017-07—Compensation—Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which resulted in the reclassification of $2 million, $3 million, and $3 million, from “Selling, general and administrative” to “Other items, net” for the years ended December 31, 2018, 2017 and 2016, respectively.

Reclassifications

The historical financial information of Viacom included in the unaudited pro forma condensed combined financial statements reflects the following reclassifications to conform Viacom’s historical financial information to CBS’ presentation.

Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2019

“Deferred income tax assets, net” of $203 million and “Pension and postretirement benefit obligations” of $582 million for Viacom were included within “Other assets” and “Other liabilities,” respectively, in Viacom’s historical financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

Viacom reported “Equity in net earnings of investee companies” of $9 million for the year ended December 31, 2018 and $69 million for each of the years ended December 31, 2017 and 2016 within the subtotal of “Earnings from continuing operations before income taxes” and the corresponding income tax provisions of $28 million for the year ended December 31, 2017 and $26 million and for the year ended December 31, 2016 were reported within “Provision for income taxes.” These amounts are being combined and reported within “Equity in earnings (loss) of investee companies, net of tax” on the unaudited pro forma condensed combined statements of operations.

In addition to the reclassifications described above, certain other line items in Viacom’s historical financial statements were condensed to conform to CBS’ presentation.

VIACOMCBS INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

3) CONFORMING THE ADOPTION DATES OF RECENT ACCOUNTING PRONOUNCEMENTS

As a result of the different fiscal year ends of CBS and Viacom, the two companies have adopted certain recent accounting pronouncements on different dates. CBS adopted Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Codification (which we refer to as “ASC”) 842 on the accounting for leases on January 1, 2019, while as of June 30, 2019, Viacom had not yet adopted ASC 842. Under this guidance, a lease liability and a right-of-use asset, representing the right to use the underlying assets for the lease term, are recorded on the balance sheet for all leases with terms in excess of one year. The unaudited pro forma condensed combined balance sheet is adjusted for the estimated impact of ASC 842, assuming Viacom had adopted this standard as of January 1, 2019. The adjustments include an increase to “Operating lease assets” of $947 million and increases to “Accrued expenses and other current liabilities” of $165 million and “Noncurrent operating lease liabilities” of $988 million, which represent the estimated present value of Viacom’s future lease payments as of June 30, 2019. The reductions to “Accrued expenses and other current liabilities” and “Other liabilities” of $36 million and $170 million reflect the current and non-current portions, respectively, of deferred rent liabilities and restructuring reserves recorded by Viacom under previous lease guidance.

Additionally, FASB guidance on the recognition of revenues, ASC 606, was adopted by CBS on January 1, 2018 and by Viacom on October 1, 2018. This guidance provides a single, comprehensive revenue recognition model for all contracts with customers. CBS and Viacom applied the modified retrospective method of adoption for this guidance, under which periods prior to adoption continue to be presented under previous revenue guidance. The effect of conforming Viacom’s adoption date for ASC 606 to CBS’ adoption date of January 1, 2018 would not have a material impact on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, and therefore no pro forma adjustment has been made for the adoption of this guidance.

CBS and Viacom also adopted FASB guidance on the accounting for financial instruments on January 1, 2018 and October 1, 2018, respectively. Among other provisions, this guidance requires the fair value measurement of equity investments. The effect of conforming Viacom’s adoption date for this guidance to CBS’ adoption date of January 1, 2018 would not have a material impact on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, and therefore no pro forma adjustment has been made for the adoption of this guidance.

4) INTERCOMPANY TRANSACTIONS

The unaudited pro forma condensed combined financial statements have been adjusted to eliminate transactions between CBS and Viacom. These transactions include the lease of production facilities, licensing of feature film and television content, the sale of advertising spots and the distribution by Viacom of certain television products into the home entertainment market on behalf of CBS.

5) SHARE CONVERSION AND RELATED ACTIVITY

(a)

As a result of the merger, at the effective time, (1) each share of Viacom Class A common stock issued and outstanding immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class A common stock and (2) each share of Viacom Class B common stock issued and outstanding

VIACOMCBS INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

immediately prior to the effective time, other than shares held directly by Viacom as treasury shares or held by CBS, will be converted automatically into 0.59625 shares of ViacomCBS Class B common stock. Since the merger will be accounted for as a transaction between entities under common control, the shares of ViacomCBS common stock issued in connection with the conversion will be recorded at par value, which is $0.001 per share. The following table details the calculations of the number of shares of ViacomCBS common stock expected to be issued in the merger and the par value of ViacomCBS shares outstanding after the merger, assuming the merger occurred on June 30, 2019. On a rounded basis, the par value of ViacomCBS common stock will not change as a result of the issuance, and therefore no pro forma adjustment was required to “Common stock” on the unaudited pro forma condensed combined balance sheet.

Shares of CBS common stock issued at June 30, 2019 (Class A and Class B)		875
Estimated shares of ViacomCBS common stock to be issued in the merger:
Shares of Viacom common stock outstanding at June 30, 2019 (Class A and Class B)	404
Exchange ratio	0.59625

Estimated shares of ViacomCBS common stock to be issued in merger (Class A and Class B)		241

Estimated issued shares of ViacomCBS common stock after merger		1,116
Par value of ViacomCBS common stock issued after merger (1,116 shares x $0.001 per share)		$1
Par value of CBS common stock issued prior to merger		1

Pro forma adjustment to common stock and additional paid-in-capital		$—

In the merger, the name of CBS will be changed to “ViacomCBS Inc.” At the effective time, each share of CBS Class A common stock and each share of CBS Class B common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Class A common stock and Class B common stock of ViacomCBS, respectively.

(b)	Adjustments reflect the cancellation of all shares of Viacom common stock held as treasury shares in accordance with the merger agreement.

VIACOMCBS INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(Tabular dollars in millions, except per share amounts)

(c)	The pro forma weighted average basic and diluted shares outstanding of Viacom have been calculated by adjusting the historical weighted average share amounts by the exchange ratio as follows:

	Six Months Ended	Year Ended December 31,
	June 30, 2019	2018	2017	2016
Viacom historical basic shares outstanding	403	403	401	397
Exchange ratio	0.59625	0.59625	0.59625	0.59625

Viacom pro forma basic shares outstanding	240	240	239	237
Viacom historical diluted shares outstanding	404	403	402	398
Exchange ratio	0.59625	0.59625	0.59625	0.59625

Viacom pro forma diluted shares outstanding	241	240	240	237

The historical basic and diluted weighted average shares outstanding for Viacom above have been weighted based on a fiscal year end of December 31, and therefore do not agree to the amounts included in Viacom’s historical consolidated financial statements included in its quarterly and annual filings, which were weighted based on a September 30 fiscal year end.

6) MERGER-RELATED COSTS

(a)

In connection with the merger, CBS and Viacom expect to incur approximately $159 million of transaction costs, consisting mainly of financial advisory, legal and other professional fees, after June 30, 2019. Such costs are reflected as an adjustment to “Accrued expenses and other current liabilities.”

(b)

CBS and Viacom expect to incur costs for contractual executive compensation and severance triggered by the merger, which for certain executives also includes the accelerated vesting of stock-based compensation awards. Also as a result of the merger, CBS and Viacom expect to pay transaction-related bonuses. The adjustments of $105 million and $30 million to “Accrued expenses and other current liabilities” and “Other liabilities,” respectively, reflect the estimated payments of contractual executive compensation, severance and transaction-related bonuses. The adjustment to “Additional paid in capital” of $35 million reflects the estimated accelerated vesting of stock-based compensation.

(c)	The net reduction to “Retained earnings (accumulated deficit)” of $306 million reflects the net impact from the above-mentioned merger-related costs and the related tax benefit of $23 million.

The net impact of changes in ongoing executive compensation arrangements as a result of the merger was not material to the unaudited pro forma condensed combined statements of operations and therefore no pro forma adjustment has been made.

7) INCOME TAXES

The decreases to “Accrued expenses and other current liabilities” of $14 million and “Deferred income tax liabilities, net” of $9 million reflect the impact to income taxes payable and deferred income taxes, respectively, for the tax deductible portion of the merger-related costs described in Note 6. The pro forma adjustment to “Deferred income tax liabilities, net” was based on the respective deferred tax rates of CBS and Viacom. Combining the two companies is not expected to have a material impact on the deferred tax rate or the valuation allowances and therefore no additional pro forma tax adjustments have been made.

DESCRIPTION OF THE CAPITAL STOCK OF VIACOMCBS

This section of the joint consent solicitation statement/prospectus summarizes certain terms of ViacomCBS’ capital stock that will be in effect if the merger is completed. The following description is subject to the detailed provisions of, and is qualified in its entirety by reference to the A&R Charter and the A&R Bylaws, the forms of which are included as Exhibits B and C, respectively, to the merger agreement and Annexes G and H, respectively, to this joint consent solicitation statement/prospectus and are incorporated by reference herein.

Authorized Share Capital

The authorized capital stock of ViacomCBS will be 5,080,000,000 shares, consisting of:

•	55,000,000 shares of Class A common stock, $0.001 par value;

•	5,000,000,000 shares of Class B common stock, $0.001 par value; and

•	25,000,000 shares of preferred stock, $0.001 par value (which we refer to as “preferred stock”).

Following the closing, we expect that there will be approximately 52 million shares of ViacomCBS Class A common stock outstanding, 572 million shares of ViacomCBS Class  B common stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock and Class B Common Stock

The holders of all issued and outstanding shares of Class A common stock and Class B common stock are entitled to the same rights and powers, except as provided in the A&R Charter as described below.

Voting Rights

Holders of ViacomCBS Class A common stock following the closing will be entitled to one vote per share with respect to all matters on which the holders of ViacomCBS common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of ViacomCBS Class A common stock, voting separately as a class, is necessary to approve (1) any merger or consolidation of ViacomCBS pursuant to which shares of ViacomCBS common stock are converted into or exchanged for any securities or any other consideration, (2) the issuance of any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of the ViacomCBS board of directors or (3) any Paramount Transaction.

Holders of ViacomCBS Class B common stock do not have any voting rights, except as required by applicable law.

Generally, all matters to be voted on by the ViacomCBS stockholders must be approved by a majority of the aggregate voting power of the shares of capital stock of ViacomCBS having voting power present in person or represented by proxy, except as required by applicable law.

Dividends

Holders of ViacomCBS Class A common stock and ViacomCBS Class B common stock share ratably in any cash dividend declared by the ViacomCBS board of directors, subject to the rights and preferences of any outstanding preferred stock. The ViacomCBS board of directors may, at its discretion, declare a dividend of any securities of ViacomCBS or of another entity, to the holders of ViacomCBS Class A common stock and ViacomCBS Class B common stock in the form of (1) a ratable distribution of identical securities to the holders of Class A common stock and Class B common stock or (2) a distribution of one class or series of securities to the holders of ViacomCBS Class A common stock and another class or series of securities to the holders of

ViacomCBS Class B common stock, provided that the securities so distributed do not differ in any respect other than (i) differences in their rights (other than voting rights and powers) consistent in all material respects with the differences between ViacomCBS Class A common stock and ViacomCBS Class B common stock and (ii) differences in their relative voting rights and powers, with the holders of ViacomCBS Class A common stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of ViacomCBS Class A common stock and ViacomCBS Class B common stock provided in the A&R Charter).

Conversion

So long as there are at least 5,000 shares of ViacomCBS Class A common stock outstanding, each share of ViacomCBS Class A common stock is convertible at the option of the holder of such share into one share of ViacomCBS Class B common stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of ViacomCBS, all holders of ViacomCBS common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of ViacomCBS common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination

In the event of a split, subdivision or combination of the outstanding shares of ViacomCBS Class A common stock or ViacomCBS Class B common stock, the outstanding shares of the other class of ViacomCBS common stock will be proportionally split, subdivided or combined in the same manner and on the same basis.

Restrictions on Stock Ownership and Transfer; Redemption by ViacomCBS

The A&R Charter provides that ViacomCBS may restrict the ownership and transfer of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of federal communications laws and regulations applicable to specified types of media companies.

Preemptive Rights

Shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of ViacomCBS. The ViacomCBS board of directors possesses the power to issue shares of authorized but unissued ViacomCBS Class A common stock and ViacomCBS Class B common stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of ViacomCBS Class A common stock and ViacomCBS Class B common stock could be increased with the approval of the holders of a majority of the outstanding shares of ViacomCBS Class A common stock and without any action by the holders of ViacomCBS Class B common stock.

Preferred Stock

The A&R Charter provides (1) that the terms of any preferred stock issued may not conflict with Article XI of the A&R Bylaws (relating to certain governance matters applicable during specified periods following the closing) during the two-year period after the effective time, including with respect to any rights of such preferred stock to elect directors and (2) that ViacomCBS may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of the ViacomCBS board of directors unless the issuance of such preferred stock shall have been approved by the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class. Subject to these limitations, the ViacomCBS board of directors may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series. The issuance of shares of preferred stock under the ViacomCBS board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by ViacomCBS may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may adversely affect the market price of the common stock.

Anti-Takeover Provisions of the A&R Charter and A&R Bylaws

Provisions of the A&R Charter and the A&R Bylaws, in addition to those relating to the voting rights of the common stock, may have the effect of delaying, deferring or preventing a change in control of ViacomCBS or changes in ViacomCBS’ management. These include provisions that:

•

authorize the ViacomCBS board of directors to provide for the issuance, without stockholder approval, of up to 25,000,000 shares of preferred stock with rights fixed by the ViacomCBS board of directors (subject to certain limitations set forth in the A&R Charter), which rights could be senior to those of the common stock;

•	limit the number of directors constituting the entire board of directors to 13 directors during the two-year period after the closing and thereafter, a maximum of 20 directors;

•

provide that during the two-year period after the closing, any candidate approved for nomination or nominated by the ViacomCBS board of directors for election to the ViacomCBS board of directors at any stockholder meeting must have been approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote), provided that if such candidate is an Initial CBS Director, Initial Viacom Director or NAI Affiliated Director serving on the ViacomCBS board of directors at the time such approval is sought, such approval need only have been by the affirmative vote of at least a majority of the then-serving directors;

•

provide that during the two-year period after the closing, any vacancy on the ViacomCBS board of directors (other than an NAI Affiliated Director) may only be filled by the ViacomCBS board of directors with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote), and after such two-year period, any vacancy on the ViacomCBS board of directors may only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director;

•

provide that a special meeting of stockholders may be called only by the affirmative vote of a majority of the ViacomCBS board of directors or by the chairman of the ViacomCBS board of directors or chief executive officer of ViacomCBS, and shall be called at the written request of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of the capital stock of ViacomCBS entitled to vote generally in the election of directors, acting together as a single class; and

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other proposal to be acted upon at any annual or special meeting of stockholders.

In addition, ViacomCBS will be subject to Section 203 of the DGCL. With specified exemptions, this statute prohibits a Delaware corporation listed on a national securities exchange from engaging in a “business combination,” including mergers, consolidations, sales and leases of assets, issuances of securities and other similar transactions, with an interested stockholder (generally, a person that, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock) for a period of three years after the date of the transaction in which the person became an interested stockholder. By virtue of the express terms of the DGCL, the restrictions on business combinations under Section 203 of the DGCL are not applicable to NAI and its affiliates and will remain inapplicable following the consummation of the merger.

Exclusive Forum Provision of the A&R Bylaws

The A&R Bylaws provide that, unless the ViacomCBS board of directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court located within the State of Delaware) will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of ViacomCBS;

•	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of ViacomCBS to ViacomCBS or to the ViacomCBS stockholders;

•

any action or proceeding asserting a claim against ViacomCBS or any director or officer of ViacomCBS arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the A&R Charter or the A&R Bylaws (as each may be amended from time to time);

•

any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the A&R Charter or the A&R Bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof;

•	any action or proceeding asserting a claim against ViacomCBS or any director or officer of ViacomCBS governed by the internal affairs doctrine; or

•	any action or proceeding to determine the result of any vote or action by written consent of stockholders.

Under the A&R Bylaws, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims although the ViacomCBS stockholders will not be deemed to have waived ViacomCBS’ compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and the Delaware courts have held that such provisions are valid as they relate to internal affairs claims, such as claims alleging breaches of fiduciary duty or violations of the DGCL, a certificate of incorporation, or bylaws, but are not valid to govern external claims, including claims under the Securities Act.

Listing of Common Stock

We expect that the ViacomCBS Class A common stock and ViacomCBS Class B common stock will be listed on NASDAQ under new ticker symbols “VIACA” and “VIAC,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the ViacomCBS common stock is EQ Shareowner Services. EQ Shareowner Services’ address is P.O. Box 64856, St. Paul, MN 55164-0856 or 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120 and its telephone number is (800) 468-9716.

COMPARISON OF STOCKHOLDER RIGHTS

Material Differences in Stockholder Rights

If the merger is completed, holders of Viacom Class A common stock will receive CBS Class A common stock and holders of Viacom Class B common stock will receive CBS Class B common stock. As of the effective time, the CBS charter and the CBS bylaws will be amended and restated to read in their entirety as set forth on Annex G and Annex H to this joint consent solicitation statement/prospectus, respectively. The A&R Charter and the A&R Bylaws are described in the section entitled “The Merger Agreement—Governance Following Completion of the Merger.”

CBS and Viacom are both Delaware corporations subject to the DGCL. If the merger is completed, the rights of CBS stockholders and Viacom stockholders who become stockholders of ViacomCBS through the exchange of shares will continue to be governed by the DGCL, but will also be governed by the A&R Charter and A&R Bylaws.

The following description summarizes certain material differences between the rights of stockholders of CBS and Viacom based on the governing documents of Viacom and CBS that are currently in effect and the rights of stockholders of ViacomCBS based on the A&R Charter and A&R Bylaws. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the A&R Charter, the A&R Bylaws, the Governance Agreement, the Settlement Agreement, the Amendment to Settlement Agreement, the CBS charter, the CBS bylaws, the Viacom charter, and the Viacom bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information.”

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
Authorized Capital Stock	The Viacom charter authorizes the issuance of 5,400,000,000 shares, consisting of three classes: 375,000,000 shares of Class A common stock, $0.001 par value; 5,000,000,000 shares of Class B common stock, $0.001 par value; and 25,000,000 shares of preferred stock, $0.001 par value.	The CBS charter authorizes the issuance of 5,400,000,000 shares, consisting of three classes: 375,000,000 shares of Class A common stock, $0.001 par value; 5,000,000,000 shares of Class B common stock, $0.001 par value; and 25,000,000 shares of preferred stock, $0.001 par value.	ViacomCBS will have the authority to issue 5,080,000,000 shares, consisting of three classes: 55,000,000 shares of Class A common stock, $0.001 par value; 5,000,000,000 shares of Class B common stock, $0.001 par value; and 25,000,000 shares of preferred stock, $0.001 par value.

Preferred Stock	The Viacom charter provides that the Viacom board of directors may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers (provided that Viacom shall not issue	The CBS charter provides that the CBS board of directors may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers (provided that CBS shall not issue any	The A&R Charter has the same provisions as the CBS charter, except that the terms of the preferred stock are further subject to the following restriction: in no event shall the terms of any preferred stock

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
	any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of the Viacom board of directors unless the issuance of such preferred stock shall have been approved by the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class), designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series.	preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of the CBS board of directors unless the issuance of such preferred stock shall have been approved by the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class), designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series.	issued conflict with Article XI (relating to certain governance matters applicable during specified periods) of the A&R Bylaws during the two-year period after the effective time, including with respect to any rights of such preferred stock to elect directors.

Voting Rights

The Viacom charter provides that:

(1) except as otherwise provided in the certificate or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the then-outstanding shares of Class A common stock shall vote together with the holders of any other outstanding shares of capital stock of Viacom entitled to vote, without regard to class, and every holder of outstanding shares of Class A common stock

The CBS charter provides that:

(1) except as otherwise provided in the certificate or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A common stock shall vote together with the holders of any other outstanding shares of capital stock of CBS entitled to vote, without regard to class, and every holder of outstanding shares of Class A common stock

The A&R Charter has the same provisions as the CBS charter, except that it further provides for voting requirement applicable to the Paramount Transactions (as described below under “Paramount Transaction”).

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

shall be entitled to cast thereon one vote in person or by proxy for each share of Class A common stock standing in his name;

(2) the affirmative vote of holders of a majority of the then-outstanding shares of Class A common stock, voting separately as a class, shall be required to approve the issuance by Viacom of any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of Directors constituting a majority of the Viacom board of directors;

(3) the affirmative vote of a majority of the then-outstanding shares of Class A common stock, voting separately as a class, shall be necessary to approve any consolidation of Viacom with another corporation, any merger of Viacom into another corporation or any merger of any other corporation into Viacom pursuant to which shares of common stock are converted into or exchanged for any securities or any other consideration; and

(4) except as otherwise required by law, the

shall be entitled to cast thereon one vote in person or by proxy for each share of Class A common stock standing in his name;

(2) the affirmative vote of holders of a majority of the then-outstanding shares of Class A common stock, voting separately as a class, shall be required to approve the issuance by CBS of any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of Directors constituting a majority of the CBS board of directors;

(3) the affirmative vote of a majority of the then-outstanding shares of Class A common stock, voting separately as a class, shall be necessary to approve any consolidation of CBS with another corporation, any merger of CBS into another corporation or any merger of any other corporation into CBS pursuant to which shares of common stock are converted into or exchanged for any securities or any other consideration; and

(4) except as otherwise required by law, the

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
	holders of the then-outstanding shares of Class B common stock shall not be entitled to any votes upon any questions presented to Viacom stockholders, including whether to increase or decrease the number of authorized shares of Class B common stock.	holders of outstanding shares of Class B common stock shall not be entitled to any votes upon any questions presented to CBS stockholders, including whether to increase or decrease the number of authorized shares of Class B common stock.

Paramount Transaction

The Viacom charter provides that Viacom shall not and shall not have the legal power to do any of the following without the prior written consent of the holders of a majority of the Class A common stock (which consent may be granted or withheld by such holders in their sole discretion):

(1) enter into any agreement regarding, or consummate, any Paramount Transaction (as defined below);

(2) vote or provide the consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity (as defined below) owned or held, directly or indirectly, by Viacom or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction.

“Paramount Transaction” means to authorize, enter into,

		There are no specific provisions in the CBS charter or CBS bylaws on this item.	The A&R Charter and A&R Bylaws have the same provisions as the Viacom charter and Viacom bylaws.

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

commit to or otherwise legally bind Viacom and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition of (A) any shares or capital stock or ownership interest of Paramount or of any direct or indirect subsidiary of Viacom involved with or supporting, in either case, in a material respect, Viacom’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company;

(ii) any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

Entities taken as a whole, in each case, to a party that is not the Company.

The Viacom bylaws provide that none of the Viacom board of directors, any committee thereof, any member of the Viacom board of directors or any executive officer shall, or shall have the power to, authorize, agree to, knowingly cause or permit or take, directly or indirectly, any “Paramount Transaction” without the prior consent of at least 67% of the members of the Viacom board of directors.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	The Viacom bylaws provide that special meetings of the stockholders may be called by the affirmative vote of a majority of the Whole Board (for purposes of the Viacom bylaws, the term “Whole Board” means the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships), the Chairman of the Viacom board of directors, the Chief Executive Officer or the Vice Chair of the Viacom board of directors, and shall be	The CBS bylaws provide that special meetings of stockholders may be called by the affirmative vote of a majority of the CBS board of directors, the Chairman of the CBS board of directors, the Chief Executive Officer or the Vice Chair of the CBS board of directors and shall be called by the Chairman of the CBS board of directors, the Chief Executive Officer, the Vice Chair of the CBS board of directors or Secretary at the request in writing of the holders of record of at least 50.1% of the	The A&R Bylaws have the same provisions as the CBS bylaws, except that the references to the vice chair of the board of directors are not included and this provision is subject to Article XI of the A&R Bylaws (relating to certain governance matters applicable during specified periods).

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
	called by the Chairman of the Viacom board of directors, the Chief Executive Officer, the Vice Chair of the Viacom board of directors or Secretary at the request in writing of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of Viacom entitled to vote generally in the election of directors, acting together as a single class.	aggregate voting power of all outstanding shares of capital stock of CBS entitled to vote generally in the election of directors, acting together as a single class.

Special Meetings of the Board of Directors	The Viacom bylaws provide that special meetings of the Viacom board of directors may be called by the Chairman of the Viacom board of directors, the Chief Executive Officer or the Vice Chair of the Viacom board of directors.	The CBS bylaws provide that special meetings of the CBS board of directors may be called by the Chairman of the CBS board of directors, the Chief Executive Officer or the Vice Chair of the CBS board of directors.	The A&R Bylaws have the same provisions as the CBS bylaws, except that the reference to the vice chair of the board of directors is not included.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	There are no specific provisions in the Viacom charter or Viacom bylaws on this item.	The CBS bylaws allow nominations of persons for election to the CBS board of directors and the proposal of business to be considered by the stockholders to be made at an annual meeting of the stockholders only (1) pursuant to CBS’ notice of the meeting (or any supplement thereto), (2) by or at the direction of the board of directors, (3) by any stockholder or stockholders representing a sufficient number of votes to take such action by written consent without a	The A&R Bylaws have the same provisions as the CBS bylaws on this item.

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

meeting or (4) by any stockholder of CBS who is a stockholder of record at the time of the giving of the notice, who is entitled to vote at the meeting and who complies fully with the notice requirements and other procedures set forth in Article II, Section 14 of the CBS bylaws.

Such nominations and proposals, however, may only be brought in accordance with the applicable provisions of the CBS bylaws and the proposed business, other than the nomination of persons for election to the CBS board of directors, must constitute a proper matter for stockholder action. A stockholder shall also comply with all applicable requirements of the Exchange Act.

In connection with an annual meeting, to be timely, a stockholder’s notice must be sent and received by the Secretary at the principal executive offices of CBS not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the immediately preceding annual

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, notice by the stockholder to be timely must be so sent and received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by CBS.

In the event that CBS calls a special meeting of stockholders for the purpose of electing one or more directors to the CBS board of directors, to be timely, the stockholder’s notice shall be sent and received by the Secretary at the principal executive offices of CBS not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CBS board of directors to be elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing (1) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration or any amendment to any CBS document intended to be presented at the meeting), the reasons for conducting such business

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on CBS’ books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of CBS which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of CBS entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether the stockholder or the beneficial owner, if any, intends to solicit proxies in support of such nomination or proposal, including whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of CBS’ voting shares required under applicable law to

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
adopt and/or carry out the proposal or, in the case of a nomination or nominations, a sufficient number of holders of CBS’ voting shares to elect such nominee or nominees.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

The Viacom charter provides that the number of directors constituting the entire board of directors shall be fixed from time to time by resolution of the Viacom board of directors but shall not be less than three nor more than twenty.

The CBS charter provides that the number of directors constituting the entire board of directors shall be fixed from time to time by resolution of the CBS board of directors but shall not be less than three nor more than twenty.

The Settlement Agreement provides that the NAI Parties shall not take actions that would result in the CBS board of directors being comprised of less than a majority of directors who are CBS Unaffiliated Independent Directors.

The A&R Charter has the same provisions as the CBS charter on this item, except that during the two-year period after the effective time, unless the ViacomCBS board of directors adopt a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire ViacomCBS board of directors shall be fixed at thirteen (13) directors.

The Governance Agreement has the same provisions as the Settlement Agreement on this item and further states that the NAI Parties shall not take any action, by written consent or otherwise, to increase the size of, or create any additional vacancies on, the ViacomCBS board of directors, if doing so would be inconsistent with the terms of the Governance Agreement, the merger agreement, the A&R Charter and the

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
A&R Bylaws, until the second anniversary of the effective time, except with the Requisite Approval.

Approval for Nomination of Directors for Election by Board of Directors	The Viacom bylaws provide that the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Viacom board of directors, unless the vote of a greater number is required by statute, the Viacom charter or the Viacom bylaws.	The CBS bylaws provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the CBS board of directors, except as may be otherwise specifically provided by statute, the CBS charter or the CBS bylaws.	The A&R Bylaws have the same provisions as the CBS bylaws, except that the following applies to director nomination during the two-year period after the effective time: unless the ViacomCBS board of directors adopts a resolution to the contrary that was approved with the Requisite Approval, any candidate approved for nomination or nominated by the ViacomCBS board of directors for election to the board of directors at any stockholders meeting must have been approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices, except where such candidate is an Initial CBS Director, Initial Viacom Director or NAI Affiliated Director serving on the ViacomCBS board of directors at the time such approval is sought, in which case, such approval only needs to have been by the affirmative vote of at

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
least a majority of the then-serving directors.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

The Viacom charter provides that the directors are to be elected to hold office until the next annual meeting of stockholders or until their successors are duly elected and shall qualify, unless sooner displaced.

The Viacom bylaws provide that directors are elected by the vote of the holders of a majority of the aggregate voting power of the shares of the capital stock having voting power present in person or represented by proxy.

The Viacom board of directors is not classified.

The CBS charter provides that the directors are to be elected to hold office until the next annual meeting of stockholders or until their successors are duly elected and shall qualify, unless sooner displaced.

The CBS bylaws provide that directors are elected by the vote of the holders of a majority of the aggregate voting power of the shares of the capital stock entitled to vote who are present in person or represented by proxy.

The CBS board of directors is not classified.

The A&R Charter and the A&R Bylaws have the same provisions as the CBS charter and the CBS bylaws, respectively, on this item and the ViacomCBS board of directors will not be classified.

Vacancies of Directors	The Viacom bylaws provide that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock of Viacom then outstanding (other than common stock), vacancies in the Viacom board of directors occurring as a result of (1) stockholder action to remove directors or to increase the number of authorized directors or (2) for any	The CBS bylaws provide that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock of CBS then outstanding (other than common stock), vacancies in the CBS board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen	The A&R Bylaws have the same provisions as the CBS bylaws on this item, except that during the two-year period after the effective time, unless the ViacomCBS board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, any vacancy on the ViacomCBS board of directors shall be filled by a nominee approved

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
other reason shall be filled only by the affirmative vote of the holders of record of the outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of capital stock of Viacom then entitled to vote generally in the election of directors, voting together as a single class, and shall not be filled by the Viacom board of directors; provided that in the case of a vacancy referred to in clause (2) above, such vacancy may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, if not filled by stockholder action within thirty days of the occurrence of such vacancy.

shall hold office until the next annual meeting of CBS stockholders or until their successors are duly elected and shall qualify, unless sooner displaced.

The Settlement Agreement provides that each of CBS and the NAI Parties shall take such actions as may be necessary to ensure that the members of the CBS board of directors as of September 9, 2018 (including their respective successors or replacements in accordance with the Settlement Agreement, the “post-settlement directors”) shall continue to constitute the members of the CBS board of directors at least until the 2020 annual meeting of CBS stockholders, including by taking all actions necessary to recommend such persons for election to the CBS board of directors and to cause such persons to be elected and/or appointed to the CBS board of directors, subject only to the following exceptions:

(1) the individual who is selected by the CBS board of directors to serve as CBS’ Chief Executive Officer may be elected as a director; and

by the ViacomCBS board of directors with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices; provided that if such vacancy is created by virtue of an NAI Affiliated Director ceasing to serve on the ViacomCBS board of directors then such vacancy may be filled by the stockholders of ViacomCBS in accordance with the A&R Bylaws and the A&R Charter.

The Governance Agreement provides that each of ViacomCBS and the NAI Parties shall take such actions as may be necessary to ensure that the post-merger directors shall constitute the only members of the board of ViacomCBS until the second anniversary of the effective time, including by taking all actions necessary to recommend such persons for election to the ViacomCBS board of directors and to cause such persons to be elected and/or appointed to the ViacomCBS board of directors; in the event of any vacancies created at any time prior to the

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

(2) if any member of the CBS board of directors’ service as a director ceases as a result of such director’s removal, death, retirement or resignation, such vacancy shall be filled as follows:

(i) if such individual is either Shari E. Redstone or Robert N. Klieger, by an individual designated by the NAI Parties;

(ii) if such individual is the Chief Executive Officer, such vacancy shall be filled by the new Chief Executive Officer upon appointment by the CBS board of directors; and

(iii) any other vacancy shall be filled by a CBS Unaffiliated Independent Director approved by the CBS board of directors upon the recommendation of the Nominating and Governance Committee following customary public company practices.

second anniversary of the closing by a director’s removal, death, retirement or resignation or by virtue of there being fewer than 13 members of the ViacomCBS board of directors at the effective time, such vacancy will be filled as follows:

(1) if such individual is an NAI Affiliated Director, by an individual designated by the NAI Parties;

(2) if such individual is the Chief Executive Officer, such vacancy shall be filled by the new Chief Executive Officer upon appointment by the ViacomCBS board of directors; and

(3) any other vacancy shall be filled by an Unaffiliated Independent Director approved by the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices.

Removal of Directors	The Viacom bylaws provide that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock of Viacom (other than common stock) then outstanding, any or all directors may be	The CBS bylaws provide that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock of CBS (other than common stock) then outstanding, any or all directors may be removed from office	The A&R Bylaws have the same provisions on removal of directors, except that any removal of directors is further subject to Article XI of the A&R Bylaws (relating to certain governance matters

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of capital stock of Viacom then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of stockholders called expressly for that purpose; provided that, any director may be removed from office by the affirmative vote of a majority of the Viacom board of directors, at any time prior to the expiration of his term of office, as provided by law, in the event a director is in breach of any agreement between such director and Viacom relating to such director’s service as a director or employee of Viacom.

at any time prior to the expiration of his or their term of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of capital stock of CBS then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of stockholders called expressly for that purpose; provided that, any director may be removed from office by the affirmative vote of a majority of the CBS board of directors, at any time prior to the expiration of his term of office, as provided by law, in the event a director is in breach of any agreement between such director and CBS relating to such director’s service as a director or employee of CBS.

The Settlement Agreement provides that the NAI Parties shall not take any action by written consent to remove any of the post-settlement directors until after the 2020 annual meeting of CBS stockholders, except upon the recommendation of at least 75% of members of applicable during specified periods).

The Governance Agreement provides that the NAI Parties shall not take any action, by written consent or otherwise, to remove any of the post-merger directors (other than any of the NAI Affiliated Directors), if doing so would be inconsistent with the terms of the Governance Agreement, the Merger Agreement, the A&R Charter and the A&R Bylaws, until the second anniversary of the effective time, except with the Requisite Approval.

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
the CBS board of directors who are not affiliated or associated with the NAI Group then in office.

Limitation on Liability of Directors	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for breaches of fiduciary duties, provided, that a corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	The Viacom charter provides that (1) a director’s liability to Viacom for breach of duty to Viacom or its stockholders shall be limited to the fullest extent permitted by Delaware law; and (2) in particular, no director of Viacom shall be liable to Viacom or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Viacom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.	The CBS charter provides that (1) a director’s liability to CBS for breach of duty to CBS or its stockholders shall be limited to the fullest extent permitted by Delaware law; and (2) in particular, no director of CBS shall be liable to CBS or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CBS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.	The A&R Charter has the same provisions as the CBS charter on this item.

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
Certain Permissive Competing Activities and Corporate Opportunities

The Viacom charter provides that:

(1) except as otherwise agreed in writing by Viacom and CBS, (i) neither Viacom nor CBS shall have any duty to refrain from engaging directly or indirectly in the same or similar activities or lines of business as the other corporation, doing business with any potential or actual customer or supplier of the other corporation, or employing or engaging or soliciting for employment any officer or employee of the other corporation, and (ii) no officer or director of Viacom or CBS shall be liable to the other corporation or to the other corporation’s stockholders for breach of any fiduciary duty by reason of any such activities of Viacom or CBS, as the case may be;

(2) in the event that an Interested Person (as defined below) acquires knowledge of a potential corporate transaction or matter that may be a corporate opportunity for both Viacom and CBS (whether such opportunity is proposed by a third party or is conceived of by such Interested Person, an “Opportunity”):

The CBS charter provides that:

(1) except as otherwise agreed in writing by CBS and Viacom, (i) neither CBS nor Viacom shall have any duty to refrain from engaging directly or indirectly in the same or similar activities lines of business as the other corporation, doing business with any potential or actual customer or supplier of the other corporation, or employing or engaging or soliciting for employment any officer or employee of the other corporation, and (ii) no officer or director of CBS or Viacom shall be liable to the other corporation or to the other corporation’s stockholders for breach of any fiduciary duty by reason of any such activities of CBS or Viacom, as the case may be;

(2) in the event that an Interested Person (as defined below) acquires knowledge of a potential corporate transaction or matter that may be a corporate opportunity for both CBS and Viacom (whether such opportunity is proposed by a third party or is conceived of by such Interested Person, an “Opportunity”):

There are no specific provisions in the A&R Charter, A&R Bylaws, Governance Agreement or Settlement Agreement on this item.

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

(i) Viacom renounces in the Viacom charter any interest in or expectancy with respect to such Opportunity if such Interested Person (A) presents such Opportunity to CBS or (B) does not communicate information regarding such Opportunity to Viacom because the Interested Person has directed the Opportunity to CBS, and

(ii) such Interested Person may present such Opportunity to either CBS or Viacom or to both, as such Interested Person deems appropriate under the circumstances in such Interested Person’s sole discretion, and by doing so such Interested Person (A) shall have fully satisfied and fulfilled such person’s fiduciary duty to Viacom and its stockholders with respect to such Opportunity, (B) shall not be liable to Viacom or its stockholders for breach of any fiduciary duty, or for failure to act in (or not opposed to) the best interests of Viacom, or for the derivation of any improper personal benefit if CBS pursues or acquires such Opportunity for itself or directs such Opportunity to another person or does not communicate information regarding

(i) CBS renounces in the CBS charter any interest in or expectancy with respect to such Opportunity if such Interested Person (A) presents such Opportunity to Viacom or (B) does not communicate information regarding such Opportunity to CBS because the Interested Person has directed the Opportunity to Viacom, and

(ii) such Interested Person may present such Opportunity to either CBS or Viacom or to both, as such Interested Person deems appropriate under the circumstances in such Interested Person’s sole discretion, and by doing so such Interested Person (A) shall have fully satisfied and fulfilled such person’s fiduciary duty to CBS and its stockholders with respect to such Opportunity, (B) shall not be liable to CBS or its stockholders for breach of any fiduciary duty, or for failure to act in (or not opposed to) the best interests of CBS, or for the derivation of any improper personal benefit if Viacom pursues or acquires such Opportunity for itself or directs such Opportunity to another person or does not communicate information regarding

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

such Opportunity to Viacom, and (C) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of Viacom and its stockholders.

Solely for the purposes of this item: an “Interested Person” means a person who is a director, officer or Controlling Stockholder of Viacom and is also a director, officer or Controlling Stockholder of CBS, and “Controlling Stockholder” means any person who has beneficial ownership (as that term is used in Section 13(d) of the Exchange Act) of 25% or more of the outstanding voting stock or voting power of both Viacom and CBS.

such Opportunity to CBS, and (C) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of CBS and its stockholders.

Solely for the purposes of this item: an “Interested Person” means a person who is a director, officer or Controlling Stockholder of CBS and is also a director, officer or Controlling Stockholder of Viacom, and “Controlling Stockholder” means any person who has beneficial ownership (as that term is used in Section 13(d) of the Exchange Act) of 25% or more of the outstanding voting stock or voting power of both CBS and Viacom.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) under certain circumstances, the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

	The Viacom charter provides that Viacom may amend, alter, change or repeal any provision contained in such amended and restated certificate of incorporation in the manner now or hereafter prescribed by law.	The CBS charter provides that CBS may amend, alter, change or repeal any provision contained in such amended and restated certificate of incorporation in the manner now or hereafter prescribed by law.	The A&R Charter has the same provisions as the CBS charter on this item, except that the A&R Charter further provides that, without the prior written consent of the holders of a majority of the Class A common stock (which consent may be granted or withheld by such

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS

The Viacom charter further provides that, without the prior written consent of the holders of a majority of the Class A common stock (which consent may be granted or withheld by such holders in their sole discretion), Viacom shall not and shall not have the legal power to amend the certificate of incorporation in a manner that will or may eliminate or change in any way the approval rights of the Class A common stock with respect to the Paramount Transaction and the vote and consent in connection thereof.

holders in their sole discretion), ViacomCBS shall not and shall not have the legal power to amend the certificate of incorporation in a manner that will or may eliminate or change in any way the approval rights of the Class A common stock with respect to the Paramount Transaction and the vote and consent in connection thereof.

The Governance Agreement provides that during the two-year period after the effective time, the NAI Parties will not (1) adopt or approve any amendment to the A&R Charter having the effect of modifying, amending or repealing, or taking any action in contravention of or that conflicts with, Article XI (other than Section 4(d) thereof) (relating to governance matters applicable during such two-year period) or Section 4 of Article IX (relating to fiscal year of ViacomCBS) of the A&R Bylaws, and (2) take any action that would result in the modification, amendment or repeal of, or take any action in contravention of or that conflicts with, Article V (relating to the directors of ViacomCBS) or the last sentence of Section 3 of Article IV of the A&R Charter (which provides

	Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
that, in no event will the terms of any preferred stock conflict with Article XI (relating to certain governance matters applicable during specified periods) of the A&R Bylaws during the two-year period after the effective time, including with respect to any rights of such preferred stock to elect directors).

Amendments to Bylaws

The Viacom charter provides that the Viacom board of directors is expressly authorized to adopt, amend, alter, change or repeal the Viacom bylaws; provided that no bylaws adopted can invalidate any prior act of the Viacom board of directors that would have been valid if such bylaws had not been adopted.

The Viacom bylaws provide that (1) the Viacom board of directors may adopt, amend, alter, change or repeal the Viacom bylaws; provided, that any bylaws adopted, amended, altered, changed or repealed by the Viacom board of directors or Viacom stockholders may be amended, altered, changed or repealed by Viacom stockholders; and (2) notwithstanding any other provisions of the Viacom charter or the Viacom bylaws (and notwithstanding the fact

The CBS charter provides that the CBS board of directors is expressly authorized to adopt, amend, alter, change or repeal the CBS bylaws; provided that no bylaws adopted can invalidate any prior act of the CBS board of directors that would have been valid if such bylaws had not been adopted.

The CBS bylaws provide that (1) the CBS board of directors may adopt, amend, alter, change or repeal the CBS bylaws; provided, that any bylaws adopted, amended, altered, changed or repealed by the CBS board of directors or CBS stockholders may be amended, altered, changed or repealed by CBS stockholders; and (2) notwithstanding any other provisions of the CBS charter or the CBS bylaws (and notwithstanding the fact that a lesser percentage may be specified by law,

The A&R Charter and the A&R Bylaws, as the case may be, have the same provisions as the CBS charter and the CBS bylaws, as the case may be, on this item, except that (1) the A&R Charter and the A&R Bylaws further provide that during the two-year period after the effective time, the ViacomCBS board of directors shall not have the power to amend, alter, change or repeal any provision of, or adopt any new or modified provision or other resolution inconsistent with, Article XI (other than Section 4(d) thereof) (relating to governance matters applicable during such two-year period) or Section 4 of Article IX (relating to fiscal year of ViacomCBS) of the A&R Bylaws (or any provision of the A&R Bylaws making reference to any such provision) and the ViacomCBS board of directors shall not

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
that a lesser percentage may be specified by law, the Viacom charter or Viacom bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of Viacom then entitled to vote generally in an election of directors, voting together as a single class, shall be required for Viacom stockholders to amend, alter, change, repeal or adopt any Viacom bylaws.	the CBS charter or CBS bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of CBS then entitled to vote generally in an election of directors, voting together as a single class, shall be required for CBS stockholders to amend, alter, change, repeal or adopt any CBS bylaws.	recommend for adoption or resolution by the stockholders of any such amendment, alteration, change or repeal of, or any provision or other resolution inconsistent with, Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the A&R Bylaws, in each case, without the Requisite Approval; and (2) the A&R Charter provides that during the period commencing on the effective time and ending on the date that is 15 months after the effective time, the ViacomCBS board of directors shall not have the power to amend, alter, change or repeal any provision of, or adopt any new or modified provision or other resolution inconsistent with, Section 4(d) of Article XI or Section 14 of Article V of the A&R Bylaws (or any provision of the A&R Bylaws making reference to any such provision) (each relating the hiring, appointment, termination or removal, or modification of duties or authorities or the compensation of the Chairman and Chief Executive Officer of CBS), and the ViacomCBS board of directors shall not recommend for (or resolve to recommend

Rights of Current Stockholders of Viacom	Rights of Current Stockholders of CBS	Rights of Stockholders of ViacomCBS
for) adoption by the stockholders of any such amendment, alteration, change or repeal of, or any provision or other resolution inconsistent with, Section 4(d) of Article XI or Section 14 of Article V of the A&R Bylaws, in each case, without the Requisite Approval.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from a merger or consolidation, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger or consolidation.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from a merger or consolidation and to instead demand payment of the fair value of their shares. Stockholders of a constituent corporation in a merger or consolidation do not have appraisal rights with respect to shares of any class or series of stock if, prior to the merger or consolidation, such shares of stock, or depositary receipts in respect thereof, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (a) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), (b) shares of stock of any other corporation (or depositary receipts in respect thereof) that is or will be at the effective date publicly listed or held by more than 2,000 holders of record, (c) cash in lieu of fractional shares or fractional depositary receipts described above or (d) any combination of the foregoing. Because the shares of common stock of both Viacom and CBS are listed on a national securities exchange, and Viacom stockholders will receive in the merger only shares of ViacomCBS common stock (i.e., shares of the surviving company, which will also be listed on a national securities exchange) and cash in lieu of fractional shares, and the CBS stockholders will continue to hold shares of ViacomCBS common stock, neither Viacom stockholders nor CBS stockholders will be entitled to appraisal rights in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the merger. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (which we refer to as “IRS”), and judicial decisions, in each case as in effect and available on the date of this joint consent solicitation statement/prospectus and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this joint consent solicitation statement/prospectus.

This discussion applies only to U.S. holders (as defined below) of shares of Viacom common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in this joint consent solicitation statement/prospectus. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Viacom stockholders in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (such as, for example, insurance companies, tax-exempt organizations, financial institutions, S corporations or other pass-through entities, regulated investment companies, real estate investment trusts, certain former U.S. citizens or long-term residents of the United States, broker-dealers, traders in securities who elect a mark-to-market method of accounting, holders who hold their Viacom common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” holders who acquired Viacom common stock upon the exercise of employee stock options or otherwise as compensation, or U.S. holders whose functional currency is not the U.S. dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who directly, indirectly or constructively owns 5% or more (by vote or value) of Viacom common stock.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Viacom common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Viacom stockholders that are partnerships and partners in such partnerships should consult their own tax advisors as to the tax consequences of the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Viacom common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL

INFORMATION ONLY. ALL VIACOM STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

It is a condition to each party’s obligation to complete the merger that each of CBS and Viacom receive an opinion of its respective outside counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of CBS and Viacom. If any of these representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any of the representations or covenants contained in any of the transaction-related agreements and documents or in any documents relating to the opinions of counsel are inaccurate or not complied with by CBS or Viacom, such opinions of counsel may be invalid and the conclusions reached therein could be jeopardized. An opinion of counsel represents the judgment of such counsel and is not binding on the IRS or any court and the IRS or a court may disagree with the conclusions in the opinions of counsel. Further, CBS and Viacom have not and do not intend to seek any ruling from the IRS regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, notwithstanding receipt by CBS and Viacom of the opinions of counsel, there can be no assurance that the IRS will not assert that the merger fails to qualify as a “reorganization” or that a court would not sustain such a challenge.

Reorganization Treatment

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

Exchange of Shares of Viacom Common Stock for Shares of ViacomCBS Common Stock

U.S. holders who exchange their shares of Viacom common stock for shares of ViacomCBS common stock will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of ViacomCBS common stock (which will be treated in the manner described below). Each U.S. holder’s aggregate tax basis in the shares of ViacomCBS common stock received in the merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Viacom common stock exchanged therefor. The holding period of the shares of ViacomCBS common stock received by a U.S. holder in the merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Viacom common stock exchanged therefor. If a U.S. holder holds different blocks of Viacom common stock (generally, Viacom common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax basis and holding period of the particular shares of ViacomCBS common stock received in the merger.

Cash in Lieu of Fractional Shares

A U.S. holder who receives cash in lieu of a fractional share of ViacomCBS common stock will be treated as having received such fractional share in the merger and then as having sold such fractional share to CBS for cash. As a result, a U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any gain or loss recognized generally will be long-term capital gain or loss if, as of the effective date, the shares of Viacom common stock surrendered in exchange for such fractional share were held for more than one year and otherwise will constitute short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders generally will be subject to information reporting and, under certain circumstances, may be subject to backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL VIACOM STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

HOUSEHOLDING INFORMATION

Under SEC rules, a single joint consent solicitation statement/prospectus may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one joint consent solicitation statement/prospectus will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent.

Each of CBS and Viacom has adopted the householding procedure. However, CBS or Viacom, as applicable, will promptly deliver, upon written or oral request, a separate copy of this joint consent solicitation statement/prospectus. If you received only one copy of this joint consent solicitation statement/prospectus and wish to receive a separate copy for each stockholder at your household, please contact CBS or Viacom, as applicable, at the respective address or telephone number identified below.

For CBS stockholders:	For Viacom stockholders:

Investor Relations CBS Corporation 51 West 52nd Street New York, NY 10019 Toll-Free: (877) 227-0787	Investor Relations Viacom Inc. 1515 Broadway New York, NY 10036 Toll-Free: (800) 516-4399

If you hold shares in street name, please contact your bank, broker or other holder of record to request information on householding.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this joint consent solicitation statement/prospectus by reference to CBS Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this joint consent solicitation statement/prospectus by reference to Viacom Inc.’s Annual Report on Form 10-K for the year ended September 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of ViacomCBS common stock to be issued pursuant to the merger will be passed upon by Hughes Hubbard & Reed LLP. One of CBS’ directors is a partner of Hughes Hubbard & Reed LLP.

FUTURE STOCKHOLDER PROPOSALS

CBS

CBS will hold its 2020 annual meeting of stockholders (which we refer to as the “CBS 2020 Annual Meeting”) regardless of whether the merger has been completed.

CBS stockholder proposals may be submitted for inclusion in CBS’ proxy statement relating to the CBS 2020 Annual Meeting of Stockholders, but must be received no later than December 14, 2019 at CBS’ principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary.

The CBS bylaws generally require advance written notice from a CBS stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the CBS 2020 Annual Meeting of Stockholders, including nominations of persons for election to the CBS board of directors. Pursuant to the CBS bylaws, notice must be received no earlier than the close of business on January 30, 2020, and no later than the close of business on February 29, 2020 (as referenced in CBS’ Definitive Proxy Statement filed with the SEC on April 12, 2019) at CBS’ principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must have continuously held at least $2,000 in market value, or 1%, of outstanding CBS Class A common stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

Viacom

If the merger is completed, Viacom common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Viacom will no longer be a publicly traded company. Viacom will have no public stockholders, and there will be no public participation in any future stockholder meetings of Viacom. Therefore, if the merger is completed, Viacom does not expect to hold its 2020 Annual Meeting of Stockholders.

However, if the merger is not completed, Viacom stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed or if Viacom is otherwise required to do so under applicable law, Viacom will take such action as it deems necessary or appropriate to call and convene future meetings of Viacom stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future meetings of Viacom stockholders in accordance with Rule 14a-8 of the Exchange Act, as described below.

If the 2020 Annual Meeting of Stockholders is held, to be considered for inclusion in Viacom’s proxy statement and form of proxy for its 2020 Annual Meeting of Stockholders, stockholder proposals must have been received on or before September 27, 2019 (as referenced in Viacom’s Definitive Proxy Statement filed with the SEC on January 25, 2019) at Viacom’s principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Christa A. D’Alimonte, Secretary. If the 2020 Annual Meeting of Stockholders is changed by more than 30 days from March 11, 2020 (one year from the date of the 2019 Annual Meeting of Stockholders), to be timely, a proposal by a Viacom stockholder pursuant to Rule 14a-8 under the Exchange Act must be delivered not later than a reasonable time before Viacom begins to print and mail its proxy materials. Stockholder proposals must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act. Viacom will make a public announcement of such postponed date of the 2020 Annual Meeting of Stockholders, when and if determined. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must have continuously held at least $2,000 in market value, or 1%, of outstanding Viacom Class A common stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Both CBS and Viacom file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either CBS or Viacom files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, CBS and Viacom file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CBS’ website at www.cbscorporation.com under the “Investor Relations” link, or from Viacom’s website at www.viacom.com under the “Investors” link. The information contained on the websites of CBS, Viacom and the SEC (except for the filings described below) is not incorporated by reference into this joint consent solicitation statement/prospectus.

CBS has filed a registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part with respect to the ViacomCBS common stock to be issued in the merger. This joint consent solicitation statement/prospectus constitutes the prospectus of CBS filed as part of the registration statement. As permitted by SEC rules, this joint consent solicitation statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint consent solicitation statement/prospectus as to the contents of any contract or other documents referred to in this joint consent solicitation statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint consent solicitation statement/prospectus incorporates by reference documents that CBS and Viacom have previously filed with the SEC, including those listed below.

You should rely only on the information contained in this joint consent solicitation statement/prospectus or to which you have been referred. CBS and Viacom have not authorized anyone to provide you with any additional information. This joint consent solicitation statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint consent solicitation statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint consent solicitation statement/prospectus to stockholders of CBS or Viacom nor the issuance of ViacomCBS common stock in the merger will create any implication to the contrary.

This joint consent solicitation statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by CBS (File No. 001-09553):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 15, 2019;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 2, 2019, and for the fiscal quarter ended June 30, 2019, filed on August 8, 2019;

•

Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on January  10, 2019, January 17, 2019, February  5, 2019, February 27, 2019, March  5, 2019, April 26, 2019, June 3, 2019, August 13, 2019 and August 19, 2019; and

•	Definitive Proxy Statement on Schedule 14A, filed on April 12, 2019.

This joint consent solicitation statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Viacom (File No. 001-32686):

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on November 16, 2018;

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2016, filed on February 9, 2017, for the fiscal quarter ended December  31, 2017, filed on February 8, 2018, for the fiscal quarter ended December 31, 2018, filed on February 5, 2019, for the fiscal quarter ended March 31, 2019, filed on May 10, 2019, and for the fiscal quarter ended June 30, 2019, filed on August 8, 2019;

•

Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on November  9, 2018, November 16, 2018, November  19, 2018, December 4, 2018, January  23, 2019, February 11, 2019, March  4, 2019, March 13, 2019, August 13, 2019, August 19, 2019 and October 8, 2019; and

•	Definitive Proxy Statement on Schedule 14A, filed on January 25, 2019.

All additional documents that either CBS or Viacom may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint consent solicitation statement/prospectus and prior to the receipt of the CBS stockholder approval and the Viacom stockholder approval will also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or that information is deemed to be incorporated by reference into this joint consent solicitation statement/prospectus. Additionally, except as expressly stated with respect to the filings described above, to the extent this joint consent solicitation statement/prospectus contains references to the websites of CBS or Viacom, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint consent solicitation statement/prospectus.

If you are a stockholder of CBS, you can obtain any of the documents incorporated by reference through CBS or the SEC. Documents incorporated by reference are available from CBS without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference into this joint consent solicitation statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference into this joint consent solicitation statement/prospectus free of charge by requesting them in writing or by telephone as follows or by accessing the website listed below:

Investor Relations

CBS Corporation

51 West 52nd Street

New York, NY 10019

Toll-Free: (877) 227-0787

investorrelations@cbs.com

www.cbscorporation.com

To ensure timely delivery of the documents, CBS stockholders must make their requests no later than [●], 2019.

If you are a stockholder of Viacom, you can obtain any of the documents incorporated by reference through Viacom or the SEC. Documents incorporated by reference are available from Viacom without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference into this joint consent solicitation statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference into this joint consent solicitation statement/prospectus free of charge by requesting them in writing or by telephone as follows or by accessing the website listed below:

Investor Relations

Viacom Inc.

1515 Broadway

New York, NY 10036

Toll-Free: (800) 516-4399

investor.relations@viacom.com

www.viacom.com

To ensure timely delivery of the documents, Viacom stockholders must make their requests no later than [●], 2019.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint consent solicitation statement/prospectus will be deemed to be modified or superseded for purposes of this joint consent solicitation statement/prospectus to the extent that a statement contained in this joint consent solicitation statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint consent solicitation statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint consent solicitation statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Annex A—Defined Terms

“A&R Bylaws” refers to the bylaws of CBS as amended and restated at the effective time;

“A&R Charter” refers to the certificate of incorporation of CBS as amended and restated at the effective time;

“Amendment to Settlement Agreement” refers to Amendment No. 1 to Settlement and Release Agreement, dated as of August 13, 2019, among CBS, the NAI Parties and certain other persons party thereto;

“Antitrust Division” refers to the Antitrust Division of the Department of Justice;

“CBS” refers to CBS Corporation, a Delaware corporation;

“CBS 402(t) table” refers to the table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to CBS’ Named Executive Officers in Connection with the Merger”;

“CBS board of directors” refers to the board of directors of CBS;

“CBS board recommendation” refers to the recommendation of the CBS board of directors to CBS stockholders entitled to vote adopt the merger agreement and approve the stock issuance;

“CBS bylaws” refers to the amended and restated bylaws of CBS as in effect as of the date of this joint consent solicitation statement/prospectus;

“CBS charter” refers to the amended and restated CBS certificate of incorporation as in effect as of the date of this joint consent solicitation statement/prospectus;

“CBS Class A common stock” refers to each share of Class A common stock, par value $0.001 per share, of CBS;

“CBS Class B common stock” refers to each share of Class B common stock, par value $0.001 per share, of CBS;

“CBS consent deadline” refers to [●], 2019, the final date for the receipt of written consents to the CBS proposals from the holders of CBS Class A common stock;

“CBS common stock” refers to the CBS Class A common stock and the CBS Class B common stock;

“CBS proposals” refers to the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal, the CBS A&R Bylaws proposal and the CBS advisory compensation proposal;

“CBS PSU award” refers to an award of performance-based vesting restricted stock units with respect to CBS Class B common stock;

“CBS RSU award” refers to an award of time-based vesting restricted stock units with respect to CBS Class B common stock;

“CBS special committee” refers to the special transaction committee of the CBS board of directors consisting solely of independent and disinterested directors of CBS, which the CBS board of directors established for the purpose of reviewing, evaluating and deliberating with respect to, and if deemed appropriate by the CBS special committee, negotiating the merger and the other contemplated transactions;

“CBS stockholder approval” refers to the approval of the CBS merger agreement proposal, the CBS stock issuance proposal, the CBS A&R Charter proposal and the CBS A&R Bylaws proposal by the holders of a majority of the outstanding CBS Class A common stock;

“CBS stockholders” refers to the holders of CBS common stock;

“CBS stock option” refers to an option to acquire CBS Class B common stock;

“CBS Unaffiliated Independent Director” refers to any member of the CBS board of directors (1) who is not affiliated or associated with the NAI Group and (2) who is “independent” under applicable stock exchange and SEC rules;

“Centerview” refers to Centerview Partners LLC, financial advisor to the CBS special committee;

“closing” refers to the closing of the merger;

“Code” refers to the Internal Revenue Code of 1986, as amended;

“combined company” or “ViacomCBS” refers to CBS following the closing (at which time CBS will be renamed “ViacomCBS Inc.”);

“Communications Act” refers to the Communications Act of 1934, as amended;

“contemplated transactions” refers to the merger and the other transactions contemplated by the merger agreement;

“DGCL” refers to the General Corporation Law of the State of Delaware;

“effective time” refers to the effective time of the merger upon the filing of the merger certificate or at such later time as may be stated in the merger certificate;

“ERISA” refers to the Employment Retirement Income Security Act, as amended;

“exchange ratio” refers to 0.59625 shares of ViacomCBS Class A common stock or ViacomCBS Class B common stock, as applicable, for each share of Viacom Class A common stock or Viacom Class B common stock, as applicable;

“FCC” refers to the Federal Communications Commission;

“FTC” refers to the U.S. Federal Trade Commission;

“GAAP” refers to the generally accepted accounting principles in the United States;

“Governance Agreement” refers to the Governance Agreement, dated as of August 13, 2019, among CBS, Viacom, the NAI Parties, and certain other persons party thereto;

“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Initial CBS Directors” refers to each of the continuing CBS directors designated to serve as a member of the ViacomCBS board of directors immediately after the effective time in accordance with the merger agreement and the replacement, if any, thereof who is (1) recommended and approved as a director, and (2) voted to become an Initial CBS Director by a majority of the Initial CBS Directors then in office (or if there are no such Initial CBS

Directors then in office other than as a result of removal in breach of the A&R Bylaws or the Governance Agreement, then by at least 75% of the Unaffiliated Independent Directors), in each case, pursuant to the A&R Bylaws and the Governance Agreement;

“Initial Viacom Directors” refers to each of the continuing Viacom directors designated to serve as a member of the ViacomCBS board of directors immediately after the effective time in accordance with the merger agreement and the replacement, if any, thereof who is (1) recommended and approved as a director, and (2) voted to become an Initial Viacom Director by a majority of the Initial Viacom Directors then in office (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of the A&R Bylaws or the Governance Agreement, then by at least 75% of the Unaffiliated Independent Directors), in each case, pursuant to the A&R Bylaws and the Governance Agreement;

“Lazard” refers to Lazard Frères & Co. LLC, financial advisor to the CBS special committee;

“LionTree” refers to LionTree Advisors LLC, financial advisor to the Viacom special committee;

“merger” refers to the merger of Viacom with and into CBS, with CBS continuing as the combined company;

“merger agreement” refers to the Agreement and Plan of Merger, dated as of August 13, 2019, between CBS and Viacom, as the same may be amended or supplemented from time to time;

“merger agreement amendment” refers to the Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 16, 2019, between CBS and Viacom;

“merger certificate” refers to the certificate of merger with respect to the merger;

“merger consideration” refers to Viacom stockholders’ right to receive ViacomCBS common stock in accordance with the provisions of the merger agreement;

“Morgan Stanley” refers to Morgan Stanley & Co. LLC, financial advisor to the Viacom special committee;

“NAI” refers to National Amusements, Inc.;

“NAI Affiliated Directors” refers to each member of the ViacomCBS board of directors affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) with any member of the NAI Group; provided, that for the avoidance of doubt, (1) Robert N. Klieger shall constitute an NAI Affiliated Director and (2) any director who fills a vacancy created by virtue of an NAI Affiliated Director ceasing to serve on the ViacomCBS board of directors and which vacancy is filled by the stockholders of ViacomCBS in accordance with the A&R Bylaws and the Governance Agreement shall constitute an NAI Affiliated Director;

“NAI Entertainment” refers to NAI Entertainment Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of NAI;

“NAI Group” means, collectively, (1) Sumner M. Redstone, (2) Shari E. Redstone, (3) the NAI Parties, (4) the SMR Trust, (5) Tyler Korff, (6) David R. Andelman, (7) Jill Krutick, (8) Thaddeus Jankowski, (9) Phyllis Redstone, (10) Norman Jacobs, (11) Leonard Lewin and (12) any other trustee of the SMR Trust;

“NAI Parties” refers to NAI and NAI Entertainment, collectively;

“NAI written consents” refers to the NAI CBS written consent and the NAI Viacom written consent, collectively;

“NASDAQ” refers to the NASDAQ Global Select Market;

“NYSE” refers to the New York Stock Exchange;

“Paramount” refers to Paramount Pictures Corporation;

“Requisite Approval” refers to approval of the ViacomCBS board of directors, which approval includes approval by at least (1) a majority of the Unaffiliated Independent Directors then in office, (2) two of the Initial CBS Directors then in office and (3) two of the Initial Viacom Directors then in office;

“Sarbanes-Oxley Act” refers to the U.S. Sarbanes-Oxley Act of 2002, as amended;

“Settlement Agreement” refers to the Settlement and Release Agreement, dated as of September 9, 2018, among CBS, the NAI Parties, and certain other persons party thereto;

“stock issuance” refers to the issuance of ViacomCBS common stock to eligible Viacom stockholders pursuant to the merger agreement;

“this joint consent solicitation statement/prospectus” refers to this joint consent solicitation statement/prospectus included within the registration statement;

“the registration statement” refers to the registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part;

“Unaffiliated Independent Director” refers to any member of the ViacomCBS board of directors (1) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) with any member of the NAI Group and (2) who is “independent” under applicable stock exchange and SEC rules; provided, that for the avoidance of doubt, (i) Robert N. Klieger shall not constitute an Unaffiliated Independent Director, and (ii) any director who fills a vacancy created by virtue of an NAI Affiliated Director ceasing to serve on the ViacomCBS board of directors and which vacancy is filled by the ViacomCBS stockholders in accordance with the A&R Bylaws and the Governance Agreement shall not constitute an Unaffiliated Independent Director;

“Viacom” refers to Viacom Inc., a Delaware corporation;

“Viacom 402(t) table” refers to the table set forth under the section entitled “The Merger—Quantification of Potential Payments and Benefits to Viacom’s Named Executive Officers in Connection with the Merger”;

“Viacom board of directors” refers to the board of directors of Viacom;

“Viacom board recommendation” refers to the recommendation of the Viacom board of directors to Viacom stockholders entitled to vote to adopt the merger agreement;

“Viacom bylaws” refers to the amended and restated bylaws of Viacom as in effect as of the date of this joint consent solicitation statement/prospectus;

“Viacom charter” refers to the amended and restated Viacom certificate of incorporation as in effect as of the date of this joint consent solicitation statement/prospectus;

“Viacom Class A common stock” refers to each share of Class A common stock, par value $0.001 per share, of Viacom;

“Viacom Class B common stock” refers to each share of Class B common stock, par value $0.001 per share, of Viacom;

“Viacom common stock” refers to the Viacom Class A common stock and the Viacom Class B common stock;

“Viacom consent deadline” refers to [●], 2019, the final date for the receipt of written consents to the Viacom proposals from the holders of Viacom Class A common stock;

“Viacom Director DC Plan” refers to the Viacom Deferred Compensation Plan for Outside Directors;

“Viacom Employee DC Plan” refers to the Viacom Bonus Deferral Plan for Designated Senior Executives, the Viacom Bonus Deferral Plan, the Viacom Excess 401(k) Plan for Designated Senior Executives and the Viacom Excess 401(k) Plan;

“Viacom proposals” refers to the Viacom merger agreement proposal and the Viacom advisory compensation proposal;

“Viacom PSU award” refers to an award of performance-based restricted stock units with respect to Viacom Class B common stock;

“Viacom RSU award” refers to an award of time-based restricted stock units with respect to Viacom Class B common stock;

“Viacom special committee” refers to the special transaction committee of the Viacom board of directors consisting solely of independent and disinterested directors of Viacom, which the Viacom board of directors established for the purpose of proposing, reviewing and evaluating the merger and the other contemplated transactions;

“Viacom stockholder approval” refers to the approval of the Viacom merger agreement proposal by the holders of a majority of the outstanding shares of Viacom Class A common stock;

“Viacom stockholders” refers to the holders of Viacom common stock;

“Viacom stock option” refers to an option to acquire Viacom Class B common stock;

“ViacomCBS board of directors” refers to the board of directors of ViacomCBS;

“ViacomCBS Class A common stock” refers to each share of Class A common stock, par value $0.001 per share, of ViacomCBS;

“ViacomCBS Class B common stock” refers to each share of Class B common stock, par value $0.001 per share, of ViacomCBS;

“ViacomCBS common stock” refers to the ViacomCBS Class A common stock and the ViacomCBS Class B common stock;

“ViacomCBS RSU award” refers to an award of time-based vesting restricted stock units with respect to ViacomCBS Class B common stock;

“ViacomCBS stock option” refers to an option to acquire ViacomCBS Class B common stock; and

“ViacomCBS stockholders” refers to the holders of ViacomCBS common stock.

ANNEX B

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

CBS CORPORATION

and

VIACOM INC.

Dated as of August 13, 2019

B-i

B-ii

B-iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2019 (this “Agreement”), is by and between CBS Corporation, a Delaware corporation (“Comet”), and Viacom Inc., a Delaware corporation (“Venus”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Venus be merged with and into Comet (the “Merger”), with Comet as the surviving entity in the Merger, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of Venus has established a special transaction committee thereof consisting only of independent and disinterested directors (the “Venus Transaction Committee”) to, among other things, review, evaluate and negotiate this Agreement and the transactions contemplated hereby;

WHEREAS, the Venus Transaction Committee has unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions recommending that the Board of Directors of Venus approve and declare the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and that the stockholders of Venus entitled to vote adopt this Agreement (this clause (ii), the “Venus Transaction Committee Recommendation”);

WHEREAS, the Board of Directors of Venus, upon the unanimous recommendation of the Venus Transaction Committee, has unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of Venus entitled to vote adopt this Agreement (this clause (iii), the “Venus Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Venus entitled to vote for adoption;

WHEREAS, the Board of Directors of Comet has established a special transaction committee thereof consisting only of independent and disinterested directors (the “Comet Transaction Committee”) to, among other things, review, evaluate and deliberate with respect to, and, if the Comet Transaction Committee deemed appropriate, negotiate the transactions contemplated by this Agreement;

WHEREAS, the Comet Transaction Committee has unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions recommending that the Board of Directors of Comet approve and declare the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of Comet Common Stock to holders of Venus Common Stock contemplated by this Agreement (the “Share Issuance”), and that the stockholders of Comet entitled to vote adopt this Agreement (this clause (ii), the “Comet Transaction Committee Recommendation”);

WHEREAS, the Board of Directors of Comet, upon the unanimous recommendation of the Comet Transaction Committee, has unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of Comet entitled to vote adopt this Agreement and approve the Share Issuance (this clause (iii), the “Comet Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Comet entitled to vote for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, National Amusements, Inc., a Maryland corporation (“Neptune”), and NAI Entertainment Holdings LLC, a Delaware limited liability company (together with Neptune, the “Neptune Parties”), are entering into a support agreement in the form attached hereto as Exhibit A (the “Neptune Support Agreement”) with Comet and Venus, pursuant to which the Neptune Parties have agreed to (i) deliver written consents with respect to at least a majority of the issued and outstanding shares of Comet Class A Common Stock adopting this Agreement and (ii) deliver written consents with respect to at least a majority of the issued and outstanding shares of Venus Class A Common Stock adopting this Agreement, in each case on the terms and conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, (i) Comet, Venus, Neptune and certain other Persons are entering into a Governance Agreement (the “Governance Agreement”) and (ii) Comet, Neptune and certain other Persons are entering into an amendment to the Settlement and Release Agreement, dated September 9, 2018, among Comet, Neptune and certain other Persons;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, (ii) Comet and Venus will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (clauses (i)-(iii) collectively, the “Intended Tax Treatment”); and

WHEREAS, Venus and Comet desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Venus will merge with and into Comet, the separate corporate existence of Venus shall cease and Comet shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (New York City time) on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), or at such other time and date as agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective either upon the filing of the Certificate of Merger or at such later effective time as may be stated in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

SECTION 1.04. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, rights, privileges, powers and franchises of Comet and Venus shall vest in the Surviving Corporation, and all debts, liabilities and duties of Comet and Venus shall become the debts, liabilities and duties of the Surviving Corporation, and the separate legal existence of Venus shall cease, all as provided under the DGCL.

SECTION 1.05. Constituent Documents. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B. The name of the Surviving Corporation immediately after the Effective Time shall be “ViacomCBS Inc.” The parties hereto shall take all actions necessary such that, at the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit C (the “A&R Bylaws”).

SECTION 1.06. Certain Governance Matters.

(a) Directors. The parties hereto shall take all actions necessary such that, as of the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of 13 directors, consisting of:

(i) six directors of Comet determined in accordance with Schedule 1.06(a)(i) of the Comet Disclosure Letter;

(ii) four directors of Venus determined in accordance with Schedule 1.06(a)(ii) of the Venus Disclosure Letter;

(iii) two directors designated by Neptune prior to the Effective Time, one of whom shall be Shari E. Redstone and one of whom shall be Robert N. Klieger; and

(iv) the Chief Executive Officer of the Surviving Corporation as of the Effective Time as determined in accordance with Section 1.06(c).

Each such director shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(b) Chair. The parties hereto shall take all actions necessary such that, as of the Effective Time, Shari E. Redstone shall serve as the non-executive Chair of the Surviving Corporation until her respective successor is duly elected or appointed and qualified or until her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(c) Officers. The parties hereto shall take all actions necessary such that, as of the Effective Time, each of the executives set forth on Section 1.06(c) of the Comet Disclosure Letter shall serve in the capacities designated thereon, in each case, until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(d) Committees. The standing committees of the Board of Directors of the Surviving Corporation shall consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The parties hereto shall take all actions necessary such that, as of the Effective Time, the persons set forth on (i) Schedule 1.06(d)(i) of the Comet Disclosure Letter shall serve as chair of the Audit Committee and

Compensation Committee, as applicable, and (ii) Schedule 1.06(d)(ii) of the Venus Disclosure Letter shall serve as chair of the Nominating and Governance Committee, in each case, until his or her respective successor is fully elected or appointed and qualified or until his or her earlier death, resignation, or removal in accordance with the governing documents of the Surviving Corporation and applicable Law.

(e) Fiscal Year. The fiscal year of the Surviving Corporation shall be the 12-month period ending on December 31 of each year.

SECTION 1.07. Capital Stock. (a) At and after the Effective Time, each share of Class A common stock, par value $0.001 per share, of Comet (“Comet Class A Common Stock”) and each share of Class B common stock, par value $0.001 per share, of Comet (“Comet Class B Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Venus, Comet or the holder of any capital stock of Venus or Comet:

(i) Each share of Class A common stock, par value $0.001 per share, of Venus (“Venus Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Venus Class A Common Stock held by any Subsidiary of Venus but excluding any Venus Cancelled Shares) shall be converted automatically into a number of fully paid, validly issued and nonassessable shares of Comet Class A Common Stock equal to the Venus Exchange Ratio, subject to Section 2.05 with respect to fractional shares (the “Class A Merger Consideration”).

(ii) Each share of Class B common stock, par value $0.001 per share, of Venus (“Venus Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Venus Class B Common Stock held by any Subsidiary of Venus but excluding any Venus Cancelled Shares) shall be converted automatically into 0.59625 (the “Venus Exchange Ratio”) fully paid, validly issued and nonassessable shares of Comet Class B Common Stock, subject to Section 2.05 with respect to fractional shares (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Merger Consideration”).

(iii) All shares of Venus Class A Common Stock converted into Comet Class A Common Stock pursuant to Section 1.07(b)(i), upon such conversion, shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (A) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Venus Class A Common Stock (each, a “Venus Class A Certificate”) or (B) non-certificated share of Venus Class A Common Stock held by book entry (a “Venus Class A Book-Entry Share”) shall, upon the Effective Time, represent the Class A Merger Consideration and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which holders become entitled, all in accordance with Section 2.03, in each case without interest.

(iv) All shares of Venus Class B Common Stock converted into Comet Class B Common Stock pursuant to Section 1.07(b)(ii), upon such conversion, shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each (A) valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Venus Class B Common Stock (each, a “Venus Class B Certificate”) or (B) non-certificated shares of Venus Class B Common Stock held by book entry (a “Venus Class B Book-Entry Share”) shall, upon the Effective Time, represent the Class B Merger Consideration and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which holders become entitled, all in accordance with Section 2.03, in each case without interest.

(v) All shares of Venus Common Stock held by Venus as treasury shares (but, for the avoidance of doubt, excluding any Venus Common Stock held by any Subsidiary of Venus) or by Comet immediately prior to the Effective Time (the “Venus Cancelled Shares”) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Comet Common Stock or Venus Common Stock in connection with the Merger.

(d) If prior to the Effective Time, Comet or Venus, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock, or pay a stock dividend or other stock distribution in Comet Class A Common Stock, Comet Class B Common Stock, Venus Class A Common Stock or Venus Class B Common Stock, as applicable, or otherwise change the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Comet or Venus in respect of the Comet Class A Common Stock, the Comet Class B Common Stock, the Venus Class A Common Stock or the Venus Class B Common Stock, respectively, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Comet Class A Common Stock, Comet Class B Common Stock, Venus Class A Common Stock or Venus Class B Common Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change; provided that nothing in this Section 1.07(d) shall be construed to permit Comet or Venus to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.08. Treatment of Venus Equity Awards. (a) Venus Stock Options. At the Effective Time, each option to acquire shares of Venus Class B Common Stock (a “Venus Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be converted into an option to acquire shares of Comet Class B Common Stock, on the same terms and conditions as were applicable to such Venus Stock Option immediately prior to the Effective Time (including with respect to vesting), (i) with respect to a number of shares of Comet Class B Common Stock determined by multiplying (A) the number of shares of Venus Class B Common Stock subject to such Venus Stock Option immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Comet Class B Common Stock and (ii) with an exercise price per share of Comet Class B Common Stock equal to the number obtained by dividing (A) the exercise price per share of Venus Class B Common Stock subject to such Venus Stock Option immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number up to the nearest whole hundredths of a cent. The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code.

(b) Venus RSU Awards.

(i) At the Effective Time, each restricted stock unit award with respect to shares of Venus Class B Common Stock that is not a Venus Performance Share Unit Award or a Venus Notional Unit (a “Venus RSU Award”) and is outstanding immediately prior to the Effective Time, other than any such Venus RSU Award covered by Section 1.08(b)(ii), shall, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award on the same terms and conditions as were applicable to such Venus RSU Award immediately prior to the Effective Time (including with respect to vesting and timing of payment), with respect to a number of shares of Comet Class B Common Stock determined by multiplying (A) the number of shares of Venus Class B Common Stock subject to such Venus RSU Award immediately prior to the Effective Time by (B) the Venus Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Comet Class B Common Stock.

(ii) Immediately prior to the Effective Time, each Venus RSU Award that is outstanding as of immediately prior to the Effective Time and is held by a non-employee director of Venus who does not serve as a non-employee director of the Surviving Corporation immediately following the Effective Time shall vest in full, and the holder thereof shall be entitled to receive the Class B Merger Consideration with respect to each share of Venus Class B Common Stock subject to such Venus RSU Award as soon as reasonably practicable following the Effective Time; provided that, notwithstanding the foregoing, any such amounts in respect of a Venus RSU Award for which a valid deferral election has been made or that is otherwise subject to Section 409A of the Code shall not be paid earlier than the earliest time permitted under Section 409A of the Code.

(iii) At the Effective Time, any dividend equivalents accrued with respect to a Venus RSU Award as of immediately prior to the Effective Time that are denominated in cash but payable in shares of Venus Class B Common Stock shall instead be payable in shares of Comet Class B Common Stock, with the number of shares of Comet Class B Common Stock determined in accordance with the terms of the applicable award agreement and plan (substituting references to Venus Class B Common Stock with Comet Class B Common Stock). For the avoidance of doubt, any dividend equivalents accrued with respect to a Venus RSU Award as of immediately prior to the Effective Time that are denominated in cash and payable in cash shall remain payable in cash following the Effective Time.

(iv) Any cash amount in a stock unit account under the Venus Director DC Plan as of immediately prior to the Effective Time shall convert into a restricted stock unit award with respect to a number of shares of Comet Class B Common Stock determined by dividing (A) the value of such cash amount as of the first day of the first calendar quarter following the Effective Time (or earlier if provided for under the terms of the Venus Director DC Plan) by (B) the value of a share of Comet Class B Common Stock, determined in accordance with the terms of the Venus Director DC Plan (substituting references to Venus Class B Common Stock with Comet Class B Common Stock).

(c) Venus Performance Shares. At the Effective Time, each restricted stock unit award with respect to shares of Venus Class B Common Stock that was granted subject to performance-based vesting conditions (a “Venus Performance Share Unit Award”) and is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award on the same terms and conditions as were applicable to such Venus Performance Share Unit Award immediately prior to the Effective Time (except that such restricted stock unit award shall no longer be subject to performance-based vesting conditions), with respect to a number of shares of Comet Class B Common Stock determined by multiplying (i) the number of shares of Venus Class B Common Stock subject to such Venus Performance Share Unit Award based on the level of performance achievement as set forth on Section 1.08(c) of the Venus Disclosure Letter by (ii) the Venus Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Comet Class B Common Stock.

(d) Venus Notional Units. At the Effective Time, each unit with respect to shares of Venus Class B Common Stock subject to a Venus Employee DC Plan (each such unit, a “Venus Notional Unit”) and that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into a number of units with respect to shares of Comet Class B Common Stock determined by multiplying (i) the number of shares of Venus Class B Common Stock subject to such Venus Notional Unit immediately prior to the Effective Time by (ii) the Venus Exchange Ratio, with any fractional units treated in accordance with the terms of the applicable plan, with such units subject to the same terms and conditions as were applicable to such Venus Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment).

(e) Venus Residual Shares. At the Effective Time, any shares of Venus Class B Common Stock that remain available for issuance pursuant to any Venus Stock Plan as of the Effective Time (the “Venus Residual Shares”) shall, in accordance with such Venus Stock Plan, be converted at the Effective Time into the number of shares of Comet Class B Common Stock equal to the product of the number of such Venus Residual Shares and the Venus Exchange Ratio (such shares of Venus Common Stock, the “Venus Assumed Shares”).

(f) Venus Actions. At or prior to the Effective Time, Venus shall take all actions necessary (including adopting such appropriate resolutions of the Board of Directors of Venus or any committee of the Board of

Directors of Venus) to effectuate the treatment of Venus Equity Awards and Venus Residual Shares contemplated by this Section 1.08.

SECTION 1.09. Treatment of Comet Equity Awards. (a) Except as provided below, at and after the Effective Time, each option to acquire shares of Comet Class B Common Stock (a “Comet Stock Option”), each unit with respect to shares of Comet Common Stock subject to a Comet DC Plan (each such unit, a “Comet Notional Unit”) and each restricted stock unit award with respect to shares of Comet Class B Common Stock that is not a Comet Performance Share Unit Award or a Comet Notional Unit (a “Comet RSU Award”), in each case, that is issued and outstanding immediately prior to the Effective Time, shall remain a Comet Stock Option, Comet Notional Unit or Comet RSU Award, as applicable, and, except as provided below, shall not be affected by the Merger. Any dividend equivalents accrued with respect to a Comet RSU Award as of immediately prior to the Effective Time shall not be affected by the Merger.

(b) Certain Comet RSU Awards. Immediately prior to the Effective Time, each Comet RSU Award that is outstanding as of immediately prior to the Effective Time and is held by a non-employee director of Comet who does not serve as a non-employee director of the Surviving Corporation immediately following the Effective Time shall vest in full, and the holder thereof shall be entitled to receive the shares of Comet Class B Common Stock subject to such Comet RSU Award as soon as reasonably practicable following the Effective Time; provided that, notwithstanding the foregoing, any such amounts in respect of a Comet RSU Award for which a valid deferral election has been made or that is otherwise subject to Section 409A of the Code shall not be paid earlier than the earliest time permitted under Section 409A of the Code.

(c) Comet Performance Shares. At the Effective Time, the performance goals applicable to each restricted stock unit award with respect to shares of Comet Class B Common Stock that remains subject to performance-based vesting conditions as of immediately prior to the Effective Time (a “Comet Performance Share Unit Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be deemed satisfied at the level of performance set forth on Section 1.09(c) of the Comet Disclosure Letter, and shall otherwise remain subject to the same terms and conditions as were applicable to such Comet Performance Share Unit Award immediately prior to the Effective Time.

(d) Comet and Surviving Corporation Actions. At the Effective Time, the Surviving Corporation shall take all actions as are necessary to assume the Venus Stock Plans, with the result that the Surviving Corporation may issue the Venus Assumed Shares after the Effective Time pursuant to the exercise of options or settlement of other equity awards granted under the Venus Stock Plans. As soon as practicable after the Effective Time, the Surviving Corporation shall file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), to register a sufficient number of shares of Comet Common Stock for issuance with respect to the awards converted pursuant to Section 1.08, and, thereafter, Comet shall maintain the effectiveness of such registration statement for so long as such converted or new awards remain outstanding. At or prior to the Effective Time, Comet shall take all actions necessary (including adopting such appropriate resolutions of the Board of Directors of Comet or any committee of the Board of Directors of Comet) to effectuate the treatment of Comet Equity Awards contemplated by this Section 1.09.

ARTICLE II

Exchange of Certificates

SECTION 2.01. Exchange Fund. Immediately prior to or substantially concurrently with the Effective Time, Comet shall deposit with a nationally recognized bank or trust company (the “Exchange Agent”) designated by Comet, which bank or trust company shall be reasonably satisfactory to Venus, uncertificated, book-entry shares representing the number of shares of Comet Class A Common Stock and Comet Class B Common Stock sufficient to deliver the aggregate Merger Consideration. Comet agrees to and shall make available to the

Exchange Agent, immediately prior to the Effective Time and from time to time thereafter as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.03 and cash in lieu of any fraction of a share of Comet Common Stock to which any holder of shares of Venus Common Stock converted pursuant to Section 1.07 or Venus RSU Awards converted pursuant to Section 1.08(b)(ii) is entitled pursuant to Section 2.05. Any cash and uncertificated, book-entry shares of Comet Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” No interest will be paid or will accrue on any cash payable pursuant to Section 2.03 or Section 2.05.

SECTION 2.02. Exchange Procedures. (a) As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of shares of Venus Common Stock whose shares of Venus Common Stock were converted pursuant to Section 1.07 (i) a letter of transmittal (which shall specify that risk of loss and title to any shares evidenced by Certificates or any Book-Entry Shares shall pass, only upon (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Book-Entry Shares, upon proper delivery of any “agent’s message” regarding the book-entry transfer of such Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in a form and have such other provisions as Comet and Venus may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares.

(b) Upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the Surviving Corporation shall cause the Exchange Agent to, as promptly as practicable, (i) credit to the surrendering holder of such Certificate or Book-Entry Shares in the stock ledger and other appropriate books and records of the Surviving Corporation the number of shares of Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement, and (ii) pay and deliver by wire transfer or check the amount of any dividends or other distributions to which such Certificate or Book-Entry Shares become entitled in accordance with Section 2.03.

(c) In the event of a transfer of ownership of Venus Common Stock which is not registered in the transfer records of Venus, the Surviving Corporation may cause the Exchange Agent to credit any shares of Comet Common Stock to be credited upon, and pay any cash to be paid upon, due surrender of a Certificate or Book-Entry Shares to such a transferee only if such Certificate or Book-Entry Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(d) Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall at any time after the Effective Time represent, upon such surrender, the applicable Merger Consideration into which the shares represented by such Certificate or Book-Entry Share have been converted pursuant to this Agreement and the right to receive cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which the holder of such Certificate or Book-Entry Share becomes entitled in accordance with Section 2.03.

SECTION 2.03. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Comet Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until such holder shall surrender such Certificate or Book-Entry Shares in accordance with Section 2.02. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder thereof shall be paid (a) promptly after such surrender, any such dividends or distributions, without interest, with a record date after the Effective Time theretofore payable with respect to the Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement and (b) at the appropriate payment date, the amount of any dividends or distributions with a record date after the

Effective Time and a payment date subsequent to such surrender payable with respect to the Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement. Such holder shall be entitled to vote after the Effective Time at any meeting of Comet stockholders with a record date at or after the Effective Time the number of whole shares of Comet Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement, regardless of whether such holder has exchanged their Certificate or Book-Entry Shares.

SECTION 2.04. No Further Ownership Rights. The shares of Comet Common Stock issued and cash paid upon conversion of shares of Venus Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.03) shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Venus Common Stock, as applicable. From and after the Effective Time, (a) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Venus, other than the right to receive the applicable Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or other distributions to which the holders of such Certificates or Book-Entry Shares become entitled in accordance with Section 2.03, in each case without interest, and (b) the stock transfer books of Venus shall be closed with respect to all shares of Venus Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Venus of shares of Venus Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Venus Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates, or Book-Entry Shares (as applicable) shall be cancelled and their holders shall be credited shares of Comet Common Stock as provided in this Article II.

SECTION 2.05. No Fractional Shares of Comet Common Stock. No fractional shares of Comet Common Stock shall be issued upon the conversion of shares of Venus Common Stock pursuant to Section 1.07, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Comet. Notwithstanding any other provision of this Agreement, each holder of Venus Common Stock converted pursuant to Section 1.07 that would otherwise have been entitled to receive a fraction of a share of Comet Common Stock (after taking into account all shares of Venus Common Stock evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Comet Class A Common Stock on the NYSE (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Comet and Venus) on the five (5) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days prior to the date of the Effective Time, rounded down to the nearest penny.

SECTION 2.06. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Venus Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares that have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for the applicable Merger Consideration with respect to the shares of Venus Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.07, any cash in lieu of fractional shares of Comet Common Stock under Section 2.05 and any dividends or distributions with respect to shares of Comet Common Stock to which such holders are entitled pursuant to Section 2.03.

SECTION 2.07. No Liability. None of Comet, Venus, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares as of the second

(2nd) anniversary of the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permissible by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.08. Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Comet. Any interest and other income resulting from such investments shall promptly be paid to Comet. Any loss of any of the funds included in the Exchange Fund shall be for the account of Comet and shall not alter Comet’s obligation to cause to be paid any amounts owed to holders of Venus Common Stock pursuant to Article I and this Article II.

SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by the Surviving Corporation, the Exchange Agent (or, after dissolution of the Exchange Fund, the Surviving Corporation) will take the actions required by this Article II with respect to such lost, stolen or destroyed Certificate with respect to the shares of Venus Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Comet Common Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 2.10. Withholding Rights. Each of Comet, Venus, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and, if required, paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.11. Further Assurances. From and after the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Comet or Venus, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Comet or Venus, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

Representations and Warranties of Venus

Except as expressly disclosed in the Venus SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Venus SEC Documents that are not statements of historical fact and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Venus SEC Documents), or in the Venus Disclosure Letter, Venus hereby represents and warrants to Comet as follows:

SECTION 3.01. Organization; Standing. (a) Venus is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to Venus’s due incorporation and valid existence) as would not have a Venus Material

Adverse Effect. Venus is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Venus Material Adverse Effect. True and complete copies of the Venus Organizational Documents are included in the Venus SEC Documents.

(b) Each of Venus’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not have a Venus Material Adverse Effect.

SECTION 3.02. Capitalization. (a) The authorized capital stock of Venus consists of 375,000,000 shares of Venus Class A Common Stock, 5,000,000,000 shares of Venus Class B Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Venus Preferred Stock”). At the close of business on August 7, 2019 (the “Venus Capitalization Date”), (i) 49,430,524 shares of Venus Class A Common Stock were issued and outstanding, (ii) 33,116 shares of Venus Class A Common Stock were issued and held in Venus treasury, (iii) 353,964,838 shares of Venus Class B Common Stock were issued and outstanding, (iv) 392,502,630 shares of Venus Class B Common Stock were issued and held in Venus treasury, (v) no shares of Venus Preferred Stock were issued or outstanding and (vi) (A) 22,256,223 shares of Venus Class B Common Stock were reserved and available for issuance under Venus’s 2016 Long-Term Management Incentive Plan, 2006 Long-Term Management Incentive Plan and 2011 RSU Plan for Outside Directors, in each case including any amendments and restatements (collectively, the “Venus Stock Plans”), (B) 15,826,282 shares of Venus Class B Common Stock were issuable upon the exercise of outstanding Venus Stock Options, (C) 3,159,170 shares of Venus Class B Common Stock were subject to outstanding Venus RSU Awards and (D) 906,277 and 1,664,138 shares of Venus Class B Common Stock were subject to outstanding Venus Performance Share Unit Awards, assuming achievement of the applicable performance goals at the target and the maximum levels (except, in each case, reflecting actual performance for the performance period that has already completed), respectively.

(b) Except as set forth in this Section 3.02, as of the Venus Capitalization Date, no shares of capital stock of Venus are issued and outstanding and Venus does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Venus, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Venus, or any stock or securities convertible into or exchangeable for any capital stock of Venus; and Venus is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Venus. Venus does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Venus on any matter. Except as set forth in this Section 3.02, as of the Venus Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Venus or any of its Subsidiaries), that are convertible into or exercisable for a share of Venus Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Venus Common Stock. All Venus Equity Awards are evidenced by award agreements in substantially the forms previously made available to Comet or disclosed in the Venus SEC Documents.

(c) Each outstanding share of capital stock of, or other equity or voting interests in, each Subsidiary of Venus that is material to Venus on a consolidated basis, which is held, directly or indirectly, by Venus (except for directors’ qualifying shares or the like), are owned directly or indirectly, beneficially and of record, by Venus free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each such Subsidiary of Venus, which is held, directly or indirectly, by Venus, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any such Subsidiary of Venus, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, registration rights, call rights, put rights, buy-sell rights or similar rights with respect to any securities of any such Subsidiary.

(d) Section 3.02(d) of the Venus Disclosure Letter sets forth, as of the date of this Agreement, any Person (other than a Subsidiary of Venus) in which Venus or any of its Subsidiaries holds capital stock or other equity interests (x) representing at least 20% of the outstanding equity of such Person and (y) the book value of which, as of the Balance Sheet Date, exceeds $50,000,000 (each such Person, a “Venus Material Joint Venture”).

(e) From the Venus Capitalization Date to the date of this Agreement, Venus has not issued any shares of capital stock of Venus except pursuant to the settlement or exercise, as applicable, of Venus Equity Awards outstanding as of the Venus Capitalization Date in accordance with their terms.

SECTION 3.03. Authority; Noncontravention; Voting Requirements. (a) Venus has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Venus Stockholder Approval, to consummate the Merger. The execution, delivery and performance by Venus of this Agreement, and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Venus Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Venus is necessary to authorize the execution, delivery and performance by Venus of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Venus and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of Venus, enforceable against Venus in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Venus Transaction Committee, at a meeting duly called and held, unanimously (i) determined that it is in the best interest of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions making the Venus Transaction Committee Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.04, been subsequently withdrawn or modified in a manner adverse to Comet.

(c) The Board of Directors of Venus, at a meeting duly called and held, upon the unanimous recommendation of the Venus Transaction Committee, unanimously (i) determined that it is in the best interests of Venus and Venus’s stockholders, and declared it advisable, that Venus enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Venus Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.04, been subsequently withdrawn or modified in a manner adverse to Comet, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Venus entitled to vote for adoption.

(d) The only approval of holders of any class or series of capital stock of Venus necessary to adopt this Agreement and approve the Merger is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Venus Class A Common Stock (the “Venus Stockholder Approval”).

(e) Neither the execution and delivery of this Agreement by Venus, nor the consummation by Venus of the Merger, nor performance or compliance by Venus with any of the terms or provisions hereof, will (i) subject to the receipt of the Venus Stockholder Approval, conflict with or violate any provision (A) of the Venus Organizational Documents or (B) of the similar organizational documents of any of Venus’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 3.04 and the Venus Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Venus or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which Venus or any of its Subsidiaries is a party or accelerate Venus’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Venus or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not have a Venus Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (b) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the SEC of the Consent Solicitation Statement, (c) compliance with the rules and regulations of the Nasdaq Global Select Market, (d) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Venus or any of its Subsidiaries are qualified to do business, (e) compliance with any applicable state securities or blue sky laws, (f) filings required under, and compliance with other applicable requirements of, foreign competition laws and (g) compliance with the applicable requirements of the Communications Act of 1934, as amended (the “Communications Act”), and any foreign or transnational Laws regarding the provision of broadcasting or audio-visual media services, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Venus, the performance by Venus of its obligations hereunder and the consummation by Venus of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have a Venus Material Adverse Effect.

SECTION 3.05. Venus SEC Documents; Undisclosed Liabilities. (a) Venus has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Venus with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Venus SEC Documents”). As of their respective effective dates (in the case of Venus SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Venus SEC Documents), the Venus SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Venus SEC Documents, and none of the Venus SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the

SEC with respect to any of the Venus SEC Documents and, to the Knowledge of Venus, none of the Venus SEC Documents is the subject of any pending SEC comment or investigation.

(b) Venus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

(c) The consolidated financial statements of Venus (including all related notes and schedules) included or incorporated by reference in the Venus SEC Documents, as of their respective dates of filing with the SEC (or, if such Venus SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Venus and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d) Neither Venus nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Venus as of June 30, 2019 (the “Balance Sheet Date”) included in the Venus SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Merger and which do not arise out of a breach by Venus or any of its Subsidiaries of any representations or warranties made under this Agreement or (iv) as would not have a Venus Material Adverse Effect.

(e) Venus has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Venus’s properties or assets. Since January 1, 2017, neither Venus, the Board of Directors of Venus nor its audit committee nor, to Venus’s Knowledge, Venus’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Venus’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Venus’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Venus who have a significant role in the internal controls over financial reporting of Venus. The disclosure controls and procedures utilized by Venus are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Venus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Venus, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Venus to make the certifications required under the Exchange Act with respect to such reports.

(f) Each document required to be filed by Venus with the SEC or required to be distributed to Venus’s stockholders in connection with the Merger, including the Consent Solicitation Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Venus, in the case of the Consent Solicitation Statement, and at the time filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, in the case of any such other document, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Venus makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Comet or any of its Affiliates for inclusion or incorporation by reference in the Consent Solicitation Statement or any other documents to be filed with the SEC.

SECTION 3.06. Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Venus and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by Venus or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Comet’s consent, would constitute a breach of Section 5.01.

(b) Since the Balance Sheet Date, there has not been any Venus Material Adverse Effect.

SECTION 3.07. Legal Proceedings. Except as would not have a Venus Material Adverse Effect, there is no (a) pending or, to the Knowledge of Venus, threatened legal or administrative proceeding, suit, claim, investigation, arbitration or action (a “Proceeding”) against Venus or any of its Subsidiaries (other than any Venus Transaction Litigation), or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity (an “Order”) imposed upon Venus or any of its Subsidiaries, in each case, by or before any Governmental Entity.

SECTION 3.08. Compliance with Laws; Permits. (a) Venus and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all Laws and Orders applicable to Venus or any of its Subsidiaries, except as would not have a Venus Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities held by Venus or any of its Subsidiaries (each, a “Venus Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Venus and its Subsidiaries to lawfully conduct their respective businesses and all such Venus Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not have a Venus Material Adverse Effect. Except as would not have a Venus Material Adverse Effect, Venus, each of its Subsidiaries and, to the Knowledge of Venus, each of its and their directors, officers and employees acting in such capacity and each of its and their other agents and representatives acting on its or their behalf is and has been, since January 1, 2017, in compliance with (A) the U.S. Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder (“FCPA”) to the extent applicable to Venus, its Subsidiaries and such directors, officers, employees, agents and representatives, and (B) the provisions of applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which Venus and its Subsidiaries operate or have operated. Since January 1, 2017, to the Knowledge of Venus, Venus, its Subsidiaries and its or any of their respective officers, directors, employees, agents and representatives, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person, or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) of the preceding sentence. Venus and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which Venus and its Subsidiaries operate. None of Venus or any of its Subsidiaries or, to the Knowledge of Venus, any of their respective directors, officers, employees, agents or representatives acting on their behalf, has been or is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control (“OFAC”). Neither Venus nor any of its Subsidiaries are subject to any actual pending civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or have made any voluntary disclosures to any Governmental Entity, in each case involving Venus or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(b) Each of Venus and its Subsidiaries is in compliance with (A) each Venus Permit that is issued or granted by the Federal Communications Commission (“FCC”) that is material to the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, (B) each other Venus Permit that is issued or granted by any other Governmental Entity and that is material to the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, in the case of (A) or (B) authorizing Venus or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively, the “Venus Communications Licenses”), and (C) the rules and regulations of the Governmental Entities issuing such Venus Communications Licenses, except for failures to comply that would not have a Venus Material Adverse Effect. There is not pending or, to the Knowledge of Venus, threatened before the FCC or any other Governmental Entity, any material Proceeding (i) against Venus or any of its Subsidiaries, (ii) relating to any of the Venus Communications Licenses, including any such Proceeding reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Venus Communications License or other impairment in any material respect of the operation of the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, except (x) Proceedings to amend the Communications Act, or applicable rules and regulations promulgated thereunder, not directed at Venus or its Subsidiaries or (y) Proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (iii) that would have a Venus Material Adverse Effect. Except for restrictions or conditions that appear on the face of the Venus Communications Licenses, and except for restrictions or conditions that pertain to the Venus Communications Licenses issued by the FCC under generally applicable rules of the FCC, to the Knowledge of Venus, no Venus Communications License held by Venus or any Subsidiary of Venus is subject to any restriction or condition which would limit the operation of the business of Venus and its Subsidiaries as it is conducted as of the date of this Agreement, except for restrictions or conditions that would not have a Venus Material Adverse Effect.

SECTION 3.09. Tax Matters. (a) Except as has not had and would not have a Venus Material Adverse Effect:

(i) Venus and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) Venus and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii) Venus and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to Venus or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) neither Venus nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi) neither Venus nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens for Taxes on any of the assets of Venus or any of its Subsidiaries, other than Permitted Liens;

(viii) neither Venus nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than (i) any such group the common parent of which is Venus or any of its Subsidiaries or (ii) for Tax years ending before January 1, 2006, the Former Comet Group) or (B) is liable for the Taxes of any Person (other than (i) any of Venus and its Subsidiaries or (ii) for Tax years ending before January 1, 2006, any member of the Former Comet Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix) within the last two years, neither Venus nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x) no Governmental Entity has notified Venus or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b) After reasonable diligence and in consultation with Cravath, Swaine & Moore LLP (“Cravath”), neither Venus nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 3.10. Employee Plans. (a) Section 3.10(a) of the Venus Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Venus Benefit Plan. Notwithstanding anything to the contrary in this Agreement, disclosures made in the Venus SEC Documents prior to the date of this Agreement shall not constitute exceptions to the representations in this Section 3.10.

(b) Venus has made available to Comet with respect to each material Venus Benefit Plan a true and complete copy (to the extent applicable) of (i) all plan documents, if any, including related trust agreements, funding arrangements and insurance contracts, and all amendments thereto, or written summaries of the material terms thereof, (ii) the most recent summary plan description for each material Venus Benefit Plan for which such summary plan description is required by applicable Law and (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, audited financial statements and actuarial valuation reports, if any.

(c) None of Venus or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. With respect to any Multiemployer Plan, (A) neither Venus nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (B) to the Knowledge of Venus, as of the date hereof, no fact exists that would reasonably be expected to give rise to a partial withdrawal by Venus or any of its Subsidiaries from any Multiemployer Plan, in each case, except as would not have a Venus Material Adverse Effect.

(d) With respect to each Venus Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter as to its qualification and that its related trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of Venus, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) There are no pending or, to the Knowledge of Venus, threatened actions, claims or lawsuits against or relating to any Venus Benefit Plan or trusts related thereto with respect to the operation of such plan (other than routine benefits claims), except where such claims would not have a Venus Material Adverse Effect.

(f) Each Venus Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, all contributions required to have been made under any Venus Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Venus’s financial statements and there are no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) pending or, to the Knowledge of Venus, threatened against any Venus Benefit Plan, in each case, except as would not have a Venus Material Adverse Effect.

(g) None of the Venus Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary. Any plan disclosed on Section 3.10(g) of the Venus Disclosure Letter may be amended in any manner or terminated without liability to Venus or any of its Subsidiaries.

(h) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Venus or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Venus Benefit Plans or (iii) limit or restrict the right of Venus or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any Venus Benefit Plan.

(i) No material Venus Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

(j) Except as would not have a Venus Material Adverse Effect, all Venus Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as would not have a Venus Material Adverse Effect, no condition exists that is reasonably likely to subject Venus or any of its Subsidiaries to any liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, 4980D or 4980H of the Code.

SECTION 3.11. Labor Matters. Except as would not have a Venus Material Adverse Effect, (a) neither Venus nor any of its Subsidiaries is the subject of any Proceeding asserting that Venus or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Venus to bargain with any labor union or labor organization, (b) there is no pending or, to the Knowledge of Venus, threatened in writing, nor has there been since January 1, 2017 any, labor strike, walkout, work stoppage, slow-down or lockout affecting any employees of Venus or any of its Subsidiaries and (c) each of Venus and its Subsidiaries is, and has been since January 1, 2017, in compliance in all respects with all applicable Collective Bargaining Agreements and all federal, state, local and foreign Laws regarding labor, employment and employment practices. Section 3.11 of the Venus Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Collective Bargaining Agreement to which Venus or any of its Subsidiaries is a party.

SECTION 3.12. Environmental Matters. Except as would not have a Venus Material Adverse Effect, (a) Venus and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable

Environmental Laws, and Venus has not received any written notice, demand, claim or request for information since January 1, 2017 or that otherwise remains unresolved alleging that Venus or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) Venus and its Subsidiaries possess and are in compliance with all Venus Permits required under Environmental Laws for the operation of their respective businesses (“Venus Environmental Permits”), (c) there is no Proceeding under or pursuant to any Environmental Law or Venus Environmental Permit that is pending or, to the Knowledge of Venus, threatened in writing against Venus or any of its Subsidiaries, (d) neither Venus nor any of its Subsidiaries have become subject to any Order or other legally-binding arrangement imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of Venus or its Subsidiaries arising under Environmental Laws, (e) there has been no disposal, discharge, spill, handling or release of any Hazardous Material on or at any real property currently or formerly owned, leased or operated, or any third-party real property used for disposal or recycling, by Venus or any of its Subsidiaries (including with respect to any related soils, groundwater, surface water, buildings or other structures), nor has there been any exposure to any Hazardous Materials (including any products and building materials containing Hazardous Materials), in each case, that would reasonably be expected to result in a Proceeding or Order pursuant to Environmental Law against Venus or any of its Subsidiaries, and (f) neither Venus nor any of its Subsidiaries has provided an indemnity for, or otherwise retained or assumed by contract or by operation of Law, any liabilities, nor are there any other circumstances or conditions involving Venus or any of its Subsidiaries, in each case, that would reasonably be expected to form the basis of any Proceeding or Order against, or restriction on the use or transfer of any property of, Venus or any of its Subsidiaries pursuant to any Environmental Law.

SECTION 3.13. Intellectual Property. (a) All material Intellectual Property of Venus and its Subsidiaries is subsisting, and except as would not have a Venus Material Adverse Effect in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Venus, valid and enforceable.

(b) Except as would not have a Venus Material Adverse Effect, Venus and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Venus’s business, free and clear of all Liens, other than Permitted Liens. Except as would not have a Venus Material Adverse Effect, (i) there are no pending, and since January 1, 2017, to the Knowledge of Venus, threatened in writing, Proceedings against Venus or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries and (ii) since January 1, 2017, no Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries has expired except in the ordinary course.

(c) To the Knowledge of Venus, Venus and its Subsidiaries have not, and none of the current activities, products or services of Venus or any of its Subsidiaries has, since January 1, 2017, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not have a Venus Material Adverse Effect). Except as would not have a Venus Material Adverse Effect, there are no pending or, since January 1, 2017, threatened in writing, Proceedings by Venus or its Subsidiaries against any third party nor has Venus or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Venus or any of its Subsidiaries.

(d) Except as would not have a Venus Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Venus, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Venus or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Venus, threatened in writing, Proceedings against Venus or any of its Subsidiaries alleging that the operation of the business of Venus or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Venus or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Venus or any of its Subsidiaries.

(e) Except as would not have a Venus Material Adverse Effect, Venus and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in material Intellectual Property and (ii) the confidentiality of the Trade Secrets owned or used by Venus and its Subsidiaries.

(f) Except as would not have a Venus Material Adverse Effect, each employee and consultant of Venus or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Venus or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Venus or any of its Subsidiaries by operation of law.

(g) Except as would not have a Venus Material Adverse Effect: (i) the Information Technology used by Venus and its Subsidiaries, whether owned or controlled by Venus and its Subsidiaries, operates and performs in all respects as required to permit Venus and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Venus, since January 1, 2017, no Person has gained unauthorized access to the Information Technology of Venus or any of its Subsidiaries and (iii) since January 1, 2017, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Venus or its Subsidiaries’ business. Except as would not have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in each applicable jurisdiction in which Venus and its Subsidiaries do business and (ii) Venus and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Information Technology and the information stored therein from unauthorized use, access or modification by third parties.

(h) Except as would not have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, (ii) Venus and its Subsidiaries are compliant with their respective published privacy policies and (iii) to the Knowledge of Venus, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in Venus’s or any of its Subsidiaries’ possession. Since January 1, 2017, (i) neither Venus nor any of its Subsidiaries has been legally required to provide any notices to Governmental Entities, data owners or individuals in connection with a material loss or material disclosure of, or material unauthorized access to, Personal Data and (ii) neither Venus nor any of its Subsidiaries has provided any such notice, or paid or offered any related compensation, whether or not legally required. Except as would not have a Venus Material Adverse Effect, since January 1, 2017, neither Venus nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by Venus or any of its Subsidiaries.

SECTION 3.14. No Rights Agreement; Anti-Takeover Provisions. (a) Neither Venus nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) No “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to Venus by reason of this Agreement, the Merger or the transactions contemplated hereby (including the Neptune Support Agreement).

SECTION 3.15. Property. Except as would not have a Venus Material Adverse Effect, (a) Venus or one of its Subsidiaries has good and marketable title to the real property owned by Venus or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens), (b) each lease, sublease, sub-sublease, license and other agreement under which Venus or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy, now or in the future, any real property is a valid and legally binding obligation of Venus or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Venus, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (c) neither Venus nor any of its Subsidiaries has received a notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity.

SECTION 3.16. Contracts. (a) Section 3.16 of the Venus Disclosure Letter sets forth a list as of the date of this Agreement of each Venus Material Contract. For purposes of this Agreement, “Venus Material Contract” means any Contract to which either Venus or any of its Subsidiaries is a party or is otherwise bound, other than any Venus Benefit Plan, which:

(i) provides that any of them will not compete with any other Person in a manner that is material to Venus and its Subsidiaries, taken as a whole;

(ii) purports to limit in any respect that is material to Venus and its Subsidiaries, taken as a whole, either the type of business in which Venus or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii) requires Venus or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, which Contract is material to Venus and its Subsidiaries, taken as a whole;

(iv) that is a Carriage Agreement with Venus and its Subsidiaries’ top nine MVPDs based on the number of total subscribers (including any such Contract with an MVPD that has expired or otherwise terminated but Venus (or applicable Subsidiary) and the applicable MVPD continue to perform under and treat such expired or terminated Contract as in effect);

(v) that provides for the distribution of programming services or content (or portion thereof) of Venus or any of its Subsidiaries with the material Streaming Services listed on Section 3.16(a)(v) of the Venus Disclosure Letter;

(vi) relates to the operation, management or control of any Venus Material Joint Venture;

(vii) is a Contract for the lease of real property providing for annual payments of $10,000,000 or more;

(viii) is required to be filed by Venus as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) contains a put, call or similar right pursuant to which Venus or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $25,000,000;

(x) is a Contract pursuant to which Venus or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations and indemnification obligations in respect of representations and warranties), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2017;

(xi) relates to indebtedness for borrowed money owed to a Person other than Venus or any of its Subsidiaries in excess of $100,000,000 or any guarantee thereof; or

(xii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xi) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

(b) A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Venus Material Contract, as amended as of the date of this Agreement, has been made available to Comet prior to the date of this Agreement (other than omissions of immaterial information or economically sensitive terms). Each of the Venus Material Contracts, and each Contract entered into after the date hereof that would have been a Venus Material Contract if entered into prior to the date hereof (each a “Venus Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Venus or its Subsidiaries, as the case may be and, to the Knowledge of Venus, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not have a Venus Material Adverse Effect. Neither Venus nor any of its Subsidiaries nor, to the Knowledge of Venus, any other party is in breach of or in default under any Venus Material Contract or Venus Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Venus or any of its Subsidiaries, in each case, except for such breaches and defaults as would not have a Venus Material Adverse Effect. As of the date of this Agreement, neither Venus nor any of its Subsidiaries has received written notice alleging a breach of or default under any Venus Material Contract.

SECTION 3.17. Insurance. Except as would not reasonably be expected to have a Venus Material Adverse Effect, (i) Venus and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date, and (ii) as of the date of this Agreement, none of Venus or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material all-risk property and casualty, general liability, business interruption and product liability insurance policies (“Insurance Policies”) maintained by or on behalf of Venus or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Venus and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies as would not have a Venus Material Adverse Effect. Except as would not reasonably be expected to have a Venus Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Venus or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Venus or any of its Subsidiaries, or, to the Knowledge of Venus, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Venus or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business).

SECTION 3.18. Related Party Transactions. Neither Venus nor any of its Subsidiaries is a party or is otherwise bound to a Contract, arrangement or other transaction with any Neptune Related Party.

SECTION 3.19. Opinion of Financial Advisors. The Venus Transaction Committee has received the opinion of each of Morgan Stanley & Co. LLC and LionTree Advisors LLC, in each case to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the shares of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders (other than Comet, Neptune and their respective Affiliates). As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

SECTION 3.20. Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and LionTree Advisors LLC, the fees and expenses of which are set forth on Section 3.20 of the Venus Disclosure Letter and will be paid by Venus, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Venus or any of its Subsidiaries.

SECTION 3.21. No Other Representations or Warranties. Except for the representations and warranties made by Venus in this Article III or in any certificates delivered by Venus in connection with the transactions contemplated by this Agreement, neither Venus nor any other Person makes any other express or implied representation or warranty with respect to Venus or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Venus and its Subsidiaries, notwithstanding the delivery or disclosure to Comet or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Comet acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither Venus nor any other Person makes or has made any express or implied representation or warranty to Comet or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Venus, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Venus in this Article III or in any certificates delivered by Venus in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Comet or any of its Representatives in the course of their due diligence investigation of Venus, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Comet

Except as expressly disclosed in the Comet SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2017 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Comet SEC Documents that are not statements of historical fact and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Comet SEC Documents), or in the Comet Disclosure Letter, Comet hereby represents and warrants to Venus as follows:

SECTION 4.01. Organization; Standing. (a) Comet is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to Comet’s due incorporation and valid existence) as would not have a Comet Material Adverse Effect. Comet is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Comet Material Adverse Effect. True and complete copies of the Comet Organizational Documents are included in the Comet SEC Documents.

(b) Each of Comet’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not have a Comet Material Adverse Effect.

SECTION 4.02. Capitalization. (a) The authorized capital stock of Comet consists of 375,000,000 shares of Comet Class A Common Stock, 5,000,000,000 shares of Comet Class B Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Comet Preferred Stock”). At the close of business on August 8, 2019 (the “Comet Capitalization Date”), (i) 22,803,151 shares of Comet Class A Common Stock were issued and outstanding, (ii) 351,863,655 shares of Comet Class B Common Stock were issued and outstanding, (iii) no shares of Comet Preferred Stock were issued or outstanding and (iv) (A) 38,731,578 shares of Comet Class B Common Stock were reserved and available for issuance under Comet’s 2009 Long-Term Incentive

Plan, 2015 Equity Plan for Outside Directors, 2005 RSU Plan for Outside Directors and 2000 Stock Option Plan for Outside Directors, in each case including any amendments and restatements (collectively, the “Comet Stock Plans”), (B) 10,179,671 shares of Comet Class B Common Stock were issuable upon the exercise of outstanding Comet Stock Options, (C) 4,977,285 shares of Comet Class B Common Stock were subject to outstanding Comet RSU Awards and (D) 1,188,210 and 1,315,989 shares of Comet Class B Common Stock were subject to outstanding Comet Performance Share Unit Awards (assuming achievement of the applicable performance goals at the target and the maximum levels, respectively).

(b) Except as set forth in this Section 4.02, as of the Comet Capitalization Date, no shares of capital stock of Comet are issued and outstanding and Comet does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Comet, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Comet, or any stock or securities convertible into or exchangeable for any capital stock of Comet; and Comet is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Comet. Comet does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Comet on any matter. Except as set forth in this Section 4.02, as of the Comet Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Comet or any of its Subsidiaries), that are convertible into or exercisable for a share of Comet Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Comet Common Stock. All Comet Equity Awards are evidenced by award agreements in substantially the forms previously made available to Venus or disclosed in the Comet SEC Documents.

(c) Each share of capital stock of, or other equity or voting interests in, each Subsidiary of Comet that is material to Comet on a consolidated basis, which is held, directly or indirectly, by Comet (except for directors’ qualifying shares or the like), are owned directly or indirectly, beneficially and of record, by Comet free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each such Subsidiary of Comet, which is held, directly or indirectly, by Comet, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any such Subsidiary of Comet, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, registration rights, call rights, put rights, buy-sell rights or similar rights with respect to any securities of any such Subsidiary.

(d) Section 4.02(d) of the Comet Disclosure Letter sets forth, as of the date of this Agreement, any Person (other than a Subsidiary of Comet) in which Comet or any of its Subsidiaries holds capital stock or other equity interests (x) representing at least 20% of the outstanding equity of such Person and (y) the book value of which, as of the Balance Sheet Date, exceeds $50,000,000 (each such Person, a “Comet Material Joint Venture”).

(e) From the Comet Capitalization Date to the date of this Agreement, Comet has not issued any shares of capital stock of Comet except pursuant to the settlement or exercise, as applicable, of Comet Equity Awards outstanding as of the Comet Capitalization Date in accordance with their terms.

SECTION 4.03. Authority; Noncontravention; Voting Requirements. (a) Comet has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Comet Stockholder Approval, to consummate the Merger. The execution, delivery and performance by Comet of this Agreement, and the consummation by it of the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Comet Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Comet is necessary to authorize the execution, delivery and performance by Comet of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Comet and, assuming due authorization, execution and delivery hereof by Venus, constitutes a legal, valid and binding obligation of Comet, enforceable against Comet in accordance with its terms, except for the Bankruptcy and Equity Exception.

(b) The Comet Transaction Committee, at a meeting duly called and held, unanimously (i) determined that it is in the best interest of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions making the Comet Transaction Committee Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.05, been subsequently withdrawn or modified in a manner adverse to Venus.

(c) The Board of Directors of Comet, at a meeting duly called and held, upon the unanimous recommendation of the Comet Transaction Committee, unanimously (i) determined that it is in the best interests of Comet and Comet’s stockholders, and declared it advisable, that Comet enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Comet Recommendation, which resolutions have not, except after the date hereof as permitted by Section 7.05, been subsequently withdrawn or modified in a manner adverse to Venus, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Comet entitled to vote for adoption.

(d) The only approval of holders of any class or series of capital stock of Comet necessary to adopt this Agreement, approve the Merger and effect the Share Issuance is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Comet Class A Common Stock (the “Comet Stockholder Approval”).

(e) Neither the execution and delivery of this Agreement by Comet, nor the consummation by Comet of the Merger, nor performance or compliance by Comet with any of the terms or provisions hereof, will (i) subject to the receipt of the Comet Stockholder Approval, conflict with or violate any provision (A) of the Comet Organizational Documents or (B) of the similar organizational documents of any of Comet’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 4.04 and the Comet Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Comet or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Comet or any of its Subsidiaries is a party or accelerate Comet’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Comet or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not have a Comet Material Adverse Effect.

SECTION 4.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act, (b) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Consent Solicitation Statement, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Comet or any of its Subsidiaries are qualified to do business, (e) compliance with any applicable state securities or blue sky laws, (f) filings required under, and compliance with other applicable requirements of, foreign competition laws and (g) compliance with the applicable requirements of the Communications Act, and any foreign or transnational Laws regarding the provision of broadcasting or audio-visual media services, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Comet, the performance by Comet of its obligations hereunder and the consummation by Comet of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have a Comet Material Adverse Effect.

SECTION 4.05. Comet SEC Documents; Undisclosed Liabilities. (a) Comet has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Comet with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2017 (collectively, the “Comet SEC Documents”). As of their respective effective dates (in the case of Comet SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Comet SEC Documents), the Comet SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Comet SEC Documents, and none of the Comet SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Comet SEC Documents and, to the Knowledge of Comet, none of the Comet SEC Documents is the subject of any pending SEC comment or investigation.

(b) Comet is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The consolidated financial statements of Comet (including all related notes and schedules) included or incorporated by reference in the Comet SEC Documents, as of their respective dates of filing with the SEC (or, if such Comet SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Comet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d) Neither Comet nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Comet as of the Balance Sheet Date included in the Comet SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Merger and which do not arise out of a breach by Comet or any of its Subsidiaries of any representations or warranties made under this Agreement or (iv) as would not have a Comet Material Adverse Effect.

(e) Comet has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Comet’s properties or assets. Since January 1, 2017, neither Comet, the Board of Directors of Comet nor its audit committee nor, to Comet’s Knowledge, Comet’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Comet’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Comet’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Comet who have a significant role in the internal controls over financial reporting of Comet. The disclosure controls and procedures utilized by Comet are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Comet in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Comet, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Comet to make the certifications required under the Exchange Act with respect to such reports.

(f) Each document required to be filed by Comet with the SEC or required to be distributed to Comet’s stockholders in connection with the Merger, including the Consent Solicitation Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Comet, in the case of the Consent Solicitation Statement, and at the time filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, in the case of any such other document, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Comet makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Venus or any of its Affiliates for inclusion or incorporation by reference in the Consent Solicitation Statement or any other documents to be filed with the SEC.

SECTION 4.06. Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Comet and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by Comet or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Venus’s consent, would constitute a breach of Section 6.01.

(b) Since the Balance Sheet Date, there has not been any Comet Material Adverse Effect.

SECTION 4.07. Legal Proceedings. Except as would not have a Comet Material Adverse Effect, there is no (a) pending or, to the Knowledge of Comet, threatened Proceeding against Comet or any of its Subsidiaries (other than any Comet Transaction Litigation), or (b) outstanding Order imposed upon Comet or any of its Subsidiaries or any of their respective assets or properties, in each case, by or before any Governmental Entity.

SECTION 4.08. Compliance with Laws; Permits. (a) Comet and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all Laws and Orders applicable to Comet or any of its Subsidiaries, except as would not have a Comet Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities held by Comet or any of its Subsidiaries (each, a

“Comet Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Comet and its Subsidiaries to lawfully conduct their respective businesses and all such Comet Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not have a Comet Material Adverse Effect. Except as would not have a Comet Material Adverse Effect, Comet, each of its Subsidiaries and, to the Knowledge of Comet, each of its and their directors, officers and employees acting in such capacity and each of its and their other agents and representatives acting on its or their behalf is and has been, since January 1, 2017, in compliance with (A) the FCPA to the extent applicable to Comet, its Subsidiaries and such directors, officers, employees, agents and representatives, and (B) the provisions of applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which Comet and its Subsidiaries operate or have operated. Since January 1, 2017, to the Knowledge of Comet, Comet, its Subsidiaries and its or any of their respective officers, directors, employees, agents and representatives, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person, or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) of the preceding sentence. Comet and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which Comet and its Subsidiaries operate. None of Comet or any of its Subsidiaries or, to the Knowledge of Comet, any of their respective directors, officers, employees, agents or representatives acting on their behalf, has been or is designated on the list of Specifically Designated Nationals and Blocked Persons maintained by OFAC. Neither Comet nor any of its Subsidiaries are subject to any actual pending civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or have made any voluntary disclosures to any Governmental Entity, in each case involving Comet or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(b) Each of Comet and its Subsidiaries is in compliance with the terms of (A) each Comet Permit that is issued or granted by the FCC that is material to the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, and (B) each other Comet Permit that is issued or granted by any other Governmental Entity and that is material to the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, in the case of (A) or (B) authorizing Comet or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively, the “Comet Communications Licenses”), and (C) the rules and regulations of the Governmental Entities issuing such Comet Communications Licenses, except for failures to comply that would not have a Comet Material Adverse Effect. There is not pending or, to the Knowledge of Comet, threatened before the FCC or any other Governmental Entity, any material Proceeding (i) against Comet or any of its Subsidiaries, (ii) relating to any of the Comet Communications Licenses, including any such Proceeding reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Comet Communications License or other impairment in any material respect of the operation of the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, except (x) Proceedings to amend the Communications Act, or applicable rules and regulations promulgated thereunder, not directed at Comet or its Subsidiaries or (y) Proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (iii) that would have a Comet Material Adverse Effect. Except for restrictions or conditions that appear on the face of the Comet Communications Licenses, and except for restrictions or conditions that pertain to the Comet Communications Licenses issued by the FCC under generally applicable rules of the FCC, to the Knowledge of Comet, no Comet Communications License held by Comet or any Subsidiary of Comet is subject to any restriction or condition which would limit the operation of the business of Comet and its Subsidiaries as it is conducted as of the date of this Agreement, except for restrictions or conditions that would not have a Comet Material Adverse Effect.

SECTION 4.09. Tax Matters. (a) Except as has not had and would not have a Comet Material Adverse Effect:

(i) Comet and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii) Comet and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii) Comet and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) there is no Proceeding or audit now pending or that has been proposed in writing with respect to Comet or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v) neither Comet nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi) neither Comet nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vii) there are no Liens for Taxes on any of the assets of Comet or any of its Subsidiaries, other than Permitted Liens;

(viii) neither Comet nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is Comet or any of its Subsidiaries) or (B) is liable for the Taxes of any Person (other than (i) any of Comet or its Subsidiaries or (ii) for Tax years ending before January 1, 2006, any member of the Former Comet Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix) other than the distribution of the common stock of CBS Radio Inc. (including related internal distributions involving Subsidiaries of Comet) on November 17, 2017, within the last two years, neither Comet nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x) no Governmental Entity has notified Comet or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b) After reasonable diligence and in consultation with Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), neither Comet nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 4.10. Employee Plans. (a) Section 4.10(a) of the Comet Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Comet Benefit Plan. Notwithstanding anything to the contrary in this Agreement, disclosures made in the Comet SEC Documents prior to the date of this Agreement shall not constitute exceptions to the representations in this Section 4.10.

(b) Comet has made available to Venus with respect to each material Comet Benefit Plan a true and complete copy (to the extent applicable) of (i) all plan documents, if any, including related trust agreements, funding arrangements and insurance contracts, and all amendments thereto, or written summaries of the material terms thereof, (ii) the most recent summary plan description for each material Comet Benefit Plan for which such summary plan description is required by applicable Law and (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, audited financial statements and actuarial valuation reports, if any.

(c) None of Comet or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. With respect to any Multiemployer Plan, (A) neither Comet nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (B) to the Knowledge of Comet, as of the date hereof, no fact exists that would reasonably be expected to give rise to a partial withdrawal by Comet or any of its Subsidiaries from any Multiemployer Plan, in each case, except as would not have a Comet Material Adverse Effect.

(d) With respect to each Comet Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter as to its qualification and that its related trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of Comet, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) There are no pending or, to the Knowledge of Comet, threatened actions, claims or lawsuits against or relating to any Comet Benefit Plan or trusts related thereto with respect to the operation of such plan (other than routine benefits claims), except where such claims would not have a Comet Material Adverse Effect.

(f) Each Comet Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions required to have been made under any Comet Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Comet’s financial statements and there are no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) pending or, to the Knowledge of Comet, threatened against any Comet Benefit Plan, in each case, except as would not have a Comet Material Adverse Effect.

(g) None of the Comet Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary. Any plan disclosed on Section 4.10(g) of the Comet Disclosure Letter may be amended in any manner or terminated without liability to Comet or any of its Subsidiaries.

(h) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Comet or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Comet Benefit Plans or (iii) limit or restrict the right of Comet or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any Comet Benefit Plan.

(i) No material Comet Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

(j) Except as would not have a Comet Material Adverse Effect, all Comet Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Except as would not have a Comet Material Adverse Effect, no condition exists that is reasonably likely to subject Comet or any of its Subsidiaries to any liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, 4980D or 4980H of the Code.

SECTION 4.11. Labor Matters. Except as would not have a Comet Material Adverse Effect, (a) neither Comet nor any of its Subsidiaries is the subject of any Proceeding asserting that Comet or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Comet to bargain with any labor union or labor organization, (b) there is no pending or, to the Knowledge of Comet, threatened in writing, nor has there been since January 1, 2017 any, labor strike, walkout, work stoppage, slow-down or lockout affecting any employees of Comet or any of its Subsidiaries and (c) each of Comet and its Subsidiaries is, and has been since January 1, 2017, in compliance in all respects with all applicable Collective Bargaining Agreements and all federal, state, local and foreign Laws regarding labor, employment and employment practices. Section 4.11 of the Comet Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Collective Bargaining Agreement to which Comet or any of its Subsidiaries is a party.

SECTION 4.12. Environmental Matters. Except as would not have a Comet Material Adverse Effect, (a) Comet and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with all applicable Environmental Laws, and Comet has not received any written notice, demand, claim or request for information since January 1, 2017 or that otherwise remains unresolved alleging that Comet or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) Comet and its Subsidiaries possess and are in compliance with all Comet Permits required under Environmental Laws for the operation of their respective businesses (“Comet Environmental Permits”), (c) there is no Proceeding under or pursuant to any Environmental Law or Comet Environmental Permit that is pending or, to the Knowledge of Comet, threatened in writing against Comet or any of its Subsidiaries, (d) neither Comet nor any of its Subsidiaries have become subject to any Order or other legally-binding arrangement imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of Comet or its Subsidiaries arising under Environmental Laws, (e) there has been no disposal, discharge, spill, handling or release of any Hazardous Material on or at any real property currently or formerly owned, leased or operated, or any third-party real property used for disposal or recycling, by Comet or any of its Subsidiaries (including with respect to any related soils, groundwater, surface water, buildings or other structures), nor has there been any exposure to any Hazardous Materials (including any products and building materials containing Hazardous Materials), in each case, that would reasonably be expected to result in a Proceeding or Order pursuant to Environmental Law against Comet or any of its Subsidiaries, and (f) neither Comet nor any of its Subsidiaries has provided an indemnity for, or otherwise retained or assumed by contract or by operation of Law, any liabilities, nor are there any other circumstances or conditions involving Comet or any of its Subsidiaries, in each case, that would reasonably be expected to form the basis of any Proceeding or Order against, or restriction on the use or transfer of any property of, Comet or any of its Subsidiaries pursuant to any Environmental Law.

SECTION 4.13. Intellectual Property. (a) All material Intellectual Property of Comet and its Subsidiaries is subsisting, and except as would not have a Comet Material Adverse Effect in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Comet, valid and enforceable.

(b) Except as would not have a Comet Material Adverse Effect, Comet and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Comet’s business, free and clear of all Liens, other than Permitted Liens. Except as would not have a Comet Material Adverse Effect, (i) there are no pending, and since January 1, 2017, to the Knowledge of Comet, threatened in writing, Proceedings against Comet or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Comet or any of its

Subsidiaries and (ii) since January 1, 2017, no Intellectual Property owned or purported to be owned by Comet or any of its Subsidiaries has expired except in the ordinary course.

(c) To the Knowledge of Comet, Comet and its Subsidiaries have not, and none of the current activities, products or services of Comet or any of its Subsidiaries has, since January 1, 2017, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not have a Comet Material Adverse Effect). Except as would not have a Comet Material Adverse Effect, there are no pending or, since January 1, 2017, threatened in writing, Proceedings by Comet or its Subsidiaries against any third party nor has Comet or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Comet or any of its Subsidiaries.

(d) Except as would not have a Comet Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Comet, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Comet or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Comet, threatened in writing, Proceedings against Comet or any of its Subsidiaries alleging that the operation of the business of Comet or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Comet or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Comet or any of its Subsidiaries.

(e) Except as would not have a Comet Material Adverse Effect, Comet and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in material Intellectual Property and (ii) the confidentiality of the Trade Secrets owned or used by Comet and its Subsidiaries.

(f) Except as would not have a Comet Material Adverse Effect, each employee and consultant of Comet or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Comet or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Comet or any of its Subsidiaries by operation of law.

(g) Except as would not have a Comet Material Adverse Effect: (i) the Information Technology used by Comet and its Subsidiaries, whether owned or controlled by Comet and its Subsidiaries, operates and performs in all respects as required to permit Comet and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Comet, since January 1, 2017, no Person has gained unauthorized access to the Information Technology of Comet or any of its Subsidiaries and (iii) since January 1, 2017, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Comet or its Subsidiaries’ business. Except as would not have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in each applicable jurisdiction in which Comet and its Subsidiaries do business and (ii) Comet and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Information Technology and the information stored therein from unauthorized use, access or modification by third parties.

(h) Except as would not have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, (ii) Comet and its Subsidiaries are compliant with their respective published privacy policies and (iii) to the Knowledge of Comet, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any

Personal Data in Comet’s or any of its Subsidiaries’ possession. Since January 1, 2017, (i) neither Comet nor any of its Subsidiaries has been legally required to provide any notices to Governmental Entities, data owners or individuals in connection with a material loss or material disclosure of, or material unauthorized access to, Personal Data and (ii) neither Comet nor any of its Subsidiaries has provided any such notice, or paid or offered any related compensation, whether or not legally required. Except as would not have a Comet Material Adverse Effect, since January 1, 2017, neither Comet nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by Comet or any of its Subsidiaries.

SECTION 4.14. No Rights Agreement; Anti-Takeover Provisions. (a) Neither Comet nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) No Takeover Laws apply or will apply to Comet by reason of this Agreement, the Merger or the transactions contemplated hereby (including the Neptune Support Agreement).

SECTION 4.15. Property. Except as would not have a Comet Material Adverse Effect, (a) Comet or one of its Subsidiaries has good and marketable title to the real property owned by Comet or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens), (b) each lease, sublease, sub-sublease, license and other agreement under which Comet or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy, now or in the future, any real property is a valid and legally binding obligation of Comet or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Comet, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (c) neither Comet nor any of its Subsidiaries has received a notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity.

SECTION 4.16. Contracts. (a) Section 4.16 of the Comet Disclosure Letter sets forth a list as of the date of this Agreement of each Comet Material Contract. For purposes of this Agreement, “Comet Material Contract” means any Contract to which either Comet or any of its Subsidiaries is a party or is otherwise bound, other than any Comet Benefit Plan, which:

(i) provides that any of them will not compete with any other Person in a manner that is material to Comet and its Subsidiaries, taken as a whole;

(ii) purports to limit in any respect that is material to Comet or its Subsidiaries, taken as a whole, either the type of business in which Comet or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii) requires Comet or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, which Contract is material to Comet and its Subsidiaries, taken as a whole;

(iv) that is a Carriage Agreement with Comet and its Subsidiaries’ top nine MVPDs based on the number of total subscribers (including any such Contract with an MVPD that has expired or otherwise terminated but Comet (or applicable Subsidiary) and the applicable MVPD continue to perform under and treat such expired or terminated Contract as in effect);

(v) that provides for the distribution of programming services or content (or portion thereof) of Comet or any of its Subsidiaries with the material Streaming Services listed on Section 4.16(a)(v) of the Comet Disclosure Letter;

(vi) relates to the operation, management or control of any Comet Material Joint Venture;

(vii) is a Contract for the lease of real property providing for annual payments of $10,000,000 or more;

(viii) is required to be filed by Comet as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix) contains a put, call or similar right pursuant to which Comet or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $25,000,000;

(x) is a Contract pursuant to which Comet or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations and indemnification obligations in respect of representations and warranties), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2017;

(xi) relates to indebtedness for borrowed money owed to a Person other than Comet or any of its Subsidiaries in excess of $100,000,000 or any guarantee thereof; or

(xii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xi) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

(b) A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Comet Material Contract, as amended as of the date of this Agreement, has been made available to Venus prior to the date of this Agreement (other than omissions of immaterial information or economically sensitive terms). Each of the Comet Material Contracts, and each Contract entered into after the date hereof that would have been a Comet Material Contract if entered into prior to the date hereof (each a “Comet Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Comet or its Subsidiaries, as the case may be and, to the Knowledge of Comet, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not have a Comet Material Adverse Effect. Neither Comet nor any of its Subsidiaries nor, to the Knowledge of Comet, any other party is in breach of or in default under any Comet Material Contract or Comet Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Comet or any of its Subsidiaries, in each case, except for such breaches and defaults as would not have a Comet Material Adverse Effect. As of the date of this Agreement, neither Comet nor any of its Subsidiaries has received written notice alleging a breach of or default under any Comet Material Contract.

SECTION 4.17. Insurance. Except as would not reasonably be expected to have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date and (ii) as of the date of this Agreement, none of Comet or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material Insurance Policies maintained by or on behalf of Comet or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Comet and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies as would not have a Comet Material Adverse Effect. Except as would not reasonably be expected to have a Comet Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Comet or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Comet or any of its Subsidiaries, or, to the Knowledge of Comet, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Comet or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business).

SECTION 4.18. Related Party Transactions. Neither Comet nor any of its Subsidiaries is a party or is otherwise bound to a Contract, arrangement or other transaction with any Neptune Related Party.

SECTION 4.19. Opinion of Financial Advisors. The Comet Transaction Committee and the Board of Directors of Comet have received the opinion of each of Centerview Partners LLC and Lazard Frères & Co. LLC, in each case to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Venus Exchange Ratio is fair from a financial point of view to the holders of outstanding shares of Comet Common Stock (other than shares of Comet Common Stock held by a Neptune Party or any other Affiliate of Comet or Venus and other than shares of Comet Common Stock held by Comet or any of its Subsidiaries as treasury shares). As of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

SECTION 4.20. Brokers and Other Advisors. Except for Centerview Partners LLC and Lazard Frères & Co. LLC, the fees and expenses of which are set forth on Section 4.20 of the Comet Disclosure Letter and will be paid by Comet, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Comet or any of its Subsidiaries.

SECTION 4.21. No Other Representations or Warranties. Except for the representations and warranties made by Comet in this Article IV or in any certificates delivered by Comet in connection with the transactions contemplated by this Agreement, neither Comet nor any other Person makes any other express or implied representation or warranty with respect to Comet or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Comet and its Subsidiaries, notwithstanding the delivery or disclosure to Venus or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Venus acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither Comet nor any other Person makes or has made any express or implied representation or warranty to Venus or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Comet, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Comet in this Article IV or in any certificates delivered by Comet in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Venus or any of its Representatives in the course of their due diligence investigation of Comet, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE V

Covenants of Venus

SECTION 5.01. Conduct of Business Before the Closing Date. (a) Venus covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 5.01(a) of the Venus Disclosure Letter), unless Comet shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of Venus and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, in a manner consistent with past practice; and (ii) Venus shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Venus and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Venus and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Venus and its Subsidiaries with Governmental Entities and persons with which Venus or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Venus shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 5.01(a) of the Venus Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Comet (which shall not be unreasonably withheld, conditioned or delayed):

(i) make any change in any of the Venus Organizational Documents or (other than such changes that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the ability of Venus to consummate the Merger (unless such change disproportionately benefits the Neptune Related Parties relative to any other holder of the relevant class of Venus Common Stock that is not a Neptune Related Party)) in the organizational or similar documents of any of Venus’s Subsidiaries;

(ii) issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Venus Equity Awards as permitted by Section 5.01(a)(ix), (B) shares of Venus Common Stock issuable upon settlement or exercise, as applicable, of outstanding Venus Equity Awards in accordance with their terms, (C) shares of Venus Class B Common Stock issuable upon conversion of outstanding Venus Class A Common Stock or (D) any such issuances of, or grants of options, warrants or rights to acquire, or issuances of any securities convertible or exchangeable into, shares of capital stock, membership interests or partnership interests or other equity interests of wholly-owned Subsidiaries of Venus to Venus or wholly-owned Subsidiaries of Venus;

(iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Venus or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with (A) Tax withholding in connection with the vesting, settlement and/or exercise of Venus Equity Awards, (B) forfeitures of Venus Equity Awards pursuant to their terms as in effect on the date of this Agreement or (C) redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Venus by Venus or any other wholly owned Subsidiary of Venus;

(iv) other than as set forth in Section 7.14, declare, set aside or pay any dividends or other distributions in respect of such shares or interests, other than (A) dividends or other distributions by wholly owned Subsidiaries of Venus or (B) regular quarterly cash dividends payable by Venus in respect of shares of Venus Common Stock, with declaration, record and payment dates substantially consistent with those of the dividends paid by Venus during its most recently completed prior fiscal year, in aggregate quarterly amounts not to exceed the amount set forth in Section 5.01(a)(iv) of the Venus Disclosure Letter;

(v) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any properties or assets (including capital stock of any Subsidiaries of Venus but excluding Intellectual Property, which is governed by Section 5.01(a)(vi)), except for properties or assets with a fair market value not in excess of the amounts set forth in Section 5.01(a)(v) of the Venus Disclosure Letter; provided that this clause (v) shall not restrict sales or other dispositions of obsolete assets or pursuant to Contracts in effect and made available to Comet prior to the date hereof;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course licenses, ordinary course assignments of copyright interests and related rights or ordinary course security interests in connection with the conduct of the businesses of Venus and its

Subsidiaries, letting lapse, abandonment, and cancellations, and Permitted Liens, in each case, of Intellectual Property, (B) sales or dispositions of Intellectual Property, or the granting of any licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (C) Contracts that provide for the distribution of programming services or content of Venus and its Subsidiaries via MVPDs and Streaming Services and (D) transactions among Venus and its Subsidiaries;

(vii) acquire, lease or sublease any assets or properties (including any equity interests or any real property) that have a fair market value, purchase price or aggregate rental amount in excess of the amounts set forth in Section 5.01(a)(vii) of the Venus Disclosure Letter, in each case whether by merger, consolidation, purchase of property or assets or otherwise;

(viii) merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, except for transactions of the type contemplated by Section 5.01(a)(v), Section 5.01(a)(vi) or Section 5.01(a)(vii) which are not restricted thereby and for mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of Venus that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the consummation of the Merger;

(ix) except (x) in each case, as required by the terms of any Venus Benefit Plan as in effect as of the date hereof or as modified after the date hereof in accordance with this Agreement or (y) with respect to clauses (A), (B) and (E) below, in the ordinary course of business consistent with past practice, (A) materially increase the compensation or benefits payable or to become payable to any (1) employees of Venus or any of its Subsidiaries at the level of Executive Vice President or above or (2) directors, (B) establish, adopt, enter into or materially amend any material Venus Benefit Plan, any benefit plan, arrangement, program, policy, commitment or other arrangement that would be a material Venus Benefit Plan if it were in existence on the date hereof or any Collective Bargaining Agreement, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangements (excluding any sales, bonus or commission arrangements consistent with the terms of plans governing such awards), (D) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any Venus Benefit Plan (including any equity or equity-based awards) or (E) grant or provide any change-in-control, retention, severance or termination compensation or benefits;

(x) make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(xi) (A) make, change or revoke any Tax election that is material to Venus and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Venus and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Venus or any of its Subsidiaries for an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the Venus Disclosure Letter, (E) surrender any right to claim a refund of an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the Venus Disclosure Letter or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to an amount of Taxes that is in excess of the amount set forth in Section 5.01(a)(xi) of the Venus Disclosure Letter;

(xii) (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Venus and its Subsidiaries not in excess of the amounts set forth in Section 5.01(a)(xii) of the Venus Disclosure Letter (excluding any amounts that may be paid under existing insurance policies) and not involving any non-de minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations of Venus or any of its Subsidiaries, (B) waive any right with respect to any material claim held by Venus or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice or (C) settle or resolve any claim against Venus or any of its Subsidiaries on terms that require Venus or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 5.01(a)(xi) and (2) Venus Transaction Litigation, which shall be governed by Section 7.06(a);

(xiii) incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice, on prevailing market terms or on terms substantially consistent with or more beneficial to Venus and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money;

(xiv) (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Venus Material Contract, or (B) enter into any agreement, contract or commitment that would be a Venus Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice; provided, that, for the avoidance of doubt, this clause (xiv) shall not prohibit or restrict any Venus Benefit Plan;

(xv) fail to maintain in all material respects insurance in the name of Venus and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xvi) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xvii) enter into or amend any material Contract, arrangement or transaction with any Neptune Related Party; or

(xviii) commit, resolve or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Comet, directly or indirectly, rights to control or direct the operations of Venus or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Venus and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

ARTICLE VI

Covenants of Comet; Additional Covenants of Venus

SECTION 6.01. Conduct of Business Before the Closing Date. (a) Comet covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 6.01(a) of the Comet Disclosure Letter), unless Venus shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of Comet and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business, in a manner consistent with past practice; and (ii) Comet shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Comet and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Comet and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Comet and its Subsidiaries with Governmental Entities and persons with which Comet or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Comet shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 6.01(a) of the Comet Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Venus (which shall not be unreasonably withheld, conditioned or delayed):

(i) make any change in any of the Comet Organizational Documents or (other than such changes that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the ability of Comet to consummate the Merger (unless such change disproportionately benefits the Neptune Related Parties relative to any other holder of the relevant class of Comet Common Stock that is not a Neptune Related Party)) in the organizational or similar documents of any of Comet’s Subsidiaries;

(ii) issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except, in each case, for (A) grants of Comet Equity Awards as permitted by Section 6.01(a)(ix), (B) shares of Comet Common Stock issuable upon settlement or exercise, as applicable, of outstanding Comet Equity Awards in accordance with their terms, (C) shares of Comet Class B Common Stock issuable upon conversion of outstanding Comet Class A Common Stock or (D) any such issuances of, or grants of options, warrants or rights to acquire, or issuances of any securities convertible or exchangeable into, shares of capital stock, membership interests or partnership interests or other equity interests of wholly-owned Subsidiaries of Comet to Comet or wholly-owned Subsidiaries of Comet;

(iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Comet or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with (A) Tax withholding in connection with the vesting, settlement and/or exercise of Comet Equity Awards, (B) forfeitures of Comet Equity Awards pursuant to their terms as in effect on the date of this Agreement or (C) redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Comet by Comet or any other wholly owned Subsidiary of Comet;

(iv) other than as set forth in Section 7.14, declare, set aside or pay any dividends or distributions in respect of such shares or interests, other than (A) dividends or other distributions by wholly owned Subsidiaries of Comet or (B) regular quarterly cash dividends payable by Comet in respect of shares of Comet Common Stock, with declaration, record and payment dates substantially consistent with those of the dividends paid by Comet during its most recently completed prior fiscal year, in aggregate quarterly amounts not to exceed the amount set forth in Section 6.01(a)(iv) of the Comet Disclosure Letter;

(v) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any properties or assets (including capital stock of any Subsidiaries of Comet but excluding Intellectual Property, which is governed by Section 6.01(a)(vi)), except for properties or assets with a fair market value not in excess of the amounts set forth in Section 6.01(a)(v) of the Comet Disclosure Letter; provided that this clause (v) shall not restrict sales or other dispositions of obsolete assets or pursuant to Contracts in effect and made available to Venus prior to the date hereof;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course licenses, ordinary course assignments of copyright interests and related rights or ordinary course security interests in connection with the conduct of the businesses of Comet and its

Subsidiaries, letting lapse, abandonment, and cancellations, and Permitted Liens, in each case, of Intellectual Property, (B) sales or dispositions of Intellectual Property, or the granting of any licenses of Intellectual Property, in each case, in the ordinary course of business consistent with past practice, (C) Contracts that provide for the distribution of programming services or content of Comet and its Subsidiaries via MVPDs and Streaming Services and (D) transactions among Comet and its Subsidiaries;

(vii) acquire, lease or sublease any assets or properties (including any equity interests or any real property) that have a fair market value, purchase price or aggregate rental amount in excess of the amounts set forth in Section 6.01(a)(vii) of the Comet Disclosure Letter, in each case whether by merger, consolidation, purchase of property or assets or otherwise;

(viii) merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, except for transactions of the type contemplated by Section 6.01(a)(v), Section 6.01(a)(vi) or Section 6.01(a)(vii) which are not restricted thereby and for mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of Comet that, individually or in the aggregate, would not or would not reasonably be expected to prevent, delay or materially impair the consummation of the Merger;

(ix) except (x) in each case, as required by the terms of any Comet Benefit Plan as in effect as of the date hereof or as modified after the date hereof in accordance with this Agreement or (y) with respect to clauses (A), (B) and (E) below, in the ordinary course of business consistent with past practice, (A) materially increase the compensation or benefits payable or to become payable to any (1) employees of Comet or any of its Subsidiaries at the level of Executive Vice President or above or (2) directors, (B) establish, adopt, enter into or materially amend any material Comet Benefit Plan, any benefit plan, arrangement, program, policy, commitment or other arrangement that would be a material Comet Benefit Plan if it were in existence on the date hereof or any Collective Bargaining Agreement, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangements (excluding any sales, bonus or commission arrangements consistent with the terms of plans governing such awards), (D) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any Comet Benefit Plan (including any equity or equity-based awards) or (E) grant or provide any change-in-control, retention, severance or termination compensation or benefits;

(x) make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(xi) (A) make, change or revoke any Tax election that is material to Comet and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Comet and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Comet or any of its Subsidiaries for an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter, (E) surrender any right to claim a refund of an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to an amount of Taxes that is in excess of the amount set forth in Section 6.01(a)(xi) of the Comet Disclosure Letter;

(xii) (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Comet and its Subsidiaries not in excess of the amounts set forth in Section 6.01(a)(xii) of the Comet Disclosure Letter (excluding any amounts that may be paid under existing insurance policies) and not involving any non-de minimis injunctive or other equitable relief or operating restrictions, admissions or other obligations of Comet or any of its Subsidiaries, (B) waive any right with respect to any material claim held by Comet or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice or (C) settle or resolve any claim against Comet or any of its Subsidiaries on terms that require Comet or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 6.01(a)(xi) and (2) Comet Transaction Litigation, which shall be governed by Section 7.06(b);

(xiii) incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice, on prevailing market terms or on terms substantially consistent with or more beneficial to Comet and its Subsidiaries, taken as a whole, than existing indebtedness for borrowed money;

(xiv) (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Comet Material Contract, or (B) enter into any agreement, contract or commitment that would be a Comet Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice; provided, that, for the avoidance of doubt, this clause (xiv) shall not prohibit or restrict any Comet Benefit Plan;

(xv) fail to maintain in all material respects insurance in the name of Comet and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xvi) enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xvii) enter into or amend any material Contract, arrangement or transaction with any Neptune Related Party; or

(xviii) commit, resolve or agree to do or authorize any of the foregoing.

(b) Nothing contained in this Agreement shall give to Venus, directly or indirectly, rights to control or direct the operations of Comet or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Comet and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(c) Each of Comet and Venus shall designate a single representative who shall be responsible for managing and approving requests for waivers of or exemptions from the covenants set forth in this Section 6.01 or Section 5.01 (the “Designated Representatives”), as applicable, on behalf of Comet or Venus, as applicable. All such requests for waiver or exemptions shall be submitted to the other party’s Designated Representative. Each of Comet and Venus shall use its reasonable best efforts to respond promptly to each such request through their Designated Representative. Any disputes arising in connection with such requests for waivers or exemptions which cannot be resolved between the Designated Representatives shall be referred to the respective General Counsels of Comet and Venus.

SECTION 6.02. Resignations. Each of Venus and Comet shall use commercially reasonable efforts to cause each person determined in accordance with Section 6.02 of the Venus Disclosure Letter and 6.02 of the Comet Disclosure Letter, respectively, who is in office as a director or officer of Venus or Comet or any of their respective Subsidiaries immediately prior to the Effective Time to deliver a letter of resignation to the Board of Directors of Venus or the Board of Directors of Comet, as applicable, at or prior to the Effective Time, in each case, effective as of the Effective Time, resigning from all such positions at Venus or Comet, as applicable, and each of their respective Subsidiaries.

SECTION 6.03. Employee Benefits. (a) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, honor all Comet Benefit Plans and Venus Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided that, for the avoidance of doubt, the foregoing shall not prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any Comet Benefit Plan or Venus Benefit Plan to the extent permitted by its terms.

(b) For a period of one (1) year following the Closing Date, the Surviving Corporation agrees to provide each employee of Comet, Venus or their Subsidiaries as of the Effective Time (each, a “Continuing Employee”) who is not covered by a Collective Bargaining Agreement with (i) a base salary or base wage rate, target incentive opportunities and target equity and equity-based incentive opportunities (excluding any broad-based equity program), in each case, that are no less favorable than those provided to such Continuing Employee by Comet, Venus or their Subsidiaries, as the case may be, immediately prior to the Closing Date, (ii) severance benefits that are no less favorable than the greater of (x) the severance benefits provided to such Continuing Employee as of the Effective Time under the applicable Comet Benefit Plan or Venus Benefit Plan in which such Continuing Employee is a participant as of the Effective Time and (y) the severance benefits provided by Comet, Venus or their Subsidiaries, as the case may be, to similarly situated employees as of the Effective Time and (iii) other compensation and benefits (including any broad-based equity program) that are substantially comparable in the aggregate to those provided to such Continuing Employee by Comet, Venus or their Subsidiaries, as the case may be, immediately prior to the Closing Date (excluding any retention, change in control or other one-time awards).

(c) Each Continuing Employee who participates in an annual cash incentive plan in respect of fiscal year 2019 shall, to the extent not paid prior to the Closing, receive a cash bonus in respect of such fiscal year based on actual performance, with such cash bonuses to be paid at the time annual cash incentive bonuses are normally paid; provided that, if the Closing occurs prior to the end of a company’s fiscal year 2019, the bonuses for a company’s Continuing Employees shall be based on the level of performance as set forth on Section 6.03(c) of the Comet Disclosure Letter, with such cash bonuses to be paid at the time annual cash incentive bonuses are normally paid; provided, further, that any employee of Comet, Venus or their Subsidiaries whose employment is terminated without “Cause” (a “Qualifying Termination”) following (x) the date of this Agreement (so long as such Qualifying Termination occurs in connection with the transactions contemplated hereby) or (y) the Closing and, in each case, prior to the bonus payment date for such 2019 fiscal year shall be entitled to receive an annual bonus for the 2019 fiscal year as determined pursuant to this sentence, but prorated based on the number of days that have elapsed during the 2019 fiscal year through the date of such Qualifying Termination divided by 365, to be paid at the time annual cash incentive bonuses are normally paid. With respect to fiscal year 2020, each Continuing Employee who is eligible to a participate in a fiscal year 2020 annual cash incentive plan shall receive a cash bonus equal to such Continuing Employee’s target bonus amount multiplied by a fraction with (i) a numerator equal to the number of days elapsed between (A) the first day of fiscal year 2020 of Venus or Comet, as applicable, and (B) the first date of the first performance period of the Surviving Corporation that covers employees of both Venus and Comet and (ii) a denominator equal to the total number of days in the complete fiscal year, with such prorated cash bonuses to be paid within 60 days following the commencement of such first performance period; provided that any employee of Comet, Venus or their Subsidiaries whose employment is terminated due to a Qualifying Termination following (x) the date of this Agreement (so long as such Qualifying Termination occurs in connection with the transactions contemplated hereby) or (y) the Closing and, in each case, prior to the bonus payment date for such 2020 fiscal year shall be entitled to receive an annual bonus for such 2020 fiscal year as determined pursuant to this sentence, in which case, clause (B) of this sentence shall instead refer to the date of such Qualifying Termination, to be paid at the same time that the Surviving Corporation pays prorated bonuses to Continuing Employees who do not terminate employment in accordance with this sentence. For purposes of this Section 6.03(c), “Cause” shall have the meaning set forth in the Comet 2009 Long-Term Incentive Plan, as amended and restated from time to time. Notwithstanding the foregoing, if any Continuing Employee is a party to, or a participant in, a Comet Benefit Plan or Venus Benefit Plan, in each case, that provides for more favorable treatment with respect to annual cash incentive bonuses upon a Qualifying Termination or other termination of employment, the terms of such Comet Benefit Plan or Venus Benefit Plan, as applicable, shall control. To the extent that the terms of this Section 6.03(c) provide more favorable treatment with respect to annual cash incentive bonuses upon a Qualifying Termination or other termination of employment than the applicable Comet Benefit Plan or Venus Benefit Plan, then the terms of this Section 6.03(c) shall apply.

(d) The Surviving Corporation shall, and shall cause its Subsidiaries to, (i) waive any pre-existing conditions, exclusions or waiting periods under all employee benefit plans maintained by the Surviving Corporation or any of its Subsidiaries for the benefit of the Continuing Employees, except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time and (ii) with respect to the plan year during which the Effective Time occurs, provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which such Continuing Employee is eligible to participate following the Closing Date.

(e) From and after the Closing Date, the Surviving Corporation shall, and shall cause its Subsidiaries to, recognize, for eligibility, vesting and accrual purposes under the plans, programs and arrangements established or maintained by the Surviving Corporation or any of its Subsidiaries, each Continuing Employee’s service with Comet or Venus, as the case may be, and their respective Subsidiaries and any of their respective predecessors; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits.

(f) Notwithstanding the foregoing, the Surviving Corporation shall, and shall cause its Subsidiaries to, provide each Continuing Employee who is, or becomes, covered by a Collective Bargaining Agreement with the compensation and benefits required by such Collective Bargaining Agreement.

(g) The parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall not constitute a “change in ownership or control” or “change in effective control” or “change in ownership of a substantial portion of the assets” of either Venus or Comet for purposes of Section 280G of the Code.

(h) Nothing contained in this Section 6.03 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Venus Benefit Plan or any Comet Benefit Plan; (ii) shall alter or limit the ability of the Surviving Corporation or any of its Subsidiaries, to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Venus Benefit Plan or other employee benefit plan, program, agreement or arrangement) any right as a third-party beneficiary of this Agreement.

SECTION 6.04. Indemnification Continuation. (a) For purposes of this Section 6.04, (i) “Comet Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of Comet or any of its Subsidiaries or (y) serving at the request of Comet as an officer or director of or in any similar capacity with another corporation, limited liability company, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust or a member of any committee of Comet with oversight over Comet’s employee benefit plans and their participants or beneficiaries and (ii) “Venus Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of Venus or any of its Subsidiaries or (y) serving at the request of Venus as an officer or director of or in any similar capacity with another corporation, limited liability company, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust or a member of any committee of Venus with oversight over Venus’s employee benefit plans and their participants or beneficiaries.

(b) From and after the Effective Time, the Surviving Corporation shall and shall cause its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify each Comet Indemnified Person and each Venus Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Comet Indemnified Person or Venus Indemnified Person is or was an officer or director of Comet or any of its Subsidiaries (in the case of such Comet Indemnified Person) or an officer or director of Venus or any of its Subsidiaries (in the case of such Venus Indemnified Person), or is or was serving at the request of Comet (in the case of such Comet Indemnified Person) or Venus (in the case of such Venus Indemnified Person) as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise (which term shall include employee benefit plans) or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time. In the event any Proceeding is brought against any Venus Indemnified Person or Comet Indemnified Person (such Person, an “Indemnified Person”) and in which indemnification could be sought by such Indemnified Person under this Section 6.04, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and the Indemnified Person shall cooperate with the Surviving Corporation in such defense; provided that the Surviving Corporation shall pay all reasonable fees and expenses of counsel selected by the Indemnified Person, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly as statements therefor are received to the fullest extent that Comet, Venus or a Subsidiary thereof, as applicable, would have been required to pay such fees and expenses under the exculpation, indemnification and advancement of expenses provisions of Comet’s, Venus’s or any of their respective Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time; (ii) the Surviving Corporation shall cooperate in the defense of any such matter if the Surviving Corporation elects not to assume the defense thereof; (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and (iv) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding or such Indemnified Person otherwise consents. In the event of any such Proceeding, each Comet Indemnified Person and each Venus Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Proceeding from the Surviving Corporation within a reasonable period of time (but in any case not to exceed 30 days) following receipt by the Surviving Corporation from such Comet Indemnified Person or Venus Indemnified Person of a written request therefor; provided that a Comet Indemnified Person or a Venus Indemnified Person to whom expenses are advanced provides an undertaking (to the extent required by the DGCL) to repay the Surviving Corporation for any expenses incurred by the Surviving Corporation in connection with the indemnification of such Comet Indemnified Person or Venus Indemnified Person pursuant to this Section 6.04 if it is ultimately determined that such Comet Indemnified Person or Venus Indemnified Person did not meet the standard of conduct necessary for indemnification as set forth in the Comet Organizational Documents (in the case of such Comet Indemnified Person) or the Venus Organizational Documents (in the case of such Venus Indemnified Person). For six years from the Effective Time, the Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Surviving Corporation or any of its Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Comet Indemnified Person or Venus Indemnified Person. In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04, unless such assumption occurs by operation of Law.

(c) Venus shall purchase (i) a six-year prepaid “tail policy” from the Effective Time for its current directors’ and officers’ liability policies and current fiduciary policies covering such directors and officers and (ii) a six-year prepaid “tail policy” from the Effective Time for its current employment practice and, at its option, media/cyber liability policies covering such directors and officers, in each case covering the insureds under such current policies for acts or omissions occurring (or alleged to occur) with respect to the insureds under such current policies prior to or at the Effective Time. Notwithstanding the foregoing, Venus shall in good faith cooperate and consult with Comet prior to the Effective Time with respect to the procurement of such “tail policies”, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Comet’s recommendations with respect thereto.

(d) The provisions of this Section 6.04 (i) shall survive the consummation of the Merger for a period of six years and (ii) are expressly intended to benefit, and will be enforceable by, each of the Comet Indemnified Persons and the Venus Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. For the avoidance of doubt, nothing in this Agreement shall obligate or require Comet, Venus or any of their respective Subsidiaries to indemnify any Neptune Related Party in connection with any Comet Transaction Litigation or Venus Transaction Litigation other than in any such Neptune Related Party’s capacity as a director of Comet or Venus, as applicable, (x) pursuant to Sections 6.04(a) and 6.04(b) and (y) as set forth in the Organizational Documents of Comet and Venus and any other agreement or arrangement relating to indemnification with Comet or Venus or any of their Subsidiaries or Affiliates to which such Neptune Related Party is a party that is disclosed on either Section 3.18 of the Venus Disclosure Letter or Section 4.18 of the Comet Disclosure Letter.

ARTICLE VII

Additional Covenants of The Parties

SECTION 7.01. Preparation of the Form S-4 and the Consent Solicitation Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Venus and Comet shall cooperate in preparing a joint consent solicitation statement (and any amendment or supplement thereto) with respect to the solicitation of written consents from the stockholders of Venus and Comet in connection with the Venus Stockholder Approval and the Comet Stockholder Approval, respectively (the “Consent Solicitation Statement”) and the registration statement on Form S-4 (and any amendment or supplement thereto) pursuant to which the issuance of shares of Comet Common Stock in the Merger will be registered with the SEC (the “Registration Statement”) (in which the Consent Solicitation Statement will be included as a prospectus), Venus and Comet shall jointly file the Consent Solicitation Statement and Comet shall file the Registration Statement with the SEC. Each of Comet and Venus shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The parties shall promptly provide copies of any written comments received from the SEC with respect to the Consent Solicitation Statement and the Registration Statement and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Venus and Comet shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Venus Acquisition Proposal or a Comet Acquisition Proposal. Neither the Consent Solicitation Statement nor the Registration Statement, nor any amendment or supplement thereto, shall be filed without the approval of each of Venus and Comet, which approval shall not be unreasonably withheld, conditioned or delayed by either party; provided that with respect to documents filed by a party which are incorporated by reference in the Consent Solicitation Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations, or the combined entity (including the Merger and the other transactions contemplated by this Agreement).

(b) Comet and Venus shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Comet Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Consent Solicitation Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to Comet or Venus, or any of their respective Affiliates, officers or directors, should be discovered by Comet or Venus that should be set forth in an amendment or supplement to the Registration Statement or the Consent Solicitation Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law or Order, disseminated to the stockholders of Venus and Comet.

(c) Venus shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Venus, to seek the Venus Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law or as may be required by an applicable Order in connection with obtaining the Venus Stockholder Approval via written consent, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) Comet shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Comet, to seek the Comet Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law or as may be required by an applicable Order in connection with obtaining the Comet Stockholder Approval via written consent, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) Neither Venus nor Comet shall call or convene any meeting of its stockholders in connection with the Venus Stockholder Approval or the Comet Stockholder Approval, respectively. The Consent Solicitation Statement shall include the Venus Transaction Committee Recommendation, the Venus Recommendation, the Comet Transaction Committee Recommendation, the Comet Recommendation, and the recommendation of the Board of Directors of Venus and of the Board of Directors of Comet in favor of approval of any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent there has been a Venus Adverse Recommendation Change permitted by Section 7.04 (in the case of the Venus Transaction Committee Recommendation or the Venus Recommendation) or there has been a Comet Adverse Recommendation Change permitted by Section 7.05 (in the case of the Comet Transaction Committee Recommendation or the Comet Recommendation). The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement by the holders of Venus Common Stock, (ii) the adoption of this Agreement by the holders of Comet Common Stock and (iii) any other matters contemplated by this Agreement that may be required to be approved by the holders of Venus Common Stock and/or the holders of Comet Common Stock under applicable Law or as may be required by an applicable Order.

SECTION 7.02. Access to Information. Upon reasonable notice, each of Comet and Venus shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Comet and Venus shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person’s reasonable judgment, (i) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege) or (ii) any Law or Order of any Governmental Entity applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its Representatives from gaining access to any properties or information; provided, further, that the withholding party will inform the requesting party of the general nature of the document or information being withheld and reasonably cooperate with the requesting party to provide such document or information in a manner that would not result in violation of Law or Order or the loss or waiver of such privilege. No investigation by a party or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of (x) that certain agreement, dated April 17, 2019 (the “Confidentiality Agreement”), between Venus and Comet and (y) that certain Clean Team Agreement, dated April 17, 2019 (the “Clean Team Agreement”), between Venus and Comet.

SECTION 7.03. Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions, non-actions, waivers, consents and approvals from Governmental Entities (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger.

(b) Comet and Venus shall jointly develop, consult and cooperate with one another regarding the strategy for obtaining any Required Consent, including by determining the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, filings, agreements or other documents made or submitted by or on behalf of either party in connection with the obtaining of any Required Consents. Subject to applicable Law, each of Comet and Venus shall (i) promptly notify the other party of any communication, inquiry or investigation received by that party from, or given by it to, any Governmental Entity and permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Representatives, on the one hand, and any such Governmental Entity or its staff, on the other hand, with respect to this Agreement and the Merger, in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii); provided that the materials furnished pursuant to this Section 7.03(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 7.04. No Solicitation by Venus. (a) Venus agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, except as expressly permitted by this Section 7.04, Venus shall not, and shall cause its Subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Venus Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Venus Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Venus Acquisition Proposal. Venus shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Venus Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Venus Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Venus Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that the taking of any action restricted by this Section 7.04(a) by any Representative of Venus or its Subsidiaries shall constitute a breach of this Section 7.04(a) by Venus.

(b) Notwithstanding anything contained in Section 7.04(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Venus Stockholder Approval, Venus or any of its Representatives receives a Venus Acquisition Proposal, which Venus Acquisition Proposal did not result from any breach of this Section 7.04, and the Board of Directors of Venus or the Venus Transaction Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Venus Acquisition Proposal constitutes or is reasonably likely to lead to a Venus Superior Proposal, then Venus and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Venus Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Venus and its Subsidiaries to the Person or group of Persons who has made such Venus Acquisition Proposal; provided that Venus shall promptly provide to Comet any material non-public information concerning Venus or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Comet or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Venus Acquisition Proposal.

(c) Venus shall promptly notify Comet in the event that Venus or any of its Subsidiaries or its or their respective Representatives receives a Venus Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Comet the material terms and conditions of any such Venus Acquisition Proposal and the identity of the Person or group of Persons making such Venus Acquisition Proposal, and Venus shall, upon the request of Comet, keep Comet reasonably informed of any material developments with respect to any such Venus Acquisition Proposal (including any material changes thereto). Venus shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Venus from providing to Comet any of the information required to be provided to Comet under this Section 7.04 within the time periods contemplated hereby.

(d) Neither the Board of Directors of Venus nor the Venus Transaction Committee shall (i)(A) withhold or withdraw (or modify in a manner adverse to Comet), or publicly propose to withhold or withdraw (or modify in a manner adverse to Comet), the Venus Recommendation or the Venus Transaction Committee Recommendation (as applicable), (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Venus Acquisition Proposal, (C) fail to include the Venus Recommendation or the Venus Transaction Committee Recommendation in the Consent Solicitation Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Venus Acquisition Proposal (other than a Venus Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Venus Recommendation or the Venus Transaction Committee Recommendation on or prior to the tenth Business Day after Comet requests such reaffirmation (any action described in this clause (i) being referred to as a “Venus Adverse Recommendation Change”, it being understood that (A) neither the delivery of a notice by Venus described in this Section 7.04(d) nor any public announcement thereof shall constitute a Venus Adverse Recommendation Change and (B) the Board of Directors of Venus or the Venus Transaction Committee may make or cause Venus to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Venus Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Venus Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered a Venus Adverse Recommendation Change) or (ii) execute or enter into (or cause or permit Venus or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Venus Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Venus Stockholder Approval is obtained, but not after, each of the Board of Directors of Venus and the Venus Transaction Committee (I) may make a Venus Adverse Recommendation Change or (II) solely in the case of the following clause (y), terminate this Agreement in accordance with Section 9.01(g) in order to enter into a definitive agreement providing for a Venus Superior Proposal (a “Venus Superior Proposal Termination”) if (x) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, the Board of Directors of Venus or the Venus Transaction Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such Venus Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Acquisition Proposal, the Board of Directors of Venus or the Venus Transaction Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Venus Acquisition Proposal constitutes a Venus Superior Proposal; provided, however, that the Board of Directors of Venus and the Venus Transaction Committee shall not, and shall cause Venus not to, make a Venus Adverse Recommendation Change or Venus Superior Proposal Termination unless (1) Venus has given Comet at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, specify the circumstances related to such Venus Intervening Event in reasonable detail or (B) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, specify the identity of the party making such Venus Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Venus Superior Proposal), (2) Venus has negotiated, and has caused its Representatives to negotiate, in good faith with Comet during such notice period, to the extent Comet wishes to negotiate to enable Comet to propose in writing a binding offer to effect revisions to the terms of this Agreement such that (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, it would obviate any need to make such Venus Adverse Recommendation Change or (B) in the case of any Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, it would cause such Venus Superior Proposal to no longer constitute a Venus Superior Proposal, (3) following the end of such notice period, the Board of Directors of Venus or the Venus Transaction Committee shall have considered in good faith any such binding offer from Comet, and shall have determined that (A) in the case of a Venus Adverse Recommendation Change to be made in response to a Venus Intervening Event, the failure to make a Venus Adverse Recommendation Change in response to such Venus Intervening Event would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in the case of a Venus Adverse Recommendation Change or Venus Superior Proposal Termination to be made in response to a Venus Superior Proposal, the Venus Superior Proposal would continue to constitute a Venus Superior Proposal, in each case if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material development with respect to a Venus Intervening Event or any material change to the material terms of such Venus Superior Proposal, as applicable, Venus shall, in each case, have delivered to Comet an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days (rather than the five (5) Business Days otherwise contemplated by clause (1) above). Nothing in this Section 7.04(d) shall be deemed to modify or otherwise affect the obligation of Venus to submit this Agreement and the Merger to Venus’s stockholders and to seek the Venus Stockholder Approval via written consent in accordance with Section 7.01(c).

(e) Nothing in this Section 7.04 or elsewhere in this Agreement shall prohibit Venus or the Board of Directors of Venus or the Venus Transaction Committee from (i) taking and disclosing to the stockholders of Venus a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Venus that is required by applicable Law.

SECTION 7.05. No Solicitation by Comet. (a) Comet agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, except as expressly permitted by this Section 7.05, Comet shall not, and shall cause its Subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Comet Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a Comet Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Comet Acquisition Proposal. Comet shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Comet Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Comet Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Comet Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that the taking of any action restricted by this Section 7.05(a) by any Representative of Comet or its Subsidiaries shall constitute a breach of this Section 7.05(a) by Comet.

(b) Notwithstanding anything contained in Section 7.05(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Comet Stockholder Approval, Comet or any of its Representatives receives a Comet Acquisition Proposal, which Comet Acquisition Proposal did not result from any breach of this Section 7.05, and the Board of Directors of Comet or the Comet Transaction Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Comet Acquisition Proposal constitutes or is reasonably likely to lead to a Comet Superior Proposal, then Comet and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Comet Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Comet and its Subsidiaries to the Person or group of Persons who has made such Comet Acquisition Proposal; provided that Comet shall promptly provide to Venus any material non-public information concerning Comet or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Venus or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Comet Acquisition Proposal.

(c) Comet shall promptly notify Venus in the event that Comet or any of its Subsidiaries or its or their respective Representatives receives a Comet Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Venus the material terms and conditions of any such Comet

Acquisition Proposal and the identity of the Person or group of Persons making such Comet Acquisition Proposal, and Comet shall, upon the request of Venus, keep Venus reasonably informed of any material developments with respect to any such Comet Acquisition Proposal (including any material changes thereto). Comet shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Comet from providing to Venus any of the information required to be provided to Venus under this Section 7.05 within the time periods contemplated hereby.

(d) Neither the Board of Directors of Comet nor the Comet Transaction Committee shall (i)(A) withhold or withdraw (or modify in a manner adverse to Venus), or publicly propose to withhold or withdraw (or modify in a manner adverse to Venus), the Comet Recommendation or the Comet Transaction Committee Recommendation (as applicable), (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Comet Acquisition Proposal, (C) fail to include the Comet Recommendation or the Comet Transaction Committee Recommendation in the Consent Solicitation Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if a Comet Acquisition Proposal (other than a Comet Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Comet Recommendation or the Comet Transaction Committee Recommendation on or prior to the tenth Business Day after Venus requests such reaffirmation (any action described in this clause (i) being referred to as a “Comet Adverse Recommendation Change”, it being understood that (A) neither the delivery of a notice by Comet described in this Section 7.05(d) nor any public announcement thereof shall constitute a Comet Adverse Recommendation Change and (B) the Board of Directors of Comet or the Comet Transaction Committee may make or cause Comet to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Comet Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Comet Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered a Comet Adverse Recommendation Change) or (ii) execute or enter into (or cause or permit Comet or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a Comet Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time Comet Stockholder Approval is obtained, but not after, each of the Board of Directors of Comet and the Comet Transaction Committee (I) may make a Comet Adverse Recommendation Change or (II) solely in the case of the following clause (y), terminate this Agreement in accordance with Section 9.01(f) in order to enter into a definitive agreement providing for a Comet Superior Proposal (a “Comet Superior Proposal Termination”) if (x) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, the Board of Directors of Comet or the Comet Transaction Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such Comet Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Acquisition Proposal, the Board of Directors of Comet or the Comet Transaction Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Comet Acquisition Proposal constitutes a Comet Superior Proposal; provided, however, that the Board of Directors of Comet and the Comet Transaction Committee shall not, and shall cause Comet not to, make a Comet Adverse Recommendation Change or Comet Superior Proposal Termination unless (1) Comet has given Venus at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, specify the circumstances related to such Comet Intervening Event in reasonable detail or (B) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, specify the identity of the party making such Comet Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Comet Superior Proposal), (2) Comet has negotiated, and has caused its Representatives to negotiate, in good faith with Venus during such notice period, to the extent Venus wishes to negotiate to enable

Venus to propose in writing a binding offer to effect revisions to the terms of this Agreement such that (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, it would obviate any need to make such Comet Adverse Recommendation Change or (B) in the case of any Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, it would cause such Comet Superior Proposal to no longer constitute a Comet Superior Proposal, (3) following the end of such notice period, the Board of Directors of Comet or the Comet Transaction Committee shall have considered in good faith any such binding offer from Venus, and shall have determined that (A) in the case of a Comet Adverse Recommendation Change to be made in response to a Comet Intervening Event, the failure to make a Comet Adverse Recommendation Change in response to such Comet Intervening Event would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in the case of a Comet Adverse Recommendation Change or Comet Superior Proposal Termination to be made in response to a Comet Superior Proposal, the Comet Superior Proposal would continue to constitute a Comet Superior Proposal, in each case if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material development with respect to a Comet Intervening Event or any material change to the material terms of such Comet Superior Proposal, as applicable, Comet shall, in each case, have delivered to Venus an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days (rather than the five (5) Business Days otherwise contemplated by clause (1) above). Nothing in this Section 7.05(d) shall be deemed to modify or otherwise affect the obligation of Comet to submit this Agreement and the Merger to Comet’s stockholders and to seek the Comet Stockholder Approval via written consent in accordance with Section 7.01(d).

(e) Nothing in this Section 7.05 or elsewhere in this Agreement shall prohibit Comet or the Board of Directors of Comet or the Comet Transaction Committee from (i) taking and disclosing to the stockholders of Comet a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Comet that is required by applicable Law.

SECTION 7.06. Stockholder Litigation. (a) Prior to the Effective Time, Venus shall provide Comet with prompt notice of any stockholder litigation or claim against Venus and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Venus Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Venus shall control the defense, settlement or prosecution of any Venus Transaction Litigation, and Venus shall consult with Comet with respect to the defense, settlement and prosecution of any Venus Transaction Litigation and shall consider in good faith Comet’s advice with respect to such Venus Transaction Litigation. Venus may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Venus Transaction Litigation without the prior written consent of Comet (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing herein shall limit the ability of the Board of Directors of Venus or any directors thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Venus Transaction Litigation so long as such settlement complies with the terms set forth on Section 7.06(a) of the Venus Disclosure Letter.

(b) Prior to the Effective Time, Comet shall provide Venus with prompt notice of any stockholder litigation or claim against Comet and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Comet Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Comet shall control the defense, settlement or prosecution of any Comet Transaction Litigation, and Comet shall consult with Venus with respect to the defense, settlement and prosecution of any Comet Transaction Litigation and shall consider in good faith Venus’s advice with respect to such Comet Transaction Litigation. Comet may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Comet Transaction Litigation without the prior written consent of Venus (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing herein shall limit the ability of the Board of Directors of Comet or any directors thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Comet Transaction Litigation so long as such settlement complies with the terms set forth on Section  7.06(b) of the Comet Disclosure Letter.

SECTION 7.07. Public Announcements. Except with respect to any communications relating to a Venus Adverse Recommendation Change or a Comet Adverse Recommendation Change, in each case made in accordance with this Agreement, each of Venus and Comet agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or interdealer quotation service, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

SECTION 7.08. Section 16 Matters. Prior to the Effective Time, Comet and Venus shall take all such steps as may be required to cause any dispositions of Venus Common Stock (including derivative securities with respect to Venus Common Stock) or acquisitions of Comet Common Stock (including derivative securities with respect to Comet Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Venus or will become subject to such reporting requirements with respect to Comet, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

SECTION 7.09. Tax Matters. (a) The parties intend that the Merger will qualify for the Intended Tax Treatment. Each of Comet and Venus will (and will cause its Subsidiaries, officers and employees to) use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and will not take or knowingly fail to take any action (and will cause its Subsidiaries, officers and employees not to take or knowingly fail to take any action) that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Comet and Venus shall (and shall cause its Subsidiaries to) use its reasonable best efforts and will cooperate with the other to (i) execute and deliver customary tax representation letters that include the representations referred to in Section 8.02(d) and Section 8.03(d) as of the Closing Date (and, if requested, as of the filing date of the Registration Statement) to each of Cravath and Paul Weiss (and such other counsel as provided in Section 7.09(d)) in form and substance reasonably satisfactory to each and (ii) obtain the Comet Tax Opinion and the Venus Tax Opinion, respectively, and, if applicable, the Alternative Tax Opinion.

(c) Each of Comet and Venus shall promptly notify the other party to this Agreement if it becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(d) On the last day of each calendar quarter until the Closing (commencing on September 30, 2019), each of Comet and Venus shall deliver to the other party a certificate stating either (i) that (A) the representation made in Section 3.09(b) or Section 4.09(b), as applicable, is true and correct as if made on the date of such certificate, and (B) such party has consulted with its Tax Advisor and its Tax Advisor has indicated that it expects to be able to deliver its Tax Opinion, or (ii) that such party is unable to deliver a certificate described in clause (i) (and the reason therefor). If either Tax Advisor indicates that it does not expect to be able to deliver its Tax Opinion, the applicable party shall instruct such Tax Advisor to indicate whether it would expect to be able to deliver its Tax

Opinion at a “should” rather than a “will” level. If (i) the Tax Advisor to one party indicates that it does not expect to be able to deliver its Tax Opinion, but would expect to be able to deliver its Tax Opinion at a “should” rather than a “will” level, and (ii) the Tax Advisor to the other party indicates that it expects to be able to deliver its Tax Opinion, then the first party shall use commercially reasonable efforts to obtain the Alternative Tax Opinion. The “Alternative Tax Opinion” is a written opinion from a law firm listed on Section 7.09(d) of the Venus Disclosure Letter, dated as of the Closing Date and in form and substance reasonably satisfactory to Venus or Comet (as applicable), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment. Comet and Venus each agree to waive any conflicts of interest as necessary to permit the engagement of any such law firm for purposes of complying with this Section 7.09(d). For the avoidance of doubt, the parties shall have no obligation to amend, modify or waive any terms of this Agreement in order to obtain any Tax Opinion or Alternative Tax Opinion.

SECTION 7.10. Certain Indebtedness. Each of Comet and Venus shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver, on the Closing Date, all officers’ certificates and legal opinions required to be delivered to the applicable trustee or agent under each of the indentures and credit agreements set forth on Section 7.10 of the Comet Disclosure Letter and Section 7.10 of the Venus Disclosure Letter, respectively, in connection with the Merger.

SECTION 7.11. State Takeover Statutes. In connection with and without limiting the foregoing, each party to this Agreement shall take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, including pursuant to the Neptune Support Agreement. If any Takeover Law becomes applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, including pursuant to the Neptune Support Agreement, each party to this Agreement shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement or the Neptune Support Agreement.

SECTION 7.12. Delisting. Comet and Venus shall cooperate in taking, or causing to be taken, all actions necessary to delist the Venus Common Stock from the Nasdaq Global Select Market and to terminate Venus’s registration under the Exchange Act, effective as of the Effective Time.

SECTION 7.13. Exchange Listing. Comet shall use its reasonable best efforts to cause the shares of Comet Common Stock to be issued in connection with the Merger and shares of Comet Common Stock to be reserved upon settlement or exercise of equity awards in respect of Comet Common Stock to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, Comet and Venus shall cooperate and use reasonable best efforts to agree on the NYSE ticker symbol of the Surviving Corporation, which such ticker symbol shall be reasonably acceptable to Neptune.

SECTION 7.14. Coordination of Quarterly Dividends. Venus and Comet shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that if the holders of Venus Common Stock or Comet Common Stock, as the case may be, receive a regular quarterly dividend with respect to the calendar quarter in which the Closing Date occurs, then the holders of Comet Common Stock or Venus Common Stock, respectively, also receive a regular quarterly dividend with respect to such calendar quarter, in each case prior to the Closing Date.

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Venus and Comet to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Venus and Comet at or prior to the Effective Time of the following conditions:

(a) Venus Stockholder Approval. Venus shall have obtained the Venus Stockholder Approval.

(b) Comet Stockholder Approval. Comet shall have obtained the Comet Stockholder Approval.

(c) Legal Prohibition. No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent Order issued by a court or other Governmental Entity of competent jurisdiction in the United States or set forth in Section 8.01(c) of the Venus Disclosure Letter shall be in effect, in each case having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (any of the foregoing, a “Legal Restraint”).

(d) Governmental Approvals. The approvals or consents of the Governmental Entities set forth on Section 8.01(d) of the Venus Disclosure Letter shall have been received and shall be in full force and effect.

(e) Exchange Listing. The shares of Comet Class A Common Stock and Comet Class B Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

SECTION 8.02. Additional Conditions to Obligations of Comet. The obligations of Comet to effect the Merger are subject to the satisfaction, or waiver by Comet, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Venus contained in Section 3.01(a), the last sentence of Section 3.02(b), Section 3.02(c) Section 3.02(e), Section 3.03, Section 3.14, Section 3.18 and Section 3.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Venus contained in Section 3.02(a) and Section 3.02(b) (except for the last sentence of Section 3.02(b)) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except for any de minimis inaccuracies), (iii) the representations and warranties of Venus contained in Section 3.06(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iv) all other representations and warranties of Venus set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Venus Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Venus Material Adverse Effect. Comet shall have received a certificate of an executive officer of Venus to such effect, dated the Closing Date.

(b) Performance of Obligations of Venus. Venus shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Comet shall have received a certificate of an executive officer of Venus to such effect, dated the Closing Date.

(c) Venus Resignations. Venus shall have delivered to Comet the resignation (or other evidence of removal) of each person set forth on Section 6.02 of the Venus Disclosure Letter from each office held by such person at Venus and each of its Subsidiaries, in each case, effective as of the Effective Time in form and substance reasonably acceptable to Comet.

(d) Tax Opinion. Comet shall have received either (i) a written opinion from Paul Weiss, dated as of the Closing Date and in form and substance reasonably satisfactory to Comet, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment (the “Comet Tax Opinion”) or (ii) the Alternative Tax Opinion. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Comet and Venus, reasonably satisfactory in form and substance to such counsel.

SECTION 8.03. Additional Conditions to Obligations of Venus. The obligations of Venus to effect the Merger are subject to the satisfaction, or waiver by Venus, at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Comet contained in Section 4.01(a), the last sentence of Section 4.02(b), Section 4.02(c), Section 4.02(e), Section 4.03, Section 4.14, Section 4.18 and Section 4.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Comet contained in Section 4.02(a) and Section 4.02(b) (except for the last sentence of Section 4.02(b)) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except for any de minimis inaccuracies), (iii) the representations and warranties of Comet contained in Section 4.06(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iv) all other representations and warranties of Comet set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Comet Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect. Venus shall have received a certificate of an executive officer of Comet to such effect, dated the Closing Date.

(b) Performance of Obligations of Comet. Comet shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Venus shall have received a certificate of an executive officer of Comet to such effect, dated the Closing Date.

(c) Comet Resignations. Comet shall have delivered to Venus the resignation (or other evidence of removal) of each person set forth on Section 6.02 of the Comet Disclosure Letter from each office held by such person at Comet and each of its Subsidiaries, in each case, effective as of the Effective Time in form and substance reasonably acceptable to Venus.

(d) Tax Opinion. Venus shall have received either (i) a written opinion from Cravath, dated as of the Closing Date and in form and substance reasonably satisfactory to Venus, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will qualify for the Intended Tax Treatment (the “Venus Tax Opinion”) or (ii) the Alternative Tax Opinion. In rendering its opinion, counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Comet and Venus, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

Termination

SECTION 9.01. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (except as provided below, whether before or after the Venus Stockholder Approval or the Comet Stockholder Approval has been obtained) as follows:

(a) By mutual written consent of Comet and Venus;

(b) By either Venus or Comet if the Effective Time shall not have occurred on or before May 13, 2020 (as such date may be extended in accordance with this Section 9.01(b), the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c) By either Venus or Comet if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d) By Venus, prior to receipt of the Comet Stockholder Approval, if there shall have been a Comet Adverse Recommendation Change;

(e) By Comet, prior to receipt of the Venus Stockholder Approval, if there shall have been a Venus Adverse Recommendation Change;

(f) By Comet, prior to the receipt of the Comet Stockholder Approval, if (i) the Board of Directors of Comet or the Comet Transaction Committee authorizes Comet, subject to complying with the terms of Section 7.05(d), to enter into a definitive agreement providing for a Comet Superior Proposal, (ii) concurrently with the termination of this Agreement, Comet, subject to complying with the terms of Section 7.05(d), enters into a definitive agreement providing for a Comet Superior Proposal and (iii) prior to or concurrently with such termination, Comet pays to Venus the Comet Termination Fee pursuant to Section 9.02(d);

(g) By Venus, prior to the receipt of the Venus Stockholder Approval, if (i) the Board of Directors of Venus or the Venus Transaction Committee authorizes Venus, subject to complying with the terms of Section 7.04(d), to enter into a definitive agreement providing for a Venus Superior Proposal, (ii) concurrently with the termination of this Agreement, Venus, subject to complying with the terms of Section 7.04(d), enters into a definitive agreement providing for a Venus Superior Proposal and (iii) prior to or concurrently with such termination, Venus pays to Comet the Venus Termination Fee pursuant to Section 9.02(b);

(h) By Venus if Comet shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Comet shall have become untrue, in either case such that any condition set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Venus to Comet and (B) the Termination Date; provided that Venus shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if Venus is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Venus shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.03(a) or Section 8.03(b); or

(i) By Comet if Venus shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Venus shall have become untrue, in either case such that any condition set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Comet to Venus and (B) the Termination Date; provided that Comet shall not have the right to terminate this Agreement pursuant to this Section 9.01(i) if Comet is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Comet shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.02(a) or Section 8.02(b).

(j) The party seeking to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.07, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

SECTION 9.02. Effect of Termination. (a) In the event of termination of this Agreement by either Venus or Comet as provided in Section 9.01, this Agreement shall terminate and there shall be no liability or obligation on the part of either party to the other or any of such other party’s Subsidiaries or any of their respective Representatives (except that the Confidentiality Agreement, the Clean Team Agreement, this Section 9.02 and Article X shall survive any such termination); provided that, in the event that any Venus Termination Fee or Comet Termination Fee becomes due and payable to a party in accordance with this Agreement, the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of such party, its Subsidiaries or any of their respective Representatives, on the one hand, against the other party or any of its Subsidiaries or any of their respective Representatives, on the other hand, for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement; provided further that, notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by the other party to the extent such liability or damages were the result of or arise out of fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to such termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

(b) If (i) Comet shall terminate this Agreement pursuant to Section 9.01(e) (Venus Adverse Recommendation Change) or (ii) Venus shall terminate this Agreement pursuant to Section 9.01(g) (Venus Superior Proposal Termination), then Venus shall pay to Comet, (A) in the case of clause (i) of this sentence, not later than two (2) Business Days following such termination, or (B) in the case of clause (ii) of this sentence, prior to or concurrently with such termination an amount in cash equal to $373,000,000 (the “Venus Termination Fee”).

(c) If (i) Venus or Comet shall terminate this Agreement pursuant to Section 9.01(b) (Termination Date) or Comet shall terminate this Agreement pursuant to Section 9.01(i) (Venus Breach) in respect of a breach of a covenant required to be performed by Venus hereunder, (ii) after the date of this Agreement, a Venus Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.01(b) (Termination Date)) or (B) prior to such termination (in the case of a termination pursuant to Section 9.01(i) (Venus Breach)) and (iii) (A) within 12 months following such termination (x) Venus or any of its Subsidiaries enters into a definitive agreement with respect to a Venus Acquisition Proposal and such Venus Acquisition Proposal is subsequently consummated (whether during or after such 12-month period) or (y) any Venus Acquisition Proposal is consummated or (B) within 12 months following such termination, any Person commences a tender offer or exchange offer in respect of a Venus Acquisition Proposal that is thereafter consummated (whether during or after such 12-month period), then Venus shall pay to Comet, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Venus Termination Fee.

(d) If (i) Venus shall terminate this Agreement pursuant to Section 9.01(d) (Comet Adverse Recommendation Change) or (ii) Comet shall terminate this Agreement pursuant to Section 9.01(f) (Comet Superior Proposal Termination), then Comet shall pay to Venus, (A) in the case of clause (i) of this sentence, not later than two (2) Business Days following such termination or (B) in the case of clause (ii) of this sentence, prior to or concurrently with such termination, an amount in cash equal to $560,000,000 (the “Comet Termination Fee”).

(e) If (i) Venus or Comet shall terminate this Agreement pursuant to Section 9.01(b) (Termination Date) or Venus shall terminate this Agreement pursuant to Section 9.01(h) (Comet Breach) in respect of a breach of a covenant required to be performed by Comet hereunder, (ii) after the date of this Agreement, a Comet Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.01(b) (Termination Date)) or (B) prior to such termination (in the case of a termination pursuant to Section 9.01(h) (Comet Breach)) and (iii) (A) within 12 months following such termination (x) Comet or any of its Subsidiaries enters into a definitive agreement with respect to a Comet Acquisition Proposal and such Comet Acquisition Proposal is subsequently consummated (whether during or after such 12-month period) or (y) any Comet Acquisition Proposal is consummated or (B) within 12 months following such termination, any Person commences a tender offer or exchange offer in respect of a Comet Acquisition Proposal that is thereafter consummated (whether during or after such 12-month period), then Comet shall pay to Venus, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Comet Termination Fee.

(f) All payments under this Section 9.02 by (i) Venus shall be made by wire transfer of cash immediately available funds to an account designated in writing by Comet, and (ii) Comet shall be made by wire transfer of cash immediately available funds to an account designated in writing by Venus.

(g) Venus acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Comet would not enter into this Agreement. If Venus fails to timely pay any amounts due pursuant to this Section 9.02, Venus will also pay to Comet Comet’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.02, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall Venus be required to pay or cause to be paid the Venus Termination Fee more than once. Each of the parties hereto acknowledges that the Venus Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Comet in the circumstances in which the Venus Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(h) Comet acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Venus would not enter into this Agreement. If Comet fails to pay promptly the amounts due pursuant to this Section 9.02, Comet will also pay to Venus Venus’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.02, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall Comet be required to pay or cause to be paid the Comet Termination Fee more than once. Each of the parties hereto acknowledges that the Comet Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Venus in the circumstances in which the Comet Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, at any time before or after receipt of the Comet Stockholder Approval or the Venus Stockholder Approval, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders, without approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.04. Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

Miscellaneous

SECTION 10.01. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, for the avoidance of doubt, any such covenants or agreements contained in the Governance Agreement) that by their terms contemplate performance in whole or in part after the Effective Time.

SECTION 10.02. Disclosure Letters. The inclusion of any information in the Disclosure Letters accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Letter, that such information or any similar information is required to be listed in such Disclosure Letter or that such information or any similar information is material to any party or the conduct of the business of any party. Disclosure in any section of a Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent from the content and context of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto.

SECTION 10.03. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 10.04. Governing Law; Jurisdiction; Specific Performance. (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this

Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Comet and Venus agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 10.07; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b) EACH PARTY HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04(b).

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.02). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

SECTION 10.05. Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Comet and Venus shall each bear and pay one-half of the expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement and Consent Solicitation Statement and (ii) filing fees related to the Merger and this Agreement under applicable antitrust or competition Laws and (b) as provided in Section 9.02.

SECTION 10.06. Severability; Construction. (a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

SECTION 10.07. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by either party to the other party to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 10.07:

If to Venus:

Viacom Inc.

1515 Broadway

New York, NY 10036

E-mail: Christa.DAlimonte@viacom.com

Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary

Copy to (such copy not to constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

E-mail:     fsaeed@cravath.com

dzoubek@cravath.com

khallam@cravath.com

Attention:     Faiza J. Saeed

  Damien R. Zoubek

  O. Keith Hallam, III

If to Comet:

CBS Corporation

51 W. 52nd Street

New York, NY 10019

E-mail: laura.franco@cbs.com

Attention: Laura Franco, Executive Vice President and General Counsel

Copy to (such copy not to constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

E-mail:     rschumer@paulweiss.com

ajdeckelbaum@paulweiss.com

mvogel@paulweiss.com

Attention:     Robert B. Schumer

  Ariel J. Deckelbaum

  Michael Vogel

Any party may change its address for the purpose of this Section 10.07 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

SECTION 10.08. Entire Agreement. This Agreement, the Neptune Support Agreement, the Governance Agreement, the Confidentiality Agreement and the Clean Team Agreement, which, for the avoidance of doubt, shall survive the Closing or any termination of this Agreement, and the exhibits and schedules hereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

SECTION 10.09. Third Party Beneficiaries. Except for, following the Effective Time, the rights to continued indemnification, advancement and insurance pursuant to Section 6.04 (of which in each case the Persons entitled to indemnification, advancement or insurance, as the case may be, are the intended beneficiaries), nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

SECTION 10.10. Section and Paragraph Headings; Interpretation. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. A reference in this Agreement to “$” or “dollars” is to U.S. dollars. For purposes of determining the U.S. dollar equivalent of any amounts in a foreign currency, the parties shall use the applicable foreign exchange rate as published by The Wall Street Journal on the date hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

SECTION 10.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

SECTION 10.12. Definitions. As used in this Agreement:

“$” shall have the meaning set forth in Section 10.10.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement entered into by Comet or Venus, as the case may be, containing provisions not less favorable to Comet or Venus, as applicable, in any material respect than those set forth in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not include a standstill provision).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that with respect to (a) Venus, “Affiliate” means any Person that is controlled, directly or indirectly by Venus, and (b) Comet, “Affiliate” means any Person that is controlled, directly or indirectly, by Comet. As used herein, the term “control” means: (i) the power to vote at least 10% of the voting power of a Person or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Balance Sheet Date” shall have the meaning set forth in Section 3.05(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.03(a).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Share” shall mean a Venus Class A Book-Entry Share or a Venus Class B Book-Entry Share, as the case may be.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Carriage Agreement” means any Contract relating to retransmission, exhibition, distribution, subdistribution, carriage, display or broadcast of (i) any signal (or portion thereof, including any programming feed, whether primary or multicast) of a television broadcast station (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations and TV translator stations and/or (ii) any programming service, channel or network distributed or authorized for distribution, whether on a linear, on-demand, interactive or other basis.

“Certificate” shall mean a Venus Class A Certificate or a Venus Class B Certificate, as the case may be.

“Certificate of Merger” shall have the meaning set forth in Section 1.03.

“Class A Merger Consideration” shall have the meaning set forth in Section 1.07(b)(i).

“Class B Merger Consideration” shall have the meaning set forth in Section 1.07(b)(ii).

“Clean Team Agreement” shall have the meaning set forth in Section 7.02.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any written or oral agreement, memorandum of understanding or other contractual obligation between Comet, Venus or any of their Subsidiaries and any labor organization or other authorized employee representative representing current or former employees of Comet, Venus or any of their Subsidiaries.

“Comet” shall have the meaning set forth in the Preamble hereto.

“Comet Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Venus and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Comet and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Comet or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Comet and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Comet owning such assets, (ii) acquisition of Comet Common Stock representing 20% or more of the aggregate equity or voting power of Comet, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Comet Common Stock representing 20% or more of the aggregate equity or voting power of Comet or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Comet pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of Comet or of the surviving entity in a merger involving Comet or the resulting direct or indirect parent of Comet or such surviving entity. For the avoidance of doubt, the transactions contemplated hereby shall not be deemed a Comet Acquisition Proposal. For purposes of Section 9.02(e), each reference in this definition to 20% shall be deemed to be 50%.

“Comet Additional Contract” shall have the meaning set forth in Section 4.16(b).

“Comet Adverse Recommendation Change” shall have the meaning set forth in Section 7.05(d).

“Comet Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and employee benefits plans, policies, programs, agreements or arrangements, excluding any Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case, sponsored, maintained, contributed to or required to be contributed to by Comet or any of its Subsidiaries or under which Comet or any of its Subsidiaries has any current or potential liability, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Entity.

“Comet Capitalization Date” shall have the meaning set forth in Section 4.02(a).

“Comet Class A Common Stock” shall have the meaning set forth in Section 1.07(a).

“Comet Class B Common Stock” shall have the meaning set forth in Section 1.07(a).

“Comet Common Stock” shall mean Comet Class A Common Stock and Comet Class B Common Stock.

“Comet Communications Licenses” shall have the meaning set forth in Section 4.08(b).

“Comet DC Plans” shall mean each of the Former Venus Deferred Compensation Plan for Non-Employee Directors, the Comet Deferred Compensation Plan for Outside Directors, the Comet Excess 401(k) Plan for Designated Senior Executives, the Comet Bonus Deferral Plan for Designated Senior Executives, the Comet Bonus Deferral Plan, the Comet Excess 401(k) Plan, the Comet Supplemental Employee Investment Fund and the Westinghouse Electric Corporation Deferred Incentive Compensation Program (as amended).

“Comet Disclosure Letter” shall mean the disclosure schedule delivered by Comet on the date hereof.

“Comet Environmental Permits” shall have the meaning set forth in Section 4.12.

“Comet Equity Awards” shall mean Comet Notional Units, Comet Stock Options, Comet RSU Awards and Comet Performance Share Unit Awards, including any dividend equivalents with respect to any of the foregoing.

“Comet Indemnified Person” shall have the meaning set forth in Section 6.04(a).

“Comet Intervening Event” shall mean any event, change, circumstance, effect, development or state of facts that is material to Comet and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to the Comet Stockholder Approval and (ii) was not known by or reasonably foreseeable to the Board of Directors of Comet or the Comet Transaction Committee as of the date of this Agreement; provided, however, that in no event shall any of the following events, changes, circumstances, effects, developments or states of fact be taken into account in determining whether a Comet Intervening Event has occurred: (A) the receipt, existence or terms of a Comet Acquisition Proposal or any matter relating thereto or direct or indirect consequence thereof, (B) the fact that, in and of itself, Comet or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Comet Intervening Event to the extent not otherwise excluded hereunder), or (C) any change, in and of itself, in the market price or trading volume of Comet’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Comet Intervening Event to the extent not otherwise excluded hereunder).

“Comet Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition of Comet and its Subsidiaries, taken as a whole; provided, however, that Comet Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Comet and its Subsidiaries operate, (iii) any change in applicable Law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Comet and its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Comet to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Comet Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Comet’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Comet Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects Comet and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which Comet and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Comet Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Comet Material Adverse Effect in the representations and warranties set forth in Section 4.03(e), and, to the extent related to Section 4.03(e), the condition set forth in Section 8.03(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of Comet to consummate the transactions contemplated hereby.

“Comet Material Contract” shall have the meaning set forth in Section 4.16(a).

“Comet Material Joint Venture” shall have the meaning set forth in Section 4.02(d).

“Comet Notional Unit” shall have the meaning set forth in Section 1.09(a).

“Comet Organizational Documents” shall mean Comet’s Amended and Restated Certificate of Corporation and Amended and Restated Bylaws, together with all amendments thereto.

“Comet Performance Share Unit Award” shall have the meaning set forth in Section 1.09(c).

“Comet Permit” shall have the meaning set forth in Section 4.08.

“Comet Preferred Stock” shall have the meaning set forth in Section 4.02(a).

“Comet Recommendation” shall have the meaning set forth in the Recitals hereto.

“Comet RSU Award” shall have the meaning set forth in Section 1.09(a).

“Comet SEC Documents” shall have the meaning set forth in Section 4.05(a).

“Comet Stock Option” shall have the meaning set forth in Section 1.09(a).

“Comet Stock Plans” shall have the meaning set forth in Section 4.02(a).

“Comet Stockholder Approval” shall have the meaning set forth in Section 4.03(d).

“Comet Superior Proposal” shall mean any bona fide written Comet Acquisition Proposal that the Board of Directors of Comet and the Comet Transaction Committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (i) would be more favorable to Comet’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any amendment or modification proposed by Venus pursuant to Section 7.05(d)) and (ii) is reasonably capable of being completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms) and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Comet Superior Proposal”, the references to “20%” in the definition of Comet Acquisition Proposal shall be deemed to be references to “50%”.

“Comet Superior Proposal Termination” shall have the meaning set forth in Section 7.05(d).

“Comet Termination Fee” shall have the meaning set forth in Section 9.02(d).

“Comet Transaction Committee” shall have the meaning set forth in the Recitals hereto.

“Comet Transaction Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Comet Transaction Litigation” shall have the meaning set forth in Section 7.06(b).

“Communications Act” shall have the meaning set forth in Section 3.04.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.02.

“Consent Solicitation Statement” shall have the meaning set forth in Section 7.01(a).

“Continuing Employee” shall have the meaning set forth in Section 6.03(b).

“Contract” shall have the meaning set forth in Section 3.03(e).

“Cravath” shall have the meaning set forth in Section 3.09(b).

“Designated Representatives” shall have the meaning set forth in Section 6.01(c).

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Letters” shall mean the Comet Disclosure Letter and the Venus Disclosure Letter, collectively.

“dollars” shall have the meaning set forth in Section 10.10.

“Effective Time” shall have the meaning set forth in Section 1.03.

“Environmental Laws” shall mean all Laws relating to (i) the protection, investigation or restoration of the environment, health and safety or natural resources, (ii) the protection of human health and safety (as it relates to exposure to Hazardous Materials), (iii) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of, or exposure to, any hazardous, harmful or deleterious substance, or (iv) noise, odor or other pollution, indoor air quality, employee exposure or the protection or restoration of wetlands.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 3.04.

“Exchange Agent” shall have the meaning set forth in Section 2.01.

“Exchange Fund” shall have the meaning set forth in Section 2.01.

“FCC” shall have the meaning set forth in Section 3.08(b).

“FCPA” shall have the meaning set forth in Section 3.08(a).

“Former Comet Group” shall mean the consolidated group (for U.S. federal income tax purposes) for taxable periods ending before January 1, 2006, that includes Comet and Venus and of which Comet was the common parent.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governance Agreement” shall have the meaning set forth in the Recitals.

“Government Official” shall mean any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, any government-owned or -controlled entity or any public international organization.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body or arbitral body or arbitrator.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and hazardous or toxic substances and any other substance, material or waste that is regulated, characterized or otherwise classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Law;

“Indemnified Person” shall have the meaning set forth in Section 6.04(b).

“Information Technology” means computers, hardware, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, reference and resource materials.

“Insurance Policies” shall have the meaning set forth in Section 3.17.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, social media account identifiers, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (iii) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists, inventions, discoveries and improvements thereto, whether patentable or not, and all other confidential information and proprietary information (“Trade Secrets”); (iv) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and all derivative, compilation and ancillary rights of every kind, related to copyrights; and (v) moral rights and rights of publicity.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to Venus, the actual knowledge of the individuals listed on Section 10.12(a) of the Venus Disclosure Letter, or (ii) with respect to Comet, the actual knowledge of the individuals listed on Section 10.12(a) of the Comet Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity.

“Legal Restraint” shall have the meaning set forth in Section 8.01(c).

“Letter of Transmittal” shall have the meaning set forth in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, title defect, lien (statutory or other), conditional sale agreement, claim, charge, adverse right, prior assignment, hypothecation, limitation or restriction.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.07(b)(ii).

“Multiemployer Plan” shall have the meaning set forth in Section 3.10(c).

“MVPD” shall have the meaning set forth in the Communications Act.

“Neptune” shall have the meaning set forth in the Recitals hereto.

“Neptune Parties” shall have the meaning set forth in the Recitals hereto.

“Neptune Related Parties” shall mean the Persons listed on Section 10.12(b) of the Comet Disclosure Letter.

“Neptune Support Agreement” shall have the meaning set forth in the Recitals hereto.

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.08(a).

“Order” shall have the meaning set forth in Section 3.07.

“Paul Weiss” shall have the meaning set forth in Section 4.09(b).

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the balance sheet of the applicable Person, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business, (iii) non-monetary Liens that would be disclosed on title policies, title commitments and/or surveys, provided that the same do not materially interfere with the business of Comet or its Subsidiaries or Venus or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (iv) Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (v) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (vi) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) easements, rights of way, zoning ordinances, variances, any set of facts that would be disclosed by an accurate up-to-date survey and other similar encumbrances affecting a Person’s properties, none of which materially interfere with the business of Comet or its Subsidiaries or Venus or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (viii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, and (ix) Liens not created by any of Comet or Venus (or their Subsidiaries) that affect the underlying fee interest of any leased real property of Comet or Venus (or their Subsidiaries).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or Venus’s or Comet’s or any of their Subsidiaries’, as applicable, published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Proceeding” shall have the meaning set forth in Section 3.07.

“Registration Statement” shall have the meaning set forth in Section 7.01(a).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Consents” shall have the meaning set forth in Section 7.03.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.03.

“Securities Act” shall have the meaning set forth in Section 3.04.

“Streaming Service” means any digital streaming service offering “video on demand” (“VOD”), linear and/or live event programming direct-to-consumer via Internet-connected devices, set-top boxes, platforms and/or applications, including subscription, ad-based and/or transactional VOD streaming services, streaming services for authenticated subscribers of MVPDs, vMVPD streaming services and “over the top” streaming services.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Takeover Law” shall have the meaning set forth in Section 3.14(b).

“Tax” or “Taxes” shall mean all taxes, imposts, levies or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Advisor” shall mean Cravath (in the case of Venus) or Paul Weiss (in the case of Comet).

“Tax Opinion” shall mean the Venus Tax Opinion (in the case of Cravath) or the Comet Tax Opinion (in the case of Paul Weiss).

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Entity in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Termination Date” shall have the meaning set forth in Section 9.01(b).

“the other party” shall mean, with respect to Venus, Comet and shall mean, with respect to Comet, Venus.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” shall mean with respect to Comet Common Stock, a day on which shares of Comet Common Stock are traded on the NYSE.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Venus” shall have the meaning set forth in the Preamble hereto.

“Venus Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Comet and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Venus and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Venus or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Venus and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Venus owning such assets, (ii) acquisition of Venus Common Stock representing 20% or more of the aggregate equity or voting power of Venus, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Venus Common Stock representing 20% or more of the aggregate equity or voting power of Venus or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Venus pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of Venus or of the surviving entity in a merger involving Venus or the resulting direct or indirect parent of Venus or such surviving entity. For the avoidance of doubt, the transactions contemplated hereby shall not be deemed a Venus Acquisition Proposal. For purposes of Section 9.02(c), each reference in this definition to 20% shall be deemed to be 50%.

“Venus Additional Contract” shall have the meaning set forth in Section 3.16(b).

“Venus Adverse Recommendation Change” shall have the meaning set forth in Section 7.04(d).

“Venus Assumed Shares” shall have the meaning set forth in Section 1.08(e).

“Venus Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and employee benefits plans, policies, programs, agreements or arrangements, excluding any Multiemployer Plans, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case, sponsored, maintained, contributed to or required to be contributed to by Venus or any of its Subsidiaries or under which Venus or any of its Subsidiaries has any current or potential liability, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Entity.

“Venus Cancelled Shares” shall have the meaning set forth in Section 1.07(b)(v).

“Venus Capitalization Date” shall have the meaning set forth in Section 3.02(a).

“Venus Class A Book-Entry Share” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class A Certificate” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class A Common Stock” shall have the meaning set forth in Section 1.07(b)(i).

“Venus Class B Book-Entry Share” shall have the meaning set forth in Section 1.07(b)(iv).

“Venus Class B Certificate” shall have the meaning set forth in Section 1.07(b)(iii).

“Venus Class B Common Stock” shall have the meaning set forth in Section 1.07(b)(ii).

“Venus Common Stock” shall mean the Venus Class A Common Stock and the Venus Class B Common Stock.

“Venus Communications Licenses” shall have the meaning set forth in Section 3.08(b).

“Venus Director DC Plan” shall mean the Venus Deferred Compensation Plan for Outside Directors.

“Venus Disclosure Letter” shall mean the disclosure schedule delivered by Venus on the date hereof.

“Venus Employee DC Plan” shall mean each of the Venus Bonus Deferral Plan for Designated Senior Executives, the Venus Bonus Deferral Plan, the Venus Excess 401(k) Plan for Designated Senior Executives and the Venus Excess 401(k) Plan.

“Venus Environmental Permits” shall have the meaning set forth in Section 3.12.

“Venus Equity Awards” shall mean Venus Stock Options, Venus Performance Share Unit Awards, Venus RSU Awards and Venus Notional Units, including any dividend equivalents with respect to any of the foregoing.

“Venus Exchange Ratio” shall have the meaning set forth in Section 1.07(b)(ii).

“Venus Indemnified Person” shall have the meaning set forth in Section 6.04(a).

“Venus Intervening Event” shall mean any event, change, circumstance, effect, development or state of facts that is material to Venus and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to the Venus Stockholder Approval and (ii) was not known by or reasonably foreseeable to the Board of Directors of Venus or the Venus Transaction Committee as of the date of this Agreement; provided, however, that in no event shall any of the following events, changes, circumstances, effects, developments or states of fact be taken into account in determining whether a Venus Intervening Event has occurred: (A) the receipt, existence or terms of a Venus Acquisition Proposal or any matter relating thereto or direct or indirect consequence thereof; (B) the fact that, in and of itself, Venus or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Venus Intervening Event to the extent not otherwise excluded hereunder), or (C) any change, in and of itself, in the market price or trading volume of Venus’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Venus Intervening Event to the extent not otherwise excluded hereunder).

“Venus Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, results of operations, assets or financial condition, of Venus and its Subsidiaries, taken as a whole; provided, however, that Venus Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Venus and its Subsidiaries operate, (iii) any change in applicable Law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Venus and its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Venus to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Venus Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Venus’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Venus Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such event, change, circumstance, effect, development or state of facts affects Venus and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries, businesses, or segments thereof, in which Venus and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Venus Material Adverse Effect; provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Venus Material Adverse Effect in the representations and warranties set forth in Section 3.03(e) and, to the extent related to Section 3.03(e), the condition set forth in Section 8.02(a); or (b) would or would reasonably be expected to prevent or materially impair the ability of Venus to consummate the transactions contemplated hereby.

“Venus Material Contract” shall have the meaning set forth in Section 3.16.

“Venus Material Joint Venture” shall have the meaning set forth in Section 3.02(d).

“Venus Notional Unit” shall have the meaning set forth in Section 1.08(d).

“Venus Organizational Documents” shall mean Venus’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, together with all amendments thereto.

“Venus Performance Share Unit Award” shall have the meaning set forth in Section 1.08(c).

“Venus Permit” shall have the meaning set forth in Section 3.08(a).

“Venus Preferred Stock” shall have the meaning set forth in Section 3.02(a).

“Venus Recommendation” shall have the meaning set forth in the Recitals hereto.

“Venus Residual Shares” shall have the meaning set forth in Section 1.08(e).

“Venus RSU Award” shall have the meaning set forth in Section 1.08(b)(i).

“Venus SEC Documents” shall have the meaning set forth in Section 3.05(a).

“Venus Stock Option” shall have the meaning set forth in Section 1.08(a).

“Venus Stock Plans” shall have the meaning set forth in Section 3.02(a).

“Venus Stockholder Approval” shall have the meaning set forth in Section 3.03(d).

“Venus Superior Proposal” shall mean any bona fide written Venus Acquisition Proposal that the Board of Directors of Venus and the Venus Transaction Committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (i) would be more favorable to Venus’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any amendment or modification proposed by Comet pursuant to Section 7.04(d)) and (ii) is reasonably capable of being completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms) and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Venus Superior Proposal”, the references to “20%” in the definition of Venus Acquisition Proposal shall be deemed to be references to “50%”.

“Venus Superior Proposal Termination” shall have the meaning set forth in Section 7.04(d).

“Venus Termination Fee” shall have the meaning set forth in Section 9.02(b).

“Venus Transaction Committee” shall have the meaning set forth in the Recitals hereto.

“Venus Transaction Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Venus Transaction Litigation” shall have the meaning set forth in Section 7.06(a).

“vMVPD” shall mean a distributor of video programming via the Internet or other computer network, mobile platform, application, console or other digital platform, but excluding any distributor that is also an MVPD.

“wholly owned Subsidiary” shall have the meaning set forth in Section 10.10.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CBS CORPORATION,

by	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

VIACOM INC.,

by	/s/ Robert M. Bakish
Name: Robert M. Bakish
Title: President & Chief Executive Officer

[Signature Page to the Merger Agreement]

Index of Defined Terms

Term	Section
$10.10
A&R Bylaws	1.05
Agreement	Preamble
Alternative Tax Opinion	7.09(d)
Balance Sheet Date	3.05(d)
Bankruptcy and Equity Exception	3.03(a)
Certificate of Merger	1.03
Class A Merger Consideration	1.07(b)(i)
Class B Merger Consideration	1.07(b)(ii)
Clean Team Agreement	7.02
Closing	1.02
Closing Date	1.02
Comet	Preamble
Comet Additional Contract	4.16(b)
Comet Adverse Recommendation Change	7.05(d)
Comet Capitalization Date	4.02(a)
Comet Class A Common Stock	1.07(a)
Comet Class B Common Stock	1.07(a)
Comet Communications Licenses	4.08(b)
Comet Environmental Permits	4.12
Comet Indemnified Person	6.04(a)
Comet Material Contract	4.16(a)
Comet Material Joint Venture	4.02(d)
Comet Notional Unit	1.09(a)
Comet Performance Share Unit Award	1.09(c)
Comet Permit	4.08(a)
Comet Preferred Stock	4.02(a)
Comet Recommendation	Recitals
Comet RSU Award	1.09(a)
Comet SEC Documents	4.05(a)
Comet Stock Option	1.09(a)
Comet Stock Plans	4.02(a)
Comet Stockholder Approval	4.03(d)
Comet Superior Proposal Termination	7.05(d)
Comet Tax Opinion	8.02(c)
Comet Termination Fee	9.02(d)
Comet Transaction Committee	Recitals
Comet Transaction Committee Recommendation	Recitals
Comet Transaction Litigation	7.06(b)
Communications Act	3.04
Confidentiality Agreement	7.02
Consent Solicitation Statement	7.01(a)
Continuing Employee	6.03(b)
Contract	3.03(e)
Cravath	3.09(b)
Designated Representatives	6.01(c)
DGCL	Recitals
dollars	10.10
Effective Time	1.03

Term	Section
Exchange Act	3.04
Exchange Agent	2.01
Exchange Fund	2.01
FCC	3.08(b)
FCPA	3.08(a)
Governance Agreement	Recitals
Indemnified Person	6.04(b)
Insurance Policies	3.17
Intended Tax Treatment	Recitals
Legal Restraint	8.01(c)
Letter of Transmittal	2.02(a)
Merger	Recitals
Merger Consideration	1.07(b)(ii)
Multiemployer Plan	3.10(c)
Neptune	Recitals
Neptune Parties	Recitals
Neptune Support Agreement	Recitals
OFAC	3.08(a)
Order	3.07
Paul Weiss	4.09(b)
Proceeding	3.07
Qualifying Termination	6.02(c)
Registration Statement	7.01(a)
Required Consents	7.03(a)
Secretary of State	1.03
Securities Act	3.04
Share Issuance	Recitals
Surviving Corporation	1.01
Takeover Law	3.14(b)
Termination Date	9.01(b)
Venus	Preamble
Venus Additional Contract	3.16(b)
Venus Adverse Recommendation Change	7.04(d)
Venus Assumed Shares	1.08(e)
Venus Cancelled Shares	1.07(b)(v)
Venus Capitalization Date	3.02(a)
Venus Class A Book-Entry Share	1.07(b)(iii)
Venus Class A Certificate	1.07(b)(iii)
Venus Class A Common Stock	1.07(b)(i)
Venus Class B Book-Entry Share	1.07(b)(iv)
Venus Class B Certificate	1.07(b)(iv)
Venus Class B Common Stock	1.07(b)(ii)
Venus Class B Merger Consideration	1.07(b)(ii)
Venus Communications Licenses	3.08(b)
Venus Environmental Permits	3.12
Venus Exchange Ratio	1.07(b)(ii)
Venus Indemnified Person	6.04(a)
Venus Material Contract	3.16(a)
Venus Material Joint Venture	3.02(d)
Venus Notional Unit	1.08(d)
Venus Performance Share Unit Award	1.08(c)

Term	Section
Venus Permit	3.08(a)
Venus Preferred Stock	3.02(a)
Venus Recommendation	Recitals
Venus Residual Shares	1.08(e)
Venus RSU Award	1.08(b)(i)
Venus SEC Documents	3.05(a)
Venus Stock Option	1.08(a)
Venus Stock Plans	3.02(a)
Venus Stockholder Approval	3.03(d)
Venus Tax Opinion	8.03(d)
Venus Termination Fee	9.02(b)
Venus Transaction Committee	Recitals
Venus Transaction Committee Recommendation	Recitals
Venus Transaction Litigation	7.06(a)
wholly owned Subsidiary	10.10

EXHIBIT A

SUPPORT AGREEMENT

Exhibit A is omitted because the Support Agreement is included separately as Annex D to this joint consent solicitation/prospectus.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Exhibit B is omitted because the form of the Amended and Restated Certificate of Incorporation of ViacomCBS Inc. as amended by Amendment No. 1 to Agreement and Plan of Merger is included separately as Annex G to this joint consent solicitation/prospectus.

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

Exhibit C is omitted because the form of the Amended and Restated Bylaws of ViacomCBS Inc. as amended by Amendment No. 1 to Agreement and Plan of Merger is included separately as Annex H to this joint consent solicitation/prospectus.

ANNEX C

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of October 16, 2019, to the Agreement and Plan of Merger, dated as of August 13, 2019 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and between CBS Corporation, a Delaware corporation (“Comet”), and Viacom Inc., a Delaware corporation (“Venus”), is by and between Comet and Venus, and is being executed by the NAI Parties solely in respect of paragraph 3 of this Amendment.

WHEREAS, pursuant to Section 9.03 of the Merger Agreement, the parties hereto wish to mutually agree to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Amendments.

(a) The text of Section 7.13 of the Merger Agreement is hereby amended and restated as follows:

“Exchange Listing.

(a) Comet and Venus shall cooperate and use reasonable best efforts in taking, or causing to be taken, all actions necessary to (i) delist the Comet Common Stock from the NYSE (if the NYSE is not the Selected Exchange) and (ii) cause all issued and outstanding shares of Comet Common Stock to be approved for listing on the Selected Exchange (unless such shares are already listed on the Selected Exchange).

(b) Comet shall use its reasonable best efforts to cause the shares of Comet Common Stock to be issued in connection with the Merger and shares of Comet Common Stock to be reserved upon settlement or exercise of equity awards in respect of Comet Common Stock to be approved for listing on the Selected Exchange, subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, Comet and Venus shall cooperate and use reasonable best efforts to agree on the ticker symbol of the Surviving Corporation, which such ticker symbol shall be reasonably acceptable to Neptune.”

(b) The text of Section 8.01(e) of the Merger Agreement is hereby amended and restated as follows:

“Exchange Listing.

(i) Unless the NYSE is the Selected Exchange, all issued and outstanding shares of Comet Common Stock shall have been approved for listing on the Selected Exchange.

(ii) The shares of Comet Class A Common Stock and Comet Class B Common Stock to be issued in the Merger shall have been approved for listing on the Selected Exchange, subject to official notice of issuance.”

(c) The following definition is hereby added to Section 10.12 of the Merger Agreement where alphabetically appropriate:

““Selected Exchange” shall mean the Nasdaq Global Select Market or, if mutually agreed by Comet and Venus, the NYSE.”

(d) The text of Article X, Section 3(A) of Exhibit B to the Merger Agreement is hereby amended and restated as follows:

““Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the Nasdaq Global Select Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.”

(e) The proviso to Article XI, Section 3(b) of Exhibit C to the Merger Agreement is hereby amended and restated as follows:

“; provided that each such member must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.”

(f) The proviso to Article XI, Section 3(c) of Exhibit C to the Merger Agreement is hereby amended and restated as follows:

“; provided that each such designated chairperson must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.”

(g) The Comet Disclosure Letter and the Venus Disclosure Letter are hereby amended and restated as set forth in Schedule I to this Amendment.

3. Written Consent of the NAI Parties. Each of the NAI Parties hereby consents to each of the amendments to the Merger Agreement set forth herein, in each case in satisfaction of any notice or consent requirements in respect thereof set forth in the Support Agreement or otherwise.

4. References. Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Merger Agreement, the Comet Disclosure Letter and the Venus Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to August 13, 2019.

5. Effect of Amendment. Except as otherwise expressly provided herein, all of the terms, agreements and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment, waiver or (except as set forth in paragraph 3 of this Amendment) consent of any other term, agreement or condition of the Merger Agreement or any of the documents referred to therein.

6. Miscellaneous. Section 9.03, Section 9.04 and Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank]

CBS CORPORATION,

by	/s/ Joseph R. Ianniello

Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

VIACOM INC.,

by	/s/ Robert M. Bakish

Name: Robert M. Bakish
Title: President & Chief Executive Officer

NATIONAL AMUSEMENTS, INC., solely in respect of paragraph 3 of this Amendment

by	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

NAI ENTERTAINMENT HOLDINGS LLC, solely in respect of paragraph 3 of this Amendment

by	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Schedule I

ANNEX D

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 13, 2019 (this “Agreement”), is made by and among:

(i) CBS Corporation, a Delaware corporation (“CBS”);

(ii) Viacom Inc., a Delaware corporation (“Viacom”);

(iii) National Amusements, Inc., a Maryland corporation (“NAI”); and

(iv) NAI Entertainment Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of NAI (“NAI Entertainment” and together with NAI, the “NAI Parties”).

W I T N E S E T H

WHEREAS, concurrently with the execution and delivery of this Agreement, CBS and Viacom entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the parties agreed to effect a merger of Viacom with and into CBS with CBS as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the NAI Parties Beneficially Own the number of outstanding shares of Class A common stock, par value $0.001 per share, of CBS (the “CBS Voting Common Stock”) set forth on Schedule I hereto (all such shares of CBS Voting Common Stock Beneficially Owned by the NAI Parties, together with all other shares of CBS Voting Common Stock with respect to which the NAI Parties or any other Controlled Affiliate of any NAI Party acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and all other securities issued to the NAI Parties in respect of such CBS Voting Common Stock or into which shares of such CBS Voting Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “CBS Shares”);

WHEREAS, as of the date hereof, the NAI Parties Beneficially Own the number of outstanding shares of Class A common stock, par value $0.001 per share, of Viacom (the “Viacom Voting Common Stock”) set forth on Schedule I hereto (all such shares of Viacom Voting Common Stock Beneficially Owned by the NAI Parties, together with all other shares of Viacom Voting Common Stock with respect to which the NAI Parties or any other Controlled Affiliate of any NAI Party acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and all other securities issued to the NAI Parties in respect of such Viacom Voting Common Stock or into which shares of such Viacom Voting Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Viacom Shares” and together with the CBS Shares, the “Shares”); and

WHEREAS, CBS and Viacom desire that the NAI Parties agree, and the NAI Parties are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any Shares if, after completion of such Transfer, the NAI Parties in the aggregate would Beneficially Own less than the Necessary Shares, and to vote or consent with respect to all of the Necessary Shares in a manner so as to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1. Definitions. This Agreement is the “NAI Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, (a) none of CBS, Viacom or their respective Subsidiaries shall be deemed to be an Affiliate of any NAI Party, (b) with respect to CBS, “Affiliate” means any Person that is Controlled by CBS and (c) with respect to Viacom, “Affiliate” means any Person that is Controlled by Viacom.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“CBS” shall have the meaning set forth in the Preamble.

“CBS Shares” shall have the meaning set forth in the Recitals.

“CBS Transaction Litigation” shall have the meaning set forth in Section 9.2.

“CBS Voting Common Stock” shall have the meaning set forth in the Recitals.

“CBS Written Consent” shall have the meaning set forth in Section 2.

“Control” shall mean the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the time of any modification, waiver or amendment to any provision of the Merger Agreement without the NAI Parties’ prior written consent which is adverse in any material respect to the NAI Parties.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Agreement Parties” means each of CBS and Viacom.

“Necessary CBS Shares” shall mean a majority of the issued and outstanding shares of CBS Voting Common Stock.

“Necessary Shares” shall mean the Necessary CBS Shares and the Necessary Viacom Shares.

“Necessary Viacom Shares” shall mean a majority of the issued and outstanding shares of Viacom Voting Common Stock.

“NAI” shall have the meaning set forth in the Preamble.

“NAI Parties” shall have the meaning set forth in the Preamble.

“NAI Related Parties” shall mean the Trust, Sumner M. Redstone, Shari E. Redstone, Robert Klieger, Thaddeus Jankowski, Jill S. Krutick, Tyler J. Korff, Brandon J. Korff, Kimberlee A. Ostheimer, Phyllis Redstone, David R. Andelman, Norman Jacobs, Leonard Lewin and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities (including as settlor or former, current or future trustee or beneficiary of the Trust, as parent or guardian of a former, current or future beneficiary of the Trust, or as a former, current or future officer, manager, director or direct or indirect stockholder of either or both of the NAI Parties).

“NAI Transaction Litigation” shall have the meaning set forth in Section 9.3.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Registration Statement” shall have the meaning set forth in Section 2.

“Settlement Agreement” shall have the meaning set forth in Section 17.7.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Takeover Law” shall have the meaning set forth in Section 7.5.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share or any voting rights thereof to any Person.

“Trust” shall mean the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended.

“Viacom” shall have the meaning set forth in the Preamble.

“Viacom Shares” shall have the meaning set forth in the Recitals.

“Viacom Transaction Litigation” shall have the meaning set forth in Section 9.1.

“Viacom Voting Common Stock” shall have the meaning set forth in the Recitals.

“Viacom Written Consent” shall have the meaning set forth in Section 2.

“Written Consent” shall have the meaning set forth in Section 2.

1.2. Other Definitional Provisions. Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

2. Agreement to Consent and Approve.

2.1. Each NAI Party agrees that, promptly (and in any event within one Business Day) after the registration statement on Form S-4 pursuant to which the issuance of shares of CBS Common Stock in the Merger will be registered with the SEC (the “Registration Statement”) (in which a joint consent solicitation statement with respect to the solicitation of written consents from the stockholders of CBS and Viacom in connection with the CBS Stockholder Approval and the Viacom Stockholder Approval, respectively, is included) is declared effective by the SEC, unless a CBS Adverse Recommendation Change or Viacom Adverse Recommendation Change has occurred prior to such time and has not been rescinded, the NAI Parties shall execute and deliver, or shall cause to be executed and delivered, (i) a written consent approving the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger, the issuance of the shares of CBS Common Stock contemplated to be issued thereunder and the amendment of CBS’s certificate of incorporation and bylaws, substantially in the form attached hereto as Exhibit A, with respect to the Necessary CBS Shares (the “CBS Written Consent”), and (ii) a written consent approving the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger, substantially in the form attached hereto as Exhibit B, with respect to the Necessary Viacom Shares (the “Viacom Written Consent”, and together with the CBS Written Consent, the “Written Consents”). Each such Written Consent shall be given in accordance with such procedures relating thereto, including pursuant to the DGCL and each of the CBS Organizational Documents and the Viacom Organizational Documents, as applicable, so as to ensure that it is duly counted for purposes of recording the results of such consent.

2.2. No NAI Party shall enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the NAI Parties, of their obligations hereunder or the transactions contemplated hereby; provided, however, that the foregoing restriction shall cease to apply in the event a CBS Adverse Recommendation Change or Viacom Adverse Recommendation Change has occurred prior to such time and not been rescinded. Except for the delivery of Written Consents expressly contemplated by this Agreement, prior to the Expiration Time, no NAI Party shall call, seek to call or request the call of any meeting of CBS stockholders or Viacom stockholders with respect to any matter relating to the Merger or other transactions contemplated by the Merger Agreement, including by written consent, whether pursuant to the DGCL, the CBS Organizational Documents, the Viacom Organizational Documents or otherwise.

2.3. From the date hereof until the Expiration Time, no NAI Party shall take any action in contravention of, or that conflicts with, (a) the designation of the members of the Board of Directors of CBS occurring at the Effective Time as contemplated by Section 1.06 of the Merger Agreement or (b) the Charter Amendment and Bylaws Amendment becoming effective at the Effective Time.

2.4. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) (a) the Necessary CBS Shares against any CBS Acquisition Proposal (and shall not vote or cause to be voted any other CBS Shares in favor of any CBS Acquisition Proposal), (b) the Necessary Viacom Shares against any Viacom Acquisition Proposal (and shall not vote or cause to be voted any other Viacom Shares in favor of any Viacom Acquisition Proposal), (c) the Necessary CBS Shares against any amendment of the CBS Organizational Documents (other than the amendments of the CBS Organizational Documents contemplated in connection with the Merger as set forth in the Merger Agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of CBS Voting Common Stock (and shall not vote or cause to be voted any other CBS Shares in favor of any such amendment), (d) the Necessary Viacom Shares against any amendment of the Viacom Organizational Documents (other than the amendments of the Viacom Organizational Documents contemplated in connection with the Merger as set forth in the Merger Agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Viacom Voting Common Stock (and shall not vote or cause to be voted any other Viacom Shares in favor of any such amendment), (e) the Necessary CBS Shares against any other action, agreement or transaction involving CBS that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement (and shall not vote or cause to be voted any other CBS Shares in favor of any such action, agreement or transaction) and (f) the Necessary Viacom Shares against any other action, agreement or transaction involving Viacom that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement (and shall not vote or cause to be voted any other Viacom Shares in favor of any such action, agreement or transaction); provided, however, that the foregoing clauses (a)–(f) shall not apply to any transaction, proposal or action that is the subject of a CBS Adverse Recommendation Change or a Viacom Adverse Recommendation Change made in accordance with Section 7.04(d) or Section 7.05(d) of the Merger Agreement, as applicable, that has not been rescinded. Any attempt by any NAI Party to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

2.5. Each of CBS and Viacom hereby agrees that, from the date hereof until the record date for the stockholder vote, it shall not allot or issue shares of CBS Voting Common Stock or Viacom Voting Common Stock, as applicable, and shall not grant rights to subscribe for, or convert any security into, CBS Voting Common Stock or Viacom Voting Common Stock, as applicable.

3. Agreement Not to Transfer or Encumber. Each NAI Party hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares if, after completion of such Transfer, the NAI Parties would, at any time, be unable to comply with Section 2 or (b) deposit any Necessary Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Necessary Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that such NAI Party may Transfer any Necessary Shares to any Controlled Affiliate of an NAI Party subject to compliance with Section 17.12. Any Transfer or attempted Transfer of any Necessary Shares in violation of this Section 3 shall be null and void ab initio.

4. Agreement Not to Solicit. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CBS Acquisition Proposal or a Viacom Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a CBS Acquisition Proposal or a Viacom Acquisition Proposal or (c) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a CBS Acquisition Proposal or a Viacom Acquisition Proposal; provided, however, if CBS, Viacom or any of their respective Representatives receives a CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, which CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, did not result from any breach of this Section 4 or the Merger Agreement, and the Board of Directors of CBS or the CBS Transaction Committee, or the Board of Directors of Viacom or the Viacom Transaction Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, constitutes or is reasonably likely to lead to a CBS Superior Proposal or Viacom Superior Proposal, as applicable, then the NAI Parties and their Representatives may engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, solely to the extent that CBS or Viacom, as applicable, and such NAI Parties and their Representatives, are permitted under the terms of the Merger Agreement to engage in or otherwise participate in discussions or negotiations with such Person or group of Persons; provided that in such case the initial discussions or negotiations between the NAI Parties or their Representatives and such Person or group of Persons shall be subject to the consent of CBS or Viacom, whichever made such determination relating to a CBS Superior Proposal or a Viacom Superior Proposal (such consent not to be unreasonably withheld, conditioned or delayed), the NAI Parties and such Representatives shall coordinate in advance of such discussions with CBS or Viacom, as applicable, with respect to what will be communicated in such discussions or negotiations, and the NAI Parties and such Representatives shall thereafter keep CBS or Viacom, as applicable, reasonably apprised with respect to any such discussions or negotiations. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a CBS Acquisition Proposal or a Viacom Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to a CBS Acquisition Proposal or a Viacom Acquisition Proposal.

5. Registration Statement; Consent Solicitation Statement. Prior to the filing of the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto) with the SEC, the Merger Agreement Parties shall provide NAI with a reasonable opportunity to review and comment on the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto) in advance (including the proposed final version of such document) and consider in good faith any reasonable comments provided by NAI or its representatives with respect to any of the disclosures proposed to be included in the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto), including disclosures regarding or involving any of the NAI Parties or the NAI Related Parties. The Merger Agreement Parties shall promptly provide copies to NAI of any written comments received from the SEC with respect to the Consent Solicitation Statement and the Registration Statement and promptly advise NAI of any oral comments received from the SEC. Prior to mailing the Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Merger Agreement Parties shall provide NAI with a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by NAI or its representatives with respect to any of the disclosures proposed to be included in such document or response, including disclosures regarding or involving any of the NAI Parties or the NAI Related Parties.

6. Representations, Warranties and Covenants of the NAI Parties. Each NAI Party hereby represents and warrants to CBS and Viacom as follows:

6.1. NAI is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland. NAI Entertainment is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.

6.2. Such NAI Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. With respect to such NAI Party that is a corporation or other entity, the execution and delivery by such NAI Party of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of such NAI Party. This Agreement has been duly executed and delivered by such NAI Party and, assuming the due authorization, execution and delivery of this Agreement by CBS, Viacom and the other NAI Party, constitutes the legal, valid and binding obligation of such NAI Party, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

6.3. Subject to the accuracy of the representations and warranties of CBS contained in Section 7.4, the execution and delivery of this Agreement by such NAI Party and the performance of its obligations hereunder will not: (a) with respect to such NAI Party that is a corporation or other entity, conflict or violate any provision of (i) the Organizational Documents of such NAI Party or (ii) the Organizational Documents of any of such NAI Party’s Subsidiaries, (b) violate any Law or Order applicable to such NAI Party or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which such NAI Party or any of its Subsidiaries is a party or accelerate such NAI Party’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of such NAI Party or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of such NAI Party to perform its obligations under this Agreement on a timely basis.

6.4. As of the date hereof, (a) each NAI Party owns the number and class of shares of CBS Common Stock and Viacom Common Stock that appear across from its name on Schedule I to this Agreement and (b) the NAI Parties each have the right to vote all of the CBS Shares and all of the Viacom Shares that they own.

6.5. Except as contemplated by this Agreement, the Merger Agreement and the Governance Agreement and except for the Settlement Agreement, such NAI Party has not entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Any and all proxies in respect of the Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

6.6. As of the date hereof, there is no Proceeding pending or, to the knowledge of such NAI Party, threatened against or affecting such NAI Party that, individually or in the aggregate, would reasonably be expected to impair the ability of such NAI Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

6.7. Such NAI Party hereby (a) authorizes CBS and Viacom to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Consent Solicitation Statement and the Registration Statement and any other applicable filings under the Exchange Act or the Securities Act, its identity and ownership of the Shares and the nature of its obligations under this Agreement, and (b) agrees to reasonably cooperate with CBS and Viacom in connection with such filings.

6.8. Such NAI Party agrees that it shall promptly furnish to CBS and Viacom any information that CBS or Viacom may reasonably request for the preparation of any such announcement, disclosure or other applicable filings. None of the information supplied or to be supplied by such NAI Party specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of CBS and Viacom, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Such NAI Party hereby agrees that it shall promptly notify CBS and Viacom of any required corrections with respect to any written information supplied by it specifically for use in any such announcement, disclosure or other applicable filings, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such NAI Party with respect to statements made or incorporated by reference therein based on information supplied by CBS or Viacom specifically for inclusion or incorporation by reference in the Registration Statement or the Consent Solicitation Statement.

6.9. As of the date hereof, none of such NAI Party or its “affiliates” or “associates” is restricted from engaging in “business combinations” with CBS pursuant to Section 203 of the DGCL (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

7. Representations, Warranties and Covenants of CBS. CBS hereby represents and warrants to Viacom and the NAI Parties as follows:

7.1. CBS is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

7.2. CBS has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by CBS of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of CBS. This Agreement has been duly executed and delivered by CBS and, assuming the due authorization, execution and delivery of this Agreement by Viacom and the NAI Parties, constitutes the legal, valid and binding obligation of CBS, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

7.3. The execution and delivery of this Agreement by CBS and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Organizational Documents of CBS or (ii) the Organizational Documents of any Subsidiary of CBS, (b) violate any Law or Order applicable to CBS or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which CBS or any of its Subsidiaries is a party or accelerate the obligations of CBS or, if applicable, any of its Subsidiaries under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of CBS or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of CBS to perform its obligations under this Agreement on a timely basis.

7.4. At least two-thirds of the members of the Board of Directors of CBS who are not affiliated or associated with the NAI Parties (as such term is defined in the Settlement Agreement) (rounded up to the nearest whole number) have approved (i) the Merger Agreement, this Agreement, the Governance Agreement, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Governance Agreement and (ii) the approval of, or consent to, the Merger Agreement, this Agreement, the Governance

Agreement, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement by the NAI Parties, in each case, for all purposes of the Settlement Agreement. For the purposes of the Settlement Agreement, such approval is irrevocable and, for the avoidance of doubt, shall continue to apply even in the event of a CBS Adverse Recommendation Change unless and until the Merger Agreement is terminated prior to the Effective Time.

7.5. Assuming the truth of the representations and warranties set forth in Section 6.9, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to CBS by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

8. Representations, Warranties and Covenants of Viacom. Viacom hereby represents and warrants to CBS and the NAI Parties as follows:

8.1. Viacom is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

8.2. Viacom has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Viacom of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of Viacom. This Agreement has been duly executed and delivered by Viacom and, assuming the due authorization, execution and delivery of this Agreement by CBS and the NAI Parties, constitutes the legal, valid and binding obligation of Viacom, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

8.3. The execution and delivery of this Agreement by Viacom and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Viacom Organizational Documents or (ii) the Organizational Documents of any of Viacom’s Subsidiaries, (b) violate any Law or Order applicable to Viacom or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Viacom or any of its Subsidiaries is a party or accelerate Viacom’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Viacom or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Viacom to perform its obligations under this Agreement on a timely basis.

8.4. No Takeover Laws apply or will apply to Viacom by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

9. Stockholder Litigation.

9.1. Viacom shall provide NAI with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against Viacom or any of its directors or officers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“Viacom Transaction Litigation”) and, subject to applicable law, shall provide NAI copies of all material pleadings with respect thereto. If any NAI Party, NAI Related Party or any of their respective officers, directors or managers is also, and remains, a party to any Viacom Transaction Litigation, (i) Viacom shall (and shall cause each of its directors and officers to) consult with NAI with respect to the defense, settlement and prosecution of such Viacom Transaction Litigation and shall consider in good faith NAI’s advice with respect to such Viacom Transaction Litigation and (ii) Viacom may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such Viacom Transaction Litigation without the prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall limit the ability of the Board of Directors of Viacom or any member thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Viacom Transaction Litigation so long as any such compromise, settlement or arrangement complies with the terms set forth on Schedule II hereto.

9.2. CBS shall provide NAI with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against CBS or any of its directors or officers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“CBS Transaction Litigation”) and, subject to applicable law, shall provide NAI copies of all material pleadings with respect thereto. If any NAI Party, NAI Related Party or any of their respective officers, directors or managers is also, and remains, a party to any CBS Transaction Litigation, (i) CBS shall (and shall cause each of its directors and officers to) consult with NAI with respect to the defense, settlement and prosecution of such CBS Transaction Litigation and shall consider in good faith NAI’s advice with respect to such CBS Transaction Litigation and (ii) CBS may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such CBS Transaction Litigation without the prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall limit the ability of the Board of Directors of CBS or any member thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any CBS Transaction Litigation so long as any such compromise, settlement or arrangement complies with the terms set forth on Schedule III hereto.

9.3. The NAI Parties shall provide both Viacom and CBS with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against any NAI Party, any NAI Related Party or any of their respective officers, directors or managers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“NAI Transaction Litigation”) and, subject to applicable law, shall provide Viacom and CBS copies of all material pleadings with respect thereto. If Viacom or any of its directors or officers is also, and remains, a party to any NAI Transaction Litigation, (i) each NAI Party shall (and shall cause each NAI Related Party and each of its and their respective officers, directors or managers to) consult with Viacom with respect to the defense, settlement and prosecution of such NAI Transaction Litigation and shall consider in good faith Viacom’s advice with respect to such NAI Transaction Litigation and (ii) no NAI Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such NAI Transaction Litigation without the prior written consent of Viacom (which consent shall not be unreasonably withheld, conditioned or delayed). If CBS or any of its directors or officers is also, and remains, a party to any NAI Transaction Litigation, (i) each NAI Party shall (and shall cause each NAI Related Party and its and their respective officers, directors or managers to) consult with CBS with respect to the defense, settlement and prosecution of such NAI Transaction Litigation and shall consider in good faith CBS’s advice with respect to such NAI Transaction Litigation and (ii) no NAI Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such NAI Transaction Litigation without the prior written consent of CBS (which consent shall not be unreasonably withheld, conditioned or delayed).

10. Modifications, Amendments and Waivers of the Merger Agreement. Each of the Merger Agreement Parties agrees not to modify, amend or waive (a) the provisions of Article 1, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit B, Exhibit C, Schedule 1.06(a), Schedule 1.06(c), Schedule 1.06(d)(i) or Schedule 1.06(d)(ii) thereto or (b) any other provision of the Merger Agreement in a manner inconsistent with Article 1, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit B, Exhibit C, Schedule 1.06(a), Schedule 1.06(c), Schedule 1.06(d)(i) or Schedule 1.06(d)(ii) thereto at any time without the express prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed).

11. Notices under the Merger Agreement. Each of the Merger Agreement Parties shall deliver a copy of any notice, request, instruction or other communication or document it gives or makes under the Merger Agreement concurrently to NAI and its counsel in accordance with Section 17.4.

12. Third Party Beneficiaries of Section 7.13 of the Merger Agreement. Each of the Merger Agreement Parties agrees that each of the NAI Parties shall be a third-party beneficiary of Section 7.13 of the Merger Agreement, entitled to enforce such section in accordance with its terms.

13. Termination. Other than Sections 7.4, 9, 13 and 17, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

14. Duties. The NAI Parties are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares or an officer, director, manager, member, settlor, beneficiary or trust of such Beneficial Owners and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of CBS or Viacom.

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in CBS or Viacom any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the NAI Parties, and neither CBS nor Viacom shall have the authority to direct the NAI Parties in the voting or disposition of any Shares, except as otherwise expressly provided herein.

16. No Obligation to Exercise. No provision of this Agreement shall require the NAI Parties to exercise any option, warrant, convertible security or other security or contract right convertible into shares of CBS Voting Common Stock or Viacom Voting Common Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of CBS Voting Common Stock or Viacom Voting Common Stock, as applicable, acquired by the NAI Parties pursuant thereto shall be Shares for all purposes hereunder.

17. Miscellaneous.

17.1. Further Assurances. CBS, Viacom and each NAI Party will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

17.2. Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of CBS, Viacom and NAI and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any purported direct or indirect assignment in violation of this Section 17.2 shall be null and void ab initio.

17.3. Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

17.4. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 17.4:

(i)	if to CBS, to:

CBS Corporation

51 W. 52nd Street

New York, NY 10019

Attention:	Laura Franco
Email:	laura.franco@cbs.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Robert B. Schumer
Ariel J. Deckelbaum
Michael Vogel
E-mail:	rschumer@paulweiss.com
ajdeckelbaum@paulweiss.com
mvogel@paulweiss.com

(ii)	if to Viacom, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Attention:	Christa A. D’Alimonte, Executive Vice President,
General Counsel and Secretary
Email:	Christa.DAlimonte@viacom.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Faiza J. Saeed
Damien R. Zoubek
O. Keith Hallam, III
E-mail:	fsaeed@cravath.com
dzoubek@cravath.com
khallam@cravath.com

(iii)	if to the NAI Parties, to:

National Amusements, Inc.

846 University Avenue

Norwood, MA 02062

Attention:	Paula Keough
Email:	pkeough@national-amusements.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Christopher E. Austin
Paul M. Tiger
E-mail:	caustin@cgsh.com
ptiger@cgsh.com

Any party may change its address for the purpose of this Section 17.4 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

17.5. Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 17.4; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b) EACH PARTY HERETO HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF

SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.5.

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.02 of the Merger Agreement). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

17.6. Interpretation. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

17.7. Entire Agreement; No Other Representations. This Agreement, the Merger Agreement, the Governance Agreement, the Settlement and Release Agreement, dated September 9, 2018, by and among CBS, NAI and certain other Persons (as amended by that certain Amendment No. 1 to Settlement and Release Agreement, dated as of the date hereof, the “Settlement Agreement”) and the Confidentiality Agreement and the exhibits and schedules hereto and thereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters. For the avoidance of doubt, this Agreement does not amend, modify or supersede in any way the Settlement Agreement, which shall remain in full force and effect.

17.8. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

17.9. Expenses. All fees and expenses incurred in connection with this Agreement and the obligations hereunder, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

17.10. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

17.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

17.12. Affiliated Entities. To the extent that any Controlled Affiliate of any NAI Party is a stockholder of CBS or Viacom, such NAI Party shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the NAI Parties and the NAI Parties, and in furtherance of the foregoing, if any Controlled Affiliate of an NAI Party becomes a Beneficial Owner of Shares on or after the date hereof, (i) such NAI Party shall give each of CBS and Viacom written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and the applicable NAI Party shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by CBS or Viacom, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the NAI Parties and the NAI Parties and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

[Signature Page to Support Agreement]

VIACOM INC.

By:	/s/ Robert M. Bakish
Name: Robert M. Bakish
Title: President & Chief Executive Officer

[Signature Page to Support Agreement]

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

NAI ENTERTAINMENT HOLDINGS LLC

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

[Signature Page to Support Agreement]

Schedule I

Schedule II

Schedule III

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

Exhibit B

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

Annex I

Form of Joinder

ANNEX E

Execution Version

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”) is entered into as of August 13, 2019 by and among:

(i) CBS Corporation (“CBS”);

(ii) Viacom Inc. (“Viacom”);

(iii) each of National Amusements, Inc. (“NAI”) and NAI Entertainment Holdings LLC (“NAIEH”);

(iv) The Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”);

(v) Sumner M. Redstone (“SMR”), individually, on behalf of his unborn and unascertained descendants and in his capacities as Chairman Emeritus of CBS, Chairman Emeritus of Viacom, an officer, director and, through the Trust, direct or indirect stockholder of NAI, an officer, manager and, through the Trust, direct or indirect member of NAIEH and settlor, beneficiary and trustee of the Trust;

(vi) Shari E. Redstone (“SER”), individually, on behalf of her unborn and unascertained descendants and in her capacities as a director and Non-Executive Vice Chair of CBS, director and Non-Executive Vice Chair of Viacom, an officer, director and, through a trust, direct or indirect stockholder of NAI and an officer and manager of NAIEH and future trustee of the Trust;

(vii) David R. Andelman (“Andelman”), individually and in his capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust;

(viii) Jill Krutick (“Krutick”), individually and in her capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust;

(ix) Tyler Korff (“T. Korff”), individually and in his capacities as a director of NAI, a manager of NAIEH and a future trustee of the Trust;

(x) Brandon Korff (“B. Korff”) and Kimberlee Ostheimer (“Ostheimer”), each individually and in his or her capacities as a director of NAI and a manager of NAIEH;

(xi) Thaddeus Jankowski (“Jankowski”), individually and in his capacities as an officer of each of the NAI Entities and a trustee of the Trust; and

(xii) Phyllis Redstone (“P. Redstone”), Norman Jacobs (“Jacobs”) and Leonard Lewin (“Lewin”), each individually and in his or her capacity as a trustee of the Trust.

The individuals and entities listed in (i) through (xii) above are collectively referred to in this Agreement as the “Parties.” The individuals listed in (vii) through (xii) are collectively referred to in this Agreement as the “Additional Parties.” Notwithstanding anything to the contrary in this Agreement, the Additional Parties shall only be bound by the following Sections of this Agreement and not by any other section or provision hereof: Sections 1 (the last paragraph only), 3 and 5 (collectively, the “Additional Parties Sections”); provided, however, that nothing in this provision limits any protections or benefits to which the Additional Parties are entitled under other sections or provisions of this Agreement.

WHEREAS, (i) CBS, NAI and NAIEH and certain other parties entered into that Settlement and Release Agreement, dated September 9, 2018 (the “NAI Settlement Agreement”), providing for, among other things, certain restrictions on actions to be taken with respect to the CBS Board and certain corporate actions to be taken by CBS and (ii) the NAI Settlement Agreement prohibited the NAI Entities and NAI Affiliated Directors (in each case, as defined in the NAI Settlement Agreement) from (A) proposing any CBS/Viacom Merger (as defined in the NAI Settlement Agreement) unless at least two-thirds of the members of the CBS Board who are not affiliated or associated with the NAI Parties (rounded up to the nearest whole number) shall have invited such proposal or (B) approving or consenting to any CBS/Viacom Merger unless at least two-thirds of the members of the CBS Board who are not affiliated or associated with the NAI Parties (rounded up to the nearest whole number) shall have approved such transaction;

WHEREAS, concurrently with the execution of this Agreement, CBS and Viacom entered into that Agreement and Plan of Merger, dated as of August 13, 2019 (the “Merger Agreement”), pursuant to which, among other things, such parties agreed to effect the Merger (as defined in the Merger Agreement), with CBS as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, CBS, Viacom, NAI and NAIEH entered into that Support Agreement, dated as of August 13, 2019 (the “NAI Support Agreement”), pursuant to which, among other things, NAI and NAIEH agreed to (i) deliver written consents with respect to at least a majority of the issued and outstanding Class A common stock of CBS adopting and approving the Merger Agreement and (ii) deliver written consents with respect to at least a majority of the issued and outstanding Class A common stock of Viacom adopting and approving the Merger Agreement;

WHEREAS, at least two-thirds of the members of the CBS Board who are not affiliated or associated with the NAI Parties have approved (i) the Merger Agreement, the NAI Support Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the NAI Support Agreement and (ii) the approval of, or consent to, the Merger Agreement, the NAI Support Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the NAI Support Agreement;

WHEREAS, in connection with the Merger, the NAI Settlement Agreement is being amended concurrently with the execution of this Agreement to remove certain restrictions with respect to CBS (such amendment, the “NAI Settlement Agreement Amendment”);

WHEREAS, this Agreement is being entered into as of the date hereof in furtherance of the transactions contemplated by the Merger Agreement and to reflect certain governance arrangements agreed to in connection therewith and shall be effective from and after the Effective Time;

WHEREAS, the CBS Board and the special committee thereof have separately reviewed the terms of this Agreement, and determined that it is in the best interests of CBS and its stockholders, other than the NAI Entities and their respective stockholders, members and subsidiaries, to enter into this Agreement;

WHEREAS, the Viacom Board and the special committee thereof have separately reviewed the terms of this Agreement, and determined that it is in the best interests of Viacom and its stockholders, other than the NAI Entities and their respective stockholders, members and subsidiaries, to enter into this Agreement;

WHEREAS, the board of directors of NAI and the board of managers of NAIEH have each separately reviewed the terms of this Agreement, and determined that it is in the best interests of NAI, NAIEH and their respective stockholders, members and subsidiaries, to enter into this Agreement; and

WHEREAS, the Trustees have separately reviewed the terms of this Agreement and determined that it is in the best interests of all beneficiaries of the Trust.

NOW THEREFORE, in consideration of the foregoing and of the material covenants and agreements of the Parties contained herein, the receipt and sufficiency of which are acknowledged by the undersigned, it is hereby agreed by and among the Parties as follows:

1.	Actions With Respect to the Surviving Corporation Board.

(a) Unless the Surviving Corporation Board determines otherwise with the Requisite Approval, each of the Surviving Corporation and the NAI Entities shall take such actions as may be necessary to ensure that (A) subject to Section 1(a)(B), the Post-Merger Directors shall constitute the only members of the Surviving Corporation Board until the second anniversary of the Closing Date, including by taking all actions necessary to recommend such persons for election to the Surviving Corporation Board and to cause such persons to be elected and/or appointed to the Surviving Corporation Board, and (B) if, at any time prior to the second anniversary of the Closing Date, any member of the Surviving Corporation Board’s service as a director ceases as a result of such director’s removal, death, retirement or resignation or a vacancy exists by virtue of there being fewer than 13 members of the Surviving Corporation Board at the Effective Time, such vacancy shall be filled as follows:

(i) if such individual is an NAI Affiliated Director, by an individual designated by the NAI Entities;

(ii) if such individual is the Chief Executive Officer, such vacancy shall be filled by the new Chief Executive Officer upon appointment by the Surviving Corporation Board; and

(iii) any other vacancy shall be filled by an Unaffiliated Independent Director approved with the Requisite Approval upon the recommendation of the Surviving Corporation’s nominating and governance committee (acting by a majority vote) following customary public company practices.

(b) Each of the NAI Entities agrees that it will not take action that would result in (i) the Surviving Corporation Board being comprised of less than a majority of Unaffiliated Independent Directors, (ii) the Surviving Corporation’s compensation committee or nominating and governance committee not being comprised of all Unaffiliated Independent Directors, or (iii) the Surviving Corporation availing itself of the controlled companies exception under the NYSE listing standards or, if the Surviving Corporation is listed on the Nasdaq Global Select Market, under the Nasdaq Global Select Market listing standards.

(c) Each of the NAI Entities agrees that, unless the Surviving Corporation Board determines otherwise with the Requisite Approval, it will not take any action that would result in the modification, amendment or repeal of, or take any action in contravention of or that conflicts with, (i) from and after the Closing Date until the second anniversary of the Closing Date, (A) Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws, including by adopting or approving (by vote, written consent or otherwise) any amendment to the Charter having such effect or (B) Article V or the last sentence of Section 3 of Article IV of the Charter or (ii) from and after the Closing Date until the fifteen month anniversary of the Closing Date, Section 4(d) of Article XI or Section 14 of Article V of the Bylaws.

The Parties acknowledge that Section 5(g) of this Agreement applies to this Section 1. For the avoidance of doubt, with respect to each action specified above in this Section 1, the NAI Parties shall be obligated to take all lawful steps within their power and authority (including voting and directing the voting of shares of the Surviving Corporation voting stock under their control) to ensure that such action (including the election as directors of the Surviving Corporation Board of persons to be nominated for election as directors of the Surviving Corporation Board) occurs as contemplated by this Section 1. The NAI Parties shall not take any action, by written consent or otherwise, to (i) remove any of the Post-Merger Directors (other than any of the NAI Affiliated Directors) or (ii) increase the size of, or create any additional vacancies on, the Surviving Corporation Board, in the case of each of clauses (i) and (ii), if doing so would be inconsistent with the terms of this Agreement, the Merger Agreement, the Charter or the Bylaws, until the second anniversary of the Closing Date, except with the Requisite Approval.

2.	Extraordinary Transactions.

The NAI Entities acknowledge and affirm they are open to exploring expressions of interest by third parties in potential business combinations or other strategic alternatives. As such, until the second anniversary of the Closing Date, the NAI Entities hereby agree to give good faith consideration to any business combination transaction or other strategic alternative involving the Surviving Corporation that the Unaffiliated Directors determine may be in the best interests of the Surviving Corporation and its stockholders.

3.	Ratification.

(a) To the extent necessary, P. Redstone, SER, Jankowski, Krutick, T. Korff, Andelman, Jacobs and Lewin, in their capacities as current and/or future Trustees of the Trust, hereby agree that entering into this Agreement is consistent with the terms of the Trust and in the best interests of the Trust and its current, contingent and remainder beneficiaries and on that basis enter into this Agreement and ratify the decision of SMR to enter into this Agreement as if it were their own.

(b) SER, T. Korff, Andelman, Krutick, Ostheimer and B. Korff, in their capacities as current and/or future directors of NAI and managers of NAIEH, hereby agree that entering into this Agreement is in the best interests of the NAI Entities.

4.	Effectiveness; Termination.

This Agreement shall become effective at the Effective Time. In the event that the Merger Agreement is terminated prior to the Effective Time in accordance with Section 9.01 thereof, this Agreement shall automatically terminate and be of no further force or effect.

5.	Miscellaneous.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns.

(b) This Agreement, the Merger Agreement, the NAI Support Agreement, the Charter, the Bylaws, the NAI Settlement Agreement, the NAI Settlement Agreement Amendment, the Confidentiality Agreement and the Clean Team Agreement (in each case, as defined in the Merger Agreement) and the exhibits and schedules hereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters. Each Party acknowledges that it is not entering into this Agreement on the basis of or in reliance upon any promise, representation or warranty other than as explicitly contained in this Agreement.

(c) This Agreement may not be modified or amended, except (i) for any modification or amendment prior to the Closing, by an instrument in writing signed by all of the Parties adversely affected thereby and (ii) for any modification or amendment following the Closing, by an instrument in writing signed by all of the Parties and third party beneficiaries adversely affected thereby (provided that if more than one third party beneficiary is adversely affected in the same manner, then consent of a majority of such third party beneficiaries so affected shall be deemed sufficient to satisfy such requirement); provided that any modification or amendment prior to the second anniversary of the Closing also requires the Requisite Approval; provided, further, that prompt notice of any modification or amendment shall be given to all Parties; provided, further, that this Agreement may be modified or amended, without a need for an instrument in writing signed by any Additional Party (and otherwise without the consent thereof or notice thereto), unless such amendment or modification is to an Additional Parties Section in which case an instrument in writing signed by any Additional Party adversely affected thereby shall be required.

(d) Each Party hereby represents and warrants with respect to itself, himself or herself, that (i) the execution and performance of this Agreement is fully authorized, (ii) with respect to any Party that is a corporation or other entity, the person or persons executing this Agreement have the necessary and appropriate authority to do so, (iii) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by a Party that has not been obtained in order to execute and perform its obligations under this Agreement and (iv) upon the due execution by the other Parties hereto, this Agreement is a valid, legal, binding and enforceable obligation of such Party. Each Party shall indemnify, defend and hold harmless each other Party from any and all Claims brought against such other Parties arising out of or relating to a breach by such first Party of any representations, warranties or covenants contained in this Agreement. Each of NAI, NAIEH, the Trust, SMR, SER and the Additional Parties hereby represents and warrants with respect to itself, himself or herself that, since September 9, 2018, there have been no amendments or modifications to the beneficial ownership, organizational structure or organizational documents of, or appointments, removals or resignations of any of the managers or trustees, as applicable, of, NAI, NAIEH or the Trust that would, or would reasonably be expected to, impact the ability of such Party to comply with its obligations under the NAI Settlement Agreement or this Agreement or accurately make the representations and warranties set forth herein.

(e) The Parties agree that each Party is entering into this Agreement by its, his or her own free will and not as the result of any undue influence or other unlawful acts by any other Party or any other person or entity.

(f) This Agreement is being entered into between sophisticated parties, each of which or whom has reviewed the Agreement, had the opportunity to discuss it with its, his or her counsel, and is fully knowledgeable about its terms and conditions. The Parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of any of them.

(g) The Parties agree to cooperate in good faith to effect all of the terms of this Agreement. The Parties further agree to execute all papers and documents and to take such other actions as may be necessary and proper to fulfill the terms and conditions of this Agreement. For the avoidance of doubt, the NAI Parties each hereby agrees, to the extent applicable, to (i) vote all shares of stock of NAI held by the Trust to fulfill their respective obligations under this Agreement and against any other action, proposal, agreement or transaction that would cause a breach of their respective obligations under this Agreement and (ii) not commit or agree to take any action or proposal, or take any action (including, without limitation, taking any action by written consent with respect to any shares of the Surviving Corporation voting stock or entering into any transaction or agreement) (A) to amend or otherwise modify the Charter or Bylaws in any manner that contravenes or conflicts with the terms of this Agreement or the Merger Agreement or (B) that would result in a breach of, or otherwise violate, any covenant, representation or warranty or any other obligation or agreement of any NAI Party under this Agreement. NAI shall vote (or cause to be voted) all shares of the Surviving Corporation voting stock held by NAI, NAIEH, any controlled corporate subsidiary or controlled corporate affiliate thereof, or any entity controlled, directly or indirectly, by NAI (excluding any such shares held by the Surviving Corporation and its subsidiaries), to fulfill its respective obligations under this Agreement and against any other action, proposal, agreement or transaction that would breach its obligations under this Agreement. In the event that any NAI Party transfers, directly or indirectly, any securities of NAI or the Surviving Corporation to any affiliate (excluding the Surviving Corporation and its subsidiaries) thereof, such NAI Party, as a condition to any such transfer, shall require such affiliate (excluding the Surviving Corporation and its subsidiaries) to agree in writing to be bound by all of the terms of this Agreement as a NAI Party as such apply to holders of securities of NAI or the Surviving Corporation. The Surviving Corporation hereby agrees to cause all of its subsidiaries to comply with the terms of this Agreement as if such subsidiaries were parties hereto.

(h) The headings in this Agreement have been inserted for reference only. Such headings shall not limit, modify or otherwise affect the terms and provisions hereof. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) EACH PARTY HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(j).

(k) This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

(l) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(m) Nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns; provided that the Unaffiliated Independent Directors shall be third party beneficiaries of this Agreement with any three Unaffiliated Independent Directors, acting together, having the right to enforce (i) the provisions hereof against the Parties, (ii) Article XI of the Bylaws and (iii) Article V, Section 1(a) of the Charter. The Surviving Corporation shall provide the resources necessary or advisable for any of the Unaffiliated Independent Directors to bring such an enforcement action, including the authority to retain and terminate outside counsel, experts, consultants or other advisors, and shall advance any fees and expenses incurred by any such group of Unaffiliated Independent Directors in connection with any such enforcement action (including the fees or expenses of any such outside counsel, experts, consultants or other advisors retained by any such group in connection therewith) upon written demand of such group.

(n) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Additional Parties” shall have the meaning set forth in the Preamble;

(ii) “Additional Parties Sections” shall have the meaning set forth in the Preamble;

(iii) “Andelman” shall have the meaning set forth in the Preamble;

(iv) “B. Korff” shall have the meaning set forth in the Preamble;

(v) “Bylaws” shall mean the Amended and Restated Bylaws of the Surviving Corporation;

(vi) “CBS” shall have the meaning set forth in the Preamble;

(vii) “CBS Board” shall mean the board of directors of CBS;

(viii) “CBS Transaction Committee” shall have the meaning set forth in the Merger Agreement;

(ix) “Charter” shall mean the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

(x) “Claim” shall mean any actual or potential claim, counterclaim, action, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, punitive damages, loss, cost or expense, and attorneys’ fees of any nature whatsoever, known or unknown, contingent or non-contingent, whether arising under state, federal or other law, or based on common law, statutory law, regulations or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory’

(xi) “Closing Date” shall have the meaning set forth in the Merger Agreement;

(xii) “Effective Time” shall have the meaning set forth in the Merger Agreement;

(xiii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(xiv) “Initial CBS Director” shall mean each of the initial members of the Surviving Corporation Board designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any Initial CBS Director ceases to serve as a member of the Surviving Corporation Board, the replacement, if any, thereof who is recommended and approved in accordance with Section 1 and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of this Agreement, then by 75% of the Unaffiliated Independent Directors);

(xv) “Initial Viacom Director” shall mean each of the initial members of the Surviving Corporation Board designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any Initial Viacom Director ceases to serve as a member of the Surviving Corporation Board, the replacement, if any, thereof who is recommended and approved in accordance with Section 1 and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of this Agreement, then by 75% of the Unaffiliated Independent Directors);

(xvi) “Jacobs” shall have the meaning set forth in the Preamble;

(xvii) “Jankowski” shall have the meaning set forth in the Preamble;

(xviii) “Krutick” shall have the meaning set forth in the Preamble;

(xix) “Lewin” shall have the meaning set forth in the Preamble;

(xx) “Merger Agreement” shall have the meaning set forth in the Recitals;

(xxi) “NAI” shall have the meaning set forth in the Preamble;

(xxii) “NAI Affiliated Directors” shall mean each member of the Surviving Corporation Board affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) with any of the NAI Entities; provided, that for the avoidance of doubt, (x) Robert N. Klieger shall constitute an NAI Affiliated Director for purposes of this Agreement and (y) any director who is appointed pursuant to Section 1(a)(i) shall constitute an NAI Affiliated Director for purposes of this Agreement;

(xxiii) “NAI Entities” shall mean, collectively, NAI and NAIEH;

(xxiv) “NAI Parties” shall mean, collectively, SMR, SER, the NAI Entities, the Trust and the other Trustees;

(xxv) “NAI Settlement Agreement” shall have the meaning set forth in the Recitals;

(xxvi) “NAI Settlement Agreement Amendment” shall have the meaning set forth in the Recitals;

(xxvii) “NAI Support Agreement” shall have the meaning set forth in the Recitals;

(xxviii) “NAIEH” shall have the meaning set forth in the Preamble;

(xxix) “P. Redstone” shall have the meaning set forth in the Preamble;

(xxx) “Parties” shall have the meaning set forth in the Preamble;

(xxxi) “Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity;

(xxxii) “Post-Merger Directors” shall mean the persons who are members of the Surviving Corporation Board at the Effective Time in accordance with the Merger Agreement or who otherwise become members of the Surviving Corporation Board in accordance with this Agreement;

(xxxiii) “Requisite Approval” shall mean approval by the Surviving Corporation Board, which approval includes approval by at least (A) a majority of the Unaffiliated Independent Directors then in office, (B) two of the Initial CBS Directors then in office and (C) two of the Initial Viacom Directors then in office;

(xxxiv) “SEC” shall mean the Securities & Exchange Commission;

(xxxv) “SER” shall have the meaning set forth in the Preamble;

(xxxvi) “SMR” shall have the meaning set forth in the Preamble;

(xxxvii) “Surviving Corporation” shall have the meaning set forth in the Recitals;

(xxxviii) “Surviving Corporation Board” shall mean the board of directors of the Surviving Corporation;

(xxxix) “T. Korff” shall have the meaning set forth in the Preamble;

(xl) “Trust” shall have the meaning set forth in the Preamble;

(xli) “Trustees” shall mean SMR, SER, T. Korff, Andelman, Krutick, Jankowski, P. Redstone, Jacobs and Lewin;

(xlii) “Unaffiliated Director” shall mean any member of the Surviving Corporation Board who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) with the NAI Parties; provided, however, that for the avoidance of doubt, (x) neither Robert N. Klieger nor any

NAI Affiliated Director shall constitute an Unaffiliated Director for purposes of this Agreement and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of Article XI of the Bylaws shall not constitute an Unaffiliated Director for purposes of this Agreement;

(xliii) “Unaffiliated Independent Director” shall mean any member of the Surviving Corporation Board (A) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) with the NAI Parties and (B) who is “independent” under applicable stock exchange and SEC rules; provided, however, that for the avoidance of doubt, (x) neither Robert N. Klieger nor any NAI Affiliated Director shall constitute an Unaffiliated Independent Director for purposes of this Agreement and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of Article XI of the Bylaws shall not constitute an Unaffiliated Independent Director for purposes of this Agreement;

(xliv) “Viacom” shall have the meaning set forth in the Preamble;

(xlv) “Viacom Board” shall mean the board of directors of Viacom; and

(xlvi) “Viacom Transaction Committee” shall have the meaning set forth in the Merger Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date set forth above.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

VIACOM INC.

By:	/s/ Robert M. Bakish
Name: Robert M. Bakish
Title: President & Chief Executive Officer

[Signature Page to Governance Agreement]

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

NAI ENTERTAINMENT HOLDINGS LLC

By:	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

/s/ Sumner M. Redstone

Sumner M. Redstone, individually, on behalf of his unborn and unascertained descendants and in his capacities as Chairman Emeritus of CBS, Chairman Emeritus of Viacom, an officer, director and, through the Trust, direct or indirect stockholder of NAI, an officer, manager and, through the Trust, direct or indirect member of NAIEH and settlor, beneficiary and trustee of the Trust

/s/ Shari E. Redstone

Shari E. Redstone, individually, on behalf of her unborn and unascertained descendants and in her capacities as a director and Non-Executive Vice Chair of CBS, director and Non-Executive Vice Chair of Viacom, an officer, director and, through a trust, direct or indirect stockholder of NAI and an officer and manager of NAIEH and future trustee of the Trust

/s/ David R. Andelman

David R. Andelman, individually, and in his capacities as a trustee of the Trust, a director of NAI and manager of NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

[Signature Page to Governance Agreement]

/s/ Jill Krutick

Jill Krutick, individually, and in her capacities as a trustee of the Trust, a director of NAI and manager of NAIEH (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Tyler Korff

Tyler Korff, individually and in his capacities as a future trustee of the Trust, a director of NAI and a manager of NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Brandon Korff

Brandon Korff, individually and in his capacity as a director of NAI and a manager of NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Kimberlee Ostheimer

Kimberlee Korff Ostheimer, individually and in her capacity as a director of NAI and a manager of NAIEH (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Thaddeus Jankowski

Thaddeus Jankowski, individually, and in his capacities as a trustee of the Trust and officer of NAI and NAIEH (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

[Signature Page to Governance Agreement]

/s/ Phyllis Redstone

Phyllis Redstone, individually, and in her capacity as a trustee of the Trust (obligating herself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to her)

/s/ Norman Jacobs

Norman Jacobs, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

/s/ Leonard Lewin

Leonard Lewin, individually, and in his capacity as a trustee of the Trust (obligating himself only as provided in the Additional Parties Sections, but subject to the protections and benefits of all other sections of the Agreement applicable to him)

[Signature Page to Governance Agreement]

ANNEX F

Execution Version

AMENDMENT NO. 1 TO

SETTLEMENT AND RELEASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 13, 2019, to that certain Settlement and Release Agreement, dated as of September 9, 2018 (as it may be amended, supplemented or modified in accordance with its terms, the “Agreement”), by and among the Parties, is hereby entered into by and among:

(i)	CBS Corporation (“CBS”);

(ii)	each of National Amusements, Inc. (“NAI”) and NAI Entertainment Holdings LLC (“NAIEH”);

(iii)	The Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”);

(iv)

Sumner M. Redstone (“SMR”), individually, on behalf of his unborn and unascertained descendants and in his capacities as Chairman Emeritus of CBS, an officer, director and, through the Trust, direct or indirect stockholder of NAI, an officer, manager and, through the Trust, direct or indirect member of NAIEH and settlor, beneficiary and trustee of the Trust;

(v)

Shari E. Redstone (“SER”), individually, on behalf of her unborn and unascertained descendants and in her capacities as a director and Non-Executive Vice Chair of CBS, an officer, director and, through a trust, direct or indirect stockholder of NAI and an officer and manager of NAIEH and future trustee of the Trust;

(vi)	David R. Andelman (“Andelman”), individually and in his capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust;

(vii)	Robert N. Klieger (“Klieger”), individually and in his capacity as a director of CBS;

(viii)	Joseph R. Ianniello (“Ianniello”), individually and in his capacity as President and Acting Chief Executive Officer of CBS;

(ix)	Gary L. Countryman (“Countryman”), Linda M. Griego (“Griego”) and Martha L. Minow (“Minow”), each individually and in his or her capacity as a director of CBS;

(x)	Jill Krutick (“Krutick”), individually and in her capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust;

(xi)	Tyler Korff (“T. Korff”), individually and in his capacities as a director of NAI, a manager of NAIEH and a future trustee of the Trust;

(xii)	Brandon Korff (“B. Korff”) and Kimberlee Ostheimer (“Ostheimer”), each individually and in his or her capacities as a director of NAI and a manager of NAIEH;

(xiii)	Thaddeus Jankowski (“Jankowski”), individually and in his capacities as an officer of each of the NAI Entities and a trustee of the Trust; and

(xiv)	Phyllis Redstone (“P. Redstone”), Norman Jacobs (“Jacobs”) and Leonard Lewin (“Lewin”), each individually and in his or her capacity as a trustee of the Trust.

The individuals and entities listed in (i) through (xiv) are collectively referred to in this Amendment as the “Amendment Parties”. Capitalized terms used but not defined in this Amendment shall have the respective meanings specified in the Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, CBS and Viacom Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of August 13, 2019 (the “Merger Agreement”), pursuant to which, among other things, Viacom agreed to merge with and into CBS (the “Merger”), with CBS surviving the Merger, upon the terms and subject to the conditions set forth therein; and

WHEREAS, in accordance with Section 14(c) of the Agreement, the Amendment Parties desire to amend certain terms of the Agreement as set forth in this Amendment, which Amendment shall be effective from and after the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in the Agreement and this Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amendment Parties agree as follows:

1.    Amendments. Each of (i) Section 1(c)-(f) (Actions with Respect to the CBS Board) and the last sentence of Section 1, and
(ii) Section 3(b)-(d) and (f) (Extraordinary Transactions), of the Agreement is hereby amended in its entirety to read as follows: “[Intentionally omitted].”

2.    Effectiveness; Termination. This Amendment shall become effective at the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement) for any reason, this Amendment shall be deemed null and void ab initio.

3.    References to the Agreement. After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment; provided, that references in the Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of September 9, 2018.

4.    No Other Amendments. Except as specifically amended by this Amendment, all of the terms, covenants and other provisions of the Agreement shall remain unchanged and continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article 14 of the Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

5.    Entire Agreement. The Merger Agreement, the Neptune Support Agreement (as defined in the Merger Agreement), the Governance Agreement (as defined in the Merger Agreement), the Confidentiality Agreement (as defined in the Merger Agreement), the Clean Team Agreement (as defined in the Merger Agreement), the Agreement (as amended by this Amendment), and the exhibits and schedules hereto and thereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date set forth above.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	President and Acting Chief Executive
Officer

[Signature Page to Amendment to Settlement and Release Agreement]

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

NAI ENTERTAINMENT HOLDINGS LLC

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

[Signature Page to Amendment to Settlement and Release Agreement]

/s/ Sumner M. Redstone
Sumner M. Redstone, individually, on behalf of his unborn and unascertained descendants and in his capacities as Chairman Emeritus of CBS, an officer, director and, through the Trust, direct or indirect stockholder of NAI, an officer, manager and, through the Trust, direct or indirect member of NAIEH and settlor, beneficiary and trustee of the Trust

/s/ Shari E. Redstone
Shari E. Redstone, individually, on behalf of her unborn and unascertained descendants and in her capacities as a director and Non-Executive Vice Chair of CBS, an officer, director and, through a trust, direct or indirect stockholder of NAI and an officer and manager of NAIEH and future trustee of the Trust

/s/ David R. Andelman
David R. Andelman, individually and in his capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust

/s/ Robert N. Klieger
Robert N. Klieger, individually and in his capacity as a director of CBS

/s/ Joseph R. Ianniello
Joseph R. Ianniello, individually and in his capacity as President and Acting Chief Executive Officer of CBS

[Signature Page to Amendment to Settlement and Release Agreement]

/s/ Gary L. Countryman
Gary L. Countryman, individually, and in his capacity as a director of CBS

/s/ Linda M. Griego
Linda M. Griego, individually, and in her capacity as a director of CBS

/s/ Martha L. Minow
Martha L. Minow, individually, and in her capacity as a director of CBS

/s/ Jill Krutick
Jill Krutick, individually and in her capacities as a director of NAI, a manager of NAIEH and a trustee of the Trust

/s/ Tyler Korff
Tyler Korff, individually and in his capacities as a director of NAI, a manager of NAIEH and a future trustee of the Trust

/s/ Brandon Korff
Brandon Korff, individually and in his capacity as a director of NAI and a manager of NAIEH

/s/ Kimberlee Korff Ostheimer
Kimberlee Korff Ostheimer, individually and in her capacities as a director of NAI and a manager of NAIEH

[Signature Page to Amendment to Settlement and Release Agreement]

/s/ Thaddeus Jankowski
Thaddeus Jankowski, individually and in his capacities as an officer of each of the NAI Entities and a trustee of the Trust

/s/ Phyllis Redstone
Phyllis Redstone, individually, and in her capacity as a trustee of the Trust

/s/ Norman Jacobs
Norman Jacobs, individually, and in his capacity as a trustee of the Trust

/s/ Leonard Lewin
Leonard Lewin, individually, and in his capacity as a trustee of the Trust

[Signature Page to Amendment to Settlement and Release Agreement]

ANNEX G

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIACOMCBS INC.

(Originally incorporated on November 10, 1986 under the name Arsenal Holdings, Inc.)

ARTICLE I

NAME

The name of this Corporation is ViacomCBS Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

Suite 400

2711 Centerville Road

Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(1) Shares, Classes and Series Authorized. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,080,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(a) 55,000,000 shares of Class A Common Stock, $0.001 par value (“Class A Common Stock”).

(b) 5,000,000,000 shares of Class B Common Stock, $0.001 par value (“Class B Common Stock”).

(c) 25,000,000 shares of Preferred Stock, $0.001 par value (“Preferred Stock”).

(2) Powers and Rights of the Class A Common Stock and the Class B Common Stock. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

(a) Voting Rights and Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights and powers set forth in Section (3) of this Article IV and in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class B Common Stock.

(b) Dividends. Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a “Share Distribution”) to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section (2)(a) of this Article IV).

(c) Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

(d) Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

(e) Conversion. So long as there are at least 5,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by delivering written notice to the Corporation’s transfer agent stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such record holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any.

(3) Powers and Rights of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any, provided that the Corporation shall not issue any Preferred Stock, or Preferred Stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of Preferred Stock, have the ability to elect a number of Directors constituting a majority of the Board of Directors unless the issuance of such Preferred Stock shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law. Notwithstanding anything herein to the contrary, in no event shall the terms of any Preferred Stock issued conflict with Article XI of the Bylaws during the Designated Period (as defined below), including with respect to any rights of such Preferred Stock to elect Directors.

(4) Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

ARTICLE V

DIRECTORS

(1) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a) To adopt, amend, alter, change or repeal the Bylaws of the Corporation; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted; provided, further, that, (i) from and after the Closing Date until the second (2nd) anniversary of the Closing Date (the “Designated Period”), the Board of Directors shall not have the power to amend, alter, change or repeal the provisions of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Article XI (other than Section 4(d) thereof) or Section 4 of Article IX of the Bylaws or other resolution inconsistent with such Articles or Sections and (ii) from and after the Closing Date until the fifteen month anniversary of the Closing Date, the Board of Directors shall not have the power to amend, alter, change, or repeal the provisions of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws (and any provision of the Bylaws making reference to any such provision), the Board of Directors shall not have the power to adopt any new or modified provision of Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, and the Board of Directors shall not recommend for (or resolve to recommend for) adoption by the stockholders of the Corporation any such amendment, alteration, change or repeal of, or any provision inconsistent with, Section 4(d) of Article XI or Section 14 of Article V of the Bylaws or other resolution inconsistent with such Articles or Sections, in each case, without the Requisite Approval;

(b) Subject to Article XI of the Bylaws, to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

(c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

(2) Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty; provided that during the Designated Period, unless the Board of Directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire Board of Directors shall be fixed at thirteen (13) directors. Directors shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. As used in this Amended and Restated Certificate of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed in the manner provided in this Article V, Section (2) and in the Bylaws.

(3) Definitions.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of August 13, 2019, among CBS Corporation, Viacom Inc., National Amusements, Inc., NAI Entertainment Holdings LLC and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Initial CBS Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).

“Initial Viacom Director” means each of the initial members of the Board of Directors designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any such director ceases to serve as a member of the Board of Directors, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of Article XI of the Bylaws and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of this Amended and Restated Certificate of Incorporation, the Bylaws or the Governance Agreement, then by 75% of the Unaffiliated Independent Directors).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2019, between CBS Corporation and Viacom Inc., as amended, restated, supplemented or otherwise modified from time to time.

“NAI Entities” means, collectively, National Amusements, Inc. (and any successor-in-interest thereto) and NAI Entertainment Holdings LLC (and any successor-in-interest thereto).

“NAI Group” means, collectively, (a) Sumner M. Redstone, (b) Shari E. Redstone, (c) the NAI Entities, (d) the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”), (e) Tyler Korff, (f) David R. Andelman, (g) Jill Krutick, (h) Thaddeus Jankowski, (i) Phyllis Redstone, (j) Norman Jacobs, (k) Leonard Lewin and (f) any other trustee of the Trust.

“Requisite Approval” means approval by the Board of Directors, which approval includes approval by at least (A) a majority of the Unaffiliated Independent Directors then in office, (B) two of the Initial CBS Directors then in office and (C) two of the Initial Viacom Directors then in office.

“Unaffiliated Independent Director” means any member of the Board of Directors (A) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any member of the NAI Group and (B) who is “independent” under applicable stock exchange and U.S. Securities and Exchange Commission rules; provided, however, that for the avoidance of doubt, (x) Robert N. Klieger shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of Article XI of the Bylaws shall not constitute an Unaffiliated Independent Director for purposes of this Amended and Restated Certificate of Incorporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(1) Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or officer of the

Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(2) Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(3) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a present Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VI; provided, further, that a former Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present Director or officer of the Corporation pursuant to this Section (3).

(4) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director or officer of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

(5) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

(6) Certain Definitions. For the purposes of this Article VI, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(7) Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation

(including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

(8) Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

(1) Limitation on Liability. A Director’s liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law. In particular, no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (d) for any transaction from which the Director derived an improper personal benefit.

(2) Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

(3) Amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a Director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

(1) Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

(2) Construction. Each reference in this Amended and Restated Certificate of Incorporation to “the Amended and Restated Certificate of Incorporation,” “hereunder,” “hereof,” or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

ARTICLE IX

VOTING RIGHTS

In addition to any other approval required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

The Corporation shall not and shall not have the legal power to do any of the following without the prior written consent of the holders of a majority of the Class A Common Stock (“Common A Holders”), which consent may be granted or withheld by Common A Holders in their sole discretion:

(1) to enter into any agreement regarding, or consummate, any Paramount Transaction (as defined below),

(2) vote or provide the consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity (as defined below) owned or held, directly or indirectly, by the Corporation or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction, or

(3) whether by merger, consolidation, reorganization or otherwise, amend this Amended and Restated Certificate of Incorporation in a manner that will or may eliminate or change in any way any of the approval rights of the Class A Common Stock with respect to any of the matters described in this Article IX, subsection (1) through (3).

“Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Corporation and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) Any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares or capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of the Corporation involved with or supporting, in either case, in a material respect, the Corporation’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company;

(ii) Any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

ARTICLE X

STOCK OWNERSHIP

AND THE FEDERAL COMMUNICATIONS LAWS

(1) Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article X, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(2) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

(3) Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section (2) of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock held by such stockholder into an equal number of shares of Class B Common Stock, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (3), and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section (3) shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section (3) shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section (3):

(A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the NASDAQ Global Select Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.

(B) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section (3).

(C) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section (3), at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section (3) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(4) Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(5) Certain Definitions. For purposes of this Article, the word “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

COMPROMISE AND REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ANNEX H

AMENDED AND RESTATED

BYLAWS

OF

VIACOMCBS INC.

ARTICLE I

OFFICES

Section 1. The registered offices of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Meetings of stockholders may be held at such time and place, within and without the State of Delaware, as shall be stated in the notice of the meeting or in a valid waiver of notice thereof. The annual meeting of stockholders may be held at such place, within or without the State of Delaware, as shall be designated by the board of directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. The annual meeting of stockholders for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting shall be held at such date and hour as shall be determined by the board of directors.

Section 3. Whenever stockholders are required or permitted to take any action at a meeting, notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting), and in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law) or the Amended and Restated Certificate of Incorporation, the notice of any meeting shall be given, not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The board of directors may postpone or reschedule any previously scheduled meeting.

Section 4. Subject to Article XI, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation, may be called by the affirmative vote of a majority of the board of directors, the Chairman of the Board or the Chief Executive Officer and shall be called by the Chairman of the Board, the Chief Executive Officer or Secretary at the request in writing of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, acting together as a single class. Such request shall state the purpose or purposes of the proposed meeting.

Section 5. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 6. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept open at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 7. The holders of a majority of the aggregate voting power of the shares of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by applicable law or by the Amended and Restated Certificate of Incorporation. Whether or not a quorum is present, the chairman of the meeting or the holders of a majority of the aggregate voting power of the shares of capital stock entitled to vote who are present in person or represented by proxy at the meeting shall have the power to adjourn the meeting from time to time.

Section 8. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed, notice of the time and place of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Article VI, Section 2(a) of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the aggregate voting power of the shares of the capital stock entitled to vote who are present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by provision of applicable law or of the Amended and Restated Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 10. At every meeting of the stockholders, each stockholder shall be entitled to vote, in person or by a valid proxy given by the stockholder or his or her duly authorized attorney-in-fact, each share of the capital stock having voting power held by such stockholder in accordance with the provisions of the Amended and Restated Certificate of Incorporation and, if applicable, the certificate of designations relating thereto, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 11. Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken, shall be signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered and dated as required by law. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Secretary shall file such consents with the minutes of the meetings of the stockholders.

Section 12. At all meetings of stockholders, the chairman of the meeting shall have absolute authority over matters of procedure, and there shall be no appeal from the ruling of the chairman.

Section 13. Attendance of a stockholder, in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where the stockholder, in person or by proxy, attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 14. Notice of Director Nominations and Stockholder Business.

(a) Nominations of persons for election to the board of directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of the stockholders only (i) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (ii) by or at the direction of the board of directors, (iii) by any stockholder or stockholders that, pursuant to Section 11 hereof, represent a sufficient number of votes to take such action by written consent without a meeting or (iv) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of the notice provided for in this Section 14, who is entitled to vote at the meeting and who complies fully with the notice requirements and other procedures set forth in this Section 14.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 14(a)(iv) above, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and any such proposed business, other than the nomination of persons for election to the board of directors, must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be sent and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days earlier or more than sixty (60) days later than such anniversary date, notice by the stockholder to be timely must be so sent and received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein. To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration or any amendment to any Corporation document intended to be presented at the meeting), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (D) a representation whether the stockholder or the beneficial owner, if any, intends to solicit proxies in support of such nomination or proposal, including whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to adopt and/or carry out the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(c) Notwithstanding anything in this Section 14 to the contrary, in the event that the number of directors to be elected to the board of directors of the Corporation at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased board of directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be sent and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d) Only such business shall be conducted at a special meeting of stockholders as shall have been stated in the Corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the board of directors, (ii) by any stockholder or stockholders that, pursuant to Section 11 hereof, represent a sufficient number of votes to take such action by written consent without a meeting or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of the notice provided for in this Section 14, who is entitled to vote at the meeting and who complies fully with the notice requirements and other procedures set forth in this Section 14. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (b) of this Section 14 shall be sent and received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described herein.

(e) Only such persons who are nominated in accordance with the requirements and procedures set forth in this Section 14 shall be eligible and qualified to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 14. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the requirements and procedures set forth in this Section 14 (including whether the stockholder or beneficial owner, if any, on whose behalf the nominee or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (b)(iii)(D) of this Section 14) and, in the event any proposed nomination or business was not so made or proposed in compliance with this Section 14, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 14, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 14, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Section 14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or any comparable or successor national news service or in a document publicly filed by the Corporation with the Securities Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 14. Nothing in this Section 14 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of Regulation 14A under the Exchange Act (or any successor provision thereto).

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the entire board of directors shall be fixed as set forth in Article V of the Amended and Restated Certificate of Incorporation.

Section 2. Subject to Article XI and the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation then outstanding (other than Common Stock), vacancies in the board of directors for any reason, including by reason of an increase in the authorized number of directors, shall, if occurring prior to the expiration of the term of office in which the vacancy occurs, be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and, subject to Article IX, the directors so chosen shall hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. Subject to Article XI, if there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. Subject to Article XI, the property and business of the Corporation shall be controlled and managed in accordance with the terms of the Amended and Restated Certificate of Incorporation by its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Amended and Restated Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

Section 4. The board of directors of the Corporation, or any committees thereof, may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5. A regular annual meeting of the board of directors, including newly elected directors, shall be held in connection with each annual meeting of stockholders at the place of such stockholders’ meeting, and no notice of such meeting to the directors shall be necessary in order legally to constitute the meeting, provided that a quorum shall be present. If such meeting is held at any other time or place, notice thereof must be given or waived as hereinafter provided for special meetings of the board of directors.

Section 6. Additional regular meetings of the board of directors shall be held on such dates and at such times and at such places as shall from time to time be determined by the board of directors.

Section 7. The Chairman of the Board or the Chief Executive Officer may call a special meeting of the board of directors at any time by giving notice as provided in these bylaws to each member of the board at least twenty-four (24) hours before the time appointed. Every such notice shall state the time and place but need not state the purpose of the meeting. Notwithstanding anything to the contrary herein, the board of directors may not consider any issuance of shares of Class A common stock or other voting securities of the Corporation or any of its subsidiaries at any annual, regular or special meeting unless notice of such proposed issuance shall have been provided personally, orally by telephone or by electronic transmission to each member of the board at least ten (10) business days prior to such meeting.

Section 8. At all meetings of the board a majority of the entire board of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Amended and Restated Certificate of Incorporation or these bylaws. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(A) “Paramount Transaction” means any of the following actions or events: to authorize, enter into, commit to or otherwise legally bind the Corporation and its subsidiaries taken as a whole (the “Company”) to any transaction not in the ordinary course of business consistent with past practice (by joint venture, consortium, affiliation, agreement, guarantee, understanding or otherwise), for:

(i) any sale, issuance, transfer, redemption, lien, encumbrance, or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (A) any shares of capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”) or of any direct or indirect subsidiary of the Corporation involved with or supporting, in either case, in a material respect, the Corporation’s filmed entertainment business or any other business of Paramount (Paramount and each such subsidiary, a “Paramount Entity”), or (B) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity, in any case to a party that is not the Company, or

(ii) any sale, transfer, license, lien, encumbrance or other disposition of any material asset of (A) any Paramount Entity or (B) the Paramount Entities taken as a whole, in each case, to a party that is not the Company.

(B) Notwithstanding the foregoing, none of the board, any committee thereof, any member of the board or any executive officer shall, or shall have the power to, authorize, agree to, knowingly cause or permit or take, directly or indirectly, any “Paramount Transaction” without the prior consent of at least 67% of the members of the board.

Section 9. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, setting forth the action so taken, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Section 10. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, members of the board of directors, or any committee thereof, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS

Section 11. Designation of Committees. Subject to Article XI, the board of directors may, by resolution passed by a majority of the board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Section 12. Vacancies. Subject to Article XI, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

Section 13. Powers. Subject to Article XI, any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors to the extent provided by Section 141(c) of the Delaware General Corporation Law as it exists now or may hereafter be amended.

Section 14. Minutes. Each committee of the board of directors shall keep regular minutes of its meetings and report the same to the board of directors when required.

COMPENSATION OF DIRECTORS

Section 15. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors. All directors may be paid their expenses, if any, of attendance at each meeting of the board of directors, and directors who are not full-time employees of the Corporation may be paid a fixed sum for attendance at each meeting of the board of directors, and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and expenses for attending committee meetings.

REMOVAL OF DIRECTORS

Section 16. Subject to Article XI and the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any or all directors may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all the aggregate voting power of outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class at a special meeting of stockholders called expressly for that purpose; provided that, subject to Article XI, any director may be removed from office by the affirmative vote of a majority of the board of directors, at any time prior to the expiration of his or her term of office, as provided by law, in the event a director is in breach of any agreement between such director and the Corporation relating to such director’s service as a director or employee of the Corporation.

ARTICLE IV

NOTICES

Section 1. Whenever, under the provisions of applicable law, the Amended and Restated Certificate of Incorporation or these bylaws, notice is required to be given to (a) any director, it shall be construed to mean oral notice given telephonically or written or printed notice given either personally or by mail, wire or electronic transmission, or (b) any stockholder, it shall be construed to mean written or printed notice given either personally or by mail, wire or electronic transmission in the manner and to the extent provided by Section 232 of the Delaware General Corporation Law, in each case, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage or other charges thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or at the appropriate office for transmission by wire or, in the case of electronic transmission, at the time specified by Section 232 of the Delaware General Corporation Law.

Section 2. Whenever any notice is required to be given under the provisions of applicable law or of the Amended and Restated Certificate of Incorporation or of these bylaws, a waiver thereof in writing or by electronic transmission, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 3. Attendance at a meeting shall constitute a waiver of notice except where a director or stockholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 4. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

ARTICLE V

OFFICERS

Section 1. Subject to Article XI, the officers of the Corporation shall be elected by the board of directors at its first meeting in connection with each annual meeting of the stockholders and shall be a Chief Executive Officer, a Chief Financial Officer, a Chairman and CEO of CBS (until the Specified CBS Date) and/or a Treasurer and a Secretary. Subject to Article XI, the board of directors may also elect a Chairman of the Board, one or more Presidents and Vice Presidents and one or more Assistant Treasurers and Assistant Secretaries, and such other officers as the board of directors deems appropriate. Any number of offices may be held by the same person. Vice Presidents may be given distinctive designations such as Executive Vice President or Senior Vice President. Subject to Article XI, at the time of election, the board of directors may determine that the Chairman of the Board shall be a Non-Executive Chairman of the Board.

Section 2. Subject to Article XI, the board of directors may elect such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

Section 3. Subject to Article XI, the officers of the Corporation shall hold office until their successors are elected or appointed and qualify or until their earlier resignation or removal. Subject to Article XI, any officer elected or appointed by the board of directors may be removed at any time with or without cause by the affirmative vote of majority of the board of directors. Subject to Article XI, any vacancy occurring in any office of the Corporation shall be filled by the board of directors.

CHAIRMAN OF THE BOARD

Section 4. The Chairman of the Board, if any shall be elected, shall preside at all meetings of the board of directors and the stockholders and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the board of directors.

THE CHIEF EXECUTIVE OFFICER

Section 5. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the general powers and duties of supervision, management and control of the business and affairs of the Corporation, subject to the control of the board of directors. The Chief Executive Officer shall perform the duties and exercise the powers incident to the office of Chief Executive Officer and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the board of directors or these bylaws.

THE PRESIDENT

Section 6. The President, if any shall be elected, shall, under the direction of the Chief Executive Officer, be responsible for the operations of the Corporation and shall have all the powers, rights, functions and responsibilities normally exercised by a president. The President shall have such other powers and perform such other duties as may from time to time be assigned to the President by the Chief Executive Officer, the board of directors or these bylaws.

THE VICE PRESIDENTS

Section 7. The Vice Presidents, if any shall be elected, shall have such powers and perform such duties as may from time to time be assigned to them by the board of directors or the Chief Executive Officer.

THE SECRETARY AND ASSISTANT SECRETARY

Section 8. The Secretary, if any shall be elected, shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees of the board of directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and the special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the Chief Executive Officer, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 9. The Assistant Secretary, if any shall be elected, or if there be more than one, the Assistant Secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall have such other powers and perform such other duties as may from time to time be assigned to them by the board of directors, the Chief Executive Officer or the Secretary.

THE TREASURER AND ASSISTANT TREASURERS

Section 10. The Treasurer, under the supervision of the Chief Executive Officer, shall have charge of the corporate funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by or at the direction of the board of directors.

Section 11. The Treasurer shall disburse or cause to be disbursed the funds of the Corporation as may be ordered by or at the direction of the Chief Executive Officer or the board of directors, taking proper vouchers for such disbursements, and subject to the supervision of the Chief Executive Officer, shall render to the board of directors, when they or either of them so require, an account of his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 12. If required by the board of directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 13. The Assistant Treasurer, if any shall be elected, or if there shall be more than one, the Assistant Treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall have such other powers and perform such other duties as may from time to time be assigned to them by the board of directors, the Chief Financial Officer or the Treasurer.

CHAIRMAN AND CEO OF CBS

Section 14. Subject to the provisions of Article XI, the Chairman and CEO of CBS, if any shall be elected, shall be an officer of the Corporation and shall be the chief executive officer of the Corporation’s CBS business, reporting to the Chief Executive Officer of the Corporation, and shall have the general powers and duties of supervision, management and control of the business and affairs of the Corporation’s CBS business and such other powers and duties, in each case, as further described in the employment agreement between such officer and the Corporation (or one of its subsidiaries). Subject to the provisions of Article XI, the Chairman and CEO of CBS shall perform the duties and exercise the powers incident to the office of chief executive officer of such business.

Section 15. In addition to the corporate officers elected by the board of directors pursuant to this Article V, the Chief Executive Officer may, from time to time, appoint one or more other persons as appointed officers who shall not be deemed to be corporate officers, but may, respectively, be designated with such titles as the Chief Executive Officer may deem appropriate. The Chief Executive Officer may prescribe the powers to be exercised and the duties to be performed by each such appointed officer, may designate the term for which each such appointment is made, and may, from time to time, terminate any or all of such appointments. Such appointments and termination of appointments shall be reported to the board of directors.

ARTICLE VI

TRANSFERS OF STOCK

Section 1. Unless otherwise provided by resolution of the board of directors, each class or series of the shares of capital stock in the Corporation shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form. Shares shall be transferable only on the books of the Corporation by the holder thereof in person or by attorney upon presentment of proper evidence of succession, assignation or authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

FIXING RECORD DATE

Section 2. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall, except as otherwise required by applicable law, not be more than sixty nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors and no prior action by the board of directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 11 hereof. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

REGISTERED STOCKHOLDERS

Section 3. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

INDEMNIFICATION OF EMPLOYEES

Section 1. Right to Indemnification. The Corporation shall indemnify any present or former employee of the Corporation who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 7 of this Article VII with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the board of directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Section 2. Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 3. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate, by resolution of the board of directors.

Section 4. Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any employee of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was an employee of the Corporation, or is or was serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

Section 6. Certain Definitions. For the purposes of this Article VII, (a) any employee of the Corporation who shall serve or has served as an employee of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former employee of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such employee at the request of the Corporation, unless the board of directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such employee at the request of the Corporation, the board of directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VII, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was an employee of such a constituent corporation, or is or was serving at the request of such constituent corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity. For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as an employee of the Corporation which imposes duties on, or involves services by, such employee with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

Section 7. Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section 1 of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 1 of this Article VII shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article VII shall include reasonable documentation of the expenses incurred by the indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Section 7(a) of this Article VII, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking to the extent an undertaking would be required of a present director or officer of the Corporation pursuant to Article VI of the Amended and Restated Certificate of Incorporation of the Corporation (an “undertaking”), the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 8. Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee of the Corporation, or has ceased to serve at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VII by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of an employee of the Corporation, or any person serving at the request of the Corporation as an employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, the Corporation’s Amended and Restated Certificate of Incorporation, or these bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the Corporation’s Amended and Restated Certificate of Incorporation or these bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof, (v) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, or (vi) any action or proceeding to determine the result of any vote or action by written consent of stockholders. The board of directors may consent in writing to the selection of an alternative forum; provided, however, that any such consent shall require the affirmative vote of all the directors then in office.

ARTICLE IX

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of the Amended and Restated Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of any statute, the Amended and Restated Certificate of Incorporation and these bylaws.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

Section 3. All checks or demands for money of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 4. The fiscal year of the Corporation shall end on December 31 unless otherwise specified by the board of directors.

SEAL

Section 5. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE X

AMENDMENTS

In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation; provided, subject to Article XI, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation.

ARTICLE XI

DESIGNATED PERIOD

Section 1. Definitions.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Closing Date CEO” means the individual designated to serve as the Chief Executive Officer of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date CFO” means the individual designated to serve as the Chief Financial Officer of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date Chairman and CEO of CBS” means the individual designated to serve as the Chairman and CEO of CBS at the Effective Time in accordance with the Merger Agreement.

“Closing Date General Counsel” means the individual designated to serve as the General Counsel of the Corporation at the Effective Time in accordance with the Merger Agreement.

“Closing Date General Counsel of CBS” means the individual designated to serve as the General Counsel of the Corporation’s CBS business at the Effective Time in accordance with the Merger Agreement.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Existing Specified Executives” means each of Robert M. Bakish, Christina Spade, Christa D’Alimonte, Joseph R. Ianniello and Laura Franco.

“Initial CBS Director” means each of the initial members of the board of directors of the Corporation designated pursuant to Section 1.06(a)(i) of the Merger Agreement and, in the event any such director ceases to serve as a member of the board of directors of the Corporation, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of this Article XI and, in connection with such appointment, a majority of the Initial CBS Directors then in office vote in favor of such person becoming an Initial CBS Director (or if there are no such Initial CBS Directors then in office other than as a result of removal in breach of these Bylaws, then by at least 75% of the Unaffiliated Independent Directors).

“Initial Viacom Director” means each of the initial members of the board of directors of the Corporation designated pursuant to Section 1.06(a)(ii) of the Merger Agreement and, in the event any such director ceases to serve as a member of the board of directors of the Corporation, the replacement, if any, thereof who is recommended and approved in accordance with Section 2(c) of this Article XI and, in connection with such appointment, a majority of the Initial Viacom Directors then in office vote in favor of such person becoming an Initial Viacom Director (or if there are no such Initial Viacom Directors then in office other than as a result of removal in breach of these Bylaws, then by at least 75% of the Unaffiliated Independent Directors).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 13, 2019, between CBS Corporation and Viacom Inc., as amended, restated, supplemented or otherwise modified from time to time.

“NAI” means National Amusements, Inc. (and any successor-in-interest thereto).

“NAI Affiliated Directors” means each member of the board of directors of the Corporation affiliated with or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any of the NAI Entities; provided, that for the avoidance of doubt, (x) Robert N. Klieger shall constitute an NAI Affiliated Director for purposes of these Bylaws and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of this Article XI shall constitute an NAI Affiliated Director for purposes of these Bylaws.

“NAI Entities” means, collectively, NAI and NAIEH.

“NAI Group” means, collectively, (a) Sumner M. Redstone, (b) Shari E. Redstone, (c) the NAI Entities, (d) the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended (the “Trust”), (e) Tyler Korff, (f) David R. Andelman, (g) Jill Krutick, (h) Thaddeus Jankowski, (i) Phyllis Redstone, (j) Norman Jacobs, (k) Leonard Lewin and (f) any other trustee of the Trust.

“NAIEH” means NAI Entertainment Holdings LLC (and any successor-in-interest thereto).

“Requisite Approval” means approval by the board of directors of the Corporation, which approval includes approval by at least (i) a majority of the Unaffiliated Independent Directors then in office, (ii) two of the Initial CBS Directors then in office and (iii) two of the Initial Viacom Directors then in office.

“Specified CBS Date” means the earliest to occur of (a) the Closing Date Chairman and CEO of CBS’s voluntary departure from this Corporation and (b) the date that is fifteen months after the Closing Date.

“Specified Executive” means an employee who (i) serves in the capacity of (or who would, if appointed, serve in the capacity of) chief operating officer of the Corporation or any other position with substantially similar responsibilities or (ii) served as chief executive officer, chief financial officer, chief operating officer or general counsel at CBS Corporation or Viacom Inc. at any time prior to the Effective Time (excluding, for the avoidance of doubt, the Existing Specified Executives).

“Unaffiliated Independent Director” means any member of the board of directors of the Corporation (i) who is not affiliated or associated (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) with any member of the NAI Group and (ii) who is “independent” under applicable stock exchange and U.S. Securities and Exchange Commission rules; provided, however, that (x) for the avoidance of doubt, Robert N. Klieger shall not constitute an Unaffiliated Independent Director for purposes of these Bylaws and (y) any director who filled a vacancy pursuant to the proviso of Section 2(c) of this Article XI shall not constitute an Unaffiliated Independent Director for purposes of these Bylaws.

Section 2. Board of Directors.

(a) As of the Effective Time, the board of directors shall be composed of: (i) the six (6) Initial CBS Directors; (ii) the four (4) Initial Viacom Directors; (iii) two (2) NAI Affiliated Directors; and (iv) the Chief Executive Officer.

(b) From and after the Closing Date until the second (2nd) anniversary of the Closing Date (the “Designated Period”), unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the number of directors constituting the entire board of directors shall be fixed at thirteen (13) members.

(c) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, any vacancy on the board of directors shall be filled by a nominee approved by the board of directors with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices; provided, that if such vacancy is created by virtue of an NAI Affiliated Director ceasing to serve on the board of directors then such vacancy may be filled by the stockholders of the Corporation in accordance with these bylaws and the Amended and Restated Certificate of Incorporation of the Corporation.

(d) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, any candidate approved for nomination or nominated by the board of directors for election to the board of directors at any meeting of stockholders at which the stockholders of the Corporation shall elect directors of the Corporation must have been approved with the Requisite Approval upon the recommendation of the Nominating and Governance Committee (acting by a majority vote) following customary public company practices; provided, that if such candidate is an Initial CBS Director, Initial Viacom Director or NAI Affiliated Director serving on the board of directors at the time such approval is sought, such approval need only have been by the affirmative vote of at least a majority of the then-serving directors.

Section 3. Board Committees.

(a) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the board of directors shall designate, establish and maintain the following standing committees (each, a “Specified Post-Merger Committee”): (A) the Audit Committee, (B) the Nominating and Governance Committee and (C) the Compensation Committee.

(b) As of the Effective Time, each Specified Post-Merger Committee shall be composed solely of an equal number of Initial CBS Directors and Initial Viacom Directors. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the members of each Specified Post-Merger Committee (including the initial members as of the Effective Time) shall be designated, appointed and approved by the board of directors acting with the Requisite Approval. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, each Specified Post-Merger Committee shall be composed solely of an equal number of the Initial CBS Directors and Initial Viacom Directors; provided that each such member must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.

(c) As of the Effective Time, (i) the chairperson of the Audit Committee shall be an Initial CBS Director, (ii) the chairperson of the Nominating and Governance Committee shall be an Initial Viacom Director, and (iii) the chairperson of the Compensation Committee shall be an Initial CBS Director. During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, (x) the chairperson of the Audit Committee shall be an Initial CBS Director, (y) the chairperson of the Nominating and Governance Committee shall be an Initial Viacom Director, and (z) the chairperson of the Compensation Committee shall be an Initial CBS Director; provided that each such designated chairperson must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.

Section 4. Management.

(a) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the Closing Date CEO, Closing Date CFO, Closing Date General Counsel and Closing Date General Counsel of CBS shall serve as (i) the Chief Executive Officer of the Corporation, (ii) Executive Vice President, Chief Financial Officer of the Corporation, (iii) Executive Vice President, General Counsel of the Corporation and (iv) Executive Vice President of the Corporation and General Counsel of the Corporation’s CBS business, respectively, except in the case of such officers’ voluntary departure from the Corporation.

(b) During the period commencing on the Closing Date and ending on the Specified CBS Date, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the Closing Date Chairman and CEO of CBS shall serve as the Chairman and CEO of CBS with the oversight, duties and responsibilities set forth in such individual’s employment agreement as in effect at the Effective Date.

(c) During the Designated Period, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the following actions by the Corporation or any of its subsidiaries shall require the Requisite Approval:

(i) the election, hiring or appointment (or similar act) of any Specified Executive;

(ii) the termination or removal (or similar act) of any Existing Specified Executive (other than the Chairman and CEO of CBS);

(iii) any modification to any of the duties, authority or reporting relationships of the Existing Specified Executives (other than the Chairman and CEO of CBS) having a material effect (it being understood and agreed that the election, hiring or appointment (or similar act) of any person with duties, title or authority substantially similar to any Existing Specified Executive (other than the Chairman and CEO of CBS) while such Existing Specified Executive is concurrently serving in such office shall constitute such a modification having a material effect); and

(iv) any modification to the compensation arrangements of the Existing Specified Executives (other than the Chairman and CEO of CBS) having a material effect.

(d) During the period commencing on the Closing Date and ending on the Specified CBS Date, unless the board of directors shall have adopted a resolution to the contrary that was approved with the Requisite Approval, the following actions by the Corporation or any of its subsidiaries shall require the Requisite Approval:

(i) the election, hiring, appointment, termination or removal of the Chairman and CEO of CBS;

(ii) any modification to any of the duties, authority or reporting relationships of the Chairman and CEO of CBS having a material effect (it being understood and agreed that the election, hiring or appointment (or similar act) of any person with duties, title or authority substantially similar to the Chairman and CEO of CBS while the Chairman and CEO of CBS is concurrently serving in such office shall constitute such a modification having a material effect); and

(iii) any modification to the compensation arrangements of the Chairman and CEO of CBS having a material effect.

Section 5. Amendment. During (i) the Designated Period, the board of directors shall not modify, amend, or repeal any provision of this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX (or any provision of these bylaws making reference to any such provision) and the board of directors shall not adopt any other resolution inconsistent with this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX (or any provision of these bylaws making reference to any such provision), and the board of directors shall not recommend for adoption or resolution by the stockholders of any such modification, amendment, repeal or inconsistent provision of this Article XI (other than Section 4(d) hereof) or Section 4 of Article IX and (ii) the period commencing on the Closing Date and ending on the Specified CBS Date, the board of directors shall not modify, amend, or repeal any provision of Section 4(d) of this Article XI or Section 14 of Article V (or any provision of these bylaws making reference to any such provision) and the board of directors shall not adopt any other resolution inconsistent with Section 4(d) of this Article XI or Section 14 of Article V (or any provision of these bylaws making reference to any such provision), and the board of directors shall not recommend for adoption or resolution by the stockholders of any such modification, amendment, repeal or inconsistent provision of Section 4(d) of Article XI or Section 14 of Article V (each of clauses (i) and (ii), an “Amendment”), without the Requisite Approval.

Section 6. In the event of any inconsistency between any other provision of these bylaws (other than this Article XI), on the one hand, and any provision of this Article XI, on the other hand, the provisions of this Article XI shall control.

ANNEX I

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

August 13, 2019

The Special Committee of the Board of Directors

CBS Corporation

51 West 52nd Street

New York, New York 10019

The Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of CBS Class A common stock and CBS Class B common stock (collectively, “CBS Common Stock”), each with a par value of $0.001 per share (other than any shares of (A) CBS Common Stock held by National Amusements, Inc., NAI Entertainment Holdings LLC or any other affiliate of CBS or Viacom and (B) CBS Common Stock held by CBS or any of its subsidiaries as treasury shares (all such shares in clauses (A) and (B), collectively, the “Excluded Shares”)), of CBS Corporation, a Delaware corporation (“CBS”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and between CBS and Viacom Inc., a Delaware corporation (“Viacom”). The Agreement provides that Viacom will be merged with and into CBS (the “Transaction”), with CBS as the surviving entity, and each issued and outstanding share of Viacom Class A common stock and Viacom Class B common stock, each with a par value of $0.001 per share (each, a “Viacom Common Share”), immediately prior to the effective time of the Transaction (including any Viacom Common Shares held by any subsidiary of Viacom but other than (A) Viacom Common Shares held by Viacom as treasury shares and (B) Viacom Common Shares held by CBS), will be converted into the right to receive 0.59625 (the “Exchange Ratio”) shares of CBS Class A common stock and CBS Class B common stock, respectively, each with a par value of $0.001 per share. The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Special Committee of the Board of Directors of CBS in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion, a portion of which is payable upon the earlier of October 1, 2019 and the execution of the Agreement, and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, CBS has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide financial advisory services to a special committee of the Board of Directors of CBS in connection with a potential transaction between CBS and Viacom in 2018, and we received compensation from CBS for such services. In the past two years, we have not been engaged to provide financial advisory or other services to Viacom, and we have not received any compensation from Viacom during such period. We may provide investment banking and other services to or with respect to CBS or Viacom or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers,

The Special Committee of the Board of Directors

CBS Corporation

August 13, 2019

members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, CBS, Viacom, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated August 10, 2019 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of CBS for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, and Annual Reports on Form 10-K of Viacom for the years ended September 30, 2018, September 30, 2017 and September 30, 2016; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CBS and Viacom; (iv) certain publicly available research analyst reports for CBS and Viacom; (v) certain other communications from CBS and Viacom to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CBS, including certain financial forecasts, analyses and projections relating to CBS prepared by management of CBS and furnished to us by CBS for purposes of our analysis (the “CBS Forecasts”) (collectively, the “CBS Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Viacom prepared by the management of Viacom and furnished to us by CBS for purposes of our analysis (the “Viacom Internal Data”); (viii) certain financial forecasts, analyses and projections relating to Viacom prepared by management of Viacom and adjusted by management of CBS and furnished to us by CBS for purposes of our analysis (the “Viacom Forecasts”); and (ix) and certain cost savings and operating synergies projected by the management of CBS to result from the Transaction furnished to us by CBS for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of CBS and Viacom regarding their assessment of the CBS Internal Data (including, without limitation, the CBS Forecasts), the Viacom Internal Data, the Viacom Forecasts and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for CBS and Viacom and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the CBS Internal Data (including, without limitation, the CBS Forecasts), CBS management’s adjustments to the Viacom Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CBS as to the matters covered thereby and that the Viacom Internal Data and the Viacom Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Viacom as to the matters covered thereby, and we have relied, at your direction, on the CBS Internal Data (including, without limitation, the CBS Forecasts), the Viacom Internal Data, the Viacom Forecasts and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the CBS Internal Data (including, without limitation, the CBS Forecasts), Viacom Internal Data, the Viacom Forecasts or the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CBS or Viacom, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of CBS or Viacom. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and

The Special Committee of the Board of Directors

CBS Corporation

August 13, 2019

in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of CBS or Viacom, or the ability of CBS or Viacom to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, CBS’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to CBS or in which CBS might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the outstanding shares of CBS Common Stock (other than Excluded Shares) of the Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities or the Excluded Shares, creditors or other constituencies of CBS or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of CBS or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of CBS and Viacom. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of shares of CBS Class A common stock or CBS Class B common stock actually will be when issued pursuant to the Transaction or the prices at which the shares of CBS Class A common stock, CBS Class B common stock, Viacom Class A common stock or Viacom Class B common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. We have assumed, with the consent of the Special Committee, that the voting rights per share of CBS Class A common stock will remain the same immediately following the consummation of the Transaction as at the date hereof and that the voting rights per share of CBS Class B common stock will remain the same immediately following the consummation of the Transaction as at the date hereof. We express no view or opinion as to the relative values of shares of CBS Class A common stock and CBS Class B common stock or the relative fairness of the Exchange Ratio to the holders of shares of CBS Class A common stock and holders of shares of CBS Class B common stock. Our opinion does not constitute a recommendation to any stockholder of CBS or any other person as to how such stockholder or other person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of CBS (in their capacity as directors and not in

The Special Committee of the Board of Directors

CBS Corporation

August 13, 2019

any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to the holders of the outstanding shares of CBS Common Stock other than Excluded Shares.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

ANNEX J

August 13, 2019

The Special Committee of the Board of Directors

CBS Corporation

51 West 52nd Street

New York, NY 10019

Dear Members of the Committee:

We understand that CBS Corporation, a Delaware corporation (“CBS”), and Viacom Inc., a Delaware corporation (“Viacom”), propose to enter into an Agreement and Plan of Merger (the “Agreement”). Pursuant to the Agreement, Viacom will be merged with and into CBS (the “Transaction”), with CBS as the surviving entity, and each issued and outstanding share of Viacom Class A common stock and Viacom Class B common stock, each with a par value of $0.001 per share (each, a “Viacom Common Share”), immediately prior to the effective time of the Transaction (including any Viacom Common Shares held by any subsidiary of Viacom but other than (A) Viacom Common Shares held by Viacom as treasury shares and (B) Viacom Common Shares held by CBS), will be converted into the right to receive 0.59625 (the “Exchange Ratio”) shares of CBS Class A common stock and CBS Class B common stock, respectively, each with a par value of $0.001 per share. The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Special Committee of the Board of Directors of CBS (the “Special Committee”) has requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of the outstanding shares of CBS Class A common stock and CBS Class B common stock (collectively, “CBS Common Stock”), each with a par value of $0.001 per share, other than (A) National Amusements, Inc., NAI Entertainment Holdings LLC or any other affiliate of CBS or Viacom and (B) holders of any shares of CBS Common Stock held by CBS or any of its subsidiaries as treasury shares (all such holders in clauses (A) and (B), collectively, the “Excluded Holders”), of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated August 10, 2019, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to CBS and Viacom;

(iii)

Reviewed various financial forecasts and other data provided to us by CBS relating to the business of CBS, financial forecasts and other data provided to us by Viacom relating to the business of Viacom and financial forecasts relating to the business of Viacom prepared by Viacom and adjusted by management of CBS, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of CBS and Viacom to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of CBS and Viacom with respect to the businesses and prospects of CBS and Viacom, respectively, and the projected synergies and other benefits anticipated by the managements of CBS and Viacom to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of CBS and Viacom, respectively;

(vi)	Reviewed historical stock prices and trading volumes of CBS Class A common stock and CBS Class B common stock and Viacom Class A common stock and Viacom Class B common stock;

The Special Committee of the Board of Directors

CBS Corporation

August 13, 2019

(vii)

Reviewed the potential pro forma financial impact of the Transaction on CBS based on the financial forecasts referred to above relating to CBS and Viacom (as adjusted by CBS) and the synergies expected by CBS to result from the Transaction; and

(viii)	Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of CBS or Viacom or concerning the solvency or fair value of CBS or Viacom, and we have not been furnished with any such valuation or appraisal. For purposes of our analysis of (i) Viacom, at the direction of the Special Committee, we have utilized financial forecasts and other data provided by Viacom as adjusted by CBS and (ii) the synergies and other benefits to be realized from the Transaction, we have utilized financial forecasts with respect thereto provided by CBS. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by CBS to be realized from the Transaction, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of CBS and Viacom and such synergies and other benefits. In addition, we have assumed, with the consent of the Special Committee, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of CBS Class A common stock, CBS Class B common stock, Viacom Class A common stock or Viacom Class B common stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with CBS. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which CBS might engage or the merits of the underlying decision by CBS to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of CBS have advised us, and we have assumed with the consent of the Special Committee, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on CBS, Viacom or the Transaction. We further have assumed, with the consent of the Special Committee, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that CBS obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, or the impact of the Transaction on the Excluded Holders or holders of any other class of securities. We have assumed, with the consent of the Special Committee, that the voting rights

The Special Committee of the Board of Directors

CBS Corporation

August 13, 2019

per share of CBS Class A common stock will remain the same immediately following the consummation of the Transaction as at the date hereof and that the voting rights per share of CBS Class B common stock will remain the same immediately following the consummation of the Transaction as at the date hereof. We express no view or opinion as to the relative values of shares of CBS Class A common stock and CBS Class B common stock or the relative fairness of the Exchange Ratio to the holders of shares of CBS Class A common stock and holders of shares of CBS Class B common stock. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to special committees of the Board of Directors of CBS, for which we have received compensation, including, during the past two years, having acted as financial advisor to a special committee of the Board of Directors of CBS in connection with a potential transaction with Viacom. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of CBS, Viacom and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of CBS, Viacom and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the holders of the outstanding shares of CBS Common Stock (other than Excluded Holders).

Very truly yours, LAZARD FRERES & CO. LLC

By	/s/ Eric Medow
Eric Medow Managing Director

ANNEX K

LionTree Advisors LLC 660 Madison Avenue, 15th Floor New York, NY 10065

CONFIDENTIAL

August 13, 2019

Transaction Committee of the Board of Directors

Viacom Inc.

1515 Broadway

New York, NY 10036

Dear Members of the Transaction Committee:

We understand that Viacom Inc., a Delaware corporation (“Venus” or the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of August 13, 2019 (the “Agreement”), by and between the Company and CBS Corporation, a Delaware corporation (“Comet”), pursuant to which Venus will merge with and into Comet (the “Merger”), with Comet as the surviving entity, and each issued and outstanding share of Class A common stock, par value $0.001 per share, of the Company (the “Venus Class A Common Stock”) (including any Venus Class A Common Stock held by a subsidiary of Venus but excluding any Venus Cancelled Shares (as defined in the Agreement)) and each issued and outstanding share of Class B common stock, par value $0.001 per share, of the Company (the “Venus Class B Common Stock” and, together with the Venus Class A Common Stock, the “Venus Common Stock”) (including any Venus Class B Common Stock held by any subsidiary of the Company but excluding any Venus Cancelled Shares) will be converted into the right to receive (x) in the case of a share of Venus Class A Common Stock, 0.59625 shares of Class A common stock, par value $0.001 per share, of Comet (the “Comet Class A Common Stock”) (the “Class A Merger Consideration”) and (y) in the case of a share of Venus Class B Common Stock, 0.59625 shares of Class B common stock, par value $0.001 per share, of Comet (the “Comet Class B Common Stock” and, together with the Comet Class A Common Stock, the “Comet Common Stock”) (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Aggregate Consideration”). We further understand that approximately 79.8% of the outstanding Venus Class A Common Stock and approximately 0.1% of the outstanding Venus Class B Common Stock is owned by National Amusements, Inc., a Maryland corporation, and its affiliates (collectively, “Neptune”).

The Merger and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Consideration to be received by the holders of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, to such holders pursuant to the Agreement (other than Comet, Neptune and their respective affiliates (collectively, the “Excluded Parties”)) (without giving effect to any impact of the Merger on any particular stockholder of the Company other than in its capacity as a holder of Venus Common Stock).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft, dated August 13, 2019, of the Agreement and certain related documents;

(ii)	reviewed certain publicly available business and financial information relating to Comet and the Company;

(iii)	reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the Company, and not publicly available;

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

(iv)

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates for the fiscal years ending September 30, 2019 through September 30, 2022, prepared by the management of the Company, and approved for our use by the Transaction Committee of the Board of Directors (the “Transaction Committee”) (the “Venus Forecasts”);

(v)

reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Comet that were provided to us by the management of Comet, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2019 through December 31, 2023, prepared by the management of Comet, and approved for our use by the Transaction Committee (the “Comet Forecasts”);

(vi)

reviewed certain publicly available research analyst estimates and other data relating to the business and financial prospects of the Company (for the fiscal years ending September 30, 2019 through September 30, 2022) and Comet (for the fiscal years ending December 31, 2019 through December 31, 2023), approved for our use by the Transaction Committee (the “Analyst Estimates”);

(vii)

reviewed certain estimates of synergies (collectively, the “Synergies”), in each case, for the fiscal years ending December 31, 2020 through December 31, 2021, prepared by the management of the Company and approved for our use by the Transaction Committee;

(viii)

conducted discussions with members of the senior management of the Company and Comet concerning the business, operations, historical financial results, and financial prospects of the Company and Comet, the Synergies, and the Merger;

(ix)	reviewed current and historical market prices of the Venus Common Stock and Comet Common Stock;

(x)	reviewed certain publicly available financial and stock market data with respect to certain other companies;

(xi)	reviewed certain financial performance data of the Company and Comet and compared that data with similar data for certain other companies;

(xii)	reviewed certain pro forma effects relating to the Merger prepared by management of the Company and approved for our use by the Transaction Committee; and

(xiii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Comet, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the Venus Forecasts, Synergies and pro forma effects referred to above, we have assumed, with your consent, that such forecasts have been reasonably prepared in good faith as to the future financial performance of the Company . With respect to the Comet Forecasts referred to above, we have assumed, with your consent, that such forecasts have been reasonably prepared in good faith as to the future financial performance of Comet. With respect to the Analyst Estimates referred to above, we have assumed, with your consent, that they are a reasonable basis upon which to evaluate the future performance of the Company and Comet. Based on our discussions with you and at your direction, we have used the Venus Forecasts, the Comet Forecasts, the Analyst Estimates, the Synergies and the pro forma effects referred to above for the purposes of our analyses and this

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

opinion. We express no opinion with respect to such forecasts or estimates (including any Synergies or pro forma effects). We also have assumed, with your consent, that the Merger will have the tax consequences contemplated by the Agreement. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.

Our opinion does not address the Company’s underlying business decision to engage in the Merger or any related transaction, the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available to the Company, or whether the consideration to be received by the holders of the Venus Common Stock pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. We also express no view as to, and our opinion does not address, the solvency of the Company or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of the Venus Common Stock (other than the Excluded Parties) of the Aggregate Consideration pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Aggregate Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Merger or any related transaction (including any agreement or transaction between any Excluded Party and the Company or Comet), including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company, Comet, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, Comet, or any of their respective affiliates (including any obligations with respect to governance or otherwise), contained in any agreement related to the Merger or under applicable law. We express no opinion with respect to any allocation of the Aggregate Consideration (or any portion thereof) to be received by the holders of the Venus Common Stock, including the allocation of the Aggregate Consideration between the holders of the Venus Class A Common Stock and the holders of the Venus Class B Common Stock and the fairness of the Aggregate Consideration to be received by the holders of the Venus Class A Common Stock relative to the Aggregate Consideration to be received by the holders of the Venus Class B Common Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Merger, any Excluded Parties, or any class of such persons, whether relative to the Aggregate Consideration or otherwise. This letter should not be construed as creating any fiduciary duty on the part of LionTree Advisors LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Comet Common Stock will be when issued pursuant to the Merger or the prices at which the Comet Common Stock or the Venus Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analyses: (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) the representations and warranties of the parties to the Agreement, and the related Merger documents, are true and correct, (iii) the parties to the Agreement, and the related Merger documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and the related Merger documents, and (iv) the Merger will be consummated in accordance with the terms of the Agreement and related Merger documents, without any waiver or amendment of any term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Merger or otherwise contemplated by the Agreement will be obtained without any adverse effect on the Company or Comet or on the expected benefits of the Merger in any way meaningful to our analyses.

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

This opinion is provided for the benefit of the Transaction Committee (in its capacity as such) in connection with, and for the sole purpose of, its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any other matter. Notwithstanding the foregoing, a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law.

We have acted as financial advisor to the Transaction Committee in connection with the Merger. We will receive a fee for our services, a portion of which is payable monthly, a portion of which is payable in connection with this opinion and the principal portion of which is contingent upon the successful completion of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past, we and our affiliates have provided investment banking services to the Company and its affiliates unrelated to the proposed Merger, for which we and our affiliates received compensation, including having acted as financial advisor to the Company in connection with merger and acquisition transactions or similar matters. We and our affiliates may also seek to provide such services to the Company, Comet, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates may hold or trade, for their own accounts and the accounts of their investors, securities of the Company, Neptune and Comet and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of LionTree Advisors LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, pursuant to the Agreement is fair, from a financial point of view, to such holders (other than the Excluded Parties).

Very truly yours,

/s/ LionTree Advisors LLC

LIONTREE ADVISORS LLC

ANNEX L

1585 Broadway

New York, New York 10020

tel  212 761 4000

fax  212 761 4001

August 13, 2019

Transaction Committee of the Board of Directors

Viacom Inc.

1515 Broadway

New York, NY 10036

Members of the Transaction Committee of the Board:

We understand that Viacom, Inc. (“Venus” or the “Company”), and CBS Corporation (“Comet”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 13, 2019 (the “Merger Agreement”), pursuant to which Venus will merge with and into Comet (the “Merger”), with Comet as the surviving entity, and each issued and outstanding share of Class A common stock, par value $0.001 per share, of the Company (the “Venus Class A Common Stock”) (including any Venus Class A Common Stock held by a subsidiary of Venus but excluding any Venus Cancelled Shares (as defined in the Merger Agreement)) and each issued and outstanding share of Class B common stock, par value $0.001 per share, of the Company (the “Venus Class B Common Stock” and, together with the Venus Class A Common Stock, the “Venus Common Stock”) (including any Venus Class B Common Stock held by any subsidiary of the Company but excluding any Venus Cancelled Shares) will be converted into the right to receive (x) in the case of a share of Venus Class A Common Stock, 0.59625 shares of Class A common stock, par value $0.001 per share, of Comet (the “Comet Class A Common Stock”) (the “Class A Merger Consideration”) and (y) in the case of a share of Venus Class B Common Stock, 0.59625 shares of Class B common stock, par value $0.001 per share, of Comet (the “Comet Class B Common Stock” and, together with the Comet Class A Common Stock, the “Comet Common Stock”) (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Aggregate Consideration”). We further understand that approximately 79.8% of the outstanding

Venus Class A Common Stock and approximately 0.1% of the outstanding Venus Class B Common Stock is owned by National Amusements, Inc. and its affiliates (collectively, “Neptune”).

You have asked for our opinion as to whether the Aggregate Consideration to be received by the holders of shares of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Comet, Neptune and their respective affiliates (collectively, the “Excluded Parties”)).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Comet, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Comet, respectively;

3)

Reviewed certain financial projections for Venus prepared by the management of the Company, and approved for our use by the Transaction Committee of the Board of Directors (the “Transaction Committee”) (the “Venus Forecasts”)

4)	Reviewed certain financial projections for Comet prepared by the management of Comet, and approved for our use by the Transaction Committee (the “Comet Forecasts”);

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

5)

Reviewed certain publicly available research analyst estimates and other data relating to the business and financial prospects of the Company and Comet, approved for our use by the Transaction Committee (the “Analyst Estimates”);

6)

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company, and approved for our use by the Transaction Committee (the “Synergies”);

7)	Discussed the past and current operations and financial condition and the prospects of the Company, including the Synergies;

8)	Discussed the past and current operations and financial condition and the prospects of Comet, including the Synergies;

9)	Reviewed the pro forma impact of the Merger on Comet’s earnings per share, cash flow, consolidated capitalization and financial ratios;

10)	Reviewed the reported prices and trading activity for the Venus Common Stock and Comet Common Stock;

11)

Compared the financial performance of the Company and Comet and the prices and trading activity of the Venus Common Stock and Comet Common Stock with that of certain other publicly-traded companies comparable with the Company and Comet, respectively, and their securities;

12)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

13)	Participated in certain discussions and negotiations among representatives of the Company and Comet and their financial and legal advisors;

14)	Reviewed the Merger Agreement and certain related documents; and

15)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Comet, and formed a substantial basis for this opinion. With respect to the Venus Forecasts and the Synergies referred to above, we have assumed, with your consent, that such forecasts and information have been reasonably prepared in good faith as to the future financial performance of the Company. With respect to the Comet Forecasts referred to above, we have assumed, with your consent, that such forecasts have been reasonably prepared in good faith as to the future financial performance of Comet. With respect to the Analyst Estimates referred to above, we have assumed, with your consent, that they are a reasonable basis upon which to evaluate the future performance of the Company and Comet. Based on our discussions with you and at your direction, we have used the Venus Forecasts, the Comet Forecasts, the Analyst Estimates and the Synergies for purposes of our analyses and this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will have the tax consequences contemplated by the Merger Agreement. We also have assumed that the definitive Merger Agreement will not differ in any material respect from the draft furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Comet and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, Comet, or any of their respective affiliates (including any obligations with respect to governance or otherwise, contained in any agreement related to the Merger or under applicable law). We express no opinion with respect to any allocation of the Aggregate Consideration (or any portion thereof) to be received by the holders of the Venus Common Stock, including the allocation of the Aggregate Consideration between the holders of the Venus Class A Common Stock and the holders of the Venus Class B Common Stock and the fairness of the Aggregate Consideration to be received by the holders of the Venus Class A Common Stock relative to the Aggregate Consideration to be received by the holders of the Venus Class B Common Stock. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Venus Class A Common Stock or the Venus Class B Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Comet, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

We have acted as financial advisor to the Transaction Committee in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and financing services for Comet and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Comet and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Comet, the Company, Neptune or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Transaction Committee and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Comet Common Stock or the Venus Common

Transaction Committee of the Board of Directors

Viacom Inc.

August 13, 2019

Stock will trade following consummation of the Merger or at any time, as applicable, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Comet and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Aggregate Consideration to be received by the holders of shares of the Venus Class A Common Stock and the Venus Class B Common Stock, taken in the aggregate, pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than the Excluded Parties).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Adam Waltz
Name: Adam Waltz
Title: Executive Director

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

CBS is incorporated in the State of Delaware.

Delaware General Corporation Law. Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation and Bylaws. Pursuant to the CBS charter and/or CBS bylaws, CBS shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of CBS, or is or was serving at the request of CBS as a director or officer (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

The CBS charter provides that, to the fullest extent permissible under the DGCL, the directors of CBS shall not be personally liable to CBS or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to CBS or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification Agreements. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the CBS charter and/or CBS bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Without limiting the foregoing, CBS is authorized to enter into an agreement with any director or officer of CBS providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of CBS, that arises by reason of the fact that such person is or was a director or officer of CBS, or is or was serving at the request of CBS as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct. Pursuant to the foregoing authorization, CBS has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors.

Liability Insurance. CBS may purchase and maintain insurance on behalf of any person who is or was a director or officer of CBS, or is or was serving at the request of CBS as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not CBS would have the power to indemnify him or her against such liability under the provisions of the CBS charter or CBS bylaws. CBS has purchased certain liability insurance for each of its officers and directors as permitted by Section 145(g) of the DGCL.

Item 21. Exhibits and Financial Statement Schedules

(1)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this joint consent solicitation statement/prospectus.

(2)	Exhibit Index

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of August 13, 2019, by and between CBS Corporation and Viacom Inc. (included as Annex B to the joint consent solicitation statement/prospectus that is part of this registration statement)†

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 16, 2019, by and between CBS Corporation and Viacom Inc. (included as Annex C to the joint consent solicitation statement/prospectus that is part of this registration statement)†

3.1	Amended and Restated Certificate of Incorporation of CBS Corporation effective December 31, 2005 (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2005)

3.2	Form of Amended and Restated Certificate of Incorporation of CBS Corporation to be adopted upon the closing (included as Annex G to the joint consent solicitation statement/prospectus that is part of this registration statement)

3.3	Amended and Restated Bylaws of CBS Corporation (incorporated by reference to Exhibit 3(b) to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended September 30, 2018)

3.4	Form of Amended and Restated Bylaws of CBS Corporation to be adopted upon the closing (included as Annex H to the joint consent solicitation statement/prospectus that is part of this registration statement)

5.1	Form of Opinion of Hughes Hubbard & Reed LLP regarding the validity of ViacomCBS common stock being registered*

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters*

8.2	Opinion of Cravath, Swaine & Moore LLP regarding certain tax matters*

10.1	Support Agreement, dated as of August 13, 2019, by and among the parties listed therein (included as Annex D to the joint consent solicitation statement/prospectus that is part of this registration statement)†

10.2	Governance Agreement, dated as of August 13, 2019, by and among the parties listed therein (included as Annex E to the joint consent solicitation statement/prospectus that is part of this registration statement)

10.3	Amendment to Settlement Agreement, dated as of August 13, 2019, by and among the parties listed therein (included as Annex F to the joint consent solicitation statement/prospectus that is part of this registration statement)

10.4	Employment Agreement, dated as of August 13, 2019, between Viacom and Robert M. Bakish

Exhibit Number	Exhibit Description

10.5	Letter Agreement, dated as of August 13, 2019, between Viacom and Robert M. Bakish

10.6	Letter Agreement, dated as of August 13, 2019, between CBS and Joseph R. Ianniello, including the Form of Employment Agreement between ViacomCBS Inc. and Joseph R. Ianniello as Exhibit A thereto

10.7	Employment Agreement, dated as of August 13, 2019, between CBS and Christina Spade

10.8	Employment Agreement, dated as of August 13, 2019, between CBS and Laura Franco

10.9	Employment Agreement, dated as of August 13, 2019, between Viacom and Christa A. D’Alimonte

10.10	Letter Agreement, dated as of August 13, 2019, between Viacom and Christa A. D’Alimonte

10.11	Employment Agreement, dated as of August 28, 2019, between Viacom and Julia Phelps

10.12	Letter Agreement, dated as of August 28, 2019, between Viacom and Julia Phelps

10.13	Employment Agreement, dated as of October 2, 2019, between Viacom and Doretha (DeDe) F. Lea

10.14	Transaction Bonus and Non-Competition Agreement, dated as of August 3, 2019, between Viacom and Wade C. Davis

10.15	Viacom Inc. Executive Retention Plan for Section 16 Officers

10.16	Form of Viacom Inc. Employment Agreement Amendment

10.17	CBS Corporation Senior Executive Retention Plan, including the form of Letter to Participants†

23.1	Consent of Hughes Hubbard & Reed LLP (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for CBS Corporation

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Viacom Inc.

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 8.1)*

23.5	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 8.2)*

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Consent of Centerview Partners LLC

99.2	Consent of Lazard Frères & Co. LLC

99.3	Consent of LionTree Advisors LLC

99.4	Consent of Morgan Stanley & Co. LLC

99.5	Consent of Robert M. Bakish

99.6	Consent of Judith A. McHale

99.7	Consent of Ronald L. Nelson

99.8	Consent of Charles E. Phillips, Jr.

99.9	Consent of Nicole Seligman

99.10	Form of Consent for Holders of CBS Class A common stock

99.11	Form of Consent for Holders of Viacom Class A common stock

†

Schedules, exhibits and/or annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any such omitted item will be furnished supplementally to the Securities and Exchange Commission upon request.

*	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(11) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2019.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph R. Ianniello, Christina Spade, Laura Franco and Jonathan H. Anschell and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities indicated below on October 16, 2019.

Signature	Title

/s/ Joseph R. Ianniello Joseph R. Ianniello	President and Acting Chief Executive Officer (Principal Executive Officer)

/s/ Christina Spade Christina Spade	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ David F. Byrnes David F. Byrnes	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Candace K. Beinecke Candace K. Beinecke	Director

/s/ Barbara M. Byrne Barbara M. Byrne	Director

/s/ Gary L. Countryman Gary L. Countryman	Director

Signature	Title

/s/ Brian Goldner Brian Goldner	Director

/s/ Linda M. Griego Linda M. Griego	Director

/s/ Robert N. Klieger Robert N. Klieger	Director

/s/ Martha L. Minow Martha L. Minow	Director

/s/ Shari E. Redstone Shari E. Redstone	Vice Chair of the Board and Director

/s/ Susan Schuman Susan Schuman	Director

/s/ Frederick O. Terrell Frederick O. Terrell	Director

/s/ Strauss Zelnick Strauss Zelnick	Interim Chairman of the Board and Director